Exhibit 10.41

General Provisions

SPIRIT AEROSYSTEMS, INC.
Fixed Price Contract

1.	FORMATION OF CONTRACT	3
2.	REFERENCED DOCUMENTS	3
3.	SUPPLY CHAIN PROCUREMENT AGENT (SCPA)	3
4.	ISSUANCE AND ACCEPTANCE OF PURCHASE DOCUMENTS	3
5.	SCHEDULE	3
6.	PRODUCT PRICING	3
7.	CRITICAL MANUFACTURING REORDER LEAD-TIME	4
8.	PACKING AND SHIPPING	4
9.	INSPECTION REQUIREMENTS	6
10.	ADVANCE SHIP NOTICES	6
11.	ACCEPTANCE AND REJECTION	6
12.	SUPPLIER’S NOTICE OF DISCREPANCIES	6
13.	WARRANTY	7
14.	QUALITY CONTROL	8
15.	REGULATORY APPROVALS	10
16.	TAXES	10
17.	INVOICES AND PAYMENT	10
18.	CHANGES	11
19.	SUSPENSION OF WORK	11
20.	TERMINATION FOR CONVENIENCE	11
21.	CANCELLATION FOR DEFAULT	13
22.	DISPUTES	15
23.	ASSURANCE OF PERFORMANCE	15
24.	EXCUSABLE DELAY	16
25.	LIMITATION OF SUPPLIER’S RIGHTS TO ENCUMBER ASSETS	16
26.	SUPPLIERS RESPONSIBILITY FOR PAYMENT	16
27.	NOTICE OF LABOR NEGOTIATIONS	16
28.	ASSIGNMENT, DELEGATION AND SUBCONTRACTING	16
29.	PUBLICITY	17
30.	BUYER’S PROPERTY	17
31.	PATENT, TRADEMARK AND COPYRIGHT INDEMNITY	17
32.	BUYER’S RIGHTS IN SUPPLIER’S PATENTS, COPYRIGHTS, TRADE SECRETS AND TOOLING	17
33.	PROPRIETARY INFORMATION AND ITEMS	18
34.	RECORDS AND AUDIT	19
35.	FINANCIAL DATA	19

36.	RIGHTS OF BUYER’S CUSTOMERS AND REGULATORS TO PERFORM INSPECTION, SURVEILLANCE AND TESTING	19
37.	GRATUITIES	20
38.	INTERNATIONAL COOPERATION	20
39.	GENERAL & INTERNATIONAL REQUIREMENTS	21
40.	UTILIZATION OF SMALL BUSINESS CONCERNS	23
41.	COMPLIANCE WITH LAWS	23
42.	GOVERNING LAW	23
43.	GOVERNMENT CLAUSES	23
44.	ACCESS TO PLANTS AND PROPERTIES	23
45.	PARTICIPATION	23
46.	STRATEGIC ALIGNMENT	24
47.	TECHNICAL / MANUFACTURING ASSISTANCE REGARDING SUPPLIER’S NONPERFORMANCE	24
48.	PROPERTY INSURANCE	24
49.	DIVERSITY REPORTING	25
50.	OWNERSHIP OF INTELLECTUAL PROPERTY	25
51.	ENTIRE AGREEMENT	26

General Provisions

1.	FORMATION OF CONTRACT

This proposed contract is Spirit AeroSystems Inc’s (Buyer) offer to purchase the products and services described in this offer. Acceptance is strictly limited to the terms and conditions in this offer. Unless specifically agreed to in writing by Buyer's Authorized Supply Chain Procurement Agent (SCPA), Buyer objects to, and is not bound by, any term or condition that differs from or adds to this offer. Supplier’s commencement of performance or acceptance of this offer in any manner shall conclusively evidence acceptance of this offer as written.

2.	REFERENCED DOCUMENTS

All specifications, exhibits, drawings, or other documents, which are referenced in Procurement Documents (Purchase Contract and/or Purchase Order), whether or not attached, are incorporated herein by reference.

If Supplier is not presently on distribution for Buyer document(s) necessary to comply with any Purchase Document, copies may be obtained by contacting the SCPA whose name appears on the face of the procurement document.

3.	SUPPLY CHAIN PROCUREMENT AGENT (SCPA)

The SCPA shown on the face of the Procurement Document is the only representative authorized by Buyer to change or modify any requirements contained therein.

4.	ISSUANCE AND ACCEPTANCE OF PURCHASE DOCUMENTS

Buyer may issue Purchase Contracts/Purchase Orders (Purchase Documents) to Supplier from time to time. Each Purchase Document shall contain a description of the products ordered, a reference to the applicable specifications, drawings or supplier part number, the quantities and prices, the delivery schedule, the terms and place of delivery and any special conditions.

Any rejection by Supplier of a Purchase Document shall specify the reasons for rejection and any changes or additions that would make the Purchase Document acceptable to Supplier; provided, however, that Supplier may not reject any Purchase Document for reasons inconsistent with the provisions of the Purchase Document.

5.	SCHEDULE

a.
Supplier shall strictly adhere to the shipment or delivery schedules specified in this Purchase Document. In the event of any anticipated or actual delay, including but not limited to delays attributed to labor disputes, Supplier shall:

(i)	promptly notify Buyer in writing of the reasons for the delay and the actions being taken to overcome or minimize the delay;

(ii)	provide Buyer with a written recovery schedule; and

(iii)
if requested by Buyer, ship via air or other expedited routing to avoid or minimize delay to the maximum extent possible, unless Supplier is excused from prompt performance as provided in the "Excusable Delays" article of this Purchase Document. The added premium transportation costs are to be borne by Supplier.

b.	Supplier shall not deliver products prior to the scheduled delivery dates unless authorized by Buyer.

6.	PRODUCT PRICING

The prices of products ordered under the Purchase Documents are set forth within said document. Prices are in United States Dollars. Pricing shall include all cost with respect to such products of preparation, packaging, crating, shipping fixtures and containers, container marking, furnishing of packing sheets and test reports and loading on the carrier's equipment

General Provisions

Pricing of Similar Products. New products ordered by Buyer that are similar to or within Product families of products currently being manufactured by Supplier shall be priced using the same methodology or basis as that used to price the existing Product(s).

Manufacturing Configuration. Unit pricing for each Product or part number shown within the Purchase Document is based on the latest revisions of the engineering drawings or specifications.

7.	CRITICAL MANUFACTURING REORDER LEAD-TIME

Critical Manufacturing Reorder Lead-time (CMROLT) shall be identified by part number for the items listed on the Purchase Documents. As defined in this Purchase Document, CMROLT shall include administrative and manufacturing (including queue, setup, run and move) lead times. CMROLT is the minimum number of manufacturing days (M days) prior to delivery date that Buyer can issue a release for a delivery quantity against a Purchase Document

The CMROLT defined herein shall be fixed and guaranteed by the Supplier. Supplier shall not manufacture or fabricate items in advance of the CMROLT required to comply with the delivery schedule of any subsequent Purchase Document(s). Notwithstanding any other provision of this Purchase Document, Supplier is not entitled to any equitable adjustment or other modification of any Purchase Document(s) for any manufacture, fabrication or procurement of products not in conformity with the requirement of this Purchase Document without first obtaining written consent of Buyer’s SCPA.

Nothing in this Clause shall be construed as relieving Supplier of any of its obligations under this Purchase Document or any subsequent Purchase Document(s).

8.	PACKING AND SHIPPING

a.
Supplier shall pack the products to prevent damage and deterioration taking into account method of shipment, location of shipment and destination of receipt, as well as time associated with shipment. Supplier shall comply with carrier tariffs. Unless the Purchase Document specifies otherwise, the price includes shipping charges for products to the F.O.B. destination – freight collect (international orders will ship using 2010 Incoterms FCA – Suppliers Facility unless otherwise directed by the Purchase Documents). For products shipped domestically, Supplier shall make no declaration concerning the value of the products shipped, except on the products where the tariff rating is dependent upon released or declared value. In such event, Supplier shall release or declare such value at the maximum value within the lowest rating. Buyer may charge Supplier for damage to or deterioration of any products resulting from improper packing or packaging. Supplier shall comply with any special instructions stated in the applicable Purchase Document. Upon Buyer’s request, Supplier will identify packaging charges showing material and labor costs for container fabrication.

b.	Unless this Purchase Document specifies otherwise, Supplier will ship the products in accordance with the following instructions:

(i)
Shipments by Supplier or its subcontractors must include packing sheets. Each packing sheet must include at a minimum the following: a) Supplier's name, address, phone number; and supplier code number b) Purchase Document and item number; c) ship date for the products; d) total quantity shipped and quantity in each container, if applicable; e) legible pack slip number; f) nomenclature; g) unit of measure; h) ship to information if other than Buyer; i) warranty data and certification, as applicable; j) NCR/rejection tag number, if applicable; k) copy of any completed Buyer corrective action request follow-up documentation for article(s) being shipped, l) Supplier's certification that products comply with Purchase Document requirements; and, m) identification of optional material used, if applicable, n) evidence of Supplier’s product acceptance, o) evidence of Buyer’s product acceptance, when Buyer source acceptance is required, p) Serialized Parts List identifying parts with an assigned serial numbers q) when Supplier is a distributor, all items furnished must include the legal name of the product manufacturer immediately following the part number. The list shall contain the part numbers, part nomenclature and part serial numbers. This list shall also include part change letters when applicable, r) control identity of the end item deliverable of raw material or purchased articles, as applicable. The control identification is traceable to the product processed in a single run (same manufacturing date, lot, batch, heat, job or shop traveler number). When multiple lots are included in one shipment, Supplier shall clearly separate the control identity of the respective lots. A shipment containing hazardous and non-hazardous materials must have separate packing sheets for the hazardous and non-hazardous materials. Items shipped on the same day will be consolidated on one bill of lading or air bill, unless Buyer’s Authorized SCPA authorizes otherwise. The shipping documents will describe the material according to the applicable classification or tariff rating. The total number of shipping containers will be referenced on all shipping documents. Originals of all government bills of lading will be surrendered to the origin carrier at the time of shipment.

General Provisions

(ii)	Supplier will not insure any FOB origin shipment unless authorized by Buyer.

(iii)	Supplier will label each shipping container with the Purchase Document number and the number that each container represents of the total number being shipped (e.g., box 1 of 2, box 2 of 2).

(iv)	Buyer will select the carrier and mode of transportation for all shipments where freight costs will be charged to Buyer.

(v)	Supplier will include copies of documentation supporting prepaid freight charges (e.g., carrier invoices or UPS shipping log/manifest), if any, with its invoices.

(vi)
If Supplier is unable to comply with the shipping instructions in the Purchase Document, Supplier will contact Buyer's Traffic Management Department referenced elsewhere in this Purchase Document or Buyer's Authorized SCPA.

c.
For Purchase Documents from Buyer locations that have approved Supplier to utilize barcode labeling for shipping and packaging, Supplier shall mark and package such shipments in accordance with the applicable barcode requirements for that location. Where approved and pursuant to applicable specifications, Supplier will utilize bar-coding technology for part marking products.

d.
All items furnished under the Purchase Document, unless excepted by law, must be legibly marked with the English name of the country of origin per U.S. Customs Regulation 19 CFR Part 134 Country of Origin Marking. Markings are to be legible, indelible, and as permanent as the nature of the article or container will allow.

e.
Supplier must place final inspection stamp and date on all parts. If part surface area, available for marking, is less than 1" x 2” then part should be marked in accordance with the engineering drawing marking requirement.

f.
Test Reports – The Supplier shall include with each shipment two copies of the results of the lot, batch or item acceptance tests when required by the applicable specification. Test reports shall include control identity (e.g., heat, lot, batch, serial number) of material/item tested, actual values when applicable, and shall be signed by the Supplier’s authorized agent. The report shall establish the quantity of material/items associated with each traceability number shipped. Place one copy with the shipping documentation and one copy on the inside of the shipping container.

General Provisions

9.	INSPECTION REQUIREMENTS

a.
At no additional cost to Buyer, products shall be subject to inspection, surveillance and test at reasonable times and places, including Supplier's subcontractors' locations. Buyer shall perform inspections, surveillance and tests so as not to unduly delay the work.

b.	Supplier shall maintain an inspection system acceptable to Buyer for the products purchased under this Purchase Document.

c.
If Buyer performs an inspection or test on the premises of Supplier or its subcontractors, Supplier shall furnish, and require its subcontractors to furnish, without additional charge, reasonable facilities and assistance for the safe and convenient performance of these duties.

10.	ADVANCE SHIP NOTICES

Advance Ship Notices (ASNs) are required on all shipments to Spirit AeroSystems, Inc., unless specifically excepted. Labels must be generated per MAA7-70121-1(ERP) or MAA7-70121-2 (SAP) document if supplier-generated, or per manual web tool provided to supplier. Electronic file must be generated per Buyer ICD documents on file at http://www.esisinc.com/support/spirit/ or per manual web tool provided to supplier.

11.	ACCEPTANCE AND REJECTION

a.
Buyer shall accept the products or give Supplier notice of rejection or revocation of acceptance (“rejection” herein), notwithstanding any payment, prior test or inspection, or passage of title. No inspection, test, delay or failure to inspect or test or failure to discover any defect or other nonconformance shall relieve Supplier of any obligations under this Purchase Document or impair any rights or remedies of Buyer.

b.	If Supplier delivers non-conforming products, Buyer may at its option and at Supplier's expense

(i)	return the products for credit or refund;

(ii)	require Supplier to promptly correct or replace the products;

(iii)	correct the products; or

(iv)	obtain replacement products from another source.

c.
Supplier shall not redeliver corrected or rejected products without disclosing the former rejection or requirement for correction. Supplier shall disclose any corrective action taken. Repair, replacement and other correction and redelivery shall be completed within the original delivery schedule or such later time as Buyer's Authorized SCPA may reasonably direct.

d.
All costs and expenses and loss of value incurred as a result of or in connection with nonconformance and repair, replacement or other correction may be recovered from Supplier by equitable price reduction or credit against any amounts that may be owed to Supplier under this Purchase Document or otherwise.

12.	SUPPLIER’S NOTICE OF DISCREPANCIES

Supplier shall provide written notification to Buyer within one business day after Supplier becomes aware that a nonconformance (i) is determined to exist, or (ii) is reasonably believed to exist, on Product already delivered to Buyer under any Purchase Document. The following must be included.

•	Affected process or Product number and name

General Provisions

•	Description of the problem (i.e. what it is and what it should be);

•	Quantity and dates delivered;

•	Suspect/affected serial number(s) or date codes, when applicable.

The Supplier shall notify the Buyer SCPA and the Buyer Procurement Quality Assurance Field Representative for the Buyer location where the Product was delivered.

If the nonconforming condition has been previously identified by Buyer, using a Nonconformance Record or equivalent means and requesting a corrective action response, the Supplier shall notify the Buyer investigator identified on the corrective action request that additional Product is affected.

a.
If a discrepant shipment is received as a result of Supplier error, which does not permit inspection and receipt of the shipment, the Supplier will be charged one percent of the value of the shipment or a minimum of $100 per discrepant shipment.

b.
If the Supplier’s material is rejected at Buyer’s Facility, the Supplier will be charged one percent of the value of the shipment or a minimum of $250 per rejection tag, exclusive of the material disposition.

c.
Material shipped above the allowable Purchase Document tolerance on discreet orders or shipments which result in inventory over the maximum levels of a Min/Max order without prior approval from Buyer, will at Buyer’s option be returned at Supplier’s expense or Supplier will be assessed $150 handling charge.

13.	WARRANTY

a.
Supplier warrants that for a period of forty-eight (48) months after acceptance of product by Buyer all products furnished under this Purchase Document shall conform to all specifications and requirements of the Purchase Document and shall be free from defects in materials and workmanship. To the extent products are not manufactured pursuant to detailed designs and specifications furnished by Buyer, the products shall be free from design and specification defects. This warranty shall survive inspection, test and acceptance of, and payment for, the products. This warranty shall run to Buyer and its successors, assigns and customers. Such warranty shall begin after Buyer's final acceptance.

Buyer may, at its option, either (i) return for credit or refund, or (ii) require prompt correction or replacement of the defective or non-conforming products. Return to Supplier of defective or nonconforming products and redelivery to Buyer of corrected or replaced products shall be at Supplier's expense. Products required to be corrected or replaced shall be subject to this article and the "Inspection" article of this Purchase Document in the same manner and to the same extent as products originally delivered under this Purchase Document, but only as to the corrected or replaced part or parts thereof. Even if the parties disagree about the existence of a breach of this warranty, Supplier shall promptly comply with Buyer's direction to: (i) repair, rework or replace the products, or (ii) furnish any materials or parts and installation instructions required to successfully correct the defect or nonconformance. If the parties later determine that Supplier did not breach this warranty, the parties shall equitably adjust the Purchase Document price.

b.
Supplier warrants that any hardware, software and firmware products delivered under the Purchase Documents shall be able to accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) leap year calculations to the extent that other information technology, used in combination with the information technology being acquired, properly exchanges date/time data with it. The duration of this warranty and the remedies available to Buyer for breach of this warranty shall be as defined in, and subject to, the other warranties contained in this Purchase Document, provided that notwithstanding any provision to the contrary in such warranties, the remedies available to Buyer under this warranty shall include repair or replacement of any non-compliant products discovered and made known to Supplier in writing. Nothing in this warranty shall be construed to limit any rights or remedies Buyer may otherwise have under this Purchase Document with respect to defects.

General Provisions

14.	QUALITY CONTROL

Supplier must certify that the material/finished parts/services and/or data shall be controlled and tested in accordance with, and will meet specified Purchase Document requirements and applicable specifications.

It is required that the Supplier flow down to sub-tier suppliers the applicable requirements in this purchasing document, including quality systems requirements and engineering requirements.

At least annually, the Supplier shall conduct an internal audit to ensure compliance to their quality system and the controlling quality assurance document.

The Supplier shall promptly notify Buyer of any of the following: changes in the management representative with assigned responsibility and authority for the quality system; change to company name (through sale or merger); change in location of manufacturing facility; intent to file bankruptcy.

When specifically requested by Buyer, Supplier shall make specified quality data and/or approved design data available in the English language. The Supplier shall maintain an English language translation of (1) its quality manual, (2) the operating instructions that implement the quality manual requirements, and (3) an index of all other Supplier procedures that contain quality requirements. Buyer may require additional documentation to be translated, including but not limited to: shop Orders, technical specifications, certificates, reports, and nonconformance documents.

The Supplier shall immediately notify Buyer in writing of any change to the manufacturing facility location of the part number or assembly covered by the Purchase Document.

Unless otherwise specified all Supplier notifications to Buyer shall be communicated in writing to the Buyer Procurement Agent and the Primary Buyer Procurement Quality Representative.

Supplier shall ensure right of entry and provide all reasonable facilities to Buyer, Buyer Customer, and Regulatory Agency personnel to inspect and evaluate Supplier’s facilities, systems, data, equipment, personnel and any articles that will be incorporated into a Buyer type-certificated product. While Buyer reserves the right to conduct inspection on a surveillance basis or to the extent of 100 percent inspection, no shipments are to be held for Buyer inspection unless Buyer Source Acceptance is invoked on the Purchase Document. This right will extend to all facilities involved in the order.

Supplier shall maintain, on file at the Supplier’s facility, Quality records traceable to the conformance of product/part numbers delivered to Buyer. Supplier shall make such records available to regulatory authorities and Buyer’s authorized representatives. Supplier shall retain such records for a period of not less than (7) seven years from the date of shipment under each applicable Purchase Document for all product/part numbers unless otherwise specified on the Purchase Documents. Supplier shall maintain all records related to the current first article inspection (FAI) for (7) seven years past final delivery of the last Product covered by the FAI.

At the expiration of such period, Buyer reserves the right to request delivery of such records. In the event Buyer chooses to exercise this right, Supplier shall promptly deliver such records to Buyer at no additional cost on media agreed to by both parties.

General Provisions

Supplier shall strictly control all inventory of Buyer proprietary product that is in excess of contracted quantity to prevent product from being sold or provided to any third party without prior written authorization from Buyer.

Non-conforming Parts and Corrective Action

Supplier shall provide written notification to Buyer within one (1) business day when a nonconformance is determined to exist, or is suspected to exist, on product already delivered to Buyer under this Purchase Document when any of the following is known:

a.	Affected process or product number and nomenclature;

b.	Description of the problem (i.e., what it is and what it should be);

c.	Suspect/affected serial number(s) or date codes, when applicable;

Notification shall include the above information as a minimum. The Supplier shall notify the Buyer’s SCPA who manages the Purchase Document, and as applicable the Buyer Procurement Quality Assurance Field Representative, the Buyer Procurement Quality Assurance organization where product was procured and the supporting Buyer Procurement Quality Assurance organization where the product was delivered

When Buyer notifies Supplier of a detected nonconformance, Supplier shall immediately take action to eliminate the nonconformance on all products in Supplier’s control. Supplier shall also maintain on file verification that root cause corrective action has occurred and has resolved the subject condition. At the specific request of Buyer, this verification shall occur for the next five (5) shipments after implementation of the corrective action to ensure detected nonconformance has been eliminated. Buyer reserves the right to review the verification data at Supplier’s facility or have the data submitted to Buyer.

Where Supplier is requested to submit a corrective action report, Supplier will submit its response within ten (10) days of receipt of such request unless an extension is otherwise provided by Buyer. Any corrective action report submitted to Buyer shall be in the format specified by Buyer. If after submittal to Buyer, Supplier determines need for revision, Supplier shall immediately notify Buyer of such revision. In the event Supplier is unable to respond within the allotted ten day time frame, Supplier shall submit a request for extension which shall include the reason for the extension request and the time need to complete the corrective action report.

In the event Supplier receives approval from Buyer’s SCPA, prior to submitting non-conforming material and/or hardware, the Supplier shall document and process said items in accordance with Buyer MAA1-10034-1 Supplier Non-conformance.

Supplier shall not use dispositions of use-as-is or repair on Buyer-designed product unless current revision of Supplier’s Material Review Board (MRB) plan complies with MAA7-70001-1, Requirements for Obtaining MRB Authority by Buyer Suppliers, and has been approved by Buyer.

The disposition “regrade” shall not be used on products of Buyer proprietary design.

Supplier must achieve and maintain a 98% site quality acceptance rate, which is a prerequisite for delegated inspection authority awarded at Spirit Aero Systems’ discretion. Should the acceptance rating fall below 98% the Supplier shall be responsible for one or more of the following as directed by Buyer:

a.	Obtaining source inspection from a Buyer-qualified contractor at Supplier’s own expense;

b.	Reimbursing Buyer for reasonable Buyer costs incurred at the point of manufacture (i.e. Supplier’s site) to verify product conformance;

c.	Reimburse Buyer for reasonable Buyer costs incurred at the point of receipt to verify product conformance.

PF-550

General Provisions

The site quality acceptance rate is a calculation of the ratio of acceptable units delivered to the total units delivered, or an alternate criteria quality acceptance rating, equivalent to 98% as defined by the contracting Buyer site(s).

Supplier shall perform First Article Inspections (FAIs) in accordance with AS9102 – Aerospace – First Article Inspection Requirement. When documenting the FAI, the Supplier may use the forms contained within AS9102, or equivalent forms so long as they contain the minimum information required by AS9102.

Tooling - Supplier shall inspect all tools to the Engineering immediately on receipt of the tools and shall perform a first part inspection to the Engineering. If tools require rework, Buyer is to be notified immediately.

Supplier Surveillance – Work under this Purchase Document is subject to Buyer surveillance at supplier’s facility. Buyer quality control representative may elect to conduct inspection either on a random basis or to the extent of 100 percent inspection. Supplier will be notified if Buyer inspection is to be conducted on specific shipments. No shipments are to be held for Buyer inspection unless notification is received prior to, or at time of, product being ready for shipment.

Digital Data – When a Supplier uses Buyer digital data as authority for design and/or inspection, then the Supplier must be approved for Digital Product Definition and comply with the requirements of MAA1-10009-1, Quality Assurance Standard for Digital Product Definition at Buyer Suppliers, or contractual requirements. Supplier recognizes that prior to the receipt of digital data a proprietary information agreement must be on file with Buyer.

15.	REGULATORY APPROVALS

For aircraft regulated by the FAA or non-U.S. equivalent agency, regulatory approval may be required for Supplier to make direct sales (does not include “direct ship” sale through Buyer) of modification or replacement parts to owners/operators of type-certificated aircraft. Regulatory approval, such as Parts Manufacturer Approval (PMA), is granted by the FAA or appropriate nonU.S. equivalent regulatory agency. Supplier agrees not to engage in any such direct sales of products under this Agreement without regulatory approval. Any breach of this provision will be deemed a material breach of this Agreement. For Supplier proprietary parts, Supplier agrees to notify Buyer of application for PMA or other applicable regulatory approval and subsequent approval or denial of same. Upon receipt of proof of PMA or other applicable regulatory approval, Buyer may list Supplier in the Illustrated Parts Catalog as Supplier of that part.

16.	TAXES

Unless this Purchase Document specifies otherwise, the price of this Purchase Document includes, and Supplier is liable for and shall pay, all taxes, impositions, charges and exactions imposed on or measured by this Purchase Document except for applicable sales and use taxes that are separately stated on Supplier's invoice. Prices shall not include any taxes, impositions, charges or exactions for which Buyer has furnished a valid exemption certificate or other evidence of exemption.

17.	INVOICES AND PAYMENT

Unless otherwise authorized by Buyer's Authorized SCPA, Supplier shall issue a separate original invoice for each delivery that shall include Buyer's Purchase Document number and line item number. Supplier shall forward its invoice to the address specified elsewhere in this Purchase Document. Unless freight or other charges are itemized, Buyer may take any offered discount on the full amount of the invoice. Payment due date, including discount periods, shall be computed from the later of the scheduled delivery date, the actual delivery date or the date of receipt of a correct invoice. Payment shall be deemed made on the date Buyer's check is mailed or payment is otherwise tendered. Supplier shall promptly repay Buyer any amounts paid in excess of amounts due Supplier. Payment Terms are Net 60 days.

General Provisions

18.	CHANGES

a.
Buyer's Authorized SCPA may, without notice to sureties and in writing, direct changes within the general scope of this Purchase Document in any of the following: (i) technical requirements and descriptions, specifications, statement of work, drawings or designs; (ii) shipment or packing methods; (iii) place of delivery, inspection or acceptance; (iv) reasonable adjustments in quantities or delivery schedules or both; (v) amount of Buyer-furnished property; and, if this Purchase Document includes services, (vi) description of services to be performed; (vii) time of performance (e.g., hours of the day, days of the week); (viii) place of performance, and (ix) terms and conditions of this Purchase Document required to meet Buyer’s obligations under Government prime contracts or subcontracts. Supplier shall comply immediately with such direction.

b.
If such change increases or decreases the cost or time required to perform this Purchase Document, Buyer and Supplier shall negotiate an equitable adjustment in the price or schedule, or both, to reflect the increase or decrease. Buyer shall modify this Purchase Document in writing accordingly. Unless otherwise agreed in writing, Supplier must assert any claim for adjustment to Buyer's Authorized SCPA in writing within thirty (30) days and deliver a fully supported proposal to Buyer's Authorized SCPA within sixty (60) days after Supplier's receipt of such direction. Buyer may, at its sole discretion, consider any claim regardless of when asserted. If Supplier's proposal includes the cost of property made obsolete or excess by the change, Buyer may direct the disposition of the property. Buyer may examine Supplier's pertinent books and records to verify the amount of Supplier's claim. Failure of the parties to agree upon any adjustment shall not excuse Supplier from performing in accordance with Buyer's direction.

c.
If Supplier considers that Buyer's conduct constitutes a change, Supplier shall notify Buyer's Authorized SCPA immediately in writing as to the nature of such conduct and its effect upon Supplier's performance. Pending direction from Buyer's Authorized SCPA, Supplier shall take no action to implement any such change.

19.	SUSPENSION OF WORK

a.
Buyer's Authorized SCPA may, by written Order, suspend all or part of the work to be performed under this Purchase Document for a period not to exceed one hundred (150) days. Within such period of any suspension of work, Buyer shall (i) cancel the suspension of work Order; (ii) terminate this Purchase Document in accordance with the "Termination for Convenience" article of this Purchase Document; (iii) cancel this Purchase Document in accordance with the "Cancellation for Default" article of this Purchase Document; or (iv) extend the stop work period.

b.
Supplier shall resume work whenever a suspension is canceled. Buyer and Supplier shall negotiate an equitable adjustment in the price or schedule or both if (i) this Purchase Document is not canceled or terminated; (ii) the suspension results in a change in Supplier's cost of performance or ability to meet the Purchase Document delivery schedule; and (iii) Supplier submits a claim for adjustment within thirty (30) days after the suspension is canceled.

20.	TERMINATION FOR CONVENIENCE

Basis for Termination; Notice

Buyer may, from time to time terminate all or part of any Purchase Document by written notice to Supplier. Any such written notice of termination shall specify the effective date and the extent of any such termination.

General Provisions

Termination Instructions

On receipt of a written notice of termination, unless otherwise directed by Buyer, Supplier shall:

a.	Immediately stop work as specified in the notice;

b.	Immediately terminate its subcontracts and Purchase Documents relating to work terminated;

c.
Use commercially reasonable efforts to settle any termination claims made by its subcontractors or suppliers. It is advisable that Supplier review such claims with Buyer prior to settlement, however Supplier shall not be required to obtain pre-approval from Buyer, provided, that with respect to any payments made by Supplier without Buyer’s prior approval, Buyer shall be obligated to pay Supplier only that portion of such termination claims as are compensable under the Supplier’s Claim portion of the Clause.

d.	Preserve and protect all terminated inventory and products;

e.
At Buyer's request, transfer title (to the extent not previously transferred) and deliver to Buyer or Buyer's designee all supplies and materials, work-in-process, Tooling and manufacturing drawings and data produced or acquired by Supplier for the performance of this Agreement and any Purchase Document, all in accordance with the terms of such request;

f.	Be compensated for such items to the extent provided below;

g.
Take all reasonable steps required to return, or at Buyer's option and with prior written approval to destroy, all Buyer Proprietary Information and Items in the possession, custody or control of Supplier or any of its subcontractors or suppliers;

h.	Take such other action as, in Buyer's reasonable opinion, may be necessary, and as Buyer shall direct in writing, to facilitate termination of the Purchase Document; and

i.	Complete performance of the work not terminated.

Supplier's Claim

If Buyer terminates a Purchase Document in whole or in part Supplier shall have the right to submit a written termination claim to Buyer. Such termination claim shall be asserted to Buyer within forty-five (45) calendar days and all documentation supporting said claim must be asserted not later than six (6) months after Supplier's receipt of the termination notice and shall be in the form prescribed by Buyer using Spirit AeroSystems form F08-04597. Such claim must contain sufficient detail to explain the amount claimed, including detailed inventory schedules and a detailed breakdown of all costs claimed separated into categories (e.g., materials, purchased parts, finished components, labor, burden, general and administrative), and to explain the basis for allocation of all other costs. In no event shall claims for non-recurring engineering be considered or paid by Buyer to Supplier. Supplier shall be entitled to compensation in accordance with and to the extent allowed under the terms of FAR 52-249-2 (May 2004) paragraphs (e)-(i), ( which may be accessed via the World Wide Web address www.acquisition.gov/far); without Alternates, unless alternate clause date is called out on the Purchase Documents which is incorporated herein by reference except "Government" and "Contracting Officer" shall mean Buyer, "Contractor" shall mean Supplier and "Contract" shall mean Purchase Documents and “1 year” shall be “6 months”. Supplier shall indemnify Buyer and hold Buyer harmless from and against (i) any and all claims, suits and proceedings against Buyer by any subcontractor or supplier of Supplier in respect of any such termination and (ii) any and all costs, expenses, losses and damages incurred by Buyer in connection with any such claim, suit or proceeding.

Failure to Submit a Claim
Notwithstanding any other provision of this General Provisions, if Supplier fails to submit a termination claim within the time period set forth above, Supplier shall be barred from submitting a claim and Buyer shall have no obligation for payment to Supplier except for those products previously delivered and accepted by Buyer.

General Provisions

Partial Termination

Any partial termination of a Purchase Document shall not alter or affect the terms and conditions of the Purchase Documents or any order(s) with respect to products not terminated.

Product Price

Termination shall not result in any change to unit prices for products not terminated. Exclusions or Deductions

The following items shall be excluded or deducted from any claim submitted by Supplier:

a.	All unliquidated advances or other payments made by Buyer to Supplier pursuant to a terminated Purchase Document;

b.	Any claim which Buyer has against Supplier;

c.	The agreed price for scrap allowance;

d.	Except for normal spoilage and any risk of loss assumed by Buyer, the agreed fair value of property that is lost, destroyed, stolen or damaged.

Partial Payment/Payment Payment, if any, shall be made thirty (30) days after settlement between the parties or as otherwise agreed to between the parties. Buyer may make partial payments and payments against costs incurred by Supplier for the terminated portion of the Purchase Document. If the total payments exceed the final amount determined to be due, Supplier shall repay the excess to Buyer upon demand.

Supplier's Accounting Practices Buyer and Supplier agree that Supplier's "normal accounting practices" used in developing the price of the Product(s) shall also be used in determining the allocable costs at termination. For purposes of this General Provisions, Supplier's "normal accounting practices" refers to Supplier's method of charging costs as a direct charge, overhead expense, general administrative expense, etc.

Records Unless otherwise provided in this Agreement or by law, Supplier shall maintain all financial records and documents relating to the terminated portion of the Purchase Document for three (3) years after final settlement of Supplier's termination claim.

21.	CANCELLATION FOR DEFAULT

Events of Default

The occurrence of any one or more of the following events shall constitute an "Event of Default".

a.	Any failure by Supplier to deliver, when and as required by the order(s), any Product, or

b.	Any failure by Supplier to provide an acceptable Assurance of Performance or,

c.	Supplier is or has participated in the sale, purchase or manufacture of airplane parts without the required approval of the FAA or appropriate non-U.S. equivalent regulatory agency; or

d.	Buyer revokes Supplier’s Quality Assurance System approval, if applicable; or,

e.
Any failure by Supplier to perform or comply with any obligation set forth in this Agreement and such failure shall continue unremedied for a period of ten (10) days or more following receipt by Supplier of notice from Buyer specifying such failure; or

f.
(1) the suspension, dissolution or winding-up of Supplier's business, (2) Supplier's insolvency, or its inability to pay debts, or its nonpayment of debts, as they become due, (3) the institution of reorganization, liquidation or other such proceedings by or against Supplier or the appointment of a custodian, trustee, receiver or similar Person for Supplier's properties or business, (4) an assignment by Supplier for the benefit of its creditors, or (5) any action of Supplier for the purpose of effecting or facilitating any of the foregoing.

General Provisions

Remedies

If any Event of Default shall occur:

a.	Cancellation

Buyer may, by giving written notice to Supplier, immediately cancel any Purchase Document, in whole or in part, and Buyer shall not be required after such notice to accept the tender by Supplier of any products subject to the cancellation.

Supplier shall continue work not canceled. If Buyer cancels all or part of the Purchase Document, Supplier shall be liable for Buyer’s excess re-procurement costs.

b.	Cover

Buyer may manufacture, produce or provide, or may engage any other persons to manufacture, produce or provide, any products in substitution for the products to be delivered or provided by Supplier. In addition to any other remedies or damages available to Buyer hereunder or at law or in equity, Buyer may recover from Supplier the difference between the price for each such Product and the aggregate expense, including, without limitation, administrative and other indirect costs, paid or incurred by Buyer to manufacture, produce or provide, or engage other persons to manufacture, produce or provide, each such Product.

c.
Buyer may require Supplier to transfer title and deliver to Buyer, as directed by Buyer, any (i) completed Goods, and (ii) any partially completed Goods and materials, parts, tools, dies, jigs, fixtures, plans, drawings, information and contract rights (collectively, "Manufacturing Materials") that Supplier has specifically produced or acquired for the canceled portion of this Purchase Document. Upon direction from Buyer, Supplier shall also protect and preserve property in its possession in which Buyer or its Customer has an interest.

d.	Rework or Repair

Where allowed by the applicable regulatory authority, Buyer or its designee may rework or repair any Product;

e.	Setoff

Buyer shall, at its option, have the right to set off against and apply to the payment or performance of any obligation, sum or amount owing at any time to Buyer hereunder or under any Purchase Document, all deposits, amounts or balances held by Buyer for the account of Supplier and any amounts owed by Buyer to Supplier, regardless of whether any such deposit, amount, balance or other amount or payment is then due and owing.

f.	Tooling and other Materials

As partial compensation for the additional costs which Buyer will incur as a result of the transfer of production capabilities from Supplier to Buyer or Buyer's designee, Supplier shall upon the request of Buyer, transfer and deliver to Buyer or Buyer's designee title to any or all (i) tooling, (ii) Buyer-furnished material, (iii) raw materials, parts, work-in-process, incomplete or completed assemblies, and all other products or parts thereof in the possession or under the effective control of Supplier or any of its subcontractors or suppliers (iv) Proprietary Information and Materials of Buyer including without limitation planning data, drawings and other Proprietary Information and Materials relating to the design, production, maintenance, repair and use of tooling, in the possession or under the effective control of Supplier or any of its subcontractors or suppliers, in each case free and clear of all liens, claims or other rights of any person.

General Provisions

Supplier shall be entitled to receive from Buyer reasonable compensation for any item accepted by Buyer which has been transferred to Buyer pursuant Section (except for any item the price of which has been paid to Supplier prior to such transfer); provided, however, that such compensation shall not be paid directly to Supplier, but shall be accounted for as a setoff against any damages payable by Supplier to Buyer as a result of any Event of Default.

Remedies Generally

No failure on the part of Buyer in exercising any right or remedy hereunder, or as provided by law or in equity, shall impair, prejudice or constitute a waiver of any such right or remedy, or shall be construed as a waiver of any Event of Default or as acquiescence therein. No single or partial exercise of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No acceptance of partial payment or performance of any of Supplier's obligations hereunder shall constitute a waiver of any Event of Default or a waiver or release of payment or performance in full by Supplier of any such obligation. All rights and remedies of Buyer hereunder and at law and in equity shall be cumulative and not mutually exclusive and the exercise of one shall not be deemed a waiver of the right to exercise any other. Nothing contained in this Agreement shall be construed to limit any right or remedy.

If after cancellation, it is determined that Supplier is not at fault, the rights and remedies of the parties shall be as if the Purchase Document had been terminated according to the Termination for Convenience article of this Purchase Document.

22.	DISPUTES

Any dispute that arises under or is related to this Purchase Document that cannot be settled by mutual agreement of the parties may be decided by a court of competent jurisdiction. Pending final resolution of any dispute, Supplier shall proceed with performance of this Purchase Document according to Buyer's instructions so long as Buyer continues to pay amounts not in dispute.

23.	ASSURANCE OF PERFORMANCE

If Buyer determines, at any time or from time to time, that it is not sufficiently assured of Supplier's full, timely and continuing performance hereunder, or if for any other reason Buyer has reasonable grounds for insecurity, Buyer may request, by notice to Supplier, written assurance (hereafter an "Assurance of Performance") with respect to any specific matters affecting Supplier's performance hereunder, that Supplier is able to perform all of its respective obligations under any Purchase Document when and as specified herein. Each Assurance of Performance shall be delivered by Supplier to Buyer as promptly as possible, but in any event no later than ten (10) calendar days following Buyer's request therefore and each Assurance of Performance shall be accompanied by any information, reports or other materials, prepared by Supplier, as Buyer may reasonably request. Except as to payment for accepted products, Buyer may suspend all or any part of Buyer's performance hereunder until Buyer receives an Assurance of Performance from Supplier satisfactory in form and substance to Buyer.

Meetings and Information

Buyer may request one or more meetings with senior management or other employees of Supplier for the purpose of discussing any request by Buyer for Assurance of Performance or any Assurance of Performance provided by Supplier. Supplier shall make such persons available to meet with representatives of Buyer as soon as may be practicable following a request for any such meeting by Buyer and Supplier shall make available to Buyer any additional information, reports or other materials in connection therewith as Buyer may reasonably request.

General Provisions

24.	EXCUSABLE DELAY

If delivery of any Product is delayed by unforeseeable circumstances beyond the control and without the fault or negligence of Supplier or of its suppliers or subcontractors (any such delay being hereinafter referred to as "Excusable Delay"), the delivery of such Product shall be extended for a period to be determined by Buyer after an assessment by Buyer of alternative work methods. Excusable Delays may include, but are not limited to, acts of God, war, terrorist acts, riots, acts of government, fires, floods, epidemics, quarantine restrictions, freight embargoes, strikes or unusually severe weather, but shall exclude Supplier's noncompliance with any rule, regulation or order promulgated by any governmental agency for or with respect to environmental protection. However, the above notwithstanding, Buyer expects Supplier to continue production, recover lost time and support all schedules as established under the Purchase Documents. Therefore, it is understood and agreed that (i) delays of less than two (2) days duration shall not be considered to be Excusable Delays unless such delays shall occur within thirty (30) days preceding the scheduled delivery date of any Product and (ii) if delay in delivery of any Product is caused by the default of any of Supplier's subcontractors or suppliers, such delay shall not be considered an Excusable Delay unless the supplies or services to be provided by such subcontractor or supplier are not obtainable from other sources in sufficient time to permit Supplier to meet the applicable delivery schedules. If delivery of any Product is delayed by any Excusable Delay for more than three (3) months, Buyer may, without any additional extension, cancel all or part of any Purchase Document with respect to the delayed Products, and exercise any of its remedies in accordance with General Provisions Clause 21, provided however, that Buyer shall not be entitled to monetary damages or specific performance to the extent Supplier's breach is the result of an Excusable Delay.

25.	LIMITATION OF SUPPLIER’S RIGHTS TO ENCUMBER ASSETS

Supplier warrants to Buyer that it has good title to all inventory, work-in-process, tooling and materials to be supplied by Supplier in the performance of its obligations under any Purchase Document. Pursuant to the provisions of such Purchase Document, Supplier will transfer to Buyer title to such inventory, work-in-process, tooling and materials whether transferred separately or as part of any Product delivered under the Purchase Document, free of any liens, charges, encumbrances or rights of others.

26.	SUPPLIERS RESPONSIBILITY FOR PAYMENT

Supplier will be responsible for the prompt payment of all persons who perform labor upon or furnish services, materials, equipment, supplies, or other items used or to be used in the performance of the work called for by this Purchase Document, and Supplier shall defend protect and save harmless Buyer, Inc. from and against all liens, claims, suits and actions for such labor, services, materials, equipment, supplies or other items whether brought by Supplier's subcontractors or any lower tier subcontractors.

27.	NOTICE OF LABOR NEGOTIATIONS

When requested by Buyer, Supplier will provide status on labor contracts and pending negotiations, including that of Supplier’s subcontractors or suppliers, except as may be prohibited by law.

28.	ASSIGNMENT, DELEGATION AND SUBCONTRACTING

Supplier shall not assign any of its rights or interest in this Purchase Document or subcontract all or substantially all of its performance of this Purchase Document, without Buyer's prior written consent. Supplier shall not delegate any of its duties or obligations under this Purchase Document. Supplier may assign its right to monies due or to become due. No assignment, delegation or subcontracting by Supplier, with or without Buyer's consent, shall relieve Supplier of any of its obligations under this Purchase Document or prejudice any of Buyer's rights against Supplier whether arising before or after the date of any assignment. This article does not limit Supplier's ability to purchase standard commercial supplies or raw materials.

General Provisions

29.	PUBLICITY

Without Buyer's prior written approval, Supplier shall not, and shall require that its subcontractors at any tier shall not, release any publicity, advertisement, news release or denial or confirmation of same regarding this Purchase Document or the products or program to which it pertains. Supplier shall be liable to Buyer for any breach of such obligation by any subcontractor.

30.	BUYER’S PROPERTY

Supplier shall clearly mark, maintain an inventory of, and keep segregated or identifiable all of Buyer's property and all property to which Buyer acquires an interest by virtue of this Purchase Document. Supplier assumes all risk of loss, destruction or damage of such property while in Supplier's possession, custody or control, including any transfer to Supplier’s subcontractors. Upon request, Supplier shall provide Buyer with adequate proof of insurance against such risk of loss. Supplier shall not use such property other than in performance of this Purchase Document without Buyer's prior written consent. Supplier shall notify Buyer's Authorized SCPA if Buyer's property is lost, damaged or destroyed. As directed by Buyer, upon completion, termination or cancellation of this Purchase Document, Supplier shall deliver such property, to the extent not incorporated in delivered products, to Buyer in good condition subject to ordinary wear and tear and normal manufacturing losses. Nothing in this article limits Supplier's use, in its direct contracts with the Government, of property in which the Government has an interest.

31.	PATENT, TRADEMARK AND COPYRIGHT INDEMNITY

Supplier will indemnify, defend and hold harmless Buyer and its customer from all claims, suits, actions, awards (including, but not limited to, awards based on intentional infringement of patents known at the time of such infringement, exceeding actual damages and/or including attorneys' fees and/or costs), liabilities, damages, costs and attorneys' fees related to the actual or alleged infringement of any United States or foreign intellectual property right (including, but not limited to, any right in a patent, copyright, industrial design or semiconductor mask work, or based on misappropriation or wrongful use of information or documents) and arising out of the manufacture, sale or use of products by either Buyer or its customer. Buyer and/or its customer will duly notify Supplier of any such claim, suit or action; and Supplier will, at its own expense, fully defend such claim, suit or action on behalf of indemnitees.

Supplier will have no obligation under this article with regard to any infringement arising from

a.	Supplier's compliance with formal specifications issued by Buyer where infringement could not be avoided in complying with such specifications or

b.
Use or sale of products in combination with other items when such infringement would not have occurred from the use or sale of those products solely for the purpose for which they were designed or sold by Supplier.

For purposes of this article only, the term Buyer will include Buyer, Inc. and all Buyer, Inc., subsidiaries and all officers, agents and employees of Buyer, Inc., or any Buyer, Inc., subsidiary.

32.	BUYER’S RIGHTS IN SUPPLIER’S PATENTS, COPYRIGHTS, TRADE SECRETS AND TOOLING

Supplier hereby grants to Buyer an irrevocable, nonexclusive, paid-up worldwide license to practice and/or use, and license others to practice and/or use on Buyer's behalf, all of Supplier's patents, copyrights, trade secrets (including, without limitation, designs, processes, drawings, technical data and tooling), industrial designs, semiconductor mask works, and tooling (collectively hereinafter referred to as "Licensed Property") related to the development, production, maintenance or repair of products. Buyer hereafter retains all of the aforementioned license rights in Licensed Property, but Buyer hereby covenants not to exercise such rights except in connection with the making, having made, using and selling of products or products of the same kind provided that such Product cannot, in Buyer’s sole determination, be reasonably obtained in the required time frame at a reasonable price from commercially available sources (including Buyer) without the use of Supplier’s Licensed Property and if one or more of the following situations occur:

General Provisions

a.	Supplier discontinues or suspends business operations or the production of any or all of the products;

b.	Supplier is acquired by or transfers any or all of its rights to manufacture any Product to any third party, whether or not related, without Buyer’s prior written concurrence;

c.	Buyer cancels this Agreement or any Purchase Document for cause;

d.
In Buyer's judgment it becomes necessary, in order for Supplier to comply with the terms of the Purchase Document(s), for Buyer to provide support to Supplier (in the form of design, manufacturing, or on-site personnel assistance) substantially in excess of that which Buyer normally provides to its suppliers;

e.
Supplier's trustee in bankruptcy (or Supplier as debtor in possession) fails to assume the Purchase Document(s) by formal entry of an order in the bankruptcy court within sixty (60) days after entry of an order for relief in a bankruptcy case of the Supplier, or Buyer elects to retain its rights to Licensed Property under the bankruptcy laws;

f.
Supplier is at any time insolvent (whether measured under a balance sheet test or by the failure to pay debts as they come due) or the subject of any insolvency or debt assignment proceeding under state or non-bankruptcy law; or

g.
Supplier voluntarily becomes a debtor in any case under bankruptcy law or, in the event an involuntary bankruptcy petition is filed against Supplier, such petition is not dismissed within thirty (30) days.

As a part of the license granted under this Section, Supplier shall, at the written request of Buyer and at no additional cost to Buyer, promptly deliver to Buyer any and all Licensed Property considered by Buyer to be necessary to satisfy Buyer's requirements for products and their substitutes.

33.	PROPRIETARY INFORMATION AND ITEMS

Buyer and Supplier shall each keep confidential and protect from disclosure all (a) confidential, proprietary, and/or trade secret information; including editorial revisions, annotations, elaborations, or any other forms in which such confidential, proprietary, and/or trade secret information may be modified, recast, transformed, translated, condensed, or otherwise adapted; (b) tangible items and software containing, conveying, or embodying such information; and (c) tooling obtained from and/or belonging to the other in connection with the Purchase Document (collectively referred to as "Proprietary Information and Materials"). Buyer and Supplier shall each use Proprietary Information and Materials of the other only in the performance of and for the purpose of the Purchase Document. Provided, however, that despite any other obligations or restrictions imposed by this General Provisions Clause 33, Buyer shall have the right to use, disclose and copy Supplier's Proprietary Information and Materials for the purposes of testing, certification, use, sale, or support of any item delivered under the Purchase Document or any airplane including such an item; and any such disclosure by Buyer shall, whenever appropriate, include a restrictive legend suitable to the particular circumstances. Each party shall maintain restrictive legends placed by the other party on Proprietary Information and Materials of the other party on all copies made of the other party’s Proprietary Information and Materials. The restrictions on disclosure or use of Proprietary Information and Materials by Supplier shall apply to all materials derived by Supplier or others from Buyer's Proprietary Information and Materials.

General Provisions

Upon Buyer's request at any time, and in any event upon the completion, termination or cancellation of the Purchase Document, Supplier shall return all of Buyer's Proprietary Information and Materials, and all materials derived from Buyer's Proprietary Information and Materials to Buyer unless specifically directed otherwise in writing by Buyer. Supplier shall not, without the prior written authorization of Buyer, sell or otherwise dispose of (as scrap or otherwise) any parts or other materials containing, conveying, embodying, or made in accordance with or by reference to any Proprietary Information and Materials of Buyer. Prior to disposing of such parts or materials as scrap, Supplier shall render them unusable. Buyer shall have the right to audit Supplier's compliance with this General Provisions Clause 33. Supplier may disclose Proprietary Information and Materials of Buyer to its subcontractors as required for the performance of an Order, provided that each such subcontractor first assumes, by written agreement, the same obligations imposed upon Supplier under this General Provisions Clause 33 relating to Proprietary Information and Materials; and Supplier shall be liable to Buyer for any breach of such obligation by such subcontractor. The provisions of this General Provisions Clause 33 are effective in lieu of, and will apply notwithstanding the absence of, any restrictive legends or notices applied to Proprietary Information and Materials; and the provisions of this General Provisions Clause 33 shall survive the performance, completion, termination or cancellation of the Purchase Document. This General Provisions Clause 33 supersedes and replaces any and all other prior agreements or understandings between the parties to the extent that such agreements or understandings relate to Buyer's obligations relative to confidential, proprietary, and/or trade secret information, or tangible items containing, conveying, or embodying such information, obtained from Supplier and related to any Product, regardless of whether disclosed to the receiving party before or after the effective date of the Purchase Document.

34.	RECORDS AND AUDIT

Supplier shall maintain complete and accurate records. Such records shall support all services performed, allowances claimed and costs incurred by Supplier in the performance of each Purchase Document, including but not limited to those factors which comprise or affect direct labor hours, direct labor rates, material costs, burden rates and subcontracts. Such records and other data shall be capable of verification through audit and analysis by Buyer and be available to Buyer at Supplier's facility for Buyer's examination, reproduction, and audit at all reasonable times from the date of the applicable Purchase Document until three (3) years after final payment under such Purchase Document. Supplier shall provide assistance to interpret such data if requested by Buyer. Such examination shall provide Buyer with complete information regarding Supplier's performance for use in price negotiations with Supplier relating to existing or future Purchase Documents for products, including but not limited to negotiation of equitable adjustments for changes and termination/obsolescence claims pursuant to Section 11 of this document. Buyer shall treat all information disclosed under this Purchase Document section as confidential, unless required by U.S. Government contracting regulation(s).

35.	FINANCIAL DATA

If requested, Supplier shall provide financial data, on a quarterly basis, or as requested to the Buyer Credit Management Office for credit and financial condition reviews. Said data shall include but not be limited to balance sheets, schedule of accounts payable and receivable, major lines of credit, creditors, income statements (profit and loss), cash flow statements, firm backlog, and headcount. Copies of such data are to be made available within seventy-two (72) hours of any written request by the Buyer Credit Management Office. Buyer shall treat all such information as confidential.

36.	RIGHTS OF BUYER’S CUSTOMERS AND REGULATORS TO PERFORM INSPECTION, SURVEILLANCE AND TESTING

Buyer's rights to perform inspections, surveillance and tests and to review procedures, practices, processes and related documents related to quality assurance, quality control, flight safety and configuration control shall extend to the customers of Buyer that are departments, agencies or instrumentalities of the United States Government and to the United States Government Federal Aviation Administration and any successor agency or instrumentality of the United States Government. Buyer may also, at Buyer's option, by prior written notice from Buyer's Authorized SCPA, extend such rights to other customers of Buyer and to agencies or instrumentalities of foreign governments equivalent in purpose to the Federal Aviation Administration. Supplier shall cooperate with any such United States Government-directed or Buyer-directed inspection, surveillance, test or review without additional charge to Buyer. Nothing in this Purchase Document shall be interpreted to limit United States Government access to Supplier's facilities pursuant to law or regulation.

General Provisions

37.	GRATUITIES

Supplier warrants that neither it nor any of its employees, agents, or representatives have offered or given, or will offer or give, any gratuities to Buyer's employees, agents or representatives for the purpose of securing this Purchase Document or securing favorable treatment under this Purchase Document.

38.	INTERNATIONAL COOPERATION

Market Access and Sales Support

Supplier agrees to work with Buyer to develop a lean global supply stream through application of shared strategies and tactics which support market access, and international business strategy. Buyer and Supplier agree to work together to identify countries where Supplier may subcontract and manage associated supply chain in support of Buyer's market access and international business strategy. With respect to work covered by the Purchase Documents, and if directed by Buyer, Supplier shall use commercially reasonable efforts to procure from subcontractors and manage associated supply chain, in countries selected by Buyer, goods and services having a value of not more than twenty-five-percent (25%) of the total Shipset Price of all undelivered Shipsets as of the date of such notice. Such direction shall be at Buyer's sole option and may occur at any time during the performance of the Purchase Document; provided that Supplier shall not be required to breach any then existing subcontract. Supplier may satisfy such requirement through purchases either related or not related to the Purchase Document. If Supplier is directed by Buyer to subcontract any part of its Work Packages and Supplier anticipates an increase to the Price of the Purchase Document as a result of such direction, Supplier shall notify Buyer in writing within thirty (30) days of such direction. If there is a cost or schedule impact, Buyer shall respond within thirty (30) days on whether Supplier is to proceed. In such cases if Buyer directs Supplier to proceed and there is a resulting increase to the Price of the Purchase Document, then the Parties will mutually agree to an equitable adjustment in Price.

Offset Assistance

Supplier shall use commercially reasonable efforts to cooperate with Buyer in the fulfillment of any non-United States offset program obligation that Buyer may have accepted as a condition of the sale of a Buyer product. In the event that Supplier is either directed by Buyer or on its own solicits bids and/or proposals for, or procures or offers to procure any goods or services relating to the work covered by the Purchase Document from any source outside of the United States, Buyer shall be entitled, to the exclusion of all others, to all industrial benefits and other "offset" credits which may result from such solicitations, procurements or offers to procure. Supplier shall take any commercially reasonable actions that may be required on its part to assure that Buyer receives such credits. If Supplier is directed by Buyer to subcontract any part of its Product(s) to a country in which Buyer has an offset obligation, and Supplier anticipates an increase to the Price of the Product(s) as a result of such direction, Supplier shall notify Buyer in writing within thirty (30) days of such direction. If there is a cost or schedule impact, Buyer shall respond within thirty (30) days on whether Supplier is to proceed. In such cases if Buyer directs Supplier to proceed and there is a resulting increase to the Price of the Product(s), then the Parties will mutually agree to an equitable adjustment in Price.

General Provisions

Credit Against Sales

It is understood that Buyer may wish to claim part or all of the value of this Purchase Document as credit against a current or future Buyer offset obligation in country where Supplier is located. The full value of this Purchase Document shall be held in account by the Government of the country where Supplier is located and may be applied, at Buyer's sole determination, to satisfy any future offset obligations Buyer may accept as a condition of the sale of any Buyer product in the country where Supplier is located. Supplier will use its best efforts to assist Buyer in working with the appropriate government officials to obtain the offset credit being sought.

39.	GENERAL & INTERNATIONAL REQUIREMENTS

Language

The Parties hereto have agreed that this Agreement be drafted in American English only. Where Supplier resides in Quebec, Canada, les parties aux presentes tes ont convenu de rediger ce contrat en Anglais seulement. All contractual documents and all correspondence, invoices, notices and other documents shall be submitted in American English. Any necessary conversations shall be held in English. Buyer shall determine whether measurements will be in the English or Metric system or a combination of the two systems. Supplier shall not convert measurements, which Buyer has stated in an English measurement system into the Metric system in documents furnished to Buyer

Currency

Unless specified elsewhere herein, all prices shall be stated in and all payments shall be made in the currency of the United States of America (U.S. Dollars). No adjustments to any prices shall be made for changes to or fluctuations in currency exchange rates.

Import/Export

a.
Supplier shall comply with applicable import and export laws and regulations of Supplier’s country and of the United States and with all applicable export licenses and their provisos. This Purchase Document may involve information or items which are subject to the International Traffic in Arms Regulations (ITAR) or Export Administration Regulations (EAR) and which may not be released to "Foreign Persons" inside or outside the United States without the proper export authority. The ITAR defines a Foreign Person as any person who is not a U.S. citizen, a lawful permanent resident as defined by 8 USC 1101(a)(20), or a protected individual as defined by 8 USC 1324b(a)(3). Foreign Person also means a corporation, business association, partnership, or any other entity that is not incorporated or organized to do business in the United States, as well as international organizations, foreign governments, and any agency or subdivision of foreign governments (e.g. diplomatic missions).

b.
The importer/exporter of record has obtained or will obtain and properly utilize, U.S. Government import/export authorization to furnish to Supplier any defense articles, technical data, defense services, software, and/or other controlled items (together referred to herein as "Controlled Items") requiring such authorization, which are necessary for Supplier to perform this Purchase Document. Such Controlled Items are authorized for export only to Supplier’s country for use by Supplier and may not, without the prior written approval of the U.S. Government, be transferred, transshipped on a non-continuous voyage, or otherwise disposed of in any other country, either in their original form or after being incorporated into other end items. If so requested by the importer/exporter of record, the other party shall assist in obtaining such authorization. If U.S. Government import/export authorization is not available, cannot be obtained, or is obtained and subsequently revoked, Controlled Items to be delivered or exchanged pursuant to this Purchase Document shall not be imported, exported, or re-exported. Resale or other transfer of items delivered or exchanged pursuant to this Purchase Document shall be in accordance with this clause.

General Provisions

c.	U.S. Government import/export authorization is based upon the following ITAR requirements and upon all applicable export licenses with which Supplier agrees to comply:

1.	Supplier shall use Controlled Items furnished by Buyer only in the manufacture of products in accordance with this Purchase Document.

2.
Supplier shall not disclose or provide Controlled Items furnished by Buyer to any Foreign Person either in the United States or abroad before obtaining written authorization from Buyer or from the U.S. Department of State Office of Defense Trade Controls, except that if Supplier is itself a Foreign Person, it may disclose or provide Controlled Items furnished by Buyer to Supplier’s employees who are nationals of Supplier’s country of site.

3.
Supplier acquires no rights in Controlled Items furnished by Buyer except to use them to perform this Purchase Document. Supplier shall not purport to convey to any subcontractor or person any greater rights in the data than Supplier has. Supplier may convey to subcontractors the right to use the Controlled Items only as required to perform their subcontracts.

4.	Supplier shall deliver the articles manufactured in accordance with this Purchase Document only to Buyer in the United States or, with Buyer’s authorization, to the U.S. Government.

5.
Upon completion or termination of this Purchase Document, Buyer may require Supplier to: i) return to Buyer all technical data furnished by Buyer pursuant to this Purchase Document; or ii) destroy such technical data and to certify in writing to such destruction.

6.
Supplier shall impose these requirements, 1 through 6 inclusive, suitably revised to properly identify the parties, on all subcontractors to whom Supplier intends to furnish Controlled Items provided by Buyer for use by the subcontractors in performance of subcontracts.

d.
Supplier agrees, in addition to the above procedures established by the ITAR, to place the following legend on all technical data obtained, used, generated, or delivered in performance of this Purchase Document: WARNING—Information Subject to Export Control Laws This document may contain information subject to the International Traffic in Arms Regulation (ITAR) or the Export Administration Regulation (EAR) of 1979. This information may not be exported, released, or disclosed to Foreign Nationals outside the United States without first complying with the export.

Mutual Assistance in Obtaining Import/Export Authorizations Under ITAR or EAR

a.
Upon request of Buyer’s Authorized Procurement Agent, Supplier shall, promptly and without additional cost, furnish Buyer with any documentation, including import certificates or end- user statements from Supplier or Supplier’s government, which is reasonably necessary to support Buyer’s application for U.S. import or export authorizations. Buyer shall not be responsible for delays in U.S. import or export of Controlled Items supplied hereunder by Buyer due to a lack of necessary documentation from Supplier or Supplier’s country.

b.
Supplier shall be responsible for obtaining required import or export approvals, including licenses to import or export equipment or authorizations for Buyer to locate personnel and furnish in-country technical assistance.

General Provisions

c.
Upon Supplier’s request, Buyer shall promptly furnish Supplier with any documentation, including import certificates or end -user statements from Buyer or the U.S. Government, which is reasonably necessary to support Supplier’s application for import or export authorizations issued by Supplier’s government. Supplier shall not be responsible for delays in import or export of Controlled Items supplied hereunder by Supplier into or out of Supplier’s country due to a lack of necessary documentation from Buyer or Buyer’s country.

d.
If the government of either party denies, fails to grant, or revokes any import or export authorizations necessary for the performance of this Purchase Document, that party shall immediately notify the other party and neither party shall be responsible for performance or payment under this Purchase Document for directly affected activities.

40.	UTILIZATION OF SMALL BUSINESS CONCERNS

Supplier agrees to actively seek out and provide the maximum practicable opportunities for small businesses, small disadvantaged businesses, women-owned small businesses, minority business enterprises, historically black colleges and universities and minority institutions, Historically Underutilized Business Zone small business concerns and U.S. Veteran and Service-Disabled Veteran Owned small business concerns to participate in the subcontracts Supplier awards to the fullest extent consistent with the efficient performance of this Purchase Document.

41.	COMPLIANCE WITH LAWS

Supplier shall comply with all applicable local, State and Federal statutes and government rules, regulations and Orders, including those pertaining to United States Export Controls.

42.	GOVERNING LAW

This Purchase Document shall be governed by and construed in accordance with the laws of the state of Kansas. No consideration shall be given to Kansas’s conflict of laws rules. This Purchase Document excludes the application of the United Nations Convention on Contracts for the International Sale of Goods.

43.	GOVERNMENT CLAUSES

Government clauses applicable to this Purchase Document are incorporated herein either by attachment to this document or by some other means of reference.

44.	ACCESS TO PLANTS AND PROPERTIES

Supplier shall comply with all the rules and regulations established by Buyer for access to and activities in and around premises controlled by Buyer or Buyer’s customer.

45.	PARTICIPATION

a.
Other Buyer, Inc., Entities - Supplier agrees that any Buyer, Inc., division or Buyer, Inc., subsidiary ("Buyer Entity") not specifically included in this agreement may, by issuing a Purchase Document, work order, or other release document, place Purchase Documents under this agreement during the term hereof or any written extension thereof, under the terms, conditions and pricing specified by this agreement. Supplier agrees that the prices set forth in this agreement may be disclosed by Buyer on a confidential basis to Buyer entities wishing to invoke this agreement clause. Supplier shall notify Buyer’s SCPA named elsewhere in this agreement of Buyer Entities not specifically referenced herein who frequently use this agreement.

b.
Buyer Subcontractors/Suppliers - Supplier agrees that any subcontractor or supplier (hereinafter referred to as “Buyer Subcontractor”) performing work for a Buyer Entity, including but not limited to inventory management, may issue a Purchase Document with Supplier independent of this agreement. Supplier agrees to sell products or support a schedule and or a quantity change to such Buyer Subcontractor for its use in its Purchase Documents with Buyer at the prices set forth herein or at a price that reflects the pricing methodology used under this agreement. Buyer assumes no obligation, including payment obligation, with respect to such independent Purchase Document. Supplier agrees that the prices set forth herein may be disclosed by Buyer on a confidential basis to any Buyer Subcontractor wishing to invoke this agreement clause. Supplier may request written verification from the Buyer Subcontractor that the products ordered pursuant to the authority of this agreement support Buyer requirements. Supplier shall periodically inform Buyer’s SCPA of each such request invoking this participation right.

General Provisions

c.
Notification of Purchase Document - In the event a purchaser known by Supplier to be a Buyer Entity or Buyer Subcontractor places a Purchase Document for supplies or services covered by this agreement but fails to reference this agreement or otherwise seek the prices established by this agreement, Supplier shall notify such purchaser of the existence of this agreement and the prices established hereunder and shall offer such prices to such purchaser.

d.
Notification of Price Reductions - If Supplier is awarded an additional Purchase Document by another Buyer Entity that results in any price less than that established under this agreement, Supplier agrees to notify the Buyer SCPA immediately of said price reductions and shall extend all such price reductions to this agreement.

46.	STRATEGIC ALIGNMENT

Buyer may assign any Purchase Document, in whole or in part, to a third party who is under an obligation to supply Buyer with components, kits, assemblies or systems that require the Supplier's product. At the time of such assignment, Supplier releases Buyer from any and all claims, demands and rights, which Supplier has or may thereafter have against Buyer in connection with such assigned Purchase Document. Buyer will require that its assignee expressly assume all obligations and perform all duties owed to Supplier under the assigned Purchase Document. Promptly after the assignment, Buyer will notify Supplier of the assignment and its effective date.

47.	TECHNICAL / MANUFACTURING ASSISTANCE REGARDING SUPPLIER’S NONPERFORMANCE

Supplier shall reimburse Buyer for all Buyer resources expended in providing Supplier and/or Supplier’s subcontractors or supplier’s technical or manufacturing assistance in resolving Supplier nonperformance issues at the established Buyer internal wage rate, which shall include fringe benefits, multiplied by the estimated hours recorded by Buyer, plus the estimated Material costs associated with providing such assistance. In addition, Supplier shall, at Buyer's request, pay for normal and customary expenses relating to salaries, living expenses, travel and any other reasonable expenses related to the provision of technical services. Such reimbursement may be offset against any pending Supplier invoice, regardless of product or program. Buyer’s rights under this clause are in addition to those available to Buyer for Supplier’s nonperformance issues.

48.	PROPERTY INSURANCE

Insurance

Supplier shall obtain and maintain continuously in effect a property insurance policy covering loss or destruction of or damage to all property in which Buyer does or could have an insurable interest pursuant to this Agreement, including but not limited to Tooling, Buyer-furnished property, raw materials, parts, work-in-process, incomplete or completed assemblies and all other products or parts thereof, and all drawings, specifications, data and other materials relating to any of the foregoing in each case to the extent in the possession or under the effective care, custody or control of Supplier or any agent, employee, affiliate, subcontractor or supplier of Supplier, in the amount of full replacement value thereof providing protection against all perils normally covered in an "all risk" property insurance policy (including without limitation fire, windstorm, explosion, riot, civil commotion, aircraft, earthquake, flood or other acts of God). Any such policy shall be with insurers reasonably acceptable to Buyer and shall (i) provide for payment of loss there under to Buyer, as loss payee, as its interests may appear and (ii) contain a waiver of any rights of subrogation against Buyer, its subsidiaries, and their respective directors, officers, employees and agents

General Provisions

Certificate of Insurance

Upon written request from Buyer, Supplier shall provide to Buyer's SCPA certificates of insurance reflecting full compliance with the requirements set forth above. Such certificates shall be kept current and in compliance throughout the period of this Agreement and shall provide for thirty (30) days advanced written notice to Buyer's SCPA in the event of cancellation, non-renewal or material change adversely affecting the interests of Buyer.

Notice of Damage or Loss

Supplier shall give prompt written notice to Buyer's SCPA of the occurrence of any damage or loss to any property required to be insured herein. If any such property shall be damaged or destroyed, in whole or in part, by an insured peril or otherwise, and if no Event of Default shall have occurred and be continuing, then Supplier may, upon written notice to Buyer, settle, adjust, or compromise any and all such loss or damage not in excess of Two Hundred Fifty Thousand Dollars ($250,000) in any one occurrence and Five Hundred Thousand Dollars ($500,000) in the aggregate. Supplier may settle, adjust or compromise any other claim by Supplier only after Buyer has given written approval, which approval shall not be unreasonably withheld.

49.	DIVERSITY REPORTING

Supplier shall report to Buyer on a quarterly basis, starting from the date of Purchase Document award, all payments to small businesses, small disadvantaged business/minority business enterprises, women-owned small business and historically black colleges and universities and minority institutions in dollars and as a percentage of the Purchase Document price paid to Supplier to date.

50.	OWNERSHIP OF INTELLECTUAL PROPERTY

Technical Work Product

All technical work product, including to the extent protectible by ownership rights, but not limited to, ideas, information, data, documents, drawings, software, software documentation, software tools, designs, specifications, and processes produced by or for Supplier, either alone or with others, in the course of or as a result of any work performed by or for Supplier pursuant to the Purchase Document will be the exclusive property of Buyer and be delivered to Buyer promptly upon request.

Works of Authorship and Copyrights

All works of authorship (including, but not limited to, documents, drawings, software, software documentation, software tools, photographs, video tapes, sound recordings and images) created by or for Supplier, either alone or with others, in the course of or as a result of any work performed by or for Supplier pursuant to the Purchase Document, together with all copyrights subsisting therein, will be the sole property of Buyer. To the extent permitted under United States copyright law, all such works will be works made for hire, with the copyrights therein vesting in Buyer. The copyrights in all other such works, including all of the exclusive rights therein, will be promptly transferred and formally assigned free of charge to Buyer.

General Provisions

Inventions and Pre-Existing Works of Authorship

Supplier grants to Buyer, with the right of Buyer to sublicense the same to Buyer's subcontractors, suppliers, and customers in connection with Products or work being performed for Buyer, an irrevocable, nonexclusive, paid-up, worldwide license under any patents, copyrights, industrial designs and mask works (whether domestic or foreign) owned or controlled by Supplier at any time and existing prior to or during the term of the Purchase Document, but only to the extent that such patents or copyrights would otherwise interfere with Buyer's or Buyer's subcontractors', suppliers', or customers' use or enjoyment of Products or the work product, inventions, or works of authorship belonging to Buyer under the Purchase Document.

51.	ENTIRE AGREEMENT

This Purchase Document contains the entire agreement of the parties and supersedes any and all prior agreements, understandings and communications between Buyer and Supplier related to the subject matter of this Purchase Document. No amendment or modification of this Purchase Document shall bind either party unless it is in writing and is signed by Buyer's Authorized SCPA and an authorized representative of Supplier.

General Provisions

SPIRIT AEROSYSTEMS, INC.
Fixed Price Contract

1.	FORMATION OF CONTRACT	3
2.	REFERENCED DOCUMENTS	3
3.	SUPPLY CHAIN PROCUREMENT AGENT (SCPA)	3
4.	ISSUANCE AND ACCEPTANCE OF PURCHASE DOCUMENTS	3
5.	SCHEDULE	3
6.	PRODUCT PRICING	3
7.	CRITICAL MANUFACTURING REORDER LEAD-TIME	4
8.	PACKING AND SHIPPING	4
9.	INSPECTION REQUIREMENTS	5
10.	ADVANCE SHIP NOTICES	5
11.	ACCEPTANCE AND REJECTION	6
12.	SELLER’S NOTICE OF DISCREPANCIES	6
13.	WARRANTY	6
14.	QUALITY CONTROL	7
15.	REGULATORY APPROVALS	9
16.	TAXES	9
17.	INVOICES AND PAYMENT	10
18.	CHANGES	10
19.	SUSPENSION OF WORK	10
20.	TERMINATION FOR CONVENIENCE	11
21.	CANCELLATION FOR DEFAULT	12
22.	DISPUTES	14
23.	ASSURANCE OF PERFORMANCE	14
24.	EXCUSABLE DELAY	14
25.	LIMITATION OF SELLER’S RIGHTS TO ENCUMBER ASSETS	15
26.	SELLERS RESPONSIBILITY FOR PAYMENT	15
27.	NOTICE OF LABOR NEGOTIATIONS	15
28.	ASSIGNMENT, DELEGATION AND SUBCONTRACTING	15
29.	PUBLICITY	15
30.	BUYER’S PROPERTY	15
31.	PATENT, TRADEMARK AND COPYRIGHT INDEMNITY	16
32.	BUYER’S RIGHTS IN SELLER’S PATENTS, COPYRIGHTS, TRADE SECRETS AND TOOLING	16
33.	PROPRIETARY INFORMATION AND ITEMS	17
34.	RECORDS AND AUDIT	17
35.	FINANCIAL DATA	18
36.	RIGHTS OF BUYER’S CUSTOMERS AND REGULATORS TO PERFORM INSPECTION, SURVEILLANCE AND TESTING	18

General Provisions

37.	GRATUITIES	18
38.	INTERNATIONAL COOPERATION	18
39.	GENERAL & INTERNATIONAL REQUIREMENTS	19
40.	UTILIZATION OF SMALL BUSINESS CONCERNS	21
41.	COMPLIANCE WITH LAWS	21
42.	GOVERNING LAW	21
43.	GOVERNMENT CLAUSES	21
44.	ACCESS TO PLANTS AND PROPERTIES	21
45.	PARTICIPATION	21
46.	STRATEGIC ALIGNMENT	22
47.	TECHNICAL / MANUFACTURING ASSISTANCE REGARDING SELLER’S NONPERFORMANCE	22
48.	PROPERTY INSURANCE	22
49.	DIVERSITY REPORTING	23
50.	OWNERSHIP OF INTELLECTUAL PROPERTY	23

General Provisions

1.	FORMATION OF CONTRACT

This proposed contract is Spirit AeroSystems Inc’s (Buyer) offer to purchase the products and services described in this offer. Acceptance is strictly limited to the terms and conditions in this offer. Unless specifically agreed to in writing by Buyer's Authorized Supply Chain Procurement Agent (SCPA), Buyer objects to, and is not bound by, any term or condition that differs from or adds to this offer. Seller’s commencement of performance or acceptance of this offer in any manner shall conclusively evidence acceptance of this offer as written.

2.	REFERENCED DOCUMENTS

All specifications, exhibits, drawings, or other documents, which are referenced in Procurement Documents (Purchase Contract and/or Purchase Order), whether or not attached, are incorporated herein by reference.

If Seller is not presently on distribution for Buyer document(s) necessary to comply with any Purchase Document, copies may be obtained by contacting the SCPA whose name appears on the face of the procurement document.

3.	SUPPLY CHAIN PROCUREMENT AGENT (SCPA)

The SCPA shown on the face of the Procurement Document is the only representative authorized by Buyer to change or modify any requirements contained therein.

4.	ISSUANCE AND ACCEPTANCE OF PURCHASE DOCUMENTS

Buyer may issue Purchase Contracts/Purchase Orders (Purchase Documents) to Seller from time to time. Each Purchase Document shall contain a description of the products ordered, a reference to the applicable specifications, drawings or supplier part number, the quantities and prices, the delivery schedule, the terms and place of delivery and any special conditions.

Any rejection by Seller of a Purchase Document shall specify the reasons for rejection and any changes or additions that would make the Purchase Document acceptable to Seller; provided, however, that Seller may not reject any Purchase Document for reasons inconsistent with the provisions of the Purchase Document.

5.	SCHEDULE

a.
Seller shall strictly adhere to the shipment or delivery schedules specified in this Purchase Document. In the event of any anticipated or actual delay, including but not limited to delays attributed to labor disputes, Seller shall:

(i)	promptly notify Buyer in writing of the reasons for the delay and the actions being taken to overcome or minimize the delay;

(ii)	provide Buyer with a written recovery schedule; and

(iii)
if requested by Buyer, ship via air or other expedited routing to avoid or minimize delay to the maximum extent possible, unless Seller is excused from prompt performance as provided in the "Excusable Delays" article of this Purchase Document. The added premium transportation costs are to be borne by Seller.

b.	Seller shall not deliver products prior to the scheduled delivery dates unless authorized by Buyer.

6.	PRODUCT PRICING

The prices of products ordered under the Purchase Documents are set forth within said document. Prices are in United States Dollars. Pricing shall include all cost with respect to such products of preparation, packaging, crating, shipping fixtures and containers, container marking, furnishing of packing sheets and test reports and loading on the carrier's equipment

Pricing of Similar Products. New products ordered by Buyer that are similar to or within Product families of products currently being manufactured by Seller shall be priced using the same methodology or basis as that used to price the existing Product(s).

General Provisions

Manufacturing Configuration. Unit pricing for each Product or part number shown within the Purchase Document is based on the latest revisions of the engineering drawings or specifications.

7.	CRITICAL MANUFACTURING REORDER LEAD-TIME

Critical Manufacturing Reorder Lead-time (CMROLT) shall be identified by part number for the items listed on the Purchase Documents. As defined in this Purchase Document, CMROLT shall include administrative and manufacturing (including queue, setup, run and move) lead times. CMROLT is the minimum number of manufacturing days (M days) prior to delivery date that Buyer can issue a release for a delivery quantity against a Purchase Document

The CMROLT defined herein shall be fixed and guaranteed by the Seller. Seller shall not manufacture or fabricate items in advance of the CMROLT required to comply with the delivery schedule of any subsequent Purchase Document(s). Notwithstanding any other provision of this Purchase Document, Seller is not entitled to any equitable adjustment or other modification of any Purchase Document(s) for any manufacture, fabrication or procurement of products not in conformity with the requirement of this Purchase Document without first obtaining written consent of Buyer’s SCPA.

Nothing in this Clause shall be construed as relieving Seller of any of its obligations under this Purchase Document or any subsequent Purchase Document(s).

8.	PACKING AND SHIPPING

a.
Seller shall pack the products to prevent damage and deterioration taking into account method of shipment, location of shipment and destination of receipt, as well as time associated with shipment. Seller shall comply with carrier tariffs. Unless the Purchase Document specifies otherwise, the price includes shipping charges for products to the F.O.B. destination – freight collect (international orders will ship using INCO terms of FCA unless otherwise directed by the Purchase Documents). For products shipped domestically, Seller shall make no declaration concerning the value of the products shipped, except on the products where the tariff rating is dependent upon released or declared value. In such event, Seller shall release or declare such value at the maximum value within the lowest rating. Buyer may charge Seller for damage to or deterioration of any products resulting from improper packing or packaging. Seller shall comply with any special instructions stated in the applicable Purchase Document.  Upon Buyer’s request, Seller will identify packaging charges showing material and labor costs for container fabrication.

b.	Unless this Purchase Document specifies otherwise, Seller will ship the products in accordance with the following instructions:

(i)
Shipments by Seller or its subcontractors must include packing sheets. Each packing sheet must include at a minimum the following: a) Seller's name, address, phone number; and supplier code number b) Purchase Document and item number; c) ship date for the products; d) total quantity shipped and quantity in each container, if applicable; e) legible pack slip number; f) nomenclature; g) unit of measure; h) ship to information if other than Buyer; i) warranty data and certification, as applicable; j) NCR/rejection tag number, if applicable; k) copy of any completed Buyer corrective action request follow-up documentation for article(s) being shipped, l) Seller's certification that products comply with Purchase Document requirements; and, m) identification of optional material used, if applicable, n) evidence of Seller’s product acceptance, o) evidence of Buyer’s product acceptance, when Buyer source acceptance is required, p) Serialized Parts List identifying parts with an assigned serial numbers q) when Seller is a distributor, all items furnished must include the legal name of the product manufacturer immediately following the part number. The list shall contain the part numbers, part nomenclature and part serial numbers. This list shall also include part change letters when applicable, r) control identity of the end item deliverable of raw material or purchased articles, as applicable. The control identification is traceable to the product processed in a single run (same manufacturing date, lot, batch, heat, job or shop traveler number). When multiple lots are included in one shipment, Seller shall clearly separate the control identity of the respective lots. A shipment containing hazardous and nonhazardous materials must have separate packing sheets for the hazardous and non-hazardous materials. Items shipped on the same day will be consolidated on one bill of lading or air bill, unless Buyer’s Authorized SCPA authorizes otherwise. The shipping documents will describe the material according to the applicable classification or tariff rating. The total number of shipping containers will be referenced on all shipping documents. Originals of all government bills of lading will be surrendered to the origin carrier at the time of shipment.

General Provisions

(ii)	Seller will not insure any FOB origin shipment unless authorized by Buyer.

(iii)	Seller will label each shipping container with the Purchase Document number and the number that each container represents of the total number being shipped (e.g., box 1 of 2, box 2 of 2).

(iv)	Buyer will select the carrier and mode of transportation for all shipments where freight costs will be charged to Buyer.

(v)	Seller will include copies of documentation supporting prepaid freight charges (e.g., carrier invoices or UPS shipping log/manifest), if any, with its invoices.

(vi)
If Seller is unable to comply with the shipping instructions in the Purchase Document, Seller will contact Buyer's Traffic Management Department referenced elsewhere in this Purchase Document or Buyer's Authorized SCPA.

c.
For Purchase Documents from Buyer locations that have approved Seller to utilize barcode labeling for shipping and packaging, Seller shall mark and package such shipments in accordance with the applicable barcode requirements for that location. Where approved and pursuant to applicable specifications, Seller will utilize bar-coding technology for part marking products.

d.
All items furnished under the Purchase Document, unless excepted by law, must be legibly marked with the English name of the country of origin per U.S. Customs Regulation 19 CFR Part 134 Country of Origin Marking. Markings are to be legible, indelible, and as permanent as the nature of the article or container will allow.

e.
Seller must place final inspection stamp and date on all parts. If part surface area, available for marking, is less than 1" x 2” then part should be marked in accordance with the engineering drawing marking requirement.

f.
Test Reports – The Seller shall include with each shipment two copies of the results of the lot, batch or item acceptance tests when required by the applicable specification. Test reports shall include control identity (e.g., heat, lot, batch, serial number) of material/item tested, actual values when applicable, and shall be signed by the Seller’s authorized agent. The report shall establish the quantity of material/items associated with each traceability number shipped. Place one copy with the shipping documentation and one copy on the inside of the shipping container.

9.	INSPECTION REQUIREMENTS

a.
At no additional cost to Buyer, products shall be subject to inspection, surveillance and test at reasonable times and places, including Seller's subcontractors' locations. Buyer shall perform inspections, surveillance and tests so as not to unduly delay the work.

b.	Seller shall maintain an inspection system acceptable to Buyer for the products purchased under this Purchase Document.

c.
If Buyer performs an inspection or test on the premises of Seller or its subcontractors, Seller shall furnish, and require its subcontractors to furnish, without additional charge, reasonable facilities and assistance for the safe and convenient performance of these duties.

10.	ADVANCE SHIP NOTICES

Advance Ship Notices (ASNs) are required on all shipments to Spirit AeroSystems, Inc., unless specifically excepted. Labels must be generated per MAA7-70121-1(ERP) or MAA7-70121-2 (SAP) document if supplier-generated, or per manual web tool provided to supplier. Electronic file must be generated per Buyer ICD documents on file at http://www.esisinc.com/support/spirit/ or per manual web tool provided to supplier.

General Provisions

11.	ACCEPTANCE AND REJECTION

a.
Buyer shall accept the products or give Seller notice of rejection or revocation of acceptance (“rejection” herein), notwithstanding any payment, prior test or inspection, or passage of title. No inspection, test, delay or failure to inspect or test or failure to discover any defect or other nonconformance shall relieve Seller of any obligations under this Purchase Document or impair any rights or remedies of Buyer.

b.	If Seller delivers non-conforming products, Buyer may at its option and at Seller's expense

(i)	return the products for credit or refund;

(ii)	require Seller to promptly correct or replace the products;

(iii)	correct the products; or

(iv)	obtain replacement products from another source.

c.
Seller shall not redeliver corrected or rejected products without disclosing the former rejection or requirement for correction. Seller shall disclose any corrective action taken. Repair, replacement and other correction and redelivery shall be completed within the original delivery schedule or such later time as Buyer's Authorized SCPA may reasonably direct.

d.
All costs and expenses and loss of value incurred as a result of or in connection with nonconformance and repair, replacement or other correction may be recovered from Seller by equitable price reduction or credit against any amounts that may be owed to Seller under this Purchase Document or otherwise.

12.	SELLER’S NOTICE OF DISCREPANCIES

Seller shall provide written notification to Buyer within one business day after Seller becomes aware that a nonconformance (i) is determined to exist, or (ii) is reasonably believed to exist, on Product already delivered to Buyer under any Purchase Document. The following must be included.

o Affected process or Product number and name
o Description of the problem (i.e. what it is and what it should be);
o Quantity and dates delivered;
o Suspect/affected serial number(s) or date codes, when applicable.

The Seller shall notify the Buyer SCPA and the Buyer Procurement Quality Assurance Field Representative for the Buyer location where the Product was delivered.

If the nonconforming condition has been previously identified by Buyer, using a Nonconformance Record or equivalent means and requesting a corrective action response, the Seller shall notify the Buyer investigator identified on the corrective action request that additional Product is affected.

a.
If a discrepant shipment is received as a result of Seller error, which does not permit inspection and receipt of the shipment, the Seller will be charged one percent of the value of the shipment or a minimum of $100 per discrepant shipment.

b.
If the Seller’s material is rejected at Buyer’s Facility, the Seller will be charged one percent of the value of the shipment or a minimum of $250 per rejection tag, exclusive of the material disposition.

c.
Material shipped above the allowable Purchase Document tolerance on discreet orders or shipments which result in inventory over the maximum levels of a Min/Max order without prior approval from Buyer, will at Buyer’s option be returned at Seller’s expense or Seller will be assessed $150 handling charge.

13.	WARRANTY

a.
Seller warrants that for a period of forty-eight (48) months after acceptance of product by Buyer all products furnished under this Purchase Document shall conform to all specifications and requirements of the Purchase Document and shall be free from defects in materials and workmanship. To the extent products are not manufactured pursuant to detailed designs and specifications furnished by Buyer, the products shall be free from design and specification defects. This warranty shall survive inspection, test and acceptance of, and payment for, the products. This warranty shall run to Buyer and its successors, assigns and customers. Such warranty shall begin after Buyer's final acceptance.

Buyer may, at its option, either (i) return for credit or refund, or (ii) require prompt correction or replacement of the defective or non-conforming products. Return to Seller of defective or nonconforming products and redelivery to Buyer of corrected or replaced products shall be at Seller's expense. Products required to be corrected or replaced shall be subject to this article and the "Inspection" article of this Purchase Document in the same manner and to the same extent as products originally delivered under this Purchase Document, but only as to the corrected or replaced part or parts thereof. Even if the parties disagree about the existence of a breach of this warranty, Seller shall promptly comply with Buyer's direction to: (i) repair, rework or replace the products, or (ii) furnish any materials or parts and installation instructions required to successfully correct the defect or nonconformance. If the parties later determine that Seller did not breach this warranty, the parties shall equitably adjust the Purchase Document price.

General Provisions

b.
Seller warrants that any hardware, software and firmware products delivered under the Purchase Documents shall be able to accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) leap year calculations to the extent that other information technology, used in combination with the information technology being acquired, properly exchanges date/time data with it. The duration of this warranty and the remedies available to Buyer for breach of this warranty shall be as defined in, and subject to, the other warranties contained in this Purchase Document, provided that notwithstanding any provision to the contrary in such warranties, the remedies available to Buyer under this warranty shall include repair or replacement of any noncompliant products discovered and made known to Seller in writing. Nothing in this warranty shall be construed to limit any rights or remedies Buyer may otherwise have under this Purchase Document with respect to defects.

14.	QUALITY CONTROL

Seller must certify that the material/finished parts/services and/or data shall be controlled and tested in accordance with, and will meet specified Purchase Document requirements and applicable specifications.

It is required that the Seller flow down to sub-tier suppliers the applicable requirements in this purchasing document, including quality systems requirements and engineering requirements.

At least annually, the Seller shall conduct an internal audit to ensure compliance to their quality system and the controlling quality assurance document.

The Seller shall promptly notify Buyer of any of the following: changes in the management representative with assigned responsibility and authority for the quality system; change to company name (through sale or merger); change in location of manufacturing facility; intent to file bankruptcy.

When specifically requested by Buyer, Seller shall make specified quality data and/or approved design data available in the English language. The Seller shall maintain an English language translation of (1) its quality manual, (2) the operating instructions that implement the quality manual requirements, and (3) an index of all other Seller procedures that contain quality requirements. Buyer may require additional documentation to be translated, including but not limited to: shop Orders, technical specifications, certificates, reports, and nonconformance documents.

The Seller shall immediately notify Buyer in writing of any change to the manufacturing facility location of the part number or assembly covered by the Purchase Document.

Unless otherwise specified all Supplier notifications to Buyer shall be communicated in writing to the Buyer Procurement Agent and the Primary Buyer Procurement Quality Representative.

General Provisions

Seller shall ensure right of entry and provide all reasonable facilities to Buyer, Buyer Customer, and Regulatory Agency personnel to inspect and evaluate Seller’s facilities, systems, data, equipment, personnel and any articles that will be incorporated into a Buyer type-certificated product. While Buyer reserves the right to conduct inspection on a surveillance basis or to the extent of 100 percent inspection, no shipments are to be held for Buyer inspection unless Buyer Source Acceptance is invoked on the Purchase Document. This right will extend to all facilities involved in the order.

Seller shall maintain, on file at the seller’s facility, Quality records traceable to the conformance of product/part numbers delivered to Buyer. Seller shall make such records available to regulatory authorities and Buyer’s authorized representatives. Seller shall retain such records for a period of not less than (7) seven years from the date of shipment under each applicable Purchase Document for all product/part numbers unless otherwise specified on the Purchase Documents. Seller shall maintain all records related to the current first article inspection (FAI) for (7) seven years past final delivery of the last Product covered by the FAI.

At the expiration of such period, Buyer reserves the right to request delivery of such records. In the event Buyer chooses to exercise this right, Seller shall promptly deliver such records to Buyer at no additional cost on media agreed to by both parties.

Seller shall strictly control all inventory of Buyer proprietary product that is in excess of contracted quantity to prevent product from being sold or provided to any third party without prior written authorization from Buyer.

Non-conforming Parts and Corrective Action

Seller shall provide written notification to Buyer within one (1) business day when a nonconformance is determined to exist, or is suspected to exist, on product already delivered to Buyer under this Purchase Document when any of the following is known:

a.	Affected process or product number and nomenclature;

b.	Description of the problem (i.e., what it is and what it should be);

c.	Suspect/affected serial number(s) or date codes, when applicable;

Notification shall include the above information as a minimum. The Seller shall notify the Buyer’s SCPA who manages the Purchase Document, and as applicable the Buyer Procurement Quality Assurance Field Representative, the Buyer Procurement Quality Assurance organization where product was procured and the supporting Buyer Procurement Quality Assurance organization where the product was delivered

When Buyer notifies Seller of a detected nonconformance, Seller shall immediately take action to eliminate the nonconformance on all products in Seller’s control. Seller shall also maintain on file verification that root cause corrective action has occurred and has resolved the subject condition. At the specific request of Buyer, this verification shall occur for the next five (5) shipments after implementation of the corrective action to ensure detected nonconformance has been eliminated. Buyer reserves the right to review the verification data at Seller’s facility or have the data submitted to Buyer.

Where Seller is requested to submit a corrective action report, Seller will submit its response within ten (10) days of receipt of such request unless an extension is otherwise provided by Buyer. Any corrective action report submitted to Buyer shall be in the format specified by Buyer. If after submittal to Buyer, Seller determines need for revision, Seller shall immediately notify Buyer of such revision. In the event Seller is unable to respond within the allotted ten day time frame, Seller shall submit a request for extension which shall include the reason for the extension request and the time need to complete the corrective action report.

In the event seller receives approval from Buyer’s SCPA, prior to submitting non-conforming material and/or hardware, the seller shall document and process said items in accordance with Buyer MAA1- 10034-1 Supplier Non-conformance.

General Provisions

Seller shall not use dispositions of use-as-is or repair on Buyer-designed product unless current revision of Seller’s Material Review Board (MRB) plan complies with MAA7-70001-1, Requirements for Obtaining MRB Authority by Buyer Suppliers, and has been approved by Buyer.

The disposition “regrade” shall not be used on products of Buyer proprietary design.

Seller must achieve and maintain a 98% site quality acceptance rate, which is a prerequisite for delegated inspection authority awarded at Spirit Aero Systems’ discretion. Should the acceptance rating fall below 98% the Seller shall be responsible for one or more of the following as directed by Buyer:

a.	Obtaining source inspection from a Buyer-qualified contractor at Seller’s own expense;

b.	Reimbursing Buyer for reasonable Buyer costs incurred at the point of manufacture (i.e. Seller’s site) to verify product conformance;

c.	Reimburse Buyer for reasonable Buyer costs incurred at the point of receipt to verify product conformance.

The site quality acceptance rate is a calculation of the ratio of acceptable units delivered to the total units delivered, or an alternate criteria quality acceptance rating, equivalent to 98% as defined by the contracting Buyer site(s).

Seller shall perform First Article Inspections (FAIs) in accordance with AS9102 – Aerospace – First Article Inspection Requirement. When documenting the FAI, the Seller may use the forms contained within AS9102, or equivalent forms so long as they contain the minimum information required by AS9102. Tooling - Seller shall inspect all tools to the Engineering immediately on receipt of the tools and shall perform a first part inspection to the Engineering. If tools require rework, Buyer is to be notified immediately.

Supplier Surveillance – Work under this Purchase Document is subject to Buyer surveillance at supplier’s facility. Buyer quality control representative may elect to conduct inspection either on a random basis or to the extent of 100 percent inspection. Supplier will be notified if Buyer inspection is to be conducted on specific shipments. No shipments are to be held for Buyer inspection unless notification is received prior to, or at time of, product being ready for shipment.

Digital Data – When a Seller uses Buyer digital data as authority for design and/or inspection, then the Seller must be approved for Digital Product Definition and comply with the requirements of MMA1-10009- 1, Quality Assurance Standard for Digital Product Definition at Buyer Suppliers, or contractual requirements. Seller recognizes that prior to the receipt of digital data a proprietary information agreement must be on file with Buyer.

15.	REGULATORY APPROVALS

For aircraft regulated by the FAA or non-U.S. equivalent agency, regulatory approval may be required for Seller to make direct sales (does not include “direct ship” sale through Buyer) of modification or replacement parts to owners/operators of type-certificated aircraft. Regulatory approval, such as Parts Manufacturer Approval (PMA), is granted by the FAA or appropriate non-U.S. equivalent regulatory agency. Seller agrees not to engage in any such direct sales of products under this Agreement without regulatory approval. Any breach of this provision will be deemed a material breach of this Agreement. For Seller proprietary parts, Seller agrees to notify Buyer of application for PMA or other applicable regulatory approval and subsequent approval or denial of same. Upon receipt of proof of PMA or other applicable regulatory approval, Buyer may list Seller in the Illustrated Parts Catalog as seller of that part.

16.	TAXES

Unless this Purchase Document specifies otherwise, the price of this Purchase Document includes, and Seller is liable for and shall pay, all taxes, impositions, charges and exactions imposed on or measured by this Purchase Document except for applicable sales and use taxes that are separately stated on Seller's invoice. Prices shall not include any taxes, impositions, charges or exactions for which Buyer has furnished a valid exemption certificate or other evidence of exemption.

General Provisions

17.	INVOICES AND PAYMENT

Unless otherwise authorized by Buyer's Authorized SCPA, Seller shall issue a separate original invoice for each delivery that shall include Buyer's Purchase Document number and line item number. Seller shall forward its invoice to the address specified elsewhere in this Purchase Document. Unless freight or other charges are itemized, Buyer may take any offered discount on the full amount of the invoice. Payment due date, including discount periods, shall be computed from the later of the scheduled delivery date, the actual delivery date or the date of receipt of a correct invoice. Payment shall be deemed made on the date Buyer's check is mailed or payment is otherwise tendered. Seller shall promptly repay Buyer any amounts paid in excess of amounts due Seller. Payment Terms are Net 60 days.

18.	CHANGES

a.
Buyer's Authorized SCPA may, without notice to sureties and in writing, direct changes within the general scope of this Purchase Document in any of the following: (i) technical requirements and descriptions, specifications, statement of work, drawings or designs; (ii) shipment or packing methods; (iii) place of delivery, inspection or acceptance; (iv) reasonable adjustments in quantities or delivery schedules or both; (v) amount of Buyer-furnished property; and, if this Purchase Document includes services, (vi) description of services to be performed; (vii) time of performance (e.g., hours of the day, days of the week); (viii) place of performance, and (ix) terms and conditions of this Purchase Document required to meet Buyer’s obligations under Government prime contracts or subcontracts. Seller shall comply immediately with such direction.

b.
If such change increases or decreases the cost or time required to perform this Purchase Document, Buyer and Seller shall negotiate an equitable adjustment in the price or schedule, or both, to reflect the increase or decrease. Buyer shall modify this Purchase Document in writing accordingly. Unless otherwise agreed in writing, Seller must assert any claim for adjustment to Buyer's Authorized SCPA in writing within thirty (30) days and deliver a fully supported proposal to Buyer's Authorized SCPA within sixty (60) days after Seller's receipt of such direction. Buyer may, at its sole discretion, consider any claim regardless of when asserted. If Seller's proposal includes the cost of property made obsolete or excess by the change, Buyer may direct the disposition of the property. Buyer may examine Seller's pertinent books and records to verify the amount of Seller's claim. Failure of the parties to agree upon any adjustment shall not excuse Seller from performing in accordance with Buyer's direction.

c.
If Seller considers that Buyer's conduct constitutes a change, Seller shall notify Buyer's Authorized SCPA immediately in writing as to the nature of such conduct and its effect upon Seller's performance. Pending direction from Buyer's Authorized SCPA, Seller shall take no action to implement any such change.

19.	SUSPENSION OF WORK

a.
Buyer's Authorized SCPA may, by written Order, suspend all or part of the work to be performed under this Purchase Document for a period not to exceed one hundred (150) days. Within such period of any suspension of work, Buyer shall (i) cancel the suspension of work Order; (ii) terminate this Purchase Document in accordance with the "Termination for Convenience" article of this Purchase Document; (iii) cancel this Purchase Document in accordance with the "Cancellation for Default" article of this Purchase Document; or (iv) extend the stop work period.

b.
Seller shall resume work whenever a suspension is canceled. Buyer and Seller shall negotiate an equitable adjustment in the price or schedule or both if (i) this Purchase Document is not canceled or terminated; (ii) the suspension results in a change in Seller's cost of performance or ability to meet the Purchase Document delivery schedule; and (iii) Seller submits a claim for adjustment within thirty (30) days after the suspension is canceled.

General Provisions

20.	TERMINATION FOR CONVENIENCE

Basis for Termination; Notice

Buyer may, from time to time terminate all or part of any Purchase Document by written notice to Seller. Any such written notice of termination shall specify the effective date and the extent of any such termination.

Termination Instructions

On receipt of a written notice of termination, unless otherwise directed by Buyer, Seller shall:

a.	Immediately stop work as specified in the notice;

b.
Immediately terminate its subcontracts and Purchase Documents relating to work terminated; c Use commercially reasonable efforts to settle any termination claims made by its subcontractors or suppliers. It is advisable that Seller review such claims with Buyer prior to settlement, however Seller shall not be required to obtain pre-approval from Buyer, provided, that with respect to any payments made by Seller without Buyer’s prior approval, Buyer shall be obligated to pay Seller only that portion of such termination claims as are compensable under the Seller’s Claim portion of the Clause.

d.	Preserve and protect all terminated inventory and products;

e.
At Buyer's request, transfer title (to the extent not previously transferred) and deliver to Buyer or Buyer's designee all supplies and materials, work-in-process, Tooling and manufacturing drawings and data produced or acquired by Seller for the performance of this Agreement and any Purchase Document, all in accordance with the terms of such request;

f.	Be compensated for such items to the extent provided below;

g.
Take all reasonable steps required to return, or at Buyer's option and with prior written approval to destroy, all Buyer Proprietary Information and Items in the possession, custody or control of Seller or any of its subcontractors or suppliers;

h.	Take such other action as, in Buyer's reasonable opinion, may be necessary, and as Buyer shall direct in writing, to facilitate termination of the Purchase Document; and

i.	Complete performance of the work not terminated.

Seller's Claim

If Buyer terminates a Purchase Document in whole or in part Seller shall have the right to submit a written termination claim to Buyer. Such termination claim shall be asserted to Buyer within forty-five (45) calendar days and all documentation supporting said claim must be asserted not later than six (6) months after Seller's receipt of the termination notice and shall be in the form prescribed by Buyer using Spirit AeroSystems form F08-04597. Such claim must contain sufficient detail to explain the amount claimed, including detailed inventory schedules and a detailed breakdown of all costs claimed separated into categories (e.g., materials, purchased parts, finished components, labor, burden, general and administrative), and to explain the basis for allocation of all other costs. In no event shall claims for nonrecurring engineering be considered or paid by Buyer to Seller. Seller shall be entitled to compensation in accordance with and to the extent allowed under the terms of FAR 52-249-2 (May 2004) paragraphs (e)-(i), ( which may be accessed via the World Wide Web address www.acquisition.gov/far); without Alternates, unless alternate clause date is called out on the Purchase Documents which is incorporated herein by reference except "Government" and "Contracting Officer" shall mean Buyer, "Contractor" shall mean Seller and "Contract" shall mean Purchase Documents and “1 year” shall be “6 months”. Seller shall indemnify Buyer and hold Buyer harmless from and against (i) any and all claims, suits and proceedings against Buyer by any subcontractor or supplier of Seller in respect of any such termination and (ii) any and all costs, expenses, losses and damages incurred by Buyer in connection with any such claim, suit or proceeding.

Failure to Submit a Claim

Notwithstanding any other provision of this General Provisions, if Seller fails to submit a termination claim within the time period set forth above, Seller shall be barred from submitting a claim and Buyer shall have no obligation for payment to Seller except for those products previously delivered and accepted by Buyer. Partial Termination

Any partial termination of a Purchase Document shall not alter or affect the terms and conditions of the Purchase Documents or any order(s) with respect to products not terminated.

Product Price

Termination shall not result in any change to unit prices for products not terminated.

General Provisions

Exclusions or Deductions

The following items shall be excluded or deducted from any claim submitted by Seller:

a.	All unliquidated advances or other payments made by Buyer to Seller pursuant to a terminated Purchase Document;

b.	Any claim which Buyer has against Seller;

c.	The agreed price for scrap allowance;

d.	Except for normal spoilage and any risk of loss assumed by Buyer, the agreed fair value of property that is lost, destroyed, stolen or damaged.

Partial Payment/Payment Payment, if any, shall be made thirty (30) days after settlement between the parties or as otherwise agreed to between the parties. Buyer may make partial payments and payments against costs incurred by Seller for the terminated portion of the Purchase Document. If the total payments exceed the final amount determined to be due, Seller shall repay the excess to Buyer upon demand.

Seller's Accounting Practices Buyer and Seller agree that Seller's "normal accounting practices" used in developing the price of the Product(s) shall also be used in determining the allocable costs at termination. For purposes of this General Provisions, Seller's "normal accounting practices" refers to Seller's method of charging costs as a direct charge, overhead expense, general administrative expense, etc.

Records Unless otherwise provided in this Agreement or by law, Seller shall maintain all financial records and documents relating to the terminated portion of the Purchase Document for three (3) years after final settlement of Seller's termination claim.

21.	CANCELLATION FOR DEFAULT

Events of Default

The occurrence of any one or more of the following events shall constitute an "Event of Default".

a.	Any failure by Seller to deliver, when and as required by the order(s), any Product, or

b.	Any failure by Seller to provide an acceptable Assurance of Performance or,

c.	Seller is or has participated in the sale, purchase or manufacture of airplane parts without the required approval of the FAA or appropriate non-U.S. equivalent regulatory agency; or

d.	Buyer revokes Seller’s Quality Assurance System approval, if applicable; or,

e.
Any failure by Seller to perform or comply with any obligation set forth in this Agreement and such failure shall continue unremedied for a period of ten (10) days or more following receipt by Seller of notice from Buyer specifying such failure; or

f.
(1) the suspension, dissolution or winding-up of Seller's business, (2) Seller's insolvency, or its inability to pay debts, or its nonpayment of debts, as they become due, (3) the institution of reorganization, liquidation or other such proceedings by or against Seller or the appointment of a custodian, trustee, receiver or similar Person for Seller's properties or business, (4) an assignment by Seller for the benefit of its creditors, or (5) any action of Seller for the purpose of effecting or facilitating any of the foregoing.

Remedies

If any Event of Default shall occur:

a.	Cancellation

Buyer may, by giving written notice to Seller, immediately cancel any Purchase Document, in whole or in part, and Buyer shall not be required after such notice to accept the tender by Seller of any products subject to the cancellation.
Seller shall continue work not canceled. If Buyer cancels all or part of the Purchase Document, Seller shall be liable for Buyer’s excess re-procurement costs.

b.	Cover

Buyer may manufacture, produce or provide, or may engage any other persons to manufacture, produce or provide, any products in substitution for the products to be delivered or provided by Seller. In addition to any other remedies or damages available to Buyer hereunder or at law or in equity, Buyer may recover from Seller the difference between the price for each such Product and the aggregate expense, including, without limitation, administrative and other indirect costs, paid or incurred by Buyer to manufacture, produce or provide, or engage other persons to manufacture, produce or provide, each such Product.

General Provisions

c.
Buyer may require Seller to transfer title and deliver to Buyer, as directed by Buyer, any (i) completed Goods, and (ii) any partially completed Goods and materials, parts, tools, dies, jigs, fixtures, plans, drawings, information and contract rights (collectively, "Manufacturing Materials") that Seller has specifically produced or acquired for the canceled portion of this Purchase Document. Upon direction from Buyer, Seller shall also protect and preserve property in its possession in which Buyer or its Customer has an interest.

d.	Rework or Repair

Where allowed by the applicable regulatory authority, Buyer or its designee may rework or repair any Product;

e.	Setoff

Buyer shall, at its option, have the right to set off against and apply to the payment or performance of any obligation, sum or amount owing at any time to Buyer hereunder or under any Purchase Document, all deposits, amounts or balances held by Buyer for the account of Seller and any amounts owed by Buyer to Seller, regardless of whether any such deposit, amount, balance or other amount or payment is then due and owing.

f.	Tooling and other Materials

As partial compensation for the additional costs which Buyer will incur as a result of the transfer of production capabilities from Seller to Buyer or Buyer's designee, Seller shall upon the request of Buyer, transfer and deliver to Buyer or Buyer's designee title to any or all (i) tooling, (ii) Buyer- furnished material, (iii) raw materials, parts, work-in-process, incomplete or completed assemblies, and all other products or parts thereof in the possession or under the effective control of Seller or any of its subcontractors or suppliers (iv) Proprietary Information and Materials of Buyer including without limitation planning data, drawings and other Proprietary Information and Materials relating to the design, production, maintenance, repair and use of tooling, in the possession or under the effective control of Seller or any of its subcontractors or suppliers, in each case free and clear of all liens, claims or other rights of any person.

Seller shall be entitled to receive from Buyer reasonable compensation for any item accepted by Buyer which has been transferred to Buyer pursuant Section (except for any item the price of which has been paid to Seller prior to such transfer); provided, however, that such compensation shall not be paid directly to Seller, but shall be accounted for as a setoff against any damages payable by Seller to Buyer as a result of any Event of Default.

Remedies Generally

No failure on the part of Buyer in exercising any right or remedy hereunder, or as provided by law or in equity, shall impair, prejudice or constitute a waiver of any such right or remedy, or shall be construed as a waiver of any Event of Default or as acquiescence therein. No single or partial exercise of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No acceptance of partial payment or performance of any of Seller's obligations hereunder shall constitute a waiver of any Event of Default or a waiver or release of payment or performance in full by Seller of any such obligation. All rights and remedies of Buyer hereunder and at law and in equity shall be cumulative and not mutually exclusive and the exercise of one shall not be deemed a waiver of the right to exercise any other. Nothing contained in this Agreement shall be construed to limit any right or remedy.

If after cancellation, it is determined that Seller is not at fault, the rights and remedies of the parties shall be as if the Purchase Document had been terminated according to the Termination for Convenience article of this Purchase Document.

General Provisions

22.	DISPUTES

Any dispute that arises under or is related to this Purchase Document that cannot be settled by mutual agreement of the parties may be decided by a court of competent jurisdiction. Pending final resolution of any dispute, Seller shall proceed with performance of this Purchase Document according to Buyer's instructions so long as Buyer continues to pay amounts not in dispute.

23.	ASSURANCE OF PERFORMANCE

If Buyer determines, at any time or from time to time, that it is not sufficiently assured of Seller's full, timely and continuing performance hereunder, or if for any other reason Buyer has reasonable grounds for insecurity, Buyer may request, by notice to Seller, written assurance (hereafter an "Assurance of Performance") with respect to any specific matters affecting Seller's performance hereunder, that Seller is able to perform all of its respective obligations under any Purchase Document when and as specified herein. Each Assurance of Performance shall be delivered by Seller to Buyer as promptly as possible, but in any event no later than ten (10) calendar days following Buyer's request therefore and each Assurance of Performance shall be accompanied by any information, reports or other materials, prepared by Seller, as Buyer may reasonably request. Except as to payment for accepted products, Buyer may suspend all or any part of Buyer's performance hereunder until Buyer receives an Assurance of Performance from Seller satisfactory in form and substance to Buyer.

Meetings and Information

Buyer may request one or more meetings with senior management or other employees of Seller for the purpose of discussing any request by Buyer for Assurance of Performance or any Assurance of Performance provided by Seller. Seller shall make such persons available to meet with representatives of Buyer as soon as may be practicable following a request for any such meeting by Buyer and Seller shall make available to Buyer any additional information, reports or other materials in connection therewith as Buyer may reasonably request.

24.	EXCUSABLE DELAY

If delivery of any Product is delayed by unforeseeable circumstances beyond the control and without the fault or negligence of Seller or of its suppliers or subcontractors (any such delay being hereinafter referred to as "Excusable Delay"), the delivery of such Product shall be extended for a period to be determined by Buyer after an assessment by Buyer of alternative work methods. Excusable Delays may include, but are not limited to, acts of God, war, terrorist acts, riots, acts of government, fires, floods, epidemics, quarantine restrictions, freight embargoes, strikes or unusually severe weather, but shall exclude Seller's noncompliance with any rule, regulation or order promulgated by any governmental agency for or with respect to environmental protection. However, the above notwithstanding, Buyer expects Seller to continue production, recover lost time and support all schedules as established under the Purchase Documents. Therefore, it is understood and agreed that (i) delays of less than two (2) days duration shall not be considered to be Excusable Delays unless such delays shall occur within thirty (30) days preceding the scheduled delivery date of any Product and (ii) if delay in delivery of any Product is caused by the default of any of Seller's subcontractors or suppliers, such delay shall not be considered an Excusable Delay unless the supplies or services to be provided by such subcontractor or supplier are not obtainable from other sources in sufficient time to permit Seller to meet the applicable delivery schedules. If delivery of any Product is delayed by any Excusable Delay for more than three (3) months, Buyer may, without any additional extension, cancel all or part of any Purchase Document with respect to the delayed Products, and exercise any of its remedies in accordance with General Provisions Clause 21, provided however, that Buyer shall not be entitled to monetary damages or specific performance to the extent Seller's breach is the result of an Excusable Delay.

General Provisions

25.	LIMITATION OF SELLER’S RIGHTS TO ENCUMBER ASSETS

Seller warrants to Buyer that it has good title to all inventory, work-in-process, tooling and materials to be supplied by Seller in the performance of its obligations under any Purchase Document. Pursuant to the provisions of such Purchase Document, Seller will transfer to Buyer title to such inventory, work-in- process, tooling and materials whether transferred separately or as part of any Product delivered under the Purchase Document, free of any liens, charges, encumbrances or rights of others.

26.	SELLERS RESPONSIBILITY FOR PAYMENT

Seller will be responsible for the prompt payment of all persons who perform labor upon or furnish services, materials, equipment, supplies, or other items used or to be used in the performance of the work called for by this Purchase Document, and Seller shall defend protect and save harmless Buyer, Inc. from and against all liens, claims, suits and actions for such labor, services, materials, equipment, supplies or other items whether brought by Seller's subcontractors or any lower tier subcontractors.

27.	NOTICE OF LABOR NEGOTIATIONS

When requested by Buyer, Seller will provide status on labor contracts and pending negotiations, including that of Seller’s subcontractors or suppliers, except as may be prohibited by law.

28.	ASSIGNMENT, DELEGATION AND SUBCONTRACTING

Seller shall not assign any of its rights or interest in this Purchase Document or subcontract all or substantially all of its performance of this Purchase Document, without Buyer's prior written consent. Seller shall not delegate any of its duties or obligations under this Purchase Document. Seller may assign its right to monies due or to become due. No assignment, delegation or subcontracting by Seller, with or without Buyer's consent, shall relieve Seller of any of its obligations under this Purchase Document or prejudice any of Buyer's rights against Seller whether arising before or after the date of any assignment. This article does not limit Seller's ability to purchase standard commercial supplies or raw materials.

29.	PUBLICITY

Without Buyer's prior written approval, Seller shall not, and shall require that its subcontractors at any tier shall not, release any publicity, advertisement, news release or denial or confirmation of same regarding this Purchase Document or the products or program to which it pertains. Seller shall be liable to Buyer for any breach of such obligation by any subcontractor.

30.	BUYER’S PROPERTY

Seller shall clearly mark, maintain an inventory of, and keep segregated or identifiable all of Buyer's property and all property to which Buyer acquires an interest by virtue of this Purchase Document. Seller assumes all risk of loss, destruction or damage of such property while in Seller's possession, custody or control, including any transfer to Seller’s subcontractors. Upon request, Seller shall provide Buyer with adequate proof of insurance against such risk of loss. Seller shall not use such property other than in performance of this Purchase Document without Buyer's prior written consent. Seller shall notify Buyer's Authorized SCPA if Buyer's property is lost, damaged or destroyed. As directed by Buyer, upon completion, termination or cancellation of this Purchase Document, Seller shall deliver such property, to the extent not incorporated in delivered products, to Buyer in good condition subject to ordinary wear and tear and normal manufacturing losses. Nothing in this article limits Seller's use, in its direct contracts with the Government, of property in which the Government has an interest.

General Provisions

31.	PATENT, TRADEMARK AND COPYRIGHT INDEMNITY

Seller will indemnify, defend and hold harmless Buyer and its customer from all claims, suits, actions, awards (including, but not limited to, awards based on intentional infringement of patents known at the time of such infringement, exceeding actual damages and/or including attorneys' fees and/or costs), liabilities, damages, costs and attorneys' fees related to the actual or alleged infringement of any United States or foreign intellectual property right (including, but not limited to, any right in a patent, copyright, industrial design or semiconductor mask work, or based on misappropriation or wrongful use of information or documents) and arising out of the manufacture, sale or use of products by either Buyer or its customer. Buyer and/or its customer will duly notify Seller of any such claim, suit or action; and Seller will, at its own expense, fully defend such claim, suit or action on behalf of indemnitees.

Seller will have no obligation under this article with regard to any infringement arising from

a.	Seller's compliance with formal specifications issued by Buyer where infringement could not be avoided in complying with such specifications or

b.
Use or sale of products in combination with other items when such infringement would not have occurred from the use or sale of those products solely for the purpose for which they were designed or sold by Seller.

For purposes of this article only, the term Buyer will include Buyer, Inc. and all Buyer, Inc., subsidiaries and all officers, agents and employees of Buyer, Inc., or any Buyer, Inc., subsidiary.

32.	BUYER’S RIGHTS IN SELLER’S PATENTS, COPYRIGHTS, TRADE SECRETS AND TOOLING

Seller hereby grants to Buyer an irrevocable, nonexclusive, paid-up worldwide license to practice and/or use, and license others to practice and/or use on Buyer's behalf, all of Seller's patents, copyrights, trade secrets (including, without limitation, designs, processes, drawings, technical data and tooling), industrial designs, semiconductor mask works, and tooling (collectively hereinafter referred to as "Licensed Property") related to the development, production, maintenance or repair of products. Buyer hereafter retains all of the aforementioned license rights in Licensed Property, but Buyer hereby covenants not to exercise such rights except in connection with the making, having made, using and selling of products or products of the same kind provided that such Product cannot, in Buyer’s sole determination, be reasonably obtained in the required time frame at a reasonable price from commercially available sources (including Buyer) without the use of Seller’s Licensed Property and if one or more of the following situations occur:

a.	Seller discontinues or suspends business operations or the production of any or all of the products;

b.	Seller is acquired by or transfers any or all of its rights to manufacture any Product to any third party, whether or not related, without Buyer’s prior written concurrence;

c.	Buyer cancels this Agreement or any Purchase Document for cause;

d.
In Buyer's judgment it becomes necessary, in order for Seller to comply with the terms of the Purchase Document(s), for Buyer to provide support to Seller (in the form of design, manufacturing, or on-site personnel assistance) substantially in excess of that which Buyer normally provides to its suppliers;

e.
Seller's trustee in bankruptcy (or Seller as debtor in possession) fails to assume the Purchase Document(s) by formal entry of an order in the bankruptcy court within sixty (60) days after entry of an order for relief in a bankruptcy case of the Seller, or Buyer elects to retain its rights to Licensed Property under the bankruptcy laws;

f.
Seller is at any time insolvent (whether measured under a balance sheet test or by the failure to pay debts as they come due) or the subject of any insolvency or debt assignment proceeding under state or non-bankruptcy law; or

g.
Seller voluntarily becomes a debtor in any case under bankruptcy law or, in the event an involuntary bankruptcy petition is filed against Seller, such petition is not dismissed within thirty (30) days.

As a part of the license granted under this Section, Seller shall, at the written request of Buyer and at no additional cost to Buyer, promptly deliver to Buyer any and all Licensed Property considered by Buyer to be necessary to satisfy Buyer's requirements for products and their substitutes.

General Provisions

33.	PROPRIETARY INFORMATION AND ITEMS

Buyer and Seller shall each keep confidential and protect from disclosure all (a) confidential, proprietary, and/or trade secret information; including editorial revisions, annotations, elaborations, or any other forms in which such confidential, proprietary, and/or trade secret information may be modified, recast, transformed, translated, condensed, or otherwise adapted; (b) tangible items and software containing, conveying, or embodying such information; and (c) tooling obtained from and/or belonging to the other in connection with the Purchase Document (collectively referred to as "Proprietary Information and Materials"). Buyer and Seller shall each use Proprietary Information and Materials of the other only in the performance of and for the purpose of the Purchase Document. Provided, however, that despite any other obligations or restrictions imposed by this General Provisions Clause 33, Buyer shall have the right to use, disclose and copy Seller's Proprietary Information and Materials for the purposes of testing, certification, use, sale, or support of any item delivered under the Purchase Document or any airplane including such an item; and any such disclosure by Buyer shall, whenever appropriate, include a restrictive legend suitable to the particular circumstances. Each party shall maintain restrictive legends placed by the other party on Proprietary Information and Materials of the other party on all copies made of the other party’s Proprietary Information and Materials. The restrictions on disclosure or use of Proprietary Information and Materials by Seller shall apply to all materials derived by Seller or others from Buyer's Proprietary Information and Materials.

Upon Buyer's request at any time, and in any event upon the completion, termination or cancellation of the Purchase Document, Seller shall return all of Buyer's Proprietary Information and Materials, and all materials derived from Buyer's Proprietary Information and Materials to Buyer unless specifically directed otherwise in writing by Buyer. Seller shall not, without the prior written authorization of Buyer, sell or otherwise dispose of (as scrap or otherwise) any parts or other materials containing, conveying, embodying, or made in accordance with or by reference to any Proprietary Information and Materials of Buyer. Prior to disposing of such parts or materials as scrap, Seller shall render them unusable. Buyer shall have the right to audit Seller's compliance with this General Provisions Clause 33. Seller may disclose Proprietary Information and Materials of Buyer to its subcontractors as required for the performance of an Order, provided that each such subcontractor first assumes, by written agreement, the same obligations imposed upon Seller under this General Provisions Clause 33 relating to Proprietary Information and Materials; and Seller shall be liable to Buyer for any breach of such obligation by such subcontractor. The provisions of this General Provisions Clause 33 are effective in lieu of, and will apply notwithstanding the absence of, any restrictive legends or notices applied to Proprietary Information and Materials; and the provisions of this General Provisions Clause 33 shall survive the performance, completion, termination or cancellation of the Purchase Document. This General Provisions Clause 33 supersedes and replaces any and all other prior agreements or understandings between the parties to the extent that such agreements or understandings relate to Buyer's obligations relative to confidential, proprietary, and/or trade secret information, or tangible items containing, conveying, or embodying such information, obtained from Seller and related to any Product, regardless of whether disclosed to the receiving party before or after the effective date of the Purchase Document.

34.	RECORDS AND AUDIT

Seller shall maintain complete and accurate records. Such records shall support all services performed, allowances claimed and costs incurred by Seller in the performance of each Purchase Document, including but not limited to those factors which comprise or affect direct labor hours, direct labor rates, material costs, burden rates and subcontracts. Such records and other data shall be capable of verification through audit and analysis by Buyer and be available to Buyer at Seller's facility for Buyer's examination, reproduction, and audit at all reasonable times from the date of the applicable Purchase Document until three (3) years after final payment under such Purchase Document. Seller shall provide assistance to interpret such data if requested by Buyer. Such examination shall provide Buyer with complete information regarding Seller's performance for use in price negotiations with Seller relating to existing or future Purchase Documents for products, including but not limited to negotiation of equitable adjustments for changes and termination/obsolescence claims pursuant to Section 11 of this document. Buyer shall treat all information disclosed under this Purchase Document section as confidential, unless required by U.S. Government contracting regulation(s).

General Provisions

35.	FINANCIAL DATA

If requested, Seller shall provide financial data, on a quarterly basis, or as requested to the Buyer Credit Management Office for credit and financial condition reviews. Said data shall include but not be limited to balance sheets, schedule of accounts payable and receivable, major lines of credit, creditors, income statements (profit and loss), cash flow statements, firm backlog, and headcount. Copies of such data are to be made available within seventy-two (72) hours of any written request by the Buyer Credit Management Office. Buyer shall treat all such information as confidential.

36.	RIGHTS OF BUYER’S CUSTOMERS AND REGULATORS TO PERFORM INSPECTION, SURVEILLANCE AND TESTING

Buyer's rights to perform inspections, surveillance and tests and to review procedures, practices, processes and related documents related to quality assurance, quality control, flight safety and configuration control shall extend to the customers of Buyer that are departments, agencies or instrumentalities of the United States Government and to the United States Government Federal Aviation Administration and any successor agency or instrumentality of the United States Government. Buyer may also, at Buyer's option, by prior written notice from Buyer's Authorized SCPA, extend such rights to other customers of Buyer and to agencies or instrumentalities of foreign governments equivalent in purpose to the Federal Aviation Administration. Seller shall cooperate with any such United States Government- directed or Buyer-directed inspection, surveillance, test or review without additional charge to Buyer. Nothing in this Purchase Document shall be interpreted to limit United States Government access to Seller's facilities pursuant to law or regulation.

37.	GRATUITIES

Seller warrants that neither it nor any of its employees, agents, or representatives have offered or given, or will offer or give, any gratuities to Buyer's employees, agents or representatives for the purpose of securing this Purchase Document or securing favorable treatment under this Purchase Document.

38.	INTERNATIONAL COOPERATION

Market Access and Sales Support

Seller agrees to work with Buyer to develop a lean global supply stream through application of shared strategies and tactics which support market access, and international business strategy. Buyer and Seller agree to work together to identify countries where Seller may subcontract and manage associated supply chain in support of Buyer's market access and international business strategy. With respect to work covered by the Purchase Documents, and if directed by Buyer, Seller shall use commercially reasonable efforts to procure from subcontractors and manage associated supply chain, in countries selected by Buyer, goods and services having a value of not more than twenty-five-percent (25%) of the total Shipset Price of all undelivered Shipsets as of the date of such notice. Such direction shall be at Buyer's sole option and may occur at any time during the performance of the Purchase Document; provided that Seller shall not be required to breach any then existing subcontract. Seller may satisfy such requirement through purchases either related or not related to the Purchase Document. If Seller is directed by Buyer to subcontract any part of its Work Packages and Seller anticipates an increase to the Price of the Purchase Document as a result of such direction, Seller shall notify Buyer in writing within thirty (30) days of such direction. If there is a cost or schedule impact, Buyer shall respond within thirty (30) days on whether Seller is to proceed. In such cases if Buyer directs Seller to proceed and there is a resulting increase to the Price of the Purchase Document, then the Parties will mutually agree to an equitable adjustment in Price.

Offset Assistance

Seller shall use commercially reasonable efforts to cooperate with Buyer in the fulfillment of any non- United States offset program obligation that Buyer may have accepted as a condition of the sale of a Buyer product. In the event that Seller is either directed by Buyer or on its own solicits bids and/or proposals for, or procures or offers to procure any goods or services relating to the work covered by the Purchase Document from any source outside of the United States, Buyer shall be entitled, to the exclusion of all others, to all industrial benefits and other "offset" credits which may result from such solicitations, procurements or offers to procure. Seller shall take any commercially reasonable actions that may be required on its part to assure that Buyer receives such credits. If Seller is directed by Buyer to subcontract any part of its Product(s) to a country in which Buyer has an offset obligation, and Seller anticipates an increase to the Price of the Product(s) as a result of such direction, Seller shall notify Buyer in writing within thirty (30) days of such direction. If there is a cost or schedule impact, Buyer shall respond within thirty (30) days on whether Seller is to proceed. In such cases if Buyer directs Seller to proceed and there is a resulting increase to the Price of the Product(s), then the Parties will mutually agree to an equitable adjustment in Price.

General Provisions

Credit Against Sales

It is understood that Buyer may wish to claim part or all of the value of this Purchase Document as credit against a current or future Buyer offset obligation in country where Seller is located. The full value of this Purchase Document shall be held in account by the Government of the country where Seller is located and may be applied, at Buyer's sole determination, to satisfy any future offset obligations Buyer may accept as a condition of the sale of any Buyer product in the country where Seller is located. Seller will use its best efforts to assist Buyer in working with the appropriate government officials to obtain the offset credit being sought.

39.	GENERAL & INTERNATIONAL REQUIREMENTS

Language

The Parties hereto have agreed that this Agreement be drafted in American English only. Where Seller resides in Quebec, Canada, les parties aux presentes tes ont convenu de rediger ce contrat en Anglais seulement. All contractual documents and all correspondence, invoices, notices and other documents shall be submitted in American English. Any necessary conversations shall be held in English. Buyer shall determine whether measurements will be in the English or Metric system or a combination of the two systems. Seller shall not convert measurements, which Buyer has stated in an English measurement system into the Metric system in documents furnished to Buyer

Currency

Unless specified elsewhere herein, all prices shall be stated in and all payments shall be made in the currency of the United States of America (U.S. Dollars). No adjustments to any prices shall be made for changes to or fluctuations in currency exchange rates.

Import/Export

a.
Seller shall comply with applicable import and export laws and regulations of Seller’s country and of the United States and with all applicable export licenses and their provisos. This Purchase Document may involve information or items which are subject to the International Traffic in Arms Regulations (ITAR) or Export Administration Regulations (EAR) and which may not be released to "Foreign Persons" inside or outside the United States without the proper export authority. The ITAR defines a Foreign Person as any person who is not a U.S. citizen, a lawful permanent resident as defined by 8 USC 1101(a)(20), or a protected individual as defined by 8 USC 1324b(a)(3). Foreign Person also means a corporation, business association, partnership, or any other entity that is not incorporated or organized to do business in the United States, as well as international organizations, foreign governments, and any agency or subdivision of foreign governments (e.g. diplomatic missions).

b.
The importer/exporter of record has obtained or will obtain and properly utilize, U.S. Government import/export authorization to furnish to Seller any defense articles, technical data, defense services, software, and/or other controlled items (together referred to herein as "Controlled Items") requiring such authorization, which are necessary for Seller to perform this Purchase Document. Such Controlled Items are authorized for export only to Seller’s country for use by Seller and may not, without the prior written approval of the U.S. Government, be transferred, transshipped on a non-continuous voyage, or otherwise disposed of in any other country, either in their original form or after being incorporated into other end items. If so requested by the importer/exporter of record, the other party shall assist in obtaining such authorization. If U.S. Government import/export authorization is not available, cannot be obtained, or is obtained and subsequently revoked, Controlled Items to be delivered or exchanged pursuant to this Purchase Document shall not be imported, exported, or re-exported. Resale or other transfer of items delivered or exchanged pursuant to this Purchase Document shall be in accordance with this clause.

General Provisions

c.	U.S. Government import/export authorization is based upon the following ITAR requirements and upon all applicable export licenses with which Seller agrees to comply:

1.	Seller shall use Controlled Items furnished by Buyer only in the manufacture of products in accordance with this Purchase Document.

2.
Seller shall not disclose or provide Controlled Items furnished by Buyer to any Foreign Person either in the United States or abroad before obtaining written authorization from Buyer or from the U.S. Department of State Office of Defense Trade Controls, except that if Seller is itself a Foreign Person, it may disclose or provide Controlled Items furnished by Buyer to Seller’s employees who are nationals of Seller’s country of site.

3.
Seller acquires no rights in Controlled Items furnished by Buyer except to use them to perform this Purchase Document. Seller shall not purport to convey to any subcontractor or person any greater rights in the data than Seller has. Seller may convey to subcontractors the right to use the Controlled Items only as required to perform their subcontracts.

4.	Seller shall deliver the articles manufactured in accordance with this Purchase Document only to Buyer in the United States or, with Buyer’s authorization, to the U.S. Government.

5.
Upon completion or termination of this Purchase Document, Buyer may require Seller to: i) return to Buyer all technical data furnished by Buyer pursuant to this Purchase Document; or ii) destroy such technical data and to certify in writing to such destruction.

6.
Seller shall impose these requirements, 1 through 6 inclusive, suitably revised to properly identify the parties, on all subcontractors to whom Seller intends to furnish Controlled Items provided by Buyer for use by the subcontractors in performance of subcontracts.

d.
Seller agrees, in addition to the above procedures established by the ITAR, to place the following legend on all technical data obtained, used, generated, or delivered in performance of this Purchase Document:

WARNING—Information Subject to Export Control Laws This document may contain information subject to the International Traffic in Arms Regulation (ITAR) or the Export Administration Regulation (EAR) of 1979. This information may not be exported, released, or disclosed to Foreign Nationals outside the United States without first complying with the export.

Mutual Assistance in Obtaining Import/Export Authorizations Under ITAR or EAR

a.
Upon request of Buyer’s Authorized Procurement Agent, Seller shall, promptly and without additional cost, furnish Buyer with any documentation, including import certificates or end-user statements from Seller or Seller’s government, which is reasonably necessary to support Buyer’s application for U.S. import or export authorizations. Buyer shall not be responsible for delays in U.S. import or export of Controlled Items supplied hereunder by Buyer due to a lack of necessary documentation from Seller or Seller’s country.

b.
Seller shall be responsible for obtaining required import or export approvals, including licenses to import or export equipment or authorizations for Buyer to locate personnel and furnish in-country technical assistance.

c.
Upon Seller’s request, Buyer shall promptly furnish Seller with any documentation, including import certificates or end -user statements from Buyer or the U.S. Government, which is reasonably necessary to support Seller’s application for import or export authorizations issued by Seller’s government. Seller shall not be responsible for delays in import or export of Controlled Items supplied hereunder by Seller into or out of Seller’s country due to a lack of necessary documentation from Buyer or Buyer’s country.

General Provisions

d.
If the government of either party denies, fails to grant, or revokes any import or export authorizations necessary for the performance of this Purchase Document, that party shall immediately notify the other party and neither party shall be responsible for performance or payment under this Purchase Document for directly affected activities.

40.	UTILIZATION OF SMALL BUSINESS CONCERNS

Seller agrees to actively seek out and provide the maximum practicable opportunities for small businesses, small disadvantaged businesses, women-owned small businesses, minority business enterprises, historically black colleges and universities and minority institutions, Historically Underutilized Business Zone small business concerns and U.S. Veteran and Service-Disabled Veteran Owned small business concerns to participate in the subcontracts Seller awards to the fullest extent consistent with the efficient performance of this Purchase Document.

41.	COMPLIANCE WITH LAWS

Seller shall comply with all applicable local, State and Federal statutes and government rules, regulations and Orders, including those pertaining to United States Export Controls.

42.	GOVERNING LAW

This Purchase Document shall be governed by and construed in accordance with the laws of the state of Kansas. No consideration shall be given to Kansas’s conflict of laws rules. This Purchase Document excludes the application of the United Nations Convention on Contracts for the International Sale of Goods.

43.	GOVERNMENT CLAUSES

Government clauses applicable to this Purchase Document are incorporated herein either by attachment to this document or by some other means of reference.

44.	ACCESS TO PLANTS AND PROPERTIES

Seller shall comply with all the rules and regulations established by Buyer for access to and activities in and around premises controlled by Buyer or Buyer’s customer.

45.	PARTICIPATION

a.
Other Buyer, Inc., Entities - Seller agrees that any Buyer, Inc., division or Buyer, Inc., subsidiary ("Buyer Entity") not specifically included in this agreement may, by issuing a Purchase Document, work order, or other release document, place Purchase Documents under this agreement during the term hereof or any written extension thereof, under the terms, conditions and pricing specified by this agreement. Seller agrees that the prices set forth in this agreement may be disclosed by Buyer on a confidential basis to Buyer entities wishing to invoke this agreement clause. Seller shall notify Buyer’s SCPA named elsewhere in this agreement of Buyer Entities not specifically referenced herein who frequently use this agreement.

b.
Buyer Subcontractors/Suppliers - Seller agrees that any subcontractor or supplier (hereinafter referred to as “Buyer Subcontractor”) performing work for a Buyer Entity, including but not limited to inventory management, may issue a Purchase Document with Seller independent of this agreement. Seller agrees to sell products or support a schedule and or a quantity change to such Buyer Subcontractor for its use in its Purchase Documents with Buyer at the prices set forth herein or at a price that reflects the pricing methodology used under this agreement. Buyer assumes no obligation, including payment obligation, with respect to such independent Purchase Document. Seller agrees that the prices set forth herein may be disclosed by Buyer on a confidential basis to any Buyer Subcontractor wishing to invoke this agreement clause. Seller may request written verification from the Buyer Subcontractor that the products ordered pursuant to the authority of this agreement support Buyer requirements. Seller shall periodically inform Buyer’s SCPA of each such request invoking this participation right.

General Provisions

c.
Notification of Purchase Document - In the event a purchaser known by Seller to be a Buyer Entity or Buyer Subcontractor places a Purchase Document for supplies or services covered by this agreement but fails to reference this agreement or otherwise seek the prices established by this agreement, Seller shall notify such purchaser of the existence of this agreement and the prices established hereunder and shall offer such prices to such purchaser.

d
Notification of Price Reductions - If Seller is awarded an additional Purchase Document by another Buyer Entity that results in any price less than that established under this agreement, Seller agrees to notify the Buyer SCPA immediately of said price reductions and shall extend all such price reductions to this agreement.

46.	STRATEGIC ALIGNMENT

Buyer may assign any Purchase Document, in whole or in part, to a third party who is under an obligation to supply Buyer with components, kits, assemblies or systems that require the Seller's product. At the time of such assignment, Seller releases Buyer from any and all claims, demands and rights, which Seller has or may thereafter have against Buyer in connection with such assigned Purchase Document. Buyer will require that its assignee expressly assume all obligations and perform all duties owed to Seller under the assigned Purchase Document. Promptly after the assignment, Buyer will notify Seller of the assignment and its effective date.

47.	TECHNICAL / MANUFACTURING ASSISTANCE REGARDING SELLER’S NONPERFORMANCE

Seller shall reimburse Buyer for all Buyer resources expended in providing Seller and/or Seller’s subcontractors or supplier’s technical or manufacturing assistance in resolving Seller nonperformance issues at the established Buyer internal wage rate, which shall include fringe benefits, multiplied by the estimated hours recorded by Buyer, plus the estimated Material costs associated with providing such assistance. In addition, Seller shall, at Buyer's request, pay for normal and customary expenses relating to salaries, living expenses, travel and any other reasonable expenses related to the provision of technical services. Such reimbursement may be offset against any pending Seller invoice, regardless of product or program. Buyer’s rights under this clause are in addition to those available to Buyer for Seller’s nonperformance issues.

48.	PROPERTY INSURANCE

Insurance

Seller shall obtain and maintain continuously in effect a property insurance policy covering loss or destruction of or damage to all property in which Buyer does or could have an insurable interest pursuant to this Agreement, including but not limited to Tooling, Buyer-furnished property, raw materials, parts, work-in-process, incomplete or completed assemblies and all other products or parts thereof, and all drawings, specifications, data and other materials relating to any of the foregoing in each case to the extent in the possession or under the effective care, custody or control of Seller or any agent, employee, affiliate, subcontractor or supplier of Seller, in the amount of full replacement value thereof providing protection against all perils normally covered in an "all risk" property insurance policy (including without limitation fire, windstorm, explosion, riot, civil commotion, aircraft, earthquake, flood or other acts of God). Any such policy shall be with insurers reasonably acceptable to Buyer and shall (i) provide for payment of loss there under to Buyer, as loss payee, as its interests may appear and (ii) contain a waiver of any rights of subrogation against Buyer, its subsidiaries, and their respective directors, officers, employees and agents

Certificate of Insurance

Upon written request from Buyer, Seller shall provide to Buyer's SCPA certificates of insurance reflecting full compliance with the requirements set forth above. Such certificates shall be kept current and in compliance throughout the period of this Agreement and shall provide for thirty (30) days advanced written notice to Buyer's SCPA in the event of cancellation, non-renewal or material change adversely affecting the interests of Buyer.

General Provisions

Notice of Damage or Loss

Seller shall give prompt written notice to Buyer's SCPA of the occurrence of any damage or loss to any property required to be insured herein. If any such property shall be damaged or destroyed, in whole or in part, by an insured peril or otherwise, and if no Event of Default shall have occurred and be continuing, then Seller may, upon written notice to Buyer, settle, adjust, or compromise any and all such loss or damage not in excess of Two Hundred Fifty Thousand Dollars ($250,000) in any one occurrence and Five Hundred Thousand Dollars ($500,000) in the aggregate. Seller may settle, adjust or compromise any other claim by Seller only after Buyer has given written approval, which approval shall not be unreasonably withheld.

49.	DIVERSITY REPORTING

Seller shall report to Buyer on a quarterly basis, starting from the date of Purchase Document award, all payments to small businesses, small disadvantaged business/minority business enterprises, women- owned small business and historically black colleges and universities and minority institutions in dollars and as a percentage of the Purchase Document price paid to Seller to date.

50.	OWNERSHIP OF INTELLECTUAL PROPERTY

Technical Work Product

All technical work product, including to the extent protectible by ownership rights, but not limited to, ideas, information, data, documents, drawings, software, software documentation, software tools, designs, specifications, and processes produced by or for Seller, either alone or with others, in the course of or as a result of any work performed by or for Seller pursuant to the Purchase Document will be the exclusive property of Buyer and be delivered to Buyer promptly upon request.

Works of Authorship and Copyrights

All works of authorship (including, but not limited to, documents, drawings, software, software documentation, software tools, photographs, video tapes, sound recordings and images) created by or for Seller, either alone or with others, in the course of or as a result of any work performed by or for Seller pursuant to the Purchase Document, together with all copyrights subsisting therein, will be the sole property of Buyer. To the extent permitted under United States copyright law, all such works will be works made for hire, with the copyrights therein vesting in Buyer. The copyrights in all other such works, including all of the exclusive rights therein, will be promptly transferred and formally assigned free of charge to Buyer.

Inventions and Pre-Existing Works of Authorship

Seller grants to Buyer, with the right of Buyer to sublicense the same to Buyer's subcontractors, suppliers, and customers in connection with Products or work being performed for Buyer, an irrevocable, nonexclusive, paid-up, worldwide license under any patents, copyrights, industrial designs and mask works (whether domestic or foreign) owned or controlled by Seller at any time and existing prior to or during the term of the Purchase Document, but only to the extent that such patents or copyrights would otherwise interfere with Buyer's or Buyer's subcontractors', suppliers', or customers' use or enjoyment of Products or the work product, inventions, or works of authorship belonging to Buyer under the Purchase Document.

51.	ENTIRE AGREEMENT

This Purchase Document contains the entire agreement of the parties and supersedes any and all prior agreements, understandings and communications between Buyer and Seller related to the subject matter of this Purchase Document. No amendment or modification of this Purchase Document shall bind either party unless it is in writing and is signed by Buyer's Authorized SCPA and an authorized representative of Seller.

General Provisions

SPIRIT AEROSYSTEMS, INC.
Fixed Price Contract

1.	FORMATION OF CONTRACT	3
2.	REFERENCED DOCUMENTS	3
3.	SUPPLY CHAIN PROCUREMENT AGENT (SCPA)	3
4.	ISSUANCE AND ACCEPTANCE OF PURCHASE DOCUMENTS	3
5.	SCHEDULE	3
6.	PRODUCT PRICING	3
7.	CRITICAL MANUFACTURING REORDER LEAD-TIME	4
8.	PACKING AND SHIPPING	4
9.	INSPECTION REQUIREMENTS	5
10.	ADVANCE SHIP NOTICES	5
11.	ACCEPTANCE AND REJECTION	6
12.	SELLER’S NOTICE OF DISCREPANCIES	6
13.	WARRANTY	6
14.	QUALITY CONTROL	7
15.	REGULATORY APPROVALS	9
16.	TAXES	10
17.	INVOICES AND PAYMENT	10
18.	CHANGES	10
19.	SUSPENSION OF WORK	10
20.	TERMINATION FOR CONVENIENCE	11
21.	CANCELLATION FOR DEFAULT	12
22.	DISPUTES	14
23.	ASSURANCE OF PERFORMANCE	14
24.	EXCUSABLE DELAY	15
25.	LIMITATION OF SELLER’S RIGHTS TO ENCUMBER ASSETS	15
26.	SELLERS RESPONSIBILITY FOR PAYMENT	15
27.	NOTICE OF LABOR NEGOTIATIONS	15
28.	ASSIGNMENT, DELEGATION AND SUBCONTRACTING	15
29.	PUBLICITY	16
30.	BUYER’S PROPERTY	16
31.	PATENT, TRADEMARK AND COPYRIGHT INDEMNITY	16
32.	BUYER’S RIGHTS IN SELLER’S PATENTS, COPYRIGHTS, TRADE SECRETS AND TOOLING	16
33.	PROPRIETARY INFORMATION AND ITEMS	17
34.	RECORDS AND AUDIT	18
35.	FINANCIAL DATA	18
36.	RIGHTS OF BUYER’S CUSTOMERS AND REGULATORS TO PERFORM INSPECTION, SURVEILLANCE AND TESTING	18

37.	GRATUITIES	19
38.	INTERNATIONAL COOPERATION	19
39.	GENERAL & INTERNATIONAL REQUIREMENTS	20
40.	UTILIZATION OF SMALL BUSINESS CONCERNS	21
41.	COMPLIANCE WITH LAWS	22
42.	GOVERNING LAW	22
43.	GOVERNMENT CLAUSES	22
44.	ACCESS TO PLANTS AND PROPERTIES	22
45.	PARTICIPATION	22
46.	STRATEGIC ALIGNMENT	23
47.	TECHNICAL / MANUFACTURING ASSISTANCE REGARDING SELLER’S NONPERFORMANCE	23
48.	PROPERTY INSURANCE	23
49.	DIVERSITY REPORTING	24
50.	OWNERSHIP OF INTELLECTUAL PROPERTY	24
51.	ENTIRE AGREEMENT	24

ARTICLE 1.0	FORMATION OF CONTRACT

This proposed contract is Spirit AeroSystems Inc’s (Buyer) offer to purchase the products and services described in this offer. Acceptance is strictly limited to the terms and conditions in this offer. Unless specifically agreed to in writing by Buyer’s Authorized Supply Chain Procurement Agent (SCPA), Buyer objects to, and is not bound by, any term or condition that differs from or adds to this offer. Seller’s commencement of performance or acceptance of this offer in any manner shall conclusively evidence acceptance of this offer as written.

ARTICLE 2.0	REFERENCED DOCUMENTS

All specifications, exhibits, drawings, or other documents, which are referenced in Procurement Documents (Purchase Contract and/or Purchase Order), whether or not attached, are incorporated herein by reference.

If Seller is not presently on distribution for Buyer document(s) necessary to comply with any Purchase Document, copies may be obtained by contacting the SCPA whose name appears on the face of the procurement document.

ARTICLE 3.0	SUPPLY CHAIN PROCUREMENT AGENT (SCPA)

The SCPA shown on the face of the Procurement Document is the only representative authorized by Buyer to change or modify any requirements contained therein.

ARTICLE 4.0	ISSUANCE AND ACCEPTANCE OF PURCHASE DOCUMENTS

Buyer may issue Purchase Contracts/Purchase Orders (Purchase Documents) to Seller from time to time. Each Purchase Document shall contain a description of the products ordered, a reference to the applicable specifications, drawings, or supplier part number, the quantities and prices, the delivery schedule, the terms and place of delivery and any special conditions.

Any rejection by Seller of a Purchase Document shall specify the reasons for rejection and any changes or additions that would make the Purchase Document acceptable to Seller; provided, however, that Seller may not reject any Purchase Document for reasons inconsistent with the provisions of the Purchase Document.

ARTICLE 5.0	SCHEDULE

5.1
Seller shall strictly adhere to the shipment or delivery schedules specified in this Purchase Document. In the event of any anticipated or actual delay, including but not limited to delays attributed to labor disputes, Seller shall:

5.1.1	promptly notify Buyer in writing of the reasons for the delay and the actions being taken to overcome or minimize the delay;

5.1.2	provide Buyer with a written recovery schedule; and

5.1.3
if requested by Buyer, ship via air or other expedited routing to avoid or minimize delay to the maximum extent possible, unless Seller is excused from prompt performance as provided in the “Excusable Delays” article of this Purchase Document. The added premium transportation costs are to be borne by Seller.

5.2	Seller shall not deliver products prior to the scheduled delivery dates unless authorized by Buyer.

ARTICLE 6.0	PRODUCT PRICING

The prices of products ordered under the Purchase Documents are set forth within said document. Prices are in United States Dollars. Pricing shall include all cost with respect to such products of preparation, packaging, crating, shipping fixtures and containers, container marking, furnishing of packing sheets and test reports and loading on the carrier’s equipment

Pricing of Similar Products. New products ordered by Buyer that are similar to or within Product families of products currently being manufactured by Seller shall be priced using the same methodology or basis as that used to price the existing Product(s).

Manufacturing Configuration. Unit pricing for each Product or part number shown within the Purchase Document is based on the latest revisions of the engineering drawings or specifications.

ARTICLE 7.0	CRITICAL MANUFACTURING REORDER LEAD-TIME

Critical Manufacturing Reorder Lead-time (CMROLT) shall be identified by part number for the items listed on the Purchase Documents. As defined in this Purchase Document, CMROLT shall include administrative and manufacturing (including queue, setup, run and move) lead times. CMROLT is the minimum number of manufacturing days (M days) prior to delivery date that Buyer can issue a release for a delivery quantity against a Purchase Document

The CMROLT defined herein shall be fixed and guaranteed by the Seller. Seller shall not manufacture or fabricate items in advance of the CMROLT required to comply with the delivery schedule of any subsequent Purchase Document(s). Notwithstanding any other provision of this Purchase Document, Seller is not entitled to any equitable adjustment or other modification of any Purchase Document(s) for any manufacture, fabrication, or procurement of products not in conformity with the requirement of this Purchase Document without first obtaining written consent of Buyer’s SCPA.

Nothing in this Clause shall be construed as relieving Seller of any of its obligations under this Purchase Document or any subsequent Purchase Document(s).

ARTICLE 8.0	PACKING AND SHIPPING

8.1
Seller shall pack the products to prevent damage and deterioration taking into account method of shipment, location of shipment and destination of receipt, as well as time associated with shipment. Seller shall comply with carrier tariffs. Unless the Purchase Document specifies otherwise, the price includes shipping charges for products to the F.O.B. destination — freight collect (international orders will ship using INCO terms of FCA unless otherwise directed by the Purchase Documents). For products shipped domestically, Seller shall make no declaration concerning the value of the products shipped, except on the products where the tariff rating is dependent upon released or declared value. In such event, Seller shall release or declare such value at the maximum value within the lowest rating. Buyer may charge Seller for damage to or deterioration of any products resulting from improper packing or packaging. Seller shall comply with any special instructions stated in the applicable Purchase Document.  Upon Buyer’s request, Seller will identify packaging charges showing material and labor costs for container fabrication.

8.2	Unless this Purchase Document specifies otherwise, Seller will ship the products in accordance with the following instructions:

8.2.1
Shipments by Seller or its subcontractors must include packing sheets. Each packing sheet must include at a minimum the following: a) Seller’s name, address, phone number; and supplier code number b) Purchase Document and item number; c) ship date for the products; d) total quantity shipped and quantity in each container, if applicable; e) legible pack slip number; f) nomenclature; g) unit of measure; h) ship to information if other than Buyer; i) warranty data and certification, as applicable; j) NCR/rejection tag number, if applicable; k) copy of any completed Buyer corrective action request follow-up documentation for article(s) being shipped, I) Seller’s certification that products comply with Purchase Document requirements; and, m) identification of optional material used, if applicable, n) evidence of Seller’s product acceptance, o) evidence of Buyer’s product acceptance, when Buyer source acceptance is required, p) Serialized Parts List identifying parts with an assigned serial numbers q) when Seller is a distributor, all items furnished must include the legal name of the product manufacturer immediately following the part number. The list shall contain the part numbers, part nomenclature and part serial numbers. This list shall also include part change letters when applicable, r) control identity of the end item deliverable of raw material or purchased articles, as applicable. The control identification is traceable to the product processed in a single run (same manufacturing date, lot, batch, heat, job, or shop traveler number). When multiple lots are included in one shipment, Seller shall clearly separate the control identity of the respective lots. A shipment containing hazardous and non-hazardous materials must have separate packing sheets for the hazardous and non-hazardous materials. Items shipped on the same day will be consolidated on one bill of lading or air bill, unless Buyer’s Authorized SCPA authorizes otherwise. The shipping documents will describe the material according to the applicable classification or tariff rating. The total number of shipping containers will be referenced on all shipping documents. Originals of all government bills of lading will be surrendered to the origin carrier at the time of shipment.

8.2.2	Seller will not insure any FOB origin shipment unless authorized by Buyer.

8.2.3	Seller will label each shipping container with the Purchase Document number and the number that each container represents of the total number being shipped (e.g., box 1 of 2, box 2 of 2).

8.2.4	Buyer will select the carrier and mode of transportation for all shipments where freight costs will be charged to Buyer.

8.2.5	Seller will include copies of documentation supporting prepaid freight charges (e.g., carrier invoices or UPS shipping log/manifest), if any, with its invoices.

8.2.6
If Seller is unable to comply with the shipping instructions in the Purchase Document, Seller will contact Buyer’s Traffic Management Department referenced elsewhere in this Purchase Document or Buyer’s Authorized SCPA.

8.3
For Purchase Documents from Buyer locations that have approved Seller to utilize barcode labeling for shipping and packaging, Seller shall mark and package such shipments in accordance with the applicable barcode requirements for that location. Where approved and pursuant to applicable specifications, Seller will utilize bar-coding technology for part marking products.

8.4
All items furnished under the Purchase Document, unless excepted by law, must be legibly marked with the English name of the country of origin per U.S. Customs Regulation 19 CFR Part 134 Country of Origin Marking. Markings are to be legible, indelible, and as permanent as the nature of the article or container will allow.

8.5
Seller must place final inspection stamp and date on all parts. If part surface area, available for marking, is less than 1” x 2” then part should be marked in accordance with the engineering drawing marking requirement.

8.6
Test Reports — The Seller shall include with each shipment two copies of the results of the lot, batch or item acceptance tests when required by the applicable specification. Test reports shall include control identity (e.g., heat, lot, batch, serial number) of material/item tested, actual values when applicable, and shall be signed by the Seller’s authorized agent. The report shall establish the quantity of material/items associated with each traceability number shipped. Place one copy with the shipping documentation and one copy on the inside of the shipping container.

ARTICLE 9.0	INSPECTION REQUIREMENTS

9.1
At no additional cost to Buyer, products shall be subject to inspection, surveillance and test at reasonable times and places, including Seller’s subcontractors’ locations. Buyer shall perform inspections, surveillance, and tests so as not to unduly delay the work.

9.2	Seller shall maintain an inspection system acceptable to Buyer for the products purchased under this Purchase Document.

9.3
If Buyer performs an inspection or test on the premises of Seller or its subcontractors, Seller shall furnish, and require its subcontractors to furnish, without additional charge, reasonable facilities, and assistance for the safe and convenient performance of these duties.

ARTICLE 10.0	ADVANCE SHIP NOTICES

Advance Ship Notices (ASNs) are required on all shipments to Spirit AeroSystems, Inc., unless specifically excepted. Labels must be generated per MAA7-70121-1(ERP) or MAA7-70121-2 (SAP) document if supplier-generated, or per manual web tool provided to supplier. Electronic file must be generated per Buyer ICD documents on file at http://www.esisinc.com/supportispirit/ or per manual web tool provided to supplier.

ARTICLE 11.0	ACCEPTANCE AND REJECTION

11.1
Buyer shall accept the products or give Seller notice of rejection or revocation of acceptance (“rejection” herein), notwithstanding any payment, prior test, or inspection, or passage of title. No inspection, test, delay or failure to inspect or test or failure to discover any defect or other nonconformance shall relieve Seller of any obligations under this Purchase Document or impair any rights or remedies of Buyer.

11.2	If Seller delivers non-conforming products, Buyer may at its option and at Seller’s expense

11.2.1	return the products for credit or refund;

11.2.2	require Seller to promptly correct or replace the products;

11.2.3	correct the products; or

11.2.4	obtain replacement products from another source.

11.3
Seller shall not redeliver corrected or rejected products without disclosing the former rejection or requirement for correction. Seller shall disclose any corrective action taken. Repair, replacement and other correction and redelivery shall be completed within the original delivery schedule or such later time as Buyer’s Authorized SCPA may reasonably direct.

11.4
All costs and expenses and loss of value incurred as a result of or in connection with nonconformance and repair, replacement or other correction may be recovered from Seller by equitable price reduction or credit against any amounts that may be owed to Seller under this Purchase Document or otherwise.

ARTICLE 12.0	SELLER’S NOTICE OF DISCREPANCIES

Seller shall provide written notification to Buyer within one business day after Seller becomes aware that a nonconformance (i) is determined to exist, or (ii) is reasonably believed to exist, on Product already delivered to Buyer under any Purchase Document. The following must be included.

o	Affected process or Product number and name
o	Description of the problem (i.e. what it is and what it should be);
o	Quantity and dates delivered;
o	Suspect/affected serial number(s) or date codes, when applicable.

The Seller shall notify the Buyer SCPA and the Buyer Procurement Quality Assurance Field Representative for the Buyer location where the Product was delivered.

If the nonconforming condition has been previously identified by Buyer, using a Nonconformance Record or equivalent means and requesting a corrective action response, the Seller shall notify the Buyer investigator identified on the corrective action request that additional Product is affected.

12.1
If a discrepant shipment is received as a result of Seller error, which does not permit inspection and receipt of the shipment, the Seller will be charged one percent of the value of the shipment or a minimum of $100 per discrepant shipment.

12.2
If the Seller’s material is rejected at Buyer’s Facility, the Seller will be charged one percent of the value of the shipment or a minimum of $250 per rejection tag, exclusive of the material disposition.

12.3
Material shipped above the allowable Purchase Document tolerance on discreet orders or shipments which result in inventory over the maximum levels of a Min/Max order without prior approval from Buyer, will at Buyer’s option be returned at Seller’s expense or Seller will be assessed $150 handling charge.

ARTICLE 13.0	WARRANTY

13.1
Seller warrants that for a period of forty-eight (48) months after acceptance of product by Buyer all products furnished under this Purchase Document shall conform to all specifications and requirements of the Purchase Document and shall be free from defects in materials and workmanship. To the extent products are not manufactured pursuant to detailed designs and specifications furnished by Buyer, the products shall be free from design and specification defects. This warranty shall survive inspection, test and acceptance of, and payment for, the products. This warranty shall run to Buyer and its successors, assigns and customers. Such warranty shall begin after Buyer’s final acceptance.

Buyer may, at its option, either (i) return for credit or refund, or (ii) require prompt correction or replacement of the defective or non-conforming products. Return to Seller of defective or nonconforming products and redelivery to Buyer of corrected or replaced products shall be at Seller’s expense. Products required to be corrected or replaced shall be subject to this article and the “Inspection” article of this Purchase Document in the same manner and to the same extent as products originally delivered under this Purchase Document, but only as to the corrected or replaced part or parts thereof. Even if the parties disagree about the existence of a breach of this warranty, Seller shall promptly comply with Buyer’s direction to: (i) repair, rework or replace the products, or (ii) furnish any materials or parts and installation instructions required to successfully correct the defect or nonconformance. If the parties later determine that Seller did not breach this warranty, the parties shall equitably adjust the Purchase Document price.

13.2
Seller warrants that any hardware, software and firmware products delivered under the Purchase Documents shall be able to accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) leap year calculations to the extent that other information technology, used in combination with the information technology being acquired, properly exchanges date/time data with it. The duration of this warranty and the remedies available to Buyer for breach of this warranty shall be as defined in, and subject to, the other warranties contained in this Purchase Document, provided that notwithstanding any provision to the contrary in such warranties, the remedies available to Buyer under this warranty shall include repair or replacement of any noncompliant products discovered and made known to Seller in writing. Nothing in this warranty shall be construed to limit any rights or remedies Buyer may otherwise have under this Purchase Document with respect to defects.

ARTICLE 14.0	QUALITY CONTROL

Seller must certify that the material/finished parts/services and/or data shall be controlled and tested in accordance with, and will meet specified Purchase Document requirements and applicable specifications.

It is required that the Seller flow down to sub-tier suppliers the applicable requirements in this purchasing document, including quality systems requirements and engineering requirements.

At least annually, the Seller shall conduct an internal audit to ensure compliance to their quality system and the controlling quality assurance document.

The Seller shall promptly notify Buyer of any of the following: changes in the management representative with assigned responsibility and authority for the quality system; change to company name (through sale or merger); change in location of manufacturing facility; intent to file bankruptcy.

When specifically requested by Buyer, Seller shall make specified quality data and/or approved design data available in the English language. The Seller shall maintain an English language translation of (1) its quality manual, (2) the operating instructions that implement the quality manual requirements, and (3) an index of all other Seller procedures that contain quality requirements. Buyer may require additional documentation to be translated, including but not limited to: shop Orders, technical specifications, certificates, reports, and nonconformance documents.

The Seller shall immediately notify Buyer in writing of any change to the manufacturing facility location of the part number or assembly covered by the Purchase Document.

Unless otherwise specified all Supplier notifications to Buyer shall be communicated in writing to the Buyer Procurement Agent and the Primary Buyer Procurement Quality Representative.

Seller shall ensure right of entry and provide all reasonable facilities to Buyer, Buyer Customer, and Regulatory Agency personnel to inspect and evaluate Seller’s facilities, systems, data, equipment, personnel and any articles that will be incorporated into a Buyer type-certificated product. While Buyer reserves the right to conduct inspection on a surveillance basis or to the extent of 100 percent inspection, no shipments are to be held for Buyer inspection unless Buyer Source Acceptance is invoked on the Purchase Document. This right will extend to all facilities involved in the order.

Seller shall maintain, on file at the seller’s facility, Quality records traceable to the conformance of product/part numbers delivered to Buyer. Seller shall make such records available to regulatory authorities and Buyer’s authorized representatives. Seller shall retain such records for a period of not less than (7) seven years from the date of shipment under each applicable Purchase Document for all product/part numbers unless otherwise specified on the Purchase Documents. Seller shall maintain all records related to the current first article inspection (FAI) for (7) seven years past final delivery of the last Product covered by the FAI.

At the expiration of such period, Buyer reserves the right to request delivery of such records. In the event Buyer chooses to exercise this right, Seller shall promptly deliver such records to Buyer at no additional cost on media agreed to by both parties.

Seller shall strictly control all inventory of Buyer proprietary product that is in excess of contracted quantity to prevent product from being sold or provided to any third party without prior written authorization from Buyer.

Non-conforming Parts and Corrective Action

Seller shall provide written notification to Buyer within one (1) business day when a nonconformance is determined to exist, or is suspected to exist, on product already delivered to Buyer under this Purchase Document when any of the following is known:

14.1	Affected process or product number and nomenclature;

14.2	Description of the problem (i.e., what it is and what it should be);

14.3	Suspect/affected serial number(s) or date codes, when applicable;

Notification shall include the above information as a minimum. The Seller shall notify the Buyer’s SCPA who manages the Purchase Document, and as applicable the Buyer Procurement Quality Assurance Field Representative, the Buyer Procurement Quality Assurance organization where product was procured and the supporting Buyer Procurement Quality Assurance organization where the product was delivered

When Buyer notifies Seller of a detected nonconformance, Seller shall immediately take action to eliminate the nonconformance on all products in Seller’s control. Seller shall also maintain on file verification that root cause corrective action has occurred and has resolved the subject condition. At the specific request of Buyer, this verification shall occur for the next five (5) shipments after implementation of the corrective action to ensure detected nonconformance has been eliminated. Buyer reserves the right to review the verification data at Seller’s facility or have the data submitted to Buyer.

Where Seller is requested to submit a corrective action report, Seller will submit its response within ten (10) days of receipt of such request unless an extension is otherwise provided by Buyer. Any corrective action report submitted to Buyer shall be in the format specified by Buyer. If after submittal to Buyer, Seller determines need for revision, Seller shall immediately notify Buyer of such revision. In the event Seller is unable to respond within the allotted ten day time frame, Seller shall submit a request for extension which shall include the reason for the extension request and the time need to complete the corrective action report.

In the event seller receives approval from Buyer’s SCPA, prior to submitting non-conforming material and/or hardware, the seller shall document and process said items in accordance with Buyer MAA1- 10034-1 Supplier Non-conformance.

Seller shall not use dispositions of use-as-is or repair on Buyer-designed product unless current revision of Seller’s Material Review Board (MRB) plan complies with MAA7-70001-1, Requirements for Obtaining MRB Authority by Buyer Suppliers, and has been approved by Buyer.

The disposition “regrade” shall not be used on products of Buyer proprietary design.

Seller must achieve and maintain a 98% site quality acceptance rate, which is a prerequisite for delegated inspection authority awarded at Spirit Aero Systems’ discretion. Should the acceptance rating fall below 98% the Seller shall be responsible for one or more of the following as directed by Buyer:

Obtaining source inspection from a Buyer-qualified contractor at Seller’s own expense;

14.4	Reimbursing Buyer for reasonable Buyer costs incurred at the point of manufacture (i.e. Seller’s site) to verify product conformance;

14.5	Reimburse Buyer for reasonable Buyer costs incurred at the point of receipt to verify product conformance.

The site quality acceptance rate is a calculation of the ratio of acceptable units delivered to the total units delivered, or an alternate criteria quality acceptance rating, equivalent to 98% as defined by the contracting Buyer site(s).

Seller shall perform First Article Inspections (FAIs) in accordance with AS9102 — Aerospace — First Article Inspection Requirement. When documenting the FAI, the Seller may use the forms contained within AS9102, or equivalent forms so long as they contain the minimum information required by AS9102.

Tooling - Seller shall inspect all tools to the Engineering immediately on receipt of the tools and shall perform a first part inspection to the Engineering. If tools require rework, Buyer is to be notified immediately.

Supplier Surveillance — Work under this Purchase Document is subject to Buyer surveillance at supplier’s facility. Buyer quality control representative may elect to conduct inspection either on a random basis or to the extent of 100 percent inspection. Supplier will be notified if Buyer inspection is to be conducted on specific shipments. No shipments are to be held for Buyer inspection unless notification is received prior to, or at time of, product being ready for shipment.

Digital Data — When a Seller uses Buyer digital data as authority for design and/or inspection, then the Seller must be approved for Digital Product Definition and comply with the requirements of MMA1-10009- 1, Quality Assurance Standard for Digital Product Definition at Buyer Suppliers, or contractual requirements. Seller recognizes that prior to the receipt of digital data a proprietary information agreement must be on file with Buyer.

ARTICLE 15.0	REGULATORY APPROVALS

For aircraft regulated by the FAA or non-U.S. equivalent agency, regulatory approval may be required for Seller to make direct sales (does not include “direct ship” sale through Buyer) of modification or replacement parts to owners/operators of type-certificated aircraft. Regulatory approval, such as Parts Manufacturer Approval (PMA), is granted by the FAA or appropriate non-U.S. equivalent regulatory agency. Seller agrees not to engage in any such direct sales of products under this Agreement without regulatory approval. Any breach of this provision will be deemed a material breach of this Agreement. For Seller proprietary parts, Seller agrees to notify Buyer of application for PMA or other applicable regulatory approval and subsequent approval or denial of same. Upon receipt of proof of PMA or other applicable regulatory approval, Buyer may list Seller in the Illustrated Parts Catalog as seller of that part.

ARTICLE 16.0	TAXES

Unless this Purchase Document specifies otherwise, the price of this Purchase Document includes, and Seller is liable for and shall pay, all taxes, impositions, charges and exactions imposed on or measured by this Purchase Document except for applicable sales and use taxes that are separately stated on Seller’s invoice. Prices shall not include any taxes, impositions, charges, or exactions for which Buyer has furnished a valid exemption certificate or other evidence of exemption.

ARTICLE 17.0	INVOICES AND PAYMENT

Unless otherwise authorized by Buyer’s Authorized SCPA, Seller shall issue a separate original invoice for each delivery that shall include Buyer’s Purchase Document number and line item number. Seller shall forward its invoice to the address specified elsewhere in this Purchase Document. Unless freight or other charges are itemized, Buyer may take any offered discount on the full amount of the invoice. Payment due date, including discount periods, shall be computed from the later of the scheduled delivery date, the actual delivery date or the date of receipt of a correct invoice. Payment shall be deemed made on the date Buyer’s check is mailed or payment is otherwise tendered. Seller shall promptly repay Buyer any amounts paid in excess of amounts due Seller. Payment Terms are Net 60 days.

ARTICLE 18.0	CHANGES

18.1
Buyer’s Authorized SCPA may, without notice to sureties and in writing, direct changes within the general scope of this Purchase Document in any of the following: (i) technical requirements and descriptions, specifications, statement of work, drawings or designs; (ii) shipment or packing methods; (iii) place of delivery, inspection or acceptance; (iv) reasonable adjustments in quantities or delivery schedules or both; (v) amount of Buyer-furnished property; and, if this Purchase Document includes services, (vi) description of services to be performed; (vii) time of performance (e.g., hours of the day, days of the week); (viii) place of performance, and (ix) terms and conditions of this Purchase Document required to meet Buyer’s obligations under Government prime contracts or subcontracts. Seller shall comply immediately with such direction.

18.2
If such change increases or decreases the cost or time required to perform this Purchase Document, Buyer and Seller shall negotiate an equitable adjustment in the price or schedule, or both, to reflect the increase or decrease. Buyer shall modify this Purchase Document in writing accordingly. Unless otherwise agreed in writing, Seller must assert any claim for adjustment to Buyer’s Authorized SCPA in writing within thirty (30) days and deliver a fully supported proposal to Buyer’s Authorized SCPA within sixty (60) days after Seller’s receipt of such direction. Buyer may, at its sole discretion, consider any claim regardless of when asserted. If Seller’s proposal includes the cost of property made obsolete or excess by the change, Buyer may direct the disposition of the property. Buyer may examine Seller’s pertinent books and records to verify the amount of Seller’s claim. Failure of the parties to agree upon any adjustment shall not excuse Seller from performing in accordance with Buyer’s direction.

18.3
If Seller considers that Buyer’s conduct constitutes a change, Seller shall notify Buyer’s Authorized SCPA immediately in writing as to the nature of such conduct and its effect upon Seller’s performance. Pending direction from Buyer’s Authorized SCPA, Seller shall take no action to implement any such change.

ARTICLE 19.0	SUSPENSION OF WORK

19.1
Buyer’s Authorized SCPA may, by written Order, suspend all or part of the work to be performed under this Purchase Document for a period not to exceed one hundred (150) days. Within such period of any suspension of work, Buyer shall (i) cancel the suspension of work Order; (ii) terminate this Purchase Document in accordance with the “Termination for Convenience” article of this Purchase Document; (iii) cancel this Purchase Document in accordance with the “Cancellation for Default” article of this Purchase Document; or (iv) extend the stop work period.

19.2
Seller shall resume work whenever a suspension is canceled. Buyer and Seller shall negotiate an equitable adjustment in the price or schedule or both if (i) this Purchase Document is not canceled or terminated; (ii) the suspension results in a change in Seller’s cost of performance or ability to meet the Purchase Document delivery schedule; and (iii) Seller submits a claim for adjustment within thirty (30) days after the suspension is canceled.

ARTICLE 20.0	TERMINATION FOR CONVENIENCE

Basis for Termination; Notice

Buyer may, from time to time terminate all or part of any Purchase Document by written notice to Seller. Any such written notice of termination shall specify the effective date and the extent of any such termination.

Termination Instructions

On receipt of a written notice of termination, unless otherwise directed by Buyer, Seller shall:

20.1	Immediately stop work as specified in the notice;

20.2	Immediately terminate its subcontracts and Purchase Documents relating to work terminated;

20.3
Use commercially reasonable efforts to settle any termination claims made by its subcontractors or suppliers. It is advisable that Seller review such claims with Buyer prior to settlement, however Seller shall not be required to obtain pre-approval from Buyer, provided, that with respect to any payments made by Seller without Buyer’s prior approval, Buyer shall be obligated to pay Seller only that portion of such termination claims as are compensable under the Seller’s Claim portion of the Clause.

20.4	Preserve and protect all terminated inventory and products;

20.5
At Buyer’s request, transfer title (to the extent not previously transferred) and deliver to Buyer or Buyer’s designee all supplies and materials, work-in-process, Tooling and manufacturing drawings and data produced or acquired by Seller for the performance of this Agreement and any Purchase Document, all in accordance with the terms of such request;

20.6	Be compensated for such items to the extent provided below;

20.7
Take all reasonable steps required to return, or at Buyer’s option and with prior written approval to destroy, all Buyer Proprietary Information and Items in the possession, custody or control of Seller or any of its subcontractors or suppliers;

20.8	Take such other action as, in Buyer’s reasonable opinion, may be necessary, and as Buyer shall direct in writing, to facilitate termination of the Purchase Document; and

20.9	Complete performance of the work not terminated.

Seller’s Claim

If Buyer terminates a Purchase Document in whole or in part Seller shall have the right to submit a written termination claim to Buyer. Such termination claim shall be asserted to Buyer within forty-five (45) calendar days and all documentation supporting said claim must be asserted not later than six (6) months after Seller’s receipt of the termination notice and shall be in the form prescribed by Buyer using Spirit AeroSystems form F08-04597. Such claim must contain sufficient detail to explain the amount claimed, including detailed inventory schedules and a detailed breakdown of all costs claimed separated into categories (e.g., materials, purchased parts, finished components, labor, burden, general and administrative), and to explain the basis for allocation of all other costs. In no event shall claims for non-recurring engineering be considered or paid by Buyer to Seller. Seller shall be entitled to compensation in accordance with and to the extent allowed under the terms of FAR 52-249-2 (May 2004) paragraphs (e)-(i), ( which may be accessed via the World Wide Web address www.acquisition.gov/far); without Alternates, unless alternate clause date is called out on the Purchase Documents which is incorporated herein by reference except “Government” and “Contracting Officer” shall mean Buyer, “Contractor” shall mean Seller and “Contract” shall mean Purchase Documents and “1 year” shall be “6 months”. Seller shall indemnify Buyer and hold Buyer harmless from and against (i) any and all claims, suits and proceedings against Buyer by any subcontractor or supplier of Seller in respect of any such termination and (ii) any and all costs, expenses, losses and damages incurred by Buyer in connection with any such claim, suit or proceeding.

Failure to Submit a Claim

Notwithstanding any other provision of this General Provisions, if Seller fails to submit a termination claim within the time period set forth above, Seller shall be barred from submitting a claim and Buyer shall have no obligation for payment to Seller except for those products previously delivered and accepted by Buyer.

Partial Termination

Any partial termination of a Purchase Document shall not alter or affect the terms and conditions of the Purchase Documents or any order(s) with respect to products not terminated.

Product Price

Termination shall not result in any change to unit prices for products not terminated.

Exclusions or Deductions

The following items shall be excluded or deducted from any claim submitted by Seller:

All unliquidated advances or other payments made by Buyer to Seller pursuant to a terminated Purchase Document;

20.10	Any claim which Buyer has against Seller;

20.11	The agreed price for scrap allowance;

20.12	Except for normal spoilage and any risk of loss assumed by Buyer, the agreed fair value of property that is lost destroyed, stolen, or damaged.

Partial Payment/Payment Payment, if any, shall be made thirty (30) days after settlement between the parties or as otherwise agreed to between the parties. Buyer may make partial payments and payments against costs incurred by Seller for the terminated portion of the Purchase Document. If the total payments exceed the final amount determined to be due, Seller shall repay the excess to Buyer upon demand.

Seller’s Accounting Practices Buyer and Seller agree that Seller’s “normal accounting practices” used in developing the price of the Product(s) shall also be used in determining the allocable costs at termination. For purposes of this General Provisions, Seller’s “normal accounting practices” refers to Seller’s method of charging costs as a direct charge, overhead expense, general administrative expense, etc.

Records Unless otherwise provided in this Agreement or by law, Seller shall maintain all financial records and documents relating to the terminated portion of the Purchase Document for three (3) years after final settlement of Seller’s termination claim.

ARTICLE 21.0	CANCELLATION FOR DEFAULT

Events of Default

The occurrence of any one or more of the following events shall constitute an “Event of Default”.

21.1	Any failure by Seller to deliver, when and as required by the order(s), any Product, or

21.2	Any failure by Seller to provide an acceptable Assurance of Performance or,

21.3	Seller is or has participated in the sale, purchase or manufacture of airplane parts without the required approval of the FAA or appropriate non-U.S. equivalent regulatory agency; or

21.4	Buyer revokes Seller’s Quality Assurance System approval, if applicable; or,

21.5
Any failure by Seller to perform or comply with any obligation set forth in this Agreement and such failure shall continue unremedied for a period of ten (10) days or more following receipt by Seller of notice from Buyer specifying such failure; or

21.6
(1) the suspension, dissolution or winding-up of Seller’s business, (2) Seller’s insolvency, or its inability to pay debts, or its nonpayment of debts, as they become due, (3) the institution of reorganization, liquidation or other such proceedings by or against Seller or the appointment of a custodian, trustee, receiver or similar Person for Seller’s properties or business, (4) an assignment by Seller for the benefit of its creditors, or (5) any action of Seller for the purpose of effecting or facilitating any of the foregoing.

Remedies

If any Event of Default shall occur:

Cancellation

Buyer may, by giving written notice to Seller, immediately cancel any Purchase Document, in whole or in part, and Buyer shall not be required after such notice to accept the tender by Seller of any products subject to the cancellation.

Seller shall continue work not canceled. If Buyer cancels all or part of the Purchase Document, Seller shall be liable for Buyer’s excess re-procurement costs.

21.7	Cover

Buyer may manufacture, produce or provide, or may engage any other persons to manufacture, produce or provide, any products in substitution for the products to be delivered or provided by Seller. In addition to any other remedies or damages available to Buyer hereunder or at law or in equity, Buyer may recover from Seller the difference between the price for each such Product and the aggregate expense, including, without limitation, administrative and other indirect costs, paid or incurred by Buyer to manufacture, produce or provide, or engage other persons to manufacture, produce, or provide, each such Product.

21.8
Buyer may require Seller to transfer title and deliver to Buyer, as directed by Buyer, any (i) completed Goods, and (ii) any partially completed Goods and materials, parts, tools, dies, jigs, fixtures, plans, drawings, information and contract rights (collectively, “Manufacturing Materials”) that Seller has specifically produced or acquired for the canceled portion of this Purchase Document. Upon direction from Buyer, Seller shall also protect and preserve property in its possession in which Buyer or its Customer has an interest.

21.9	Rework or Repair

Where allowed by the applicable regulatory authority, Buyer or its designee may rework or repair any Product;

21.10	Setoff

Buyer shall, at its option, have the right to set off against and apply to the payment or performance of any obligation, sum or amount owing at any time to Buyer hereunder or under any Purchase Document, all deposits, amounts or balances held by Buyer for the account of Seller and any amounts owed by Buyer to Seller, regardless of whether any such deposit, amount, balance or other amount or payment is then due and owing.

21.11	Tooling and other Materials

As partial compensation for the additional costs which Buyer will incur as a result of the transfer of production capabilities from Seller to Buyer or Buyer’s designee, Seller shall upon the request of Buyer, transfer and deliver to Buyer or Buyer’s designee title to any or all (i) tooling (ii) Buyer - furnished material, (iii) raw materials, parts, work-in-process, incomplete or completed assemblies, and all other products or parts thereof in the possession or under the effective control of Seller or any of its subcontractors or suppliers (iv) Proprietary Information and Materials of Buyer including without limitation planning data, drawings and other Proprietary Information and Materials relating to the design, production, maintenance, repair and use of tooling, in the possession or under the effective control of Seller or any of its subcontractors or suppliers, in each case free and clear of all liens, claims or other rights of any person.

Seller shall be entitled to receive from Buyer reasonable compensation for any item accepted by Buyer which has been transferred to Buyer pursuant Section (except for any item the price of which has been paid to Seller prior to such transfer); provided, however, that such compensation shall not be paid directly to Seller, but shall be accounted for as a setoff against any damages payable by Seller to Buyer as a result of any Event of Default.

Remedies Generally

No failure on the part of Buyer in exercising any right or remedy hereunder, or as provided by law or in equity, shall impair, prejudice or constitute a waiver of any such right or remedy, or shall be construed as a waiver of any Event of Default or as acquiescence therein. No single or partial exercise of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No acceptance of partial payment or performance of any of Seller’s obligations hereunder shall constitute a waiver of any Event of Default or a waiver or release of payment or performance in full by Seller of any such obligation. All rights and remedies of Buyer hereunder and at law and in equity shall be cumulative and not mutually exclusive and the exercise of one shall not be deemed a waiver of the right to exercise any other. Nothing contained in this Agreement shall be construed to limit any right or remedy.

If after cancellation, it is determined that Seller is not at fault, the rights and remedies of the parties shall be as if the Purchase Document had been terminated according to the Termination for Convenience article of this Purchase Document.

ARTICLE 22.0	DISPUTES

Any dispute that arises under or is related to this Purchase Document that cannot be settled by mutual agreement of the parties may be decided by a court of competent jurisdiction. Pending final resolution of any dispute, Seller shall proceed with performance of this Purchase Document according to Buyer’s instructions so long as Buyer continues to pay amounts not in dispute.

ARTICLE 23.0	ASSURANCE OF PERFORMANCE

If Buyer determines, at any time or from time to time, that it is not sufficiently assured of Seller’s full, timely and continuing performance hereunder, or if for any other reason Buyer has reasonable grounds for insecurity, Buyer may request, by notice to Seller, written assurance (hereafter an “Assurance of Performance”) with respect to any specific matters affecting Seller’s performance hereunder, that Seller is able to perform all of its respective obligations under any Purchase Document when and as specified herein. Each Assurance of Performance shall be delivered by Seller to Buyer as promptly as possible, but in any event no later than ten (10) calendar days following Buyer’s request therefore and each Assurance of Performance shall be accompanied by any information, reports or other materials, prepared by Seller, as Buyer may reasonably request. Except as to payment for accepted products, Buyer may suspend all or any part of Buyer’s performance hereunder until Buyer receives an Assurance of Performance from Seller satisfactory in form and substance to Buyer.

Meetings and Information

Buyer may request one or more meetings with senior management or other employees of Seller for the purpose of discussing any request by Buyer for Assurance of Performance or any Assurance of Performance provided by Seller. Seller shall make such persons available to meet with representatives of Buyer as soon as may be practicable following a request for any such meeting by Buyer and Seller shall make available to Buyer any additional information, reports or other materials in connection therewith as Buyer may reasonably request.

ARTICLE 24.0	EXCUSABLE DELAY

If delivery of any Product is delayed by unforeseeable circumstances beyond the control and without the fault or negligence of Seller or of its suppliers or subcontractors (any such delay being hereinafter referred to as “Excusable Delay”), the delivery of such Product shall be extended for a period to be determined by Buyer after an assessment by Buyer of alternative work methods. Excusable Delays may include, but are not limited to, acts of God, war, terrorist acts, riots, acts of government, fires, floods, epidemics, quarantine restrictions, freight embargoes, strikes or unusually severe weather, but shall exclude Seller’s noncompliance with any rule, regulation, or order promulgated by any governmental agency for or with respect to environmental protection. However, the above notwithstanding, Buyer expects Seller to continue production, recover lost time and support all schedules as established under the Purchase Documents. Therefore, it is understood and agreed that (i) delays of less than two (2) days duration shall not be considered to be Excusable Delays unless such delays shall occur within thirty (30) days preceding the scheduled delivery date of any Product and (ii) if delay in delivery of any Product is caused by the default of any of Seller’s subcontractors or suppliers, such delay shall not be considered an Excusable Delay unless the supplies or services to be provided by such subcontractor or supplier are not obtainable from other sources in sufficient time to permit Seller to meet the applicable delivery schedules. If delivery of any Product is delayed by any Excusable Delay for more than three (3) months, Buyer may, without any additional extension, cancel all or part of any Purchase Document with respect to the delayed Products, and exercise any of its remedies in accordance with General Provisions Clause 21, provided however, that Buyer shall not be entitled to monetary damages or specific performance to the extent Seller’s breach is the result of an Excusable Delay.

ARTICLE 25.0	LIMITATION OF SELLER’S RIGHTS TO ENCUMBER ASSETS

Seller warrants to Buyer that it has good title to all inventory, work-in-process, tooling, and materials to be supplied by Seller in the performance of its obligations under any Purchase Document. Pursuant to the provisions of such Purchase Document, Seller will transfer to Buyer title to such inventory, work-in- process, tooling and materials whether transferred separately or as part of any Product delivered under the Purchase Document, free of any liens, charges, encumbrances or rights of others.

ARTICLE 26.0	SELLERS RESPONSIBILITY FOR PAYMENT

Seller will be responsible for the prompt payment of all persons who perform labor upon or furnish services, materials, equipment, supplies, or other items used or to be used in the performance of the work called for by this Purchase Document, and Seller shall defend protect and save harmless Buyer, Inc. from and against all liens, claims, suits and actions for such labor, services, materials, equipment, supplies or other items whether brought by Seller’s subcontractors or any lower tier subcontractors.

ARTICLE 27.0	NOTICE OF LABOR NEGOTIATIONS

When requested by Buyer, Seller will provide status on labor contracts and pending negotiations, including that of Seller’s subcontractors or suppliers, except as may be prohibited by law.

ARTICLE 28.0	ASSIGNMENT, DELEGATION AND SUBCONTRACTING

Seller shall not assign any of its rights or interest in this Purchase Document or subcontract all or substantially all of its performance of this Purchase Document, without Buyer’s prior written consent. Seller shall not delegate any of its duties or obligations under this Purchase Document. Seller may assign its right to monies due or to become due. No assignment, delegation or subcontracting by Seller, with or without Buyer’s consent, shall relieve Seller of any of its obligations under this Purchase Document or prejudice any of Buyer’s rights against Seller whether arising before or after the date of any assignment. This article does not limit Seller’s ability to purchase standard commercial supplies or raw materials.

ARTICLE 29.0	PUBLICITY

Without Buyer’s prior written approval, Seller shall not, and shall require that its subcontractors at any tier shall not, release any publicity, advertisement, news release or denial or confirmation of same regarding this Purchase Document or the products or program to which it pertains. Seller shall be liable to Buyer for any breach of such obligation by any subcontractor.

ARTICLE 30.0	BUYER’S PROPERTY

Seller shall clearly mark, maintain an inventory of, and keep segregated or identifiable all of Buyer’s property and all property to which Buyer acquires an interest by virtue of this Purchase Document. Seller assumes all risk of loss, destruction, or damage of such property while in Seller’s possession, custody, or control, including any transfer to Seller’s subcontractors. Upon request, Seller shall provide Buyer with adequate proof of insurance against such risk of loss. Seller shall not use such property other than in performance of this Purchase Document without Buyer’s prior written consent. Seller shall notify Buyer’s Authorized SCPA if Buyer’s property is lost, damaged, or destroyed. As directed by Buyer, upon completion, termination, or cancellation of this Purchase Document, Seller shall deliver such property, to the extent not incorporated in delivered products, to Buyer in good condition subject to ordinary wear and tear and normal manufacturing losses. Nothing in this article limits Seller’s use, in its direct contracts with the Government, of property in which the Government has an interest.

ARTICLE 31.0	PATENT, TRADEMARK AND COPYRIGHT INDEMNITY

Seller will indemnify, defend and hold harmless Buyer and its customer from all claims, suits, actions, awards (including, but not limited to, awards based on intentional infringement of patents known at the time of such infringement, exceeding actual damages and/or including attorneys’ fees and/or costs), liabilities, damages, costs and attorneys’ fees related to the actual or alleged infringement of any United States or foreign intellectual property right (including, but not limited to, any right in a patent, copyright, industrial design or semiconductor mask work, or based on misappropriation or wrongful use of information or documents) and arising out of the manufacture, sale or use of products by either Buyer or its customer. Buyer and/or its customer will duly notify Seller of any such claim, suit, or action; and Seller will, at its own expense, fully defend such claim, suit, or action on behalf of indemnitees. Seller will have no obligation under this article with regard to any infringement arising from

31.1	Seller’s compliance with formal specifications issued by Buyer where infringement could not be avoided in complying with such specifications or

31.2
Use or sale of products in combination with other items when such infringement would not have occurred from the use or sale of those products solely for the purpose for which they were designed or sold by Seller.

For purposes of this article only, the term Buyer will include Buyer, Inc. and all Buyer, Inc., subsidiaries and all officers, agents and employees of Buyer, Inc., or any Buyer, Inc., subsidiary.

ARTICLE 32.0	BUYER’S RIGHTS IN SELLER’S PATENTS, COPYRIGHTS, TRADE SECRETS AND TOOLING

Seller hereby grants to Buyer an irrevocable, nonexclusive, paid-up worldwide license to practice and/or use, and license others to practice and/or use on Buyer’s behalf, all of Seller’s patents, copyrights, trade secrets (including, without limitation, designs, processes, drawings, technical data and tooling), industrial designs, semiconductor mask works, and tooling (collectively hereinafter referred to as “Licensed Property”) related to the development, production, maintenance or repair of products. Buyer hereafter retains all of the aforementioned license rights in Licensed Property, but Buyer hereby covenants not to exercise such rights except in connection with the making, having made, using and selling of products or products of the same kind provided that such Product cannot, in Buyer’s sole determination, be reasonably obtained in the required time frame at a reasonable price from commercially available sources (including Buyer) without the use of Seller’s Licensed Property and if one or more of the following situations occur:

32.1	Seller discontinues or suspends business operations or the production of any or all of the products;

32.2	Seller is acquired by or transfers any or all of its rights to manufacture any Product to any third party, whether or not related, without Buyer’s prior written concurrence;

32.3	Buyer cancels this Agreement or any Purchase Document for cause;

32.4
In Buyer’s judgment it becomes necessary, in order for Seller to comply with the terms of the Purchase Document(s), for Buyer to provide support to Seller (in the form of design, manufacturing, or on-site personnel assistance) substantially in excess of that which Buyer normally provides to its suppliers;

32.5
Seller’s trustee in bankruptcy (or Seller as debtor in possession) fails to assume the Purchase Document(s) by formal entry of an order in the bankruptcy court within sixty (60) days after entry of an order for relief in a bankruptcy case of the Seller, or Buyer elects to retain its rights to Licensed Property under the bankruptcy laws;

32.6
Seller is at any time insolvent (whether measured under a balance sheet test or by the failure to pay debts as they come due) or the subject of any insolvency or debt assignment proceeding under state or non-bankruptcy law; or

32.7
Seller voluntarily becomes a debtor in any case under bankruptcy law or, in the event an involuntary bankruptcy petition is filed against Seller, such petition is not dismissed within thirty (30) days.

As a part of the license granted under this Section, Seller shall, at the written request of Buyer and at no additional cost to Buyer, promptly deliver to Buyer any and all Licensed Property considered by Buyer to be necessary to satisfy Buyer’s requirements for products and their substitutes.

ARTICLE 33.0	PROPRIETARY INFORMATION AND ITEMS

Buyer and Seller shall each keep confidential and protect from disclosure all (a) confidential, proprietary, and/or trade secret information; including editorial revisions, annotations, elaborations, or any other forms in which such confidential, proprietary, and/or trade secret information may be modified, recast, transformed, translated, condensed, or otherwise adapted; (b) tangible items and software containing, conveying, or embodying such information; and (c) tooling obtained from and/or belonging to the other in connection with the Purchase Document (collectively referred to as “Proprietary Information and Materials”). Buyer and Seller shall each use Proprietary Information and Materials of the other only in the performance of and for the purpose of the Purchase Document. Provided, however, that despite any other obligations or restrictions imposed by this General Provisions Clause 33, Buyer shall have the right to use, disclose and copy Seller’s Proprietary Information and Materials for the purposes of testing, certification, use, sale, or support of any item delivered under the Purchase Document or any airplane including such an item; and any such disclosure by Buyer shall, whenever appropriate, include a restrictive legend suitable to the particular circumstances. Each party shall maintain restrictive legends placed by the other party on Proprietary Information and Materials of the other party on all copies made of the other party’s Proprietary Information and Materials. The restrictions on disclosure or use of Proprietary Information and Materials by Seller shall apply to all materials derived by Seller or others from Buyer’s Proprietary Information and Materials.

Upon Buyer’s request at any time, and in any event upon the completion, termination or cancellation of the Purchase Document, Seller shall return all of Buyer’s Proprietary Information and Materials, and all materials derived from Buyer’s Proprietary Information and Materials to Buyer unless specifically directed otherwise in writing by Buyer. Seller shall not, without the prior written authorization of Buyer, sell or otherwise dispose of (as scrap or otherwise) any parts or other materials containing, conveying, embodying, or made in accordance with or by reference to any Proprietary Information and Materials of Buyer. Prior to disposing of such parts or materials as scrap, Seller shall render them unusable. Buyer shall have the right to audit Seller’s compliance with this General Provisions Clause 33. Seller may disclose Proprietary Information and Materials of Buyer to its subcontractors as required for the performance of an Order, provided that each such subcontractor first assumes, by written agreement, the same obligations imposed upon Seller under this General Provisions Clause 33 relating to Proprietary Information and Materials; and Seller shall be liable to Buyer for any breach of such obligation by such subcontractor. The provisions of this General Provisions Clause 33 are effective in lieu of, and will apply notwithstanding the absence of, any restrictive legends or notices applied to Proprietary Information and Materials; and the provisions of this General Provisions Clause 33 shall survive the performance, completion, termination, or cancellation of the Purchase Document. This General Provisions Clause 33 supersedes and replaces any and all other prior agreements or understandings between the parties to the extent that such agreements or understandings relate to Buyer’s obligations relative to confidential, proprietary, and/or trade secret information, or tangible items containing, conveying, or embodying such information, obtained from Seller and related to any Product, regardless of whether disclosed to the receiving party before or after the effective date of the Purchase Document.

ARTICLE 34.0	RECORDS AND AUDIT

Seller shall maintain complete and accurate records. Such records shall support all services performed, allowances claimed, and costs incurred by Seller in the performance of each Purchase Document, including but not limited to those factors which comprise or affect direct labor hours, direct labor rates, material costs, burden rates, and subcontracts. Such records and other data shall be capable of verification through audit and analysis by Buyer and be available to Buyer at Seller’s facility for Buyer’s examination, reproduction, and audit at all reasonable times from the date of the applicable Purchase Document until three (3) years after final payment under such Purchase Document. Seller shall provide assistance to interpret such data if requested by Buyer. Such examination shall provide Buyer with complete information regarding Seller’s performance for use in price negotiations with Seller relating to existing or future Purchase Documents for products, including but not limited to negotiation of equitable adjustments for changes and termination/obsolescence claims pursuant to Section 11 of this document. Buyer shall treat all information disclosed under this Purchase Document section as confidential, unless required by U.S. Government contracting regulation(s).

ARTICLE 35.0	FINANCIAL DATA

If requested, Seller shall provide financial data, on a quarterly basis, or as requested to the Buyer Credit Management Office for credit and financial condition reviews. Said data shall include but not be limited to balance sheets, schedule of accounts payable and receivable, major lines of credit, creditors, income statements (profit and loss), cash flow statements, firm backlog, and headcount. Copies of such data are to be made available within seventy-two (72) hours of any written request by the Buyer Credit Management Office. Buyer shall treat all such information as confidential.

ARTICLE 36.0	RIGHTS OF BUYER’S CUSTOMERS AND REGULATORS TO PERFORM INSPECTION, SURVEILLANCE AND TESTING

Buyer’s rights to perform inspections, surveillance and tests and to review procedures, practices, processes and related documents related to quality assurance, quality control, flight safety and configuration control shall extend to the customers of Buyer that are departments, agencies or instrumentalities of the United States Government and to the United States Government Federal Aviation Administration and any successor agency or instrumentality of the United States Government. Buyer may also, at Buyer’s option, by prior written notice from Buyer’s Authorized SCPA, extend such rights to other customers of Buyer and to agencies or instrumentalities of foreign governments equivalent in purpose to the Federal Aviation Administration. Seller shall cooperate with any such United States Government- directed or Buyer-directed inspection, surveillance, test, or review without additional charge to Buyer. Nothing in this Purchase Document shall be interpreted to limit United States Government access to Seller’s facilities pursuant to law or regulation.

ARTICLE 37.0	GRATUITIES

Seller warrants that neither it nor any of its employees, agents, or representatives have offered or given, or will offer or give, any gratuities to Buyer’s employees, agents or representatives for the purpose of securing this Purchase Document or securing favorable treatment under this Purchase Document.

ARTICLE 38.0	INTERNATIONAL COOPERATION

Market Access and Sales Support

Seller agrees to work with Buyer to develop a lean global supply stream through application of shared strategies and tactics which support market access, and international business strategy. Buyer and Seller agree to work together to identify countries where Seller may subcontract and manage associated supply chain in support of Buyer’s market access and international business strategy. With respect to work covered by the Purchase Documents, and if directed by Buyer, Seller shall use commercially reasonable efforts to procure from subcontractors and manage associated supply chain, in countries selected by Buyer, goods and services having a value of not more than twenty-five-percent (25%) of the total Shipset Price of all undelivered Shipsets as of the date of such notice. Such direction shall be at Buyer’s sole option and may occur at any time during the performance of the Purchase Document; provided that Seller shall not be required to breach any then existing subcontract Seller may satisfy such requirement through purchases either related or not related to the Purchase Document. If Seller is directed by Buyer to subcontract any part of its Work Packages and Seller anticipates an increase to the Price of the Purchase Document as a result of such direction, Seller shall notify Buyer in writing within thirty (30) days of such direction. If there is a cost or schedule impact, Buyer shall respond within thirty (30) days on whether Seller is to proceed. In such cases if Buyer directs Seller to proceed and there is a resulting increase to the Price of the Purchase Document, then the Parties will mutually agree to an equitable adjustment in Price.

Offset Assistance

Seller shall use commercially reasonable efforts to cooperate with Buyer in the fulfillment of any non- United States offset program obligation that Buyer may have accepted as a condition of the sale of a Buyer product. In the event that Seller is either directed by Buyer or on its own solicits bids and/or proposals for, or procures or offers to procure any goods or services relating to the work covered by the Purchase Document from any source outside of the United States, Buyer shall be entitled, to the exclusion of all others, to all industrial benefits and other “offset” credits which may result from such solicitations, procurements, or offers to procure. Seller shall take any commercially reasonable actions that may be required on its part to assure that Buyer receives such credits. If Seller is directed by Buyer to subcontract any part of its Product(s) to a country in which Buyer has an offset obligation, and Seller anticipates an increase to the Price of the Product(s) as a result of such direction, Seller shall notify Buyer in writing within thirty (30) days of such direction. If there is a cost or schedule impact, Buyer shall respond within thirty (30) days on whether Seller is to proceed. In such cases if Buyer directs Seller to proceed and there is a resulting increase to the Price of the Product(s), then the Parties will mutually agree to an equitable adjustment in Price.

Credit Against Sales

It is understood that Buyer may wish to claim part or all of the value of this Purchase Document as credit against a current or future Buyer offset obligation in country where Seller is located. The full value of this Purchase Document shall be held in account by the Government of the country where Seller is located and may be applied, at Buyer’s sole determination, to satisfy any future offset obligations Buyer may accept as a condition of the sale of any Buyer product in the country where Seller is located. Seller will use its best efforts to assist Buyer in working with the appropriate government officials to obtain the offset credit being sought.

ARTICLE 39.0	GENERAL & INTERNATIONAL REQUIREMENTS

Language

The Parties hereto have agreed that this Agreement be drafted in American English only. Where Seller resides in Quebec, Canada, les parties aux presentes tes ont convenu de rediger ce contrat en Anglais seulement. All contractual documents and all correspondence, invoices, notices and other documents shall be submitted in American English. Any necessary conversations shall be held in English. Buyer shall determine whether measurements will be in the English or Metric system or a combination of the two systems. Seller shall not convert measurements, which Buyer has stated in an English measurement system into the Metric system in documents furnished to Buyer

Currency

Unless specified elsewhere herein, all prices shall be stated in and all payments shall be made in the currency of the United States of America (U.S. Dollars). No adjustments to any prices shall be made for changes to or fluctuations in currency exchange rates.

Import/Export

39.1
Seller shall comply with applicable import and export laws and regulations of Seller’s country and of the United States and with all applicable export licenses and their provisos. This Purchase Document may involve information or items which are subject to the International Traffic in Arms Regulations (ITAR) or Export Administration Regulations (EAR) and which may not be released to “Foreign Persons” inside or outside the United States without the proper export authority. The ITAR defines a Foreign Person as any person who is not a U.S. citizen, a lawful permanent resident as defined by 8 USC 1101(a)(20), or a protected individual as defined by 8 USC 1324b(a)(3). Foreign Person also means a corporation, business association, partnership, or any other entity that is not incorporated or organized to do business in the United States, as well as international organizations, foreign governments, and any agency or subdivision of foreign governments (e.g. diplomatic missions).

39.2
The importer/exporter of record has obtained or will obtain and properly utilize, U.S. Government import/export authorization to furnish to Seller any defense articles, technical data, defense services, software, and/or other controlled items (together referred to herein as “Controlled Items”) requiring such authorization, which are necessary for Seller to perform this Purchase Document. Such Controlled Items are authorized for export only to Seller’s country for use by Seller and may not, without the prior written approval of the U.S. Government, be transferred, transshipped on a non-continuous voyage, or otherwise disposed of in any other country, either in their original form or after being incorporated into other end items. If so requested by the importer/exporter of record, the other party shall assist in obtaining such authorization. If U.S. Government import/export authorization is not available, cannot be obtained, or is obtained and subsequently revoked, Controlled Items to be delivered or exchanged pursuant to this Purchase Document shall not be imported, exported, or re-exported. Resale or other transfer of items delivered or exchanged pursuant to this Purchase Document shall be in accordance with this clause.

39.3	U.S. Government import/export authorization is based upon the following ITAR requirements and upon all applicable export licenses with which Seller agrees to comply:

a.	Seller shall use Controlled Items furnished by Buyer only in the manufacture of products in accordance with this Purchase Document.

b.
Seller shall not disclose or provide Controlled Items furnished by Buyer to any Foreign Person either in the United States or abroad before obtaining written authorization from Buyer or from the U.S. Department of State Office of Defense Trade Controls, except that if Seller is itself a Foreign Person, it may disclose or provide Controlled Items furnished by Buyer to Seller’s employees who are nationals of Seller’s country of site.

c.
Seller acquires no rights in Controlled Items furnished by Buyer except to use them to perform this Purchase Document. Seller shall not purport to convey to any subcontractor or person any greater rights in the data than Seller has. Seller may convey to subcontractors the right to use the Controlled Items only as required to perform their subcontracts.

d.	Seller shall deliver the articles manufactured in accordance with this Purchase Document only to Buyer in the United States or, with Buyer’s authorization, to the U.S. Government.

e.
Upon completion or termination of this Purchase Document, Buyer may require Seller to: i) return to Buyer all technical data furnished by Buyer pursuant to this Purchase Document; or ii) destroy such technical data and to certify in writing to such destruction.

f.
Seller shall impose these requirements, 1 through 6 inclusive, suitably revised to properly identify the parties, on all subcontractors to whom Seller intends to furnish Controlled Items provided by Buyer for use by the subcontractors in performance of subcontracts.

39.4
Seller agrees, in addition to the above procedures established by the ITAR, to place the following legend on all technical data obtained, used, generated, or delivered in performance of this Purchase Document:

WARNING—Information Subject to Export Control Laws This document may contain information subject to the International Traffic in Arms Regulation (ITAR) or the Export Administration Regulation (EAR) of 1979. This information may not be exported, released, or disclosed to Foreign Nationals outside the United States without first complying with the export.

Mutual Assistance in Obtaining Import/Export Authorizations Under ITAR or EAR

Upon request of Buyer’s Authorized Procurement Agent, Seller shall, promptly and without additional cost, furnish Buyer with any documentation, including import certificates or end-user statements from Seller or Seller’s government, which is reasonably necessary to support Buyer’s application for U.S. import or export authorizations. Buyer shall not be responsible for delays in U.S. import or export of Controlled Items supplied hereunder by Buyer due to a lack of necessary documentation from Seller or Seller’s country.

39.5
Seller shall be responsible for obtaining required import or export approvals, including licenses to import or export equipment or authorizations for Buyer to locate personnel and furnish in-country technical assistance.

39.6
Upon Seller’s request, Buyer shall promptly furnish Seller with any documentation, including import certificates or end -user statements from Buyer or the U.S. Government, which is reasonably necessary to support Seller’s application for import or export authorizations issued by Seller’s government. Seller shall not be responsible for delays in import or export of Controlled Items supplied hereunder by Seller into or out of Seller’s country due to a lack of necessary documentation from Buyer or Buyer’s country.

39.7
If the government of either party denies, fails to grant, or revokes any import or export authorizations necessary for the performance of this Purchase Document, that party shall immediately notify the other party and neither party shall be responsible for performance or payment under this Purchase Document for directly affected activities.

ARTICLE 40.0	UTILIZATION OF SMALL BUSINESS CONCERNS

Seller agrees to actively seek out and provide the maximum practicable opportunities for small businesses, small disadvantaged businesses, women-owned small businesses, minority business enterprises, historically black colleges and universities and minority institutions, Historically Underutilized Business Zone small business concerns and U.S. Veteran and Service-Disabled Veteran Owned small business concerns to participate in the subcontracts Seller awards to the fullest extent consistent with the efficient performance of this Purchase Document,

ARTICLE 41.0	COMPLIANCE WITH LAWS

Seller shall comply with all applicable local, State and Federal statutes and government rules, regulations and Orders, including those pertaining to United States Export Controls.

ARTICLE 42.0	GOVERNING LAW

This Purchase Document shall be governed by and construed in accordance with the laws of the state of Kansas. No consideration shall be given to Kansas’s conflict of laws rules. This Purchase Document excludes the application of the United Nations Convention on Contracts for the International Sale of Goods.

ARTICLE 43.0	GOVERNMENT CLAUSES

Government clauses applicable to this Purchase Document are incorporated herein either by attachment to this document or by some other means of reference.

ARTICLE 44.0	ACCESS TO PLANTS AND PROPERTIES

Seller shall comply with all the rules and regulations established by Buyer for access to and activities in and around premises controlled by Buyer or Buyer’s customer.

ARTICLE 45.0	PARTICIPATION

45.1
Other Buyer, Inc., Entities - Seller agrees that any Buyer, Inc., division or Buyer, Inc., subsidiary (“Buyer Entity”) not specifically included in this agreement may, by issuing a Purchase Document, work order, or other release document, place Purchase Documents under this agreement during the term hereof or any written extension thereof, under the terms, conditions and pricing specified by this agreement. Seller agrees that the prices set forth in this agreement may be disclosed by Buyer on a confidential basis to Buyer entities wishing to invoke this agreement clause. Seller shall notify Buyer’s SCPA named elsewhere in this agreement of Buyer Entities not specifically referenced herein who frequently use this agreement.

45.2
Buyer Subcontractors/Suppliers - Seller agrees that any subcontractor or supplier (hereinafter referred to as “Buyer Subcontractor”) performing work for a Buyer Entity, including but not limited to inventory management, may issue a Purchase Document with Seller independent of this agreement. Seller agrees to sell products or support a schedule and or a quantity change to such Buyer Subcontractor for its use in its Purchase Documents with Buyer at the prices set forth herein or at a price that reflects the pricing methodology used under this agreement. Buyer assumes no obligation, including payment obligation, with respect to such independent Purchase Document. Seller agrees that the prices set forth herein may be disclosed by Buyer on a confidential basis to any Buyer Subcontractor wishing to invoke this agreement clause. Seller may request written verification from the Buyer Subcontractor that the products ordered pursuant to the authority of this agreement support Buyer requirements. Seller shall periodically inform Buyer’s SCPA of each such request invoking this participation right.

45.3
Notification of Purchase Document - In the event a purchaser known by Seller to be a Buyer Entity or Buyer Subcontractor places a Purchase Document for supplies or services covered by this agreement but fails to reference this agreement or otherwise seek the prices established by this agreement, Seller shall notify such purchaser of the existence of this agreement and the prices established hereunder and shall offer such prices to such purchaser.

45.4
Notification of Price Reductions - If Seller is awarded an additional Purchase Document by another Buyer Entity that results in any price less than that established under this agreement, Seller agrees to notify the Buyer SCPA immediately of said price reductions and shall extend all such price reductions to this agreement.

ARTICLE 46.0	STRATEGIC ALIGNMENT

Buyer may assign any Purchase Document, in whole or in part, to a third party who is under an obligation to supply Buyer with components, kits, assemblies or systems that require the Seller’s product. At the time of such assignment, Seller releases Buyer from any and all claims, demands and rights, which Seller has or may thereafter have against Buyer in connection with such assigned Purchase Document. Buyer will require that its assignee expressly assume all obligations and perform all duties owed to Seller under the assigned Purchase Document. Promptly after the assignment, Buyer will notify Seller of the assignment and its effective date.

ARTICLE 47.0	TECHNICAL I MANUFACTURING ASSISTANCE REGARDING SELLER’S NONPERFORMANCE

Seller shall reimburse Buyer for all Buyer resources expended in providing Seller and/or Seller’s subcontractors or supplier’s technical or manufacturing assistance in resolving Seller nonperformance issues at the established Buyer internal wage rate, which shall include fringe benefits, multiplied by the estimated hours recorded by Buyer, plus the estimated Material costs associated with providing such assistance. In addition, Seller shall, at Buyer’s request, pay for normal and customary expenses relating to salaries, living expenses, travel and any other reasonable expenses related to the provision of technical services. Such reimbursement may be offset against any pending Seller invoice, regardless of product or program. Buyer’s rights under this clause are in addition to those available to Buyer for Seller’s nonperformance issues.

ARTICLE 48.0	PROPERTY INSURANCE

Insurance

Seller shall obtain and maintain continuously in effect a property insurance policy covering loss or destruction of or damage to all property in which Buyer does or could have an insurable interest pursuant to this Agreement, including but not limited to Tooling, Buyer-furnished property, raw materials, parts, work-in-process, incomplete or completed assemblies and all other products or parts thereof, and all drawings, specifications, data and other materials relating to any of the foregoing in each case to the extent in the possession or under the effective care, custody or control of Seller or any agent, employee, affiliate, subcontractor or supplier of Seller, in the amount of full replacement value thereof providing protection against all perils normally covered in an “all risk” property insurance policy (including without limitation fire, windstorm, explosion, riot, civil commotion, aircraft, earthquake, flood or other acts of God). Any such policy shall be with insurers reasonably acceptable to Buyer and shall (i) provide for payment of loss there under to Buyer, as loss payee, as its interests may appear and (ii) contain a waiver of any rights of subrogation against Buyer, its subsidiaries, and their respective directors, officers, employees and agents

Certificate of Insurance

Upon written request from Buyer, Seller shall provide to Buyer’s SCPA certificates of insurance reflecting full compliance with the requirements set forth above. Such certificates shall be kept current and in compliance throughout the period of this Agreement and shall provide for thirty (30) days advanced written notice to Buyer’s SCPA in the event of cancellation, non-renewal or material change adversely affecting the interests of Buyer.

Notice of Damage or Loss

Seller shall give prompt written notice to Buyer’s SCPA of the occurrence of any damage or loss to any property required to be insured herein. If any such property shall be damaged or destroyed, in whole or in part, by an insured peril or otherwise, and if no Event of Default shall have occurred and be continuing, then Seller may, upon written notice to Buyer, settle, adjust, or compromise any and all such loss or damage not in excess of Two Hundred Fifty Thousand Dollars ($250,000) in any one occurrence and Five Hundred Thousand Dollars ($500,000) in the aggregate. Seller may settle, adjust, or compromise any other claim by Seller only after Buyer has given written approval, which approval shall not be unreasonably withheld.

ARTICLE 49.0	DIVERSITY REPORTING

Seller shall report to Buyer on a quarterly basis, starting from the date of Purchase Document award, all payments to small businesses, small disadvantaged business/minority business enterprises, women- owned small business and historically black colleges and universities and minority institutions in dollars and as a percentage of the Purchase Document price paid to Seller to date.

ARTICLE 50.0	OWNERSHIP OF INTELLECTUAL PROPERTY

Technical Work Product

All technical work product, including to the extent protectible by ownership rights, but not limited to, ideas, information, data, documents, drawings, software, software documentation, software tools, designs, specifications, and processes produced by or for Seller, either alone or with others, in the course of or as a result of any work performed by or for Seller pursuant to the Purchase Document will be the exclusive property of Buyer and be delivered to Buyer promptly upon request.

Works of Authorship and Copyrights

All works of authorship (including, but not limited to, documents, drawings, software, software documentation, software tools, photographs, video tapes, sound recordings and images) created by or for Seller, either alone or with others, in the course of or as a result of any work performed by or for Seller pursuant to the Purchase Document, together with all copyrights subsisting therein, will be the sole property of Buyer. To the extent permitted under United States copyright law, all such works will be works made for hire, with the copyrights therein vesting in Buyer. The copyrights in all other such works, including all of the exclusive rights therein, will be promptly transferred and formally assigned free of charge to Buyer.

Inventions and Pre-Existing Works of Authorship

Seller grants to Buyer, with the right of Buyer to sublicense the same to Buyer’s subcontractors, suppliers, and customers in connection with Products or work being performed for Buyer, an irrevocable, nonexclusive, paid-up, worldwide license under any patents, copyrights, industrial designs and mask works (whether domestic or foreign) owned or controlled by Seller at any time and existing prior to or during the term of the Purchase Document, but only to the extent that such patents or copyrights would otherwise interfere with Buyer’s or Buyer’s subcontractors’, suppliers’, or customers’ use or enjoyment of Products or the work product, inventions, or works of authorship belonging to Buyer under the Purchase Document.

ARTICLE 51.0	ENTIRE AGREEMENT

This Purchase Document contains the entire agreement of the parties and supersedes any and all prior agreements, understandings and communications between Buyer and Seller related to the subject matter of this Purchase Document. No amendment or modification of this Purchase Document shall bind either party unless it is in writing and is signed by Buyer’s Authorized SCPA and an authorized representative of Seller.

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 — Wichita, Kansas — 67278-0008
Customer Specific Supplemental Notes BOEING- SUSTAINING PROGRAMS
NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE GENERAL	IXX	PRICING
2XX	RESERVED	3XX	RESERVED
4XX	DELIVERY/PACKAGING/IDENTIFICATIONONON	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

28A
In the event seller receives approval from Buyer’s Procurement Representative, prior to submitting non-conforming material and/or hardware, the seller shall document and process said items in accordance with Boeing Wichita Document D500-11959-1, “Supplier Initiated Withhold Tags” and/or Document D500-11959-2, “Supplier Initiated Tool Withhold Tags.”

047
BOEING RAW MATERIAL STRATEGY
During the term of this contract, Seller shall procure from Boeing (or its designated service provider who will act on behalf of Boeing) all raw material of the commodity type specified in the “Commodity Listing” included below necessary to support any order issued pursuant to this contract. From time to time, Buyer may amend the “Commodity Listing” by adding or deleting commodity types. Any such amendment, or revisions to the raw material pricing, shall be subject to adjustment under Spirit AeroSystems, Inc., General Provisions, Form WMFM 550, Section 18 (Changes), provided that

Seller shall take no action to terminate its existing supply agreements when such termination would result in an assertion for an adjustment until the Seller has received approval from Buyer. The provision of any raw material by Boeing to Seller shall be according to Boeing’s standard terms of sale. Boeing shall advise Seller of any designated service provider to be used at the time the order is issued. Upon request by Buyer, Seller must provide to Buyer documentation (e.g., packing slips, invoices) showing Seller’s full compliance with these obligations. If requested by Boeing or its designated service provider, Seller will provide an annual forecast of demand for the applicable commodity.

COMMODITY LISTING

Aluminum Flat Rolled Products Includes aluminum sheet, aluminum plate, wing plate, and body skins, excluding “soft” aluminum alloys.

Aluminum extrusions, all press size or circle size.

Titanium includes all wrought and un-wrought titanium mill products.

135
When acceptable parts have been received on a production Purchase Order, a Certified Tool List will be submitted by the supplier, to the Buyer’s Procurement Representative, to transfer accountability to Blanket Accountable Tool Order T-.

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 — Wichita, Kansas — 67278-0008
Customer Specific Supplemental Notes BOEING- SUSTAINING PROGRAMS
NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE GENERAL	IXX	PRICING
2XX	RESERVED	3XX	RESERVED
4XX	DELIVERY/PACKAGING/IDENTIFICATIONONON	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

155	A Tool Usage List will be submitted by the supplier, to the Buyer’s Procurement Representative certifying satisfactory completion of rework and production of acceptable parts from reworked tool(s).
208	When a Seller receives or fabricates Boeing or Boeing customer-owned accountable tools, then the Seller must comply with the requirements of D33200,”Boeing Suppliers’ Tooling Document.”
When Boeing Document D6-1276 is required by engineering drawing for parts covered by this order Boeing/Spirit
356A	The packing sheet, certificate of compliance or certified test reports accompanying shipments of castings on this order shall certify that the castings have been inspected in accordance with D-13169
412A	Parts are to be marked per BAC 5307. Parts shall have the date of final acceptance rubber-stamped adjacent to the part number.
413	Package per the D6-81628 Shipping Label Barcode preparation and Placement Document.
429
Source inspection not required, furnish two photographs - one showing the tool identification data and tool inspection stamps and the other showing the complete tool. Include these photographs with the certified tool list when returned to Buyer Additional photographs may be required by Buyer

Quality Assurance or the buyer and will be provided upon request.
437	Stamp parts individually with heat number.
459
Contractual Requirements for Rubber Test Slabs
a)           Supplier shall retain test slabs up to the date of expiration for each batch and/or lot, for Buyer use in support of quality surveillance testing as requested from Buyer’s Procurement Representative via purchase order to supplier.
b)           Boeing BMS specifications that require the supplier to provide test slabs of each batch and/or lot of Boeing BMS rubber specifications must be sent with each shipment to Buyer.
Each shipment of rubber will require a certified test report that shall indicate the batch number, lot number, and the actual calendar date on which the test specimen was cured.

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 — Wichita, Kansas — 67278-0008
Customer Specific Supplemental Notes BOEING- SUSTAINING PROGRAMS
NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE GENERAL	IXX	PRICING
2XX	RESERVED	3XX	RESERVED
4XX	DELIVERY/PACKAGING/IDENTIFICATIONONON	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

502
Buyer will furnish all necessary mylars or photo templates of Engineering Layouts and/or tooling master layouts required by the Seller in accomplishing the work called for by this order. It is agreed that the prices established reflect an allowance for scrap value of such photo templates and upon completion of the work. Seller shall take title. Any template specifically designed as a tool and serial numbered is accountable property per Boeing document D33200 and D33041, and upon acquisition or manufacturer by Seller and before the same is used, becomes the property of/or controlled by Boeing.

503
All special tooling as defined in D33200 and D33041, covered by this Purchase Order/Purchase Contract shall, upon acquisition or manufacture by Seller and before the same is used, become the property of/or controlled by Boeing. Any use of this tooling for other than Boeing work, or before scrapping, must have written consent from Boeing.

505B
Tooling: Design, fabrication, handling, storage, accountability, maintenance, and disposition of Boeing owned tooling, furnished by Buyer in support of this order or fabricated by Seller as directed in this order, shall be in strict accordance with Boeing Document D33200 and D33041, as revised, which is hereby incorporated by reference and all applicable tooling manuals referenced herein. The Supplier shall store, maintain, and where necessary because of loss or damage, replace such tooling without further cost to Buyer.

511A	Accountability for tooling fabricated on this Purchase Order will be transferred to Blanket Accountable, Tooling Order T-by change order on receipt of a properly prepared Certified
Tool List. The Certified Tool List is to be signed by an officer of the Seller’s Quality Control representative, by a Buyer resident inspector, if available and a Government Source Inspector, if required and returned to Buyer as soon as possible. Tooling Invoices will not be honored prior to receipt of the Certified Tool List, acceptable parts produced from the tooling and a change order issued to authorize payment.

512	Parts on this order to be fabricated from tools ordered on P.O. .
514A	When returning Buyer-furnished tooling, Supplier is required to list the Blanket Accountable Tool Order No., tool number and serial number on the packing slip.

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 — Wichita, Kansas — 67278-0008
Customer Specific Supplemental Notes BOEING- SUSTAINING PROGRAMS
NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE GENERAL	IXX	PRICING
2XX	RESERVED	3XX	RESERVED
4XX	DELIVERY/PACKAGING/IDENTIFICATIONONON	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

515
Payment for rework of tooling as specified under this order is to be as follows:
Seller shall, upon completion of the rework specified hereunder, forward to Buyer, an original and one copy of a Tool Usage List, Form P5426, listing each item reworked, by name and part number and the following notation:
“This Tool Usage List is issued for record purposes only and is signed by an authorized official, certifying the work called for has been satisfactorily accomplished.”
If Buyer Source Inspection is available, the TUL must also be stamped by the servicing Source Quality Control Representative. Accountable Blanket Tooling Order T-.

516	When a Seller receives or fabricates Boeing or Boeing customer-owned accountable tools, then the Seller must comply with the requirements of D33200, “Boeing Supplier’s Tooling Document.”
535
BMS 8-124 Honeycomb core shipments must be accompanied by:
A.           Test reports from each block of material
B.           A .500 T X 18L X 24W test slab cut from each block of material.
These test reports and slabs are required for lab use.

680
When Boeing document D6-1276 is required by engineering drawing for this part Boeing/Spirit approval of your manufacturing planning is required through the Supply Chain Procurement Agent prior to shipment of completed parts.

681	The packing sheet, certificate of compliance or certified test reports accompanying shipments of castings on this order shall certify that the castings have been inspection in accordance with D13169.
683
A Seller that performs acceptance sampling shall meet the requirements of document D1-8007. Boeing approval of Seller’s acceptance sampling plan is required prior to performing acceptance sampling when it is used for in-process or final inspection, and employs continuous sampling or repetitive lot sampling. Subsequent revisions to approved sampling plans require Boeing approval prior to implementation. Prior Boeing approval of a sampling plan is not required if it is used exclusively for receiving inspection, or employs only isolated lot sampling during in-process or final inspection.
When statistical process control is used as an option for either in-process or final inspection, Seller shall satisfy the requirements of document AS/EN/SJAC 9103, Variation Management of Key Characteristics.
In all cases, inspection requirements identified by engineering drawing or specification take precedence over the inspection requirements defined herein.

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 — Wichita, Kansas — 67278-0008
Customer Specific Supplemental Notes BOEING- SUSTAINING PROGRAMS
NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE GENERAL	IXX	PRICING
2XX	RESERVED	3XX	RESERVED
4XX	DELIVERY/PACKAGING/IDENTIFICATIONONON	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

684	Tooling invoices will not be honored prior to certification by the Buyer of a Certified Tool List or Tool Usage List that has been approved by Buyer’s Procurement Quality Assurance.

Vendor Owned Inventory Supplemental Terms

1.0 INTRODUCTION	2
1.1 General Introduction	2
1.2 Scope Overview	2
1.3 Documents	2
2.0 DEFINITIONS	2
3.0 SCOPE OF WORK	3
3.1 Products	3
3.1.1 Receipt of Product Requirements	3
3.1.2 Product Ordering	3
3.2 Inventory Management	4
3.2.1 General	4
3.2.2 Seller’s Representative	4
3.2.3 Acceptance of Goods	5
3.2.4 Inventory Ownership	5
3.2.5 Inventory Accountability and Audits	5
3.2.6 Inventory Levels	6
3.2.7 Metrics	6
4.0 PARTICIPATING SITE REQUIREMENTS	7
4.1. Cycle Time	7
5.0 TERMINATION LIABILITY	7
6.0 TRANSPORTATION	8
7.0 TAXES	8
8.0 PAYMENT	8
9.0 MODIFICATION OF PURCHASE CONTRACT	8

1

Vendor Owned Inventory Supplemental Terms

VENDOR OWNED INVENTORY (VOI)

1.0	INTRODUCTION

1.1	General Introduction

This document is intended to define the scope of service to be performed by Seller pursuant to Spirit AeroSystems’ vendor owned inventory initiative at its participating sites.  Seller acknowledges that Spirit may request Seller to expand this Statement of Work at any time, including other locations and affiliate companies.

1.2	Scope Overview

The scope of vendor owned inventory services specifically delineated in Section 3.0 of this document consists of the inventory ownership and management of the products set forth in the Purchase Contract.

1.3	Documents

This document and all referenced documents therein are incorporated into the Purchase Contract as though set out in full text.

2.0	DEFINITIONS

The following definitions apply to the following terms as they are used throughout this document.

Vendor Owned Inventory (VOI) - an arrangement requiring the Seller to stock products at Spirit’s location at either predetermined minimum/maximum inventory levels or in accordance with discrete order schedules.  The Seller shall retain ownership of inventory until such inventory is issued to Spirit’s point of use.

Products — Parts list as set forth in the Purchase Contract.

SPN — Spirit Partners Network, the web based supplier portal available through the Spirit AeroSystems, Inc. website containing supplier communications, worksheets, metrics, etc.

Standards — General term for aerospace fasteners and hardware.

2

Vendor Owned Inventory Supplemental Terms

3.0	SCOPE OF WORK

3.1	Products

Seller shall own and manage the inventory for the products set forth on the Purchase Contract.

The Purchase Contract may be revised at any time as agreed to by the parties.

3.1.1	Receipt of Product Requirements

Spirit shall update and supply Seller daily with inventory levels via an electronic method such as the SPN.  Seller shall, throughout the duration of the Purchase Contract, and including any extensions thereto, have the ability to receive updated VOI inventory data from any electronic system utilized by Spirit.  All costs for computing hardware, systems integration software and any other cost incurred in order to be able to receive electronic VOI data shall be at Seller’s expense.

Seller is responsible for reviewing the information set forth electronically as often as it deems necessary to support the participating site.  If there are any questions or concerns regarding any information provided electronically, Seller shall immediately contact the appropriate Spirit Procurement Agent.

A receiving notice will be issued upon delivery to receive the parts into the VOI stock.  Parts in VOI stock will remain the property of Seller until disbursed to Spirit’s point of use.  This disbursal shall be designated as the point of sale.

3.1.2	Product Ordering

3.1.2.1	Spirit’s Ordering Process

Spirit will utilize various methods for scheduling and ordering parts.  Spirit shall designate the ordering process applicable to the products delineated in the Purchase Contract and reserves the right to change the process for any given product in order to better support its manufacturing process.  Spirit shall provide Seller with sufficient notice of its intent to change the ordering process for goods.  The specific ordering process for any goods will be determined by the appropriate Procurement Agent.  A change in the ordering process shall not constitute grounds for an assertion under the Changes Clause of the Spirit AeroSystems, Inc. General Provisions.  Seller agrees to perform in accordance with the ordering process designated by Spirit pursuant to the provisions in Section 3.2.6.

3

Vendor Owned Inventory Supplemental Terms

3.1.2.2	Seller’s Ordering Process

For VOI simplified ordering, supplier will be provided a current inventory position as listed in 3.1.1. Current inventory will include both goods stocked and in Receiving/Inspection.

3.1.2.3	Forecasts

Shipments to Spirit for min/max orders are to be based on the forecast worksheets provided on the Spirit Partners Network.  Forecasts shall reflect Spirit’s estimated consumption on a monthly basis and will be updated on a weekly basis.  Actual consumption may vary.  Forecasts are for planning purposes only.

Shipments for discrete scheduling are to be based on meeting the quantity and delivery as directed by the purchase order.

3.2	Inventory Management

3.2.1	General

Seller shall be responsible for managing all products on the statement of work (the Purchase Contract).  In general, inventory management consists of planning inventory levels based on information provided by Spirit and storing Seller’s VOI product at Spirit’s facility.  Seller shall provide all personnel necessary to perform all activities, tasks and duties in order to fulfill the Seller’s obligation for inventory management as delineated in the Purchase Contract.

3.2.2	Seller’s Representative

Seller shall designate a primary contact as the single point of responsibility for the Seller under the Purchase Contract.  This individual shall be accessible in person or by voice communication at all times and shall have full authority over the Seller’s resources in order to ensure fulfillment of the Seller’s obligations under the Purchase Contract, or to otherwise respond to matters presented by Spirit’s Procurement Agent.

4

Vendor Owned Inventory Supplemental Terms

3.2.3	Acceptance of Goods

Spirit shall initially accept the products or give Seller a notice of rejection or revocation of acceptance (“rejection” herein), upon initial receipt of the product.  No test or inspection will constitute passage of title or initiate payment.  No inspection, test, delay or failure to inspect or test or failure to discover any defect or other nonconformance shall relieve Seller of any obligations under this Agreement or impair any rights or remedies of Spirit.  For purposes of the Warranty clause of the General Provisions, Spirit’s final acceptance shall be deemed to occur thirty (30) days after the point of sale as delineated in Clause 3.1.1.

3.2.4	Inventory Ownership

Seller shall own and retain title to all product inventories that are stored at Spirit’s facility until the point of sale as delineated in Clause 3.1 .1 of this document.

3.2.5	Inventory Accountability and Audits

Spirit will be responsible for loss or damage to the VOI while it is in Spirit’s care, custody, and control, except for loss or damage resulting from Seller’s fault or negligence.  Spirit shall maintain inventory count records which shall be made available to the Seller on the SPN daily.  Such records shall be subject to verification through physical inventory count and stock analysis by Seller at Spirit’s facility.  Seller’s examination and or audit(s) shall occur during reasonable periods of time (e.g. Spirit’s normal business hours) and frequency shall be scheduled to limit disruption of Spirit’s operations, beginning at the implementation date stipulated by the applicable Purchase Contract and ending at the completion date of the Purchase Contract.

Spirit shall grant Seller access to its facility for the purpose of auditing existing VOI stock during the period of performance of the Purchase Contract, and upon the date final payment has been made under such Purchase Contract. Seller shall be granted access to Spirit’s facility only to the extent of the VOI storage location and only for the purpose of performing audits and count of parts in VOI stock. Seller shall provide 72 hour notice to the authorized Spirit representative of intent to access VOI storage location to perform physical inventory count.  Seller shall comply with all the rules and regulations established by Spirit for access to and activities in and around the premises controlled by Spirit, to include, but not be limited to, Spirit’s On-Site Activity Supplement.

5

Vendor Owned Inventory Supplemental Terms

3.2.6	Inventory Levels

Where minimum/maximum ordering is utilized, the Seller, whether by manufacturing or purchasing, will maintain inventory levels at or above the minimum levels while not exceeding corresponding maximum level established by the parties.  Seller shall determine shipment quantities and dates to accomplish this.  These levels will be reviewed on a regular basis and adjusted as determined by Spirit to support participating sites.  This includes, but is not limited to, production rate changes or improved efficiencies by one or both parties.

The Seller may be provided with:

•	Visibility as set forth in Section 3.1 .1 above for the required item(s)
•	Authorization to ship
•	Delivery location(s)
•	Minimum, Maximum and total inventory levels for the products
•	An order for the purpose of receiving parts into Spirit’s system
•	Communications regarding exceptions
•	Applicable rate change data

Where discrete ordering is utilized, the Seller shall provide inventory to Spirit based on the quantity and delivery dates as specified on each order.

3.2.7	Metrics

Seller’s performance regarding Product delivery will be based upon maintaining inventory at Spirit’s facility in accordance with open orders.  Measurements will be taken on a daily basis.

6

Vendor Owned Inventory Supplemental Terms

Delivery performance for min/max orders will be determined by the minimum and maximum levels as included on the Inventory worksheet.

Delivery performance for discrete orders will be based on actual receipt date versus scheduled receipt date on the order.

3.2.7.1	Metric Effective Dates

A worksheet, located on the SPN, shall include a”Metric Effective Date” column, a date in that column indicates the mutually agreed to date that performance measurements shall be effective.

In the event that emergent requirements (i.e. spares, AOGs, excessive scrap) can be directly attributed to negative performance measurements, Seller may solicit Spirit to have specific measurements removed or revised accordingly.  Spirit and Seller may mutually agree to insert a new “Metric Effective Date” reflecting recovery from any such events.

4.0	PARTICIPATING SITE REQUIREMENTS

Seller shall maintain the management and control functions necessary to ensure that requirements of the participating sites are met.

4.1.	Cycle Time

Seller understands and is committed to Spirit’s goal of reduced cycle time. Spirit and Seller shall work together to reduce cycle time to support Spirit’s requirements.

5.0	TERMINATION LIABILITY

Min/Max purchase orders are a means to facilitate receiving and payment.  Quantities stated on such orders are estimates, and may exceed actual demand.  Therefore, Spirit is not liable for the specific quantity stated on orders.

All orders are subject to the Termination section of the Spirit General Provisions.

7

Vendor Owned Inventory Supplemental Terms

In support of VOI’s simplified ordering techniques for the procurement of Standards items (e.g. fasteners and hardware), Seller is authorized to stock at Spirit’s facility a quantity not to exceed a three (3) month quantity of products plus an additional month of work in process, based on Average Monthly Usage. Spirit’s maximum liability, including any termination liability, shall not exceed this quantity.

6.0	TRANSPORTATION

Seller is required to coordinate shipping methods with Spirit’s Traffic Department.

7.0	TAXES

Seller shall pay all present and future property, sales, use, and other taxes arising out of, or resulting from, the Purchase Contract, including but not limited to any taxes levied as a result of the storage of stock by Seller, including income tax filing obligations if necessary, and Seller shall hold Spirit harmless from all such taxes.

8.0	PAYMENT

Spirit’s payment obligation to Seller is triggered at the point of sale identified in section 3.1.1.  The price paid will be the price that is in effect at point of sale.  Payment shall be made in accordance with the agreed- upon prices within the purchase document.

9.0	MODIFICATION OF PURCHASE CONTRACT

Items added to the Purchase Contract by mutual agreement shall be subject to these terms.

8

Consumption Based Ordering

Seller shall deliver to Buyer product as defined in reports (Inventory Worksheet and Packaging Worksheet) on the Spirit Partners Network (SPN).  Seller is required to maintain the minimum level at Buyer’s facility while not exceeding corresponding maximum level at Buyer’s facility.  Both Buyer and Seller shall mutually agree to minimum and maximum levels.  Levels will be determined on an individual project basis.  Buyer and Seller may mutually agree to revise levels as necessary.

Minimum and Maximum Levels

Min-Max

The initial minimum and maximum inventory levels at Buyer’s facility shall be negotiated between Buyer and Seller based upon, but not limited to: forecasted requirements, cost of part, manufacturing lead time, delivery time and frequency of delivery.  Minimum and maximum inventory levels are included in the Min/Max Worksheet.

Packaging

The initial minimum and maximum package levels at Buyer’s facility shall be negotiated between Buyer and Seller based upon, but not limited to: forecasted requirements, cost of part, manufacturing lead time, delivery time and frequency of delivery.  Minimum and maximum package levels are included in the Packaging Worksheet

Spirit Partners Network (SPN) Worksheets

Min-Max

Buyer shall make available to Seller, through the SPN, a Min/Max Inventory Worksheet.  This worksheet shall indicate the negotiated minimum and maximum inventory level as well as the current inventory level at Buyer’s facility.  The inventory level on this worksheet shall be updated daily by Buyer.  Seller shall base actual shipments upon the information included on this worksheet.

Packaging

Buyer shall make available to Seller, through the SPN, a Packaging Worksheet.  This worksheet shall indicate the negotiated minimum and maximum package levels as well as the current Package inventory level at Buyer’s facility.  What constitutes as “Current on-hand Pkg. Inventory” is the quantity of a complete Line Unit’s worth of parts in the sequence used by Buyer’s facility.  The current inventory level for a package on this worksheet shall be updated daily by Buyer.  Seller shall base actual shipments upon the information included on this worksheet.  Regardless of on hand inventory, Seller only has authority to ship up to max level if requirements are visible on the worksheet.

Forecasting

Min-Max AND Packaging

Forecasts shall be provided via the SPN. Forecasts shall reflect Buyer’s estimated consumption on a monthly basis and will be updated on a weekly basis. Actual consumption may vary.  Forecasts are for planning purposes only.  Actual shipments to Buyer are to be based on the worksheets provided on the Spirit Partners Network.

Items classified as “active” may, from time to time, fail to appear in a forecast or may show unexpected quantity changes.  This may reflect engineering or other activity on a particular part or family of parts.  Failure of an item to appear on the forecast does not mean it is inactive.  Seller shall revert to latest active forecast for planning purposes.  Seller shall notify Buyer of forecast anomalies for determination and disposition.

Open Purchase Orders

Min-Max

Buyer shall issue an “Open Purchase Order” to Seller for each active item covered by this Statement of Work.  Each of these orders shall cover the period of 12 to 24 months and shall include a maximum of one item or position.  If actual shipments exceed or are expected to exceed the open order quantity?  Buyer shall revise the quantity accordingly.  Seller shall reference the open purchase order number on each shipment.  The Min/Max Inventory Worksheet shall remain as Seller’s authority to ship.

Packaging

Buyer shall issue one “Open Purchase Order” to Seller, which covers all active items included in the Package Statement of Work.  Each purchase order shall cover the period of 12 months.  If actual shipments exceed or are expected to exceed the open order quantity, Buyer shall revise the quantity accordingly.  Seller shall reference the open purchase order number on each shipment.  The Packaging Worksheet shall remain as Seller’s authority to ship.

Seller Metrics

Min-Max

Seller’s performance will be based upon maintaining inventory at Buyer’s facility within the minimum and maximum levels as included on the Min/Max Worksheet.  Measurements will be taken on a daily basis.  The worksheet shall include a “Metric Effective Date” column indicating the mutually agreed to date that performance measurements shall be effective.

In the event that emergent requirements (i.e. spares, AOGs, excessive scrap) can be directly attributed to negative performance measurements, Seller may solicit Buyer to have specific measurements removed or revised accordingly.  Buyer and Seller may mutually agree to insert a new “Metric Effective Date” reflecting recovery from any such events.

Packaging

Seller’s performance will be based upon maintaining inventory at Buyer’s facility within the minimum and maximum Package levels as included on the Packaging Worksheet.  What constitutes as “Current on-hand Pkg. Inventory” is the quantity of a complete Line Unit’s worth of parts in the sequence used by the shop.  Measurements will be taken on a daily basis.  The worksheet shall include a “Metric Effective Date” column indicating the mutually agreed to date that performance measurements shall be effective.

In the event that emergent requirements (i.e. spares, AOGs, excessive scrap) can be directly attributed to negative performance measurements, Seller may solicit Buyer to have specific measurements removed or revised accordingly.  Buyer and Seller may mutually agree to insert a new “Metric Effective Date” reflecting recovery from any such events.

Vendor Owned Inventory
Supplemental Terms

1.0	INTRODUCTION	1
1.1	General Introduction	1
1.2	Scope Overview	1
1.3	Documents	1
2.0	DEFINITIONS	1
3.0	SCOPE OF WORK	1
3.1	Products	1
3.1.1	Receipt of Product Requirements	2
3.1.2	Product Ordering	2
3.2	Inventory Management	3
3.2.1	General	3
3.2.2	Seller’s Representative	3
3.2.3	Acceptance of Goods	3
3.2.4	Inventory Ownership	4
3.2.5	Inventory Accountability and Audits	4
3.2.6	Inventory Levels	4
3.2.7	Metrics	5
4.0	PARTICIPATING SITE REQUIREMENTS	5
4.1.	Cycle Time	5
5.0	TERMINATION LIABILITY	6
6.0	TRANSPORTATION	6
7.0	TAXES	6
8.0	PAYMENT	6
9.0	MODIFICATION OF PURCHASE CONTRACT	6

Vendor Owned Inventory
Supplemental Terms

VENDOR OWNED INVENTORY (VOI)

1.0	INTRODUCTION

1.1	General Introduction

This document is intended to define the scope of service to be performed by Seller pursuant to Spirit AeroSystems’ vendor owned inventory initiative at its participating sites. Seller acknowledges that Spirit may request Seller to expand this Statement of Work at any time, including other locations and affiliate companies.

1.2	Scope Overview

The scope of vendor owned inventory services specifically delineated in Section 3.0 of this document consists of the inventory ownership and management of the products set forth in the Purchase Contract.

1.3	Documents

This document and all referenced documents therein are incorporated into the Purchase Contract as though set out in full text.

2.0	DEFINITIONS

The following definitions apply to the following terms as they are used throughout this document.

Vendor Owned Inventory (VOI) - an arrangement requiring the Seller to stock products at Spirit’s location at either predetermined minimum/maximum inventory levels or in accordance with discrete order schedules. The Seller shall retain ownership of inventory until such inventory is issued to Spirit’s point of use.

Products — Parts list as set forth in the Purchase Contract.

SPN — Spirit Partners Network, the web based supplier portal available through the Spirit AeroSystems, Inc. website containing supplier communications, worksheets, metrics, etc.

Standards — General term for aerospace fasteners and hardware.

3.0	SCOPE OF WORK

3.1	Products

Seller shall own and manage the inventory for the products set forth on the Purchase Contract.

The Purchase Contract may be revised at any time as agreed to by the parties.

Vendor Owned Inventory
Supplemental Terms

3.1.1	Receipt of Product Requirements

Spirit shall update and supply Seller daily with inventory levels via an electronic method such as the SPN. Seller shall, throughout the duration of the Purchase Contract, and including any extensions thereto, have the ability to receive updated VOI inventory data from any electronic system utilized by Spirit. All costs for computing hardware, systems integration software and any other cost incurred in order to be able to receive electronic VOI data shall be at Seller’s expense.

Seller is responsible for reviewing the information set forth electronically as often as it deems necessary to support the participating site. If there are any questions or concerns regarding any information provided electronically, Seller shall immediately contact the appropriate Spirit Procurement Agent.

A receiving notice will be issued upon delivery to receive the parts into the VOI stock. Parts in VOI stock will remain the property of Seller until disbursed to Spirit’s point of use. This disbursal shall be designated as the point of sale.

3.1.2	Product Ordering

3.1.2.1	Spirits’ Ordering Process

Spirit will utilize various methods for scheduling and ordering parts. Spirit shall designate the ordering process applicable to the products delineated in the Purchase Contract and reserves the right to change the process for any given product in order to better support its manufacturing process. Spirit shall provide Seller with sufficient notice of its intent to change the ordering process for goods. The specific ordering process for any goods will be determined by the appropriate Procurement Agent. A change in the ordering process shall not constitute grounds for an assertion under the Changes Clause of the Spirit AeroSystems, Inc. General Provisions. Seller agrees to perform in accordance with the ordering process designated by Spirit pursuant to the provisions in Section 3.2.6.

3.1.2.2	Seller’s Ordering Process

For VOI simplified ordering, supplier will be provided a current inventory position as listed in 3.1.1. Current inventory will include both goods stocked and in Receiving/Inspection.

Vendor Owned Inventory
Supplemental Terms

3.1.2.3	Forecasts

Shipments to Spirit for min/max orders are to be based on the forecast worksheets provided on the Spirit Partners Network. Forecasts shall reflect Spirit’s estimated consumption on a monthly basis and will be updated on a weekly basis. Actual consumption may vary. Forecasts are for planning purposes only.

Shipments for discrete scheduling are to be based on meeting the quantity and delivery as directed by the purchase order.

3.2	Inventory Management

3.2.1	General

Seller shall be responsible for managing all products on the statement of work (the Purchase Contract). In general, inventory management consists of planning inventory levels based on information provided by Spirit and storing Seller’s VOI product at Spirit’s facility. Seller shall provide all personnel necessary to perform all activities, tasks and duties in order to fulfill the Seller’s obligation for inventory management as delineated in the Purchase Contract.

3.2.2	Seller’s Representative

Seller shall designate a primary contact as the single point of responsibility for the Seller under the Purchase Contract. This individual shall be accessible in person or by voice communication at all times and shall have full authority over the Seller’s resources in order to ensure fulfillment of the Seller’s obligations under the Purchase Contract, or to otherwise respond to matters presented by Spirit’s Procurement Agent.

3.2.3	Acceptance of Goods

Spirit shall initially accept the products or give Seller a notice of rejection or revocation of acceptance (“rejection” herein), upon initial receipt of the product. No test or inspection will constitute passage of title or initiate payment. No inspection, test, delay or failure to inspect or test or failure to discover any defect or other nonconformance shall relieve Seller of any obligations under this Agreement or impair any rights or remedies of Spirit. For purposes of the Warranty clause of the General Provisions, Spirit’s final acceptance shall be deemed to occur thirty (30) days after the point of sale as delineated in Clause 3.1.1.

Vendor Owned Inventory
Supplemental Terms

3.2.4	Inventory Ownership

Seller shall own and retain title to all product inventories that are stored at Spirit’s facility until the point of sale as delineated in Clause 3.1 .1 of this document.

3.2.5	Inventory Accountability and Audits

Spirit will be responsible for loss or damage to the VOI while it is in Spirit’s care, custody, and control, except for loss or damage resulting from Seller’s fault or negligence. Spirit shall maintain inventory count records which shall be made available to the Seller on the SPN daily. Such records shall be subject to verification through physical inventory count and stock analysis by Seller at Spirit’s facility. Seller’s examination and or audit(s) shall occur during reasonable periods of time (e.g. Spirit’s normal business hours) and frequency shall be scheduled to limit disruption of Spirit’s operations, beginning at the implementation date stipulated by the applicable Purchase Contract and ending at the completion date of the Purchase Contract.

Spirit shall grant Seller access to its facility for the purpose of auditing existing VOI stock during the period of performance of the Purchase Contract, and upon the date final payment has been made under such Purchase Contract. Seller shall be granted access to Spirit’s facility only to the extent of the VOI storage location and only for the purpose of performing audits and count of parts in VOI stock. Seller shall provide 72 hour notice to the authorized Spirit representative of intent to access VOI storage location to perform physical inventory count. Seller shall comply with all the rules and regulations established by Spirit for access to and activities in and around the premises controlled by Spirit, to include, but not be limited to, Spirit’s On-Site Activity Supplement.

3.2.6	Inventory Levels

Where minimum/maximum ordering is utilized, the Seller, whether by manufacturing or purchasing, will maintain inventory levels at or above the minimum levels while not exceeding corresponding maximum level established by the parties. Seller shall determine shipment quantities and dates to accomplish this. These levels will be reviewed on a regular basis and adjusted as determined by Spirit to support participating sites. This includes, but is not limited to, production rate changes or improved efficiencies by one or both parties.

The Seller may be provided with:

•	Visibility as set forth in Section 3.1.1 above for the required item(s)
•	Authorization to ship

4

Vendor Owned Inventory
Supplemental Terms

•	Delivery location(s)
•	Minimum, Maximum and total inventory levels for the products
•	An order for the purpose of receiving parts into Spirit’s system
•	Communications regarding exceptions
•	Applicable rate change data

Where discrete ordering is utilized, the Seller shall provide inventory to Spirit based on the quantity and delivery dates as specified on each order.

3.2.7	Metrics

Seller’s performance regarding Product delivery will be based upon maintaining inventory at Spirit’s facility in accordance with open orders. Measurements will be taken on a daily basis.

Delivery performance for min/max orders will be determined by the minimum and maximum levels as included on the Inventory worksheet.

Delivery performance for discrete orders will be based on actual receipt date versus scheduled receipt date on the order.

3.2.7.1	Metric Effective Dates

A worksheet, located on the SPN, shall include a”Metric Effective Date” column, a date in that column indicates the mutually agreed to date that performance measurements shall be effective.

In the event that emergent requirements (i.e. spares, AOGs, excessive scrap) can be directly attributed to negative performance measurements, Seller may solicit Spirit to have specific measurements removed or revised accordingly. Spirit and Seller may mutually agree to insert a new “Metric Effective Date” reflecting recovery from any such events.

4.0	PARTICIPATING SITE REQUIREMENTS

Seller shall maintain the management and control functions necessary to ensure that requirements of the participating sites are met.

4.1.	Cycle Time

Seller understands and is committed to Spirit’s goal of reduced cycle time. Spirit and Seller shall work together to reduce cycle time to support Spirit’s requirements.

5

Vendor Owned Inventory
Supplemental Terms

5.0	TERMINATION LIABILITY

Min/Max purchase orders are a means to facilitate receiving and payment. Quantities stated on such orders are estimates, and may exceed actual demand. Therefore, Spirit is not liable for the specific quantity stated on orders.

All orders are subject to the Termination section of the Spirit General Provisions.

In support of VOI’s simplified ordering techniques for the procurement of Standards items (e.g. fasteners and hardware), Seller is authorized to stock at Spirit’s facility a quantity not to exceed a three (3) month quantity of products plus an additional month of work in process, based on Average Monthly Usage. Spirit’s maximum liability, including any termination liability, shall not exceed this quantity.

6.0	TRANSPORTATION

Seller is required to coordinate shipping methods with Spirit’s Traffic Department.

7.0	TAXES

Seller shall pay all present and future property, sales, use, and other taxes arising out of, or resulting from, the Purchase Contract, including but not limited to any taxes levied as a result of the storage of stock by Seller, including income tax filing obligations if necessary, and Seller shall hold Spirit harmless from all such taxes.

8.0	PAYMENT

Spirit’s payment obligation to Seller is triggered at the point of sale identified in section 3.1.1. The price paid will be the price that is in effect at point of sale. Payment shall be made in accordance with the agreed- upon prices within the purchase document.

9.0	MODIFICATION OF PURCHASE CONTRACT

Items added to the Purchase Contract by mutual agreement shall be subject to these terms.

6

Consumption Based Ordering

Seller shall deliver to Buyer product as defined in reports (Inventory Worksheet and Packaging Worksheet) on the Spirit Partners Network (SPN).  Seller is required to maintain the minimum level at Buyer’s facility while not exceeding corresponding maximum level at Buyer’s facility.  Both Buyer and Seller shall mutually agree to minimum and maximum levels.  Levels will be determined on an individual project basis.  Buyer and Seller may mutually agree to revise levels as necessary.

Minimum and Maximum Levels

Min-Max

The initial minimum and maximum inventory levels at Buyer’s facility shall be negotiated between Buyer and Seller based upon, but not limited to:  forecasted requirements, cost of part, manufacturing lead time, delivery time and frequency of delivery.  Minimum and maximum inventory levels are included in the Min/Max Worksheet.

Packaging

The initial minimum and maximum package levels at Buyer’s facility shall be negotiated between Buyer and Seller based upon, but not limited to: forecasted requirements, cost of part, manufacturing lead time, delivery time and frequency of delivery.  Minimum and maximum package levels are included in the Packaging Worksheet.

Spirit Partners Network (SPN) Worksheets

Min-Max

Buyer shall make available to Seller, through the SPN, a Min/Max Inventory Worksheet.  This worksheet shall indicate the negotiated minimum and maximum inventory level as well as the current inventory level at Buyer’s facility.  The inventory level on this worksheet shall be updated daily by Buyer. Seller shall base actual shipments upon the information included on this worksheet.

Packaging

Buyer shall make available to Seller, through the SPN, a Packaging Worksheet.  This worksheet shall indicate the negotiated minimum and maximum package levels as well as the current Package inventory level at Buyer’s facility.  What constitutes as “Current on-hand Pkg. Inventory” is the quantity of a complete Line Unit’s worth of parts in the sequence used by Buyer’s facility.  The current inventory level for a package on this worksheet shall be updated daily by Buyer.  Seller shall base actual shipments upon the information included on this worksheet.  Regardless of on hand inventory, Seller only has authority to ship up to max level if requirements are visible on the worksheet.  Regardless of on hand inventory, Seller only has authority to ship up to max level if requirements are visible on the worksheet.

Forecasting

Min-Max AND Packaging

Forecasts shall be provided via the SPN.  Forecasts shall reflect Buyer’s estimated consumption on a monthly basis and will be updated on a weekly basis.  Actual consumption may vary.  Forecasts are for planning purposes only.  Actual shipments to Buyer are to be based on the worksheets provided on the Spirit Partners Network.

Items classified as “active” may, from time to time, fail to appear in a forecast or may show unexpected quantity changes.  This may reflect engineering or other activity on a particular part or family of parts.  Failure of an item to appear on the forecast does not mean it is inactive.  Seller shall revert to latest active forecast for planning purposes.  Seller shall notify Buyer of forecast anomalies for determination and disposition.

Open Purchase Orders

Min-Max

Buyer shall issue an “Open Purchase Order” to Seller for each active item covered by this Statement of Work.  Each of these orders shall cover the period of 12 to 24 months and shall include a maximum of one item or position.  If actual shipments exceed or are expected to exceed the open order quantity, Buyer shall revise the quantity accordingly.  Seller shall reference the open purchase order number on each shipment.  The Min/Max Inventory Worksheet shall remain as Seller’s authority to ship.

Packaging

Buyer shall issue one “Open Purchase Order” to Seller, which covers all active items included in the Package Statement of Work.  Each purchase order shall cover the period of 12 months.  If actual shipments exceed or are expected to exceed the open order quantity, Buyer shall revise the quantity accordingly.  Seller shall reference the open purchase order number on each shipment.  The Packaging Worksheet shall remain as Seller’s authority to ship.

Seller Metrics

Min-Max

Seller’s performance will be based upon maintaining inventory at Buyer’s facility within the minimum and maximum levels as included on the Min/Max Worksheet.  Measurements will be taken on a daily basis.  The worksheet shall include a “Metric Effective Date” column indicating the mutually agreed to date that performance measurements shall be effective.

In the event that emergent requirements (i.e. spares, AOGs, excessive scrap) can be directly attributed to negative performance measurements, Seller may solicit Buyer to have specific measurements removed or revised accordingly.  Buyer and Seller may mutually agree to insert a new “Metric Effective Date” reflecting recovery from any such events.

Packaging

Seller’s performance will be based upon maintaining inventory at Buyer’s facility within the minimum and maximum Package levels as included on the Packaging Worksheet.  What constitutes as “Current on-hand Pkg. Inventory” is the quantity of a complete Line Unit’s worth of parts in the sequence used by the shop.  Measurements will be taken on a daily basis.  The worksheet shall include a “Metric Effective Date” column indicating the mutually agreed to date that performance measurements shall be effective.

In the event that emergent requirements (i.e. spares, AOGs, excessive scrap) can be directly attributed to negative performance measurements, Seller may solicit Buyer to have specific measurements removed or revised accordingly.  Buyer and Seller may mutually agree to insert a new “Metric Effective Date” reflecting recovery from any such events.

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX SHIPPING 3XX INSPECTION	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

ADMINISTRATIVE
002	All specifications, exhibits, drawings, or other documents, which are referenced in this order, whether or not attached, are incorporated herein by reference.
005	Liquidated Damages
In the event of a Non-Excusable Delay in delivery (any delay other than those excusable delays as defined in Spirit’s General Terms Agreement, Excusable Delay Section), Spirit may, at Spirits option, accept products that are not delivered on or before the required delivery date. Delay is further defined to include failure to maintain the Minimum level of the Min/Max inventory methodology as set out in PF502 “Consumption Based Ordering Guidelines”.
The parties acknowledge, however, that Supplier would be liable for all additional costs incurred by Spirit because of such delay(s), which may include, by way of illustration and not of limitation:
•            additional expense related to administrative costs,

• telecommunication costs,
• additional or premium transportation charges,
• special handling expenses, and
• various anticipated and unanticipated costs to install the products out of the normal manufacturing sequence.
The Parties further acknowledge that the nature and actual amount of costs associated with delivery delay are uncertain and difficult to calculate.
Therefore, Spirit may choose, in its sole discretion, to require Supplier to pay Spirit liquidated damages.
The parties acknowledge that such payments are not intended as a penalty, but are, in lieu of the actual damages measured by such costs.

If Spirit chooses to recover liquidated damages, they shall be equal to 1 % of the value of the delinquent items per day of delay or a minimum of $100 for each item per day of delay. The parties agree this calculation represents a reasonable estimate of the additional costs to be incurred by Spirit in connection with a delivery delay.

Accumulation of liquidated damages will be subject to a grace period of five (5) days per item after which liquidated damages shall begin.

Spirit’s choice to recover such liquidated damages for delayed delivery on any one or more occasions shall not, however, preclude Spirit from recovering the actual costs incurred because of delayed delivery on any other occasion.

Spirits exercise of rights under this provision shall not preclude Spirit from exercising its option to terminate this Purchase Contract/Purchase Order for an Event of Default by Supplier as provided in

Spirit General Terms Agreement, Cancellation for Default Section, even if Supplier has (a) paid such liquidated or actual damages to Spirit on prior occasions, or (b) if repeated incidents of late deliveries in the aggregate (or a single significant incident of delay) materially adversely affect Spirit’s ability to enjoy the bargained for benefits of this Purchase Contract/Purchase Order on an ongoing basis.

Supplemental Procurement Notes Boeing 787 Program

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX SHIPPING 3XX INSPECTION	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

033
The Procurement Agent/Material Management Analyst shown on the face of this Purchase Contract/Purchase Order is the only representative authorized by Spirit AeroSystems, Inc. to change or modify any requirements contained herein.

035
Seller will be responsible for the prompt payment of all persons who perform labor upon or furnish services, materials, equipment, supplies, or other items used or to be used in the performance of the work called for by this order, and Seller shall defend protect and save harmless Spirit AeroSystems, Inc. from and against all liens, claims, suits and actions for such labor, services, materials, equipment, supplies or other items whether brought by Seller's subcontractors or any lower tier subcontractors.

047
BOEING RAW MATERIAL STRATEGY
During the term of this contract, Seller shall procure from Boeing (or its designated service provider who will act on behalf of Boeing) all raw material of the commodity type specified in the "Commodity Listing" included below necessary to support any order issued pursuant to this contract. From time to time, Buyer may amend the "Commodity Listing" by adding or deleting commodity types. Any such amendment, or revisions to the raw material pricing, shall be subject to adjustment under Spirit AeroSystems, Inc., General Provisions, Form PF-550, Changes Section, provided that Seller shall take no action to terminate its existing supply agreements when such termination would result in an assertion for an adjustment until the Seller has received approval from Buyer. The provision of any raw material by Boeing to Seller shall be according to Boeing's standard terms of sale. Boeing shall advise Seller of any designated service provider to be used at the time the order is issued. Upon request by Buyer, Seller must provide to Buyer documentation (e.g., packing slips, invoices) showing Seller's full compliance with these obligations. If requested by Boeing or its designated service provider, Seller will provide an annual forecast of demand for the applicable commodity.
COMMODITY LISTING
Aluminum Flat Rolled Products Includes aluminum sheet, aluminum plate, wing plate, and body skins, excluding “soft” aluminum alloys.
Aluminum extrusions, all press size or circle size.
Titanium includes all wrought and un-wrought titanium mill products.

PRICING
107	This Purchase Order/Purchase Contract is a firm fixed price contract.
128B
Discrepant Charges to Seller.
A.        If a discrepant shipment is received as a result of Seller error, which does not permit inspection and receipt of the shipment, the Seller will be charged one percent of the value of the shipment or a minimum of $100 per discrepant shipment.
B.        If the Seller’s material is rejected at Buyer’s Facility, the Seller will be charged one percent of the value of the shipment or a minimum of $250 per rejection tag, exclusive of the material disposition.

Supplemental Procurement Notes Boeing 787 Program

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX SHIPPING 3XX INSPECTION	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

C.Material shipped above the allowable purchase order tolerance, without prior approval from
Buyer, will at Buyer’s option be returned at Seller’s expense or Seller will be assessed $150 handling charge.

135
When acceptable parts have been received on a production Purchase Order, a Certified Tool List (F08-04605) will, if required, be submitted by the supplier, to the Buyer’s Procurement Representative, to transfer accountability to Blanket Accountable Tool Order T-.

155
If required, a Tool Usage List (F08-04605) will be submitted by the supplier, to the Buyer’s Procurement Representative certifying satisfactory completion of rework and production of acceptable parts from reworked tool(s).

SHIPPING
202
BUYER FIRST ARTICLE INSPECTION (BFAI) – If BFAI activity is required at the Seller’s facility prior to shipment then Seller shall notify Buyer to schedule a comparable inspection and coordinate the required inspection/verification activity. Subsequent engineering, inspection, manufacturing or tooling changes for specific characteristics will require the Seller to notify Buyer.
At the minimum, Seller shall make the following available in support of the BFAI for the article being reviewed:
1.       The applicable purchase contract, material/process certifications, manufacturing and inspection records;
2.       The applicable design data;
3.       The applicable documented configuration baseline and configuration summary;
4.       The applicable Material Review Board (MRB) actions;
5.       The applicable acceptance and qualification test results;
6.       The record of Buyer approval for supplier drawing and test procedures;
7.       Completed Supplier First Article Inspection (SFAI) documentation.
Seller shall maintain a copy of the completed Buyer First Article Inspection Report (BFAIR) along with the completed Seller First Article Inspection documentation in accordance with contractual quality record retention requirements.

206
SHIPPING DOCUMENTATION REQUIREMENTS
The Seller’s shipping documentation shall contain the following:
•A Packing Sheet;
•A Certification of Compliance Statement (may be included as part of the packing sheet);
•Evidence of Seller’s Product Acceptance;
•A copy of any completed Buyer corrective action request follow-up documentation for article(s) being shipped;
•Evidence of Buyer’s product acceptance, when Buyer Source Acceptance is required;
•Serialized Number Control (SNC) data in accordance with D016Z006-01

Supplemental Procurement Notes Boeing 787 Program

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX SHIPPING 3XX INSPECTION	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

•A Serialized Parts List identifying parts with an assigned serial numbers. The list shall contain the part numbers, part nomenclature and part serial numbers. This list shall also include part change letters when applicable;
•The NCR/rejection tag number(s), as applicable;
•Control identity of the end item deliverable of raw material or purchased articles, as applicable.
The control identification is traceable to the product processed in a single run (same manufacturing date, lot, batch, heat, job or shop traveler number). When multiple lots are included in one shipment, Seller shall clearly separate the control identity of the respective lots.
In addition to the above, Seller’s shipping documentation shall also include the following:
•Certification listing all articles which must be procured from Boeing Qualified Manufacturer.
Certifications must contain the following information:
•       The article specification, drawing or standard and revision;
•       Name and complete address of the Boeing Qualified Manufacturer;
•       Name of the Manufacturer’s Authorized Distributor for D590 standards when the purchase document is not placed with the manufacturer;
•All D1–4426 Certified Special Process (CSP) certifications are available for review, as applicable;
•The material certification(s) are available for review, as applicable.
•                  The CAR number(s).

INSPECTION
311 B
Seller recognizes that prior to the receipt of Digital data, a proprietary information agreement must be on file. Additionally the Supplier must have Boeing DPD approval per D6-51991 and Spirit DPD approval per MAA1-10009-1.

333
Supplier must retain on file the results of the final inspection for all kitted parts or assemblies that will include a dimensional inspection, temper inspection per BAC 5946 for aluminum alloys, and hardness inspection per BAC5650/BSS7350 for steel and CRES alloys.

363A
If Seller is not presently on distribution for Buyer document(s) necessary to comply with this contract, copies may be obtained by contacting the SM&P representative’s name that appears on the face of this order.

DELIVERY/PACKAGING/IDENTIFICATION
412A	Parts are to be marked per BAC 5307
413	If barcodes are used, package per the D6-81628 Shipping Label Barcode preparation and Placement

Supplemental Procurement Notes Boeing 787 Program

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX SHIPPING 3XX INSPECTION	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

Document.
437	If parts have heat numbers they are to be stamped individually with the heat number.
459
Contractual Requirements for Rubber Test Slabs
a)          Supplier shall retain test slabs up to the date of expiration for each batch and/or lot, for Buyer use in support of quality surveillance testing as requested from Buyer’s Procurement Representative via purchase order to supplier.
b)          Boeing BMS specifications that require the supplier to provide test slabs of each batch and/or lot of Boeing BMS rubber specifications must be sent with each shipment to Buyer.
Each shipment of rubber will require a certified test report that shall indicate the batch number, lot number, and the actual calendar date on which the test specimen was cured.

460
Unless explicit direction is given to the contrary, no articles (or constituent parts thereof) ordered in support of Boeing programs shall contain any FAA-PMA markings. The articles shall not be certified under an FAA-PMA approval and the accompanying paperwork (e.g. packages, shippers, etc.) shall not contain any FAA-PMA markings.

PROPERTY
501
BOEING COMMERCIAL TOOLING – SELLER’S QUALITY REQUIREMENTS
If Seller uses Boeing tooling then Seller’s quality system shall maintain records to assure compliance with all the requirements of D33200-1 ‘Boeing Supplier Tooling’ document, all processes and flows will be in accordance with STM-130030-1 ‘Spirit AeroSystems, Inc. Tooling Requirements’. All quality checks, verifications, and records shall be presented with the Spirit AeroSystems, Inc. Certified Tool List. These quality records shall support the validations of the Quality Manager and Officer of the Company’s signature for compliance statement on the Spirit AeroSystems, Inc. Certified Tool List and/or Tool Usage List.
A.            Record Requirements
1.Each tool shall have a tool fabrication order indicating specific tool fabrication instructions per Boeing’s applicable tooling manual and engineering drawing. Seller’s inspection stamp affixed to show compliance and acceptance of completed tool.
B.            Manufacturing Records
1.Seller’s manufacturing plan shall provide traceability for verification of need, function, and usage for each tool listed on the Spirit AeroSystems, Inc. Certified Tool List.
C. Design Records
1.Seller’s Quality Assurance shall verify the maintenance of the following tool engineering data per D33200-1 ‘Boeing Supplier Tooling’, Section 1.15 and STM130030-1 ‘Spirit AeroSystems, Inc. Tooling Requirements’, Section 10.
a.one complete set of reproducible drawings submitted to Buyer

Supplemental Procurement Notes Boeing 787 Program

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX SHIPPING 3XX INSPECTION	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

b. one complete set of reproducible drawings retained with tool
D. Tool Designs
1.            In order to maintain tool design standards, it is mandatory that tool designs be governed by the requirements of Boeing and Spirit AeroSystems, Inc. tooling manuals, engineering drawings or equivalent approved standards.
2.            Seller’s Quality Assurance shall verify that all tool designs be governed by
Boeing/Spirit AeroSystems, Inc tooling standards.
3.Seller’s Quality Assurance shall verify all Seller tool designs have been approved by
Spirit AeroSystems, Inc.’s Tool Design organization:
a.            for master tooling,
b.            for all major or final stage tools controlled by master tooling,
c.            for tools that control interchangeability or replaceability items,
d.            for all tools used as media for quality acceptance that have tool design requirements,
e.for all tools used for periodic and configuration control.
E. Tool Fabrication
1.            Seller’s Quality Assurance requirements verify and inspect progressively any feature of the tool that cannot be inspected after tool is complete.
2.            Maintain and retain all progressive inspection record as required (ref. E.1 above).
3.Inspect and verify all tool tryouts or tool proving.
F.Identification of Accountable Tools
Seller’s Quality Assurance shall verify all tools are identified per Boeing’s D33181-40 ‘Tooling Reference and Spirit AeroSystems, Inc. STM-1 30010-23 ‘Tool Identification’.
1.           No tool will be considered complete that is not properly identified and accepted by
Quality Control.
2.           Seller’s Quality Assurance shall verify acceptable parts or assemblies have been produced by all tooling and affix steel quality acceptance stamp in tool tryout space.
Note: If tool tryout is not required, stamp “NR” beside inspection acceptance stamp.
3.Seller’s Quality Assurance shall verify the latest engineering drawing revision or tool drawing revision.
G. Certified Tool List
1.            Seller’s Quality Assurance shall verify the completeness and accuracy of each tool on the Spirit AeroSystems, Inc. Certified Tool List.
2.            Seller’s Quality Assurance manager shall sign and/or use their quality acceptance stamp to validate compliance to all D33200-1 ‘Boeing Supplier Tooling’ requirements and STM-130030-1 as stated in upper right hand section of the Spirit AeroSystems, Inc. Certified Tool List. Signature of an Officer of the company is also required.

Supplemental Procurement Notes Boeing 787 Program

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX SHIPPING 3XX INSPECTION	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

3.Seller shall have a rework tool order to show specific rework instructions have been completed and Seller’s quality acceptance stamp affixed to Rework Tool Order and rework identification stamp on tool per D33181-40 ‘Boeing Tooling Reference’ and STM-130010-23 ‘Spirit AeroSystems, Inc. Tool Identification’.
4.Seller’s Quality Assurance shall verify the accuracy and completeness of tool usage list prior to presenting to Buyer’s Quality Assurance for validation.

502
Buyer will furnish all necessary mylars or photo templates of Engineering Layouts and/or tooling master layouts required by the Seller if required in accomplishing the work called for by this order. It is agreed that the prices established reflect an allowance for scrap value of such photo templates and upon completion of the work. Seller shall take title. Any template specifically designed as a tool and serial numbered is accountable property per Boeing document D33200 and D33041, and upon acquisition or manufacturer by Seller and before the same is used, becomes the property of/or controlled by Boeing.

503
All special tooling as defined in D33200 and D33041, covered by this Purchase Order/Purchase Contract shall, upon acquisition or manufacture by Seller and before the same is used, become the property of/or controlled by Boeing. Any use of this tooling for other than Boeing work, or before scrapping, must have written consent from Buyer.

504
Seller shall use any and all Tooling only for the purpose of performing its obligations under this purchase Order/Purchase Contract and shall not sell, lease or otherwise dispose of any Tooling. Seller shall, on behalf of Boeing as the owner thereof obtain and maintain in effect insurance in respect of all Seller-Use Tooling and Common-Use Tooling (other than such Tooling, which is in the actual possession of Boeing,). Seller shall not create or be responsible for the creation by others, any lien, claim or right of any person or entity other than the rights of Boeing, in respect of any Tooling, under this order.

505B
Tooling: Design, fabrication, handling, storage, accountability, maintenance, and disposition of Boeing owned tooling, furnished by Buyer in support of this order or fabricated by Seller as directed in this order, shall be in strict accordance with Boeing Document D33200 and D33041, as revised, which is hereby incorporated by reference and all applicable tooling manuals referenced herein. The Supplier shall store, maintain, and where necessary because of loss or damage, replace such tooling without further cost to Buyer.

506
Seller shall absorb all costs associated with non-accountable tooling manufactured and/or purchased by Seller necessary for the manufacture and delivery of the Products including but not limited to rework, repair, replacement and maintenance of the tooling. Seller shall not use tools, which contain, convey, embody, or were made in accordance with or by reference to any Proprietary Information and Materials of Boeing, to manufacture parts for anyone other than Boeing without the prior written authorization of Buyer.

507
If required, Seller shall provide at no cost to Buyer on Boeing’s behalf as the owner thereof, control, accountability, care, storage, maintenance, insurance and replacements of all Contractor-Use Tooling and Common-Use Tooling in the possession of Seller or its subcontractors in accordance with

Supplemental Procurement Notes Boeing 787 Program

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX SHIPPING 3XX INSPECTION	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

Document D33200, "Boeing Suppliers' Tooling Document' or, subject to Buyer review and approval, not to be unreasonably withheld or delayed, its equivalent or replacement, as required to support the manufacture, certification, support and delivery of Products; it being understood, however, that Boeing as the owner thereof bears the economic burden of depreciation and obsolescence of all Tooling.

508
If required, Seller shall control and account for all Tooling in accordance with the provisions of Boeing Document D33200, "Boeing Suppliers' Tooling Document' or, subject to Buyer review and approval (not to be unreasonably withheld or delayed), its equivalent or replacement. This requirement shall apply to Boeing-Use Tooling until delivery thereof to Boeing and to Contractor-Use Tooling and Common-Use Tooling at all times prior to the removal thereof by Boeing or delivery to Boeing or Boeing's designee. All Existing Tooling shall remain identified with its identification tag containing the Boeing Lifetime Serial Number of such Tooling.Seller shall identify all New Tooling and any reworked or re-identified Tooling with an identification tag containing the Boeing Lifetime Serial Number of each such Tool. Boeing Lifetime Serial Numbers may be provided to Seller by Buyer.

509
If required, Seller shall prepare a list or lists ("Certified Tool List") in accordance with the D33200, "Boeing Suppliers' Tooling Document' or, subject to Buyer review and approval (not to be unreasonably withheld or delayed), its equivalent or replacement, and such other information as Buyer shall request. Seller shall prepare a separate Certified Tool List for (i) Contractor-Use Tools, (ii) Common-Use Tools, (iii) Casting/Extrusion Tools, (iv) each county in Kansas in which any such Tool is located, (v) each state in which any such Tool is located and (vi) each state in which any such Tool is first utilized. Seller shall promptly submit each initial Certified Tool List to Buyer. Seller shall subsequently submit from time to time as specified by Buyer new Certified Tool Lists to supplement the information contained in the initial Certified Tool Lists.

510
Seller shall inspect all tools to the Engineering immediately on receipt of the tools and shall perform a first part inspection to the Engineering. If tools require rework, Buyer is to be notified immediately.

511A	Accountability for tooling fabricated on this Purchase Order will be transferred to Blanket Accountable, Tooling Order T-_______ on receipt of a properly prepared Certified Tool List (F08-04605). The
Certified Tool List is to be signed by an officer of the Seller's Quality Control representative, by a Buyer resident inspector, if available and a Government Source Inspector, if required and returned to Buyer as soon as possible. Tooling Invoices will not be honored prior to receipt of the Certified Tool List signed and stamped by Buyer PQA and proof acceptable parts were produced from the tooling.

514A	When returning Buyer-furnished tooling, Supplier is required to list the Blanket Accountable Tool Order No., tool number and serial number on the packing slip.
515
Payment for rework of tooling as specified under this order is to be as follows:
Seller shall, upon completion of the rework specified hereunder, forward to Buyer, an original and one copy of a Tool Usage List, F08-04605, listing each reworked tool. Tooling invoices will not be honored prior to receipt of the Tool Usage List signed and stamped by Buyer PQA and proof acceptable parts were produced from the reworked tooling.

Supplemental Procurement Notes Boeing 787 Program

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX SHIPPING 3XX INSPECTION	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

If Buyer Source Inspection is available, the TUL must also be stamped by the servicing Source Quality Control Representative. Accountable Blanket Tooling Order T-_____.
516	When a Seller receives or fabricates Boeing or Boeing customer-owned accountable tools, then the Seller must comply with the requirements of D33200,”Boeing Suppliers’ Tooling Document.”
535
BMS 8-124 Honeycomb core shipments must be accompanied by:
A.            Test reports from each block of material
B.            A .500 T X 18L X 24W test slab cut from each block of material.
These test reports and slabs are required for lab use.

QUALITY
615
As stated is D6-83721 All Program Partners and Internal / External Suppliers who supply hardware end items as "Supplier Custom Parts" are required to be in compliance with all requirements contained within this document.
D6-83721 states that Internal / External Suppliers are required to provide configuration definition which will be included as a portion of the Purchased Article Configuration Traveler (PACT).
The Purchased Article Configuration Traveler “PACT” must include the SCPPL/UPL version number, all Module Revisions/Change Levels and the line unit number.
If there are no deviations only the top portion of the PACT must be completed and sent with shipping documents.
To determine proper form number to convey this data contact your Supply Chain Procurement Agent.

627
Seller and their sub-contractor(s) shall utilize sources listed in Document D1-4426 “Boeing Approved Process Sources” whenever the manufacturing and/or inspection processes listed in D1– 4426 are performed on articles on this purchase document.
The current version of D1–4426 is accessible via the Internet at the following web address http://www.boeing.com/companyoffices/doingbiz/d14426/index.html
Seller shall maintain actual processor certifications for all D1–4426 special processes performed in accordance with the requirements of this purchase document. In addition to all certification requirements defined by the applicable processing specification(s), the certifications shall contain the following:
•                       The complete part number of the article(s) represented by the certification;
•                       The total quantity of the parts (for each part number) represented by the certification;
•                       The company name and address of the performing processor. The address shall include street address, city and state;
•                       The specification number(s) and revision letter of the D1–4426 process performed.
Seller shall provide such certification upon Buyer request.
Seller shall provide their sub-tier process sources with the prime site of Buyer (that is the design authority) as well as the aircraft model number or hardware that the part numbers represent.

Supplemental Procurement Notes Boeing 787 Program

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX SHIPPING 3XX INSPECTION	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

Seller’s use of approved processors does not relieve Seller from verifying that the processor and the product conforms to all applicable process specification requirements.
628
All parts painted with BMS10-11 Type I primer, Mil-PRF-23377 primer, and/or BMS10-11 Type II enamel in accordance with BAC 5736, Application of Chemical and Solvent Resistant Finishes, should be tested to the requirements defined within that BAC and BSS 7225, Tape Test Adhesion, as referenced.

680
When Boeing document D6-1276 is required by engineering drawing for this part Boeing/Spirit approval of your manufacturing planning is required through the Supply Chain Procurement Agent prior to shipment of completed parts.

681
If castings are included on this order the packing sheet, certificate of compliance or certified test reports accompanying shipments shall certify that the castings have been inspected in accordance with D13169

682
Where Boeing specifications and/or processes are listed within the detail design, specification control, or envelope drawing, incorporated by this purchase document, Seller shall adhere to the latest revision of the Boeing specification and/or process, unless otherwise specified in the purchase document.

683
A Seller that performs acceptance sampling shall meet the requirements of document D1-8007. Boeing approval of Seller’s acceptance sampling plan is required prior to performing acceptance sampling when it is used for in-process or final inspection, and employs continuous sampling or repetitive lot sampling. Subsequent revisions to approved sampling plans require Boeing approval prior to implementation. Prior Boeing approval of a sampling plan is not required if it is used exclusively for receiving inspection, or employs only isolated lot sampling during in-process or final inspection.
When statistical process control is used as an option for either in-process or final inspection, Seller shall satisfy the requirements of document AS/EN/SJAC 9103, Variation Management of Key Characteristics.
In all cases, inspection requirements identified by engineering drawing or specification take precedence over the inspection requirements defined herein.
To request Boeing acceptance sampling approval – contact your Procurement Agent. They will coordinate the request with the SPIRIT PQA Sampling SME.

684	Tooling invoices will not be honored prior to certification by the Buyer of a Certified Tool List or Tool Usage List that has been approved by Buyer’s Procurement Quality Assurance.

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

ADMINISTRATIVE/GENERAL
001	ITAR Requirements
This Purchase Contract/request for quote includes items or technologies that are covered by the Munitions List and are therefore subject to the International Traffic In Arms Regulations (ITAR), 22 CFR 120-130. Accordingly you are prohibited from exporting technical data to a foreign person without authorization from the U.S. State Department. It is the responsibility of the recipient of this Purchase Contract/request to ensure their compliance with all applicable U.S. export regulations.
As part of Supplier's written solicitation response, Supplier shall confirm, in connection with the effort related to the Spirit prospective procurement,
1.It is not a representative of a foreign interest (RFI) and
2.It will not employ foreign persons on the effort related to this Spirit procurement
3. It is a US firm incorporated under US law.
Supplier agrees to comply with all applicable U.S. export control laws and regulations, specifically including, but not limited to, the requirements of the Arms Export Control Act, 22 U.S.C.2751-2794, including the International Traffic in Arms Regulation (ITAR), 22 C.F.R. 120 et seq.; and the Export Administration Act, 50 U.S.C. app. 2401-2420, including the Export Administration Regulations, 15 C.F.R. 730-774; including the requirement for obtaining any export license or agreement, if applicable. Without limiting the foregoing, Supplier agrees that it will not transfer any export controlled item, data, or services, to include transfer to foreign persons employed by or associated with, or under contract to Supplier or Supplier's lower-tier suppliers, without the authority of an export license, agreement, or applicable exemption or exception.
Supplier must comply with ITAR, part 122.1 Registration requirements (a), Any person who engages in the United States in the business of either manufacturing or exporting defense articles or furnishing defense services is required to register with the Office of Defense Trade Controls. For the purpose of this subchapter, engaging in the business of manufacturing or exporting defense articles or furnishing defense services requires only one occasion of manufacturing or exporting a defense article or furnishing a defense service. Manufacturers who do not engage in exporting must nonetheless register.
Supplier shall immediately notify the Spirit Procurement Agent if Supplier's firm is, or becomes, listed in any Denied Parties List or if Supplier's export privileges are otherwise denied, suspended or revoked in whole or in part by any U.S.

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

Government entity or agency.
003	Fab Service Procurement
The invoice and Packing slip shall include the shipping document number, order number, Purchase Order number and Purchase Order item number. Any overtime or expedite charges must have prior approval by the Service
Procurement Pa (PA). Supplier to return all Spirit -furnished containers. Each shipment must be processed as soon as possible and returned to Spirit Behind schedule items will be coordinated with Supplier by Spirit for expeditious handling. Please contact Spirit if circumstance arises that precludes prompt return of Parts.

005	Liquidated Damages
In the event of a Non-Excusable Delay in delivery (any delay other than those excusable delays as defined in Spirit‟s General Provisions, Excusable Delay Section), Spirit may, at Spirits option, accept products that are not delivered on or before the required delivery date. Delay is further defined to include failure to maintain the Minimum level of the Min/Max inventory methodology as set out in PF-502, “Consumption Based Ordering Guidelines”.
The parties acknowledge, however, that Supplier would be liable for all additional costs incurred by Spirit because of such delay(s), which may include, by way of illustration and not of limitation:
•additional expense related to administrative costs, telecommunication costs,
•additional or premium transportation charges, special handling expenses, and
•various anticipated and unanticipated costs to install the products out of the normal manufacturing sequence.
The Parties further acknowledge that the nature and actual amount of costs associated with delivery delay are uncertain and difficult to calculate.
Therefore, Spirit may choose, in its sole discretion, to require Supplier to pay Spirit liquidated damages. The parties acknowledge that such payments are not intended as a penalty, but are, in lieu of the actual damages measured by such costs.
If Spirit chooses to recover liquidated damages, they shall be equal to 1 % of the value of the delinquent items per day of delay or a minimum of $100 for each item per day of delay. The parties agree this calculation represents a

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

reasonable estimate of the additional costs to be incurred by Spirit in connection with a delivery delay.
Accumulation of liquidated damages will be subject to a grace period of five (5) days per item after which liquidated damages shall begin.
Spirit‟s choice to recover such liquidated damages for delayed delivery on any one or more occasions shall not, however, preclude Spirit from recovering the actual costs incurred because of delayed delivery on any other occasion.
Spirits exercise of rights under this provision shall not preclude Spirit from exercising its option to terminate this Purchase Contract/Purchase Order for an Event of Default by Supplier as provided in Spirit General Provisions form PF550, Cancellation for Default Section,, even if Supplier has (a) paid such liquidated or actual damages to Spirit on prior occasions, or (b) if repeated incidents of late deliveries in the aggregate (or a single significant incident of delay) materially adversely affect Spirit‟s ability to enjoy the bargained for benefits of this Purchase Contract/Purchase Order on an ongoing basis.

007	Vendor Owned Inventory
All items on the Purchase Contract/Request for Quote identified as Vendor Owned Inventory shall be administered in accordance with PF-200, Supplemental Terms for Vendor Owned Inventory. Payment terms for VOI items shall be ____.”

019	Indemnification And Insurance Requirements
1.0 INDEMNIFICATION 1.1 Indemnification, Negligence of Supplier.Supplier shall defend, indemnify and hold harmless Spirit AeroSystems, Inc., its subsidiaries, and their directors, officers, employees and agents (hereinafter referred to as "Indemnities") from and against all actions, causes of action, liabilities, claims, suits, judgments, liens, awards and damages, of any kind and nature whatsoever (hereinafter referred to as "Claims,” for property damage, personal injury or death (including without limitation claims brought by and liabilities to, including injury or death to employees of Supplier or any Subcontractor) and expenses, costs of litigation and reasonable attorney's fees related thereto, or incident to establishing the right to indemnification, to the extent such Claims arise from any negligent act or omission or willful misconduct of Supplier or any Subcontractor or their employees arising out of or in any way related to the presence on Spirit 's premises of Supplier, any Subcontractor or their employees, including without limitation the provision of services, personnel, facilities, equipment, support supervision or review. In no event shall Supplier's obligations hereunder be

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

be limited to the extent of any insurance available to or provided by the Supplier.
1.2 Waiver of Immunity, Industrial Insurance. Supplier will not assert as a defense to this indemnification obligation any immunity under workers' compensation statues, industrial insurance, or other source, and Supplier expressly waives any immunity to the extent of the indemnity set forth in Paragraph 1.1 "Indemnification, Negligence of Supplier.”
1.3 Indemnification, Subcontractors. Supplier shall require each Subcontractor to provide an Indemnity, enforceable by and for the benefit of the Indemnities, to the same extent required of Supplier stated under Paragraphs 1.1 "Indemnification, Negligence of Supplier" and 1.2 "Waiver of Immunity, Industrial Insurance."
2.0 INSURANCE REQUIREMENTS
2.1 Commercial General Liability. Throughout the period of performance of this contract and until final acceptance by Spirit, Supplier shall carry and maintain, and shall ensure that all Subcontractors carry and maintain Commercial General Liability Insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence for bodily injury, including death and One Million Dollars ($1,000,000) per occurrence for property damage or alternatively, One Million Dollars ($1,000,000) per occurrence combined single limit for bodily injury and property damage combined. Such insurance shall be in a form and with insurers acceptable to Spirit, and shall contain coverage for all premises and operations, broad form damage, contractual liability (including, without limitation, that specifically assumed herein), and products and completed operations insurance. Deductibles, premiums, and any losses arising out of failure of Subcontractors to carry the same insurance, shall be the responsibility of the Supplier.
2.2 Automobile Liability. If licensed vehicles will be used in connection with the performance of this contract, Supplier shall carry and maintain, and shall ensure that any Subcontractor who uses a licensed vehicle in connection with the performance of this contract, carries and maintains, throughout the period of performance of this contract, Automobile Liability insurance covering all vehicles, whether owned, hired, rented, borrowed or otherwise, with limits of liability of not less than One Million Dollars ($1,000,000) per occurrence combined single limit for bodily injury and property damage. Such insurance shall be in a form and with insurers acceptable to Spirit. Deductibles, premiums, and any losses arising out of failure of Subcontractors to carry the same insurance, shall be the responsibility of the Supplier.
2.3 Workers' Compensation & Employer‟s Liability. Throughout the period of performance of this contract and until final acceptance by Spirit, Supplier shall

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

cover or maintain insurance, and shall ensure that all Subcontractors cover or maintain insurance, in accordance with the applicable laws relating to Workers' Compensation, with respect to all of their respective employees working on or about Spirit's premises, regardless of whether such coverage or insurance is mandatory or merely elective under the law.
Throughout the period when work is performed and until its final acceptance by Spirit, Supplier shall also carry and maintain, and ensure that all Subcontractors carry and maintain, Employer's Liability coverage with limits of not less than One Million Dollars ($1,000,000) each accident. To the extent permitted by law, any policy or policies which provide any of the insurance required by this Paragraph 2.3, "Workers' Compensation & Employer‟s Liability,” shall contain a Waiver of Rights of Subrogation against Spirit, its subsidiaries and their directors, officers and employees. If Spirit AeroSystems, Inc. is required by any applicable law to Pay Workers' Compensation premiums with respect to employees of Supplier or any Subcontractor, Supplier shall reimburse Spirit for such Payment. Deductibles, premiums, and any losses arising out of failure of Subcontractors to carry the same insurance, shall be the responsibility of the Supplier.
2.4 Certificates of Insurance
1. Prior to the commencement of the period of performance, Supplier shall provide for Spirit's review and approval Certificates of Insurance reflecting full compliance with the requirements set forth in Paragraphs 2.1 "Commercial General Liability," 2.2 "Automobile Liability," and 2.3 "Workers' Compensation." Such Certificates shall:
a)      be kept current and in compliance with throughout the period of performance and until final acceptance by Spirit (and for two [2] years thereafter for products and completed operations liability);
b)      provide for thirty (30) calendar days advance written notice to Spirit in the event of cancellation or material change adversely affecting the interests of Spirit; and
c) identify the cognizant SCM Representative and list Spirit as the certificate holder.
2. Any policy or policies providing the insurance under Paragraph 2.0, "Insurance Requirements,” may be inspected by Spirit upon request.
3. Where Supplier is subject to the requirements of a "monopolistic" state which does not permit insured workers' compensation, a written letter confirming participation in a state fund or, alternatively, confirming a state approved self-insurance program, will satisfy the certificate requirement. Such letter will identify the State account or

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

self-insured number.  For Employer's Liability coverage in such monopolistic states, evidence of "Stop Gap" endorsement to the General Liability policy is acceptable proof of compliance with the Employer's Liability insurance requirement.
4.               Self-Assumption.Any self-assured layer, deductibles and exclusions in coverage in the policies required under this Paragraph 2.0, "Insurance Requirements,” shall be assumed by for the account of and at the sole risk of Supplier or the Subcontractor which provide the insurance and to the extent applicable shall be paid by such Supplier or Subcontractor. In no event shall the liability of Supplier of Subcontractor be limited to the extent of any of the minimum limits of insurance required under Paragraph 2.0 "Insurance Requirements."
General Liability policy is acceptable proof of compliance with the Employer's Liability insurance requirement.

020	Raw Material Order Confirmation
Within thirty (30) days after receipt of Purchase Contract/Purchase Order, Supplier shall confirm to Spirit order placement for raw material. Confirmation shall include raw material identification, supplier, Purchase Order number and date, quantity ordered, and the supplier committed delivery schedule.

021	Operational Detail Report
Withindays after receipt of purchase order, Supplier shall furnish to
Spirit a copy of Supplier's planning showing detailed operations in sequence. Said planning shall include the estimated flow time for each detailed operation.
036	Obligation To Purchase And Sell
Spirit and Supplier agree that in consideration of the prices set forth in this Purchase Contract, Spirit shall issue orders for products from time to time to Supplier for all of Spirit's requirements. Such products shall be shipped at any scheduled rate of delivery, as determined by Spirit, and Supplier shall sell to Spirit, Spirit 's requirements of such products, provided that, without limitation on Spirit 's right to determine its requirements, Spirit shall not be obligated to issue any orders for any given product if:
1. Any of Spirit 's customers specifies an alternate product;
2. Such productis, iin Spirit's reasonable judgment, nottechnologically competitive at any time, for reasons including but not limited to the availability of significantchangesintechnology,design,materials,specifications, or

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

manufacturing processes which result in a reduced price or weight or improved appearance, functionality, maintainability or reliability;
3.          Spirit gives reasonable notice to Supplier of a change in any of Spirit's manufactured product which will result in Spirit no longer requiring such product for such manufactured product,
4.          Supplier has materially defaulted in any of its obligations under any order, whether or not Spirit has issued a notice of default to Supplier pursuant to Spirit General Provisions, PF-550, „Cancellation for Default‟ Section
5.                Spirit                  reasonably                          determines                          that                      Suppliercannotsupport Spirit's
requirements for products in the amounts and within the delivery schedules Spirit requires.
6.          Spirit gives at least six (6) months notice to Supplier that the product is used in the manufacturing of an airplane component, assembly or other product previously manufactured in-house by Spirit and which component, assembly or other product Spirit has resourced to a third party supplier.
7. Spirit gives at least ninety (90) days notice to Supplier of Spirit‟s decision to manufacture the products itself rather than purchase the products from Supplier.
Supplier represents and warrants to Spirit that discounts offered fairly reflect manufacturing, selling, or delivery cost savings resulting from this quantity sale and that such discounts are reasonably available to all other purchasers.
Any planning schedule, forecast, or any such quantity estimate provided by Spirit shall be used solely for production planning. Spirit may purchase products in different quantities and specify different delivery dates as necessary to meet Spirit's requirements. Any such estimate shall be subject to adjustment from time to time, and such adjustment shall not constitute a change under Spirit General Provisions, PF-550 „Changes‟ Section

037	Fab Service Procurement Damaged Shipments
Shipments you receive F.O.B. destination, or F.O.B. your plant for our account, which are in noticeably bad condition when delivered to you by the carrier:
1.          Note condition of shipment on carrier‟s delivery receipt and on copy of freight bill retained by your Receiving Department.
2.          Immediately request carrier inspection on the shipment and retain a copy of the carrier‟s inspection report.
3. If carrier waives inspection, note your copy of the freight bill with the date, name of the carrier representative who waived inspection and a statement

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

that carrier waived inspection.
Shipments received in apparent good condition but found to contain concealed damage:
1.          Stop unpacking immediately as soon as damage is found.
2.          Retain all container and packing material.
3. Request carrier inspection and retain a copy of carrier‟s inspection report.
Contact Spirit‟s Traffic Coordinator for further instructions as soon as damage to any of the above type shipments is discovered.

043	Anti-Kickback Procedures
Supplier agrees to abide by the Anti-Kickback Act of 1986 (41 U.S.C. 51 through 58) and FAR 52.303-7. "Anti-Kickback Procedures," except that subparagraph (c)(1) of FAR 52.203-7 shall not apply to Supplier, and further that in subparagraphs (c)(2), (c)(3), and (c)(5), the term "Contractor" shall mean Supplier, and in subparagraph (c)(4) the term "Prime Contractor" shall mean Spirit AeroSystems, Inc. and the term "Subcontractor" shall mean Supplier. In addition to reportingpossible violations of the Anti-Kickback Act to the
Government pursuant to 41 U.S.C. 57, Supplier shall report such possible violations, if related to Spirit, to the Director of SCM and/or the Division Counsel of the Spirit, Division or subsidiary issuing this purchase order (PO).
In addition to any other remedies that Spirit may have, Supplier shall defend Spirit against all claims and procedures based upon actual or alleged violations of the Anti-Kickback Act of 1986 and any amendment thereof; and Supplier shall indemnify and hold Spirit harmless from any losses, damages, liabilities, costs, and expenses including but not limited to, losses of profits, expenses of litigation, attorney‟s fees, penalties or fines, suspensions or reductions of progress payments, and all losses arising out of contract terminations, suspensions or debarments of Spirit, resulting from a violation of the Anti- Kickback Act of 1986 and any amendment thereof, by Supplier, any of its officers, partners, employees, agents, or any subcontractors at any tier below Supplier or such subcontractor‟s employees.
If the Government, pursuant to FAR 52.203-7, directs the Spirit to withhold sums owed the Supplier, the Spirit shall be entitled to do so and the Spirit may, if ordered to do so, pay said money over to the Government and the Spirit shall not be responsible to pay the said money to the Supplier but Supplier shall remain responsible for performance of the contract.

044	Consumption Based Ordering
This Purchase Contract/Purchase Order is subject to the requirements of Spirit, form PF-502, Consumption Based Ordering Guidelines, current revision, incorporated herein by reference.

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

046	Program Manager
Supplier will assign a full-time program manager whose exclusive responsibility will be to oversee and manage Supplier's performance hereunder. The assignment of such program manager will be subject to Spirit's approval.

049	Cost And Performance Visibility
When requested by Spirit, Supplier shall provide all necessary cost support data, including source documents for direct and indirect costs, on Spirit Form PF-270, and assistance at the Supplier's facility in support of cost and performance analysis and reviews performed by the parties.

050	Computation Of Equitable Adjustment
The Rates and Factors set forth below shall be used to determine the equitable adjustment, if any, to be paid by Spirit pursuant Spirit, General Provisions, Form PF-550, Changes Section.
1.Direct Labor Rate $
2.Manufacturing Burden%
3.G&A (Gen. Admin. Expense) %
4.Profit %
5.         Total Rate $

051	Reporting Requirements
Supplier shall furnish to Spirit, at _______ intervals, or until such time as
Spirit considers the report no longer necessary, a complete status report of work accomplished in manufacture of product(s) covered by this contract. Reports will be mailed each showing progress through the preceding period.

Status reports shall include, but are not limited to, the following topics:
1.        Delivery schedule updates, schedule impact issues and corrective action;
2.        Technical/manufacturing progress since the previous report period, including significant accomplishments, breakthroughs, problems and

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

solutions;
3. Identification of changes to key manpower or staffing levels;
4.Identification of the critical events/activities expected within the next month and a discussion of potential risk factors;
5. Progress on open Action Items, including closure dates;
6. Purchased components and raw material status;
7. Identification of Quality issues and resolutions;
8. Manufacturing and Quality inspection progress of First Article products;
9. Status on tool design and fabrication, as applicable, until completion;
10. Inventory status of castings and forgingsprocuredbySupplier (if applicable).
In Addition to the above required Status Reports, within twenty-four (24) hours of known problem to Supplier, Supplier shall provide a detailed Problem Report, notifying Spirit of program problems/issues that could impact Supplier’s ability to deliver products on time and otherwise in conformance with the terms of this contract. Problem reports shall be submitted to the Spirit‟s Procurement Representative.
Submittal of a Status Report or Problem Report in no way relieves Supplier of any obligations under the Purchase Contract/Purchase Order nor does it constitute a waiver of any rights and remedies Spirit may have with respect to any default.

063	Acknowledgment Of Change To Purchase Order
No charge or claim is involved and therefore Supplier does hereby remise, release and discharge Spirit AeroSystems, Inc., its officers, agents and employees, of and from all liabilities, obligations, claims or demands whatsoever as a result of this Changed Purchase Order/Purchase Contract. Please sign and return one copy of this Changed Purchase Order/Purchase Contract Acknowledgement.

064	Acknowledgment Of Change To Purchase Order
Supplier, by accepting this Changed Purchase Order, does hereby remise, release and discharge Spirit, its officers, agents, and employees, of and from all liabilities, obligations, claims, and demands whatsoever as a result of this Changed Purchase Order, unless Supplier files with Spirit, Spirit, a proper termination proposal (Spirit Form F08-04597) pursuant to and within the time

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

time limits allowed per Spirit General Provisions (PF-550) Termination for Convenience Section.
065	Milestone Reporting
Within thirty (30) days after award of Purchase Contract/Purchase Order, Supplier must submit to Spirit, a milestone schedule reflecting all significant milestones, such as
1.        raw material ordering and receipt,
2.        planning,
3.        tool design and fabrication,
4.        each manufacturing operation,
5.        processing,
6.        inspection and shipment of finished Parts.
All milestones are to be time-phased and a complete status report comparing actuals to targets must be submitted to Spirit on the first of each month.

066	Limitations On Disclosure Of Technical Data
Supplier agrees that subject to the other data provisions of this contract any technical data furnished to Spirit by Supplier may be furnished to associate contractors for and in connection with this program. Any technical data furnished to Spirit by Supplier shall only be furnished to associate contractors upon Supplier’s written approval and shall only be used for and in connection with this Purchase Order/Purchase Contract for coordination and interface control.

067	Option To Extend Term Of Purchase Contract/Purchase Order
Supplier grants to Spirit an option to extend the period of performance of this Purchase Contract as set forth below. Spirit may exercise the option by written notice to the Supplier on or before (insert a date).

This option may be exercised by Spirit any number of times so long as each option increases the period of performance of this contract by no less than (insert a number of months or years). However, in no event may Spirit unilaterally extend the contract beyond (insert a date) by exercise of this option. Notwithstanding the option set forth herein, Spirit reserves the right to commence new negotiations with Supplier concerning pricing and other terms

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

for additional quantities of Products.
097	Supplier Import Compliance
When Spirit AeroSystems, Inc. is the Importer of Record, Supplier is required to submit a copy of a Commercial Invoice, prior to each shipment of product, and ensure that the Packing slip accompanying the product matches the Commercial Invoice. In the case of "American Goods Returned" or "Returned After Repair or Alteration", Supplier is to include the foreign shipper's declaration,shipper's repairdeclaration,manufacturer'sdeclarations as applicable.
Product that is subject to United States Department of State International Traffic In Arms Regulations (ITAR) should not be combined with non ITAR product. Supplier is to provide a separate Commercial Invoice and make shipment on a separate house or master air bill.
Supplier represents and warrants that the copy provided to Spirit will be a true copy of the Commercial Invoice that will accompany shipment.
The true copy of the Commercial Invoice must be emailed or faxed to:
Spirit AeroSystems, Inc.
Email Address: grpimportcompliance@spiritaero.com Fax Number: 1-316-529-7956
Attn: Import Administration
NOTE: Failure to comply with these requirements shall be a material breach of contract and grounds for default pursuant to the Cancellation for Default clause of this contract.
1.Commercial Invoice Requirements
a. Must be in English
b. Must be legible
c. Purchase Order Number
Provide the current Purchase Order or Purchase Contract number (P.O. XXXXXX), if applicable.
d. Location and Names of Supplier/and or Shipper, Spirit and Date
i.Date when the merchandise is sold or agreed to be
sold.
When goods being imported are not sold or agreed to be sold to Spirit, the shipping/Customs invoice should be noted, accordingly, complete with an explanation.

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

ii.Merchandise Shipment Date (month, day, year) Provide the date that the merchandise shipped from the Suppliers factory or facility.
iii.Name and address of the Supplier (Company name and address) and/or name and address of the Shipper, if the Supplier is not the Shipper.
iv.Name and Contact information for an employee, employed by the Supplier and/or Shipper, who has detailed knowledge of the sales transaction.
v.Name of Consignee if not the Spirit (Company receiving non-purchased transactions or drop ship destination).
e.Record the United States Port of Entry where merchandise is to be cleared by CBP.
f.Quantities, weights and measures
i.Record the quantity of each Part number in the Shipment.
ii.If not separately noted on Packing sheet(s) include on  invoice:
•Total quantity of Parts being shipped
•Provide net weight of each Part number and gross weight of entire shipment
•Specify unit of measure being used
•Specify the total number of boxes included per packing sheet.
•Textiles must specify the net gross weights and the length, width and total square meters of material.
g.Provide a detailed description of each item being shipped to ensure proper product classification per the Harmonized Tariff Schedule (HTS) and must include at a minimum:
i.The full name by which each item is known
ii.Part Number as appears on Purchase Order/Contract.
If the item is a raw material, provide the material grade, class and dimensions.

•Generic descriptions, abbreviations, acronyms, and Stock Keeping Unit (SKU) numbers are not acceptable.
•Spirit may request additional description information for items that do not have a Part number and/or design or when the appropriate HTS number cannot be determined from the provided description.
•Supplier will provide material class, grade, dimensions and assembly components if Part is manufactured by Supplier’s own manufacturing drawings.

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

h.Country of Origin: indicate the country of manufacture of each item.
i.Terms of Sale: Specify the International Commercial Terms of Sale (Incoterms) as agreed to per the Spirit Contract on the invoice or Spirit Work Authorization.
j.Specify “Related Party to the Spirit” status (Yes or No) on the invoice.
k.       Commercial Invoice Number (Supplier’s Option)
l.Page numbers are required for each invoice (example: ____ of ____ Pages).
m.Bolt Seals: All shipping documents must reflect the bolt seal number being used for ocean shipments loaded into dedicated containers. All bolt seals used must be those issued to the supplier by Spirit Aerosystems in order to comply with C-TPAT requirements.
2. Commercial Invoice Valuation Requirements
a.Must be complete and accurate, including the unit cost of each Part and the total value of the entire shipment.
b.Currency on all invoices must reflect the actual currency of the purchase contract and the transaction of money between the Spirit and the Supplier.
c. List separately any Assists and/or Additional costs used for manufacturing each Part. For example:
•Assists:  Anny components, materials, dies molds and tools that are supplied by the Spirit free of charge or at a reduced cost to the Supplier, and used in the production of imported goods.  This includes any Spirit Paid transportation costs associated with the assist.  These transportation costs will be provided by the procurement focal responsible for this merchandise.
•Costs for tooling, etc., built or supplied, directly or indirectly, and used in the production or manufacture, by the manufacturer of the goods being imported into the United States, and not included in the purchase order unit price.
•Engineering and Design work – Work that is performed outside the U.S. by Non-U.S. employees, and is not included in the unit price of the merchandise being imported.
•Packing Costs – Costs for Packing that are incurred by the Spirit and have not been included in the unit cost.
•Non-recurring charges – One time charges, incurred by the Spirit, for such items as, expedite fees and transportation costs, which have not been included in the unit cost.
•Selling Commissions – Commissions incurred by Spirit that have not been included in the unit cost.
•Royalties – Fees the Spirit is required to pay as a condition of sale.
d.List all discounts that have been agreed to, or may be allowed, that apply to the purchase price or value, but have not been included in the unit price (Terms of Payment).
e.Repaired or modified Parts – separately enter the value of the item and the value of the repair on the invoice.  For “no charge” repair, show the value of the repair on invoice.
f.If Supplier receives any rebates, drawbacks or bounties, as a result of exportation, please itemize and provide description.
3.Packing Sheet/slip (if used by supplier)
a.Include Packing sheet/slip number(s) on invoice
4.U.S. Government Programs Only (Regardless of Business Units)

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

a.If a government contract applies, the prime contract number must be noted on the commercial invoice. Additionally, the following government contract statement needs to be shown as follows for Military Programs.
“United States Dept. of Defense Duty-Free Entry to be claimed pursuant to Section XXII, Chapter 98, Sub-chapter VIII, item 9808.00.3000 of the Harmonized Tariff Schedules to The United States. Upon arrival of shipment at the port of entry, District Director of Customs, please release shipment under Section 19 CFR Part 142 and notify Commander, Defense Contract Management Area Operations (DCMAO) New York, for execution of customs forms and any required duty free entry certificates.”
b.Commercial Invoice must show that the shipment is consigned to a U.S. Government Agency (i.e.: U.S. Department of Defense) in “care of Spirit”, if shipment has a prime contract number.
c.If items were exported on a license or exemption upon importation, that license or exemption information should be notated as follows:
Example: “Originally exported under DSP-XX license number XXXXXX” or “Imported under 22 CFR XXXXX”
ADDITIONAL IMPORT NOTES: Part Marking
All items furnished under this contract/order, unless excepted by law, must be legibly marked with the English name of the country of origin per U.S. Customs Regulation 19 CFR 134 Country of Origin Marking. Markings are to be legible, indelible, and as permanent as the nature of the article or container will allow.
Chemical Content
Additionally, the import of any shipment that actually contains or consists of a chemical substance must be coordinated with Spirit in sufficient time prior to the importation, to allow for proper notification and coordination with the Spirit Toxic Substance Control Act (TSCA) Coordinator to allow for proper certification of the chemical substance being imported (this includes any chemical used in the product or shipping of the product (including, but not limited to, lubricants, protectorants, paint, packaging materials)
Supplier will provide MSDS (Material Safety Data Sheet, Ref – 29CFR1910.1200(f)), or equivalent, which must include adequate chemical information to make proper TSCA determination.
Note: Any hazardous Material that is not on the TSCA Inventory, or certified as not required to be on the inventory list, cannot be imported without prior approval and/or coordination with the Spirit TSCA Coordinator and the appropriate regulatory agencies.
NAFTA
If the Products under this Order qualify for preferential duty treatment under the North American Free Trade Agreement (NAFTA), the Supplier must provide Spirit‟s Import Compliance group with a valid NAFTA Certificate of Origin (C/O), in order for the Product to be eligible for preferential duty treatment at the time of Customs entry.
Supplier acknowledges that the C/O will be used by Spirit as proof of eligibility for preferential duty treatment, and agrees to provide full cooperation to Spirit for any U.S. or foreign Customs inquiries into preferential duty claims that arise out of any Article furnished under this Order.
Should Spirit be fined and/or penalized by the aforementioned Customs entities, for invalid data on the NAFTA C/O provided by Supplier, Supplier agrees to reimburse Spirit upon request for the fines and/or penalties as well as Spirit‟s expenses in connection therewith.
Unless Spirit requests individual C/O for each shipment, Supplier may provide annual blanket C/O to cover multiple shipments during the calendar year.
Supplier shall immediately notify Spirit in writing of any changes in the eligibility of the Products for preferential duty treatment.
Part number additions to the NAFTA C/O will be requested periodically by Spirit. Supplier will fully review all applicable part numbers to ensure they qualify for NAFTA preferential duty treatment, before sending Spirit a copy of the updated NAFTA C/O.
Importer Security Filing (ISF 10+2) Ocean Shipments
When import cargo is arriving in the United States by ocean vessel, Supplier must submit data elements necessary for Spirit to comply with U.S. Customs and Border Protection (CBP) ISF requirements.
In the event CBP shall issue fines, penalties, and or liquidated damages for violations attributable to Spirit for the submission of inaccurate, incomplete, or untimely filing, then Supplier shall be liable for such costs and will indemnify and hold Spirit harmless from and against such claims, losses, liabilities, damages, penalties, costs and expenses arising out of or in connection with Supplier's failure to provide Spirit timely, accurate, or complete data. Penalties may consist of $5,000.00 per violation and may result in shipments being held at Customs.
Data will be submitted:
a.No later than 4 business days prior to loading cargo onto the ocean vessel at the foreign port of export.
b.On a spreadsheet containing the following data elements:
1.Manufacture Name and address
2.Ship-To Party (Consignee) Name and address
3.Part number, description, and manufacturer’s Country of Origin of each part
4.Supplier Name and Address
5.Supplier Name and Address (if different from Supplier
6.Buyer Name and Address
7.Container Stuffing Location
8.Consolidator Name and Address
9.Estimated Sailing Date
10.Freight Forwarder bill of lading number

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

c.Via e-mail to  Spirit’s Import and Traffic Organizations, and Spirit’s Broker
•grpimportcompliance@spiritaero.com
•grpspirittraffic@spiritaero.com
•shellya.stone@spiritaero.com
For Shipment cleared by DHL Global Forwarding
•rifcae@dhl.com
•Charlene.gleaton@dhl.com
•Julie.moore@dhl.com
Subject line of the e-mail to  DHL GF:
Spirit Wichita:  MCI, ISF, Ocean, Spirit, HBL#___, ETS (Date of the estimated vessel sailing)
Spirit Tulsa:  DFW, ISF, Ocean, Spirit, HBL#____, ETS (Date of the estimated vessel sailing)
For Shipments cleared by F.H. Kaysing Company
•spirit@fhkaysing.com
•jmetzen@fhkaysing.com
•abooth@fhkaysing.com
•msapien@fhkaysing.com
Customs – Trade Partnership Against Terrorism (C-TPAT)
C-TPAT is an initiative between business and government to protect global commerce from terrorism and increases the efficiencies of global transportation.  The program calls for importers, carriers and brokers to establish policies to enhance their own security practices and those of their business partners involved in their supply chain.  Such practices may include but are not limited to the following:
1.Procedural Security – Procedures in place to protect against unmanifested material being introduced into the supply chain;
2.Physical Security – Buildings constructed to resist intrusion, perimeter fences, locking devices and adequate lighting;
3.Access Controls – Positive identification of all employees, visitors and suppliers;
4.Personnel Security – Employment screening, background checks and application verifications;
5.Education and Training Awareness – Security awareness training, incentives for participation in security controls.
Carrier or international Freight Forwarder must be C-TPAT certified in order to transport Spirit shipments across U.S. borders, and must maintain C-TPAT certification.  Carrier or international freight forwarder’s loss of C-TPAT certification willl be grounds for termination.  International Freight Forwarder also agrees to use C-TPAT certified carriers, local cartage companies and others involved with the transport and  handling of Spirit shipments.  In the absence of C-TPAT certified transport and handling providers, carrier or international freight forwarder may use companies that have agreed in writing to follow the C-TPAT Supply Chain Security Guidelines.  If no C-TPAT certified carriers or carriers that have agreed to follow the C-TPAT Supply Chain Security Guidelines are available to move Spirit’s shipment, carrier or international freight forwarder will notify Spirit immediately.

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

PRICING
115	Estimated Price
The unit price(s) shown in this Purchase Order/Purchase Contract is only an estimated price. Advise the Spirit of the firm price as soon as possible.
118	Precious Metal
The precious metal (gold, silver, platinum) surcharge will be an upward or downward adjustment computation based on material content factor of _____ times the difference between the base price of _____ and the current value of the precious metal. The current value will be the value listed in the Wall Street Journal dated _____ and this value will be computed on the _____.

119	Rework Cost
Supplier may disassemble the herein described article(s) and shall immediately quote price of rework or repair and the current replacement price. Supplier shall not proceed with rework until receipt of a change order authorizing the rework cost. Price will be finalized within 60 days of the date of this Purchase Order.

121	Expedite Cost
The expedite charge will be paid if acceptable parts in the quantity stated are produced and shipped to Spirit, or Spirit‟s designated location, on or before: _________________.

122	Maximum Liability For Equitable Adjustment
Spirit's maximum liability for an equitable adjustment resulting from a decrease in quantity or termination of Product(s) shall be limited to costs directly attributable to
1.          _____ days raw material and
2.          _____ days finished Products worth of scheduled deliveries of the Products.
For purposes of this Note, scheduled deliveries shall be determined by the applicable schedule in effect at the time Supplier commenced work on the Product(s) that are the subject of the termination or decrease.

129	Change To Cost Or Pricing Data
Supplier shall submit cost or pricing data as required by Form PF-270 “Cost

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

Breakdown Form” for each change when the total amount of the proposed additions and/or deletions to the price combined is $100,000 or more.
131	Die Service Charges
Die service charges are considered a fee, not a purchase price. Considerations acceptable to Spirit in Payment of such fees being
(A)         That title, ownership, possession and control of all equipment produced hereunder shall vest in Supplier,
(B)         That Supplier shall store, maintain and where necessary because of wear, loss or damage, replace such equipment, without further cost to Spirit, until final disposition of such equipment has been agreed to between Spirit and Supplier,
(C) that Supplier shall not dispose of such equipment until three (3) consecutive years of inactivity has Passed, and not then without first giving at least thirty (30) days written notice of intention and receiving Spirit's written approval to do so.

132	License Agreement
This Purchase Contract/Purchase Order is subject to the terms and conditions () of License Agreement effective date ( ).

133	Set-Up Charges
The item price(s) on this Purchase Order is/are based on Spirit Paying one setup charge for one lot run with the entire quantity to be shipped per Spirit shipping schedule. In the event of a shortage situation, the requested quantity of material is to be shipped within 3 days of notification.
Spirit, under the terms of this Purchase Contract/Purchase Order, may not change the quantity of any item, on the Purchase Order. Spirit further agrees to accept the outstanding balance of any item within one calendar year from the date of the first shipment of that item.
Spirit may at no cost, revise both the quantity per ship schedule and the scheduled ship dates, with a minimum of one-week notice.

136	Price Increase Petitions
All petitions for price increase must: 1.Be in writing; 2.Provideatleastthirty(30)daysadvancewritten notification.

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

Notification shall commence on the postmarked date of a correctly addressed letter to Spirit‟s designated representative;
3.Be accompanied by detailed cost data substantiating the petitioned increase;
4. Any price revision(s) shall be passed through as a percentage price change equal to the percentage changeinSupplier’sdelivered
commodity/service cost. No additionalmarkup for profit on the incremental price increase will be accepted by Spirit;
5. Spirit‟s procurement agent shall have the right to negotiate all proposed price increases and may delete specific line items or terminate the contract upon failure to mutually agree to a proposed price revision;
6.In the event a price increase is incorporated into a contract, all billing shall be at the price in effect at the time of purchase order/requirements placement, not at the time of shipment/performance;
7.Spirit‟s acceptance of a price revision (increase/decrease) shall be confirmed only through a fully executed revision to the contract.

138	Obsolete Material
Supplier may not submit a claim for obsolete material or product resulting from an individual change order that has a total claim value of Two Thousand Five Hundred Dollars ($2,500.00) or less.
139	Claims Prior To Engineering Release (Drawing Revision Level New)
Notwithstanding the provisions of Spirit AeroSystems, Inc., General Provisions, (PF-550), Changes Section, no equitable adjustment in the prices or schedules of any order shall be made for any change initiated by Spirit made prior to the date on which all engineering drawings that change the technical requirements, descriptions, specifications, statement of work, drawing or designs ("Technical Change(s)") have been released by Spirit ("100% Engineering Release") provided, that an equitable adjustment shall be made for:
1.       Any Technical Change which is a change between raw material classifications such as a change from aluminum to steel or titanium to plastic. Not included as a Technical Change for purposes of this Section are changes within a raw material classification such as a change from 7050 Aluminum to 7075 Aluminum;
2.       Any Technical Change which adds or deletes a process specification including but not limited to chem. milling, chrome plating, anodizing, Painting, priming and heat treating.
Claims for equitable adjustment for Technical Changes shall be submitted in

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

writing within thirty (30) days after the receipt of 100% Engineering Release by the Supplier. Claims Subsequent to Engineering Release
Notwithstanding the provisions of Spirit AeroSystems, Inc., General Provisions, (PF-550), Changes Section no equitable adjustment shall be made to the recurring or non-recurring prices after the date of 100% Engineering Release for any change initiated by Spirit unless the value of such change (debit or credit) is greater than or equal to two percent (2%) of the then current unit price for the product (recurring) or is greater than or equal to two percent (2%) of the total then current nonrecurring price as set forth in this contract. For purposes of this section, the then current unit price or total nonrecurring price shall be the price identified elsewhere in this contract plus any and all price adjustments agreed to previously by the Parties. Claims shall be made individually for each product and for each change. Each claim shall be considered separately for application of the two percent (2%) threshold. Changes may not be combined for the purposes of exceeding the two percent (2%) threshold set forth herein.

DELIVERY/PACKAGING
401	Skid Identification
Maximum weight of each skid shall not to exceed 4,000 pounds gross. Skids must be identified by heat lot number with only one heat lot per skid.
402	Distributor Requirements
For products provided by a distributor, each product furnished must include the legal name of the product manufacturer on each Packing sheet immediately following the part number.
406	Multiple Shipments
The material on this order shall be identified and separated by the lot number appearing on the Package and Packing slips.
For shipments with more than one lot number to a carton, the Supplier is required to segregate materials according to their specific lot numbers

410	Hazardous Material Requirements
Material Data Specification Sheet
Supplier will comply with the hazard communication standard,

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

29CFR1910-1200, if applicable. Supplier will include a Material Safety Data Sheet (MSDS) with the initial shipment of a hazardous material each calendar year and route an additional copy of the MSDS to;

Spirit AeroSystems, Inc.
P.O. Box 780008 M/C K06-94
Wichita, KS 67278-0008

ATTN: EH&S Hazardous Materials Gatekeeper

The revision number and date must be displayed prominently on the MSDS. Supplier is also required to provide an MSDS to the address above in the event of a change in brand, a change in chemical composition, or a new / substitute chemical shipment; any change information shall be communicated to the Spirit immediately.

Routing, Packaging, Labeling, and Marking

Routing, packaging, labeling, and marking of hazardous material for shipment via common carrier, authorized to handle the material, shall be in accordance with title 49 of the Code of Federal Regulations (CFR), Parts 100 to 199; the International Civil Aviation Organization (ICAO) "technical instructions for the safe transport of dangerous goods by air"; the International Air Transportation Association (IATA) "dangerous goods regulations"; the International Maritime Dangerous Goods (IMDG) code; and all other applicable international, federal, state, and local regulations.

Clean Air Act Warnings/Notices

Warning statements for products containing or manufactured with ozone depleting chemicals as required by the Clean Air Act Amendments of 1990, Section 611, 40 CFR Part 82, should not be applied directly on the Parts or items. Warning statements are to be included in a separate document, such as the bill of lading, shipment papers or other proper notification that complies with the referenced regulation and accompanies the shipment.

Montreal Protocol Agreement

Any Part or item procured under this Purchase Contract which contains or was manufactured with an ozone depleting chemical as defined in the Montreal Protocol Agreement must include the following warning statement on the airbill/bill of lading, and the applicable invoice(s)/Packing list(s) for U.S. Customs entry purposes (for a shipment containing multiple Parts or invoices/Packing lists, the above documents must indicate to which Parts the warning statement applies):
"WARNING: This shipment no.______ containsor was manufactured

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

with, a substance which harms public and the environment by
destroying the ozone in the upper atmosphere."
Toxic Substance Control Act (TSCA)

The import of any shipment that actually contains or consists of a chemical substance must be coordinated with Spirit in sufficient time prior to the importation, to allow for proper notification and coordination with the Spirit Toxic

Substance Control Act (TSCA) Coordinator to allow for proper certification of the chemical substance being imported (this includes any chemical used in the product or shipping of the product (including, but not limited to, lubricants, protectorants, paint, packaging materials)

Supplier will provide MSDS (Material Safety DataSheet,Ref –
29CFR1910.1200(f)), or equivalent, which must include adequate chemical information to make proper TSCA determination.

Note: Any hazardous Material that is not on the TSCA Inventory, or certified as not required to be on the inventory list, cannot be imported without prior approval and/or coordination with the Spirit TSCA Coordinator and the appropriate regulatory agencies.

Superfund Amendments and Reauthorization Act Of 1986 (SARA)
Compliance with Title III of SARA you are required to furnish to Spirit the following additional information above and beyond that which is required by

29CFR 1910.1200 in the form of Material Safety Data Sheets (MSDS). The following additional information must be provided with the initial shipment of each product to Spirit , Hazardous Materials Management M/C K06-94, P.O.

BOX 780008; Wichita, Kansas 67278-0008 each calendar year.
1) A statement that the chemical material is or is not subject to reporting under Section 313 of the SARA Title III and 40 CFR
372.45.
2) The name of each chemical component of the product and the associated chemical abstracts service registry number.
3)Percent by weight of each chemical component of the product shipped."
411	Environmental Protection

Supplier must comply with all laws, statutes, decrees,treaties, regulations, orders, directives or norms of the United States, Canada or the European Union with respect to environmental protection or quality

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

as they relate to the work performed under this Purchase Contract.
416	Returnable Containers
Returnable containers are to be returned to via.
Returnable containers shall be plainly marked or stenciled with Spirit‟s Purchase Order number, Supplier’s name, address and amount of deposit on outside of each returnable container.
419	Spool Labels
Each spool must be marked or labeled with the following information: Spirit Purchase Order Number, manufacturer's name, and address, lot number, date of manufacture, wire gauge, length in feet, military or other material specification number and revision, Spirit material code, and vendor or Spirit Part number.

431	Tubing Labels
Tubing 1/2-inch or smaller in diameter, or with wall thickness less than .029 inch shall have a tag on each end, bearing the required identification as outlined in SAE-AMS-STD-184, except each piece must be identified.

458	Bar Stock Labels
All bars, rods, shapes, tubes, and forgings shallbemarkedwith the specification, heat lot number, size, and mill name or original manufacturer.
460	Packaged Assembly Labels
Supplier will include all components of an assembly in a single Package, putting in that Package only those components in correct quantities, which make up that assembly whenever that assembly does not ship as a single unit.

461	Divert Shipments
This is a divert shipment. Supplier must reference Spirit, Purchase Order number and Part number as shown below on Packing list:
Purchase Contract/Purchase Order No.                                                                                  , Item.
Packing list and freight bill (proof of shipment) must be sent to the Spirit Procurement Agent at the time of shipment.

462	Identification Marking Of Aluminum, Magnesium, And Titanium

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

Material may be marked per SAE-AMS-STD-184 or a minimum of one complete set of identification markings may appear on the top side ends of the material.
463	Skid Dimensions
Minimum skid length to be 9 ft., including runners.Maximum skid width including packing material used to cushion cargo to be 50". Material larger than 4ft. x 9ft. to be on appropriate size skid to protect material.

464	Shipment Of Electronic Products
Electrical/electronic Products shall be Packaged in the original manufacturer's container or if repackaged shall be in a container equivalent to the original manufacturers.
Equivalent Package as a minimum shall prevent damage to the Products including, but not limited to, bending of leads or contamination by dust or moisture. The shipping containers shall be labeled with a highly visible label on at least one side. This label shall identify the container as containing electrical/electronic items.

465	Test And Evaluation
Apply in red block letters "Released for test only" adjacent to or directly underneath engineering Part mark.
466	Packing Slips/ASNs
All Packing Slips and any paperwork (which has not been submitted electronically) associated with parts and materials must be placed on the OUTSIDE of the shipping container and marked as PACKING SLIP. All ASNs must be placed on the OUTSIDE of the shipping containers.

PROPERTY
501	Commercial Tooling ± Supplier¶V❑1aliUyVRe\15eTenUs
Supplier’s quality system shall maintain records to assure compliance with all the requirements, processes and flows in accordance with STM-130030-1 „Spirit Tooling Requirements‟. All quality checks, verifications, and records shall be presented with the Spirit Certified Tool List. These quality records shall support the validations of the Quality Manager and Officer of the Company‟s signature for compliance statement on the Spirit Certified Tool List and/or Tool Usage List.

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

A.            Record Requirements
1.Each tool shall have a tool fabrication order indicating specific tool fabrication instructions per Spirit‟s applicable tooling manual and engineering drawing. Supplier’s inspection stamp affixed to show compliance and acceptance of completed tool.
B.            Manufacturing Records
1.Supplier’s manufacturing plan shall provide traceability for verification of need, function, and usage for each tool listed on the Spirit Certified Tool List.
C. Design Records
1.Supplier’s Quality Assurance shall verify the maintenance of the following tool engineering data per Spirit‟s STM-130030-1, Tooling Requirements, Section 10.
a.         one complete set of reproducible drawings submitted to
Buyer
b.         one complete set of reproducible drawings retained with
tool
D. Tool Designs
1.             In order to maintain tool design standards, it is mandatory that tool designs be governed by the requirements of Spirit tooling manuals, engineering drawings or equivalent approved standards.
2.             Supplier’s Quality Assurance shall verify that all tool designs be governed by Spirit AeroSystems, Inc tooling standards.
3.Supplier’s Quality Assurance shall verify all Supplier tool designs have been approved by Spirit‟s Tool Design organization:
a.            for master tooling,
b.            for all major or final stage tools controlled by master
tooling,
c.            for tools that control interchangeability or replaceability items,
d.            for all tools used as media for quality acceptance that
have tool design requirements,
e.for all tools used for periodic and configuration control.
E.Tool Fabrication

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

1.Supplier’s Quality Assurance shall verify and inspect
progressively any feature of the tool that cannot be inspected after tool is complete.
2.           Maintain and retain all progressive inspection record as
required (ref. E.1 above).
3.Inspect and verify all tool tryouts or tool proving.
F.Identification of Accountable Tools
Supplier’s Quality Assurance shall verify all tools are identified per Spirit‟s STM-130010-23, Tool Identification.
1.        No tool will be considered complete that is not properly identified and accepted by Quality Control.
2.        Supplier’s Quality Assurance shall verify acceptable parts or assemblies have been produced by all tooling and affix steel quality acceptance stamp in tool tryout space.
Note:If tool tryout is not required, stamp “NR” beside inspection acceptance stamp.
3.Supplier’s Quality Assurance shall verify the latest engineering drawing revision or tool drawing revision.
G.Certified Tool List
1.           Supplier’s Quality Assurance shall verify the completeness and accuracy of each tool on the Spirit Certified Tool List.
2.           Supplier’s Quality Assurance manager shall sign and/or use their quality acceptance stamp to validate compliance to all Spirit‟s STM-130030-1, Tooling Requirements, as stated in upper right hand section of the Spirit Certified Tool List. Signature of an Officer of the company is also required.
3.           Supplier shall have a rework tool order to show specific rework instructions have been completed and Supplier’s quality acceptance stamp affixed to Rework Tool Order and rework identification stamp on tool per Spirit‟s STM-130010-23, Tool Identification.
4.           Supplier’s Quality Assurance shall verify the accuracy and completeness of tool usage list prior to presenting to Buyer‟s Quality Assurance for validation.

502	Mylars Spirit will furnish all necessary mylars or photo templates of Engineering

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

Layouts and/or tooling master layouts required by the Supplier in accomplishing the work called for by this Purchase Contract/Purchase Order. It is agreed that the prices established reflect an allowance for scrap value of such photo templates and upon completion of the work. Supplier shall take title. Any template specifically designed as a tool and serial numbered is accountable property per Spirit documents STM-130030-1 and STM130020-1, and upon acquisition or manufacturer by Supplier and before the same is used, becomes the property of/or controlled by Spirit

503	Spirit Property
All special tooling as defined in STM-130030-1 and STM130020-1 covered by this Purchase Contract/Purchase Order shall, upon acquisition or manufacture by Supplier and before the same is used, become the property of/or controlled by Spirit. Any use of this tooling for other than Spirit work, or before scrapping, must have written consent from Spirit.

504	Use of Spirit Tooling
Supplier shall use any and all Tooling only for the purpose of performing its obligations under this Purchase Contract/Purchase Order and shall not sell, lease or otherwise dispose of any Tooling. Supplier shall, on behalf of Spirit as the owner thereof obtain and maintain in effect insurance in respect of all Supplier-Use Tooling and Common-Use Tooling (other than such Tooling, which is in the actual possession of Spirit,). Supplier shall not create or be responsible for the creation by others, any lien, claim or right of any person or entity other than the rights of Spirit, in respect of any Tooling, under this order.

505	Customer Tooling
Design,              fabrication,                                handling,                                   storage,accountability,maintenance, and
disposition of Customer owned tooling, furnished by Spirit in support of this order or fabricated by Supplier as directed in this order, shall be in strict accordance with Spirit Documents STM-130030-1 and STM130020-1, as revised, which is hereby incorporated by reference and all applicable tooling manuals referenced herein. The Supplier shall store, maintain, and where necessary because of loss or damage, replace such tooling without further cost to Spirit.

506	Tooling Costs
Supplier shall absorb all costs associatedwithnon-accountable tooling manufactured and/or purchased by Supplier necessary for the manufacture and

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

delivery of the Products including but not limited to rework, repair, replacement and maintenance of the tooling. Supplier shall not use tools, which contain, convey, embody, or were made in accordance with or by reference to any Proprietary Information and Materials of Spirit, to manufacture parts for anyone other than Spirit without the prior written authorization of Spirit.

507	Contractor-Use Tooling and Common-Use Tooling
Supplier shall provide at no cost to Spirit on Spirit‟s behalf as the owner thereof, control, accountability, care, storage, maintenance, insurance and replacements of all Contractor-Use Tooling and Common-Use Tooling in the possession of Supplier or its subcontractors in accordance with Spirit Document STM130030- 1, or, subject to Spirit review and approval, not to be unreasonably withheld or delayed, its equivalent or replacement, as required to support the manufacture, certification, support and delivery of Products; it being understood, however, that Spirit as the owner thereof bears the economic burden of depreciation and obsolescence of all Tooling.

508	Control and Accountability for Tooling
Supplier shall control and account for all Tooling in accordance with the provisions of Spirit Document STM130030-1 or, subject to Spirit review and approval(not to be unreasonably withheld or delayed), its equivalent or replacement. This requirement shall apply to Spirit-Use Tooling until delivery thereof to Spirit and to Contractor-Use Tooling and Common-Use Tooling at all times prior to the removal thereof by Spirit or delivery to Spirit or Spirit's designee. All Existing Tooling shall remain identified with its identification tag containing the Spirit Lifetime Serial Number of such Tooling. Supplier shall identify all New Tooling and any reworked or re-identified Tooling with an identification tag containing the Spirit Lifetime Serial Number of each such Tool. Spirit Lifetime Serial Numbers will be provided to Supplier by Spirit.

509	Certified Tool List
Supplier shall prepare a list or lists ("Certified Tool List") in accordance with Spirit Document STM130030-1 or, subject to Spirit review and approval (not to be unreasonably withheld or delayed), its equivalent or replacement, and such other information as Spirit shall request. Supplier shall prepare a separate Certified Tool List for (i) Contractor-Use Tools, (ii) Common-Use Tools, (iii) Casting/Extrusion Tools, (iv) each county in Kansas in which any such Tool is located, (v) each state in which any such Tool is located and (vi) each state in which any such Tool is first utilized. Supplier shall promptly submit each initial Certified Tool List to Spirit. Supplier shall subsequently submit from time to time

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

as specified by Spirit new Certified Tool Lists to supplement the information contained in the initial Certified Tool Lists.
510	Discrepant Tooling
With respect to Existing Tooling and New Tooling, and in the event Spirit furnishes Tooling to Supplier, Supplier shall conform to the standards and requirements of Spirit Document STM130030-1. Spirit shall notify Supplier of any action required for discrepant Tooling.

511	Accountable Tooling
Accountability for tooling fabricated on this Purchase Order will be transferred to Blanket Accountable,Tooling Order T-on receipt of a properly prepared Certified Tool List (F08-04605). The Certified Tool List is to be signed by an officer of the Supplier's Quality Control representative, by a Spirit resident inspector, if available and a Government Source Inspector, if required and returned to Spirit as soon as possible. Tooling Invoices will not be honored prior to receipt of the Certified Tool List signed and stamped by Spirit PQA and proof acceptable parts were produced from the tooling.

514	Returned Tooling
When returning Spirit -furnished tooling, Supplier is required to list the Blanket Accountable Tool Order No., tool number and serial number on the packing slip.
515	Tooling Rework
Payment for rework of tooling as specified under this order is to be as follows:
Supplier shall, upon completion of the rework specified hereunder, forward to Spirit, an original and one copy of a Tool Usage List, F08-04605, listing each reworked tool. Tooling invoices will not be honored prior to receipt of the Tool Usage List signed and stamped by Spirit PQA and proof acceptable parts were produced from the reworked tooling.

518	Pattern Of Die Equipment
Supplier shall not use pattern of die equipment purchased on this order for manufacture of product for anyone other than Spirit without prior approval of Spirit.
519	Rework Or Replacement Of Dies

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

Spirit must be notified of any rework or replacement of dies subsequent to the original qualification of this forging.
525	Supplier Banked Material
A. Supplier Banked Material (SBM) applies to all Positions and Part Numbers.
B. Material, includingbut not limited to raw material,standards, detail components and assemblies, furnished to Supplier by Spirit shall be administered in accordance with Supplier Banked Material Agreement (SBMA) # xxxxxxxxxx DATED xx/xx/xxxx
C. Material and or processing furnished by the Spirit is not included in the purchase price of items on this.
D. The allowablescrap rate for theSBM items onthis Purchase
Contract/Purchase Order is XX percent.Any scrap in excess of this amount will be the responsibility of the Supplier.
E.Supplier shall provide Spirit with required on-dock dates for all material.
Supplier's notice shall provide Spirit with sufficient time to competitively acquire the material if, in its sole and absolute discretion, it desires to do so.

QUALITY
System Requirements
601	AS9100
Supplier is required to maintain a Quality System in compliance with AS9100 – Quality Management Systems – Aerospace – Requirements as outlined in section titled “Certification / Registration Body” (Note 610)

602	AS9003
Supplier is required to maintain a Quality System in compliance with AS9003 – Inspection and Test Quality System.
603	Limited Approval/Adequate Quality System
Supplier must maintain an adequate quality system to provide the supplies and services that meet the requirements of this purchase document and all applicable specifications and/or engineering drawings.
All work performed under this Purchase Contract/Purchase Order shall be in

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

accordance with said quality system which shall be adequate to control the product(s) and assure that it conforms to the type design and is safe for operation.
605	AS9120 Supplier is required to maintain a Quality System in compliance with AS9120 – Quality Management Systems – Aerospace – Requirements for Stockist Distributors.
606	AS9006 Supplier is required to maintain a Quality System in compliance with AS9006 – Quality Management Systems – Aerospace – Requirements for Software.
610	Certification / Registration Body / NADCAP
Spirit recognition of Supplier’s AQMS certification/registration does not affect the right of Spirit to conduct audits and issue findings at the Supplier’s facility. Spirit reserves the right to provide Spirit-identified quality system findings, associated quality system data, and quality performance data to the Supplier’s Certification /Registration Body (CRB).
Supplier shall ensure the following relative to AQMS certification:
1. The certification/registration body (CRB) is accreditedtoperform aerospace quality management system (AQMS) assessments.
2.The CRB must use approved auditors and operate in accordance with the corresponding International Aerospace Quality Group (IAQG)
certification/registration scheme.
NOTE: IAQG sanctioned certification/registration schemes include but are not limited to AIR 5359, SJAC 9010, TS157, etc. Reference IAQG website for listing of accredited CRBs: http://www.iaqg.sae.org/servlets/index?PORTAL_CODE=IAQG
3.The Supplier maintains objective evidence of CRB
certification/registration on file at Supplier’s facility. Objective evidence shall include:
a. The accredited AQMS certificate(s) of registration;
b. The audit report(s), including all information pertaining to the audit results in accordance with the applicable certification/registration scheme;

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

c. Copies of all CRB finding(s), objective evidence of acceptance of corrective action(s), and closure of the finding(s).
NOTE: Certification records shall be maintained in accordance with Spirit specified contractual quality record retention requirements.
4.The CRB services agreement provides for “right of access” to all CRB records by Spirit applicable accreditation body, applicable Registrar Management Committee (RMC) and other regulatory or government bodies for the purpose of verifying CRB certification/registration criteria and methods are in accordance with the applicable IAQG certification/registration scheme.
5.The CRB has Supplier’s written permission to provide audit results/data to IAQG membership as required by the applicable IAQG certification/registration scheme.
6.Spirit will be immediately notified in writing should the Supplier’s certification/registration be suspended or withdrawn, or accreditation status of Supplier’s CRB is withdrawn.
7.Spirit-identified findings and Supplier’s quality performance data will be provided to the CRB during certification/registration and surveillance activity.
8.CRB shall be provided access to applicable proprietary data (including Spirit proprietary data) to the extent necessary to assess Supplier’s compliance to AQMS requirements.
9.CRB shall agree to keep confidential and protect Spirit proprietary information under terms no less stringent than Supplier’s contractual agreement with Spirit. Supplier will assure that such information is conspicuously marked “SPIRIT AEROSYSTEMS PROPRIETARY”.
10. Supplier will comply with all CRB requirements imposed to issue and maintain certification/registration.
NADCAP:
Special Process Suppliers will be required to secure NADCAP accreditation. The special processes to which NADCAP applies are as follows;

Heat Treatment Welding / Brazing Materials Test Laboratories

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

•Non-Conventional Machining •Coatings •Non-Destructive Test Composites •Chemical Processing Surface Enhancement
Inspection Requirements
619	First Article Inspection
As applicable, FAI‟s shall be performed by the Supplier. The FAI will be conducted in accordance AS9102, Aerospace First Article Inspection Requirements and (when required) customer approved FAI plans. Any changes to the FAI plans by the Supplier will require Spirit and/or customer approval prior to conducting the FAI.
Spirit utilizes a web based quality module known as Net-Inspect (www.netinspect.com) for the purpose of performing and recording FAI‟s in accordance with AS9102 and (when required) customer approved FAI plans. This system shall also be used by the Supplier to submit FAI reports to Spirit electronically. The use of this system will require Supplier to have computer access, a web connection, (preferably high speed), and a document scanner at no additional cost to Spirit. The web-based quality module will be provided at no additional cost to Supplier when used on Spirit‟s Product. Supplier’s use of this system shall be at no additional cost to Spirit.
Supporting documents shall be provided within FAI reports (attached PDF Files). Supporting documents shall consist of but are not limited to, material certifications, process certifications, bubble drawings, acceptance data reports, acceptance test results, production planning and or any other documentation related to the FAI product being inspected. Delta FAI‟s shall have applicable supporting documentation as necessary.
A copy of the AS9102 standard can be obtained through the Society of Automotive Engineers (SAE) at the following website address: http://www.sae.org

621	Buyer (Spirit) First Article Inspection
Buyer (Spirit) First Article Inspection (BFAI) – BFAI activity is required at the Supplier’s facility prior to shipment.Supplier shall notify Spirit to schedule a comparable inspection and coordinate therequired inspection/verification

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

activity.Subsequent engineering, inspection, manufacturing or tooling changes for specific characteristics will require the Supplier to notify Spirit.
At the minimum, Supplier shall make the following available in support of the BFAI for the article being reviewed:
1. The applicable Purchase Contract,material/process certifications, manufacturing and inspection records;
2. The applicable design data;
3. The applicable documented configuration baseline and configuration summary;
4. The applicable Material Review Board (MRB) actions;
5. The applicable acceptance and qualification test results;
6. The record of Spirit approval for supplier drawing and test procedures;
7.Completed Supplier First Article Inspection (SFAI) documentation.
Spirit utilizes a web based quality module known as Net-Inspect (www.netinspect.com) for the purpose of performing and recording FAI‟s in accordance with AS9102 and (when required) customer approved FAI plans. This system shall also be used by the Supplier to submit FAI reports to Spirit electronically. The use of this system will require Supplier to have computer access, a web connection, (preferably high speed), and a document scanner at no additional cost to Spirit. The web-based quality module will be provided at no additional cost to Supplier when used on Spirit‟s Product. Supplier’s use of this system shall be at no additional cost to Spirit.
Supporting documents shall be provided within FAI reports (attached PDF Files). Supporting documents shall consist of but are not limited to, material certifications, process certifications, bubble drawings, acceptance data reports, acceptance test results, production planning and or any other documentation related to the FAI product being inspected. Delta FAI‟s shall have applicable supporting documentation as necessary.
A copy of the AS9102 standard can be obtained through the Society of Automotive Engineers (SAE) at the following website address: http://www.sae.org

622	Buyer (Spirit) Source Acceptance
Buyer (Spirit) Source Acceptance (BSI) - BSI is required for items procured on this purchase document prior to shipment from the Supplier’s facility. Acceptance may include in-process activities such as processing, fabrication,

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

witnessing of testing and/or final inspection.Supplier shall provide the Spirit
Quality representative with a copy of this purchase order, applicable drawings, specifications and changes thereto, and such other information as may be required. Supplier shall provide the necessary use of the Supplier’s facility and equipment to perform the inspection.
Unless Buyer (Spirit) Source Acceptance has been delegated, in writing, by the procuring site, Supplier shall contact the Spirit Quality Representative who services the facility.

623	FAA Conformity Inspection And Certification
FAA and/or Foreign Civil Airworthiness Authority (FCAA) conformity inspection and certification is required for items procured on this Purchase Document. Supplier shall contact the local FAA/FCAA representative for inspection and certification.
Unless otherwiseindicated, in writing,the conformity inspectionshall be performed at the Supplier or Subcontractor point of manufacture as deemed necessary to verify product conformance to the type design.
Supplier shall include the original FAA Form 8130-9 and FAA Form 8130-3 with the shipment. Foreign government equivalents to FAA Form 8130-3 are acceptable for imported product.
For a Supplier locatedin a country without aUnitedStates bilateral airworthiness agreement, the FAA may elect to conduct the inspection in accordance with paragraph 2 above, or upon arrival of the product in the U.S.
Supplier shall contact their procurement quality assurance focal for FAA Conformity coordination.

624	Delegated Authority
Delegation Authority – The Supplier is authorized to inspect product(s) identified for this Purchase Document line item on behalf of the contracting Spirit site‟s Quality assurance organization. Spirit Quality Assurance reserves the right to conduct product integrity audits, quality system assessments, verify Supplier’s conformance to contracting Spirit site‟s delegation program requirements and to revoke delegation authorization(s).

625	Acceptance of Detail Parts
Final Product Acceptance for all detail parts and/or assemblies must include 100% inspection of temper (Conductivity and Rockwell Hardness) for aluminum

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

alloys, and 100% Rockwell Hardness inspection for steel and CRES alloys. Inspection of temper must be accomplished after the final machining operation on fully tempered material and/or the final heat treatment operation, where applicable. The required range must be listed along with the range of measured values at the appropriate place on each work order and, where applicable, be transferred from process certifications. For clad materials, the type of instrument used to verify compliance must also be listed. Sampling of hardness inspections may be allowed for certain alloys or tensile ranges if permitted by the governing customer documents or the corresponding heat treatment specification.

626	Functional Test
Functional Test – Identify the parts that have successfully passed function test requirements by stamping “FT” and the date the test was accomplished. These markings will be applied in a color contrasting to the part and of a size consistent with the part configurations. If Spirit witness of test(s) is required, supplier shall notify Spirit a minimum of five (5) days in advance of such test(s).

628	Certificates of Conformance
If certifications are required they shall be submitted electronically to Spiritgoods@spiritaero.com OR in paper format with product and packing slip.
Materialsshall be certified to theirapplicablespecifications. Quality requirements within those material specificationsmust be met regarding submission of inspection / test report requirements.Any process that requires customer approval shall list the approved processor.Any approved process whichrequires documentation as definedbytheprocessor support specification shall be included. (Examples: ultrasonic inspection, penetrant inspection, etc.)
1) Suppliers utilizing the electronic documentation system will be exempt from providing a paper copy of those documents with shipment.
2)Original copies of all quality data and certifications must be kept on file at the Supplier’s location.
3)Suppliers are still required to include a copy of the packing slip with the shipment.
When providing certifications through the Aerospac process – notate on the front of the packing slip „Documentation on file in AEROSPAC‟.”

Documentation / Shipping

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

631	X-Rays And Photos
Radiographic film and grain flow photos, when required by engineering drawing or reference specifications, shall be sent to Spirit AeroSystems, Inc., for review and acceptance. Send X-rays and photos directly to:
SPIRIT AEROSYSTEMS, INC., RECEIVING INSPECTION
4555 E. MACARTHUR, GATE 14E WICHITA, KS 67210
Please reference production Purchase Order number on the shipping package.

632	After Market / Spares
After Market / Spares — Supplier is required to provide copy of completed First Article Inspection Report, manufacturing planning, and material and processing certs with first shipment of parts.
633	Design Proposal Approval
Withhold shipment until higher than Design Proposal Approval has been granted by Spirit, except those submitted for First Article Inspection.
635	Limitation On Re-Used Equipment And Materials
Unless this order specifies otherwise, Supplier represents that, all equipment, material and articles to be furnished under this Purchase Contract/Purchase Order are new (not used or reconditioned) and are not of such age or so deteriorated as to impair their usefulness or safety.

Repair Station
640	AS9110 Supplier is required to maintain a Quality System in compliance with AS9110 – Quality Maintenance Systems — Aerospace — Requirements for Maintenance Organizations.
641	Rework/Repair
When the certificate involves rework/repair performed under FAR Part 145, the Serviceable Parts Tag shall identify the FAA Repair Station number and shall be signed by an authorized inspector. The Supplier shall provide a description of

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

the work accomplished when the part is returned to a Spirit Repair Station."
642	Airworthiness Certification
This article requires an airworthiness certificate executed by the Supplier’s country airworthiness authority or their authorized designee.
Supplier shall contact the airworthiness authority representative that normally services the Supplier’s facility to arrange for the application of the airworthiness certificate.
It is the Supplier’s responsibility to meet any special import requirements of the country to which the part is shipped. Supplier may contact Spirit‟s Procurement Agent for further assistance as required.

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

ADMINISTRATIVE/GENERAL
001
ITAR Requirements
This Purchase Contract/request for quote includes items or technologies that are covered by the Munitions List and are therefore subject to the International Traffic In Arms Regulations (ITAR), 22 CFR 120-130.  Accordingly you are prohibited from exporting technical data to a foreign person without authorization from the U.S. State Department.  It is the responsibility of the recipient of this Purchase Contract/request to ensure their compliance with all applicable U.S. export regulations.
As part of Supplier’s written solicitation response, Supplier shall confirm, in connection with the effort related to the Spirit prospective procurement,
1.     It is not a representative of a foreign interest (RFI) and
2.     It will not employ foreign persons on the effort related to this Spirit procurement
3.     It is a US firm incorporated under US law.
Supplier agrees to comply with all applicable U.S. export control laws and regulations, specifically including, but not limited to, the requirements of the Arms Export Control Act, 22 U.S.C.2751-2794, including the International Traffic in Arms Regulation (ITAR), 22 C.F.R. 120 et seq.; and the Export Administration Act, 50 U.S.C. app. 2401-2420, including the Export Administration Regulations, 15 C.F.R. 730-774; including the requirement for obtaining any export license or agreement, if applicable. Without limiting the foregoing, Supplier agrees that it will not transfer any export controlled item, data, or services, to include transfer to foreign persons employed by or associated with, or under contract to Supplier or Supplier’s lower-tier suppliers, without the authority of an export license, agreement, or applicable exemption or exception.
Supplier must comply with ITAR, part 122.1 Registration requirements (a), Any person who engages in the United States in the business of either manufacturing or exporting defense articles or furnishing defense services is required to register with the Office of Defense Trade Controls. For the purpose of this subchapter, engaging in the business of manufacturing or exporting defense articles or furnishing defense services requires only one occasion of manufacturing or exporting a defense article or furnishing a defense service. Manufacturers who do not engage in exporting must nonetheless register.
Supplier shall immediately notify the Spirit Procurement Agent if Supplier’s firm is, or becomes, listed in any Denied Parties List or if Supplier’s export privileges are otherwise denied, suspended or revoked in whole or in part by any U.S. Government entity or agency.

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

003
Fab Service Procurement
The invoice and Packing slip shall include the shipping document number, order number, Purchase Order number and Purchase Order item number. Any overtime or expedite charges must have prior approval by the Service
Procurement Pa (PA). Supplier to return all Spirit -furnished containers.  Each shipment must be processed as soon as possible and returned to Spirit Behind schedule items will be coordinated with Supplier by Spirit for expeditious handling.  Please contact Spirit if circumstance arises that precludes prompt return of Parts.

005
Liquidated Damages
In the event of a Non-Excusable Delay in delivery (any delay other than those excusable delays as defined in Spirit’s General Provisions, Excusable Delay Section), Spirit may, at Spirits option, accept products that are not delivered on or before the required delivery date. Delay is further defined to include failure to maintain the Minimum level of the Min/Max inventory methodology as set out in PF-502, “Consumption Based Ordering Guidelines”.
The parties acknowledge, however, that Supplier would be liable for all additional costs incurred by Spirit because of such delay(s), which may include, by way of illustration and not of limitation:
•additional expense related to administrative costs,
•telecommunication costs,
•additional or premium transportation charges,
•special handling expenses, and
•various anticipated and unanticipated costs to install the products out of the normal manufacturing sequence.
The Parties further acknowledge that the nature and actual amount of costs associated with delivery delay are uncertain and difficult to calculate.
Therefore, Spirit may choose, in its sole discretion, to require Supplier to pay Spirit liquidated damages.  The parties acknowledge that such payments are not intended as a penalty, but are, in lieu of the actual damages measured by such costs.
If Spirit chooses to recover liquidated damages, they shall be equal to 1 % of the value of the delinquent items per day of delay or a minimum of $100 for each item per day of delay.  The parties agree this calculation represents a reasonable estimate of the additional costs to be incurred by Spirit in connection with a delivery delay.
Accumulation of liquidated damages will be subject to a grace period of five (5) days per item after which liquidated damages shall begin.
Spirit’s choice to recover such liquidated damages for delayed delivery on any one or more occasions shall not, however, preclude Spirit from recovering the actual costs incurred because of delayed delivery on any other occasion.
Spirits exercise of rights under this provision shall not preclude Spirit from exercising its option to terminate this Purchase Contract/Purchase Order for an Event of Default by Supplier as provided in Spirit General Provisions form PF-550, Cancellation for Default Section, even if Supplier has (a) paid such liquidated or actual damages to Spirit on prior occasions, or (b) if repeated incidents of late deliveries in the aggregate (or a single significant incident of delay) materially adversely affect Spirit’s ability to enjoy the bargained for benefits of this Purchase Contract/Purchase Order on an ongoing basis.

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

007
Vendor Owned Inventory
All items on the Purchase Contract/Request for Quote identified as Vendor Owned Inventory shall be administered in accordance with PF-200, Supplemental Terms for Vendor Owned Inventory.  Payment terms for VOI items shall be ___________.”

019
Indemnification
1.0INDEMNIFICATION
1.1Indemnification, Negligence of Supplier.  Supplier shall defend, indemnify and hold harmless Spirit AeroSystems, Inc., its subsidiaries, and their directors, officers, employees and agents (hereinafter referred to as “Indemnities”) from and against all actions, causes of action, liabilities, claims, suits, judgments, liens, awards and damages, of any kind and nature whatsoever (hereinafter referred to as “Claims,” for property damage, personal injury or death (including without limitation claims brought by and liabilities to, including injury or death to employees of Supplier or any Subcontractor) and expenses, costs of litigation and reasonable attorney’s fees related thereto, or incident to establishing the right to indemnification, to the extent such Claims arise from any negligent act or omission or willful misconduct of Supplier or any Subcontractor or their employees arising out of or in any way related to the presence on Spirit ‘s premises of Supplier, any Subcontractor or their employees, including without limitation the provision of services, personnel, facilities, equipment, support supervision or review. In no event shall Supplier’s obligations hereunder be limited to the extent of any insurance available to or provided by the Supplier.
1.2Waiver of Immunity, Industrial Insurance.  Supplier will not assert as a defense to this indemnification obligation any immunity under workers’ compensation statues, industrial insurance, or other source, and Supplier expressly waives any immunity to the extent of the indemnity set forth in Paragraph 1.1 “Indemnification, Negligence of Supplier.”
1.3Indemnification, Subcontractors.  Supplier shall require each Subcontractor to provide an Indemnity, enforceable by and for the benefit of the Indemnities, to the same extent required of Supplier stated under Paragraphs 1.1 “Indemnification, Negligence of Supplier” and 1.2 “Waiver of Immunity, Industrial Insurance.”
2.0INSURANCE REQUIREMENTS
2.1Commercial General Liability.  Throughout the period of performance of this contract and until final acceptance by Spirit, Supplier shall carry and maintain, and shall ensure that all Subcontractors carry and maintain Commercial General Liability Insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence for bodily injury, including death and One Million Dollars ($1,000,000) per occurrence for property damage or alternatively, One Million Dollars ($1,000,000) per occurrence combined single limit for bodily injury and property damage combined. Such insurance shall be in a form and with insurers acceptable to Spirit, and shall contain coverage for all premises and operations, broad form damage, contractual liability (including, without limitation, that specifically assumed herein), and products and completed operations insurance. Deductibles, premiums, and any losses arising out of failure of Subcontractors to carry the same insurance, shall be the responsibility of the Supplier.
2.2Automobile Liability.  If licensed vehicles will be used in connection with the performance of this contract, Supplier shall carry and maintain, and shall ensure that any Subcontractor who uses a licensed vehicle in connection with the performance of this contract, carries and maintains, throughout the period of performance of this contract, Automobile Liability insurance covering all vehicles, whether owned, hired, rented, borrowed or otherwise, with limits of liability of not less than One Million Dollars ($1,000,000) per occurrence combined single limit for bodily injury and property damage. Such insurance shall be in a form and with insurers acceptable to Spirit. Deductibles, premiums, and any losses arising out of failure of Subcontractors to carry the same insurance, shall be the responsibility of the Supplier.
2.3Workers’ Compensation & Employer’s Liability.  Throughout the period of performance of this contract and until final acceptance by Spirit, Supplier shall cover or maintain insurance, and shall ensure that all Subcontractors cover or maintain insurance, in accordance with the applicable laws relating to Workers’ Compensation, with respect to all of their respective employees working on or about Spirit’s premises, regardless of whether such coverage or insurance is mandatory or merely elective under the law.
Throughout the period when work is performed and until its final acceptance by Spirit, Supplier shall also carry and maintain, and ensure that all Subcontractors carry and maintain, Employer’s Liability coverage with limits of not less than One Million Dollars ($1,000,000) each accident.  To the extent permitted by law, any policy or policies which provide any of the insurance required by this Paragraph 2.3, “Workers’ Compensation & Employer’s Liability,” shall contain a Waiver of Rights of Subrogation against Spirit, its subsidiaries and their directors, officers and employees.  If Spirit AeroSystems, Inc. is required by any applicable law to Pay Workers’ Compensation premiums with respect to employees of Supplier or any Subcontractor, Supplier shall reimburse Spirit for such Payment.  Deductibles, premiums, and any losses arising out of failure of Subcontractors to carry the same insurance, shall be the responsibility of the Supplier.
2.4Certificates of Insurance
1.Prior to the commencement of the period of performance, Supplier shall provide for Spirit’s review and approval Certificates of Insurance reflecting full compliance with the requirements set forth in Paragraphs 2.1 “Commercial General Liability,” 2.2 “Automobile Liability,” and 2.3 “Workers’ Compensation.” Such Certificates shall:
a)be kept current and in compliance with throughout the period of performance and until final acceptance by Spirit (and for two [2] years thereafter for products and completed operations liability);
b)provide for thirty (30) calendar days advance written notice to Spirit in the event of cancellation or material change adversely affecting the interests of Spirit; and
c)identify the cognizant SCM Representative and list Spirit as the certificate holder.
2.Any policy or policies providing the insurance under Paragraph 2.0, “Insurance Requirements,” may be inspected by Spirit upon request.
3.Where Supplier is subject to the requirements of a “monopolistic” state which does not permit insured workers’ compensation, a written letter confirming participation in a state fund or, alternatively, confirming a state approved self-insurance program, will satisfy the certificate requirement.  Such letter will identify the State account or self-insured number.  For Employer’s Liability coverage in such monopolistic states, evidence of “Stop Gap” endorsement to the General Liability policy is acceptable proof of compliance with the Employer’s Liability insurance requirement.
4.Self-Assumption.  Any self-assured layer, deductibles and exclusions in coverage in the policies required under this Paragraph 2.0, “Insurance Requirements,” shall be assumed by for the account of and at the sole risk of Supplier or the Subcontractor which provide the insurance and to the extent applicable shall be paid by such Supplier or Subcontractor.  In no event shall the liability of Supplier of Subcontractor be limited to the extent of any of the minimum limits of insurance required under Paragraph 2.0 “Insurance Requirements.”
General Liability policy is acceptable proof of compliance with the Employer’s Liability insurance requirement.

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

020
Raw Material Order Confirmation
Within thirty (30) days after receipt of Purchase Contract/Purchase Order, Supplier shall confirm to Spirit order placement for raw material. Confirmation shall include raw material identification, supplier, Purchase Order number and date, quantity ordered, and the supplier committed delivery schedule.

021
Operational Detail Report
Within                      days after receipt of purchase order, Supplier shall furnish to Spirit a copy of Supplier’s planning showing detailed operations in sequence. Said planning shall include the estimated flow time for each detailed operation.

036
Obligation to Purchase and Sell
Spirit and Supplier agree that in consideration of the prices set forth in this Purchase Contract, Spirit shall issue orders for products from time to time to Supplier for all of Spirit’s requirements.  Such products shall be shipped at any scheduled rate of delivery, as determined by Spirit, and Supplier shall sell to Spirit, Spirit’s requirements of such products, provided that, without limitation on Spirit ‘s right to determine its requirements, Spirit shall not be obligated to issue any orders for any given product if:
1.           Any of Spirit ‘s customers specifies an alternate product;
2.           Such product is, in Spirit’s reasonable judgment, not technologically competitive at any time, for reasons including but not limited to the availability of significant changes in technology, design, materials, specifications, or manufacturing processes which result in a reduced price or weight or improved appearance, functionality, maintainability or reliability;
3.           Spirit gives reasonable notice to Supplier of a change in any of Spirit’s manufactured product which will result in Spirit no longer requiring such product for such manufactured product,
4.           Supplier has materially defaulted in any of its obligations under any order, whether or not Spirit has issued a notice of default to Supplier pursuant to Spirit General Provisions, PF-550, ‘Cancellation for Default’ Section
5.           Spirit reasonably determines that Supplier cannot support Spirit’s requirements for products in the amounts and within the delivery schedules Spirit requires.
6.           Spirit gives at least six (6) months notice to Supplier that the product is used in the manufacturing of an airplane component, assembly or other product previously manufactured in-house by Spirit and which component, assembly or other product Spirit has resourced to a third party supplier.
7.           Spirit gives at least ninety (90) days notice to Supplier of Spirit’s decision to manufacture the products itself rather than purchase the products from Supplier.
Supplier represents and warrants to Spirit that discounts offered fairly reflect manufacturing, selling, or delivery cost savings resulting from this quantity sale and that such discounts are reasonably available to all other purchasers.
Any planning schedule, forecast, or any such quantity estimate provided by Spirit shall be used solely for production planning.  Spirit may purchase products in different quantities and specify different delivery dates as necessary to meet Spirit’s requirements.  Any such estimate shall be subject to adjustment from time to time, and such adjustment shall not constitute a change under Spirit General Provisions, PF-550 ‘Changes’ Section

037
Fab Service Procurement Damaged Shipments
Shipments you receive F.O.B. destination, or F.O.B. your plant for our account, which are in noticeably bad condition when delivered to you by the carrier:
1.           Note condition of shipment on carrier’s delivery receipt and on copy of freight bill retained by your Receiving Department.
2.           Immediately request carrier inspection on the shipment and retain a copy of the carrier’s inspection report.
3.           If carrier waives inspection, note your copy of the freight bill with the date, name of the carrier representative who waived inspection and a statement that carrier waived inspection.
Shipments received in apparent good condition but found to contain concealed damage:
1.           Stop unpacking immediately as soon as damage is found.
2.           Retain all container and packing material.
3.           Request carrier inspection and retain a copy of carrier’s inspection report.
Contact Spirit’s Traffic Coordinator for further instructions as soon as damage to any of the above type shipments is discovered.

043
Anti-Kickback Procedures
Supplier agrees to abide by the Anti-Kickback Act of 1986 (41 U.S.C. 51 through 58) and FAR 52.303-7.  “Anti-Kickback Procedures,” except that subparagraph (c)(1) of FAR 52.203-7 shall not apply to Supplier, and further that in subparagraphs (c)(2), (c)(3), and (c)(5), the term “Contractor” shall mean Supplier, and in subparagraph (c)(4) the term “Prime Contractor” shall mean Spirit AeroSystems, Inc. and the term “Subcontractor” shall mean Supplier.  In addition to reporting possible violations of the Anti-Kickback Act to the Government pursuant to 41 U.S.C. 57, Supplier shall report such possible violations, if related to Spirit, to the Director of SCM and/or the Division Counsel of the Spirit, Division or subsidiary issuing this purchase order (PO).
In addition to any other remedies that Spirit may have, Supplier shall defend Spirit against all claims and procedures based upon actual or alleged violations of the Anti-Kickback Act of 1986 and any amendment thereof; and Supplier shall indemnify and hold Spirit harmless from any losses, damages, liabilities, costs, and expenses including but not limited to, losses of profits, expenses of litigation, attorney’s fees, penalties or fines, suspensions or reductions of progress payments, and all losses arising out of contract terminations, suspensions or debarments of Spirit, resulting from a violation of the Anti- Kickback Act of 1986 and any amendment thereof, by Supplier, any of its officers, partners, employees, agents, or any subcontractors at any tier below Supplier or such subcontractor’s employees.
If the Government, pursuant to FAR 52.203-7, directs the Spirit to withhold sums owed the Supplier, the Spirit shall be entitled to do so and the Spirit may, if ordered to do so, pay said money over to the Government and the Spirit shall not be responsible to pay the said money to the Supplier but Supplier shall remain responsible for performance of the contract.

044
Consumption Based Ordering
This Purchase Contract/Purchase Order is subject to the requirements of Spirit, form PF-502, Consumption Based Ordering Guidelines, current revision, incorporated herein by reference.

046
Program Manager
Supplier will assign a full-time program manager whose exclusive responsibility will be to oversee and manage Supplier’s performance hereunder.  The assignment of such program manager will be subject to Spirit’s approval.

049
Cost and Performance Visibility
When requested by Spirit, Supplier shall provide all necessary cost support data, including source documents for direct and indirect costs, on Spirit Form PF-270, and assistance at the Supplier’s facility in support of cost and performance analysis and reviews performed by the parties.

050
Computation of Equitable Adjustment
The Rates and Factors set forth below shall be used to determine the equitable adjustment, if any, to be paid by Spirit pursuant Spirit, General Provisions, Form PF-550, Changes Section.
1.        Direct Labor Rate                                            $
2.        Manufacturing Burden                                           %
3.        G&A (Gen. Admin. Expense)%
4.       Profit                                           %
5.        Total Rate                                           $

051
Reporting Requirements
Supplier shall furnish to Spirit, at intervals, or until such time as Spirit considers the report no longer necessary, a complete status report of work accomplished in manufacture of product(s) covered by this contract.  Reports will be mailed each showing progress through the preceding period.  Status reports shall include, but are not limited to, the following topics:
1.Delivery schedule updates, schedule impact issues and corrective action;
2.Technical/manufacturing progress since the previous report period, including significant accomplishments, breakthroughs, problems and solutions;
3.Identification of changes to key manpower or staffing levels;
4.Identification of the critical events/activities expected within the next month and a discussion of potential risk factors;
5.Progress on open Action Items, including closure dates;
6.Purchased components and raw material status;
7.Identification of Quality issues and resolutions;
8.Manufacturing and Quality inspection progress of First Article products;
9.Status on tool design and fabrication, as applicable, until completion;
10.Inventory status of castings and forgings procured by Supplier (if applicable).
In Addition to the above required Status Reports, within twenty-four (24) hours of known problem to Supplier, Supplier shall provide a detailed Problem Report, notifying Spirit of program problems/issues that could impact Supplier’s ability to deliver products on time and otherwise in conformance with the terms of this contract.  Problem reports shall be submitted to the Spirit’s Procurement Representative.
Submittal of a Status Report or Problem Report in no way relieves Supplier of any obligations under the Purchase Contract/Purchase Order nor does it constitute a waiver of any rights and remedies Spirit may have with respect to any default.

063
Acknowledgment of Change to Purchase Order
No charge or claim is involved and therefore Supplier does hereby remise, release and discharge Spirit AeroSystems, Inc., its officers, agents and employees, of and from all liabilities, obligations, claims or demands whatsoever as a result of this Changed Purchase Order/Purchase Contract.  Please sign and return one copy of this Changed Purchase Order/Purchase Contract Acknowledgement.

064
Acknowledgement of Change to Purchase Order
Supplier, by accepting this Changed Purchase Order, does hereby remise, release and discharge Spirit, its officers, agents, and employees, of and from all liabilities, obligations, claims, and demands whatsoever as a result of this Changed Purchase Order, unless Supplier files with Spirit, Spirit, a proper termination proposal (Spirit Form F08-04597) pursuant to and within the time limits allowed per Spirit General Provisions (PF-550) Termination for Convenience Section.

065
Milestone Reporting
Within thirty (30) days after award of Purchase Contract/Purchase Order, Supplier must submit to Spirit, a milestone schedule reflecting all significant milestones, such as
1.        raw material ordering and receipt,
2.        planning,
3.        tool design and fabrication,
4.        each manufacturing operation,
5.        processing,
6.        inspection and shipment of finished Parts.
All milestones are to be time-phased and a complete status report comparing actuals to targets must be submitted to Spirit on the first of each month.

066
Limitations on Disclosure of Technical Data
Supplier agrees that subject to the other data provisions of this contract any technical data furnished to Spirit by Supplier may be furnished to associate contractors for and in connection with this program.  Any technical data furnished to Spirit by Supplier shall only be furnished to associate contractors upon Supplier’s written approval and shall only be used for and in connection with this Purchase Order/Purchase Contract for coordination and interface control.

067
Option to Extend Term of Purchase Contract/Purchase Order
Supplier grants to Spirit an option to extend the period of performance of this Purchase Contract as set forth below.  Spirit may exercise the option by written notice to the Supplier on or before (insert a date).
This option may be exercised by Spirit any number of times so long as each option increases the period of performance of this contract by no less than (insert a number of months or years).  However, in no event may Spirit unilaterally extend the contract beyond (insert a date) by exercise of this option.
Notwithstanding the option set forth herein, Spirit reserves the right to commence new negotiations with Supplier concerning pricing and other terms for additional quantities of Products.

097
Supplier Import Compliance
When Spirit AeroSystems, Inc. is the Importer of Record, Supplier is required to submit a copy of a Commercial Invoice, prior to each shipment of product, and ensure that the Packing slip accompanying the product matches the Commercial Invoice. In the case of “American Goods Returned” or “Returned After Repair or Alteration”, Supplier is to include the foreign shipper’s declaration, shipper’s repair declaration, manufacturer’s declarations as applicable.
Product that is subject to United States Department of State International Traffic In Arms Regulations (ITAR) should not be combined with non ITAR product. Supplier is to provide a separate Commercial Invoice and make shipment on a separate house or master air bill.
Supplier represents and warrants that the copy provided to Spirit will be a true copy of the Commercial Invoice that will accompany shipment.
The true copy of the Commercial Invoice must be emailed or faxed to:
Spirit AeroSystems, Inc.
Email Address: grpimportcompliance@spiritaero.com
Fax Number: 1-316-529-7956
Attn: Import Administration
NOTE: Failure to comply with these requirements shall be a material breach of contract and grounds for default pursuant to the Cancellation for Default clause of this contract.
1.Commercial Invoice Requirements
a.Must be in English
b.Must be legible
c.Purchase Order Number
Provide the current Purchase Order or Purchase Contract number (P.O. XXXXXX), if applicable.
d.Location and Names of Supplier/and or Shipper, Spirit and Date
i.Date when the merchandise is sold or agreed to be sold.
When goods being imported are not sold or agreed to be sold to Spirit, the shipping/Customs invoice should be noted, accordingly, complete with an explanation.
ii.Merchandise Shipment Date (month, day, year) Provide the date that the merchandise shipped from the Suppliers factory or facility.
iii.Name and address of the Supplier (Company name and address) and/or name and address of the Shipper, if the Supplier is not the Shipper.
iv.Name and Contact information for an employee, employed by the Supplier and/or Shipper, who has detailed knowledge of the sales transaCtI911.
v.Name and address of the Spirit location, and name and phone number of prime point of contact at the Spirit site (i.e.: Pa, etc.)
vi.Name of Consignee if not the Spirit (Company receiving non-purchased transactions or drop ship destination).
e.Record the United States Port of Entry where merchandise is to be cleared by CBP
f.Quantities, weights and measures
i.Record the quantity of each Part number in the shipment
ii.If not separately noted on Packing sheet(s) include on invoice:
•Total quantity of Parts being shipped
•Provide net weight of each Part number and gross weight of entire shipment
•Specify unit of measure being used
•Specify the total number of boxes included per packing sheet.
•Textiles must specify the net gross weights and the length, width and total square meters of material.
g.Provide a detailed description of each item being shipped to ensure proper product classification per the Harmonized Tariff Schedule (HTS) and must include at a minimum:
i.The full name by which each item is known
ii.Part Number as appears on Purchase Order/Contract.
If the item is a raw material, provide the material grade, class and dimensions.
Notes:
•Generic descriptions, abbreviations, acronyms, and Stock Keeping Unit (SKU) numbers are not acceptable.
•Spirit may request additional description information for items that do not have a Part number and/or design or when the appropriate HTS number cannot be determined from the provided description.
•Supplier will provide material class, grade, dimensions and assembly components if Part is manufactured by Supplier’s own manufacturing drawings.
h.Country of Origin: indicate the country of manufacture of each item.
i.Terms of Sale: Specify the International Commercial Terms of Sale (Incoterms) as agreed to per the Spirit Contract on the invoice or Spirit Work Authorization.
j.Specify “Related Party to the Spirit” status (Yes or No) on the invoice.
k.Commercial Invoice Number (Supplier’s Option)
l.Page numbers are required for each invoice (example: of Pages).
m.Bolt Seals: All shipping documents must reflect the bolt seal number being used for ocean shipments loaded into dedicated containers. All bolt seals used must be those issued to the supplier by Spirit Aerosystems in order to comply with C-TPAT requirements.
2.Commercial Invoice Valuation Requirements
a.Must be complete and accurate, including the unit cost of each Part and the total value of the entire shipment.
b.Currency on all invoices must reflect the actual currency of the purchase contract and the transaction of money between the Spirit and the Supplier.
c.List separately any Assists and/or Additional costs used for manufacturing each Part. For example:
•Assists: Any components, materials, dies molds and tools that are supplied by the Spirit free of charge or at a reduced cost to the Supplier, and used in the production of imported goods.  This includes any Spirit Paid transportation costs associated with the assist. These transportation costs will be provided by the procurement focal responsible for this merchandise.
•Costs for tooling, etc., built or supplied, directly or indirectly, and used in the production or manufacture, by the manufacturer of the goods being imported into the United States, and not included in the purchase order unit price.
•Engineering and Design work — Work that is performed outside the U.S. by Non-U.S. employees, and is not included in the unit price of the merchandise being imported.
•Packing Costs — Costs for Packing that are incurred by the Spirit and have not been included in the unit cost.
•Non-recurring charges — One time charges, incurred by the Spirit, for such items as, expedite fees and transportation costs, which have not been included in the unit cost.
•Selling Commissions — Commissions incurred by Spirit that have not been included in the unit cost.
•Royalties — Fees the Spirit is required to pay as a condition of sale.
d.List all discounts that have been agreed to, or may be allowed, that apply to the purchase price or value, but have not been included in the unit price (Terms of Payment).
e.Repaired or modified Parts — separately enter the value of the item and the value of the repair on the invoice. For “no charge” repair, show the value of the repair on invoice.
f.If Supplier receives any rebates, drawbacks or bounties, as a result of exportation, please itemize and provide description.
3.           Packing Sheet\slip (if used by supplier)
a.Include Packing sheet\slip number(s) on invoice
4.U.S. Government Programs Only (Regardless of Business Units)
a.If a government contract applies, the prime contract number must be noted on the commercial invoice. Additionally, the following government contract statement needs to be shown as follows for Military Programs.
“United States Dept. of Defense Duty-Free Entry to be claimed pursuant to Section XXII, Chapter 98, Sub-chapter VIII, item 9808.00.3000 of the Harmonized Tariff Schedules to The United States.  Upon arrival of shipment at the port of entry, District Director of Customs, please release shipment under Section 19 CFR Part 142 and notify Commander, Defense Contract Management Area Operations (DCMAO) New York, for execution of customs forms and any required duty free entry certificates.”
b.Commercial Invoice must show that the shipment is consigned to a U.S. Government Agency (i.e.: U.S. Department of Defense) in “care of Spirit”, if shipment has a prime contract number.
c.If items were exported on a license or exemption upon importation, that license or exemption information should be notated as follows:
Example: “Originally exported under DSP-XX license number XXXXXX” or “Imported under 22 CFR XXXXX”
ADDITIONAL IMPORT NOTES:
Part Marking
All items furnished under this contract/order, unless excepted by law, must be legibly marked with the English name of the country of origin per U.S. Customs Regulation 19 CFR 134 Country of Origin Marking.  Markings are to be legible, indelible, and as permanent as the nature of the article or container will allow.
Chemical Content
Additionally, the import of any shipment that actually contains or consists of a chemical substance must be coordinated with Spirit in sufficient time prior to the importation, to allow for proper notification and coordination with the Spirit Toxic Substance Control Act (TSCA) Coordinator to allow for proper certification of the chemical substance being imported (this includes any chemical used in the product or shipping of the product (including, but not limited to, lubricants, protectorants, paint, packaging materials)
Supplier will provide MSDS (Material Safety Data Sheet, Ref – 29CFR1910.1200(f)), or equivalent, which must include adequate chemical information to make proper TSCA determination.
Note:  Any hazardous Material that is not on the TSCA Inventory, or certified as not required to be on the inventory list, cannot be imported without prior approval and/or coordination with the Spirit TSCA Coordinator and the appropriate regulatory agencies.
NAFTA
If the Products under this Order qualify for preferential duty treatment under the North American Free Trade Agreement (NAFTA), the Supplier must provide Spirit’s Import Compliance group with a valid NAFTA Certificate of Origin (C/O), in order for the Product to be eligible for preferential duty treatment at the time of Customs entry.
If the Products under this Order qualify for preferential duty treatment under the North American Free Trade Agreement (NAFTA), the Supplier must provide Spirit’s Import Compliance group with a valid NAFTA Certificate of Origin (C/O), in order for the Product to be eligible for preferential duty treatment at the time of Customs entry.
Supplier acknowledges that the C/O will be used by Spirit as proof of eligibility for preferential duty treatment, and agrees to provide full cooperation to Spirit for any U.S. or foreign Customs inquiries into preferential duty claims that arise out of any Article furnished under this Order.
Should Spirit be fined and/or penalized by the aforementioned Customs entities, for invalid data on the NAFTA C/O provided by Supplier, Supplier agrees to reimburse Spirit upon request for the fines and/or penalties as well as Spirit’s expenses in connection therewith.
Unless Spirit requests individual C/O for each shipment, Supplier may provide annual blanket C/O to cover multiple shipments during the calendar year.
Supplier shall immediately notify Spirit in writing of any changes in the eligibility of the Products for preferential duty treatment.
Part number additions to the NAFTA C/O will be requested periodically by Spirit. Supplier will fully review all applicable part numbers to ensure they qualify for NAFTA preferential duty treatment, before sending Spirit a copy of the updated NAFTA C/O.
Importer Security Filing (ISF 10+2) Ocean Shipments
When import cargo is arriving in the United States by ocean vessel, Supplier must submit data elements necessary for Spirit to comply with U.S. Customs and Border Protection (CBP) ISF requirements.
In the event CBP shall issue fines, penalties, and or liquidated damages for violations attributable to Spirit for the submission of inaccurate, incomplete, or untimely filing, then Supplier shall be liable for such costs and will indemnify and hold Spirit harmless from and against such claims, losses, liabilities, damages, penalties, costs and expenses arising out of or in connection with Supplier’s failure to provide Spirit timely, accurate, or complete data. Penalties may consist of $5,000.00 per violation and may result in shipments being held at Customs.
Data will be submitted:
a.           No later than 4 business days prior to loading cargo onto the ocean vessel at the foreign port of export.
b.           On a spreadsheet containing the following data elements:
1.           Manufacturer Name and address
2.           Ship-to-Party (Consignee) Name and address
3.           Part number, description, and manufacturer’s Country of Origin of each part
4.           Supplier Name and Address
5.           Supplier Name and Address (if different from Supplier)
6.           Buyer Name and Address
7.           Container Stuffing Location
8.           Consolidator Name and Address
9.           Estimated Sailing Date
10.           Freight Forwarder bill of lading number
c.           Via e-mail to Spirit’s Import Department and Spirit’s Broker, DHL
•grpimportcompliance@spiritaero.com
•tim.cottam@dhl.com
•lori.rinard@dhl.com
•victoria.watson@dhl.com
•jane.johnson@dhl.com
Sublect line of the e-mail will contain the date the spreadsheet is sent (MM DD)
Customs – Trade Partnership Against Terrorism (C-TPAT)
C-TPAT is an initiative between business and government to protect global commerce from terrorism and increases the efficiencies of global transportation.  The program calls for importers, carriers and brokers to establish policies to enhance their own security practices and those of their business partners involved in their supply chain.  Such practices may include but are not limited to the following:
1.Procedural Security – Procedures in place to protect against unmanifested material being introduced into the supply chain.
2.Physical Security – Buildings constructed to resist intrusion, perimeter fences, locking devices and adequate lighting;
3.Access Controls – Positive identification of all employees, visitors and suppliers;
4.Personnel Security – Employment screening, background checks and application verifications;
5.Education and Training Awareness – Security awareness training, incentives for participation in security controls.
Carrier or International Freight Forwarder must be C-TPAT certified in order to transport Spirit shipments across U.S. borders, and must maintain C-TPAT certification. Carrier or international freight forwarder‟s loss of C-TPAT certification will be grounds for termination. International Freight Forwarder also agrees to use C-TPAT certified carriers, local cartage companies and others involved with the transport and handling of Spirit shipments. In the absence of C-TPAT certified transport and handling providers, carrier or international freight forwarder may use companies that have agreed in writing to follow the C-TPAT Supply Chain Security Guidelines. If no C-TPAT certified carriers or carriers that have agreed to follow the C-TPAT Supply Chain Security Guidelines are available to move Spirit’s shipment, carrier or international freight forwarder will notify Spirit immediately.

PRICING
115	Estimated Price The unit price(s) shown in this Purchase Order/Purchase Contract is only an estimated price. Advise the Spirit of the firm price as soon as possible.
118
Precious Metal
The precious metal (gold, silver, platinum) surcharge will be an upward or downward adjustment computation based on material content factor of _____ times the difference between the base price of _____ and the current value of the precious metal. The current value will be the value listed in the Wall Street Journal dated _____ and this value will be computed on the _____.

119
Rework Cost
Supplier may disassemble the herein described article(s) and shall immediately quote price of rework or repair and the current replacement price.  Supplier shall not proceed with rework until receipt of a change order authorizing the rework cost.  Price will be finalized within 60 days of the date of this Purchase Order.

121	Expedite Cost The expedite charge will be paid if acceptable parts in the quantity stated are produced and shipped to Spirit, or Spirit’s designated location, on or before.
122
Maximum Liability for Equitable Adjustment
Spirit’s maximum liability for an equitable adjustment resulting from a decrease in quantity or termination of Product(s) shall be limited to costs directly attributable to
1.           _____ days raw material and
2.           _____ days finished Products worth of scheduled deliveries of the Products.
For purposes of this Note, scheduled deliveries shall be determined by the applicable schedule in effect at the time Supplier commenced work on the Product(s) that are the subject of the termination or decrease.

129
Change to Cost or Pricing Data
Supplier shall submit cost or pricing data as required by Form PF-270 “Cost Breakdown Form” for each change when the total amount of the proposed additions and/or deletions to the price combined is $100,000 or more.

131
Die Service Charges
Die service charges are considered a fee, not a purchase price. Considerations acceptable to Spirit in Payment of such fees being
(A)           That title, ownership, possession and control of all equipment produced hereunder shall vest in Supplier,
(B)           That Supplier shall store, maintain and where necessary because of wear, loss or damage, replace such equipment, without further cost to Spirit, until final disposition of such equipment has been agreed to between Spirit and Supplier,
(C)           hat Supplier shall not dispose of such equipment until three (3) consecutive years of inactivity has Passed, and not then without first giving at least thirty (30) days written notice of intention and receiving Spirit’s written approval to do so.

132	License Agreement This Purchase Contract/Purchase Order is subject to the terms and conditions (__________) of License Agreement effective date (__________).
133
Set-Up Charges
The item price(s) on this Purchase Order is/are based on Spirit Paying one setup charge for one lot run with the entire quantity to be shipped per Spirit shipping schedule.  In the event of a shortage situation, the requested quantity of material is to be shipped within 3 days of notification.
Spirit, under the terms of this Purchase Contract/Purchase Order, may not change the quantity of any item, on the Purchase Order. Spirit further agrees to accept the outstanding balance of any item within one calendar year from the date of the first shipment of that item.
Spirit may at no cost, revise both the quantity per ship schedule and the scheduled ship dates, with a minimum of one-week notice.

136
Price Increase Petitions
All petitions for price increase must:
1.Be in writing;
2.Provide at least thirty (30) days advance written notification.  Notification shall commence on the postmarked date of a correctly addressed letter to Spirit’s designated representative;
3.Be accompanied by detailed cost data substantiating the petitioned increase;
4.Any price revision(s) shall be passed through as a percentage price change equal to the percentage change in Supplier’s delivered commodity/service cost.  No additional markup for profit on the incremental price increase will be accepted by Spirit;
5.Spirit’s procurement agent shall have the right to negotiate all proposed price increases and may delete specific line items or terminate the contract upon failure to mutually agree to a proposed price revision;
6.In the event a price increase is incorporated into a contract, all billing shall be at the price in effect at the time of purchase order/requirements placement, not at the time of shipment/performance;
7.Spirit’s acceptance of a price revision (increase/decrease) shall be confirmed only through a fully executed revision to the contract.

138
Obsolete Material
Supplier may not submit a claim for obsolete material or product resulting from an individual change order that has a total claim value of Two Thousand Five Hundred Dollars ($2,500.00) or less.

139
Claims Prior to Engineering Release (Drawing Revision Level New)
Notwithstanding the provisions of Spirit AeroSystems, Inc., General Provisions, (PF-550), Changes Section, no equitable adjustment in the prices or schedules of any order shall be made for any change initiated by Spirit made prior to the date on which all engineering drawings that change the technical requirements, descriptions, specifications, statement of work, drawing or designs (“Technical Change(s)”) have been released by Spirit (“100% Engineering Release”) provided, that an equitable adjustment shall be made for:
1.Any Technical Change which is a change between raw material classifications such as a change from aluminum to steel or titanium to plastic. Not included as a Technical Change for purposes of this Section are changes within a raw material classification such as a change from 7050 Aluminum to 7075 Aluminum;
2.Any Technical Change which adds or deletes a process specification including but not limited to chem. milling, chrome plating, anodizing, Painting, priming and heat treating.
Claims for equitable adjustment for Technical Changes shall be submitted in writing within thirty (30) days after the receipt of 100% Engineering Release by the Supplier.
Claims Subsequent to Engineering Release
Notwithstanding the provisions of Spirit AeroSystems, Inc., General Provisions, (PF-550), Changes Section no equitable adjustment shall be made to the recurring or non-recurring prices after the date of 100% Engineering Release for any change initiated by Spirit unless the value of such change (debit or credit) is greater than or equal to two percent (2%) of the then current unit price for the product (recurring) or is greater than or equal to two percent (2%) of the total then current nonrecurring price as set forth in this contract. For purposes of this section, the then current unit price or total nonrecurring price shall be the price identified elsewhere in this contract plus any and all price adjustments agreed to previously by the Parties.  Claims shall be made individually for each product and for each change.  Each claim shall be considered separately for application of the two percent (2%) threshold. Changes may not be combined for the purposes of exceeding the two percent (2%) threshold set forth herein.

DELIVERY/PACKAGING
401	Skid Identification Maximum weight of each skid shall not to exceed 4,000 pounds gross. Skids must be identified by heat lot number with only one heat lot per skid.
402
Distributor Requirements
For products provided by a distributor, each product furnished must include the legal name of the product manufacturer on each Packing sheet immediately following the part number.

406
Multiple Shipments
The material on this order shall be identified and separated by the lot number appearing on the Package and Packing slips.
For shipments with more than one lot number to a carton, the Supplier is required to segregate materials according to their specific lot numbers.

410
Hazardous Material Requirements
Material Data Specification Sheet
Supplier will comply with the hazard communication standard, 29CFR1910-1200, if applicable. Supplier will include a Material Safety Data Sheet (MSDS) with the initial shipment of a hazardous material each calendar year and route an additional copy of the MSDS to;
Spirit AeroSystems, Inc.
P.O. Box 780008 M/C K06-94
Wichita, KS 67278-0008
ATTN: EH&S Hazardous Materials Gatekeeper
The revision number and date must be displayed prominently on the MSDS. Supplier is also required to provide an MSDS to the address above in the event of a change in brand, a change in chemical composition, or a new / substitute chemical shipment; any change information shall be communicated to the Spirit immediately.
Routing, Packaging, Labeling, and Marking
Routing, packaging, labeling, and marking of hazardous material for shipment via common carrier, authorized to handle the material, shall be in accordance with title 49 of the Code of Federal Regulations (CFR), Parts 100 to 199; the International Civil Aviation Organization (ICAO) “technical instructions for the safe transport of dangerous goods by air”; the International Air Transportation Association (IATA) “dangerous goods regulations”; the International Maritime Dangerous Goods (IMDG) code; and all other applicable international, federal, state, and local regulations.
Clean Air Act Warnings/Notices
Warning statements for products containing or manufactured with ozone depleting chemicals as required by the Clean Air Act Amendments of 1990, Section 611, 40 CFR Part 82, should not be applied directly on the Parts or items.  Warning statements are to be included in a separate document, such as the bill of lading, shipment papers or other proper notification that complies with the referenced regulation and accompanies the shipment.
Montreal Protocol Agreement
Any Part or item procured under this Purchase Contract which contains or was manufactured with an ozone depleting chemical as defined in the Montreal Protocol Agreement must include the following warning statement on the airbill/bill of lading, and the applicable invoice(s)/Packing list(s) for U.S. Customs entry purposes (for a shipment containing multiple Parts or invoices/Packing lists, the above documents must indicate to which Parts the warning statement applies):
“WARNING: This shipment no.______ contains _________ or was manufactured with ____________, a substance which harms public and the environment by destroying the ozone in the upper atmosphere.”
Toxic Substance Control Act (TSCA)
The import of any shipment that actually contains or consists of a chemical substance must be coordinated with Spirit in sufficient time prior to the importation, to allow for proper notification and coordination with the Spirit Toxic Substance Control Act (TSCA) Coordinator to allow for proper certification of the chemical substance being imported (this includes any chemical used in the product or shipping of the product (including, but not limited to, lubricants, protectorants, paint, packaging materials)
Supplier will provide MSDS (Material Safety Data Sheet, Ref – 29 CFR 1910.1200(f)), or equivalent, which must include adequate chemical information to make proper TSCA determination.
Note: Any hazardous Material that is not on the TSCA Inventory, or certified as not required to be on the inventory list, cannot be imported without prior approval and/or coordination with the Spirit TSCA Coordinator and the appropriate regulatory agencies.
Superfund Amendments and Reauthorization Act Of 1986 (SARA)
Compliance with Title III of SARA you are required to furnish to Spirit the following additional information above and beyond that which is required by 29CFR 1910.1200 in the form of Material Safety Data Sheets (MSDS).  The following additional information must be provided with the initial shipment of each product to Spirit, Hazardous Materials Management M/C K06-94, P.O. BOX 780008; Wichita, Kansas 67278-0008 each calendar year.
1)A statement that the chemical material is or is not subject to reporting under Section 313 of the SARA Title III and 40 CFR 372.45.
2)The name of each chemical component of the product and the associated chemical abstracts service registry number.
3)Percent by weight of each chemical component of the product shipped.”

411
Environmental Protection
Supplier must comply with all laws, statutes, decrees, treaties, regulations, orders, directives or norms of the United States, Canada or the European Union with respect to environmental protection or quality as they relate to the work performed under this Purchase Contract.

416
Returnable Containers
Returnable containers are to be returned to _______ via _______.
Returnable containers shall be plainly marked or stenciled with Spirit’s Purchase Order number, supplier’s name, address and amount of deposit on outside of each returnable container.

419
Spool Labels
Each spool must be marked or labeled with the following information: Spirit Purchase Order Number, manufacturer’s name, and address, lot number, date of manufacture, wire gauge, length in feet, military or other material specification number and revision, Spirit material code, and vendor or Spirit Part number.

431
Tubing Labels
Tubing 1/2-inch or smaller in diameter, or with wall thickness less than .029 inch shall have a tag on each end, bearing the required identification as outlined in SAE-AMS-STD-184, except each piece must be identified.

458	Bar Stock Labels All bars, rods, shapes, tubes, and forgings shall be marked with the specification, heat lot number, size, and mill name or original manufacturer.
460
Packaged Assembly Labels
Supplier will include all components of an assembly in a single Package, putting in that Package only those components in correct quantities, which make up that assembly whenever that assembly does not ship as a single unit.

461
Divert Shipments
This is a divert shipment.  Supplier must reference Spirit, Purchase Order number and Part number as shown below on Packing list:
Purchase Contract/Purchase Order No. _____, Item _____.
Packing list and freight bill (proof of shipment) must be sent to the Spirit Procurement Agent at the time of shipment.

462
Identification Marking of Aluminum, Magnesium, and Titanium
Material may be marked per SAE-AMS-STD-184 or a minimum of one complete set of identification markings may appear on the top side ends of the material.

463
Skid Dimensions
Minimum skid length to be 9 ft., including runners.  Maximum skid width including packing material used to cushion cargo to be 50”.  Material larger than 4ft. x 9ft. to be on appropriate size skid to protect material.

464
Shipment of Electronic Products
Electrical/electronic Products shall be Packaged in the original manufacturer’s container or if repackaged shall be in a container equivalent to the original manufacturers.
Equivalent Package as a minimum shall prevent damage to the Products including, but not limited to, bending of leads or contamination by dust or moisture.  The shipping containers shall be labeled with a highly visible label on at least one side.  This label shall identify the container as containing electrical/electronic items.

465	Test and Evaluation Apply in red block letters “Released for test only” adjacent to or directly underneath engineering Part mark.
466
Packing Slips/ASNs
All Packing Slips and any paperwork (which has not been submitted electronically) associated with parts and materials must be placed on the OUTSIDE of the shipping container and marked as PACKING SLIP.  All ASNs must be placed on the OUTSIDE of the shipping containers.

PROPERTY
501
Commercial Tooling – Supplier’s Quality Requirements
Supplier’s quality system shall maintain records to assure compliance with all the requirements, processes and flows in accordance with STM-130030-1 “Spirit Tooling Requirements”.  All quality checks, verifications, and records shall be presented with the Spirit Certified Tool List.  These quality records shall support the validations of the Quality Manager and Officer of the Company’s signature for compliance statement on the Spirit Certified Tool List and/or Tool Usage List.
A.Record Requirements
1.Each tool shall have a tool fabrication order indicating specific tool fabrication instructions per Spirit’s applicable tooling manual and engineering drawing. Supplier’s inspection stamp affixed to show compliance and acceptance of completed tool.
B.        Manufacturing Records
1.Supplier’s manufacturing plan shall provide traceability for verification of need, function, and usage for each tool listed on the Spirit Certified Tool List.
C.        Design Records
1.Supplier’s Quality Assurance shall verify the maintenance of the following tool engineering data per Spirit’s STM-130030-1, Tooling Requirements, Section 10.
a.one complete set of reproducible drawings submitted to Buyer
b.one complete set of reproducible drawings retained with tool
D.           Tool Designs
1.In order to maintain tool design standards, it is mandatory that tool designs be governed by the requirements of Spirit tooling manuals, engineering drawings or equivalent approved standards.
2.Supplier’s Quality Assurance shall verify that all tool designs be governed by Spirit AeroSystems, Inc tooling standards.
3.Supplier’s Quality Assurance shall verify all Supplier tool designs have been approved by Spirit’s Tool Design organization:
a.for master tooling,
b.for all major or final stage tools controlled by master tooling,
c.for tools that control interchangeability or replaceability items,
d.for all tools used as media for quality acceptance that have tool design requirements,
e.for all tools used for periodic and configuration control.
E.           Tool Fabrication
1.Supplier’s Quality Assurance shall verify and inspect progressively any feature of the tool that cannot be inspected after tool is complete.
2.Maintain and retain all progressive inspection record as required (ref. E.1 above).
3.Inspect and verify all tool tryouts or tool proving.
F.           Identification of Accountable Tools
Supplier’s Quality Assurance shall verify all tools are identified per Spirit’s STM-130010-23, Tool Identification.
1.No tool will be considered complete that is not properly identified and accepted by Quality Control.
2.Supplier’s Quality Assurance shall verify acceptable parts or assemblies have been produced by all tooling and affix steel quality acceptance stamp in tool tryout space.
Note: If tool tryout is not required, stamp “NR” beside inspection acceptance stamp.
3.Supplier’s Quality Assurance shall verify the latest engineering drawing revision or tool drawing revision.
G.           Certified Tool List
1.Supplier’s Quality Assurance shall verify the completeness and accuracy of each tool on the Spirit Certified Tool List.
2.Supplier’s Quality Assurance manager shall sign and/or use their quality acceptance stamp to validate compliance to all Spirit’s STM-130030-1, Tooling Requirements, as stated in upper right hand section of the Spirit Certified Tool List.  Signature of an Officer of the company is also required.
3.Supplier shall have a rework tool order to show specific rework instructions have been completed and Supplier’s quality acceptance stamp affixed to Rework Tool Order and rework identification stamp on tool per Spirit’s STM-130010-23, Tool Identification.
4.Supplier’s Quality Assurance shall verify the accuracy and completeness of tool usage list prior to presenting to Buyer’s Quality Assurance for validation.

502
Mylars
Spirit will furnish all necessary mylars or photo templates of Engineering Layouts and/or tooling master layouts required by the Supplier in accomplishing the work called for by this Purchase Contract/Purchase Order.  It is agreed that the prices established reflect an allowance for scrap value of such photo templates and upon completion of the work.  Supplier shall take title. Any template specifically designed as a tool and serial numbered is accountable property per Spirit documents STM-130030-1 and STM130020-1, and upon acquisition or manufacturer by Supplier and before the same is used, becomes the property of/or controlled by Spirit

503
Spirit Property
All special tooling as defined in STM-130030-1 and STM130020-1 covered by this Purchase Contract/Purchase Order shall, upon acquisition or manufacture by Supplier and before the same is used, become the property of/or controlled by Spirit.  Any use of this tooling for other than Spirit work, or before scrapping, must have written consent from Spirit.

504
Use of Spirit Tooling
Supplier shall use any and all Tooling only for the purpose of performing its obligations under this Purchase Contract/Purchase Order and shall not sell, lease or otherwise dispose of any Tooling.  Supplier shall, on behalf of Spirit as the owner thereof obtain and maintain in effect insurance in respect of all Supplier-Use Tooling and Common-Use Tooling (other than such Tooling, which is in the actual possession of Spirit,).  Supplier shall not create or be responsible for the creation by others, any lien, claim or right of any person or entity other than the rights of Spirit, in respect of any Tooling, under this order.

505
Customer Tooling
Design, fabrication, handling, storage, accountability, maintenance, and disposition of Customer owned tooling, furnished by Spirit in support of this order or fabricated by Supplier as directed in this order, shall be in strict accordance with Spirit Documents STM-130030-1 and STM130020-1, as revised, which is hereby incorporated by reference and all applicable tooling manuals referenced herein.  The Supplier shall store, maintain, and where necessary because of loss or damage, replace such tooling without further cost to Spirit.

506
Tooling Costs
Supplier shall absorb all costs associated with non-accountable tooling manufactured and/or purchased by Supplier necessary for the manufacture and delivery of the Products including but not limited to rework, repair, replacement and maintenance of the tooling.  Supplier shall not use tools, which contain, convey, embody, or were made in accordance with or by reference to any Proprietary Information and Materials of Spirit, to manufacture parts for anyone other than Spirit without the prior written authorization of Spirit.

507
Contractor-Use Tooling and Common-Use Tooling
Supplier shall provide at no cost to Spirit on Spirit’s behalf as the owner thereof, control, accountability, care, storage, maintenance, insurance and replacements of all Contractor-Use Tooling and Common-Use Tooling in the possession of Supplier or its subcontractors in accordance with Spirit Document STM130030- 1, or, subject to Spirit review and approval, not to be unreasonably withheld or delayed, its equivalent or replacement, as required to support the manufacture, certification, support and delivery of Products; it being understood, however, that Spirit as the owner thereof bears the economic burden of depreciation and obsolescence of all Tooling.

508
Control and Accountability for Tooling
Supplier shall control and account for all Tooling in accordance with the provisions of Spirit Document STM130030-1 or, subject to Spirit review and approval (not to be unreasonably withheld or delayed), its equivalent or replacement.  This requirement shall apply to Spirit-Use Tooling until delivery thereof to Spirit and to Contractor-Use Tooling and Common-Use Tooling at all times prior to the removal thereof by Spirit or delivery to Spirit or Spirit’s designee.  All Existing Tooling shall remain identified with its identification tag containing the Spirit Lifetime Serial Number of such Tooling.  Supplier shall identify all New Tooling and any reworked or re-identified Tooling with an identification tag containing the Spirit Lifetime Serial Number of each such Tool.  Spirit Lifetime Serial Numbers will be provided to Supplier by Spirit.

509
Certified Tool List
Supplier shall prepare a list or lists (“Certified Tool List”) in accordance with Spirit Document STM130030-1 or, subject to Spirit review and approval (not to be unreasonably withheld or delayed), its equivalent or replacement, and such other information as Spirit shall request. Supplier shall prepare a separate Certified Tool List for (i) Contractor-Use Tools, (ii) Common-Use Tools, (iii) Casting/Extrusion Tools, (iv) each county in Kansas in which any such Tool is located, (v) each state in which any such Tool is located and (vi) each state in which any such Tool is first utilized. Supplier shall promptly submit each initial Certified Tool List to Spirit. Supplier shall subsequently submit from time to time as specified by Spirit new Certified Tool Lists to supplement the information contained in the initial Certified Tool Lists.

510
Discrepant Tooling
With respect to Existing Tooling and New Tooling, and in the event Spirit furnishes Tooling to Supplier, Supplier shall conform to the standards and requirements of Spirit Document STM130030-1.  Spirit shall notify Supplier of any action required for discrepant Tooling.

511
Accountable Tooling
Accountability for tooling fabricated on this Purchase Order will be transferred to Blanket Accountable, Tooling Order T-_______ on receipt of a properly prepared Certified Tool List (F08-04605).  The Certified Tool List is to be signed by an officer of the Supplier’s Quality Control representative, by a Spirit resident inspector, if available and a Government Source Inspector, if required and returned to Spirit as soon as possible. Tooling Invoices will not be honored prior to receipt of the Certified Tool List signed and stamped by Spirit PQA and proof acceptable parts were produced from the tooling.

514	Returned Tooling When returning Spirit-furnished tooling, Supplier is required to list the Blanket Accountable Tool Order No., tool number and serial number on the packing slip.
515
Tooling Rework
Payment for rework of tooling as specified under this order is to be as follows:
Supplier shall, upon completion of the rework specified hereunder, forward to Spirit, an original and one copy of a Tool Usage List, F08-04605, listing each reworked tool.  Tooling invoices will not be honored prior to receipt of the Tool Usage List signed and stamped by Spirit PQA and proof acceptable parts were produced from the reworked tooling.

518	Pattern of Die Equipment Supplier shall not use pattern of die equipment purchased on this order for manufacture of product for anyone other than Spirit without prior approval of Spirit.
519	Rework or Replacement of Dies Spirit must be notified of any rework or replacement of dies subsequent to the original qualification of this forging.
525
Supplier Banked Material
A.Supplier Banked Material (SBM) applies to all Positions and Part Numbers.
B.Material, including but not limited to raw material, standards, detail components and assemblies, furnished to Supplier by Spirit shall be administered in accordance with Supplier Banked Material Agreement (SBMA) # xxxxxxxxxx DATED xx/xx/xxxx
C.Material and or processing furnished by the Spirit is not included in the purchase price of items on this.
D.The allowable scrap rate for the SBM items on this Purchase Contract/Purchase Order is XX percent.  Any scrap in excess of this amount will be the responsibility of the Supplier.
E.Supplier shall provide Spirit with required on-dock dates for all material.  Supplier’s notice shall provide Spirit with sufficient time to competitively acquire the material if, in its sole and absolute discretion, it desires to do so.

QUALITY
System Requirements
601
AS9100
Supplier is required to maintain a Quality System in compliance with AS9100 – Quality Management Systems – Aerospace – Requirements as outlined in section titled “Certification / Registration Body” (Note 610)

602	AS9003 Supplier is required to maintain a Quality System in compliance with AS9003 – Inspection and Test Quality System.
603
Limited Approval/Adequate Quality System
Supplier must maintain an adequate quality system to provide the supplies and services that meet the requirements of this purchase document and all applicable specifications and/or engineering drawings.
All work performed under this Purchase Contract/Purchase Order shall be in accordance with said quality system which shall be adequate to control the product(s) and assure that it conforms to the type design and is safe for operation.

605	AS9120 Supplier is required to maintain a Quality System in compliance with AS9120 – Quality Management Systems – Aerospace – Requirements for Stockist Distributors.
606	AS9006 Supplier is required to maintain a Quality System in compliance with AS9006 – Quality Management Systems – Aerospace – Requirements for Software.
610
Certification / Registration Body
Spirit recognition of Supplier’s AQMS certification/registration does not affect the right of Spirit to conduct audits and issue findings at the Supplier’s facility. Spirit reserves the right to provide Spirit-identified quality system findings, associated quality system data, and quality performance data to the Supplier’s Certification /Registration Body (CRB).
Supplier shall ensure the following relative to AQMS certification:
1.The certification/registration body (CRB) is accredited to perform aerospace quality management system (AQMS) assessments.
2.The CRB must use approved auditors and operate in accordance with the corresponding International Aerospace Quality Group (IAQG) certification/registration scheme.
NOTE: IAQG sanctioned certification/registration schemes include but are not limited to AIR 5359, SJAC 9010, TS157, etc. Reference IAQG website for listing of accredited CRBs:
http://www.iaqg.sae.org/servlets/index?PORTAL_CODE=IAQG
3.The Supplier maintains objective evidence of CRB certification/registration on file at Supplier’s facility.  Objective evidence shall include:
a.The accredited AQMS certificate(s) of registration;
b.The audit report(s), including all information pertaining to the audit results in accordance with the applicable certification/registration scheme;
c.Copies of all CRB finding(s), objective evidence of acceptance of corrective action(s), and closure of the finding(s).
NOTE:  Certification records shall be maintained in accordance with Spirit specified contractual quality record retention requirements.
4.The CRB services agreement provides for “right of access” to all CRB records by Spirit applicable accreditation body, applicable Registrar Management Committee (RMC) and other regulatory or government bodies for the purpose of verifying CRB certification/registration criteria and methods are in accordance with the applicable IAQG certification/registration scheme.
5.The CRB has Supplier’s written permission to provide audit results/data to IAQG membership as required by the applicable IAQG certification/registration scheme.
6.Spirit will be immediately notified in writing should the Supplier’s certification/registration be suspended or withdrawn, or accreditation status of Supplier’s CRB is withdrawn.
7.Spirit-identified findings and Supplier’s quality performance data will be provided to the CRB during certification/registration and surveillance activity.
8.CRB shall be provided access to applicable proprietary data (including Spirit proprietary data) to the extent necessary to assess Supplier’s compliance to AQMS requirements.
9.CRB shall agree to keep confidential and protect Spirit proprietary information under terms no less stringent than Supplier’s contractual agreement with Spirit.  Supplier will assure that such information is conspicuously marked “SPIRIT AEROSYSTEMS PROPRIETARY”.
10.Supplier will comply with all CRB requirements imposed to issue and maintain certification/registration.

Inspection Requirements
619
First Article Inspection
As applicable, FAI’s shall be performed by the Supplier.  The FAI will be conducted in accordance AS9102, Aerospace First Article Inspection Requirements and (when required) customer approved FAI plans.  Any changes to the FAI plans by the Supplier will require Spirit and/or customer approval prior to conducting the FAI.
Spirit utilizes a web based quality module known as Net-Inspect (www.netinspect.com) for the purpose of performing and recording FAI’s in accordance with AS9102 and (when required) customer approved FAI plans.  This system shall also be used by the Supplier to submit FAI reports to Spirit electronically.  The use of this system will require Supplier to have computer access, a web connection, (preferably high speed), and a document scanner at no additional cost to Spirit.  The web-based quality module will be provided at no additional cost to Supplier when used on Spirit’s Product.  Supplier’s use of this system shall be at no additional cost to Spirit.
Supporting documents shall be provided within FAI reports (attached PDF Files).  Supporting documents shall consist of but are not limited to, material certifications, process certifications, bubble drawings, acceptance data reports, acceptance test results, production planning and or any other documentation related to the FAI product being inspected.  Delta FAI’s shall have applicable supporting documentation as necessary.
A copy of the AS9102 standard can be obtained through the Society of Automotive Engineers (SAE) at the following website address: http://www.sae.org

621
Buyer (Spirit) First Article Inspection
Buyer (Spirit) First Article Inspection (BFAI) – BFAI activity is required at the Supplier’s facility prior to shipment.  Supplier shall notify Spirit to schedule a comparable inspection and coordinate the required inspection/verification activity.  Subsequent engineering, inspection, manufacturing or tooling changes for specific characteristics will require the Supplier to notify Spirit.
At the minimum, Supplier shall make the following available in support of the BFAI for the article being reviewed:
1.The applicable Purchase Contract, material/process certifications, manufacturing and inspection records;
2.The applicable design data;
3.The applicable documented configuration baseline and configuration summary;
4.The applicable Material Review Board (MRB) actions;
5.The applicable acceptance and qualification test results;
6.The record of Spirit approval for supplier drawing and test procedures;
7.Completed Supplier First Article Inspection (SFAI) documentation.
Spirit utilizes a web based quality module known as Net-Inspect (www.netinspect.com) for the purpose of performing and recording FAI’s in accordance with AS9102 and (when required) customer approved FAI plans.  This system shall also be used by the Supplier to submit FAI reports to Spirit electronically.  The use of this system will require Supplier to have computer access, a web connection, (preferably high speed), and a document scanner at no additional cost to Spirit.  The web-based quality module will be provided at no additional cost to Supplier when used on Spirit’s Product. Supplier’s use of this system shall be at no additional cost to Spirit.
Supporting documents shall be provided within FAI reports (attached PDF Files). Supporting documents shall consist of but are not limited to, material certifications, process certifications, bubble drawings, acceptance data reports, acceptance test results, production planning and or any other documentation related to the FAI product being inspected.  Delta FAI’s shall have applicable supporting documentation as necessary.
A copy of the AS9102 standard can be obtained through the Society of Automotive Engineers (SAE) at the following website address: http://www.sae.org

622
Buyer (Spirit) Source Acceptance
Buyer (Spirit) Source Acceptance (BSI) - BSI is required for items procured on this purchase document prior to shipment from the Supplier’s facility.  Acceptance may include in-process activities such as processing, fabrication, witnessing of testing and/or final inspection. Supplier shall provide the Spirit Quality representative with a copy of this purchase order, applicable drawings, specifications and changes thereto, and such other information as may be required.  Supplier shall provide the necessary use of the Supplier’s facility and equipment to perform the inspection.
Unless Buyer (Spirit) Source Acceptance has been delegated, in writing, by the procuring site, Supplier shall contact the Spirit Quality Representative who services the facility.

623
FAA Conformity Inspection And Certification
FAA and/or Foreign Civil Airworthiness Authority (FCAA) conformity inspection and certification is required for items procured on this Purchase Document.  Supplier shall contact the local FAA/FCAA representative for inspection and certification.
Unless otherwise indicated, in writing, the conformity inspection shall be performed at the Supplier or Subcontractor point of manufacture as deemed necessary to verify product conformance to the type design.
Supplier shall include the original FAA Form 8130-9 and FAA Form 8130-3 with the shipment. Foreign government equivalents to FAA Form 8130-3 are acceptable for imported product.
For a Supplier located in a country without a United States bilateral airworthiness agreement, the FAA may elect to conduct the inspection in accordance with paragraph 2 above, or upon arrival of the product in the U.S.
Supplier shall contact their procurement quality assurance focal for FAA Conformity coordination.

624
Delegated Authority
Delegation Authority – The Supplier is authorized to inspect product(s) identified for this Purchase Document line item on behalf of the contracting Spirit site’s Quality assurance organization. Spirit Quality Assurance reserves the right to conduct product integrity audits, quality system assessments, verify Supplier’s conformance to contracting Spirit site’s delegation program requirements and to revoke delegation authorization(s).

625
Acceptance of Detail Parts
Final Product Acceptance for all detail parts and/or assemblies must include 100% inspection of temper (Conductivity and Rockwell Hardness) for aluminum alloys, and 100% Rockwell Hardness inspection for steel and CRES alloys. Inspection of temper must be accomplished after the final machining operation on fully tempered material and/or the final heat treatment operation, where applicable.  The required range must be listed along with the range of measured values at the appropriate place on each work order and, where applicable, be transferred from process certifications.  For clad materials, the type of instrument used to verify compliance must also be listed.  Sampling of hardness inspections may be allowed for certain alloys or tensile ranges if permitted by the governing customer documents or the corresponding heat treatment specification.

626
Functional Test
Functional Test – Identify the parts that have successfully passed function test requirements by stamping “FT” and the date the test was accomplished.  These markings will be applied in a color contrasting to the part and of a size consistent with the part configurations.  If Spirit witness of test(s) is required, supplier shall notify Spirit a minimum of five (5) days in advance of such test(s).

628
Certificates of Conformance
If certifications are required they shall be submitted to Aerospac. http://www.aerospac.com/aerospac.htm
Materials shall be certified to their applicable specifications.  Quality requirements within those material specifications must be met regarding submission of inspection / test report requirements.  Any process that requires customer approval shall list the approved processor.  Any approved process which requires documentation as defined by the processor support specification shall be included.  (Examples:  ultrasonic inspection, penetrant inspection, etc.)
1)Suppliers utilizing the electronic documentation system will be exempt from providing a paper copy of those documents with shipment.
2)Original copies of all quality data and certifications must be kept on file at the supplier’s location.
3)Suppliers are still required to include a copy of the packing slip with the shipment.
When providing certifications through the Aerospac process – notate on the front of the packing slip ‘Documentation on file in AEROSPAC’.”

Documentation / Shipping
631
X-Rays and Photos
Radiographic film and grain flow photos, when required by engineering drawing or reference specifications, shall be sent to Spirit AeroSystems, Inc., for review and acceptance.  Send X-rays and photos directly to:
SPIRIT AEROSYSTEMS, INC.,
RECEIVING INSPECTION
4555 E. MACARTHUR, GATE 14E
WICHITA, KS 67210
Please reference production Purchase Order number on the shipping package.

632
After Market / Spares
After Market / Spares – Supplier is required to provide copy of completed First Article Inspection Report, manufacturing planning, and material and processing certs with first shipment of parts.

633	Design Proposal Approval Withhold shipment until higher than Design Proposal Approval has been granted by Spirit, except those submitted for First Article Inspection.
635
Limitation on Re-Used Equipment and Materials
Unless this order specifies otherwise, Supplier represents that, all equipment, material and articles to be furnished under this Purchase Contract/Purchase Order are new (not used or reconditioned) and are not of such age or so deteriorated as to impair their usefulness or safety.

640	AS9110 Supplier is required to maintain a Quality System in compliance with AS9110 – Quality Maintenance Systems – Aerospace – Requirements for Maintenance Organizations.
641
Rework/Repair
When the certificate involves rework/repair performed under FAR Part 145, the Serviceable Parts Tag shall identify the FAA Repair Station number and shall be signed by an authorized inspector.  The Supplier shall provide a description of the work accomplished when the part is returned to a Spirit Repair Station.”

642
Airworthiness Certification
This article requires an airworthiness certificate executed by the Supplier’s country airworthiness authority or their authorized designee.
Supplier shall contact the airworthiness authority representative that normally services the Supplier’s facility to arrange for the application of the airworthiness certificate.
It is the Supplier’s responsibility to meet any special import requirements of the country to which the part is shipped. Supplier may contact Spirit’s Procurement Agent for further assistance as required.

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

ADMINISTRATIVE/GENERAL
001	ITAR Requirements
This Purchase Contract/request for quote includes items or technologies that are covered by the Munitions List and are therefore subject to the International Traffic In Arms Regulations (ITAR), 22 CFR 120-130. Accordingly you are prohibited from exporting technical data to a foreign person without authorization from the U.S. State Department. It is the responsibility of the recipient of this Purchase Contract/request to ensure their compliance with all applicable U.S. export regulations.
As part of Supplier's written solicitation response, Supplier shall confirm, in connection with the effort related to the Spirit prospective procurement,
1.          It is not a representative of a foreign interest (RFI) and
2.           It will not employ foreign persons on the effort related to this Spirit procurement
3.            It is a US firm incorporated under US law.
Supplier agrees to comply with all applicable U.S. export control laws and regulations, specifically including, but not limited to, the requirements of the Arms Export Control Act, 22 U.S.C.2751-2794, including the International Traffic in Arms Regulation (ITAR), 22 C.F.R. 120 et seq.; and the Export Administration Act, 50 U.S.C. app. 2401-2420, including the Export Administration Regulations, 15 C.F.R. 730-774; including the requirement for obtaining any export license or agreement, if applicable. Without limiting the foregoing, Supplier agrees that it will not transfer any export controlled item, data, or services, to include transfer to foreign persons employed by or associated with, or under contract to Supplier or Supplier's lower-tier suppliers, without the authority of an export license, agreement, or applicable exemption or exception.
Supplier must comply with ITAR, part 122.1 Registration requirements (a), Any person who engages in the United States in the business of either manufacturing or exporting defense articles or furnishing defense services is required to register with the Office of Defense Trade Controls. For the purpose of this subchapter, engaging in the business of manufacturing or exporting defense articles or furnishing defense services requires only one occasion of manufacturing or exporting a defense article or furnishing a defense service. Manufacturers who do not engage in exporting must nonetheless register.
Supplier shall immediately notify the Spirit Procurement Agent if Supplier's firm is, or becomes, listed in any Denied Parties List or if Supplier's export privileges are otherwise denied, suspended or revoked in whole or in part by any U.S.

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC.

NOTES CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL 1XX PRICING 2XX RESERVED 3XX RESERVED	4XX DELIVERY/PACKAGING/IDENTIFICATION 5XX PROPERTY 6XX QUALITY 7XX MISCELLANEOUS

Government entity or agency.
003	Fab Service Procurement
The invoice and Packing slip shall include the shipping document number, order number, Purchase Order number and Purchase Order item number. Any overtime or expedite charges must have prior approval by the Service
Procurement Pa (PA). Supplier to return all Spirit -furnished containers. Each shipment must be processed as soon as possible and returned to Spirit Behind schedule items will be coordinated with Supplier by Spirit for expeditious handling. Please contact Spirit if circumstance arises that precludes prompt return of Parts.

005	Liquidated Damages
In the event of a Non-Excusable Delay in delivery (any delay other than those excusable delays as defined in Spirit’s General Provisions, Excusable Delay Section), Spirit may, at Spirits option, accept products that are not delivered on or before the required delivery date. Delay is further defined to include failure to maintain the Minimum level of the Min/Max inventory methodology as set out in PF-502, “Consumption Based Ordering Guidelines”.
The parties acknowledge, however, that Supplier would be liable for all additional costs incurred by Spirit because of such delay(s), which may include, by way of illustration and not of limitation:
•            additional expense related to administrative costs,
•            telecommunication costs,
•            additional or premium transportation charges,
•            special handling expenses, and
•            various                             anticipated                                  andunanticipatedcoststoinstall the
products out of the normal manufacturing sequence.
The Parties further acknowledge that the nature and actual amount of costs associated with delivery delay are uncertain and difficult to calculate.
Therefore, Spirit may choose, in its sole discretion, to require Supplier to pay Spirit liquidated damages. The parties acknowledge that such payments are not intended as a penalty, but are, in lieu of the actual damages measured by such costs.
If Spirit chooses to recover liquidated damages, they shall be equal to 1 % of the value of the delinquent items per day of delay or a minimum of $100 for each item per day of delay. The parties agree this calculation represents a reasonable estimate of the additional costs to be incurred by Spirit in connection with a delivery delay.
Accumulation of liquidated damages will be subject to a grace period of five (5) days per item after which liquidated damages shall begin.
Spirit’s choice to recover such liquidated damages for delayed delivery on any one or more occasions shall not, however, preclude Spirit from recovering the actual costs incurred because of delayed delivery on any other occasion.
Spirits exercise of rights under this provision shall not preclude Spirit from exercising its option to terminate this Purchase Contract/Purchase Order for an Event of Default by Supplier as provided in Spirit General Provisions form PF550, Cancellation for Default Section,, even if Supplier has (a) paid such liquidated or actual damages to Spirit on prior occasions, or (b) if repeated incidents of late deliveries in the aggregate (or a single significant incident of delay) materially adversely affect Spirit’s ability to enjoy the bargained for benefits of this Purchase Contract/Purchase Order on an ongoing basis.

007	Vendor Owned Inventory
All items on the Purchase Contract/Request for Quote identified as Vendor Owned Inventory shall be administered in accordance with PF-200, Supplemental Terms for Vendor Owned Inventory. Payment terms for VOI items shall be .”

019	Indemnification And Insurance Requirements
1.0 INDEMNIFICATION 1.1 Indemnification, Negligence of Supplier.Supplier shall defend, indemnify and hold harmless Spirit AeroSystems, Inc., its subsidiaries, and their directors, officers, employees and agents (hereinafter referred to as "Indemnities") from and against all actions, causes of action, liabilities, claims, suits, judgments, liens, awards and damages, of any kind and nature whatsoever (hereinafter referred to as "Claims,” for property damage, personal injury or death (including without limitation claims brought by and liabilities to, including injury or death to employees of Supplier or any Subcontractor) and expenses, costs of litigation and reasonable attorney's fees related thereto, or incident to establishing the right to indemnification, to the extent such Claims arise from any negligent act or omission or willful misconduct of Supplier or any Subcontractor or their employees arising out of or in any way related to the presence on Spirit 's premises of Supplier, any Subcontractor or their employees, including without limitation the provision of services, personnel, facilities, equipment, support supervision or review. In no event shall Supplier's obligations hereunder be limited to the extent of any insurance available to or provided by the Supplier.
1.2 Waiver of Immunity, Industrial Insurance. Supplier will not assert as a defense to this indemnification obligation any immunity under workers' compensation statues, industrial insurance, or other source, and Supplier expressly waives any immunity to the extent of the indemnity set forth in Paragraph 1.1 "Indemnification, Negligence of Supplier.”
1.3 Indemnification, Subcontractors. Supplier shall require each Subcontractor to provide an Indemnity, enforceable by and for the benefit of the Indemnities, to the same extent required of Supplier stated under Paragraphs 1.1 "Indemnification, Negligence of Supplier" and 1.2 "Waiver of Immunity, Industrial Insurance."
2.0 INSURANCE REQUIREMENTS
2.1 Commercial General Liability. Throughout the period of performance of this contract and until final acceptance by Spirit, Supplier shall carry and maintain, and shall ensure that all Subcontractors carry and maintain Commercial General Liability Insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence for bodily injury, including death and One Million Dollars ($1,000,000) per occurrence for property damage or alternatively, One Million Dollars ($1,000,000) per occurrence combined single limit for bodily injury and property damage combined. Such insurance shall be in a form and with insurers acceptable to Spirit, and shall contain coverage for all premises and operations, broad form damage, contractual liability (including, without limitation, that specifically assumed herein), and products and completed operations insurance. Deductibles, premiums, and any losses arising out of failure of Subcontractors to carry the same insurance, shall be the responsibility of the Supplier.
2.2 Automobile Liability. If licensed vehicles will be used in connection with the performance of this contract, Supplier shall carry and maintain, and shall ensure that any Subcontractor who uses a licensed vehicle in connection with the performance of this contract, carries and maintains, throughout the period of performance of this contract, Automobile Liability insurance covering all vehicles, whether owned, hired, rented, borrowed or otherwise, with limits of liability of not less than One Million Dollars ($1,000,000) per occurrence combined single limit for bodily injury and property damage. Such insurance shall be in a form and with insurers acceptable to Spirit. Deductibles, premiums, and any losses arising out of failure of Subcontractors to carry the same insurance, shall be the responsibility of the Supplier.
2.3 Workers' Compensation & Employer’s Liability. Throughout the period of performance of this contract and until final acceptance by Spirit, Supplier shall cover or maintain insurance, and shall ensure that all Subcontractors cover or maintain insurance, in accordance with the applicable laws relating to Workers' Compensation, with respect to all of their respective employees working on or about Spirit's premises, regardless of whether such coverage or insurance is mandatory or merely elective under the law.
Throughout the period when work is performed and until its final acceptance by Spirit, Supplier shall also carry and maintain, and ensure that all Subcontractors carry and maintain, Employer's Liability coverage with limits of not less than One Million Dollars ($1,000,000) each accident. To the extent permitted by law, any policy or policies which provide any of the insurance required by this Paragraph 2.3, "Workers' Compensation & Employer’s Liability,” shall contain a Waiver of Rights of Subrogation against Spirit, its subsidiaries and their directors, officers and employees. If Spirit AeroSystems, Inc. is required by any applicable law to Pay Workers' Compensation premiums with respect to employees of Supplier or any Subcontractor, Supplier shall reimburse Spirit for such Payment. Deductibles, premiums, and any losses arising out of failure of Subcontractors to carry the same insurance, shall be the responsibility of the Supplier.
2.4 Certificates of Insurance
1. Prior to the commencement of the period of performance, Supplier shall provide for Spirit's review and approval Certificates of Insurance reflecting full compliance with the requirements set forth in Paragraphs 2.1 "Commercial General Liability," 2.2 "Automobile Liability," and 2.3 "Workers' Compensation." Such Certificates shall:
a)      be kept current and in compliance with throughout the period of performance and until final acceptance by Spirit (and for two [2] years thereafter for products and completed operations liability);
b)      provide for thirty (30) calendar days advance written notice to Spirit in the event of cancellation or material change adversely affecting the interests of Spirit; and
c) identify the cognizant SCM Representative and list Spirit as the certificate holder.
2. Any policy or policies providing the insurance under Paragraph 2.0, "Insurance Requirements,” may be inspected by Spirit upon request.
3. Where Supplier is subject to the requirements of a "monopolistic" state which does not permit insured workers' compensation, a written letter confirming participation in a state fund or, alternatively, confirming a state approved self-insurance program, will satisfy the certificate requirement. Such letter will identify the State account or self-insured number.For Employer's Liability coverage in such monopolistic states, evidence of "Stop Gap" endorsement to the General Liability policy is acceptable proof of compliance with the Employer's Liability insurance requirement.
4.               Self-Assumption.Any self-assured layer, deductibles and exclusions in coverage in the policies required under this Paragraph 2.0, "Insurance Requirements,” shall be assumed by for the account of and at the sole risk of Supplier or the Subcontractor which provide the insurance and to the extent applicable shall be paid by such Supplier or Subcontractor. In no event shall the liability of Supplier of Subcontractor be limited to the extent of any of the minimum limits of insurance required under Paragraph 2.0 "Insurance Requirements."
General Liability policy is acceptable proof of compliance with the Employer's Liability insurance requirement.

020	Raw Material Order Confirmation
Within thirty (30) days after receipt of Purchase Contract/Purchase Order, Supplier shall confirm to Spirit order placement for raw material. Confirmation shall include raw material identification, supplier, Purchase Order number and date, quantity ordered, and the supplier committed delivery schedule.

021	Operational Detail Report
Withindays after receipt of purchase order, Supplier shall furnish to
Spirit a copy of Supplier's planning showing detailed operations in sequence. Said planning shall include the estimated flow time for each detailed operation.
036	Obligation To Purchase And Sell
Spirit and Supplier agree that in consideration of the prices set forth in this Purchase Contract, Spirit shall issue orders for products from time to time to Supplier for all of Spirit's requirements. Such products shall be shipped at any scheduled rate of delivery, as determined by Spirit, and Supplier shall sell to Spirit, Spirit 's requirements of such products, provided that, without limitation on Spirit 's right to determine its requirements, Spirit shall not be obligated to issue any orders for any given product if:
1.          Any of Spirit 's customers specifies an alternate product;
2.          Such product s, in    Spirit's reasonable judgment, not technologically
competitive at any time, for reasons including but not limited to the availability of significant changes in technology, design, materials, specifications, or manufacturing processes which result in a reduced price or weight or improved appearance, functionality, maintainability or reliability;
3.          Spirit gives reasonable notice to Supplier of a change in any of Spirit's manufactured product which will result in Spirit no longer requiring such product for such manufactured product,
4.          Supplier has materially defaulted in any of its obligations under any order, whether or not Spirit has issued a notice of default to Supplier pursuant to Spirit General Provisions, PF-550, ‘Cancellation for Default’ Section
5.                Spirit                  reasonably                          determines                          that                      Suppliercannotsupport Spirit's
requirements for products in the amounts and within the delivery schedules Spirit requires.
6.          Spirit gives at least six (6) months notice to Supplier that the product is used in the manufacturing of an airplane component, assembly or other product previously manufactured in-house by Spirit and which component, assembly or other product Spirit has resourced to a third party supplier.
7. Spirit gives at least ninety (90) days notice to Supplier of Spirit’s decision to manufacture the products itself rather than purchase the products from Supplier.
Supplier represents and warrants to Spirit that discounts offered fairly reflect manufacturing, selling, or delivery cost savings resulting from this quantity sale and that such discounts are reasonably available to all other purchasers.
Any planning schedule, forecast, or any such quantity estimate provided by Spirit shall be used solely for production planning. Spirit may purchase products in different quantities and specify different delivery dates as necessary to meet Spirit's requirements. Any such estimate shall be subject to adjustment from time to time, and such adjustment shall not constitute a change under Spirit General Provisions, PF-550 ‘Changes’ Section

037	Fab Service Procurement Damaged Shipments
Shipments you receive F.O.B. destination, or F.O.B. your plant for our account, which are in noticeably bad condition when delivered to you by the carrier:
1.          Note condition of shipment on carrier’s delivery receipt and on copy of freight bill retained by your Receiving Department.
2.          Immediately request carrier inspection on the shipment and retain a copy of the carrier’s inspection report.
3. If carrier waives inspection, note your copy of the freight bill with the date, name of the carrier representative who waived inspection and a statement that carrier waived inspection.
Shipments received in apparent good condition but found to contain concealed damage:
1.          Stop unpacking immediately as soon as damage is found.
2.          Retain all container and packing material.
3. Request carrier inspection and retain a copy of carrier’s inspection report.
Contact Spirit’s Traffic Coordinator for further instructions as soon as damage to any of the above type shipments is discovered.

043	Anti-Kickback Procedures
Supplier agrees to abide by the Anti-Kickback Act of 1986 (41 U.S.C. 51 through 58) and FAR 52.303-7. "Anti-Kickback Procedures," except that subparagraph (c)(1) of FAR 52.203-7 shall not apply to Supplier, and further that in subparagraphs (c)(2), (c)(3), and (c)(5), the term "Contractor" shall mean Supplier, and in subparagraph (c)(4) the term "Prime Contractor" shall mean Spirit AeroSystems, Inc. and the term "Subcontractor" shall mean Supplier. In addition to reporting possible violations of the Anti- Kickback Act to the Government pursuant to 41 U.S.C. 57, Supplier shall report such possible violations, if related to Spirit, to the Director of SCM and/or the Division Counsel of the Spirit, Division or subsidiary issuing this purchase order (PO).
In addition to any other remedies that Spirit may have, Supplier shall defend Spirit against all claims and procedures based upon actual or alleged violations of the Anti-Kickback Act of 1986 and any amendment thereof; and Supplier shall indemnify and hold Spirit harmless from any losses, damages, liabilities, costs, and expenses including but not limited to, losses of profits, expenses of litigation, attorney’s fees, penalties or fines, suspensions or reductions of progress payments, and all losses arising out of contract terminations, suspensions or debarments of Spirit, resulting from a violation of the Anti- Kickback Act of 1986 and any amendment thereof, by Supplier, any of its officers, partners, employees, agents, or any subcontractors at any tier below Supplier or such subcontractor’s employees.
If the Government, pursuant to FAR 52.203-7, directs the Spirit to withhold sums owed the Supplier, the Spirit shall be entitled to do so and the Spirit may, if ordered to do so, pay said money over to the Government and the Spirit shall not be responsible to pay the said money to the Supplier but Supplier shall remain responsible for performance of the contract.

044	Consumption Based Ordering
This Purchase Contract/Purchase Order is subject to the requirements of Spirit, form PF-502, Consumption Based Ordering Guidelines, current revision, incorporated herein by reference.
046	Program Manager
Supplier will assign a full-time program manager whose exclusive responsibility will be to oversee and manage Supplier's performance hereunder. The assignment of such program manager will be subject to Spirit's approval.

049	Cost And Performance Visibility
When requested by Spirit, Supplier shall provide all necessary cost support data, including source documents for direct and indirect costs, on Spirit Form PF-270, and assistance at the Supplier's facility in support of cost and performance analysis and reviews performed by the parties.

050	Computation Of Equitable Adjustment
The Rates and Factors set forth below shall be used to determine the equitable adjustment, if any, to be paid by Spirit pursuant Spirit, General Provisions, Form PF-550, Changes Section.
1.         Direct Labor Rate $
2.         Manufacturing Burden                                                %
3.         G&A (Gen. Admin. Expense) %
4.         Profit %
5.         Total Rate $

051	Reporting Requirements
Supplier shall furnish to Spirit, atintervals, or until such time as
Spirit considers the report no longer necessary, a complete status report of work accomplished in manufacture of product(s) covered by this contract. Reports will be mailed each showing progress through the preceding period.

Status reports shall include, but are not limited to, the following topics:
1.        Delivery schedule updates, schedule impact issues and corrective action;
2.        Technical/manufacturing progress since the previous report period, including significant accomplishments, breakthroughs, problems and solutions;
3. Identification of changes to key manpower or staffing levels;
4. Identification of the critical events/activities expected within the next month and a discussion of potential risk factors;
5. Progress on open Action Items, including closure dates;
6. Purchased components and raw material status;
7. Identification of Quality issues and resolutions;
8. Manufacturing and Quality inspection progress of First Article products;
9. Status on tool design and fabrication, as applicable, until completion;
10. Inventory status of castings and forgingsprocuredbySupplier (if applicable).
In Addition to the above required Status Reports, within twenty-four (24) hours of known problem to Supplier, Supplier shall provide a detailed Problem Report, notifying Spirit of program problems/issues that could impact Supplier’s ability to deliver products on time and otherwise in conformance with the terms of this contract. Problem reports shall be submitted to the Spirit’s Procurement Representative.
Submittal of a Status Report or Problem Report in no way relieves Supplier of any obligations under the Purchase Contract/Purchase Order nor does it constitute a waiver of any rights and remedies Spirit may have with respect to any default.

063	Acknowledgment Of Change To Purchase Order
No charge or claim is involved and therefore Supplier does hereby remise, release and discharge Spirit AeroSystems, Inc., its officers, agents and employees, of and from all liabilities, obligations, claims or demands whatsoever as a result of this Changed Purchase Order/Purchase Contract. Please sign and return one copy of this Changed Purchase Order/Purchase Contract Acknowledgement.

064	Acknowledgment Of Change To Purchase Order
Supplier, by accepting this Changed Purchase Order, does hereby remise, release and discharge Spirit, its officers, agents, and employees, of and from all liabilities, obligations, claims, and demands whatsoever as a result of this Changed Purchase Order, unless Supplier files with Spirit, Spirit, a proper termination proposal (Spirit Form F08-04597) pursuant to and within the time limits allowed per Spirit General Provisions (PF-550) Termination for Convenience Section.
065	Milestone Reporting
Within thirty (30) days after award of Purchase Contract/Purchase Order, Supplier must submit to Spirit, a milestone schedule reflecting all significant milestones, such as
1.        raw material ordering and receipt,
2.        planning,
3.        tool design and fabrication,
4.        each manufacturing operation,
5.        processing,
6.        inspection and shipment of finished Parts.
All milestones are to be time-phased and a complete status report comparing actuals to targets must be submitted to Spirit on the first of each month.

066	Limitations On Disclosure Of Technical Data
Supplier agrees that subject to the other data provisions of this contract any technical data furnished to Spirit by Supplier may be furnished to associate contractors for and in connection with this program. Any technical data furnished to Spirit by Supplier shall only be furnished to associate contractors upon Supplier’s written approval and shall only be used for and in connection with this Purchase Order/Purchase Contract for coordination and interface control.

067	Option To Extend Term Of Purchase Contract/Purchase Order
Supplier grants to Spirit an option to extend the period of performance of this Purchase Contract as set forth below. Spirit may exercise the option by written notice to the Supplier on or before (insert a date).

This option may be exercised by Spirit any number of times so long as each option increases the period of performance of this contract by no less than (insert a number of months or years). However, in no event may Spirit unilaterally extend the contract beyond (insert a date) by exercise of this option. Notwithstanding the option set forth herein, Spiritreservesthe right to commence new negotiations with Supplier concerning pricing and other terms for additional quantities of Products.
097	Supplier Import Compliance
When Spirit AeroSystems, Inc. is the Importer of Record, Supplier is required to submit a copy of a Commercial Invoice, prior to each shipment of product, and ensure that the Packing slip accompanying the product matches the Commercial Invoice. In the case of "American Goods Returned" or "Returned After Repair or Alteration", Supplier is to include the foreign shipper's
declaration,                                  shipper'srepair                             declaration,manufacturer'sdeclarations as
applicable.
Product that is subject to United States Department of State International Traffic In Arms Regulations (ITAR) should not be combined with non ITAR product. Supplier is to provide a separate Commercial Invoice and make shipment on a separate house or master air bill.
Supplier represents and warrants that the copy provided to Spirit will be a true copy of the Commercial Invoice that will accompany shipment.
The true copy of the Commercial Invoice must be emailed or faxed to:
FH Kaysing Co.
Email address: sDiritAfhkaysing.com.

Fax Number: 1-316-721-8986 Attn: Entry processing
NOTE: Failure to comply with these requirements shall be a material breach of contract and grounds for default pursuant to the Cancellation for Default clause of this contract.
1.Commercial Invoice Requirements
a.       Must be in English
b.       Must be legible
c.       Purchase Order Number
Provide the current Purchase Order or Purchase Contract number (P.O. XXXXXX), if applicable.
d.       Location and Names of Supplier/and or Shipper, Spirit and Date
i.                                                                                                           Date when the merchandise is sold or agreed to be
sold.
When goods being imported are not sold or agreed to be sold to Spirit, the shipping/Customs invoice should be noted, accordingly, complete with an explanation.
ii.Merchandise Shipment Date (month, day, year) Provide the date that the merchandise shipped from the Suppliers factory or facility.
iii.Name and address of the Supplier (Company name and address) and/or name and address of the Shipper, if the Supplier is not the Shipper.
iv.Name and Contact information for an employee, employed by the Supplier and/or Shipper, who has detailed knowledge of the sales transaction.
v.Name and address of the Spirit location, and name and phone number of prime point of contact at the Spirit site (i.e.: Pa, etc.)
vi. Name of Consignee if not the Spirit (Company receiving non-purchased transactions or drop ship destination).
e.Record the United States Port of Entry where merchandise is to be cleared by CBP
f.Quantities, weights and measures
i.Record the quantity of each Part number in the shipment
ii.If not separately noted on Packing sheet(s) include on invoice:
•          Total quantity of Parts being shipped
•          Provide net weight of each Part number and gross weight of entire shipment
•          Specify unit of measure being used
•          Specify the total number of boxes included per packing sheet.
•          Textiles must specify the net gross weights and the length, width and total square meters of material.
g. Provide a detailed description of each item being shipped to ensure proper product classification per the Harmonized Tariff Schedule (HTS) and must include at a minimum:

i.The full name by which each item is known
ii.Part Number as appears on Purchase Order/Contract. If the item is a raw material, provide the material grade, class and dimensions.
Notes:
•Generic descriptions, abbreviations, acronyms, and Stock Keeping Unit (SKU) numbers are not acceptable.
•Spirit may request additional description information for
items that do not have a Part number and/or design or when the appropriate HTS number cannot be determined from the provided description.
•             Supplier will provide material class, grade, dimensions
and assembly components if Part is manufactured by Supplier’s own manufacturing drawings.
h.Country of Origin: indicate the country of manufacture of each item.
i.Terms of Sale: Specify the International Commercial Terms of Sale (Incoterms) as agreed to per the Spirit Contract on the invoice or Spirit Work Authorization.
j.Specify “Related Party to the Spirit” status (Yes or No) on the invoice.
k.Commercial Invoice Number (Supplier’s Option)
l.Page numbers are required for each invoice (example: ____ of ____ Pages).
m.Bolt Seals: All shipping documents must reflect the bolt seal number being used for ocean shipments loaded into dedicated containers. All bolt seals used must be those issued to the supplier by Spirit Aerosystems in order to comply with C-TPAT requirements.
2. Commercial Invoice Valuation Requirements
a.Must be complete and accurate, including the unit cost of each Part and the total value of the entire shipment.
b.Currency on all invoices must reflect the actual currency of the purchase contract and the transaction of money between the Spirit and the Supplier.

c. List separately any Assists and/or Additional costs used for manufacturing each Part. For example:
•Assists: Any components, materials, dies molds and tools that are supplied by the Spirit free of charge or at a reduced cost to the Supplier, and used in the production of imported goods. This includes any Spirit Paid transportation costs associated with the assist. These transportation costs will be provided by the procurement focal responsible for this merchandise.
•Costs for tooling, etc., built or supplied, directly or
indirectly, and used in the production or manufacture, by the manufacturer of the goods being imported into the United States, and not included in the purchase order unit price.
•      Engineering and Design work – Work that is performed
outside the U.S. by Non-U.S. employees, and is not included in the unit price of the merchandise being imported.
•      Packing Costs – Costs for Packing that are incurred by
the Spirit and have not been included in the unit cost.
•      Non-recurring charges – One time charges, incurred by
the Spirit, for such items as, expedite fees and transportation costs, which have not been included in the unit cost.
•      Selling Commissions – Commissions incurred by Spirit
that have not been included in the unit cost.
•      Royalties – Fees the Spirit is required to pay as a
condition of sale.
d. List all discounts that have been agreed to, or may be allowed, that apply to the purchase price or value, but have not been included in the unit price (Terms of Payment).
e.Repaired or modified Parts – separately enter the value of the item and the value of the repair on the invoice. For “no charge” repair, show the value of the repair on invoice.
f.If Supplier receives any rebates, drawbacks or bounties, as a result of exportation, please itemize and provide description.
3. Packing Sheet\slip (if used by supplier)

a. Include Packing sheet\slip number(s) on invoice
4. U.S. Government Programs Only (Regardless of Business Units)
a.If a government contract applies, the prime contract number must be noted on the commercial invoice. Additionally, the following government contract statement needs to be shown as follows for Military Programs.
“United States Dept. of Defense Duty-Free Entry to be claimed pursuant to Section XXII, Chapter 98, Sub-chapter VIII, item 9808.00.3000 of the Harmonized Tariff Schedules to The United States. Upon arrival of shipment at the port of entry, District Director of Customs, please release shipment under Section 19 CFR Part 142 and notify Commander, Defense Contract Management Area Operations (DCMAO) New York, for execution of customs forms and any required duty free entry certificates.'
b.Commercial Invoice must show that the shipment is consigned to a U.S. Government Agency (i.e.: U.S. Department of Defense) in “care of Spirit', if shipment has a prime contract number.
c. If items were exported on a license or exemption upon importation, that license or exemption information should be notated as follows:
Example: “Originally exported under DSP-XX license number XXXXXX' or “Imported under 22 CFR XXXXX'
ADDITIONAL IMPORT NOTES: Part Marking
All items furnished under this contract/order, unless excepted by law, must be legibly marked with the English name of the country of origin per U.S. Customs Regulation 19 CFR 134 Country of Origin Marking. Markings are to be legible, indelible, and as permanent as the nature of the article or container will allow.
Chemical Content
Additionally, the import of any shipment that actually contains or consists of a chemical substance must be coordinated with Spirit in sufficient time prior to the importation, to allow for proper notification and coordination with the Spirit Toxic Substance Control Act (TSCA) Coordinator to allow for proper certification of the chemical substance being imported (this includes any chemical used in the product or shipping of the product (including, but not limited to, lubricants, protectorants, paint, packaging materials)
Supplier will provide MSDS (Material Safety Data Sheet, Ref – 29CFR1910.1200(f)), or equivalent, which must include adequate chemical information to make proper TSCA determination.
Note: Any hazardous Material that is not on the TSCA Inventory, or certified as not required to be on the inventory list, cannot be imported without prior approval and/or coordination with the Spirit TSCA Coordinator and the appropriate regulatory agencies.
NAFTA
If the Products under this Order qualify for preferential duty treatment under the North American Free Trade Agreement (NAFTA), the Supplier must provide Spirit’s Import Compliance group with a valid NAFTA Certificate of Origin (C/O), in order for the Product to be eligible for preferential duty treatment at the time of Customs entry.
Supplier acknowledges that the C/O will be used by Spirit as proof of eligibility for preferential duty treatment, and agrees to provide full cooperation to Spirit for any U.S. or foreign Customs inquiries into preferential duty claims that arise out of any Article furnished under this Order.
Should Spirit be fined and/or penalized by the aforementioned Customs entities, for invalid data on the NAFTA C/O provided by Supplier, Supplier agrees to reimburse Spirit upon request for the fines and/or penalties as well as Spirit’s expenses in connection therewith.
Unless Spirit requests individual C/O for each shipment, Supplier may provide annual blanket C/O to cover multiple shipments during the calendar year.
Supplier shall immediately notify Spirit in writing of any changes in the eligibility of the Products for preferential duty treatment.
Part number additions to the NAFTA C/O will be requested periodically by Spirit. Supplier will fully review all applicable part numbers to ensure they qualify for NAFTA preferential duty treatment, before sending Spirit a copy of the updated NAFTA C/O.
Importer Security Filing (ISF 10+2) Ocean Shipments
When import cargo is arriving in the United States by ocean vessel, Supplier must submit data elements necessary for Spirit to comply with U.S. Customs and Border Protection (CBP) ISF requirements.
In the event CBP shall issue fines, penalties, and or liquidated damages for violations attributable to Spirit for the submission of inaccurate, incomplete, or untimely filing, then Supplier shall be liable for such costs and will indemnify and hold Spirit harmless from and against such claims, losses, liabilities, damages, penalties, costs and expenses arising out of or in connection with Supplier's failure to provide Spirit timely, accurate, or complete data. Penalties may consist of $5,000.00 per violation and may result in shipments being held at Customs.
Data will be submitted:
a.No later than 4 business days prior to loading cargo onto the ocean vessel at the foreign port of export.
b.On a spreadsheet containing the following data elements:
1.Manufacturer Name and address
2.          Ship-To Party (Consignee) Name and address
3.Part number, description, and manufacturer’s Country of Origin of each part
4.Supplier Name and Address
5.Supplier Name and Address (if different from Supplier)
6.Buyer Name and Address
7.Container Stuffing Location
8.Consolidator Name and Address
9.Estimated Sailing Date
10.          Freight Forwarder bill of lading number c. Via e-mail to Spirit’s Traffic Organizations, and Spirit’s Broker
•           grpspirittraffic@spiritaero.com
•           Tami.s.harville@spiritaero.com
•           henry.e.kendall@spiritaero.com
•           spirit@fhkaysing.com
•           jmetzen@fhkaysing.com
• abooth@fhkaysing.com
•           msapien@fhkaysing.com
•           bpace@fhkaysing.com

Customs – Trade Partnership Against Terrorism (C-TPAT)
C-TPAT is an initiative between business and government to protect global commerce from terrorism and increases the efficiencies of global transportation. The program calls for importers, carriers and brokers to establish policies to enhance their own security practices and those of their business partners involved in their supply chain. Such practices may include but are not limited to the following:
1.         Procedural Security – Procedures in place to protect against unmanifested material being introduced into the supply chain;
2.         Physical Security – Buildings constructed to resist intrusion, perimeter fences, locking devices and adequate lighting;
3.Access Controls – Positive identification of all employees, visitors and suppliers;
4.         Personnel Security – Employment screening, background checks and application verifications;
5. Education and Training Awareness – Security awareness training, incentives for participation in security controls.
Carrier or International Freight Forwarder must be C-TPAT certified in order to transport Spirit shipments across U.S. borders, and must maintain C-TPAT certification. Carrier or international freight forwarder’s loss of C-TPAT certification will be grounds for termination. International Freight Forwarder also agrees to use C-TPAT certified carriers, local cartage companies and others involved with the transport and handling of Spirit shipments. In the absence of C-TPAT certified transport and handling providers, carrier or international freight forwarder may use companies that have agreed in writing to follow the C-TPAT Supply Chain Security Guidelines. If no C-TPAT certified carriers or carriers that have agreed to follow the C-TPAT Supply Chain Security Guidelines are available to move Spirit’s shipment, carrier or international freight forwarder will notify Spirit immediately.

PRICING
115	Estimated Price
The unit price(s) shown in this Purchase Order/Purchase Contract is only an estimated price. Advise the Spirit of the firm price as soon as possible.

118	Precious Metal
The precious metal (gold, silver, platinum) surcharge will be an upward or downward adjustment computation based on material content factor of _____ times the difference between the base price of _____ and the current value of the precious metal. The current value will be the value listed in the Wall Street Journal dated _____ and this value will be computed on the _____.

119	Rework Cost
Supplier may disassemble the herein described article(s) and shall immediately quote price of rework or repair and the current replacement price. Supplier shall not proceed with rework until receipt of a change order authorizing the rework cost. Price will be finalized within 60 days of the date of this Purchase Order.

121	Expedite Cost
The expedite charge will be paid if acceptable parts in the quantity stated are produced and shipped to Spirit, or Spirit’s designated location, on or before .

122	Maximum Liability For Equitable Adjustment
Spirit's maximum liability for an equitable adjustment resulting from a decrease in quantity or termination of Product(s) shall be limited to costs directly attributable to
1.          _____ days raw material and
2.          _____ days finished Products worth of scheduled deliveries of the Products.
For purposes of this Note, scheduled deliveries shall be determined by the applicable schedule in effect at the time Supplier commenced work on the Product(s) that are the subject of the termination or decrease.

129	Change To Cost Or Pricing Data
Supplier shall submit cost or pricing data as required by Form PF-270 “Cost Breakdown Form” for each change when the total amount of the proposed additions and/or deletions to the price combined is $100,000 or more.

131	Die Service Charges
Die service charges are considered a fee, not a purchase price. Considerations acceptable to Spirit in Payment of such fees being

(A)         That title, ownership, possession and control of all equipment produced hereunder shall vest in Supplier,
(B)         That Supplier shall store, maintain and where necessary because of wear, loss or damage, replace such equipment, without further cost to Spirit, until final disposition of such equipment has been agreed to between Spirit and Supplier,
(C) that Supplier shall not dispose of such equipment until three (3) consecutive years of inactivity has Passed, and not then without first giving at least thirty (30) days written notice of intention and receiving Spirit's written approval to do so.

132	License Agreement
This Purchase Contract/Purchase Order is subject to the terms and conditions () of License Agreement effective date ( ).

133	Set-Up Charges
The item price(s) on this Purchase Order is/are based on Spirit Paying one setup charge for one lot run with the entire quantity to be shipped per Spirit shipping schedule. In the event of a shortage situation, the requested quantity of material is to be shipped within 3 days of notification.
Spirit, under the terms of this Purchase Contract/Purchase Order, may not change the quantity of any item, on the Purchase Order. Spirit further agrees to accept the outstanding balance of any item within one calendar year from the date of the first shipment of that item.
Spirit may at no cost, revise both the quantity per ship schedule and the scheduled ship dates, with a minimum of one-week notice.

136	Price Increase Petitions
All petitions for price increase must:
1.        Be in writing;
2.        Provide at least thirty (30) days advance written notification.
Notification shall commence on the postmarked date of a correctly addressed letter to Spirit’s designated representative;
3.        Be accompanied by detailed cost data substantiating the petitioned increase;
4.        Any price revision(s) shall be passed through as a percentage price change equal to the percentage change in Supplier’s delivered commodity/service cost. No additional markup for profit on the incremental price increase will be accepted by Spirit;
5.       Spirit’s procurement agent shall have the right to negotiate all proposed price increases and may delete specific line items or terminate the contract upon failure to mutually agree to a proposed price revision;
6.In the event a price increase is incorporated into a contract, all billing shall be at the price in effect at the time of purchase order/requirements placement, not at the time of shipment/performance;
7.Spirit’s acceptance of a price revision (increase/decrease) shall be confirmed only through a fully executed revision to the contract.

138	Obsolete Material
Supplier may not submit a claim for obsolete material or product resulting from an individual change order that has a total claim value of Two Thousand Five Hundred Dollars ($2,500.00) or less.
139	Claims Prior To Engineering Release (Drawing Revision Level New)
Notwithstanding the provisions of Spirit AeroSystems, Inc., General Provisions, (PF-550), Changes Section, no equitable adjustment in the prices or schedules of any order shall be made for any change initiated by Spirit made prior to the date on which all engineering drawings that change the technical requirements, descriptions, specifications, statement of work, drawing or designs ("Technical Change(s)") have been released by Spirit ("100% Engineering Release") provided, that an equitable adjustment shall be made for:
1.       Any Technical Change which is a change between raw material classifications such as a change from aluminum to steel or titanium to plastic. Not included as a Technical Change for purposes of this Section are changes within a raw material classification such as a change from 7050 Aluminum to 7075 Aluminum;
2.       Any Technical Change which adds or deletes a process specification including but not limited to chem. milling, chrome plating, anodizing, Painting, priming and heat treating.
Claims for equitable adjustment for Technical Changes shall be submitted in writing within thirty (30) days after the receipt of 100% Engineering Release by the Supplier.
Claims Subsequent to Engineering Release

Notwithstanding the provisions of Spirit AeroSystems, Inc., General Provisions, (PF-550), Changes Section no equitable adjustment shall be made to the recurring or non-recurring prices after the date of 100% Engineering Release for any change initiated by Spirit unless the value of such change (debit or credit) is greater than or equal to two percent (2%) of the then current unit price for the product (recurring) or is greater than or equal to two percent (2%) of the total then current nonrecurring price as set forth in this contract. For purposes of this section, the then current unit price or total nonrecurring price shall be the price identified elsewhere in this contract plus any and all price adjustments agreed to previously by the Parties. Claims shall be made individually for each product and for each change. Each claim shall be considered separately for application of the two percent (2%) threshold. Changes may not be combined for the purposes of exceeding the two percent (2%) threshold set forth herein.

DELIVERY/PACKAGING
401	Skid Identification
Maximum weight of each skid shall not to exceed 4,000 pounds gross. Skids must be identified by heat lot number with only one heat lot per skid.
402	Distributor Requirements
For products provided by a distributor, each product furnished must include the legal name of the product manufacturer on each Packing sheet immediately following the part number.
406	Multiple Shipments
The material on this order shall be identified and separated by the lot number appearing on the Package and Packing slips.
For shipments with more than one lot number to a carton, the Supplier is required to segregate materials according to their specific lot numbers

410	Hazardous Material Requirements
Material Data Specification Sheet
Supplier                 will         comply              with          the         hazard              communicationstandard,
29CFR1910-1200, if applicable. Supplier will include a Material Safety Data Sheet (MSDS) with the initial shipment of a hazardous material each calendar year and route an additional copy of the MSDS to;
Spirit AeroSystems, Inc.
P.O. Box 780008 M/C K06-94 Wichita, KS 67278-0008

ATTN: EH&S Hazardous Materials Gatekeeper
The revision number and date must be displayed prominently on the MSDS. Supplier is also required to provide an MSDS to the address above in the event of a change in brand, a change in chemical composition, or a new / substitute chemical shipment; any change information shall be communicated to the Spirit immediately.
Routing, Packaging, Labeling, and Marking
Routing, packaging, labeling, and marking of hazardous material for shipment via common carrier, authorized to handle the material, shall be in accordance with title 49 of the Code of Federal Regulations (CFR), Parts 100 to 199; the International Civil Aviation Organization (ICAO) "technical instructions for the safe transport of dangerous goods by air"; the International Air Transportation Association (IATA) "dangerous goods regulations"; the International Maritime Dangerous Goods (IMDG) code; and all other applicable international, federal, state, and local regulations.
Clean Air Act Warnings/Notices
Warning statements for products containing or manufactured with ozone depleting chemicals as required by the Clean Air Act Amendments of 1990, Section 611, 40 CFR Part 82, should not be applied directly on the Parts or items. Warning statements are to be included in a separate document, such as the bill of lading, shipment papers or other proper notification that complies with the referenced regulation and accompanies the shipment.
Montreal Protocol Agreement
Any Part or item procured under this Purchase Contract which contains or was manufactured with an ozone depleting chemical as defined in the Montreal Protocol Agreement must include the following warning statement on the airbill/bill of lading, and the applicable invoice(s)/Packing list(s) for U.S. Customs entry purposes (for a shipment containing multiple Parts or invoices/Packing lists, the above documents must indicate to which Parts the warning statement applies):
"WARNING: This shipment no.______ contains or was manufactured with  , a substance which harms public and the environment by destroying the ozone in the upper atmosphere."
Toxic Substance Control Act (TSCA)
The import of any shipment that actually contains or consists of a chemical substance must be coordinated with Spirit in sufficient time prior to the importation, to allow for proper notification and coordination with the Spirit Toxic

Substance Control Act (TSCA) Coordinator to allow for proper certification of the chemical substance being imported (this includes any chemical used in the product or shipping of the product (including, but not limited to, lubricants, protectorants, paint, packaging materials)
Supplier                will        provide              MSDS             (Material                           SafetyDataSheet,Ref –
29CFR1910.1200(f)), or equivalent, which must include adequate chemical information to make proper TSCA determination.
Note: Any hazardous Material that is not on the TSCA Inventory, or certified as not required to be on the inventory list, cannot be imported without prior approval and/or coordination with the Spirit TSCA Coordinator and the appropriate regulatory agencies.
Superfund Amendments and Reauthorization Act Of 1986 (SARA)
Compliance with Title III of SARA you are required to furnish to Spirit the following additional information above and beyond that which is required by 29CFR 1910.1200 in the form of Material Safety Data Sheets (MSDS). The following additional information must be provided with the initial shipment of each product to Spirit , Hazardous Materials Management M/C K06-94, P.O. BOX 780008; Wichita, Kansas 67278-0008 each calendar year.
1)A statement that the chemical material is or is not subject to reporting under Section 313 of the SARA Title III and 40 CFR 372.45.
2)The name of each chemical component of the product and the associated chemical abstracts service registry number.
3)Percent by weight of each chemical component of the product shipped."

411	Environmental Protection
Supplier                 must          comply              with         all       laws,           statutes,                decrees,treaties,
regulations, orders, directives or norms of the United States, Canada or the European Union with respect to environmental protection or quality as they relate to the work performed under this Purchase Contract.

416	Returnable Containers
Returnable containers are to be returned to via.
Returnable containers shall be plainly marked or stenciled with Spirit’s Purchase Order number, supplier’s name, address and amount of deposit on outside of each returnable container.
419	Spool Labels
Each spool must be marked or labeled with the following information: Spirit Purchase Order Number, manufacturer's name, and address, lot number, date of manufacture, wire gauge, length in feet, military or other material specification number and revision, Spirit material code, and vendor or Spirit Part number.

431	Tubing Labels
Tubing 1/2-inch or smaller in diameter, or with wall thickness less than .029 inch shall have a tag on each end, bearing the required identification as outlined in SAE-AMS-STD-184, except each piece must be identified.

458	Bar Stock Labels
All bars, rods, shapes, tubes, and forgings shallbemarkedwith the specification, heat lot number, size, and mill name or original manufacturer.
460	Packaged Assembly Labels
Supplier will include all components of an assembly in a single Package, putting in that Package only those components in correct quantities, which make up that assembly whenever that assembly does not ship as a single unit.

461	Divert Shipments
This is a divert shipment. Supplier must reference Spirit, Purchase Order number and Part number as shown below on Packing list:
Purchase Contract/Purchase Order No.                                                                                  , Item.
Packing list and freight bill (proof of shipment) must be sent to the Spirit Procurement Agent at the time of shipment.

462	Identification Marking Of Aluminum, Magnesium, And Titanium
Material may be marked per SAE-AMS-STD-184 or a minimum of one complete set of identification markings may appear on the top side ends of the material.
463	Skid Dimensions
Minimum skid length to be 9 ft., including runners.Maximum skid width including packing material used to cushion cargo to be 50". Material larger than

4ft. x 9ft. to be on appropriate size skid to protect material.
464	Shipment Of Electronic Products
Electrical/electronic Products shall be Packaged in the original manufacturer's container or if repackaged shall be in a container equivalent to the original manufacturers.
Equivalent Package as a minimum shall prevent damage to the Products including, but not limited to, bending of leads or contamination by dust or moisture. The shipping containers shall be labeled with a highly visible label on at least one side. This label shall identify the container as containing electrical/electronic items.

465	Test And Evaluation
Apply in red block letters "Released for test only" adjacent to or directly underneath engineering Part mark.
466	Packing Slips/ASNs
All Packing Slips and any paperwork (which has not been submitted electronically) associated with parts and materials must be placed on the OUTSIDE of the shipping container and marked as PACKING SLIP. All ASNs must be placed on the OUTSIDE of the shipping containers.

PROPERTY
501	Commercial Tooling – Supplier’s Quality Requirements
Supplier’s quality system shall maintain records to assure compliance with all the requirements, processes and flows in accordance with STM-130030-1 ‘Spirit Tooling Requirements’. All quality checks, verifications, and records shall be presented with the Spirit Certified Tool List. These quality records shall support the validations of the Quality Manager and Officer of the Company’s signature for compliance statement on the Spirit Certified Tool List and/or Tool Usage List.
A.Record Requirements
1.Each tool shall have a tool fabrication order indicating specific tool fabrication instructions per Spirit’s applicable tooling manual and engineering drawing. Supplier’s inspection stamp affixed to show compliance and acceptance of completed tool.
B.            Manufacturing Records

1.Supplier’s manufacturing plan shall provide traceability for verification of need, function, and usage for each tool listed on the Spirit Certified Tool List.
C. Design Records
1.Supplier’s Quality Assurance shall verify the maintenance of the following tool engineering data per Spirit’s STM-130030-1, Tooling Requirements, Section 10.
a.         one complete set of reproducible drawings submitted to
Buyer
b.         one complete set of reproducible drawings retained with
tool
D. Tool Designs
1.            In order to maintain tool design standards, it is mandatory that tool designs be governed by the requirements of Spirit tooling manuals, engineering drawings or equivalent approved standards.
2.            Supplier’s Quality Assurance shall verify that all tool designs be governed by Spirit AeroSystems, Inc tooling standards.
3.Supplier’s Quality Assurance shall verify all Supplier tool designs have been approved by Spirit’s Tool Design organization:
a.            for master tooling,
b.            for all major or final stage tools controlled by master
tooling,
c.            for tools that control interchangeability or replaceability items,
d.            for all tools used as media for quality acceptance that
have tool design requirements,
e.for all tools used for periodic and configuration control.
E.Tool Fabrication
1.            Supplier’s Quality Assurance shall verify and inspect
progressively any feature of the tool that cannot be inspected after tool is complete.
2.            Maintain and retain all progressive inspection record as
required (ref. E.1 above).
3.Inspect and verify all tool tryouts or tool proving.

F.Identification of Accountable Tools
Supplier’s Quality Assurance shall verify all tools are identified per Spirit’s STM-130010-23, Tool Identification.
1.        No tool will be considered complete that is not properly identified and accepted by Quality Control.
2.        Supplier’s Quality Assurance shall verify acceptable parts or assemblies have been produced by all tooling and affix steel quality acceptance stamp in tool tryout space.
Note:If tool tryout is not required, stamp “NR” beside inspection acceptance stamp.
3.Supplier’s Quality Assurance shall verify the latest engineering drawing revision or tool drawing revision.
G.Certified Tool List
1.           Supplier’s Quality Assurance shall verify the completeness and accuracy of each tool on the Spirit Certified Tool List.
2.           Supplier’s Quality Assurance manager shall sign and/or use their quality acceptance stamp to validate compliance to all Spirit’s STM-130030-1, Tooling Requirements, as stated in upper right hand section of the Spirit Certified Tool List. Signature of an Officer of the company is also required.
3.           Supplier shall have a rework tool order to show specific rework instructions have been completed and Supplier’s quality acceptance stamp affixed to Rework Tool Order and rework identification stamp on tool per Spirit’s STM-130010-23, Tool Identification.
4.           Supplier’s Quality Assurance shall verify the accuracy and completeness of tool usage list prior to presenting to Buyer’s Quality Assurance for validation.

502
Mylars
Spirit will furnish all necessary mylars or photo templates of Engineering Layouts and/or tooling master layouts required by the Supplier in accomplishing the work called for by this Purchase Contract/Purchase Order. It is agreed that the prices established reflect an allowance for scrap value of such photo templates and upon completion of the work. Supplier shall take title. Any template specifically designed as a tool and serial numbered is accountable property per Spirit documents STM-130030-1 and STM130020-1, and upon acquisition or manufacturer by Supplier and before the same is used, becomes the property of/or controlled by Spirit
503	Spirit Property
All special tooling as defined in STM-130030-1 and STM130020-1 covered by this Purchase Contract/Purchase Order shall, upon acquisition or manufacture by Supplier and before the same is used, become the property of/or controlled by Spirit. Any use of this tooling for other than Spirit work, or before scrapping, must have written consent from Spirit.

504	Use of Spirit Tooling
Supplier shall use any and all Tooling only for the purpose of performing its obligations under this Purchase Contract/Purchase Order and shall not sell, lease or otherwise dispose of any Tooling. Supplier shall, on behalf of Spirit as the owner thereof obtain and maintain in effect insurance in respect of all Supplier-Use Tooling and Common-Use Tooling (other than such Tooling, which is in the actual possession of Spirit,). Supplier shall not create or be responsible for the creation by others, any lien, claim or right of any person or entity other than the rights of Spirit, in respect of any Tooling, under this order.

505	Customer Tooling
Design,              fabrication,                                 handling,                                   storage,accountability,maintenance, and
disposition of Customer owned tooling, furnished by Spirit in support of this order or fabricated by Supplier as directed in this order, shall be in strict accordance with Spirit Documents STM-130030-1 and STM130020-1, as revised, which is hereby incorporated by reference and all applicable tooling manuals referenced herein. The Supplier shall store, maintain, and where necessary because of loss or damage, replace such tooling without further cost to Spirit.

506	Tooling Costs
Supplier shall                                   absorb               all                 costs                                         associatedwithnon-accountable tooling
manufactured and/or purchased by Supplier necessary for the manufacture and delivery of the Products including but not limited to rework, repair, replacement and maintenance of the tooling. Supplier shall not use tools, which contain, convey, embody, or were made in accordance with or by reference to any Proprietary Information and Materials of Spirit, to manufacture parts for anyone other than Spirit without the prior written authorization of Spirit.

507	Contractor-Use Tooling and Common-Use Tooling
Supplier shall provide at no cost to Spirit on Spirit’s behalf as the owner thereof, control, accountability, care, storage, maintenance, insurance and replacements of all Contractor-Use Tooling and Common-Use Tooling in the possession of Supplier or its subcontractors in accordance with Spirit Document STM130030- 1, or, subject to Spirit review and approval, not to be unreasonably withheld or delayed, its equivalent or replacement, as required to support the manufacture, certification, support and delivery of Products; it being understood, however, that Spirit as the owner thereof bears the economic burden of depreciation and obsolescence of all Tooling.

508	Control and Accountability for Tooling
Supplier shall control and account for all Tooling in accordance with the provisions of Spirit Document STM130030-1 or, subject to Spirit review and approval (not to be unreasonably withheld or delayed),its equivalent or replacement. This requirement shall apply to Spirit-Use Tooling until delivery thereof to Spirit and to Contractor-Use Tooling and Common-Use Tooling at all times prior to the removal thereof by Spirit or delivery to Spirit or Spirit's designee. All Existing Tooling shall remain identified with its identification tag containing the Spirit Lifetime Serial Number of such Tooling. Supplier shall identify all New Tooling and any reworked or re-identified Tooling with an identification tag containing the Spirit Lifetime Serial Number of each such Tool. Spirit Lifetime Serial Numbers will be provided to Supplier by Spirit.

509	Certified Tool List
Supplier shall prepare a list or lists ("Certified Tool List") in accordance with Spirit Document STM130030-1 or, subject to Spirit review and approval (not to be unreasonably withheld or delayed), its equivalent or replacement, and such other information as Spirit shall request. Supplier shall prepare a separate Certified Tool List for (i) Contractor-Use Tools, (ii) Common-Use Tools, (iii) Casting/Extrusion Tools, (iv) each county in Kansas in which any such Tool is located, (v) each state in which any such Tool is located and (vi) each state in which any such Tool is first utilized. Supplier shall promptly submit each initial Certified Tool List to Spirit. Supplier shall subsequently submit from time to time as specified by Spirit new Certified Tool Lists to supplement the information contained in the initial Certified Tool Lists.

510	Discrepant Tooling
With respect to Existing Tooling and New Tooling, and in the event Spirit furnishes Tooling to Supplier, Supplier shall conform to the standards and requirements of Spirit Document STM130030-1. Spirit shall notify Supplier of any action required for discrepant Tooling.
511	Accountable Tooling
Accountability for tooling fabricated on this Purchase Order will be transferred to Blanket Accountable, Tooling Order T-on receipt of a properly prepared Certified Tool List (F08-04605). The Certified Tool List is to be signed by an officer of the Supplier's Quality Control representative, by a Spirit resident inspector, if available and a Government Source Inspector, if required and returned to Spirit as soon as possible. Tooling Invoices will not be honored prior to receipt of the Certified Tool List signed and stamped by Spirit PQA and proof acceptable parts were produced from the tooling.

514	Returned Tooling
When returning Spirit -furnished tooling, Supplier is required to list the Blanket Accountable Tool Order No., tool number and serial number on the packing slip.
515	Tooling Rework
Payment for rework of tooling as specified under this order is to be as follows:
Supplier shall, upon completion of the rework specified hereunder, forward to Spirit, an original and one copy of a Tool Usage List, F08-04605, listing each reworked tool. Tooling invoices will not be honored prior to receipt of the Tool Usage List signed and stamped by Spirit PQA and proof acceptable parts were produced from the reworked tooling.

518	Pattern Of Die Equipment
Supplier shall not use pattern of die equipment purchased on this order for manufacture of product for anyone other than Spirit without prior approval of Spirit.
519	Rework Or Replacement Of Dies
Spirit must be notified of any rework or replacement of dies subsequent to the original qualification of this forging.
525	Supplier Banked Material
A.Supplier Banked Material (SBM) applies to all Positions and Part Numbers.

B.      Material,                                 includingbut       not           limited             to              raw                        material,standards, detail
components and assemblies, furnished to Supplier by Spirit shall be administered in accordance with Supplier Banked Material Agreement (SBMA) # xxxxxxxxxx DATED xx/xx/xxxx
C.      Material and or processing furnished by the Spirit is not included in the purchase price of items on this.
D.      The          allowablescrap                                rate         for             theSBM            items                          onthis Purchase
Contract/Purchase Order is XX percent.Any scrap in excess of this amount will be the responsibility of the Supplier.
E.      Supplier shall provide Spirit with required on-dock dates for all material.
Supplier's notice shall provide Spirit with sufficient time to competitively acquire the material if, in its sole and absolute discretion, it desires to do so.

QUALITY
System Requirements
601	AS9100
Supplier is required to maintain a Quality System in compliance with AS9100 – Quality Management Systems – Aerospace – Requirements as outlined in section titled “Certification / Registration Body” (Note 610)

602	AS9003
Supplier is required to maintain a Quality System in compliance with AS9003 – Inspection and Test Quality System.
603	Limited Approval/Adequate Quality System
Supplier must maintain an adequate quality system to provide the supplies and services that meet the requirements of this purchase document and all applicable specifications and/or engineering drawings.
All work performed under this Purchase Contract/Purchase Order shall be in accordance with said quality system which shall be adequate to control the product(s) and assure that it conforms to the type design and is safe for operation.

605	AS9120

Supplier is required to maintain a Quality System in compliance with AS9120 – Quality Management Systems – Aerospace – Requirements for Stockist Distributors.
606	AS9006
Supplier is required to maintain a Quality System in compliance with AS9006 – Quality Management Systems – Aerospace – Requirements for Software.
610	Certification / Registration Body / NADCAP
Spirit recognition of Supplier’s AQMS certification/registration does not affect the right of Spirit to conduct audits and issue findings at the Supplier’s facility. Spirit reserves the right to provide Spirit-identified quality system findings, associated quality system data, and quality performance data to the Supplier’s Certification /Registration Body (CRB).
Supplier shall ensure the following relative to AQMS certification:
1.      The                certification/registration                                                    body (CRB)is accredited toperform
aerospace quality management system (AQMS) assessments.
2.The CRB must use approved auditors and operate in accordance with the corresponding International Aerospace Quality Group (IAQG)
certification/registration scheme.
NOTE: IAQG sanctioned certification/registration schemes include but are not limited to AIR 5359, SJAC 9010, TS157, etc. Reference IAQG website for listing of accredited CRBs: http://www.iaqg.sae.org/servlets/index?PORTAL_CODE=IAQG
3.The Supplier maintains objective evidence of CRB
certification/registration on file at Supplier’s facility. Objective evidence shall include:
a.       The accredited AQMS certificate(s) of registration;
b.       The audit report(s), including all information pertaining to the audit results in accordance with the applicable certification/registration scheme;
c.Copies of all CRB finding(s), objective evidence of acceptance of corrective action(s), and closure of the finding(s).
NOTE: Certification records shall be maintained in accordance with Spirit specified contractual quality record retention requirements.
4.The CRB services agreement provides for “right of access” to all CRB records by Spirit applicable accreditation body, applicable Registrar Management Committee (RMC) and other regulatory or government bodies for the purpose of verifying CRB certification/registration criteria and methods are in accordance with the applicable IAQG certification/registration scheme.
5.The CRB has Supplier’s written permission to provide audit results/data to IAQG membership as required by the applicable IAQG certification/registration scheme.
6.Spirit will be immediately notified in writing should the Supplier’s certification/registration be suspended or withdrawn, or accreditation status of Supplier’s CRB is withdrawn.
7.Spirit-identified findings and Supplier’s quality performance data will be provided to the CRB during certification/registration and surveillance activity.
8.CRB shall be provided access to applicable proprietary data (including Spirit proprietary data) to the extent necessary to assess Supplier’s compliance to AQMS requirements.
9.CRB shall agree to keep confidential and protect Spirit proprietary information under terms no less stringent than Supplier’s contractual agreement with Spirit. Supplier will assure that such information is conspicuously marked “SPIRIT AEROSYSTEMS PROPRIETARY”.
10.Supplier will comply with all CRB requirements imposed to issue and maintain certification/registration.
NADCAP:
Special Process Suppliers will be required to secure NADCAP accreditation. The special processes to which NADCAP applies are as follows;
•            Heat Treatment
•            Welding / Brazing
•            Materials Test Laboratories
•            Non-Conventional Machining
•            Coatings
•            Non-Destructive Test
•            Composites
•            Chemical Processing

• Surface Enhancement
Inspection Requirements
619	First Article Inspection
As applicable, FAI’s shall be performed by the Supplier. The FAI will be conducted in accordance AS9102, Aerospace First Article Inspection Requirements and (when required) customer approved FAI plans. Any changes to the FAI plans by the Supplier will require Spirit and/or customer approval prior to conducting the FAI.
Spirit utilizes a web based quality module known as Net-Inspect (www.netinspect.com) for the purpose of performing and recording FAI’s in accordance with AS9102 and (when required) customer approved FAI plans. This system shall also be used by the Supplier to submit FAI reports to Spirit electronically. The use of this system will require Supplier to have computer access, a web connection, (preferably high speed), and a document scanner at no additional cost to Spirit. The web-based quality module will be provided at no additional cost to Supplier when used on Spirit’s Product. Supplier’s use of this system shall be at no additional cost to Spirit.
Supporting documents shall be provided within FAI reports (attached PDF Files). Supporting documents shall consist of but are not limited to, material certifications, process certifications, bubble drawings, acceptance data reports, acceptance test results, production planning and or any other documentation related to the FAI product being inspected. Delta FAI’s shall have applicable supporting documentation as necessary.
A copy of the AS9102 standard can be obtained through the Society of Automotive Engineers (SAE) at the following website address: http://www.sae.org

621	Buyer (Spirit) First Article Inspection
Buyer (Spirit) First Article Inspection (BFAI) – BFAI activity is required at the Supplier’s facility prior to shipment. Supplier shall notify Spirit to schedule a comparable inspection and coordinate the required inspection/verification activity. Subsequent engineering, inspection, manufacturing or tooling changes for specific characteristics will require the Supplier to notify Spirit.
At the minimum, Supplier shall make the following available in support of the BFAI for the article being reviewed:
1.             The        applicable                                           PurchaseContract,material/processcertifications,

manufacturing and inspection records;
2.       The applicable design data;
3.       The applicable documented configuration baseline and configuration summary;
4.       The applicable Material Review Board (MRB) actions;
5.       The applicable acceptance and qualification test results;
6.       The record of Spirit approval for supplier drawing and test procedures;
7.       Completed Supplier First Article Inspection (SFAI) documentation.
Spirit utilizes a web based quality module known as Net-Inspect (www.netinspect.com) for the purpose of performing and recording FAI’s in accordance with AS9102 and (when required) customer approved FAI plans. This system shall also be used by the Supplier to submit FAI reports to Spirit electronically. The use of this system will require Supplier to have computer access, a web connection, (preferably high speed), and a document scanner at no additional cost to Spirit. The web-based quality module will be provided at no additional cost to Supplier when used on Spirit’s Product. Supplier’s use of this system shall be at no additional cost to Spirit.
Supporting documents shall be provided within FAI reports (attached PDF Files). Supporting documents shall consist of but are not limited to, material certifications, process certifications, bubble drawings, acceptance data reports, acceptance test results, production planning and or any other documentation related to the FAI product being inspected. Delta FAI’s shall have applicable supporting documentation as necessary.
A copy of the AS9102 standard can be obtained through the Society of Automotive Engineers (SAE) at the following website address: http://www.sae.org

622	Buyer (Spirit) Source Acceptance
Buyer (Spirit) Source Acceptance (BSI) - BSI is required for items procured on this purchase document prior to shipment from the Supplier’s facility. Acceptance may include in-process activities such as processing, fabrication, witnessing of testing and/or final inspection. Supplier shall provide the Spirit Quality representative with a copy of this purchase order, applicable drawings, specifications and changes thereto, and such other information as may be required. Supplier shall provide the necessary use of the Supplier’s facility and equipment to perform the inspection.

Unless Buyer (Spirit) Source Acceptance has been delegated, in writing, by the procuring site, Supplier shall contact the Spirit Quality Representative who services the facility.
623	FAA Conformity Inspection And Certification
FAA and/or Foreign Civil Airworthiness Authority (FCAA) conformity inspection and certification is required for items procured on this Purchase Document. Supplier shall contact the local FAA/FCAA representative for inspection and certification.
Unless otherwise indicated,in writing, the conformity inspection shall be performed at the Supplier or Subcontractor point of manufacture as deemed necessary to verify product conformance to the type design.
Supplier shall include the original FAA Form 8130-9 and FAA Form 8130-3 with the shipment. Foreign government equivalents to FAA Form 8130-3 are acceptable for imported product.
For         a     Supplier                          located                                 in     a            country withoutaUnitedStates bilateral
airworthiness agreement, the FAA may elect to conduct the inspection in accordance with paragraph 2 above, or upon arrival of the product in the U.S.
Supplier shall contact their procurement quality assurance focal for FAA Conformity coordination.

624	Delegated Authority
Delegation Authority – The Supplier is authorized to inspect product(s) identified for this Purchase Document line item on behalf of the contracting Spirit site’s Quality assurance organization. Spirit Quality Assurance reserves the right to conduct product integrity audits, quality system assessments, verify Supplier’s conformance to contracting Spirit site’s delegation program requirements and to revoke delegation authorization(s).

625	Acceptance of Detail Parts
Final Product Acceptance for all detail parts and/or assemblies must include 100% inspection of temper (Conductivity and Rockwell Hardness) for aluminum alloys, and 100% Rockwell Hardness inspection for steel and CRES alloys. Inspection of temper must be accomplished after the final machining operation on fully tempered material and/or the final heat treatment operation, where applicable. The required range must be listed along with the range of measured values at the appropriate place on each work order and, where applicable, be transferred from process certifications. For clad materials, the type of instrument used to verify compliance must also be listed. Sampling of hardness inspections may be allowed for certain alloys or tensile ranges if permitted by the governing customer documents or the corresponding heat treatment specification.

626	Functional Test
Functional Test – Identify the parts that have successfully passed function test requirements by stamping “FT” and the date the test was accomplished. These markings will be applied in a color contrasting to the part and of a size consistent with the part configurations. If Spirit witness of test(s) is required, supplier shall notify Spirit a minimum of five (5) days in advance of such test(s).

628	Certificates of Conformance
If certifications are required they shall be submitted electronically to Spiritgoods@spiritaero.com OR in paper format with product and packing slip.
Materialsshall                         be       certified                   to         their                 applicablespecifications. Quality
requirements within those material specifications must be met regarding submission of inspection / test report requirements. Any process that requires customer approval shall list the approved processor. Any approved process
whichrequires                         documentation                             as             defined                           by               theprocessor support
specification shall be included.                                                                                                          (Examples: ultrasonic inspection, penetrant
inspection, etc.)
1)       Suppliers utilizing the electronic documentation system will be exempt from providing a paper copy of those documents with shipment.
2)Original copies of all quality data and certifications must be kept on file at the supplier’s location.
3)Suppliers are still required to include a copy of the packing slip with the shipment.
When providing certifications through the electronic process – notate on the front of the packing slip ‘Documentation on file at Spiritgoods@spiritaero.”

Documentation / Shipping
631	X-Rays And Photos
Radiographic film and grain flow photos, when required by engineering drawing or reference specifications, shall be sent to Spirit AeroSystems, Inc., for review and acceptance. Send X-rays and photos directly to:
SPIRIT AEROSYSTEMS, INC.,

RECEIVING INSPECTION 4555 E. MACARTHUR, GATE 14E WICHITA, KS 67210 Please reference production Purchase Order number on the shipping package.
632	After Market / Spares
After Market / Spares – Supplier is required to provide copy of completed First Article Inspection Report, manufacturing planning, and material and processing certs with first shipment of parts.
633	Design Proposal Approval
Withhold shipment until higher than Design Proposal Approval has been granted by Spirit, except those submitted for First Article Inspection.
635	Limitation On Re-Used Equipment And Materials
Unless this order specifies otherwise, Supplier represents that, all equipment, material and articles to be furnished under this Purchase Contract/Purchase Order are new (not used or reconditioned) and are not of such age or so deteriorated as to impair their usefulness or safety.

Repair Station
640	AS9110
Supplier is required to maintain a Quality System in compliance with AS9110 – Quality Maintenance Systems – Aerospace – Requirements for Maintenance Organizations.
641	Rework/Repair
When the certificate involves rework/repair performed under FAR Part 145, the Serviceable Parts Tag shall identify the FAA Repair Station number and shall be signed by an authorized inspector. The Supplier shall provide a description of the work accomplished when the part is returned to a Spirit Repair Station."

642	Airworthiness Certification
This article requires an airworthiness certificate executed by the Supplier’s country airworthiness authority or their authorized designee.

Supplier shall contact the airworthiness authority representative that normally services the Supplier’s facility to arrange for the application of the airworthiness certificate.
It is the Supplier’s responsibility to meet any special import requirements of the country to which the part is shipped. Supplier may contact Spirit’s Procurement Agent for further assistance as required.
12-12-11

SPIRIT AEROSYSTEMS ,..	Supplemental Notes Airbus A350 XWB Program

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0)0( ADMINISTRATIVE GENERAL4)0( DELIVERY/PACKAGING/IDENTIFICATION

UDC PRICING 5)0( PROPERTY

2)0( DEVELOPMENTAL 6)0( QUALITY
3)0( INSPECTION 7XX MISCELLANEOUS

Order Of Precedence
001	In the event of a conflict or inconsistency between any of the terms of the following documents, the following order of precedence shall control:
A. WMFM 515 A350XWB Supplemental Procurement Notes for Airbus A350XWB
Program
B. WMFM 515 Supplemental Procurement Notes for Spirit AeroSystems, Inc.
C. Spirit AeroSystems, Inc. General Provisions Fixed Price Contract (WMFM 550)
D. Airbus Procurement GRAMS ( General Requirements for Aerostructure and Material
Suppliers AP2190) Issue C
E. All documents incorporated by reference in GP Section 2, Referenced Documents
F. Engineering Model by Part Number and Specification Plan (ZSP)
In resolving any such conflicts, these documents shall be read as a whole and in a manner most likely to accomplish their purpose.
Supplier shall promptly report to Buyer in writing any inconsistencies in these documents, even if the inconsistency is resolvable using the above rules.
002	Definitions
Aviation Authority means the official authority having the jurisdiction to approve the design, manufacture and airworthiness of the Aircraft and/or Item, including but not limited to:
In France, the Direction Generale de ('Aviation Civile, (DGAC);
In the United Kingdom, the Civil Aviation Authority (CAA);
In Germany, the Luftfahrtbundesamt (LBA);
In Spain, the DirecciOn General de AviaciOn Civil (DGAC);
In Europe, the European Aviation Safety Agency (EASA);
In the United States of America, the Federal Aviation Administration (FAA);
Any other relevant aviation authority; or
Any successor of the above-mentioned authorities.
Aircraft Type mean the aircraft specific design definition for certification purposes (eg:
A350XWB).
Customer means the following Airbus Companies: AIRBUS S.A.S., AIRBUS Deutschland
GmbH, AIRBUS France S.A.S., AIRBUS Espana S.L., AIRBUS UK Ltd and any Affiliates of
Airbus, its or their designated proxy, and its or their direct or subsequent successors;

Deliverable means any result achieved, including but not limited to any goods, plan, model, software, updated and accurate documentation, test or calculation results, arising from the performance of a Service by Supplier pursuant to this Order.

Item means any assembly, subassembly, component, and/or any part thereof (including Spare

Parts, software, Tooling as hereinafter defined, any sort of data, or any other goods and associated services), which shall be designed, developed, manufactured, supplied, performed and/or supported by Supplier pursuant to this Order;

Service means any work and/or service performed in accordance with the Order including any
Deliverable and the delivery thereof;
Support means all the activities and obligations of the Supplier described in "GRAMS" to this order, in relation to the after-sales activities and maintenance of the Aircraft;

SPIRIT AEROSYSTEMS ,..	Supplemental Notes Airbus A350 XWB Program

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0)0( ADMINISTRATIVE GENERAL4)0( DELIVERY/PACKAGING/IDENTIFICATION

1)0( PRICING 5)0( PROPERTY

2)0( DEVELOPMENTAL 6)0( QUALITY
3)0( INSPECTION 7XX MISCELLANEOUS

003	Airbus GRAMS document is incorporated by reference. Supplier must contact theirprocurement agent to request a copy of the GRAMS document.
004	Obligations of the Supplier
1)Supplier shall ensure that its activities shall fully comply with the requirements, including but not limited to:
2)          Supplier shall be responsible for obtaining all resources to perform the work.
3)Supplier shall promptly inform Buyer of any known or potential issue relating to the Item that may affect the airworthiness of the Aircraft to which the Item relates.
4)Buyer's requirements (as specified in the order or otherwise) may not always define in a detailed manner the work required by Supplier to perform its obligations. In any case:
(a)        where Supplier is required or instructed by Buyer to comply with any overall design requirements; and/or,
(b)        where any cooperation, instruction or advice is provided by Buyer; and/or
(c)where any information is provided to Buyer, with respect to the performance by Supplier of its responsibilities as described herein;
Supplier shall remain fully liable for the performance of its obligations.

010	Information Technology
Supplier shall use computer hardware, software and exchange devices or network connections to be fully compatible with tools used by Buyer through the duration of the order.  If Supplier has to use Buyer's or its Customer's information technology system or software owned by Buyer or Customer, or for which Buyer holds the right to grant sub-licenses, Supplier shall be granted a license on Buyer's standard terms for suppliers to use the said information technology system or software.

015	Support
Supplier shall provide Support for the Item, in accordance with GRAMS and the requirements of the Order.
016	Post Delivery Support
Supplier shall, promptly at Buyer's request and at no charge to Buyer, provide Buyer with such installation support in relation to the Item as Buyer may reasonably specify, including:
(a)         analysis of repeated or recurring issues in relation to the Item;
(b)         development and timely implementation of corrective action plans;
(c)         provision of after hours and weekend support, including support for designproduction and logistics in order to meet Programme requirements and objectives;
(d)         24 hour reactivity before Aircraft hand-over and 6 hour reactivity after Aircraft hand-over;
(e)         completion of any work identified in relevant folios, "cahiers de retouche" and "squawk books";
completion of any work requested by Customers in order to fulfil Supplier's obligations under the Order; and Without limiting Supplier's obligations under the Order, Supplier shall perform its obligations under this Note using appropriately qualified, skilled and experienced personnel and in accordance with the procedures of the Quality Plan as set forth in the Order.

017	Payment Terms

SPIRIT AEROSYSTEMS ,..	Supplemental Notes Airbus A350 XWB Program

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0)0( ADMINISTRATIVE GENERAL4)0( DELIVERY/PACKAGING/IDENTIFICATION

UDC PRICING 5)0( PROPERTY

2)0( DEVELOPMENTAL 6)0( QUALITY
3)0( INSPECTION 7XX MISCELLANEOUS

Payment terms are net 90 days.
019	Changes
a.       Buyer's Authorized SCPA may, without notice to sureties and in writing, direct changes within the general scope of this Purchase Document in any of the following: (i) technical requirements and descriptions, specifications, statement of work, drawings or designs; (ii) shipment or packing methods; (iii) place of delivery, inspection or acceptance; (iv) reasonable adjustments in quantities or delivery schedules or both; (v) amount of Buyer- furnished property; and, if this Purchase Document includes services, (vi) description of services to be performed; (vii) time of performance (e.g., hours of the day, days of the week); (viii) place of performance, and (ix) terms and conditions of this Purchase Document required to meet Buyer's obligations under contracts or subcontracts. Seller shall comply immediately with such direction.
b.       Seller shall be responsible for absorbing the cost of changes (recurring and non-recurring) to the general scope of this Purchase Document as outlined above, prior to delivery of requirements for the 20th (twentieth) aircraft.
c.       Beginning with requirements for the 21st (twenty-first) aircraft, if such change increases or decreases the cost or time required to perform this Purchase Document, Buyer and Seller shall negotiate an equitable adjustment in the price or schedule, or both, to reflect the increase or decrease. Buyer shall modify this Purchase Document in writing accordingly. Unless otherwise agreed in writing, Seller must assert any claim for adjustment to Buyer's Authorized SCPA in writing within thirty (30) days and deliver a fully supported proposal to Buyer's Authorized SCPA within sixty (60) days after Seller's receipt of such direction. Buyer may, at its sole discretion, consider any claim regardless of when asserted. If Seller's proposal includes the cost of property made obsolete or excess by the change, Buyer may direct the disposition of the property. Buyer may examine Seller's pertinent books and records to verify the amount of Seller's claim. Failure of the parties to agree upon any adjustment shall not excuse Seller from performing in accordance with Buyer's direction.
If Seller considers that Buyer's conduct constitutes a change, Seller shall notify Buyer's Authorized SCPA immediately in writing as to the nature of such conduct and its effect upon Seller's performance. Pending direction from Buyer's Authorized SCPA, Seller shall take no action to implement any such change.

021	Compliance With Law
Supplier shall comply with all environmental laws and regulations applicable to its Items and activities.
Supplier shall put in place all necessary means and actions to ensure compliance of the Items designed, manufactured and delivered to Buyer with any regulations on authorization or registration of substances contained in such Items, in particular and as applicable the REACH regulation ("Registration, Evaluation, Authorization and Restriction of Chemicals"). REACH information may be accessed at the following website.
http://reach.jrc.it/index_en.htm
Supplier shall also comply with Buyer environmental requirements in GRAMS.

022	Title and Risk
1)_ Title to the Item shall transfer to Buyer upon delivery of the Item to the point of delivery

SPIRIT AEROSYSTEMS ,..	Supplemental Notes Airbus A350 XWB Program

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0)0( ADMINISTRATIVE GENERAL4)0( DELIVERY/PACKAGING/IDENTIFICATION

UDC PRICING 5)0( PROPERTY

2)0( DEVELOPMENTAL 6)0( QUALITY
3)0( INSPECTION 7XX MISCELLANEOUS

designated by Buyer and risk shall pass to Buyer in accordance with the Incoterm specified in the Order.
2)       Acceptance of the Item shall be deemed to have occurred upon transfer of title to the Aircraft to the Customer, or upon expiration of 120 days after delivery of the Item to Buyer, whichever first occurs.
3)      Acceptance of the Item shall not be conclusive of the absence of latent defect and shall be without prejudice to the rights of Buyer, under the order or at law.

023	Severability
Any provision of the order prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from the order and rendered ineffective in so far as is possible without modifying the remaining provisions.
However, where the provisions of any new applicable law may be waived, they are hereby waived by the Parties hereto to the fullest extent permitted by such law, with the result that the provisions of the order shall be valid and binding and enforceable in accordance with its terms.
The Parties hereto agree to replace, as far as is practicable, any provision which is prohibited, unlawful or unenforceable with another provision having substantially the same effect in its legal and commercial content as the severed provision, but which is not prohibited, unlawful or unenforceable.
The invalidity in whole or in part of any provisions of the order shall not void or affect the validity of any other provision herein.

024	Strategic Alignment
Buyer may assign any Purchase Document, in whole or in part, to its Customer or a third party who is under an obligation to supply Buyer with components, kits, assemblies or systems that require the Seller's product. At the time of such assignment, Seller releases Buyer from any and all claims, demands and rights, which Seller has or may thereafter have against Buyer in connection with such assigned Purchase Document. Buyer will require that its assignee expressly assume all obligations and perform all duties owed to Seller under the assigned Purchase Document. Promptly after the assignment, Buyer will notify Seller of the assignment and its effective date

025	Enabled Material
1 Buyer and certain of its/their suppliers of material (Enabling Suppliers) have entered or may enter into agreements, pursuant to which Buyer procures specific materials (Enabled Material) which may include the permission of third parties nominated by Buyer to order material at the same or similar terms as Buyer (those third parties referred to as Enabled Suppliers, the relevant agreement between Buyer and certain of its/their suppliers of material Enabled Material Contracts).
2 Either Party may propose that Supplier becomes an Enabled Supplier for Enabled Material, in which case Supplier shall provide the information required by Buyer to support its negotiation with the Enabled Material Supplier, which shall include inter alia volume, leadtime, current price, logistics conditions, for Enabled Material. Upon mutual agreement, Buyer shall

SPIRIT AEROSYSTEMS ,..	Supplemental Notes Airbus A350 XWB Program

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS
0)0( ADMINISTRATIVE GENERAL4)0( DELIVERY/PACKAGING/IDENTIFICATION
UDC PRICING 5)0( PROPERTY

2)0( DEVELOPMENTAL 6)0( QUALITY
3)0( INSPECTION 7)0( MISCELLANEOUS

nominate Supplier as an Enabled Supplier under applicable Enabled Material Contracts.
3 Supplier undertakes to become an Enabled Supplier to those Enabled Material Contracts required for performance of the Order, by entering in any agreement with Buyer and/or the Enabling Supplier necessary for accessing the Enabled Material Contracts and by taking all further action necessary for such accession and as indicated by Buyer, including, but not limited, by committing itself to any terms and conditions of the Enabled Material Contracts as applicable to Enabled Suppliers. The list and applicable terms and conditions of such Enabled Material Contracts for which Buyer has nominated Supplier as an Enabled Supplier (to be amended from time to time in Buyer's free discretion) and the list of the Enabled Material applicable to the relevant Item will be provided by the Procurement Agent.
4 Subject to prior agreement in writing from Buyer, the Enabled Supplier is granted the possibility to offer to its relevant sub-contractors under this Order to procure Enabled Material subject to and under the same conditions described in this Note "Enabled Material". In such circumstances, Supplier shall be solely liable for the performance of its sub-contractors and their adherence and compliance to the terms detailed in this Order, as if no such sub-contract had been entered into.
5 Supplier undertakes to order its entire requirements (or, if and to the extent so indicated by Buyer, a portion thereof) for the material covered by the relevant Enabled Material Contracts under those Enabled Material Contracts where it has become an Enabled Supplier. Where Buyer has agreed to certain volumes to be purchased under an Enabled Material Contract, Supplier undertakes to purchase a certain sub-volume to be agreed between Buyer and Supplier.
6 Buyer may define and/or agree with the Enabling Supplier on and/or amend from time to time certain ordering and call-off processes to co-ordinate the orders to be placed by itself and by its Enabled Suppliers under the Enabled Material Contracts. These processes defined by Buyer may entail certain obligations of the Enabled Supplier, in particular in relation to ordering volumes, ordering forecasts, ordering market share, lead time, safety stocks, exchange of information etc. Supplier undertakes to fully comply with such ordering and call- off processes and in no event shall the Enabled Supplier procure or attempt to procure volumes in excess of the volumes, or of the market share as applicable, agreed by Buyer. The Enabled Supplier shall inform Buyer in a timely manner of its specific requirements for Enabled Material and on the quantity it reasonably requires for the subsequent years and shall comply with such requirements by ordering the corresponding quantities from the relevant Enabling Supplier(s).
7 The Enabled Supplier shall be responsible for placing all relevant orders with the relevant Enabling Suppliers to call off Enabled Material (within the processes defined and shall be solely responsible for all payments as well as for any dispute or performance issue with the Enabling Supplier. The Enabled Supplier shall indemnify Buyer from any recourse claims the Enabling Supplier may have against Buyer, in particular recourse claims for quantity and/or market share ordering defaults and/or payment defaults by the Enabled Supplier. The

SPIRIT AEROSYSTEMS ,..	Supplemental Notes Airbus A350 XWB Program

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0)0( ADMINISTRATIVE GENERAL4)0( DELIVERY/PACKAGING/IDENTIFICATION

1)0( PRICING 5)0( PROPERTY

2)0( DEVELOPMENTAL 6)0( QUALITY
3)0( INSPECTION 7)0( MISCELLANEOUS

Enabled Supplier shall forthwith notify Buyer of any dispute and shall continuously provide full details of such dispute to Buyer. Where Buyer, in its reasonable and justifiable discretion, recommends to Supplier to make payments to the Enabled Material supplier despite a dispute, Supplier shall comply with such recommendation.
8 The recurring element of the price for the Item under the Order may require an adjustment to reflect changes in the price of Enabled Material procured by the Enabled Supplier. If applicable, the terms and conditions for any such Item price change shall be defined in the Order and any resulting price change shall be confirmed thru an amendment to such Order.
9 Where Supplier fails to comply with its obligations towards the Enabling Supplier or to Buyer in connection with the Enabled Material Contract (e.g. where the Enabled Supplier fails to make due payments to the Enabling Supplier or payments recommended by Buyer), Buyer shall be entitled to unilaterally suspend Supplier's status as an Enabled Supplier. In this event, (i) Supplier shall cease any call-offs and orders under the Enabled Material Contract, (ii) the price adaptation mechanism in item 8 shall end and (iii) the Item prices applicable before the suspension of the Enabled Supplier status shall continue to apply. The foregoing shall not limit Buyer's other rights and remedies under the Order, in particular the right to terminate or to claim damages. It is understood that it also constitutes a material default under the Order if the Enabled Supplier materially fails to comply with its obligations towards the Enabling Supplier in connection with the Enabled Material Contracts, in particular if the Enabled Supplier is in payment default under an Enabled Material Contract.
10 Where the Enabled Supplier has diligently ordered Enabled Material in accordance with this Article and has complied with all of its obligations vis-a-vis the Enabling Supplier and Buyer in connection with the Enabled Material Contracts and is nevertheless unable to receive the required material, the Enabled Supplier shall use its best efforts to resolve the issue with the Enabling Supplier, keeping Buyer copied as deemed necessary. If in spite of such actions substantiated to Buyer the required material is still unavailable, and to the extent the appropriate remedy terms and conditions of the Enabled Material Contract could not be disclosed by Buyer to the Enabled Supplier, the Enabled Supplier shall notify Buyer, who will contact the Enabling Supplier to seek a solution as required. In such case and where it is necessary for the Enabled Supplier to meet its obligations under the Order, the Enabled Supplier may request permission to purchase required material from sources other than the Enabled Material Contracts (Spot Purchasing). Buyer may, at its option, authorise the Enabled Supplier to Spot Purchasing in writing and on a case-by-case basis. Buyer shall ensure that its personnel in charge of the Enabled Supplier's requests for Spot Purchasing closely co-operate with the Enabled Supplier's personnel in charge of the ordering and call-off processes according to item 6 above.
11 The obligations and liabilities of the Parties under this Order shall in no way be affected by the purchasing of Enabled Materials by the Enabled Supplier except where Buyer has refused a legitimate request for Spot Purchasing by the Enabled Supplier. Buyer shall in no event be liable for performance of the Enabling Supplier vis-a-vis the Enabled Supplier.

SPIRIT AEROSYSTEMS ,..	Supplemental Notes Airbus A350 XWB Program

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0)0( ADMINISTRATIVE GENERAL4)0( DELIVERY/PACKAGING/IDENTIFICATION

UDC PRICING 5)0( PROPERTY

2)0( DEVELOPMENTAL 6)0( QUALITY
3)0( INSPECTION 7XX MISCELLANEOUS

12 Dependent upon the specific Enabled Material, the benefit of the Enabled Material Contract may require the Enabled Supplier to build and maintain safety stocks. Any such requirements shall be agreed between Buyer and the Enabled Supplier.
No Additional Charge Issue Parts
If applicable, Spirit shall make the "No Additional Charge Issue Parts" available to Supplier in accordance with provisions to be provided by the Procurement Agent

031
Patent, Trademark And Copyright Indemnity
Seller will indemnify, defend and hold harmless Buyer and its customer from all claims, suits, actions, awards (including, but not limited to, awards based on intentional infringement of patents known at the time of such infringement, exceeding actual damages and/or including attorneys' fees and/or costs), liabilities, damages, costs and attorneys' fees related to the actual or alleged infringement of any United States or foreign intellectual property right (including, but not limited to, any right in a patent, copyright, industrial design or semiconductor mask work, or based on misappropriation or wrongful use of information or documents) and arising out of the manufacture, sale or use of products made in accordance with Seller's Background Intellectual Property or the Foreground Intellectual Property by either Buyer or its customer. Buyer and/or its customer will duly notify Seller of any such claim, suit or action; and Seller will, at its own expense, fully defend such claim, suit or action on behalf of indemnitees.
Seller will have no obligation under this article with regard to any infringement arising from
a.          Seller's compliance with formal specifications issued by Buyer where infringement could not be avoided in complying with such specifications or
b.          Use or sale of products in combination with other items when such infringement would not have occurred from the use or sale of those products solely for the purpose for which they were designed or sold by Seller.
For purposes of this article only, the term Buyer will include Buyer, Inc. and all buyer, Inc., subsidiaries and all officers, agents and employees of buyer, Inc., or any buyer, Inc., subsidiary

050	Ownership Of Intellectual Property Foreground Intellectual Property
All intellectual property and technical work product, including to the extent protectable by ownership rights, but not limited to, ideas, inventions, know-how, information, data, documents, drawings, software, software documentation, software tools, designs, specifications, and processes produced by or for Seller, either alone or with others, in the course of or as a result of any work performed by or for Seller pursuant to the Purchase Document ("Foreground Intellectual Property") will be the exclusive property of Buyer and be delivered to Buyer

SPIRIT AEROSYSTEMS ,..	Supplemental Notes Airbus A350 XWB Program

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0)0( ADMINISTRATIVE GENERAL4)0( DELIVERY/PACKAGING/IDENTIFICATION

UDC PRICING 5)0( PROPERTY

2)0( DEVELOPMENTAL 6)0( QUALITY
3)0( INSPECTION 7XX MISCELLANEOUS

promptly upon request.
Works of Authorship and Copyrights
All works of authorship (including, but not limited to, documents, drawings, software, software documentation, software tools, photographs, video tapes, sound recordings and images) created by or for Seller, either alone or with others, in the course of or as a result of any work performed by or for Seller pursuant to the Purchase Document, together with all copyrights subsisting therein, will be the sole property of Buyer. To the extent permitted under United States copyright law, all such works will be works made for hire, with the copyrights therein vesting in Buyer. The copyrights in all other such works, including all of the exclusive rights therein, will be promptly transferred and formally assigned free of charge to Buyer.
Seller's Background Intellectual Property

All ideas, inventions, know-how, information, data, documents, drawings, software, software documentation, software tools, designs, specifications, and processes owned or controlled by
Seller prior to the effective date of the Purchase Document or generated or acquired by Seller independently from Seller's performance of the Purchase Document ("Seller's Background
Intellectual Property") shall remain the exclusive property of Seller.
Seller shall disclose to Buyer of any of Seller's Background Intellectual Property related to the products or any work performed by Seller under any Purchase Document. The disclosure shall include a description of Seller's Background Intellectual Property and, if applicable, a reference to the patent number, patent application number, or other identifying information. If Seller fails to disclose to Buyer of any of Seller's Background Intellectual Property, Seller shall not enforce any of its undisclosed Background Intellectual Property, nor institute a legal action regarding the same, against Buyer, Buyer's subcontractors, Buyer's suppliers, or Buyer's customers.

101	Continuous Improvement
Supplier undertakes that it shall, throughout the duration of the order:
(a)            maximise the quality and efficiency of each Item; and
(b)            minimize the acquisition, development, manufacturing, operating and other costs, which arise in connection with it.
Supplier undertakes to improve, at its own cost and expense, the competitiveness level of the Item to ensure that Buyer has, at all times the most competitive Item in the marketplace. This includes Supplier undertaking to perform design to cost analysis on the Item. Supplier shall develop and maintain in its organization, a design to cost process. Any cost reduction initiative considered for implementation will be based upon a business case substantiating the undertaking of such initiative.
Design to cost activities consist in Supplier and Buyer jointly developing a process contributing to convergence to the target recurring price, as follows:
-Identification of Buyer's requirements influencing recurring and non-recurring cost
-           Identification of opportunities: Supplier's proposed alternative design or process solutions and/or relaxation of Buyers' requirements

SPIRIT AEROSYSTEMS	Supplemental Notes Airbus A350 XWB Program

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0)0( ADMINISTRATIVE GENERAL4)0( DELIVERY/PACKAGING/IDENTIFICATION

UDC PRICING 5)0( PROPERTY

2)0( DEVELOPMENTAL 6)0( QUALITY
3)0( INSPECTION 7)0( MISCELLANEOUS

-Analysis of such opportunities to quantify associated cost, performance, planning to enable Buyer's decision-making
-Updating of such repercussions in the Order as applicable subsequent to Buyer's decision.
-       Including Buyer support for optimization of pricing with respect to Enabled Materials To develop such process, Supplier shall appoint a contact person in its organization and shall provide Buyer with:
-       Detailed recurring price breakdown including non-recurring price amortization
-       List of potential trade-offs identified with associated repercussion
-       List of Buyer's requirements to be challenged and potential associated benefits. Supplier shall update and further refine the above input at least every three (3) months depending on the various stages of the Development Schedule. Buyer shall select, from the above list of opportunities, those to be further analyzed in order to maximize the benefits at Aircraft level. Upon Buyer's decision to implement changes (alternative solution, requirement relaxation), the Order shall be updated to reflect the agreed Item price and/or performance impacts. For the avoidance of doubt, the cost of non-recurring work and investment associated with each cost reduction initiative shall be recovered before sharing any savings resulting from such cost reduction initiative.
Supplier's improvement shall be measured periodically by Buyer in accordance with the following target criteria agreed upon by the Parties, which shall be subject to an annual review:
(a)industrial performance including the quality of the Item and associated services, reliability of deliveries, reduction of industrial cycles, tight physical flows, productivity;
(b)technical competitiveness including the contribution to the improvement of the item via the use of technologies and processes offering optimal cost/performance ratios;
(c)support competitiveness including the continuous improvement of Support services to meet the Customers existing and future needs in all areas of support (such as price, reliability repairs);
(d)price competitiveness including the continuous price competitiveness in line with market trends, evolution of design and manufacturing techniques, and optimisation of purchases; and
(e)any other target criteria agreed upon by the Parties which are likely to generate cost reductions, to improve reliability and maintainability, and/or to reduce the weight of the Item.
Supplier shall as requested by Buyer deliver reports on the competitiveness of the Item having regard to (i) the criteria set out above and of the Order and (ii) all products and services available on the market and competing with the Item.
In the event that Supplier's performance is found deficient with regard to the criteria under this Note, Supplier shall promptly provide Buyer with an assessment of the issues causing the deficiency and a draft corrective action plan, including target criteria for improvement. This information shall be reviewed and agreed upon by the Parties. Upon acceptance of the assessment and corrective action plan by Buyer, Supplier shall comply with such plan. In order to assist in the review of the actual performance against the target criteria, Supplier undertakes to provide to the Buyer detailed information reasonably requested by Buyer, including but not limited to costs related to the Item.
In the event no acceptable assessment and corrective action plan is proposed by Supplier, pursuant to this Note, or if the objectives of the accepted corrective action plan are not met

SPIRIT AEROSYSTEMS ,..	Supplemental Notes Airbus A350 XWB Program

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0)0( ADMINISTRATIVE GENERAL4)0( DELIVERY/PACKAGING/IDENTIFICATION

UDC PRICING 5)0( PROPERTY

2)0( DEVELOPMENTAL 6)0( QUALITY
3)0( INSPECTION 7XX MISCELLANEOUS

within a reasonable time scale, the Supplier shall be considered to be in material breach of its obligations under the order.
215	Certification Support
Supplier agrees to support Buyer in all activities associated with the Item and the Aircraft certification by the Aviation Authorities (including rig testing and Aircraft ground and flight testing) by providing inter alia in accordance with the Order, Spare Parts, Tooling and test equipment, support data, on site field engineers and support personnel, data and documentation in respect of the Item, for the purpose of ensuring that the Item integrated on the Aircraft fulfils all requirements of the Aviation Authority or any Customer's certifying authority.
If an issue is identified which might cause the Certificate of Airworthiness to be revoked because of an alleged defect in the Item, Supplier shall undertake all necessary actions to remedy the situation. Such actions may include, but are not limited to, the development of modifications, inspections and repair solutions, including the provision of Spare Parts, for new and in-service Aircraft. If a possible unsafe condition is identified by or comes to the attention of Supplier, then Supplier shall notify the Buyer no later than 72 hours after the identification of the unsafe condition by Supplier.
Supplier shall perform all actions and/or support Buyer in performing all actions as provided by the Order to gain, maintain and/or regain certification.

216	Weight
The Seller recognizes that Spirit or Spirit's Customer shall design the Item for production at the optimum weight. Accordingly, the Seller shall proactively support this aim by seeking and proposing to Spirit any suggestions and improvements relevant to the design and manufacturing of the Item for the purpose of achieving weight reductions
Notwithstanding the above, the Seller shall deliver the Item in compliance with the Specification stated in this agreement except to the extent authorized by Spirit's SCPA.
Should the Item delivered not comply with the Specification or the actual weight of the Item be above the weight agreed upon at First Article Inspection or upon completion of any other sampling period at any other sampling interval agreed upon between the Parties, the Seller shall promptly advise Spirit and shall put in place a corrective action plan to comply with the Specification or the weight requirements, as required by this agreement.
Seller is required to weigh the first three (3) production parts for all new part numbers in accordance with GRAMS requirements throughout the entire contract period and report that data to Spirit prior to shipment. Seller is to use only equipment that is certified to industry standards for accuracy and precision.
When Seller is providing an item determined by Spirit to be a "Major Assembly" and the item weight is equal to or greater than 101.5% of the nominal weight as defined by Spirit's or Spirit's

SPIRIT AEROSYSTEMS ,..	Supplemental Notes Airbus A350 XWB Program

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0)0( ADMINISTRATIVE GENERAL4)0( DELIVERY/PACKAGING/IDENTIFICATION

UDC PRICING 5)0( PROPERTY

2)0( DEVELOPMENTAL 6)0( QUALITY
3)0( INSPECTION 7XX MISCELLANEOUS

Customer's engineering:
a.Seller shall submit an action plan to decrease the overall weight of the assembly to Spirit within 20 manufacturing days of the original weight determination.
b.     Action plan must be approved by Spirit.
c.Seller must work to immediately implement this action plan upon approval.

685
Supplier shall fulfil the requirements of certification and approval by Purchaser as defined in General Requirements for Aerostructure & Material Suppliers (GRAMS) Compliance Analysis Matrix (CAM) to be provided by Buyer.
All costs associated with Suppliers quality management system and/or special process certifications, certification maintenance and any other subsequent certification or approval, shall be borne by Supplier.
Supplier shall be responsible for its sub-contractors compliance with the provisions of this sub-contract.

Supplemental Procurement Notes Boeing 787 Program

SPIRIT AEROSYSTEMS, INC.

CUSTOMER SPECIFIC SUPPLEMENTAL NOTES

CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY
2XX SHIPPING 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

ADMINISTRATIVE
002	All specifications, exhibits, drawings, or other documents, which are referenced in this order, whether or not attached, are incorporated herein by reference.
005	Liquidated Damages
In the event of a Non-Excusable Delay in delivery (any delay other than those excusable delays as defined in Spirit‟s General Terms Agreement, Excusable Delay Section), Spirit may, at Spirits option, accept products that are not delivered on or before the required delivery date. Delay is further defined to include failure to maintain the Minimum level of the Min/Max inventory methodology as set out in PF502 “Consumption Based Ordering Guidelines”.
The parties acknowledge, however, that Supplier would be liable for all additional costs incurred by Spirit because of such delay(s), which may include, by way of illustration and not of limitation:
additional expense related to administrative costs, telecommunication costs, additional or premium transportation charges, special handling expenses, and various anticipated and unanticipated costs to install the products out of the normal manufacturing sequence.
The Parties further acknowledge that the nature and actual amount of costs associated with delivery delay are uncertain and difficult to calculate.
Therefore, Spirit may choose, in its sole discretion, to require Supplier to pay Spirit liquidated damages. The parties acknowledge that such payments are not intended as a penalty, but are, in lieu of the actual damages measured by such costs.
If Spirit chooses to recover liquidated damages, they shall be equal to 1 % of the value of the delinquent items per day of delay or a minimum of $100 for each item per day of delay. The parties agree this calculation represents a reasonable estimate of the additional costs to be incurred by Spirit in connection with a delivery delay.
Accumulation of liquidated damages will be subject to a grace period of five (5) days per item after which liquidated damages shall begin.
Spirit‟s choice to recover such liquidated damages for delayed delivery on any one or more occasions shall not, however, preclude Spirit from recovering the actual costs incurred because of delayed delivery on any other occasion.
Spirits exercise of rights under this provision shall not preclude Spirit from exercising its option to terminate this Purchase Contract/Purchase Order for an Event of Default by Supplier as provided in Spirit General Terms Agreement, Cancellation for Default Section, even if Supplier has (a) paid such liquidated or actual damages to Spirit on prior occasions, or (b) if repeated incidents of late deliveries in the aggregate (or a single significant incident of delay) materially adversely affect Spirit‟s ability to enjoy the bargained for benefits of this Purchase Contract/Purchase Order on an ongoing basis.

Supplemental Procurement Notes Boeing 787 Program

SPIRIT AEROSYSTEMS, INC.

CUSTOMER SPECIFIC SUPPLEMENTAL NOTES

CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY
2XX SHIPPING 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

033
The Procurement Agent/Material Management Analyst shown on the face of this Purchase Contract/Purchase Order is the only representative authorized by Spirit AeroSystems, Inc. to change or modify any requirements contained herein.

035
Seller will be responsible for the prompt payment of all persons who perform labor upon or furnish services, materials, equipment, supplies, or other items used or to be used in the performance of the work called for by this order, and Seller shall defend protect and save harmless Spirit AeroSystems, Inc. from and against all liens, claims, suits and actions for such labor, services, materials, equipment, supplies or other items whether brought by Seller's subcontractors or any lower tier subcontractors.

047
BOEING RAW MATERIAL STRATEGY
During the term of this contract, Seller shall procure from Boeing (or its designated service provider who will act on behalf of Boeing) all raw material of the commodity type specified in the "Commodity Listing" included below necessary to support any order issued pursuant to this contract. From time to time, Buyer may amend the "Commodity Listing" by adding or deleting commodity types. Any such amendment, or revisions to the raw material pricing, shall be subject to adjustment under Spirit AeroSystems, Inc., General Provisions, Form PF-550, Changes Section, provided that Seller shall take no action to terminate its existing supply agreements when such termination would result in an assertion for an adjustment until the Seller has received approval from Buyer. The provision of any raw material by Boeing to Seller shall be according to Boeing's standard terms of sale. Boeing shall advise Seller of any designated service provider to be used at the time the order is issued. Upon request by Buyer, Seller must provide to Buyer documentation (e.g., packing slips, invoices) showing Seller's full compliance with these obligations. If requested by Boeing or its designated service provider, Seller will provide an annual forecast of demand for the applicable commodity.
COMMODITY LISTING
Aluminum Flat Rolled Products Includes aluminum sheet, aluminum plate, wing plate, and body skins, excluding “soft” aluminum alloys.
Aluminum extrusions, all press size or circle size.
Titanium includes all wrought and un-wrought titanium mill products.

PRICING
107	This Purchase Order/Purchase Contract is a firm fixed price contract.
128B
Discrepant Charges to Seller.
A.        If a discrepant shipment is received as a result of Seller error, which does not permit inspection and receipt of the shipment, the Seller will be charged one percent of the value of the shipment or a minimum of $100 per discrepant shipment.
If the Seller‟s material is rejected at Buyer‟s Facility, the Seller will be charged one percent of the value of the shipment or a minimum of $250 per rejection tag, exclusive of the material disposition.

Supplemental Procurement Notes Boeing 787 Program

SPIRIT AEROSYSTEMS, INC.

CUSTOMER SPECIFIC SUPPLEMENTAL NOTES

CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY
2XX SHIPPING 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

C.Material shipped above the allowable purchase order tolerance, without prior approval from
Buyer, will at Buyer‟s option be returned at Seller‟s expense or Seller will be assessed $150 handling charge.

135
When acceptable parts have been received on a production Purchase Order, a Certified Tool List (F08-04605) will, if required, be submitted by the supplier, to the Buyer‟s Procurement Representative, to transfer accountability to Blanket Accountable Tool Order T- .

155
If required, a Tool Usage List (F08-04605) will be submitted by the supplier, to the Buyer‟s Procurement Representative certifying satisfactory completion of rework and production of acceptable parts from reworked tool(s).

SHIPPING
202
BUYER FIRST ARTICLE INSPECTION (BFAI) – If BFAI activity is required at the Seller‟s facility prior to shipment then Seller shall notify Buyer to schedule a comparable inspection and coordinate the required inspection/verification activity. Subsequent engineering, inspection, manufacturing or tooling changes for specific characteristics will require the Seller to notify Buyer.
At the minimum, Seller shall make the following available in support of the BFAI for the article being reviewed:
1.       The applicable purchase contract, material/process certifications, manufacturing and inspection records;
2.       The applicable design data;
3.       The applicable documented configuration baseline and configuration summary;
4.       The applicable Material Review Board (MRB) actions;
5.       The applicable acceptance and qualification test results;
6.       The record of Buyer approval for supplier drawing and test procedures;
7. Completed Supplier First Article Inspection (SFAI) documentation.
Seller shall maintain a copy of the completed Buyer First Article Inspection Report (BFAIR) along with the completed Seller First Article Inspection documentation in accordance with contractual quality record retention requirements.

206
SHIPPING DOCUMENTATION REQUIREMENTS
The Seller‟s shipping documentation shall contain the following:
A Packing Sheet;
A Certification of Compliance Statement (may be included as part of the packing sheet); Evidence of Seller‟s Product Acceptance;
A copy of any completed Buyer corrective action request follow-up documentation for article(s) being shipped;
Evidence of Buyer‟s product acceptance, when Buyer Source Acceptance is required; Serialized Number Control (SNC) data in accordance with D016Z006-01

Supplemental Procurement Notes Boeing 787 Program

SPIRIT AEROSYSTEMS, INC.

CUSTOMER SPECIFIC SUPPLEMENTAL NOTES

CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY
2XX SHIPPING 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

A Serialized Parts List identifying parts with an assigned serial numbers. The list shall contain the part numbers, part nomenclature and part serial numbers. This list shall also include part change letters when applicable;
The NCR/rejection tag number(s), as applicable;
Control identity of the end item deliverable of raw material or purchased articles, as applicable. The control identification is traceable to the product processed in a single run (same manufacturing date, lot, batch, heat, job or shop traveler number). When multiple lots are included in one shipment, Seller shall clearly separate the control identity of the respective lots.
In addition to the above, Seller‟s shipping documentation shall also include the following:
Certification listing all articles which must be procured from Boeing Qualified Manufacturer. Certifications must contain the following information:
The article specification, drawing or standard and revision;
Name and complete address of the Boeing Qualified Manufacturer;
Name of the Manufacturer‟s Authorized Distributor for D590 standards when the purchase document is not placed with the manufacturer;
All D1–4426 Certified Special Process (CSP) certifications are available for review, as applicable;
The material certification(s) are available for review, as applicable. The CAR number(s).

INSPECTION
311 B
Seller recognizes that prior to the receipt of Digital data, a proprietary information agreement must be on file. Additionally the Supplier must have Boeing DPD approval per D6-51991 and Spirit DPD approval per MAA1-10009-1.

333
Supplier must retain on file the results of the final inspection for all kitted parts or assemblies that will include a dimensional inspection, temper inspection per BAC 5946 for aluminum alloys, and hardness inspection per BAC5650/BSS7350 for steel and CRES alloys.

363A
If Seller is not presently on distribution for Buyer document(s) necessary to comply with this contract, copies may be obtained by contacting the SM&P representative‟s name that appears on the face of this order.

DELIVERY/PACKAGING/IDENTIFICATION
412A	Parts are to be marked per BAC 5307
413	If barcodes are used, package per the D6-81628 Shipping Label Barcode preparation and Placement

Supplemental Procurement Notes Boeing 787 Program

SPIRIT AEROSYSTEMS, INC.

CUSTOMER SPECIFIC SUPPLEMENTAL NOTES

CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY
2XX SHIPPING 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

Document.
437	If parts have heat numbers they are to be stamped individually with the heat number.
459
Contractual Requirements for Rubber Test Slabs
a)          Supplier shall retain test slabs up to the date of expiration for each batch and/or lot, for Buyer use in support of quality surveillance testing as requested from Buyer‟s Procurement Representative via purchase order to supplier.
b)          Boeing BMS specifications that require the supplier to provide test slabs of each batch and/or lot of Boeing BMS rubber specifications must be sent with each shipment to Buyer.
Each shipment of rubber will require a certified test report that shall indicate the batch number, lot number, and the actual calendar date on which the test specimen was cured.

460
Unless explicit direction is given to the contrary, no articles (or constituent parts thereof) ordered in support of Boeing programs shall contain any FAA-PMA markings. The articles shall not be certified under an FAA-PMA approval and the accompanying paperwork (e.g. packages, shippers, etc.) shall not contain any FAA-PMA markings.

PROPERTY
501
BOEING COMMERCIAL TOOLING – SELLER‟S QUALITY REQUIREMENTS
If Seller uses Boeing tooling then Seller‟s quality system shall maintain records to assure compliance with all the requirements of D33200-1 „Boeing Supplier Tooling‟ document, all processes and flows will be in accordance with STM-130030-1 „Spirit AeroSystems, Inc. Tooling Requirements‟. All quality checks, verifications, and records shall be presented with the Spirit AeroSystems, Inc. Certified Tool List. These quality records shall support the validations of the Quality Manager and Officer of the
Company‟s signature for compliance statement on the Spirit AeroSystems, Inc. Certified Tool List and/or Tool Usage List.
A.            Record Requirements
1.Each tool shall have a tool fabrication order indicating specific tool fabrication instructions per Boeing‟s applicable tooling manual and engineering drawing. Seller‟s inspection stamp affixed to show compliance and acceptance of completed tool.
B.            Manufacturing Records
1.Seller‟s manufacturing plan shall provide traceability for verification of need, function, and usage for each tool listed on the Spirit AeroSystems, Inc. Certified Tool List.
C.Design Records
1.Seller‟s Quality Assurance shall verify the maintenance of the following tool engineering data per D33200-1 „Boeing Supplier Tooling‟, Section 1.15 and STM130030-1 „Spirit AeroSystems, Inc. Tooling Requirements‟, Section 10.
a.           one complete set of reproducible drawings submitted to Buyer

Supplemental Procurement Notes Boeing 787 Program

SPIRIT AEROSYSTEMS, INC.

CUSTOMER SPECIFIC SUPPLEMENTAL NOTES

CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY
2XX SHIPPING 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

b. one complete set of reproducible drawings retained with tool
D. Tool Designs
1.            In order to maintain tool design standards, it is mandatory that tool designs be governed by the requirements of Boeing and Spirit AeroSystems, Inc. tooling manuals, engineering drawings or equivalent approved standards.
2.            Seller‟s Quality Assurance shall verify that all tool designs be governed by
Boeing/Spirit AeroSystems, Inc tooling standards.
3.Seller‟s Quality Assurance shall verify all Seller tool designs have been approved by
Spirit AeroSystems, Inc.‟s Tool Design organization:
a.            for master tooling,
b.            for all major or final stage tools controlled by master tooling,
c.            for tools that control interchangeability or replaceability items,
d.            for all tools used as media for quality acceptance that have tool design requirements,
e.for all tools used for periodic and configuration control.
E. Tool Fabrication
1.            Seller‟s Quality Assurance requirements verify and inspect progressively any feature of the tool that cannot be inspected after tool is complete.
2.            Maintain and retain all progressive inspection record as required (ref. E.1 above).
3.Inspect and verify all tool tryouts or tool proving.
F.Identification of Accountable Tools
Seller‟s Quality Assurance shall verify all tools are identified per Boeing‟s D33181-40 „Tooling Reference and Spirit AeroSystems, Inc. STM-130010-23 „Tool Identification‟.
1.           No tool will be considered complete that is not properly identified and accepted by
Quality Control.
2.           Seller‟s Quality Assurance shall verify acceptable parts or assemblies have been produced by all tooling and affix steel quality acceptance stamp in tool tryout space.
Note: If tool tryout is not required, stamp “NR” beside inspection acceptance stamp.
3.Seller‟s Quality Assurance shall verify the latest engineering drawing revision or tool drawing revision.
G. Certified Tool List
1.            Seller‟s Quality Assurance shall verify the completeness and accuracy of each tool on the Spirit AeroSystems, Inc. Certified Tool List.
2.            Seller‟s Quality Assurance manager shall sign and/or use their quality acceptance stamp to validate compliance to all D33200-1 „Boeing Supplier Tooling‟ requirements and STM-130030-1 as stated in upper right hand section of the Spirit AeroSystems, Inc. Certified Tool List. Signature of an Officer of the company is also required.

Supplemental Procurement Notes Boeing 787 Program

SPIRIT AEROSYSTEMS, INC.

CUSTOMER SPECIFIC SUPPLEMENTAL NOTES

CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY
2XX SHIPPING 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

3.            Seller shall have a rework tool order to show specific rework instructions have been completed and Seller‟s quality acceptance stamp affixed to Rework Tool Order and rework identification stamp on tool per D33181-40 „Boeing Tooling Reference‟ and STM-1 30010-23 „Spirit AeroSystems, Inc. Tool Identification‟.
Seller‟s Quality Assurance shall verify the accuracy and completeness of tool usage list prior to presenting to Buyer‟s Quality Assurance for validation.

502
Buyer will furnish all necessary mylars or photo templates of Engineering Layouts and/or tooling master layouts required by the Seller if required in accomplishing the work called for by this order. It is agreed that the prices established reflect an allowance for scrap value of such photo templates and upon completion of the work. Seller shall take title. Any template specifically designed as a tool and serial numbered is accountable property per Boeing document D33200 and D33041, and upon acquisition or manufacturer by Seller and before the same is used, becomes the property of/or controlled by Boeing.

503
All special tooling as defined in D33200 and D33041, covered by this Purchase Order/Purchase Contract shall, upon acquisition or manufacture by Seller and before the same is used, become the property of/or controlled by Boeing. Any use of this tooling for other than Boeing work, or before scrapping, must have written consent from Buyer.

504
Seller shall use any and all Tooling only for the purpose of performing its obligations under this purchase Order/Purchase Contract and shall not sell, lease or otherwise dispose of any Tooling. Seller shall, on behalf of Boeing as the owner thereof obtain and maintain in effect insurance in respect of all Seller-Use Tooling and Common-Use Tooling (other than such Tooling, which is in the actual possession of Boeing,). Seller shall not create or be responsible for the creation by others, any lien, claim or right of any person or entity other than the rights of Boeing, in respect of any Tooling, under this order.

505B
Tooling: Design, fabrication, handling, storage, accountability, maintenance, and disposition of Boeing owned tooling, furnished by Buyer in support of this order or fabricated by Seller as directed in this order, shall be in strict accordance with Boeing Document D33200 and D33041, as revised, which is hereby incorporated by reference and all applicable tooling manuals referenced herein. The Supplier shall store, maintain, and where necessary because of loss or damage, replace such tooling without further cost to Buyer.

506
Seller shall absorb all costs associated with non-accountable tooling manufactured and/or purchased by Seller necessary for the manufacture and delivery of the Products including but not limited to rework, repair, replacement and maintenance of the tooling. Seller shall not use tools, which contain, convey, embody, or were made in accordance with or by reference to any Proprietary Information and Materials of Boeing, to manufacture parts for anyone other than Boeing without the prior written authorization of Buyer.

507
If required, Seller shall provide at no cost to Buyer on Boeing‟s behalf as the owner thereof, control, accountability, care, storage, maintenance, insurance and replacements of all Contractor-Use Tooling and Common-Use Tooling in the possession of Seller or its subcontractors in accordance with

Supplemental Procurement Notes Boeing 787 Program

SPIRIT AEROSYSTEMS, INC.

CUSTOMER SPECIFIC SUPPLEMENTAL NOTES

CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY
2XX SHIPPING 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

Document D33200, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval, not to be unreasonably withheld or delayed, its equivalent or replacement, as required to support the manufacture, certification, support and delivery of Products; it being understood, however, that Boeing as the owner thereof bears the economic burden of depreciation and obsolescence of all Tooling.

508
If required, Seller shall control and account for all Tooling in accordance with the provisions of Boeing Document D33200, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval (not to be unreasonably withheld or delayed), its equivalent or replacement. This requirement shall apply to Boeing-Use Tooling until delivery thereof to Boeing and to Contractor-Use Tooling and Common-Use Tooling at all times prior to the removal thereof by Boeing or delivery to Boeing or Boeing's designee. All Existing Tooling shall remain identified with its identification tag containing the Boeing Lifetime Serial Number of such Tooling.Seller shall identify all New Tooling and any reworked or re-identified Tooling with an identification tag containing the Boeing Lifetime Serial Number of each such Tool. Boeing Lifetime Serial Numbers may be provided to Seller by Buyer.

509
If required, Seller shall prepare a list or lists ("Certified Tool List") in accordance with the D33200, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval (not to be unreasonably withheld or delayed), its equivalent or replacement, and such other information as Buyer shall request. Seller shall prepare a separate Certified Tool List for (i) Contractor-Use Tools, (ii) Common-Use Tools, (iii) Casting/Extrusion Tools, (iv) each county in Kansas in which any such Tool is located, (v) each state in which any such Tool is located and (vi) each state in which any such Tool is first utilized. Seller shall promptly submit each initial Certified Tool List to Buyer. Seller shall subsequently submit from time to time as specified by Buyer new Certified Tool Lists to supplement the information contained in the initial Certified Tool Lists.

510
Seller shall inspect all tools to the Engineering immediately on receipt of the tools and shall perform a first part inspection to the Engineering. If tools require rework, Buyer is to be notified immediately.

511 A	Accountability for tooling fabricated on this Purchase Order will be transferred to Blanket Accountable, Tooling Order T-______ on receipt of a properly prepared Certified Tool List (F08-04605). The
Certified Tool List is to be signed by an officer of the Seller's Quality Control representative, by a Buyer resident inspector, if available and a Government Source Inspector, if required and returned to Buyer as soon as possible. Tooling Invoices will not be honored prior to receipt of the Certified Tool List signed and stamped by Buyer PQA and proof acceptable parts were produced from the tooling.

514A	When returning Buyer-furnished tooling, Supplier is required to list the Blanket Accountable Tool Order No., tool number and serial number on the packing slip.
515
Payment for rework of tooling as specified under this order is to be as follows:
Seller shall, upon completion of the rework specified hereunder, forward to Buyer, an original and one copy of a Tool Usage List, F08-04605, listing each reworked tool. Tooling invoices will not be honored prior to receipt of the Tool Usage List signed and stamped by Buyer PQA and proof acceptable parts were produced from the reworked tooling.

Supplemental Procurement Notes Boeing 787 Program

PF-515 B787 Rev 07/15/10
SPIRIT AEROSYSTEMS, INC.

CUSTOMER SPECIFIC SUPPLEMENTAL NOTES

CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY
2XX SHIPPING 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

If Buyer Source Inspection is available, the TUL must also be stamped by the servicing Source Quality Control Representative. Accountable Blanket Tooling Order T- .

516	When a Seller receives or fabricates Boeing or Boeing customer-owned accountable tools, then the Seller must comply with the requirements of D33200,”Boeing Suppliers‟ Tooling Document.”
535
BMS 8-124 Honeycomb core shipments must be accompanied by:
A.            Test reports from each block of material
B.            A .500 T X 18L X 24W test slab cut from each block of material.
These test reports and slabs are required for lab use.

QUALITY
615
As stated is D6-83721 All Program Partners and Internal / External Suppliers who supply hardware end items as "Supplier Custom Parts" are required to be in compliance with all requirements contained within this document.
D6-83721 states that Internal / External Suppliers are required to provide configuration definition which will be included as a portion of the Purchased Article Configuration Traveler (PACT).
The Purchased Article Configuration Traveler “PACT” must include the SCPPL/UPL version number, all Module Revisions/Change Levels and the line unit number.
If there are no deviations only the top portion of the PACT must be completed and sent with shipping documents.
To determine proper form number to convey this data contact your Supply Chain Procurement Agent.

627
Seller and their sub-contractor(s) shall utilize sources listed in Document D1-4426 “Boeing Approved Process Sources” whenever the manufacturing and/or inspection processes listed in D1– 4426 are performed on articles on this purchase document.
The current version of D1–4426 is accessible via the Internet at the following web address http://www.boeing.com/companyoffices/doingbiz/d14426/index.html
Seller shall maintain actual processor certifications for all D1–4426 special processes performed in accordance with the requirements of this purchase document. In addition to all certification requirements defined by the applicable processing specification(s), the certifications shall contain the following:
•    The complete part number of the article(s) represented by the certification;
•    The total quantity of the parts (for each part number) represented by the certification;
•    The company name and address of the performing processor. The address shall include street address, city and state;
•    The specification number(s) and revision letter of the D1–4426 process performed.
Seller shall provide such certification upon Buyer request.
Seller shall provide their sub-tier process sources with the prime site of Buyer (that is the design authority) as well as the aircraft model number or hardware that the part numbers represent.

Supplemental Procurement Notes Boeing 787 Program

PF-515 B787 Rev 07/15/10
SPIRIT AEROSYSTEMS, INC.

CUSTOMER SPECIFIC SUPPLEMENTAL NOTES

CATEGORIZED AS FOLLOWS
0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY
2XX SHIPPING 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

Seller‟s use of approved processors does not relieve Seller from verifying that the processor and the product conforms to all applicable process specification requirements.
628
All parts painted with BMS10-11 Type I primer, Mil-PRF-23377 primer, and/or BMS10-11 Type II enamel in accordance with BAC 5736, Application of Chemical and Solvent Resistant Finishes, should be tested to the requirements defined within that BAC and BSS 7225, Tape Test Adhesion, as referenced.

680
When Boeing document D6-1276 is required by engineering drawing for this part Boeing/Spirit approval of your manufacturing planning is required through the Supply Chain Procurement Agent prior to shipment of completed parts.

681
If castings are included on this order the packing sheet, certificate of compliance or certified test reports accompanying shipments shall certify that the castings have been inspected in accordance with D13169

682
Where Boeing specifications and/or processes are listed within the detail design, specification control, or envelope drawing, incorporated by this purchase document, Seller shall adhere to the latest revision of the Boeing specification and/or process, unless otherwise specified in the purchase document.

683
A Seller that performs acceptance sampling shall meet the requirements of document D1-8007. Boeing approval of Seller‟s acceptance sampling plan is required prior to performing acceptance sampling when it is used for in-process or final inspection, and employs continuous sampling or repetitive lot sampling. Subsequent revisions to approved sampling plans require Boeing approval prior to implementation. Prior Boeing approval of a sampling plan is not required if it is used exclusively for receiving inspection, or employs only isolated lot sampling during in-process or final inspection.
When statistical process control is used as an option for either in-process or final inspection, Seller shall satisfy the requirements of document AS/EN/SJAC 9103, Variation Management of Key Characteristics.
In all cases, inspection requirements identified by engineering drawing or specification take precedence over the inspection requirements defined herein.

684	Tooling invoices will not be honored prior to certification by the Buyer of a Certified Tool List or Tool Usage List that has been approved by Buyer‟s Procurement Quality Assurance.

Supplemental Procurement Notes Bombardier CSeries Program

SPIRIT AEROSYSTEMS, INC. Customer Specific Supplemental Notes
NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE/GENERAL	1XX	DEVELOPMENTAL
2XX	PRICING	3XX	DELIVERY/SCHEDULE
4XX	QUALITY	5XX	CUSTOMER SUPPORT

ADMINISTRATIVE/GENERAL
001	Order Of Precedence
In the event of a conflict or inconsistency between any of the terms of the following documents, the following order of precedence shall control:
A.       Spirit Supplemental Procurement Notes (PF-515 B C-series) for Bombardier C Series
Program
B.       Spirit Supplemental Procurement Notes (PF-515)
C.       Spirit General Provisions, Fixed Price Contract (PF-550)
D.       Bombardier documents referenced within the Purchase Documents F.Engineering specifications
In resolving any such conflicts, these documents shall be read as a whole and in a manner most likely to accomplish their purpose.
Seller shall promptly report to Spirit in writing any inconsistencies in these documents, even if the inconsistency is resolvable using the above rules.

002	Force Majeure
Buyer shall not be in default under this Agreement, if the cause of such default is caused by an unforeseeable and irresistible event affecting Buyer or Buyer’s Customer ("Force Majeure"). Such events may include, depending on the circumstances, events such as, but not limited to, acts of God, acts of the Government, fires, floods, epidemics, quarantine restrictions, labor strikes and freight embargoes.

003	Program Management
Seller shall assume and provide to Spirit, at no additional cost, all program management and resources related to this Agreement including, but not limited to, program managers, engineers, procurement personnel, support personnel and test equipment and spares to comply with all of Seller's contractual obligations. Seller's program management and other resources shall be available at Seller's site and Spirit's site

004	Program Reviews
Seller agrees to send representatives to Spirit's designated facilities at no charge to Spirit, to provide a status on the progress of the work and related subjects.
Any attendance at any plant, or any participation in a meeting, or any action by either
Party, pursuant to this Agreement or any Purchase Order, or otherwise, shall not relieve either Party of any obligations or transfer any obligations of either Party to the other Party.

Supplemental Procurement Notes Bombardier CSeries Program

SPIRIT AEROSYSTEMS, INC. Customer Specific Supplemental Notes
NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE/GENERAL	1XX	DEVELOPMENTAL
2XX	PRICING	3XX	DELIVERY/SCHEDULE
4XX	QUALITY	5XX	CUSTOMER SUPPORT

005	Performance

Seller shall promptly advise Spirit of circumstances or incidents which will have a material influence on Seller's performance under this Agreement. These circumstances or incidents may, without limitation, consist of the following: corporate financial instability, likelihood of insolvency or reorganization, upcoming collective bargaining negotiations, departure of key personnel, potential or actual law suits, potential strikes at Seller's or its

Sellers' facilities, shortage of materials, pending freight embargoes, pending export limitation legislation and recently confirmed contract awards. Concurrently, Seller shall provide its risk management plan to prevent or minimize any impact on the performance of Seller's contractual obligations.

006	Work Management
If Seller fails to carry out any of its material obligations under this Agreement, or if

Seller notifies Spirit that it expects to do so and does not initiate a corrective action plan within five (5) Days of the receipt of Spirit's written notice, and then Spirit shall have the right to intervene in the management of the work. Spirit's right may be exercised, at any time, during any of the development phases, production phases or in service.

007	Product Numbers
The Product numbers are provided primarily for reference purposes. If, during the term of this
Agreement, Products' part numbers are changed or added, this Agreement shall continue to apply to the corresponding Products.
008	Sub-contractors

Throughout the duration of this Agreement, Seller shall notify Spirit of any sub-contractors to be used by Seller or any proposed change to its sub-contractors. Spirit may require qualification and approval.

009	Termination Liability
Spirit shall incur no termination liability for any Purchase Order cancelled or terminated within ten (10) days of issuance.
010	ITAR Free Aircraft

Seller acknowledges the importance for Bombardier of commercializing an ITAR-free aircraft and agrees to maintain Export Control processes minimizing the risk of ITAR contamination of the Product throughout the life of the program. To the best of its knowledge and as of the

Effective Date of the Agreement, neither the Product, nor any of its components or parts, are controlled or otherwise restricted from use or export under the International Traffic in Arms
Regulations (hereinafter referred to as "ITAR Component").
011	Canadian Content

Supplemental Procurement Notes Bombardier CSeries Program

SPIRIT AEROSYSTEMS, INC. Customer Specific Supplemental Notes
NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE/GENERAL	1XX	DEVELOPMENTAL
2XX	PRICING	3XX	DELIVERY/SCHEDULE
4XX	QUALITY	5XX	CUSTOMER SUPPORT

Seller shall make its best efforts to obtain ten percent (10%) of Canadian content for each Product delivered.
012	Software
Throughout the duration of the Agreement, Seller agrees to communicate and transfer data electronically with Spirit when and as required by Spirit. In this respect, Seller shall maintain software, software formats and versions, system operations, security procedures, signature procedures, transmission regulations and any other required procedures which are compatible with Spirit's systems, formats and procedures.

013	Use of Trademarks
Seller shall not, without the prior written consent of Bombardier use any trademark or trade name of Bombardier.
DEVELOPMENTAL
101	Source Control Drawing
Suppliers providing products manufactured using Source Control Drawings shall adhere to the following:
A.       Seller shall be fully responsible to design the Product in order that it meets all the requirements of this Agreement/Order. Without limiting the foregoing, Seller shall be responsible to perform all tests and reviews required to ensure that the Product meets the requirements of Spirit’s and Bombardier’s Requirements Documents, and performs its intended function when installed on the Aircraft.
B.In the event that any other Seller must implement a material change to its Product as a result of an act or omission of Seller, Seller shall reimburse Spirit, Bombardier and other suppliers any costs and expenses incurred by Spirit, Bombardier or other suppliers in implementing said material change, to the extent caused by Seller's acts or omissions.
C.Seller shall immediately implement the following, at no charge to Spirit, Bombardier or the Operator:
a.       changes made to maintain Aircraft Certification;
b.       changes made to remedy any safety issue; and
c.changes made to comply with any mandatory airworthiness authorities'
requirements.
D.Seller Product will be able to support Item Guarantees as provided by MAA1-10098-1,
Bombardier C Series Reliability Requirements Affected items will be noted in the Contract header text.
E.In order to ensure proper interface and interaction of all Products incorporated on the
Aircraft with other structures, systems, items or components of the Aircraft, Seller shall participate in and support the actions of other suppliers that require information, to adequately perform their respective work throughout the life of the Agreement.

Supplemental Procurement Notes Bombardier CSeries Program

SPIRIT AEROSYSTEMS, INC. Customer Specific Supplemental Notes
NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE/GENERAL	1XX	DEVELOPMENTAL
2XX	PRICING	3XX	DELIVERY/SCHEDULE
4XX	QUALITY	5XX	CUSTOMER SUPPORT

F.It is Seller's sole responsibility to ensure that Qualification or Certification based on either analysis or similarity can be substantiated to Spirit's satisfaction. Seller understands and accepts that if any Product fails to meet Spirit’s or Bombardier's Qualification or Certification requirements, whether by analysis or similarity, Seller shall conduct any and all testing required to meet the requirements of this Agreement. Seller shall bear all testing related costs.
Seller shall meet its detailed plan and schedule for Qualification or Certification of the Products for use on the Aircraft, in accordance with Spirit’s requirements. Seller shall assume any costs incurred by Spirit (including, without limitation, flight testing costs) in relation to Seller's failure to perform its obligations.
In the event that Spirit submits a proposal to Seller requesting a change in the Product for a reason other than those set out above, and the change is not the result of an act or an omission by Seller, the Parties shall promptly agree on the most appropriate technical and commercial solution to implement the proposed change and execute an appropriate Agreement amendment.

102	Airworthiness/Certification
Suppliers providing products manufactured using Source Control Drawings shall adhere to the following:
Until an Aircraft model has achieved Entry-Into-Service, Seller shall be responsible for, and shall make all changes to its Products and to its Products' interface points as required by Spirit, Bombardier or the airworthiness authorities at no cost to Spirit or Bombardier, as may be necessary to obtain or maintain Certification.

103	Non-Source Controlled Drawing Procured Equipment
Suppliers providing products manufactured using supplier’s part numbers, industry standard part numbers or supplier part numbers built to an industry standard, will be able to support Item Guarantees as provided by MAA1-10098-1, Bombardier C Series Reliability Requirements. Affected items will be noted in the Contract header text.

PRICING
201	Value Improvement
Seller shall engage in a process of Value Improvement (VI). Seller shall identify cost reduction opportunities and work together with Spirit for implementation.
Spirit may offer specific recommendations regarding, but not limited to, the incorporation of new technologies and process improvements intended to reduce Seller's costs or improve Product performance. Seller may offer specific recommendations regarding, but not limited to, Design for Manufacture (DFM), material used, or packaging and shipping improvements.
All Value Improvement opportunities shall be reviewed by Spirit. Implementation will be determined by Spirit based on the cost to implement, and the final cost improvement opportunity. Cost reductions derived from the VI process will be negotiated.

Supplemental Procurement Notes Bombardier CSeries Program

SPIRIT AEROSYSTEMS, INC. Customer Specific Supplemental Notes
NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE/GENERAL	1XX	DEVELOPMENTAL
2XX	PRICING	3XX	DELIVERY/SCHEDULE
4XX	QUALITY	5XX	CUSTOMER SUPPORT

202	Pricing of Derivatives
Recurring base prices set forth in this Agreement shall apply to Products, or derivatives thereof, purchased under the Purchase Documents, which are supplied for any other aircraft manufactured by Bombardier and its subsidiaries or affiliates.

DELIVERY/SCHEDULE
301	Schedule Changes
Spirit may accelerate delivery up to one hundred and forty (140) days prior to delivery date and may decelerate delivery up to one hundred twenty (120) days prior to delivery date at Spirit’s discretion and at no charge. Any changes other than within the parameters set out above shall require the Seller’s approval.

302	Production Rate Capability
Subject to a seventy (70) week notice or any other notice as mutually agreed by the Parties, Seller shall have the capabilities and capacity to support a final assembly line rate increase up to one (1) Structure per working day, excluding Replacement Products for the production line and Spare Products.

303	Stop Work
In the event of lack of sales of the Customer’s Aircraft, Spirit may issue, at no charge to Spirit, a written Stop Work order to Seller in order to suspend the Work for twelve (12) consecutive months or less.
During the suspension of Work, Spirit may issue written notice to restart the Work and Seller shall initiate a plan to restart the Work within ten (10) Days after receipt of such notice. A ramp- up plan shall be mutually agreed between the Parties.
If suspension of the Work extends beyond twelve (12) months: Spirit may extend the suspension of the Work beyond twelve (12) months, subject to the Parties agreeing on the compensation owed by Spirit to Seller for Seller's Work in-progress and inventory; or
Spirit may terminate all or part of this Agreement or any Purchase Order. Such termination shall be treated as a Termination for Convenience in accordance with the terms and conditions of PF-550, Spirit General Provisions, Termination clause.
Seller hereby agrees to hold harmless Spirit from and against any and all claims, demands, suits, judgments, liabilities, losses, costs and expenses which result from suspension or termination of this Contract pursuant to this provision.

304	Divert Shipments
Supplier shipments which are sent directly to Sprit’s customer or another Spirit sub-contractor must be accompanied by two (2) copies of the following documents,

Supplemental Procurement Notes Bombardier CSeries Program

SPIRIT AEROSYSTEMS, INC. Customer Specific Supplemental Notes
NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE/GENERAL	1XX	DEVELOPMENTAL
2XX	PRICING	3XX	DELIVERY/SCHEDULE
4XX	QUALITY	5XX	CUSTOMER SUPPORT

(one (1) inside the container and one (1) outside the container)
1)          Packing slips and certificate of compliance, or both;
2)          bill of lading,
3)          express courier receipt or waybill with the mention of the
Purchase Order number and the part numbers;
4)          two (2) copies of the commercial invoice and/or Canadian and/or
USA Customs invoice, as applicable, with the mention of
a)             the Purchase Order number
b)             the part numbers
c)             the exact description of the Products,
d)harmonized system code for purposes of clearing customs,
e)             country of origin of the merchandise,
f)             bill of lading or waybill numbers and declared value(s).
The declared value(s) must include any non-recurring costs which Spirit has paid, or will pay, in addition to the recurring costs of the Products. For Repairs, Seller shall indicate the value of the Products, when new, and the value of the Repair.

QUALITY
401	Quality Records
Seller shall maintain, on file at the Seller’s facility, Quality records traceable to the conformance of product/part numbers delivered to Spirit. Seller shall make such records available to regulatory authorities and Spirit’s authorized representatives. Seller shall retain such records for a period of not less than (7) seven years from the date of shipment under each applicable Purchase Document for all product/part numbers unless otherwise specified on the Purchase Documents. Seller shall maintain all records related to the current first article inspection (FAI) for (7) seven years past final delivery of the last Product covered by the FAI.
At the expiration of such period, Seller shall notify Spirit of their intent to destroy such records. Spirit shall either approve of the destruction or request delivery of such records. In the event Spirit chooses delivery of the records, Seller shall promptly deliver such records to Spirit at no additional cost, on media agreed to by both parties.

402	Part Criticality Classification Number (PCCN) - Class 1 Requirements
For each PCCN Class 1 part (including sub-tier Seller parts) Seller shall provide the following information to Spirit Procurement Agent, prior to release, for review and concurrence:
•       Manufacturing process sheet, including any technique sheets;
•       List of special processes applicable;

Rev 12/7/10

Supplemental Procurement Notes Bombardier CSeries Program

SPIRIT AEROSYSTEMS, INC. Customer Specific Supplemental Notes
NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE/GENERAL	1XX	DEVELOPMENTAL
2XX	PRICING	3XX	DELIVERY/SCHEDULE
4XX	QUALITY	5XX	CUSTOMER SUPPORT

•       List of sub-tier sub-contractor used for special processes (if applicable);
•       List of sub-tier sub-contractor used to manufacture the part (if applicable);
•       List of inspection techniques to be used to ensure the specific
•       manufacturing, test, process, inspection requirements and/or failure criteria identified on the drawing have been complied with;
•       List of material, tooling, and any special equipment;
•       Seller shall ensure that the work instructions (including sub-tier sub-contractor work instructions) are identified as "PCCN Class 1 Part" once Bombardier has concurred with the above information.
•       Seller shall ensure that the work instructions (including sub-tier sub-contractor work instructions) for PCCN Class 1 parts are identified as "FROZEN NO CHANGE PERMITTED".
•       Seller shall submit any proposed changes (including sub-tier Seller proposed changes) to PCCN Class 1 Part manufacturing process sheets to Spirit for concurrence prior to incorporation of the change.

403	Part Criticality Classification Number (PCCN) - Class 2 Requirements
For each PCCN Class 2 part Seller shall submit a list in electronic format, by part number, of all released manufacturing process sheets (including sub-tier sub-contractors) to Spirit Procurement Agent for review and concurrence.
Seller shall submit a revised PCCN Class 2 parts listing Spirit Procurement Agent for review and concurrence when changes are made to any of the applicable manufacturing process sheets (including sub-tier sub-contractors).

404	Nonconforming Product
In the event that Seller's Product does not conform to a requirement, Spirit shall notify Seller of such non-conformance. Such non conforming Product shall be either
(i)       Repaired within one (1) working day of Spirit's notification to Seller or
(ii)       returned to Seller and replaced by another Product within one (1) working day of Spirit's notification to Seller, at Seller's expense.
In the event that Spirit elects to return the Product to Seller, title of ownership of such Product (if title has already been transferred) shall immediately vest in Seller. In the event that Seller is unable to comply with the one (1) working day requirement, Seller shall promptly advise Spirit and define a delivery date that is acceptable to Spirit.

405	Configuration Management
For parts engineered by the Seller Bombardier Configuration Management (CM) practices as documented in the engineering manual BM6010 must be followed. All Sellers are required to comply with the material contained within this document. These practices define Bombardier requirements in areas such as, but not limited to:
a)              Type Design (see BM 6010.03.01.11)
b)              Type Approval (see BM6010.03.01.03)

Rev 12/7/10

Supplemental Procurement Notes Bombardier CSeries Program

SPIRIT AEROSYSTEMS, INC. Customer Specific Supplemental Notes
NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE/GENERAL	1XX	DEVELOPMENTAL
2XX	PRICING	3XX	DELIVERY/SCHEDULE
4XX	QUALITY	5XX	CUSTOMER SUPPORT

c)              Configuration (or End) Items (see BM6010.03.01.07)
d)              Part Criticality Classification Numbering (see BM4010.02.03.03)
e)              Interchangeability Codes (see BM4010.02.03.06)
f)    Airworthiness Classification of Design Changes (see BM6032.01.08.19) g) Rules for Part re-identification (see BM4010.04.02.02)
In order to comply with the CM practices, all Sellers and their sub-tier sub-contractors, as part of their engineering manual or procedures, shall establish a configuration management system to ensure:
a)Technical and administrative functions identify, document, control, report and validate the physical and functional characteristics of a product.
b)Engineering definition of products and their change history are known at any point in time and can be provided to Spirit upon request in a timely manner.
c)Verification that all aspects of the change have been assessed for completeness, accuracy, and interface (including but not limited to performance, design, definition, justification, production, inspection, testing, logistic support).
d)Whenever computer software or changeable digital processor instructions are integral to Products supplied to Spirit by a Seller, a software control policy (approved by Bombardier) shall be a documented part of the configuration management system.
All questions with respect to CM should be addressed to Spirit for resolution and to ensure clear understanding.
Sellers shall establish procedures to identify, document, review, approve and control all changes and modifications at their facilities prior to release as per section 4.4.6.
A Seller’s part number shall change when the new part configuration meets any of the criteria established in Bombardier Practice BM4010.04.02.02 (Rules For Part Re-Identification).
Seller product definition is part of the Type Design Data and as such a copy of the Seller Drawing that defines the Seller part (preferably in digital format e.g.: tif, cgm, pdf, etc.) must be provided to Spirit and Bombardier for type approval. Any changes to the Seller’s drawing must also be supplied to Spirit and Bombardier for Type Design Approval and to ensure acceptance when parts go through receiving inspection.
Changes to engineering data affecting aircraft products shall be executed in compliance with the NOC practice per section 4.4.6 and controlled with regard to release and effectivity. In any event designs approved by Bombardier shall not be changed without the expressed written consent of Spirit and Bombardier approval authority.

406	Determining Acceptable Sources of Supply
To determine which sub-tier sources of supply are acceptable to use in support of the various Bombardier programs and contracts, the Seller shall follow these steps:
Identify the program to which the Bombardier bid request or contract applies.
(1) Use the appropriate table (ref Tables T4.6.-1, -2, -3 and -4 of QD4.6-40). In the first column, find the type of product to be procured from the sub-tier. The second column contains acceptable sources of supply.
The Bombardier list of approved Sellers can be found on the Internet at

Supplemental Procurement Notes Bombardier CSeries Program

SPIRIT AEROSYSTEMS, INC. Customer Specific Supplemental Notes
NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE/GENERAL	1XX	DEVELOPMENTAL
2XX	PRICING	3XX	DELIVERY/SCHEDULE
4XX	QUALITY	5XX	CUSTOMER SUPPORT

http://www.bombardier.com/en/aerospace/suppliers

407	Quality Process Control
The Seller shall plan production, installation and processes that affect Product quality, and ensure they are carried out under controlled conditions. These conditions include: suitable production and installation equipment, documented work instructions, as well as suitable working environments. There shall be a clear definition of workmanship criteria or standards. Process equipment and personnel shall be qualified and approved as per the applicable requirements. Cleanliness and organization shall be appropriate to the work being performed.
Records of process parameters, equipment and personnel qualifications/approvals shall be maintained. No changes to Seller process will be authorized without prior written consent of Spirit and Bombardier. Status of Sellers or sub-tier sub-contractors violating this condition will be reevaluated and reassessed by Spirit.
Sellers using controlled processes, including sub-tier sub-contractors, shall be approved by Spirit and Bombardier and qualified for each controlled process they perform. National
Aerospace and                                      Defense                                      Contractors AccreditationProgram(NADCAP) certification is
mandatory for special processes listed in QD4.6-40 section 3. (Seller Classifications).
The Bombardier controlled specifications is listed in BAEPM-001 available on the Internet. The Bombardier list of controlled processes approved Sellers is available on the Internet at: http://www.bombardier.com/en/aerospace/suppliers

Variation from specified Bombardier process operating parameters is not permitted. "Request for Deviation to Materials and Process Specification - Form BT0213-01" shall be raised by Seller and submitted to Spirit for approval. Refer to QD4.6-40 section 5.3.

408	CONTROL OF QUALITY AND ENGINEERING RECORDS/DATA
Quality                    and                   Engineering                            records/data                                       shall                     includeVitalrecords/dataandNon Vital
records/data. Vital Records/data are document or data to be preserved to provide objective evidence that Products comply with approved design data and its safe operation. Non Vital Records/data are document or data generated to support and demonstrate that the quality system complies with stated policies. Records shall be in the form of hard copy, microfilm or electronic media. Electronic records shall be password-protected against inadvertent loss, destruction or tampering and be write-protected. Procedures shall define the methods used to identify, collect, index, file, store, maintain and establish the disposition of records.
Quality and Engineering records/data shall be archived in accordance with established procedures or as defined by customers or regulatory authorities. Seller shall provide an adequate storage facility to protect all stored records/data from reasonably foreseeable damage (water, humidity, fire, insects and rodents, electrostatic interference, etc.). Vital records/data shall be retained for the life of the product. Non Vital records shall be retained for (3) years. At the expiry of the retention period, the records shall be offered to Bombardier with prior notice of at least six (6) months for further retention or disposal according to Bombardier’s written instructions.
Quality and Engineering records/data shall be available to Spirit, Bombardier and regulatory authorities upon request. For this reason Quality and Engineering records/data shall be

Supplemental Procurement Notes Bombardier CSeries Program

SPIRIT AEROSYSTEMS, INC. Customer Specific Supplemental Notes
NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE/GENERAL	1XX	DEVELOPMENTAL
2XX	PRICING	3XX	DELIVERY/SCHEDULE
4XX	QUALITY	5XX	CUSTOMER SUPPORT

maintained in the English language or an accurate translation made from the original records created in the Seller’s native language.
409	SOURCE SUBSTANTIATED COMPONENTS
The Seller of each production detail part identified as a Source Substantiated Component (specified on engineering drawing) shall, in addition to preparing a formal FAIR as per QD4.6- 40 section "4.10.6 First Article Inspection Report (FAIR)", submit the following with the report:
a)Raw material traceability through a Certificate of Conformance from the manufacturer of the material.
b)Fully approved Technical Sheets when required by the relevant Process Specifications. c) Fully approved Process Control Document when agreed between the Bombardier Seller and Spirit.
The formal FAIR and associated documentation is accepted by Spirit only if the Product meets the contractual and technical requirements. Once accepted, the Seller can make no changes to the following without prior approval of Spirit:
a)     The method of manufacture
b)     Process Control Document (if applicable)
c)     Technical Sheets
d)     Utilization of sub-tier processors.
Note: All raw materials shall be procured from Bombardier approved manufacturers.

CUSTOMER SUPPORT
501	New Aircraft Warranty
The warranty period for primary structural Products shall be for a period of forty-eight (48) months following delivery of the Aircraft to the Operator. This warranty shall apply, without reduction, whether or not the Product was replaced, or Repaired, whether once or more than once, prior to or after delivery of the Aircraft to the Operator.
If the Products fail to comply Seller shall promptly Repair, Overhaul, if requested by Spirit, or replace the Products and shall bear all costs and expenses incurred by Bombardier or the Operators in relation to the Repair, Twelve (12) months prior to Entry-Into-Service, Seller shall agree with Spirit to a standard number of hours for the removal, installation and Aircraft return to service testing per LRU. Such hours shall be the standard number of hours that Seller shall reimburse to Spirit for a failed Product within the warranty period. In the event that Spirit and Seller do not agree on a standard number of removal and reinstallation hours, Seller shall accept the number of hours claimed for the work done by the applicable service centre.

502	Warranty Improvement
Upon request by Spirit, Seller shall improve its warranties to meet the Aircraft competition's warranty improvements or market demands. Such improvements to Seller's warranties shall not be unreasonably withheld. If applicable, the Parties will mutually agree on commercial terms.

Supplemental Procurement Notes Bombardier CSeries Program

SPIRIT AEROSYSTEMS, INC. Customer Specific Supplemental Notes
NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE/GENERAL	1XX	DEVELOPMENTAL
2XX	PRICING	3XX	DELIVERY/SCHEDULE
4XX	QUALITY	5XX	CUSTOMER SUPPORT

503	Repair or Replacement
Seller shall Repair or replace failed, damaged or defective Products as required during production. When requested, Seller shall provide a replacement no later than one (1) working day after receipt of Spirit requirements, in order to support the production schedule. In the event that Seller is unable to comply with the one (1) working day requirement, Seller shall promptly advise Spirit and define a delivery date that is acceptable to Spirit.

504	Damaged Products
Seller shall notify Spirit of any Products that are considered to have been damaged due to improper operation, improper maintenance, mishandling, customer induced failure, Foreign Object Damage ("FOD") or accident. Seller shall provide to Spirit documentation to support the claim for chargeable Repairs covered under the warranty or a cost-by-hour plan. Such documentation shall include, as a minimum, the root cause, pictures of the foreign object and damage when available, as well as specifications which support why the Repair is chargeable. Seller shall provide to Spirit all pertinent findings. Spirit may visit Seller's facilities or any other location to inspect and verify Seller's conclusion that such Product has been found to meet the aforementioned criteria. Spirit shall notify Seller of the disposition of such Product. If Seller elects to Repair or replace such Product without Spirit's prior written consent, Seller's rights to be paid are immediately extinguished.

505	Service Bulletins
Seller shall bear all costs, including labor costs at the then-current Bombardier rate, to implement corrective actions required by all Alert Service Bulletins related to defects that have been agreed to by both Parties as Seller's defect. Service bulletins shall be incorporated as mandated by regulatory authorities during shop visits or campaigned in the field, whichever is the most expedient.
Subject to the Warranty period, for all Recommended Service Bulletins addressing defects that have been agreed to by the Parties as a defect of Seller's Product, Seller shall bear all costs for the implementation of corrective actions required by such Recommended Service Bulletins during maintenance of the Items or other components. Such costs shall be limited to the man hours as identified on the Recommended Service Bulletins.

506	Service Life Policy
If Seller’s products are covered by the Service Life Policy then the following shall apply:
The Service Life Policy ("SLP") provides a non-warranty cost sharing assurance that applies to Bombardier-specified SLP Components that fail within shall apply for a period of fifteen (15) years, or forty-five thousand (45,000) flight hours or forty-thousand (40,000) flight cycles following delivery of the Aircraft to the Operator, whichever occurs first. For clarification, the Structural Products comprehensive warranty coincides with the first forty-eight (48) months of the SLP.
The SLP described shall apply to Components listed (SCPA must add)

Supplemental Procurement Notes Bombardier CSeries Program

Bombardier CSeries                                                              Page 12 of 12 515 B CSeries
Rev 12/7/10
SPIRIT AEROSYSTEMS, INC. Customer Specific Supplemental Notes
NOTES ARE CATEGORIZED AS FOLLOWS:

0XX	ADMINISTRATIVE/GENERAL	1XX	DEVELOPMENTAL
2XX	PRICING	3XX	DELIVERY/SCHEDULE
4XX	QUALITY	5XX	CUSTOMER SUPPORT

d)failure resulting from impact with an external object.
Conditions for SLP Claims
Seller's obligations under this policy are conditioned upon the following:
a)         Spirit must notify Seller in writing within sixty (60) Days after the failure becomes apparent.
b)         Spirit must provide reasonable evidence that the claimed failure is covered by the SLP and, if requested by Seller, that such failure was not the result of (i) a failure in a component not covered by this Policy, (ii) impact with an external object, (iii) a wrongful act or wrongful omission of Operator, or (iv) operation or maintenance contrary to applicable governmental regulations or Seller's instructions.
c)If return of a failed SLP Component is practicable and requested by Seller, Spirit will return such SLP Component at Seller's expense.

507	Environmental Protection
Seller must comply with all laws, statutes, decrees, treaties, regulations, orders, directives or norms of the United States, Canada or the European Union with respect to environmental protection or quality as they relate to the work performed under this Agreement.

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

ADMINISTRATIVE
028A
In the event seller receives approval from Buyer’s Procurement Representative, prior to submitting nonconforming material and/or hardware, the seller shall document and process said items in accordance with Spirit Document MAA1-10034-1, "Supplier Non-conformance".

030
No 787 Related Work
Notwithstanding anything to the contrary in the Purchase Document, Seller shall not, either alone or with others, perform pursuant to the Purchase Document any work that may be applicable to, developed for, incorporated in or to be incorporated in the 787. All work related to the 787 must be performed pursuant to separate agreement(s).

047
BOEING RAW MATERIAL STRATEGY
During the term of this contract, Seller shall procure from Boeing (or its designated service provider who will act on behalf of Boeing) all raw material of the commodity type specified in the "Commodity Listing" included below necessary to support any order issued pursuant to this contract. From time to time, Buyer may amend the "Commodity Listing" by adding or deleting commodity types. Any such amendment, or revisions to the raw material pricing, shall be subject to adjustment under Spirit AeroSystems, Inc., General Provisions, Form PF- 550, Changes Section, provided that Seller shall take no action to terminate its existing supply agreements when such termination would result in an assertion for an adjustment until the Seller has received approval from Buyer. The provision of any raw material by Boeing to Seller shall be according to Boeing's standard terms of sale. Boeing shall advise Seller of any designated service provider to be used at the time the order is issued. Upon request by Buyer, Seller must provide to Buyer documentation (e.g., packing slips, invoices) showing Seller's full compliance with these obligations. If requested by Boeing or its designated service provider, Seller will provide an annual forecast of demand for the applicable commodity.
COMMODITY LISTING
Aluminum Flat Rolled Products Includes aluminum sheet, aluminum plate, wing plate, and body skins, excluding “soft” aluminum alloys.
Aluminum extrusions, all press size or circle size.
Titanium includes all wrought and un-wrought titanium mill products.

PRICING
135
When acceptable parts have been received on a production Purchase Order, a Certified Tool List (F08- 04605), if required, will be submitted by the supplier, to the Buyer’s Procurement Representative, to transfer accountability to Blanket Accountable Tool Order T.

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

155
If required, a Tool Usage List (F08-04605) will be submitted by the supplier, to the Buyer’s Procurement Representative certifying satisfactory completion of rework and production of acceptable parts from reworked tool(s).

DELIVERY/PACKAGING/IDENTIFICATION
412A	Parts are to be marked per BAC 5307.
413	If barcodes are used, package per the D6-81628 Shipping Label Barcode preparation and Placement Document.
437	If parts have heat numbers they are to be stamped individually with the heat number.
459
Contractual Requirements for Rubber Test Slabs
a)          Supplier shall retain test slabs up to the date of expiration for each batch and/or lot, for Buyer use in support of quality surveillance testing as requested from Buyer’s Procurement Representative via purchase order to supplier.
b)          Boeing BMS specifications that require the supplier to provide test slabs of each batch and/or lot of Boeing BMS rubber specifications must be sent with each shipment to Buyer.
Each shipment of rubber will require a certified test report that shall indicate the batch number, lot number, and the actual calendar date on which the test specimen was cured.

460
Unless explicit direction is given to the contrary, no articles (or constituent parts thereof) ordered in support of Boeing programs shall contain any FAA-PMA markings. The articles shall not be certified under an FAA-PMA approval and the accompanying paperwork (e.g. packages, shippers, etc.) shall not contain any FAA-PMA markings.

PROPERTY
501
BOEING COMMERCIAL TOOLING – SELLER’S QUALITY REQUIREMENTS
If Seller uses Boeing tooling then Seller’s quality system shall maintain records to assure compliance with all the requirements of D33200-1 ‘Boeing Supplier Tooling’ document, all processes and flows will be in accordance with STM-130030-1 ‘Spirit AeroSystems, Inc. Tooling Requirements’. All quality checks, verifications, and records shall be presented with the Spirit AeroSystems, Inc. Certified Tool List. These quality records shall support the validations of the Quality Manager and Officer of the Company’s signature for compliance statement on the Spirit AeroSystems, Inc. Certified Tool List and/or Tool Usage List.

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes

NOTES ARE CATEGORIZED AS FOLLOWS:
0XX ADMINISTRATIVE GENERAL 1XX PRICING
2XX RESERVED 3XX INSPECTION
4XX DELIVERY/PACKAGING/IDENTIFICATION5XX PROPERTY
6XX QUALITY 7XX MISCELLANEOUS

A.            Record Requirements
1.Each tool shall have a tool fabrication order indicating specific tool fabrication instructions per Boeing’s applicable tooling manual and engineering drawing. Seller’s inspection stamp affixed to show compliance and acceptance of completed tool.
B.            Manufacturing Records
1.Seller’s manufacturing plan shall provide traceability for verification of need, function, and usage for each tool listed on the Spirit AeroSystems, Inc. Certified Tool List.
C. Design Records
1.Seller’s Quality Assurance shall verify the maintenance of the following tool engineering data per D33200-1 ‘Boeing Supplier Tooling’, Section 1.15 and STM-130030-1 ‘Spirit AeroSystems, Inc. Tooling Requirements’, Section 10.
a.       one complete set of reproducible drawings submitted to Buyer
b.       one complete set of reproducible drawings retained with tool
D. Tool Designs
1.          In order to maintain tool design standards, it is mandatory that tool designs be governed by the requirements of Boeing and Spirit AeroSystems, Inc. tooling manuals, engineering drawings or equivalent approved standards.
2.            Seller’s Quality Assurance shall verify that all tool designs be governed by Boeing/Sprit AeroSystems, Inc tooling standards.
3.Seller’s Quality Assurance shall verify all Seller tool designs have been approved by
Spirit AeroSystems, Inc.’s Tool Design organization:
a.            for master tooling,
b.            for all major or final stage tools controlled by master tooling,
c.            for tools that control interchangeability or replaceability items,
d.            for all tools used as media for quality acceptance that have tool design requirements,
e.for all tools used for periodic and configuration control.
E. Tool Fabrication
1.            Seller’s Quality Assurance requirements verify and inspect progressively any feature of the tool that cannot be inspected after tool is complete.
2.            Maintain and retain all progressive inspection record as required (ref. E.1 above).

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

3.Inspect and verify all tool tryouts or tool proving.
F.Identification of Accountable Tools
Seller’s Quality Assurance shall verify all tools are identified per Boeing’s D33181-40 ‘Tooling
Reference and Spirit AeroSystems, Inc. STM-130010-23 ‘Tool Identification’.
1. No tool will be considered complete that is not properly identified and accepted by Quality
Control.
2. Seller’s Quality Assurance shall verify acceptable parts or assemblies have been produced by all tooling and affix steel quality acceptance stamp in tool tryout space.
Note:If tool tryout is not required, stamp “NR” beside inspection acceptance stamp.
3.Seller’s Quality Assurance shall verify the latest engineering drawing revision or tool drawing revision.
G.Certified Tool List
1. Seller’s Quality Assurance shall verify the completeness and accuracy of each tool on the Spirit AeroSystems, Inc. Certified Tool List.
2. Seller’s Quality Assurance manager shall sign and/or use their quality acceptance stamp to validate compliance to all D33200-1 ‘Boeing Supplier Tooling’ requirements and STM-
130030-1 as stated in upper right hand section of the Spirit AeroSystems, Inc. Certified
Tool List. Signature of an Officer of the company is also required.

3.            Seller shall have a rework tool order to show specific rework instructions have been completed and Seller’s quality acceptance stamp affixed to Rework Tool Order and rework identification stamp on tool per D33181-40 ‘Boeing Tooling Reference’ and STM-

130010-23 ‘Spirit AeroSystems, Inc. Tool Identification’.
4. Seller’s Quality Assurance shall verify the accuracy and completeness of tool usage list prior to presenting to Buyer’s Quality Assurance for validation.
502
Buyer will furnish all necessary mylars or photo templates of Engineering Layouts and/or tooling master layouts required by the Seller in accomplishing the work called for by this order. It is agreed that the prices established reflect an allowance for scrap value of such photo templates and upon completion of the work. Seller shall take title. Any template specifically designed as a tool and serial numbered is accountable property per Boeing document D33200-1 and D33041-1, and upon acquisition or manufacturer by Seller and before the same is used, becomes the property of/or controlled by Boeing.

503	All special tooling as defined in D33200-1 and D33041-1, covered by this Purchase Order/Purchase

Contract shall, upon acquisition or manufacture by Seller and before the same is used, become the property of/or controlled by Boeing. Any use of this tooling for other than Boeing work, or before scrapping, must have written consent from Buyer.

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

504
Seller shall use any and all Tooling only for the purpose of performing its obligations under this purchase Order/Purchase Contract and shall not sell, lease or otherwise dispose of any Tooling. Seller shall, on behalf of Boeing as the owner thereof obtain and maintain in effect insurance in respect of all Seller-Use Tooling and Common-Use Tooling (other than such Tooling, which is in the actual possession of Boeing,). Seller shall not create or be responsible for the creation by others, any lien, claim or right of any person or entity other than the rights of Boeing, in respect of any Tooling, under this order.

505B
Tooling: Design, fabrication, handling, storage, accountability, maintenance, and disposition of Boeing owned tooling, furnished by Buyer in support of this order or fabricated by Seller as directed in this order, shall be in strict accordance with Boeing Document D33200-1 and D33041-1, as revised, which is hereby incorporated by reference and all applicable tooling manuals referenced herein. The Supplier shall store, maintain, and where necessary because of loss or damage, replace such tooling without further cost to Buyer.

506
Seller shall absorb all costs associated with non-accountable tooling manufactured and/or purchased by Seller necessary for the manufacture and delivery of the Products including but not limited to rework, repair, replacement and maintenance of the tooling. Seller shall not use tools, which contain, convey, embody, or were made in accordance with or by reference to any Proprietary Information and Materials of Boeing, to manufacture parts for anyone other than Boeing without the prior written authorization of Buyer.

507
If tooling is a part of this Agreement, Seller shall provide at no cost to Buyer on Boeing’s behalf as the owner thereof, control, accountability, care, storage, maintenance, insurance and replacements of all Contractor-Use Tooling and Common-Use Tooling in the possession of Seller or its subcontractors in accordance with Document D33200-1, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval, not to be unreasonably withheld or delayed, its equivalent or replacement, as required to support the manufacture, certification, support and delivery of Products; it being understood, however, that Boeing as the owner thereof bears the economic burden of depreciation and obsolescence of all Tooling.

508
If tooling is a part of this Agreement, Seller shall control and account for all Tooling in accordance with the provisions of Boeing Document D33200-1, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval (not to be unreasonably withheld or delayed), its equivalent or replacement. This requirement shall apply to Boeing-Use Tooling until delivery thereof to Boeing and to Contractor-Use Tooling and Common-Use Tooling at all times prior to the removal thereof by Boeing or delivery to Boeing or Boeing's designee. All Existing Tooling shall remain identified with its identification tag containing the Boeing Lifetime Serial Number of such Tooling.Seller shall identify all New Tooling and any reworked or re-identified Tooling with an identification tag containing the Boeing Lifetime Serial Number of each such Tool. Boeing Lifetime Serial Numbers may be provided to Seller by Buyer.

509	If tooling is a part of this Agreement, Seller shall prepare a list or lists ("Certified Tool List") in accordance

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

with the D33200-1, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval (not to be unreasonably withheld or delayed), its equivalent or replacement, and such other information as Buyer shall request. Seller shall prepare a separate Certified Tool List for (i) Contractor-Use Tools, (ii) Common-Use Tools, (iii) Casting/Extrusion Tools, (iv) each county in Kansas in which any such Tool is located, (v) each state in which any such Tool is located and (vi) each state in which any such Tool is first utilized. Seller shall promptly submit each initial Certified Tool List to Buyer. Seller shall subsequently submit from time to time as specified by Buyer new Certified Tool Lists to supplement the information contained in the initial Certified Tool Lists.

510
With respect to Existing Tooling and New Tooling, and in the event Buyer furnishes Tooling to Seller, Seller shall conform to the standards and requirements of Document D33200-1-1. Buyer shall notify Seller of any action required for discrepant Tooling.

511A	Accountability for tooling fabricated in support of this Agreement will be transferred to Blanket Accountable, Tooling Order T- on receipt of a properly prepared Certified Tool List (WMFM 508).
The Certified Tool List is to be signed by an officer of the Seller's Quality Control representative, by a Buyer resident inspector, if available and a Government Source Inspector, if required and returned to Buyer as soon as possible. Tooling Invoices will not be honored prior to receipt of the Certified Tool List signed and stamped by Buyer PQA and proof acceptable parts were produced from the tooling.

514A	If returning Buyer-furnished tooling, Supplier is required to list the Blanket Accountable Tool Order No., tool number and serial number on the packing slip.
515
Payment for rework of tooling as specified under this order is to be as follows:
Seller shall, upon completion of the rework specified hereunder, forward to Buyer, an original and one copy of a Tool Usage List, WMFM 508, listing each reworked tool. Tooling invoices will not be honored prior to receipt of the Tool Usage List signed and stamped by Buyer PQA and proof acceptable parts were produced from the reworked tooling.

516	When a Seller receives or fabricates Boeing or Boeing customer-owned accountable tools, then the Seller must comply with the requirements of D33200-1,”Boeing Suppliers’ Tooling Document.”
535
BMS 8-124 Honeycomb core shipments must be accompanied by:
A.            Test reports from each block of material
B.            A .500 T X 18L X 24W test slab cut from each block of material.
These test reports and slabs are required for lab use.

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

QUALITY
615
As stated is D6-83721 All Program Partners and Internal / External Suppliers who supply hardware end items as "Supplier Custom Parts" are required to be in compliance with all requirements contained within this document.
D6-83721 states that Internal / External Suppliers are required to provide configuration definition which will be included as a portion of the Purchased Article Configuration Traveler (PACT).
The Purchased Article Configuration Traveler “PACT” must include the SCML revision number or all the SMPL Revisions and Change Levels, the line number and the A/P effectivity the end item was built to.
A copy of the Purchased Article Configuration Traveler form is included in the D6-83721 document and as stated in this document a completed copy must accompany each end item delivered.
Reference D953W001, “General Operations Requirements Document for Suppliers - External/Internal Suppliers/Program Partners”

627
Seller and their sub-contractor(s) shall utilize sources listed in Document D1-4426 “Boeing Approved Process Sources” whenever the manufacturing and/or inspection processes listed in D1– 4426 are performed on articles on this purchase document.
The current version of D1–4426 is accessible via the Internet at the following web address http://www.boeing.com/companyoffices/doingbiz/d14426/index.html
Seller shall maintain actual processor certifications for all D1–4426 special processes performed in accordance with the requirements of this purchase document. In addition to all certification requirements defined by the applicable processing specification(s), the certifications shall contain the following:
•    The complete part number of the article(s) represented by the certification;
•    The total quantity of the parts (for each part number) represented by the certification;
•    The company name and address of the performing processor. The address shall include street address, city and state;
•    The specification number(s) and revision letter of the D1–4426 process performed.
Seller shall provide such certification upon Buyer request.
Seller shall provide their sub-tier process sources with the prime site of Buyer (that is the design authority) as well as the aircraft model number or hardware that the part numbers represent.
Seller’s use of approved processors does not relieve Seller from verifying that the processor and the product conforms to all applicable process specification requirements.

628	All parts painted with BMS10-11 Type I primer, Mil-PRF-23377 primer, and/or BMS10-11 Type II enamel

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

in accordance with BAC 5736, Application of Chemical and Solvent Resistant Finishes, should be tested to the requirements defined within that BAC and BSS 7225, Tape Test Adhesion, as referenced.
680
When Boeing document D6-1276 is required by engineering drawing for this part Boeing/Spirit approval of your manufacturing planning is required through the Supply Chain Procurement Agent prior to shipment of completed parts.

681
If castings are included on this order the packing sheet, certificate of compliance or certified test reports accompanying shipments shall certify that the castings have been inspected in accordance with D-13169

682
Where Boeing specifications and/or processes are listed within the detail design, specification control, or envelope drawing, incorporated by this purchase document, Seller shall adhere to the latest revision of the Boeing specification and/or process, unless otherwise specified in the purchase document.

683
A Seller that performs acceptance sampling shall meet the requirements of document D1-8007. Boeing approval of Seller’s acceptance sampling plan is required prior to performing acceptance sampling when it is used for in-process or final inspection, and employs continuous sampling or repetitive lot sampling. Subsequent revisions to approved sampling plans require Boeing approval prior to implementation. Prior Boeing approval of a sampling plan is not required if it is used exclusively for receiving inspection, or employs only isolated lot sampling during in-process or final inspection.
When statistical process control is used as an option for either in-process or final inspection, Seller shall satisfy the requirements of document AS/EN/SJAC 9103, Variation Management of Key Characteristics. In all cases, inspection requirements identified by engineering drawing or specification take precedence over the inspection requirements defined herein.

684	Tooling invoices will not be honored prior to certification by the Buyer of a Certified Tool List or Tool Usage List that has been approved by Buyer’s Procurement Quality Assurance.
MISCELLEANOUS
705
Registration, Evaluation and Authorization of Chemicals (REACH) compliance:
If raw materials, parts or assemblies contain substances of very high concern (SVHCs) as prescribed by EU directive EC No. 1907/2006, Registration, Evaluation and Authorization of Chemicals, identification shall be included with the shipment. This identification should list the SVHC-designated chemicals present in the purchased article and the conditions under which handling precautions should be taken.

Supplemental Notes Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY

2XX RESERVED 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

ADMINISTRATIVE
028A
In the event seller receives approval from Buyer’s Procurement Representative, prior to submitting nonconforming material and/or hardware, the seller shall document and process said items in accordance with Spirit Document MAA1-10034-1, "Supplier Non-conformance".

030
No 787 Related Work
Notwithstanding anything to the contrary in the Purchase Document, Seller shall not, either alone or with others, perform pursuant to the Purchase Document any work that may be applicable to, developed for, incorporated in or to be incorporated in the 787. All work related to the 787 must be performed pursuant to separate agreement(s).

047
BOEING RAW MATERIAL STRATEGY
During the term of this contract, Seller shall procure from Boeing (or its designated service provider who will act on behalf of Boeing) all raw material of the commodity type specified in the "Commodity Listing" included below necessary to support any order issued pursuant to this contract. From time to time, Buyer may amend the "Commodity Listing" by adding or deleting commodity types. Any such amendment, or revisions to the raw material pricing, shall be subject to adjustment under Spirit AeroSystems, Inc., General Provisions, Form PF- 550, Changes Section, provided that Seller shall take no action to terminate its existing supply agreements when such termination would result in an assertion for an adjustment until the Seller has received approval from Buyer. The provision of any raw material by Boeing to Seller shall be according to Boeing's standard terms of sale. Boeing shall advise Seller of any designated service provider to be used at the time the order is issued. Upon request by Buyer, Seller must provide to Buyer documentation (e.g., packing slips, invoices) showing Seller's full compliance with these obligations. If requested by Boeing or its designated service provider, Seller will provide an annual forecast of demand for the applicable commodity.
COMMODITY LISTING
Aluminum Flat Rolled Products Includes aluminum sheet, aluminum plate, wing plate, and body skins, excluding “soft” aluminum alloys.
Aluminum extrusions, all press size or circle size.
Titanium includes all wrought and un-wrought titanium mill products.

PRICING
135
When acceptable parts have been received on a production Purchase Order, a Certified Tool List (F08- 04605), if required, will be submitted by the supplier, to the Buyer’s Procurement Representative, to transfer accountability to Blanket Accountable Tool Order T-.

155
If required, a Tool Usage List (F08-04605) will be submitted by the supplier, to the Buyer’s Procurement Representative certifying satisfactory completion of rework and production of acceptable parts from

Supplemental Notes Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY

2XX RESERVED 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

reworked tool(s).
DELIVERY/PACKAGING/IDENTIFICATION
412A	Parts are to be marked per BAC 5307.
413	If barcodes are used, package per the D6-81628 Shipping Label Barcode preparation and Placement Document.
437	If parts have heat numbers they are to be stamped individually with the heat number.
459
Contractual Requirements for Rubber Test Slabs
a)          Supplier shall retain test slabs up to the date of expiration for each batch and/or lot, for Buyer use in support of quality surveillance testing as requested from Buyer’s Procurement Representative via purchase order to supplier.
b)          Boeing BMS specifications that require the supplier to provide test slabs of each batch and/or lot of Boeing BMS rubber specifications must be sent with each shipment to Buyer.
Each shipment of rubber will require a certified test report that shall indicate the batch number, lot number, and the actual calendar date on which the test specimen was cured.

460
Unless explicit direction is given to the contrary, no articles (or constituent parts thereof) ordered in support of Boeing programs shall contain any FAA-PMA markings. The articles shall not be certified under an FAA-PMA approval and the accompanying paperwork (e.g. packages, shippers, etc.) shall not contain any FAA-PMA markings.

PROPERTY
501
BOEING COMMERCIAL TOOLING – SELLER’S QUALITY REQUIREMENTS
If Seller uses Boeing tooling then Seller’s quality system shall maintain records to assure compliance with all the requirements of D33200-1 ‘Boeing Supplier Tooling’ document, all processes and flows will be in accordance with STM-130030-1 ‘Spirit AeroSystems, Inc. Tooling Requirements’. All quality checks, verifications, and records shall be presented with the Spirit AeroSystems, Inc. Certified Tool List. These quality records shall support the validations of the Quality Manager and Officer of the Company’s signature for compliance statement on the Spirit AeroSystems, Inc. Certified Tool List and/or Tool Usage List.
A.            Record Requirements
1.Each tool shall have a tool fabrication order indicating specific tool fabrication instructions per Boeing’s applicable tooling manual and engineering drawing. Seller’s inspection stamp affixed to show compliance and acceptance of completed tool.
B.            Manufacturing Records

Supplemental Notes Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY

2XX RESERVED 6XX QUALITY

3XX INSPECTION 7XX MISCELLANEOUS

1.Seller’s manufacturing plan shall provide traceability for verification of need, function, and usage for each tool listed on the Spirit AeroSystems, Inc. Certified Tool List.
C. Design Records
1.Seller’s Quality Assurance shall verify the maintenance of the following tool engineering data per D33200-1 ‘Boeing Supplier Tooling’, Section 1.15 and STM-130030-1 ‘Spirit AeroSystems, Inc. Tooling Requirements’, Section 10.
a.       one complete set of reproducible drawings submitted to Buyer
b.       one complete set of reproducible drawings retained with tool
D. Tool Designs
1.            In order to maintain tool design standards, it is mandatory that tool designs be governed by the requirements of Boeing and Spirit AeroSystems, Inc. tooling manuals, engineering drawings or equivalent approved standards.
2.            Seller’s Quality Assurance shall verify that all tool designs be governed by Boeing/Spirit
AeroSystems, Inc tooling standards.
3.Seller’s Quality Assurance shall verify all Seller tool designs have been approved by
Spirit AeroSystems, Inc.’s Tool Design organization:
a.            for master tooling,
b.            for all major or final stage tools controlled by master tooling,
c.            for tools that control interchangeability or replaceability items,
d.            for all tools used as media for quality acceptance that have tool design requirements,
e.for all tools used for periodic and configuration control.
E. Tool Fabrication
1.            Seller’s Quality Assurance requirements verify and inspect progressively any feature of the tool that cannot be inspected after tool is complete.
2.            Maintain and retain all progressive inspection record as required (ref. E.1 above).
3.Inspect and verify all tool tryouts or tool proving.
F.Identification of Accountable Tools
Seller’s Quality Assurance shall verify all tools are identified per Boeing’s D33181-40 ‘Tooling Reference and Spirit AeroSystems, Inc. STM-1 30010-23 ‘Tool Identification’.
1.           No tool will be considered complete that is not properly identified and accepted by Quality
Control.
2.           Seller’s Quality Assurance shall verify acceptable parts or assemblies have been produced by all tooling and affix steel quality acceptance stamp in tool tryout space.

Supplemental Notes Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY

2XX RESERVED 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

Note:If tool tryout is not required, stamp “NR” beside inspection acceptance stamp.
3.Seller’s Quality Assurance shall verify the latest engineering drawing revision or tool drawing revision.
G.Certified Tool List
1.            Seller’s Quality Assurance shall verify the completeness and accuracy of each tool on the Spirit AeroSystems, Inc. Certified Tool List.
2.            Seller’s Quality Assurance manager shall sign and/or use their quality acceptance stamp to validate compliance to all D33200-1 ‘Boeing Supplier Tooling’ requirements and STM130030-1 as stated in upper right hand section of the Spirit AeroSystems, Inc. Certified Tool List. Signature of an Officer of the company is also required.
3.            Seller shall have a rework tool order to show specific rework instructions have been completed and Seller’s quality acceptance stamp affixed to Rework Tool Order and rework identification stamp on tool per D33181-40 ‘Boeing Tooling Reference’ and STM130010-23 ‘Spirit AeroSystems, Inc. Tool Identification’.
4.            Seller’s Quality Assurance shall verify the accuracy and completeness of tool usage list prior to presenting to Buyer’s Quality Assurance for validation.

502
Buyer will furnish all necessary mylars or photo templates of Engineering Layouts and/or tooling master layouts required by the Seller in accomplishing the work called for by this order. It is agreed that the prices established reflect an allowance for scrap value of such photo templates and upon completion of the work. Seller shall take title. Any template specifically designed as a tool and serial numbered is accountable property per Boeing document D33200-1 and D33041-1, and upon acquisition or manufacturer by Seller and before the same is used, becomes the property of/or controlled by Boeing.

503
All special tooling as defined in D33200-1 and D33041-1, covered by this Purchase Order/Purchase Contract shall, upon acquisition or manufacture by Seller and before the same is used, become the property of/or controlled by Boeing. Any use of this tooling for other than Boeing work, or before scrapping, must have written consent from Buyer.

504
Seller shall use any and all Tooling only for the purpose of performing its obligations under this purchase Order/Purchase Contract and shall not sell, lease or otherwise dispose of any Tooling. Seller shall, on behalf of Boeing as the owner thereof obtain and maintain in effect insurance in respect of all Seller-Use Tooling and Common-Use Tooling (other than such Tooling, which is in the actual possession of Boeing,). Seller shall not create or be responsible for the creation by others, any lien, claim or right of any person or entity other than the rights of Boeing, in respect of any Tooling, under this order.

505B
Tooling: Design, fabrication, handling, storage, accountability, maintenance, and disposition of Boeing owned tooling, furnished by Buyer in support of this order or fabricated by Seller as directed in this order, shall be in strict accordance with Boeing Document D33200-1 and D33041-1, as revised, which is hereby incorporated by reference and all applicable tooling manuals referenced herein. The Supplier shall store, maintain, and where necessary because of loss or damage, replace such tooling without further cost to

Supplemental Notes Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY

2XX RESERVED 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

Buyer.
506
Seller shall absorb all costs associated with non-accountable tooling manufactured and/or purchased by Seller necessary for the manufacture and delivery of the Products including but not limited to rework, repair, replacement and maintenance of the tooling. Seller shall not use tools, which contain, convey, embody, or were made in accordance with or by reference to any Proprietary Information and Materials of Boeing, to manufacture parts for anyone other than Boeing without the prior written authorization of Buyer.

507
If tooling is a part of this Agreement, Seller shall provide at no cost to Buyer on Boeing’s behalf as the owner thereof, control, accountability, care, storage, maintenance, insurance and replacements of all Contractor-Use Tooling and Common-Use Tooling in the possession of Seller or its subcontractors in accordance with Document D33200-1, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval, not to be unreasonably withheld or delayed, its equivalent or replacement, as required to support the manufacture, certification, support and delivery of Products; it being understood, however, that Boeing as the owner thereof bears the economic burden of depreciation and obsolescence of all Tooling.

508
If tooling is a part of this Agreement, Seller shall control and account for all Tooling in accordance with the provisions of Boeing Document D33200-1, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval (not to be unreasonably withheld or delayed), its equivalent or replacement. This requirement shall apply to Boeing-Use Tooling until delivery thereof to Boeing and to Contractor-Use Tooling and Common-Use Tooling at all times prior to the removal thereof by Boeing or delivery to Boeing or Boeing's designee. All Existing Tooling shall remain identified with its identification tag containing the Boeing Lifetime Serial Number of such Tooling.Seller shall identify all New Tooling and any reworked or re-identified Tooling with an identification tag containing the Boeing Lifetime Serial Number of each such Tool. Boeing Lifetime Serial Numbers may be provided to Seller by Buyer.

509
If tooling is a part of this Agreement, Seller shall prepare a list or lists ("Certified Tool List") in accordance with the D33200-1, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval (not to be unreasonably withheld or delayed), its equivalent or replacement, and such other information as Buyer shall request. Seller shall prepare a separate Certified Tool List for (i) Contractor-Use Tools, (ii) Common-Use Tools, (iii) Casting/Extrusion Tools, (iv) each county in Kansas in which any such Tool is located, (v) each state in which any such Tool is located and (vi) each state in which any such Tool is first utilized. Seller shall promptly submit each initial Certified Tool List to Buyer. Seller shall subsequently submit from time to time as specified by Buyer new Certified Tool Lists to supplement the information contained in the initial Certified Tool Lists.

510
With respect to Existing Tooling and New Tooling, and in the event Buyer furnishes Tooling to Seller, Seller shall conform to the standards and requirements of Document D33200-1-1. Buyer shall notify Seller of any action required for discrepant Tooling.

511A	Accountability for tooling fabricated in support of this Agreement will be transferred to Blanket Accountable, Tooling Order T- on receipt of a properly prepared Certified Tool List (WMFM 508).
The Certified Tool List is to be signed by an officer of the Seller's Quality Control representative, by a

Supplemental Notes Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY

2XX RESERVED 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

Buyer resident inspector, if available and a Government Source Inspector, if required and returned to Buyer as soon as possible. Tooling Invoices will not be honored prior to receipt of the Certified Tool List signed and stamped by Buyer PQA and proof acceptable parts were produced from the tooling.

514A	If returning Buyer-furnished tooling, Supplier is required to list the Blanket Accountable Tool Order No., tool number and serial number on the packing slip.
515
Payment for rework of tooling as specified under this order is to be as follows:
Seller shall, upon completion of the rework specified hereunder, forward to Buyer, an original and one copy of a Tool Usage List, WMFM 508, listing each reworked tool. Tooling invoices will not be honored prior to receipt of the Tool Usage List signed and stamped by Buyer PQA and proof acceptable parts were produced from the reworked tooling.

516	When a Seller receives or fabricates Boeing or Boeing customer-owned accountable tools, then the Seller must comply with the requirements of D33200-1,”Boeing Suppliers’ Tooling Document.”
535
BMS 8-124 Honeycomb core shipments must be accompanied by:
A.            Test reports from each block of material
B.            A .500 T X 18L X 24W test slab cut from each block of material.
These test reports and slabs are required for lab use.

QUALITY
615
As stated is D6-83721 All Program Partners and Internal / External Suppliers who supply hardware end items as "Supplier Custom Parts" are required to be in compliance with all requirements contained within this document.
D6-83721 states that Internal / External Suppliers are required to provide configuration definition which will be included as a portion of the Purchased Article Configuration Traveler (PACT).
The Purchased Article Configuration Traveler “PACT” must include the SCPPL/UPL version number, all Module Revisions/Change Levels and the line unit number.
If there are no deviations only the top portion of the PACT must be completed and sent with shipping documents.
To determine proper form number to convey this data contact your Supply Chain Procurement Agent.

627
Seller and their sub-contractor(s) shall utilize sources listed in Document D1-4426 “Boeing Approved Process Sources” whenever the manufacturing and/or inspection processes listed in D1– 4426 are performed on articles on this purchase document.

Supplemental Notes Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY

2XX RESERVED 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

The current version of D1–4426 is accessible via the Internet at the following web address http://www.boeing.com/companyoffices/doingbiz/d14426/index.html
Seller shall maintain actual processor certifications for all D1–4426 special processes performed in accordance with the requirements of this purchase document. In addition to all certification requirements defined by the applicable processing specification(s), the certifications shall contain the following:
•    The complete part number of the article(s) represented by the certification;
•    The total quantity of the parts (for each part number) represented by the certification;
•    The company name and address of the performing processor. The address shall include street address, city and state;
•    The specification number(s) and revision letter of the D1–4426 process performed.
Seller shall provide such certification upon Buyer request.
Seller shall provide their sub-tier process sources with the prime site of Buyer (that is the design authority) as well as the aircraft model number or hardware that the part numbers represent.
Seller’s use of approved processors does not relieve Seller from verifying that the processor and the product conforms to all applicable process specification requirements.

628
All parts painted with BMS10-11 Type I primer, Mil-PRF-23377 primer, and/or BMS10-11 Type II enamel in accordance with BAC 5736, Application of Chemical and Solvent Resistant Finishes, should be tested to the requirements defined within that BAC and BSS 7225, Tape Test Adhesion, as referenced.

680
When Boeing document D6-1276 is required by engineering drawing for this part Boeing/Spirit approval of your manufacturing planning is required through the Supply Chain Procurement Agent prior to shipment of completed parts.

681
If castings are included on this order the packing sheet, certificate of compliance or certified test reports accompanying shipments shall certify that the castings have been inspected in accordance with D-13169

682
Where Boeing specifications and/or processes are listed within the detail design, specification control, or envelope drawing, incorporated by this purchase document, Seller shall adhere to the latest revision of the Boeing specification and/or process, unless otherwise specified in the purchase document.

683
A Seller that performs acceptance sampling shall meet the requirements of document D1-8007. Boeing approval of Seller’s acceptance sampling plan is required prior to performing acceptance sampling when it is used for in-process or final inspection, and employs continuous sampling or repetitive lot sampling. Subsequent revisions to approved sampling plans require Boeing approval prior to implementation. Prior Boeing approval of a sampling plan is not required if it is used exclusively for receiving inspection, or employs only isolated lot sampling during in-process or final inspection.
When statistical process control is used as an option for either in-process or final inspection, Seller shall satisfy the requirements of document AS/EN/SJAC 9103, Variation Management of Key Characteristics. In all cases, inspection requirements identified by engineering drawing or specification take precedence

Supplemental Notes Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY

2XX RESERVED 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

over the inspection requirements defined herein. To request Boeing acceptance sampling approval – contact your Procurement Agent. They will coordinate the request with the SPIRIT PQA Sampling SME.
684	Tooling invoices will not be honored prior to certification by the Buyer of a Certified Tool List or Tool Usage List that has been approved by Buyer’s Procurement Quality Assurance.
MISCELLEANOUS
705
Registration, Evaluation and Authorization of Chemicals (REACH) compliance:
If raw materials, parts or assemblies contain substances of very high concern (SVHCs) as prescribed by EU directive EC No. 1907/2006, Registration, Evaluation and Authorization of Chemicals, identification shall be included with the shipment. This identification should list the SVHC-designated chemicals present in the purchased article and the conditions under which handling precautions should be taken.

Supplemental Notes Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY

2XX RESERVED 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

028A
In the event seller receives approval from Buyer’s Procurement Representative, prior to submitting nonconforming material and/or hardware, the seller shall document and process said items in accordance with Spirit Document MAA1-10034-1, "Supplier Non-conformance".

030
No 787 Related Work
Notwithstanding anything to the contrary in the Purchase Document, Seller shall not, either alone or with others, perform pursuant to the Purchase Document any work that may be applicable to, developed for, incorporated in or to be incorporated in the 787. All work related to the 787 must be performed pursuant to separate agreement(s).

047
BOEING RAW MATERIAL STRATEGY
During the term of this contract, Seller shall procure from Boeing (or its designated service provider who will act on behalf of Boeing) all raw material of the commodity type specified in the "Commodity Listing" included below necessary to support any order issued pursuant to this contract. From time to time, Buyer may amend the "Commodity Listing" by adding or deleting commodity types. Any such amendment, or revisions to the raw material pricing, shall be subject to adjustment under Spirit AeroSystems, Inc., General Provisions, Form PF-550, Section 18 (Changes), provided that Seller shall take no action to terminate its existing supply agreements when such termination would result in an assertion for an adjustment until the Seller has received approval from Buyer. The provision of any raw material by Boeing to Seller shall be according to Boeing's standard terms of sale. Boeing shall advise Seller of any designated service provider to be used at the time the order is issued. Upon request by Buyer, Seller must provide to Buyer documentation (e.g., packing slips, invoices) showing Seller's full compliance with these obligations. If requested by Boeing or its designated service provider, Seller will provide an annual forecast of demand for the applicable commodity.
COMMODITY LISTING
Aluminum Flat Rolled Products Includes aluminum sheet, aluminum plate, wing plate, and body skins, excluding “soft” aluminum alloys.
Aluminum extrusions, all press size or circle size.
Titanium includes all wrought and un-wrought titanium mill products.

135
When acceptable parts have been received on a production Purchase Order, a Certified Tool List (Spirit Form F08-04605) will be submitted by the supplier, to the Buyer’s Procurement Representative, to transfer accountability to Blanket Accountable Tool Order T-_____.

155	A Tool Usage List will be submitted by the supplier, to the Buyer’s Procurement Representative certifying satisfactory completion of rework and production of acceptable parts from reworked tool(s).
356A	The packing sheet, certificate of compliance or certified test reports accompanying shipments of castings on this order shall certify that the castings have been inspected in accordance with D-13169
412A	Parts are to be marked per BAC 5307. Parts shall have the date of final acceptance rubber-stamped adjacent to the part number.
413	Package per the D6-81628 Shipping Label Barcode preparation and Placement Document.

Supplemental Notes Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY

2XX RESERVED 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

429
Source inspection not required, furnish two photographs - one showing the tool identification data and tool inspection stamps and the other showing the complete tool. Include these photographs with the certified tool list when returned to Buyer. Additional photographs may be required by Buyer Quality

Assurance or the buyer and will be provided upon request.
437	Stamp parts individually with heat number.
459
Contractual Requirements for Rubber Test Slabs
a)         Supplier shall retain test slabs up to the date of expiration for each batch and/or lot, for Buyer use in support of quality surveillance testing as requested from Buyer’s Procurement Representative via purchase order to supplier.
b)          Boeing BMS specifications that require the supplier to provide test slabs of each batch and/or lot of Boeing BMS rubber specifications must be sent with each shipment to Buyer.
Each shipment of rubber will require a certified test report that shall indicate the batch number, lot number, and the actual calendar date on which the test specimen was cured.
501	BOEING COMMERCIAL TOOLING – SELLER’S QUALITY REQUIREMENTS

Seller’s quality system shall maintain records to assure compliance with all the requirements of D33200 document. All quality checks, verifications, and records shall be presented with the Certified Tool List.

These quality records shall support the validations of the Quality Manager and Officer of the Company’s signature for compliance statement on the Certified Tool List and/or Tool Usage List.
A. Record Requirements
1.Each tool shall have a tool fabrication order indicating specific tool fabrication instructions per Boeing’s applicable tooling manual and engineering drawing.
Seller’s inspection stamp affixed to show compliance and acceptance of completed tool.
B. Manufacturing Records
1.Seller’s manufacturing plan shall provide traceability for verification of need, function, and usage for each tool listed on the Certified Tool List.
C.Design Records

1.Seller’s Quality Assurance shall verify the maintenance of the following tool engineering data per D33200, Section 1.15.
a.       one complete set of reproducible drawings submitted to Buyer
b.       one complete set of reproducible drawings retained with tool

D.Tool Designs
1. In order to maintain tool design standards, it is mandatory that tool designs be governed by the requirements of Boeing tooling manuals, engineering drawings or equivalent approved standards.
2. Seller’s Quality Assurance shall verify that all tool designs be governed by
Boeing tooling standards.

Supplemental Notes Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY

2XX RESERVED 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

3.Seller’s Quality Assurance shall verify all Seller tool designs have been approved by Buyers PQA organization:
a.            for master tooling,
b.            for all major or final stage tools controlled by master tooling,
c.            for tools that control interchangeability or replaceability items,
d.            for all tools used as media for quality acceptance that have tool design requirements,
e.for all tools used for periodic and configuration control.
E.Tool Fabrication
1.            Seller’s Quality Assurance requirements verify and inspect progressively any feature of the tool that cannot be inspected after tool is complete.
2.            Maintain and retain all progressive inspection record as required (ref. E.1 above).
3.Inspect and verify all tool tryouts or tool proving.
F.Identification of Accountable Tools
Seller’s Quality Assurance shall verify all tools are identified per Boeing’s tooling manual D33181-40.
1.             No tool will be considered complete that is not properly identified and accepted by Quality Control.
2.             It is Seller’s responsibility to assure that the tooling has produced acceptable parts or assemblies.
3.             Seller’s Quality Assurance shall verify acceptable parts or assemblies have been produced by all tooling and affix steel quality acceptance stamp in tool tryout space.
Note: If tool tryout is not required, stamp “NR” beside inspection acceptance stamp.
4.             Seller’s Quality Assurance shall verify the latest engineering drawing revision or tool drawing revision.
G.Certified Tool List
1.            Seller’s Quality Assurance shall verify the completeness and accuracy of each tool on the Certified Tool List.
2.            Seller’s Quality Assurance manager shall sign and/or use their quality acceptance stamp to validate compliance to all D33200 requirements as stated in upper right hand section of the Certified Tool List. Signature of an Officer of the company is also required.
3.Seller shall have a rework tool order to show specific rework instructions have been completed and Seller’s quality acceptance stamp affixed to Rework Tool Order and rework identification stamp on tool per Boeing’s tooling manual D33181-40.

Supplemental Notes Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY

2XX RESERVED 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

4.Seller’s Quality Assurance shall verify the accuracy and completeness of tool usage list prior to presenting to Buyer’s Quality Assurance for validation.
502
Buyer will furnish all necessary mylars or photo templates of Engineering Layouts and/or tooling master layouts required by the Seller in accomplishing the work called for by this order. It is agreed that the prices established reflect an allowance for scrap value of such photo templates and upon completion of the work. Seller shall take title. Any template specifically designed as a tool and serial numbered is accountable property per Boeing document D33200 and D33041, and upon acquisition or manufacturer by Seller and before the same is used, becomes the property of/or controlled by Boeing.

503
All special tooling as defined in D33200 and D33041, covered by this Purchase Order/Purchase Contract shall, upon acquisition or manufacture by Seller and before the same is used, become the property of/or controlled by Boeing. Any use of this tooling for other than Boeing work, or before scrapping, must have written consent from Buyer.

504
Seller shall use any and all Tooling only for the purpose of performing its obligations under this purchase Order/Purchase Contract and shall not sell, lease or otherwise dispose of any Tooling. Seller shall, on behalf of Boeing as the owner thereof obtain and maintain in effect insurance in respect of all Seller-Use Tooling and Common-Use Tooling (other than such Tooling, which is in the actual possession of Boeing,). Seller shall not create or be responsible for the creation by others, any lien, claim or right of any person or entity other than the rights of Boeing, in respect of any Tooling, under this order.

505B
Tooling: Design, fabrication, handling, storage, accountability, maintenance, and disposition of Boeing owned tooling, furnished by Buyer in support of this order or fabricated by Seller as directed in this order, shall be in strict accordance with Boeing Document D33200 and D33041, as revised, which is hereby incorporated by reference and all applicable tooling manuals referenced herein. The Supplier shall store, maintain, and where necessary because of loss or damage, replace such tooling without further cost to Buyer.

506
Seller shall absorb all costs associated with non-accountable tooling manufactured and/or purchased by Seller necessary for the manufacture and delivery of the Products including but not limited to rework, repair, replacement and maintenance of the tooling. Seller shall not use tools, which contain, convey, embody, or were made in accordance with or by reference to any Proprietary Information and Materials of Boeing, to manufacture parts for anyone other than Boeing without the prior written authorization of Buyer.

507
Seller shall provide at no cost to Buyer on Boeing’s behalf as the owner thereof, control, accountability, care, storage, maintenance, insurance and replacements of all Contractor-Use Tooling and Common- Use Tooling in the possession of Seller or its subcontractors in accordance with Document D33200, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval, not to be unreasonably withheld or delayed, its equivalent or replacement, as required to support the manufacture, certification, support and delivery of Products; it being understood, however, that Boeing as the owner thereof bears the economic burden of depreciation and obsolescence of all Tooling.

508	Seller shall control and account for all Tooling in accordance with the provisions of Boeing Document D33200, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval (not to be

Supplemental Notes Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY

2XX RESERVED 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

unreasonably withheld or delayed), its equivalent or replacement. This requirement shall apply to Boeing-Use Tooling until delivery thereof to Boeing and to Contractor-Use Tooling and Common-Use Tooling at all times prior to the removal thereof by Boeing or delivery to Boeing or Boeing's designee. All Existing Tooling shall remain identified with its identification tag containing the Boeing Lifetime Serial Number of such Tooling.Seller shall identify all New Tooling and any reworked or re-identified Tooling with an identification tag containing the Boeing Lifetime Serial Number of each such Tool. Boeing Lifetime Serial Numbers may be provided to Seller by Buyer.

509
Seller shall prepare a list or lists ("Certified Tool List") in accordance with the D33200, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval (not to be unreasonably withheld or delayed), its equivalent or replacement, and such other information as Buyer shall request. Seller shall prepare a separate Certified Tool List for (i) Contractor-Use Tools, (ii) Common-Use Tools, (iii) Casting/Extrusion Tools, (iv) each county in Kansas in which any such Tool is located, (v) each state in which any such Tool is located and (vi) each state in which any such Tool is first utilized. Seller shall promptly submit each initial Certified Tool List to Buyer. Seller shall subsequently submit from time to time as specified by Buyer new Certified Tool Lists to supplement the information contained in the initial Certified Tool Lists.

510
With respect to Existing Tooling and New Tooling, and in the event Buyer furnishes Tooling to Seller, Seller shall conform to the standards and requirements of Document D33200-1. Buyer shall notify Seller of any action required for discrepant Tooling.

511A	Accountability for tooling fabricated on this Purchase Order will be transferred to Blanket Accountable, Tooling Order T- on receipt of a properly prepared Certified Tool List (Spirit Form F08-04605).
The Certified Tool List is to be signed by an officer of the Seller's Quality Control representative, by a Buyer resident inspector, if available and a Government Source Inspector, if required and returned to Buyer as soon as possible. Tooling Invoices will not be honored prior to receipt of the Certified Tool List signed and stamped by Buyer PQA and proof acceptable parts were produced from the tooling.

514A	When returning Buyer-furnished tooling, Supplier is required to list the Blanket Accountable Tool Order No., tool number and serial number on the packing slip.
515
Payment for rework of tooling as specified under this order is to be as follows:
Seller shall, upon completion of the rework specified hereunder, forward to Buyer, an original and one copy of a Tool Usage List, F08-04605, listing each reworked tool. Tooling invoices will not be honored prior to receipt of the Tool Usage List signed and stamped by Buyer PQA and proof acceptable parts were produced from the reworked tooling.
If Buyer Source Inspection is available, the TUL must also be stamped by the servicing Source Quality Control Representative. Accountable Blanket Tooling Order T- .

516	When a Seller receives or fabricates Boeing or Boeing customer-owned accountable tools, then the Seller must comply with the requirements of D33200,”Boeing Suppliers’ Tooling Document.”
535
BMS 8-124 Honeycomb core shipments must be accompanied by:
A.           Test reports from each block of material
B.           A .500 T X 18L X 24W test slab cut from each block of material.
These test reports and slabs are required for lab use.

Supplemental Notes Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY

2XX RESERVED 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

615
As stated is D6-83721 All Program Partners and Internal / External Suppliers who supply hardware end items as "Supplier Custom Parts" are required to be in compliance with all requirements contained within this document.
D6-83721 states that Internal / External Suppliers are required to provide configuration definition which will be included as a portion of the Purchased Article Configuration Traveler (PACT).
The Purchased Article Configuration Traveler “PACT” must include the SCML revision number or all the SMPL Revisions and Change Levels, the line number and the A/P effectivity the end item was built to.
A copy of the Purchased Article Configuration Traveler form is included in the
D6-83721 document and as stated in this document a completed copy must accompany each end item delivered.
Reference D953W001, “General Operations Requirements Document for Suppliers - External/Internal Suppliers/Program Partners”

627
Seller and their sub-contractor(s) shall utilize sources listed in Document D1-4426 “Boeing Approved Process Sources” whenever the manufacturing and/or inspection processes listed in D1– 4426 are performed on articles on this purchase document.
The current version of D1–4426 is accessible via the Internet at the following web address http://www.boeing.com/companyoffices/doingbiz/d14426/index.html
Seller shall maintain actual processor certifications for all D1–4426 special processes performed in accordance with the requirements of this purchase document. In addition to all certification requirements defined by the applicable processing specification(s), the certifications shall contain the following:
•    The complete part number of the article(s) represented by the certification;
•    The total quantity of the parts (for each part number) represented by the certification;
•    The company name and address of the performing processor. The address shall include street address, city and state;
•   The specification number(s) and revision letter of the D1–4426 process performed.
Seller shall provide such certification upon Buyer request.
Seller shall provide their sub-tier process sources with the prime site of Buyer (that is the design authority) as well as the aircraft model number or hardware that the part numbers represent.
Seller’s use of approved processors does not relieve Seller from verifying that the processor and the product conforms to all applicable process specification requirements.

680
When Boeing document D6-1276 is required by engineering drawing for this part Boeing/Spirit approval of your manufacturing planning is required through the Supply Chain Procurement Agent prior to shipment of completed parts.

681	The packing sheet, certificate of compliance or certified test reports accompanying shipments of castings on this order shall certify that the castings have been inspection in accordance with D-13169.
682
Where Boeing specifications and/or processes are listed within the detail design, specification control, or envelope drawing, incorporated by this purchase document, Seller shall adhere to the latest revision of the Boeing specification and/or process, unless otherwise specified in the purchase document.

Supplemental Notes Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL4XX DELIVERY/PACKAGING/IDENTIFICATION

1XX PRICING 5XX PROPERTY

2XX RESERVED 6XX QUALITY
3XX INSPECTION 7XX MISCELLANEOUS

683
A Seller that performs acceptance sampling shall meet the requirements of document D1-8007. Boeing approval of Seller’s acceptance sampling plan is required prior to performing acceptance sampling when it is used for in-process or final inspection, and employs continuous sampling or repetitive lot sampling. Subsequent revisions to approved sampling plans require Boeing approval prior to implementation. Prior Boeing approval of a sampling plan is not required if it is used exclusively for receiving inspection, or employs only isolated lot sampling during in-process or final inspection.
When statistical process control is used as an option for either in-process or final inspection, Seller shall satisfy the requirements of document AS/EN/SJAC 9103, Variation Management of Key
Characteristics.
In all cases, inspection requirements identified by engineering drawing or specification take precedence over the inspection requirements defined herein.

684	Tooling invoices will not be honored prior to certification by the Buyer of a Certified Tool List or Tool Usage List that has been approved by Buyer’s Procurement Quality Assurance.

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

ADMINISTRATIVE
028A
In the event seller receives approval from Buyer’s Procurement Representative, prior to submitting nonconforming material and/or hardware, the seller shall document and process said items in accordance with Spirit Document MAA1-10034-1, "Supplier Non-conformance".

030
No 787 Related Work
Notwithstanding anything to the contrary in the Purchase Document, Seller shall not, either alone or with others, perform pursuant to the Purchase Document any work that may be applicable to, developed for, incorporated in or to be incorporated in the 787. All work related to the 787 must be performed pursuant to separate agreement(s).

047
BOEING RAW MATERIAL STRATEGY
During the term of this contract, Seller shall procure from Boeing (or its designated service provider who will act on behalf of Boeing) all raw material of the commodity type specified in the "Commodity Listing" included below necessary to support any order issued pursuant to this contract. From time to time, Buyer may amend the "Commodity Listing" by adding or deleting commodity types. Any such amendment, or revisions to the raw material pricing, shall be subject to adjustment under Spirit AeroSystems, Inc., General Provisions, Form PF- 550, Changes Section, provided that Seller shall take no action to terminate its existing supply agreements when such termination would result in an assertion for an adjustment until the Seller has received approval from Buyer. The provision of any raw material by Boeing to Seller shall be according to Boeing's standard terms of sale. Boeing shall advise Seller of any designated service provider to be used at the time the order is issued. Upon request by Buyer, Seller must provide to Buyer documentation (e.g., packing slips, invoices) showing Seller's full compliance with these obligations. If requested by Boeing or its designated service provider, Seller will provide an annual forecast of demand for the applicable commodity.
COMMODITY LISTING
Aluminum Flat Rolled Products Includes aluminum sheet, aluminum plate, wing plate, and body skins, excluding “soft” aluminum alloys.
Aluminum extrusions, all press size or circle size.
Titanium includes all wrought and un-wrought titanium mill products.

PRICING
135
When acceptable parts have been received on a production Purchase Order, a Certified Tool List (F08- 04605), if required, will be submitted by the supplier, to the Buyer’s Procurement Representative, to transfer accountability to Blanket Accountable Tool Order T.

PF-515 Boeing Sustaining -6/1/10

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes
 NOTES ARE CATEGORIZED AS FOLLOWS:

0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

155
If required, a Tool Usage List (F08-04605) will be submitted by the supplier, to the Buyer’s Procurement Representative certifying satisfactory completion of rework and production of acceptable parts from reworked tool(s).

DELIVERY/PACKAGING/IDENTIFICATION
412A	Parts are to be marked per BAC 5307.
413	If barcodes are used, package per the D6-81628 Shipping Label Barcode preparation and Placement Document.
437	If parts have heat numbers they are to be stamped individually with the heat number.
459
Contractual Requirements for Rubber Test Slabs

a)          Supplier shall retain test slabs up to the date of expiration for each batch and/or lot, for Buyer use in support of quality surveillance testing as requested from Buyer’s Procurement Representative via purchase order to supplier.
b)          Boeing BMS specifications that require the supplier to provide test slabs of each batch and/or lot of Boeing BMS rubber specifications must be sent with each shipment to Buyer.

Each shipment of rubber will require a certified test report that shall indicate the batch number, lot number, and the actual calendar date on which the test specimen was cured.

460
Unless explicit direction is given to the contrary, no articles (or constituent parts thereof) ordered in support of Boeing programs shall contain any FAA-PMA markings. The articles shall not be certified under an FAA-PMA approval and the accompanying paperwork (e.g. packages, shippers, etc.) shall not contain any FAA-PMA markings.

PROPERTY
501
BOEING COMMERCIAL TOOLING – SELLER’S QUALITY REQUIREMENTS
If Seller uses Boeing tooling then Seller’s quality system shall maintain records to assure compliance with all the requirements of D33200-1 ‘Boeing Supplier Tooling’ document, all processes and flows will be in accordance with STM-130030-1 ‘Spirit AeroSystems, Inc. Tooling Requirements’. All quality checks, verifications, and records shall be presented with the Spirit AeroSystems, Inc. Certified Tool List. These quality records shall support the validations of the Quality Manager and Officer of the Company’s signature for compliance statement on the Spirit AeroSystems, Inc. Certified Tool List and/or Tool Usage List.

PF-515 Boeing Sustaining -6/1/10

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes

NOTES ARE CATEGORIZED AS FOLLOWS:

0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

A.          Record Requirements

1.         Each tool shall have a tool fabrication order indicating specific tool fabrication instructions per Boeing’s applicable tooling manual and engineering drawing. Seller’s inspection stamp affixed to show compliance and acceptance of completed tool.

B.          Manufacturing Records

1.          Seller’s manufacturing plan shall provide traceability for verification of need, function, and usage for each tool listed on the Spirit AeroSystems, Inc. Certified Tool List.

C.           Design Records

1.          Seller’s Quality Assurance shall verify the maintenance of the following tool engineering data per D33200-1 ‘Boeing Supplier Tooling’, Section 1.15 and STM-130030-1 ‘Spirit AeroSystems, Inc. Tooling Requirements’, Section 10.

a.       one complete set of reproducible drawings submitted to Buyer

b.       one complete set of reproducible drawings retained with tool

D.           Tool Designs

1.          In order to maintain tool design standards, it is mandatory that tool designs be governed by the requirements of Boeing and Spirit AeroSystems, Inc. tooling manuals, engineering drawings or equivalent approved standards.

2.          Seller’s Quality Assurance shall verify that all tool designs be governed by Boeing/Sprit AeroSystems, Inc tooling standards.

3.          Seller’s Quality Assurance shall verify all Seller tool designs have been approved by Spirit AeroSystems, Inc.’s Tool Design organization:
a.          for master tooling,

b.          for all major or final stage tools controlled by master tooling,

c.          for tools that control interchangeability or replaceability items,

d.          for all tools used as media for quality acceptance that have tool design requirements,

e.          for all tools used for periodic and configuration control.

E.           Tool Fabrication

1.          Seller’s Quality Assurance requirements verify and inspect progressively any feature of the tool that cannot be inspected after tool is complete.

2.          Maintain and retain all progressive inspection record as required (ref. E.1 above).

PF-515 Boeing Sustaining -6/1/10

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes

NOTES ARE CATEGORIZED AS FOLLOWS:

0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

3. Inspect and verify all tool tryouts or tool proving.

F. Identification of Accountable Tools

Seller’s Quality Assurance shall verify all tools are identified per Boeing’s D33181-40 ‘Tooling Reference and Spirit AeroSystems, Inc. STM-130010-23 ‘Tool Identification’.

1. No tool will be considered complete that is not properly identified and accepted by Quality Control.

2. Seller’s Quality Assurance shall verify acceptable parts or assemblies have been produced by all tooling and affix steel quality acceptance stamp in tool tryout space.

Note: If tool tryout is not required, stamp “NR” beside inspection acceptance stamp.

3. Seller’s Quality Assurance shall verify the latest engineering drawing revision or tool drawing revision.

G. Certified Tool List
1. Seller’s Quality Assurance shall verify the completeness and accuracy of each tool on the Spirit AeroSystems, Inc. Certified Tool List.

2. Seller’s Quality Assurance manager shall sign and/or use their quality acceptance stamp to validate compliance to all D33200-1 ‘Boeing Supplier Tooling’ requirements and STM-
130030-1 as stated in upper right hand section of the Spirit AeroSystems, Inc. Certified Tool List. Signature of an Officer of the company is also required.

3.          Seller shall have a rework tool order to show specific rework instructions have been completed and Seller’s quality acceptance stamp affixed to Rework Tool Order and rework identification stamp on tool per D33181-40 ‘Boeing Tooling Reference’ and STM-130010-23 ‘Spirit AeroSystems, Inc. Tool Identification’.

4. Seller’s Quality Assurance shall verify the accuracy and completeness of tool usage list prior to presenting to Buyer’s Quality Assurance for validation.

502
Buyer will furnish all necessary mylars or photo templates of Engineering Layouts and/or tooling master layouts required by the Seller in accomplishing the work called for by this order. It is agreed that the prices established reflect an allowance for scrap value of such photo templates and upon completion of the work. Seller shall take title. Any template specifically designed as a tool and serial numbered is accountable property per Boeing document D33200-1 and D33041-1, and upon acquisition or manufacturer by Seller and before the same is used, becomes the property of/or controlled by Boeing.

503	All special tooling as defined in D33200-1 and D33041-1, covered by this Purchase Order/Purchase Contract shall, upon acquisition or manufacture by Seller and before the same is used, become the property of/or controlled by Boeing. Any use of this tooling for other than Boeing work, or before scrapping, must have written consent from Buyer.

PF-515 Boeing Sustaining -6/1/10

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes

NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

504
Seller shall use any and all Tooling only for the purpose of performing its obligations under this purchase Order/Purchase Contract and shall not sell, lease or otherwise dispose of any Tooling. Seller shall, on behalf of Boeing as the owner thereof obtain and maintain in effect insurance in respect of all Seller-Use Tooling and Common-Use Tooling (other than such Tooling, which is in the actual possession of Boeing,). Seller shall not create or be responsible for the creation by others, any lien, claim or right of any person or entity other than the rights of Boeing, in respect of any Tooling, under this order.

505B
Tooling: Design, fabrication, handling, storage, accountability, maintenance, and disposition of Boeing owned tooling, furnished by Buyer in support of this order or fabricated by Seller as directed in this order, shall be in strict accordance with Boeing Document D33200-1 and D33041-1, as revised, which is hereby incorporated by reference and all applicable tooling manuals referenced herein. The Supplier shall store, maintain, and where necessary because of loss or damage, replace such tooling without further cost to Buyer.

506
Seller shall absorb all costs associated with non-accountable tooling manufactured and/or purchased by Seller necessary for the manufacture and delivery of the Products including but not limited to rework, repair, replacement and maintenance of the tooling. Seller shall not use tools, which contain, convey, embody, or were made in accordance with or by reference to any Proprietary Information and Materials of Boeing, to manufacture parts for anyone other than Boeing without the prior written authorization of Buyer.

507
If tooling is a part of this Agreement, Seller shall provide at no cost to Buyer on Boeing’s behalf as the owner thereof, control, accountability, care, storage, maintenance, insurance and replacements of all Contractor-Use Tooling and Common-Use Tooling in the possession of Seller or its subcontractors in accordance with Document D33200-1, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval, not to be unreasonably withheld or delayed, its equivalent or replacement, as required to support the manufacture, certification, support and delivery of Products; it being understood, however, that Boeing as the owner thereof bears the economic burden of depreciation and obsolescence of all Tooling.

508
If tooling is a part of this Agreement, Seller shall control and account for all Tooling in accordance with the provisions of Boeing Document D33200-1, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval (not to be unreasonably withheld or delayed), its equivalent or replacement. This requirement shall apply to Boeing-Use Tooling until delivery thereof to Boeing and to Contractor-Use Tooling and Common-Use Tooling at all times prior to the removal thereof by Boeing or delivery to Boeing or Boeing's designee. All Existing Tooling shall remain identified with its identification tag containing the Boeing Lifetime Serial Number of such Tooling.Seller shall identify all New Tooling and any reworked or re-identified Tooling with an identification tag containing the Boeing Lifetime Serial Number of each such Tool. Boeing Lifetime Serial Numbers may be provided to Seller by Buyer.

509
If tooling is a part of this Agreement, Seller shall prepare a list or lists ("Certified Tool List") in accordance with the D33200-1, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval (not to be unreasonably withheld or delayed), its equivalent or replacement, and such other information as Buyer shall request. Seller shall prepare a separate Certified Tool List for (i) Contractor-Use Tools, (ii) Common-Use Tools, (iii) Casting/Extrusion Tools, (iv) each county in Kansas in which any such Tool is located, (v) each state in which any such Tool is located and (vi) each state in which any such Tool is first utilized. Seller shall promptly submit each initial Certified Tool List to Buyer. Seller shall subsequently submit from time to time as specified by Buyer new Certified Tool Lists to supplement the information contained in the initial Certified Tool Lists.

PF-515 Boeing Sustaining -6/1/10

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes

NOTES ARE CATEGORIZED AS FOLLOWS:

0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

510
With respect to Existing Tooling and New Tooling, and in the event Buyer furnishes Tooling to Seller, Seller shall conform to the standards and requirements of Document D33200-1-1. Buyer shall notify Seller of any action required for discrepant Tooling.

511A	Accountability for tooling fabricated in support of this Agreement will be transferred to Blanket Accountable, Tooling Order T-on receipt of a properly prepared Certified Tool List (WMFM 508). The Certified Tool List is to be signed by an officer of the Seller's Quality Control representative, by a Buyer resident inspector, if available and a Government Source Inspector, if required and returned to Buyer as soon as possible. Tooling Invoices will not be honored prior to receipt of the Certified Tool List signed and stamped by Buyer PQA and proof acceptable parts were produced from the tooling.

514A	If returning Buyer-furnished tooling, Supplier is required to list the Blanket Accountable Tool Order No., tool number and serial number on the packing slip.

515
Payment for rework of tooling as specified under this order is to be as follows:
Seller shall, upon completion of the rework specified hereunder, forward to Buyer, an original and one copy of a Tool Usage List, WMFM 508, listing each reworked tool. Tooling invoices will not be honored prior to receipt of the Tool Usage List signed and stamped by Buyer PQA and proof acceptable parts were produced from the reworked tooling.

516	When a Seller receives or fabricates Boeing or Boeing customer-owned accountable tools, then the Seller must comply with the requirements of D33200-1,”Boeing Suppliers’ Tooling Document.”

535
BMS 8-124 Honeycomb core shipments must be accompanied by:
A.          Test reports from each block of material
B.          A .500 T X 18L X 24W test slab cut from each block of material.
These test reports and slabs are required for lab use.

PF-515 Boeing Sustaining -6/1/10

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes
 NOTES ARE CATEGORIZED AS FOLLOWS:

0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

QUALITY

615
As stated is D6-83721 All Program Partners and Internal / External Suppliers who supply hardware end items as "Supplier Custom Parts" are required to be in compliance with all requirements contained within this document.
D6-83721 states that Internal / External Suppliers are required to provide configuration definition which will be included as a portion of the Purchased Article Configuration Traveler (PACT).
The Purchased Article Configuration Traveler “PACT” must include the SCML revision number or all the SMPL Revisions and Change Levels, the line number and the A/P effectivity the end item was built to.
A copy of the Purchased Article Configuration Traveler form is included in the D6-83721 document and as stated in this document a completed copy must accompany each end item delivered.
Reference D953W001, “General Operations Requirements Document for Suppliers - External/Internal Suppliers/Program Partners”

627
Seller and their sub-contractor(s) shall utilize sources listed in Document D1-4426 “Boeing Approved Process Sources” whenever the manufacturing and/or inspection processes listed in D1– 4426 are performed on articles on this purchase document.
The current version of D1–4426 is accessible via the Internet at the following web address http://www.boeing.com/companyoffices/doingbiz/d14426/index.html
Seller shall maintain actual processor certifications for all D1–4426 special processes performed in accordance with the requirements of this purchase document. In addition to all certification requirements defined by the applicable processing specification(s), the certifications shall contain the following:
•          The complete part number of the article(s) represented by the certification;
•          The total quantity of the parts (for each part number) represented by the certification;
•          The company name and address of the performing processor. The address shall include street address, city and state;
•          The specification number(s) and revision letter of the D1–4426 process performed.
Seller shall provide such certification upon Buyer request.
Seller shall provide their sub-tier process sources with the prime site of Buyer (that is the design authority) as well as the aircraft model number or hardware that the part numbers represent.
Seller’s use of approved processors does not relieve Seller from verifying that the processor and the product conforms to all applicable process specification requirements.

628	All parts painted with BMS10-11 Type I primer, Mil-PRF-23377 primer, and/or BMS10-11 Type II enamel

PF-515 Boeing Sustaining -6/1/10

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes
 NOTES ARE CATEGORIZED AS FOLLOWS
0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

in accordance with BAC 5736, Application of Chemical and Solvent Resistant Finishes, should be tested to the requirements defined within that BAC and BSS 7225, Tape Test Adhesion, as referenced.

680
When Boeing document D6-1276 is required by engineering drawing for this part Boeing/Spirit approval of your manufacturing planning is required through the Supply Chain Procurement Agent prior to shipment of completed parts.

681
If castings are included on this order the packing sheet, certificate of compliance or certified test reports accompanying shipments shall certify that the castings have been inspected in accordance with D-13169

682
Where Boeing specifications and/or processes are listed within the detail design, specification control, or envelope drawing, incorporated by this purchase document, Seller shall adhere to the latest revision of the Boeing specification and/or process, unless otherwise specified in the purchase document.

683
A Seller that performs acceptance sampling shall meet the requirements of document D1-8007. Boeing approval of Seller’s acceptance sampling plan is required prior to performing acceptance sampling when it is used for in-process or final inspection, and employs continuous sampling or repetitive lot sampling. Subsequent revisions to approved sampling plans require Boeing approval prior to implementation. Prior Boeing approval of a sampling plan is not required if it is used exclusively for receiving inspection, or employs only isolated lot sampling during in-process or final inspection.
When statistical process control is used as an option for either in-process or final inspection, Seller shall satisfy the requirements of document AS/EN/SJAC 9103, Variation Management of Key Characteristics. In all cases, inspection requirements identified by engineering drawing or specification take precedence over the inspection requirements defined herein.

684	Tooling invoices will not be honored prior to certification by the Buyer of a Certified Tool List or Tool Usage List that has been approved by Buyer’s Procurement Quality Assurance.

MISCELLEANOUS

705
Registration, Evaluation and Authorization of Chemicals (REACH) compliance:
If raw materials, parts or assemblies contain substances of very high concern (SVHCs) as prescribed by EU directive EC No. 1907/2006, Registration, Evaluation and Authorization of Chemicals, identification shall be included with the shipment. This identification should list the SVHC-designated chemicals present in the purchased article and the conditions under which handling precautions should be taken.

PF-515 Boeing Sustaining -6/1/10

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.

CUSTOMER SPECIFIC SUPPLEMENTAL NOTES

CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	INSPECTION	7XX	MISCELLANEOUS

ADMINISTRATIVE

028A
In the event seller receives approval from Buyer’s Procurement Representative, prior to submitting nonconforming material and/or hardware, the seller shall document and process said items in accordance with Spirit Document MAA1-10034-1, "Supplier Non-conformance".

030
No 787 Related Work
Notwithstanding anything to the contrary in the Purchase Document, Seller shall not, either alone or with others, perform pursuant to the Purchase Document any work that may be applicable to, developed for, incorporated in or to be incorporated in the 787. All work related to the 787 must be performed pursuant to separate agreement(s).

047
BOEING RAW MATERIAL STRATEGY
During the term of this contract, Seller shall procure from Boeing (or its designated service provider who will act on behalf of Boeing) all raw material of the commodity type specified in the "Commodity Listing" included below necessary to support any order issued pursuant to this contract. From time to time, Buyer may amend the "Commodity Listing" by adding or deleting commodity types. Any such amendment, or revisions to the raw material pricing, shall be subject to adjustment under Spirit AeroSystems, Inc., General Provisions, Form PF- 550, Changes Section, provided that Seller shall take no action to terminate its existing supply agreements when such termination would result in an assertion for an adjustment until the Seller has received approval from Buyer. The provision of any raw material by Boeing to Seller shall be according to Boeing's standard terms of sale. Boeing shall advise Seller of any designated service provider to be used at the time the order is issued. Upon request by Buyer, Seller must provide to Buyer documentation (e.g., packing slips, invoices) showing Seller's full compliance with these obligations. If requested by Boeing or its designated service provider, Seller will provide an annual forecast of demand for the applicable commodity.

COMMODITY LISTING

Aluminum Flat Rolled Products Includes aluminum sheet, aluminum plate, wing plate, and body skins, excluding “soft” aluminum alloys.

Aluminum extrusions, all press size or circle size.

Titanium includes all wrought and un-wrought titanium mill products.

PRICING

135
When acceptable parts have been received on a production Purchase Order, a Certified Tool List (F08- 04605), if required, will be submitted by the supplier, to the Buyer’s Procurement Representative, to transfer accountability to Blanket Accountable Tool Order T-.

155
If required, a Tool Usage List (F08-04605) will be submitted by the supplier, to the Buyer’s Procurement Representative certifying satisfactory completion of rework and production of acceptable parts from reworked tool(s).

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.

CUSTOMER SPECIFIC SUPPLEMENTAL NOTES

CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	INSPECTION	7XX	MISCELLANEOUS

DELIVERY/PACKAGING/IDENTIFICATION

412A	Parts are to be marked per BAC 5307.

413	If barcodes are used, package per the D6-81628 Shipping Label Barcode preparation and Placement Document.

437	If parts have heat numbers they are to be stamped individually with the heat number.

459
Contractual Requirements for Rubber Test Slabs
a)          Supplier shall retain test slabs up to the date of expiration for each batch and/or lot, for Buyer use in support of quality surveillance testing as requested from Buyer’s Procurement Representative via purchase order to supplier.
b)          Boeing BMS specifications that require the supplier to provide test slabs of each batch and/or lot of Boeing BMS rubber specifications must be sent with each shipment to Buyer.
Each shipment of rubber will require a certified test report that shall indicate the batch number, lot number, and the actual calendar date on which the test specimen was cured.

460
Unless explicit direction is given to the contrary, no articles (or constituent parts thereof) ordered in support of Boeing programs shall contain any FAA-PMA markings. The articles shall not be certified under an FAA-PMA approval and the accompanying paperwork (e.g. packages, shippers, etc.) shall not contain any FAA-PMA markings.

PROPERTY

501
BOEING COMMERCIAL TOOLING – SELLER’S QUALITY REQUIREMENTS
If Seller uses Boeing tooling then Seller’s quality system shall maintain records to assure compliance with all the requirements of D33200-1 ‘Boeing Supplier Tooling’ document, all processes and flows will be in accordance with STM-130030-1 ‘Spirit AeroSystems, Inc. Tooling Requirements’. All quality checks, verifications, and records shall be presented with the Spirit AeroSystems, Inc. Certified Tool List. These quality records shall support the validations of the Quality Manager and Officer of the Company’s signature for compliance statement on the Spirit AeroSystems, Inc. Certified Tool List and/or Tool Usage List.
A.          Record Requirements
1.           Each tool shall have a tool fabrication order indicating specific tool fabrication instructions per Boeing’s applicable tooling manual and engineering drawing. Seller’s inspection stamp affixed to show compliance and acceptance of completed tool.
B.          Manufacturing Records

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.

CUSTOMER SPECIFIC SUPPLEMENTAL NOTES

CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	INSPECTION	7XX	MISCELLANEOUS

1.          Seller’s manufacturing plan shall provide traceability for verification of need, function, and usage for each tool listed on the Spirit AeroSystems, Inc. Certified Tool List.
C.           Design Records
1.          Seller’s Quality Assurance shall verify the maintenance of the following tool engineering data per D33200-1 ‘Boeing Supplier Tooling’, Section 1.15 and STM-130030-1 ‘Spirit AeroSystems, Inc. Tooling Requirements’, Section 10.
a.       one complete set of reproducible drawings submitted to Buyer
b.       one complete set of reproducible drawings retained with tool
D.           Tool Designs
1.          In order to maintain tool design standards, it is mandatory that tool designs be governed by the requirements of Boeing and Spirit AeroSystems, Inc. tooling manuals, engineering drawings or equivalent approved standards.
2.          Seller’s Quality Assurance shall verify that all tool designs be governed by Boeing/Spirit AeroSystems, Inc tooling standards.
3.          Seller’s Quality Assurance shall verify all Seller tool designs have been approved by Spirit AeroSystems, Inc.’s Tool Design organization:
a.          for master tooling,
b.          for all major or final stage tools controlled by master tooling,
c.          for tools that control interchangeability or replaceability items,
d.          for all tools used as media for quality acceptance that have tool design requirements,
e.          for all tools used for periodic and configuration control.
E.           Tool Fabrication
1.          Seller’s Quality Assurance requirements verify and inspect progressively any feature of the tool that cannot be inspected after tool is complete.
2.          Maintain and retain all progressive inspection record as required (ref. E.1 above).
3.          Inspect and verify all tool tryouts or tool proving.
F.           Identification of Accountable Tools
Seller’s Quality Assurance shall verify all tools are identified per Boeing’s D33181-40 ‘Tooling Reference and Spirit AeroSystems, Inc. STM-1 30010-23 ‘Tool Identification’.
1.          No tool will be considered complete that is not properly identified and accepted by Quality Control.
2.          Seller’s Quality Assurance shall verify acceptable parts or assemblies have been produced by all tooling and affix steel quality acceptance stamp in tool tryout space.

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.

CUSTOMER SPECIFIC SUPPLEMENTAL NOTES

CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	INSPECTION	7XX	MISCELLANEOUS

Note:                     If tool tryout is not required, stamp “NR” beside inspection acceptance stamp.
3.          Seller’s Quality Assurance shall verify the latest engineering drawing revision or tool drawing revision.
G.          Certified Tool List
1.          Seller’s Quality Assurance shall verify the completeness and accuracy of each tool on the Spirit AeroSystems, Inc. Certified Tool List.
2.          Seller’s Quality Assurance manager shall sign and/or use their quality acceptance stamp to validate compliance to all D33200-1 ‘Boeing Supplier Tooling’ requirements and STM130030-1 as stated in upper right hand section of the Spirit AeroSystems, Inc. Certified Tool List. Signature of an Officer of the company is also required.
3.          Seller shall have a rework tool order to show specific rework instructions have been completed and Seller’s quality acceptance stamp affixed to Rework Tool Order and rework identification stamp on tool per D33181-40 ‘Boeing Tooling Reference’ and STM130010-23 ‘Spirit AeroSystems, Inc. Tool Identification’.
4.          Seller’s Quality Assurance shall verify the accuracy and completeness of tool usage list prior to presenting to Buyer’s Quality Assurance for validation.

502
Buyer will furnish all necessary mylars or photo templates of Engineering Layouts and/or tooling master layouts required by the Seller in accomplishing the work called for by this order. It is agreed that the prices established reflect an allowance for scrap value of such photo templates and upon completion of the work. Seller shall take title. Any template specifically designed as a tool and serial numbered is accountable property per Boeing document D33200-1 and D33041-1, and upon acquisition or manufacturer by Seller and before the same is used, becomes the property of/or controlled by Boeing.

503
All special tooling as defined in D33200-1 and D33041-1, covered by this Purchase Order/Purchase Contract shall, upon acquisition or manufacture by Seller and before the same is used, become the property of/or controlled by Boeing. Any use of this tooling for other than Boeing work, or before scrapping, must have written consent from Buyer.

504
Seller shall use any and all Tooling only for the purpose of performing its obligations under this purchase Order/Purchase Contract and shall not sell, lease or otherwise dispose of any Tooling. Seller shall, on behalf of Boeing as the owner thereof obtain and maintain in effect insurance in respect of all Seller-Use Tooling and Common-Use Tooling (other than such Tooling, which is in the actual possession of Boeing,). Seller shall not create or be responsible for the creation by others, any lien, claim or right of any person or entity other than the rights of Boeing, in respect of any Tooling, under this order.

505B
Tooling: Design, fabrication, handling, storage, accountability, maintenance, and disposition of Boeing owned tooling, furnished by Buyer in support of this order or fabricated by Seller as directed in this order, shall be in strict accordance with Boeing Document D33200-1 and D33041-1, as revised, which is hereby incorporated by reference and all applicable tooling manuals referenced herein. The Supplier shall store, maintain, and where necessary because of loss or damage, replace such tooling without further cost to Buyer.

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.

CUSTOMER SPECIFIC SUPPLEMENTAL NOTES

CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	INSPECTION	7XX	MISCELLANEOUS

506
Seller shall absorb all costs associated with non-accountable tooling manufactured and/or purchased by Seller necessary for the manufacture and delivery of the Products including but not limited to rework, repair, replacement and maintenance of the tooling. Seller shall not use tools, which contain, convey, embody, or were made in accordance with or by reference to any Proprietary Information and Materials of Boeing, to manufacture parts for anyone other than Boeing without the prior written authorization of Buyer.

507
If tooling is a part of this Agreement, Seller shall provide at no cost to Buyer on Boeing’s behalf as the owner thereof, control, accountability, care, storage, maintenance, insurance and replacements of all Contractor-Use Tooling and Common-Use Tooling in the possession of Seller or its subcontractors in accordance with Document D33200-1, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval, not to be unreasonably withheld or delayed, its equivalent or replacement, as required to support the manufacture, certification, support and delivery of Products; it being understood, however, that Boeing as the owner thereof bears the economic burden of depreciation and obsolescence of all Tooling.

508
If tooling is a part of this Agreement, Seller shall control and account for all Tooling in accordance with the provisions of Boeing Document D33200-1, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval (not to be unreasonably withheld or delayed), its equivalent or replacement. This requirement shall apply to Boeing-Use Tooling until delivery thereof to Boeing and to Contractor-Use Tooling and Common-Use Tooling at all times prior to the removal thereof by Boeing or delivery to Boeing or Boeing's designee. All Existing Tooling shall remain identified with its identification tag containing the Boeing Lifetime Serial Number of such Tooling.Seller shall identify all New Tooling and any reworked or re-identified Tooling with an identification tag containing the Boeing Lifetime Serial Number of each such Tool. Boeing Lifetime Serial Numbers may be provided to Seller by Buyer.

509
If tooling is a part of this Agreement, Seller shall prepare a list or lists ("Certified Tool List") in accordance with the D33200-1, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval (not to be unreasonably withheld or delayed), its equivalent or replacement, and such other information as Buyer shall request. Seller shall prepare a separate Certified Tool List for (i) Contractor-Use Tools, (ii) Common-Use Tools, (iii) Casting/Extrusion Tools, (iv) each county in Kansas in which any such Tool is located, (v) each state in which any such Tool is located and (vi) each state in which any such Tool is first utilized. Seller shall promptly submit each initial Certified Tool List to Buyer. Seller shall subsequently submit from time to time as specified by Buyer new Certified Tool Lists to supplement the information contained in the initial Certified Tool Lists.

510
With respect to Existing Tooling and New Tooling, and in the event Buyer furnishes Tooling to Seller, Seller shall conform to the standards and requirements of Document D33200-1-1. Buyer shall notify Seller of any action required for discrepant Tooling.

511A	Accountability for tooling fabricated in support of this Agreement will be transferred to Blanket Accountable, Tooling Order T-on receipt of a properly prepared Certified Tool List (WMFM 508).
The Certified Tool List is to be signed by an officer of the Seller's Quality Control representative, by a

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.

CUSTOMER SPECIFIC SUPPLEMENTAL NOTES

CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	INSPECTION	7XX	MISCELLANEOUS

Buyer resident inspector, if available and a Government Source Inspector, if required and returned to Buyer as soon as possible. Tooling Invoices will not be honored prior to receipt of the Certified Tool List signed and stamped by Buyer PQA and proof acceptable parts were produced from the tooling.

514A	If returning Buyer-furnished tooling, Supplier is required to list the Blanket Accountable Tool Order No., tool number and serial number on the packing slip.

515
Payment for rework of tooling as specified under this order is to be as follows:
Seller shall, upon completion of the rework specified hereunder, forward to Buyer, an original and one copy of a Tool Usage List, WMFM 508, listing each reworked tool. Tooling invoices will not be honored prior to receipt of the Tool Usage List signed and stamped by Buyer PQA and proof acceptable parts were produced from the reworked tooling.

516	When a Seller receives or fabricates Boeing or Boeing customer-owned accountable tools, then the Seller must comply with the requirements of D33200-1,”Boeing Suppliers’ Tooling Document.”

535
BMS 8-124 Honeycomb core shipments must be accompanied by:
A.          Test reports from each block of material
B.          A .500 T X 18L X 24W test slab cut from each block of material.
These test reports and slabs are required for lab use.

QUALITY

615
As stated is D6-83721 All Program Partners and Internal / External Suppliers who supply hardware end items as "Supplier Custom Parts" are required to be in compliance with all requirements contained within this document.
D6-83721 states that Internal / External Suppliers are required to provide configuration definition which will be included as a portion of the Purchased Article Configuration Traveler (PACT).
The Purchased Article Configuration Traveler “PACT” must include the SCPPL/UPL version number, all Module Revisions/Change Levels and the line unit number.
If there are no deviations only the top portion of the PACT must be completed and sent with shipping documents.
To determine proper form number to convey this data contact your Supply Chain Procurement Agent.

627
Seller and their sub-contractor(s) shall utilize sources listed in Document D1-4426 “Boeing Approved Process Sources” whenever the manufacturing and/or inspection processes listed in D1– 4426 are performed on articles on this purchase document.

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.

CUSTOMER SPECIFIC SUPPLEMENTAL NOTES

CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	INSPECTION	7XX	MISCELLANEOUS

The current version of D1–4426 is accessible via the Internet at the following web address http://www.boeing.com/companyoffices/doingbiz/d14426/index.html
Seller shall maintain actual processor certifications for all D1–4426 special processes performed in accordance with the requirements of this purchase document. In addition to all certification requirements defined by the applicable processing specification(s), the certifications shall contain the following:
•          The complete part number of the article(s) represented by the certification;
•          The total quantity of the parts (for each part number) represented by the certification;
•          The company name and address of the performing processor. The address shall include street address, city and state;
•          The specification number(s) and revision letter of the D1–4426 process performed.
Seller shall provide such certification upon Buyer request.
Seller shall provide their sub-tier process sources with the prime site of Buyer (that is the design authority) as well as the aircraft model number or hardware that the part numbers represent.
Seller’s use of approved processors does not relieve Seller from verifying that the processor and the product conforms to all applicable process specification requirements.

628
All parts painted with BMS10-11 Type I primer, Mil-PRF-23377 primer, and/or BMS10-11 Type II enamel in accordance with BAC 5736, Application of Chemical and Solvent Resistant Finishes, should be tested to the requirements defined within that BAC and BSS 7225, Tape Test Adhesion, as referenced.

680
When Boeing document D6-1276 is required by engineering drawing for this part Boeing/Spirit approval of your manufacturing planning is required through the Supply Chain Procurement Agent prior to shipment of completed parts.

681
If castings are included on this order the packing sheet, certificate of compliance or certified test reports accompanying shipments shall certify that the castings have been inspected in accordance with D-13169

682
Where Boeing specifications and/or processes are listed within the detail design, specification control, or envelope drawing, incorporated by this purchase document, Seller shall adhere to the latest revision of the Boeing specification and/or process, unless otherwise specified in the purchase document.

683
A Seller that performs acceptance sampling shall meet the requirements of document D1-8007. Boeing approval of Seller’s acceptance sampling plan is required prior to performing acceptance sampling when it is used for in-process or final inspection, and employs continuous sampling or repetitive lot sampling. Subsequent revisions to approved sampling plans require Boeing approval prior to implementation. Prior Boeing approval of a sampling plan is not required if it is used exclusively for receiving inspection, or employs only isolated lot sampling during in-process or final inspection.
When statistical process control is used as an option for either in-process or final inspection, Seller shall satisfy the requirements of document AS/EN/SJAC 9103, Variation Management of Key Characteristics. In all cases, inspection requirements identified by engineering drawing or specification take precedence over the inspection requirements defined herein.

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.

CUSTOMER SPECIFIC SUPPLEMENTAL NOTES

CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	INSPECTION	7XX	MISCELLANEOUS

To request Boeing acceptance sampling approval – contact your Procurement Agent. They will coordinate the request with the SPIRIT PQA Sampling SME.

684	Tooling invoices will not be honored prior to certification by the Buyer of a Certified Tool List or Tool Usage List that has been approved by Buyer’s Procurement Quality Assurance.

MISCELLEANOUS

705
Registration, Evaluation and Authorization of Chemicals (REACH) compliance:
If raw materials, parts or assemblies contain substances of very high concern (SVHCs) as prescribed by EU directive EC No. 1907/2006, Registration, Evaluation and Authorization of Chemicals, identification shall be included with the shipment. This identification should list the SVHC-designated chemicals present in the purchased article and the conditions under which handling precautions should be taken.

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	INSPECTION	7XX	MISCELLANEOUS

028A
In the event seller receives approval from Buyer’s Procurement Representative, prior to submitting nonconforming material and/or hardware, the seller shall document and process said items in accordance with Spirit Document MAA1-10034-1, "Supplier Non-conformance".

030
No 787 Related Work
Notwithstanding anything to the contrary in the Purchase Document, Seller shall not, either alone or with others, perform pursuant to the Purchase Document any work that may be applicable to, developed for, incorporated in or to be incorporated in the 787. All work related to the 787 must be performed pursuant to separate agreement(s).

047
BOEING RAW MATERIAL STRATEGY
During the term of this contract, Seller shall procure from Boeing (or its designated service provider who will act on behalf of Boeing) all raw material of the commodity type specified in the "Commodity Listing" included below necessary to support any order issued pursuant to this contract. From time to time, Buyer may amend the "Commodity Listing" by adding or deleting commodity types. Any such amendment, or revisions to the raw material pricing, shall be subject to adjustment under Spirit AeroSystems, Inc., General Provisions, Form PF-550, Section 18 (Changes), provided that Seller shall take no action to terminate its existing supply agreements when such termination would result in an assertion for an adjustment until the Seller has received approval from Buyer. The provision of any raw material by Boeing to Seller shall be according to Boeing's standard terms of sale. Boeing shall advise Seller of any designated service provider to be used at the time the order is issued. Upon request by Buyer, Seller must provide to Buyer documentation (e.g., packing slips, invoices) showing Seller's full compliance with these obligations. If requested by Boeing or its designated service provider, Seller will provide an annual forecast of demand for the applicable commodity.
COMMODITY LISTING
Aluminum Flat Rolled Products Includes aluminum sheet, aluminum plate, wing plate, and body skins, excluding “soft” aluminum alloys.
Aluminum extrusions, all press size or circle size.
Titanium includes all wrought and un-wrought titanium mill products.

135
When acceptable parts have been received on a production Purchase Order, a Certified Tool List (Spirit Form F08-04605) will be submitted by the supplier, to the Buyer’s Procurement Representative, to transfer accountability to Blanket Accountable Tool Order T-_____.

155	A Tool Usage List will be submitted by the supplier, to the Buyer’s Procurement Representative certifying satisfactory completion of rework and production of acceptable parts from reworked tool(s).

356A	The packing sheet, certificate of compliance or certified test reports accompanying shipments of castings on this order shall certify that the castings have been inspected in accordance with D-13169

412A	Parts are to be marked per BAC 5307. Parts shall have the date of final acceptance rubber-stamped adjacent to the part number.

413	Package per the D6-81628 Shipping Label Barcode preparation and Placement Document.

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	INSPECTION	7XX	MISCELLANEOUS

429
Source inspection not required, furnish two photographs - one showing the tool identification data and tool inspection stamps and the other showing the complete tool. Include these photographs with the certified tool list when returned to Buyer. Additional photographs may be required by Buyer Quality

Assurance or the buyer and will be provided upon request.

437	Stamp parts individually with heat number.

459
Contractual Requirements for Rubber Test Slabs
a)         Supplier shall retain test slabs up to the date of expiration for each batch and/or lot, for Buyer use in support of quality surveillance testing as requested from Buyer’s Procurement Representative via purchase order to supplier.
b)          Boeing BMS specifications that require the supplier to provide test slabs of each batch and/or lot of Boeing BMS rubber specifications must be sent with each shipment to Buyer.
Each shipment of rubber will require a certified test report that shall indicate the batch number, lot number, and the actual calendar date on which the test specimen was cured.

501	BOEING COMMERCIAL TOOLING – SELLER’S QUALITY REQUIREMENTS

Seller’s quality system shall maintain records to assure compliance with all the requirements of D33200 document. All quality checks, verifications, and records shall be presented with the Certified Tool List.

These quality records shall support the validations of the Quality Manager and Officer of the Company’s signature for compliance statement on the Certified Tool List and/or Tool Usage List.
A. Record Requirements
1. Each tool shall have a tool fabrication order indicating specific tool fabrication instructions per Boeing’s applicable tooling manual and engineering drawing.
Seller’s inspection stamp affixed to show compliance and acceptance of completed tool.
B. Manufacturing Records
1. Seller’s manufacturing plan shall provide traceability for verification of need, function, and usage for each tool listed on the Certified Tool List.
C. Design Records

1.          Seller’s Quality Assurance shall verify the maintenance of the following tool engineering data per D33200, Section 1.15.
a.       one complete set of reproducible drawings submitted to Buyer
b.       one complete set of reproducible drawings retained with tool

D. Tool Designs
1. In order to maintain tool design standards, it is mandatory that tool designs be governed by the requirements of Boeing tooling manuals, engineering drawings or equivalent approved standards.
2. Seller’s Quality Assurance shall verify that all tool designs be governed by Boeing tooling standards.

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	INSPECTION	7XX	MISCELLANEOUS

3.          Seller’s Quality Assurance shall verify all Seller tool designs have been approved by Buyers PQA organization:
a.          for master tooling,
b.          for all major or final stage tools controlled by master tooling,
c.          for tools that control interchangeability or replaceability items,
d.          for all tools used as media for quality acceptance that have tool design requirements,
e.          for all tools used for periodic and configuration control.
E.         Tool Fabrication
1.          Seller’s Quality Assurance requirements verify and inspect progressively any feature of the tool that cannot be inspected after tool is complete.
2.          Maintain and retain all progressive inspection record as required (ref. E.1 above).
3.          Inspect and verify all tool tryouts or tool proving.
F.         Identification of Accountable Tools
Seller’s Quality Assurance shall verify all tools are identified per Boeing’s tooling manual D33181-40.
1.          No tool will be considered complete that is not properly identified and accepted by Quality Control.
2.          It is Seller’s responsibility to assure that the tooling has produced acceptable parts or assemblies.
3.          Seller’s Quality Assurance shall verify acceptable parts or assemblies have been produced by all tooling and affix steel quality acceptance stamp in tool tryout space.
Note: If tool tryout is not required, stamp “NR” beside inspection acceptance stamp.
4.          Seller’s Quality Assurance shall verify the latest engineering drawing revision or tool drawing revision.
G.         Certified Tool List
1.          Seller’s Quality Assurance shall verify the completeness and accuracy of each tool on the Certified Tool List.
2.          Seller’s Quality Assurance manager shall sign and/or use their quality acceptance stamp to validate compliance to all D33200 requirements as stated in upper right hand section of the Certified Tool List. Signature of an Officer of the company is also required.
3.          Seller shall have a rework tool order to show specific rework instructions have been completed and Seller’s quality acceptance stamp affixed to Rework Tool Order and rework identification stamp on tool per Boeing’s tooling manual D33181-40.

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	INSPECTION	7XX	MISCELLANEOUS

4. Seller’s Quality Assurance shall verify the accuracy and completeness of tool usage list prior to presenting to Buyer’s Quality Assurance for validation.

502
Buyer will furnish all necessary mylars or photo templates of Engineering Layouts and/or tooling master layouts required by the Seller in accomplishing the work called for by this order. It is agreed that the prices established reflect an allowance for scrap value of such photo templates and upon completion of the work. Seller shall take title. Any template specifically designed as a tool and serial numbered is accountable property per Boeing document D33200 and D33041, and upon acquisition or manufacturer by Seller and before the same is used, becomes the property of/or controlled by Boeing.

503
All special tooling as defined in D33200 and D33041, covered by this Purchase Order/Purchase Contract shall, upon acquisition or manufacture by Seller and before the same is used, become the property of/or controlled by Boeing. Any use of this tooling for other than Boeing work, or before scrapping, must have written consent from Buyer.

504
Seller shall use any and all Tooling only for the purpose of performing its obligations under this purchase Order/Purchase Contract and shall not sell, lease or otherwise dispose of any Tooling. Seller shall, on behalf of Boeing as the owner thereof obtain and maintain in effect insurance in respect of all Seller-Use Tooling and Common-Use Tooling (other than such Tooling, which is in the actual possession of Boeing,). Seller shall not create or be responsible for the creation by others, any lien, claim or right of any person or entity other than the rights of Boeing, in respect of any Tooling, under this order.

505B
Tooling: Design, fabrication, handling, storage, accountability, maintenance, and disposition of Boeing owned tooling, furnished by Buyer in support of this order or fabricated by Seller as directed in this order, shall be in strict accordance with Boeing Document D33200 and D33041, as revised, which is hereby incorporated by reference and all applicable tooling manuals referenced herein. The Supplier shall store, maintain, and where necessary because of loss or damage, replace such tooling without further cost to Buyer.

506
Seller shall absorb all costs associated with non-accountable tooling manufactured and/or purchased by Seller necessary for the manufacture and delivery of the Products including but not limited to rework, repair, replacement and maintenance of the tooling. Seller shall not use tools, which contain, convey, embody, or were made in accordance with or by reference to any Proprietary Information and Materials of Boeing, to manufacture parts for anyone other than Boeing without the prior written authorization of Buyer.

507
Seller shall provide at no cost to Buyer on Boeing’s behalf as the owner thereof, control, accountability, care, storage, maintenance, insurance and replacements of all Contractor-Use Tooling and Common- Use Tooling in the possession of Seller or its subcontractors in accordance with Document D33200, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval, not to be unreasonably withheld or delayed, its equivalent or replacement, as required to support the manufacture, certification, support and delivery of Products; it being understood, however, that Boeing as the owner thereof bears the economic burden of depreciation and obsolescence of all Tooling.

508	Seller shall control and account for all Tooling in accordance with the provisions of Boeing Document D33200, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval (not to be

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	INSPECTION	7XX	MISCELLANEOUS

unreasonably withheld or delayed), its equivalent or replacement. This requirement shall apply to Boeing-Use Tooling until delivery thereof to Boeing and to Contractor-Use Tooling and Common-Use Tooling at all times prior to the removal thereof by Boeing or delivery to Boeing or Boeing's designee. All Existing Tooling shall remain identified with its identification tag containing the Boeing Lifetime Serial Number of such Tooling.Seller shall identify all New Tooling and any reworked or re-identified Tooling with an identification tag containing the Boeing Lifetime Serial Number of each such Tool. Boeing Lifetime Serial Numbers may be provided to Seller by Buyer.

509
Seller shall prepare a list or lists ("Certified Tool List") in accordance with the D33200, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval (not to be unreasonably withheld or delayed), its equivalent or replacement, and such other information as Buyer shall request. Seller shall prepare a separate Certified Tool List for (i) Contractor-Use Tools, (ii) Common-Use Tools, (iii) Casting/Extrusion Tools, (iv) each county in Kansas in which any such Tool is located, (v) each state in which any such Tool is located and (vi) each state in which any such Tool is first utilized. Seller shall promptly submit each initial Certified Tool List to Buyer. Seller shall subsequently submit from time to time as specified by Buyer new Certified Tool Lists to supplement the information contained in the initial Certified Tool Lists.

510
With respect to Existing Tooling and New Tooling, and in the event Buyer furnishes Tooling to Seller, Seller shall conform to the standards and requirements of Document D33200-1. Buyer shall notify Seller of any action required for discrepant Tooling.

511A	Accountability for tooling fabricated on this Purchase Order will be transferred to Blanket Accountable, Tooling Order T-on receipt of a properly prepared Certified Tool List (Spirit Form F08-04605). The Certified Tool List is to be signed by an officer of the Seller's Quality Control representative, by a Buyer resident inspector, if available and a Government Source Inspector, if required and returned to Buyer as soon as possible. Tooling Invoices will not be honored prior to receipt of the Certified Tool List signed and stamped by Buyer PQA and proof acceptable parts were produced from the tooling.

514A	When returning Buyer-furnished tooling, Supplier is required to list the Blanket Accountable Tool Order No., tool number and serial number on the packing slip.

515
Payment for rework of tooling as specified under this order is to be as follows:
Seller shall, upon completion of the rework specified hereunder, forward to Buyer, an original and one copy of a Tool Usage List, F08-04605, listing each reworked tool. Tooling invoices will not be honored prior to receipt of the Tool Usage List signed and stamped by Buyer PQA and proof acceptable parts were produced from the reworked tooling.
If Buyer Source Inspection is available, the TUL must also be stamped by the servicing Source Quality Control Representative. Accountable Blanket Tooling Order T-.

516	When a Seller receives or fabricates Boeing or Boeing customer-owned accountable tools, then the Seller must comply with the requirements of D33200,”Boeing Suppliers’ Tooling Document.”

535
BMS 8-124 Honeycomb core shipments must be accompanied by:
A.          Test reports from each block of material
B.          A .500 T X 18L X 24W test slab cut from each block of material.
These test reports and slabs are required for lab use.

Supplemental Notes – Boeing Sustaining Programs

 SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	INSPECTION	7XX	MISCELLANEOUS

615
As stated is D6-83721 All Program Partners and Internal / External Suppliers who supply hardware end items as "Supplier Custom Parts" are required to be in compliance with all requirements contained within this document.
D6-83721 states that Internal / External Suppliers are required to provide configuration definition which will be included as a portion of the Purchased Article Configuration Traveler (PACT).
The Purchased Article Configuration Traveler “PACT” must include the SCML revision number or all the SMPL Revisions and Change Levels, the line number and the A/P effectivity the end item was built to.
A copy of the Purchased Article Configuration Traveler form is included in the
D6-83721 document and as stated in this document a completed copy must accompany each end item delivered.
Reference D953W001, “General Operations Requirements Document for Suppliers - External/Internal Suppliers/Program Partners”

627
Seller and their sub-contractor(s) shall utilize sources listed in Document D1-4426 “Boeing Approved Process Sources” whenever the manufacturing and/or inspection processes listed in D1– 4426 are performed on articles on this purchase document.
The current version of D1–4426 is accessible via the Internet at the following web address http://www.boeing.com/companyoffices/doingbiz/d14426/index.html
Seller shall maintain actual processor certifications for all D1–4426 special processes performed in accordance with the requirements of this purchase document. In addition to all certification requirements defined by the applicable processing specification(s), the certifications shall contain the following:
•          The complete part number of the article(s) represented by the certification;
•          The total quantity of the parts (for each part number) represented by the certification;
•          The company name and address of the performing processor. The address shall include street address, city and state;
•          The specification number(s) and revision letter of the D1–4426 process performed.
Seller shall provide such certification upon Buyer request.
Seller shall provide their sub-tier process sources with the prime site of Buyer (that is the design authority) as well as the aircraft model number or hardware that the part numbers represent.
Seller’s use of approved processors does not relieve Seller from verifying that the processor and the product conforms to all applicable process specification requirements.

680
When Boeing document D6-1276 is required by engineering drawing for this part Boeing/Spirit approval of your manufacturing planning is required through the Supply Chain Procurement Agent prior to shipment of completed parts.

681	The packing sheet, certificate of compliance or certified test reports accompanying shipments of castings on this order shall certify that the castings have been inspection in accordance with D-13169.

682
Where Boeing specifications and/or processes are listed within the detail design, specification control, or envelope drawing, incorporated by this purchase document, Seller shall adhere to the latest revision of the Boeing specification and/or process, unless otherwise specified in the purchase document.

Supplemental Notes – Boeing Sustaining Programs

 SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	INSPECTION	7XX	MISCELLANEOUS

683
A Seller that performs acceptance sampling shall meet the requirements of document D1-8007. Boeing approval of Seller’s acceptance sampling plan is required prior to performing acceptance sampling when it is used for in-process or final inspection, and employs continuous sampling or repetitive lot sampling. Subsequent revisions to approved sampling plans require Boeing approval prior to implementation. Prior Boeing approval of a sampling plan is not required if it is used exclusively for receiving inspection, or employs only isolated lot sampling during in-process or final inspection.
When statistical process control is used as an option for either in-process or final inspection, Seller shall satisfy the requirements of document AS/EN/SJAC 9103, Variation Management of Key
Characteristics.
In all cases, inspection requirements identified by engineering drawing or specification take precedence over the inspection requirements defined herein.

684	Tooling invoices will not be honored prior to certification by the Buyer of a Certified Tool List or Tool Usage List that has been approved by Buyer’s Procurement Quality Assurance.

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes
NOTES ARE CATEGORIZED AS FOLLOWS:
0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

ADMINISTRATIVE

028A
In the event seller receives approval from Buyer’s Procurement Representative, prior to submitting nonconforming material and/or hardware, the seller shall document and process said items in accordance with Spirit Document MAA1-10034-1, "Supplier Non-conformance".

030
No 787 Related Work
Notwithstanding anything to the contrary in the Purchase Document, Seller shall not, either alone or with others, perform pursuant to the Purchase Document any work that may be applicable to, developed for, incorporated in or to be incorporated in the 787. All work related to the 787 must be performed pursuant to separate agreement(s).

047
BOEING RAW MATERIAL STRATEGY
During the term of this contract, Seller shall procure from Boeing (or its designated service provider who will act on behalf of Boeing) all raw material of the commodity type specified in the "Commodity Listing" included below necessary to support any order issued pursuant to this contract. From time to time, Buyer may amend the "Commodity Listing" by adding or deleting commodity types. Any such amendment, or revisions to the raw material pricing, shall be subject to adjustment under Spirit AeroSystems, Inc., General Provisions, Form PF- 550, Changes Section, provided that Seller shall take no action to terminate its existing supply agreements when such termination would result in an assertion for an adjustment until the Seller has received approval from Buyer. The provision of any raw material by Boeing to Seller shall be according to Boeing's standard terms of sale. Boeing shall advise Seller of any designated service provider to be used at the time the order is issued. Upon request by Buyer, Seller must provide to Buyer documentation (e.g., packing slips, invoices) showing Seller's full compliance with these obligations. If requested by Boeing or its designated service provider, Seller will provide an annual forecast of demand for the applicable commodity.
COMMODITY LISTING
Aluminum Flat Rolled Products Includes aluminum sheet, aluminum plate, wing plate, and body skins, excluding “soft” aluminum alloys.
Aluminum extrusions, all press size or circle size.
Titanium includes all wrought and un-wrought titanium mill products.

PRICING

135
When acceptable parts have been received on a production Purchase Order, a Certified Tool List (F08- 04605), if required, will be submitted by the supplier, to the Buyer’s Procurement Representative, to transfer accountability to Blanket Accountable Tool Order T.

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes
NOTES ARE CATEGORIZED AS FOLLOWS:

0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

155
If required, a Tool Usage List (F08-04605) will be submitted by the supplier, to the Buyer’s Procurement Representative certifying satisfactory completion of rework and production of acceptable parts from reworked tool(s).

DELIVERY/PACKAGING/IDENTIFICATION

412A	Parts are to be marked per BAC 5307.

413	If barcodes are used, package per the D6-81628 Shipping Label Barcode preparation and Placement Document.

437	If parts have heat numbers they are to be stamped individually with the heat number.

459
Contractual Requirements for Rubber Test Slabs
a)          Supplier shall retain test slabs up to the date of expiration for each batch and/or lot, for Buyer use in support of quality surveillance testing as requested from Buyer’s Procurement Representative via purchase order to supplier.
b)          Boeing BMS specifications that require the supplier to provide test slabs of each batch and/or lot of Boeing BMS rubber specifications must be sent with each shipment to Buyer.
Each shipment of rubber will require a certified test report that shall indicate the batch number, lot number, and the actual calendar date on which the test specimen was cured.

460
Unless explicit direction is given to the contrary, no articles (or constituent parts thereof) ordered in support of Boeing programs shall contain any FAA-PMA markings. The articles shall not be certified under an FAA-PMA approval and the accompanying paperwork (e.g. packages, shippers, etc.) shall not contain any FAA-PMA markings.

PROPERTY

501
BOEING COMMERCIAL TOOLING – SELLER’S QUALITY REQUIREMENTS
If Seller uses Boeing tooling then Seller’s quality system shall maintain records to assure compliance with all the requirements of D33200-1 ‘Boeing Supplier Tooling’ document, all processes and flows will be in accordance with STM-130030-1 ‘Spirit AeroSystems, Inc. Tooling Requirements’. All quality checks, verifications, and records shall be presented with the Spirit AeroSystems, Inc. Certified Tool List. These quality records shall support the validations of the Quality Manager and Officer of the Company’s signature for compliance statement on the Spirit AeroSystems, Inc. Certified Tool List and/or Tool Usage List.

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes
NOTES ARE CATEGORIZED AS FOLLOWS:

0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

A.          Record Requirements
1.          Each tool shall have a tool fabrication order indicating specific tool fabrication instructions per Boeing’s applicable tooling manual and engineering drawing. Seller’s inspection stamp affixed to show compliance and acceptance of completed tool.
B.          Manufacturing Records
1.          Seller’s manufacturing plan shall provide traceability for verification of need, function, and usage for each tool listed on the Spirit AeroSystems, Inc. Certified Tool List.
C.           Design Records
1.          Seller’s Quality Assurance shall verify the maintenance of the following tool engineering data per D33200-1 ‘Boeing Supplier Tooling’, Section 1.15 and STM-130030-1 ‘Spirit AeroSystems, Inc. Tooling Requirements’, Section 10.
a.       one complete set of reproducible drawings submitted to Buyer
b.       one complete set of reproducible drawings retained with tool
D.           Tool Designs
1.          In order to maintain tool design standards, it is mandatory that tool designs be governed by the requirements of Boeing and Spirit AeroSystems, Inc. tooling manuals, engineering drawings or equivalent approved standards.
2.          Seller’s Quality Assurance shall verify that all tool designs be governed by Boeing/Spirit
AeroSystems, Inc tooling standards.
3.          Seller’s Quality Assurance shall verify all Seller tool designs have been approved by Spirit AeroSystems, Inc.’s Tool Design organization:
a.          for master tooling,
b.          for all major or final stage tools controlled by master tooling,
c.          for tools that control interchangeability or replaceability items,
d.          for all tools used as media for quality acceptance that have tool design requirements,
e.          for all tools used for periodic and configuration control.
E.           Tool Fabrication
1.          Seller’s Quality Assurance requirements verify and inspect progressively any feature of the tool that cannot be inspected after tool is complete.
2.          Maintain and retain all progressive inspection record as required (ref. E.1 above).

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes
NOTES ARE CATEGORIZED AS FOLLOWS:

0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

3. Inspect and verify all tool tryouts or tool proving.
F. Identification of Accountable Tools
Seller’s Quality Assurance shall verify all tools are identified per Boeing’s D33181-40 ‘Tooling
Reference and Spirit AeroSystems, Inc. STM-130010-23 ‘Tool Identification’.
1. No tool will be considered complete that is not properly identified and accepted by Quality Control.
2. Seller’s Quality Assurance shall verify acceptable parts or assemblies have been produced by all tooling and affix steel quality acceptance stamp in tool tryout space.
Note: If tool tryout is not required, stamp “NR” beside inspection acceptance stamp.
3. Seller’s Quality Assurance shall verify the latest engineering drawing revision or tool drawing revision.
G. Certified Tool List
1. Seller’s Quality Assurance shall verify the completeness and accuracy of each tool on the Spirit AeroSystems, Inc. Certified Tool List.
2. Seller’s Quality Assurance manager shall sign and/or use their quality acceptance stamp to validate compliance to all D33200-1 ‘Boeing Supplier Tooling’ requirements and STM-
130030-1 as stated in upper right hand section of the Spirit AeroSystems, Inc. Certified
Tool List. Signature of an Officer of the company is also required.

3.          Seller shall have a rework tool order to show specific rework instructions have been completed and Seller’s quality acceptance stamp affixed to Rework Tool Order and rework identification stamp on tool per D33181-40 ‘Boeing Tooling Reference’ and STM-130010-23 ‘Spirit AeroSystems, Inc. Tool Identification’.

4. Seller’s Quality Assurance shall verify the accuracy and completeness of tool usage list prior to presenting to Buyer’s Quality Assurance for validation.

502
Buyer will furnish all necessary mylars or photo templates of Engineering Layouts and/or tooling master layouts required by the Seller in accomplishing the work called for by this order. It is agreed that the prices established reflect an allowance for scrap value of such photo templates and upon completion of the work. Seller shall take title. Any template specifically designed as a tool and serial numbered is accountable property per Boeing document D33200-1 and D33041-1, and upon acquisition or manufacturer by Seller and before the same is used, becomes the property of/or controlled by Boeing.

503	All special tooling as defined in D33200-1 and D33041-1, covered by this Purchase Order/Purchase

Contract shall, upon acquisition or manufacture by Seller and before the same is used, become the property of/or controlled by Boeing. Any use of this tooling for other than Boeing work, or before scrapping, must have written consent from Buyer.

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes
NOTES ARE CATEGORIZED AS FOLLOWS:

0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

504
Seller shall use any and all Tooling only for the purpose of performing its obligations under this purchase Order/Purchase Contract and shall not sell, lease or otherwise dispose of any Tooling. Seller shall, on behalf of Boeing as the owner thereof obtain and maintain in effect insurance in respect of all Seller-Use Tooling and Common-Use Tooling (other than such Tooling, which is in the actual possession of Boeing,). Seller shall not create or be responsible for the creation by others, any lien, claim or right of any person or entity other than the rights of Boeing, in respect of any Tooling, under this order.

505B
Tooling: Design, fabrication, handling, storage, accountability, maintenance, and disposition of Boeing owned tooling, furnished by Buyer in support of this order or fabricated by Seller as directed in this order, shall be in strict accordance with Boeing Document D33200-1 and D33041-1, as revised, which is hereby incorporated by reference and all applicable tooling manuals referenced herein. The Supplier shall store, maintain, and where necessary because of loss or damage, replace such tooling without further cost to Buyer.

506
Seller shall absorb all costs associated with non-accountable tooling manufactured and/or purchased by Seller necessary for the manufacture and delivery of the Products including but not limited to rework, repair, replacement and maintenance of the tooling. Seller shall not use tools, which contain, convey, embody, or were made in accordance with or by reference to any Proprietary Information and Materials of Boeing, to manufacture parts for anyone other than Boeing without the prior written authorization of Buyer.

507
If tooling is a part of this Agreement, Seller shall provide at no cost to Buyer on Boeing’s behalf as the owner thereof, control, accountability, care, storage, maintenance, insurance and replacements of all Contractor-Use Tooling and Common-Use Tooling in the possession of Seller or its subcontractors in accordance with Document D33200-1, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval, not to be unreasonably withheld or delayed, its equivalent or replacement, as required to support the manufacture, certification, support and delivery of Products; it being understood, however, that Boeing as the owner thereof bears the economic burden of depreciation and obsolescence of all Tooling.

508
If tooling is a part of this Agreement, Seller shall control and account for all Tooling in accordance with the provisions of Boeing Document D33200-1, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval (not to be unreasonably withheld or delayed), its equivalent or replacement. This requirement shall apply to Boeing-Use Tooling until delivery thereof to Boeing and to Contractor-Use Tooling and Common-Use Tooling at all times prior to the removal thereof by Boeing or delivery to Boeing or Boeing's designee. All Existing Tooling shall remain identified with its identification tag containing the Boeing Lifetime Serial Number of such Tooling.Seller shall identify all New Tooling and any reworked or re-identified Tooling with an identification tag containing the Boeing Lifetime Serial Number of each such Tool. Boeing Lifetime Serial Numbers may be provided to Seller by Buyer.

509	If tooling is a part of this Agreement, Seller shall prepare a list or lists ("Certified Tool List") in accordance

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes
NOTES ARE CATEGORIZED AS FOLLOWS:

0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

with the D33200-1, "Boeing Suppliers' Tooling Document” or, subject to Buyer review and approval (not to be unreasonably withheld or delayed), its equivalent or replacement, and such other information as Buyer shall request. Seller shall prepare a separate Certified Tool List for (i) Contractor-Use Tools, (ii) Common-Use Tools, (iii) Casting/Extrusion Tools, (iv) each county in Kansas in which any such Tool is located, (v) each state in which any such Tool is located and (vi) each state in which any such Tool is first utilized. Seller shall promptly submit each initial Certified Tool List to Buyer. Seller shall subsequently submit from time to time as specified by Buyer new Certified Tool Lists to supplement the information contained in the initial Certified Tool Lists.

510
With respect to Existing Tooling and New Tooling, and in the event Buyer furnishes Tooling to Seller, Seller shall conform to the standards and requirements of Document D33200-1-1. Buyer shall notify Seller of any action required for discrepant Tooling.

511A	Accountability for tooling fabricated in support of this Agreement will be transferred to Blanket Accountable, Tooling Order T-on receipt of a properly prepared Certified Tool List (WMFM 508).
The Certified Tool List is to be signed by an officer of the Seller's Quality Control representative, by a Buyer resident inspector, if available and a Government Source Inspector, if required and returned to Buyer as soon as possible. Tooling Invoices will not be honored prior to receipt of the Certified Tool List signed and stamped by Buyer PQA and proof acceptable parts were produced from the tooling.

514A	If returning Buyer-furnished tooling, Supplier is required to list the Blanket Accountable Tool Order No., tool number and serial number on the packing slip.

515
Payment for rework of tooling as specified under this order is to be as follows:
Seller shall, upon completion of the rework specified hereunder, forward to Buyer, an original and one copy of a Tool Usage List, WMFM 508, listing each reworked tool. Tooling invoices will not be honored prior to receipt of the Tool Usage List signed and stamped by Buyer PQA and proof acceptable parts were produced from the reworked tooling.

516	When a Seller receives or fabricates Boeing or Boeing customer-owned accountable tools, then the Seller must comply with the requirements of D33200-1,”Boeing Suppliers’ Tooling Document.”

535
BMS 8-124 Honeycomb core shipments must be accompanied by:
A.          Test reports from each block of material
B.          A .500 T X 18L X 24W test slab cut from each block of material.
These test reports and slabs are required for lab use.

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes
NOTES ARE CATEGORIZED AS FOLLOWS:

0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

QUALITY

615
As stated is D6-83721 All Program Partners and Internal / External Suppliers who supply hardware end items as "Supplier Custom Parts" are required to be in compliance with all requirements contained within this document.
D6-83721 states that Internal / External Suppliers are required to provide configuration definition which will be included as a portion of the Purchased Article Configuration Traveler (PACT).
The Purchased Article Configuration Traveler “PACT” must include the SCML revision number or all the SMPL Revisions and Change Levels, the line number and the A/P effectivity the end item was built to.
A copy of the Purchased Article Configuration Traveler form is included in the D6-83721 document and as stated in this document a completed copy must accompany each end item delivered.
Reference D953W001, “General Operations Requirements Document for Suppliers - External/Internal Suppliers/Program Partners”

627
Seller and their sub-contractor(s) shall utilize sources listed in Document D1-4426 “Boeing Approved Process Sources” whenever the manufacturing and/or inspection processes listed in D1– 4426 are performed on articles on this purchase document.
The current version of D1–4426 is accessible via the Internet at the following web address http://www.boeing.com/companyoffices/doingbiz/d14426/index.html
Seller shall maintain actual processor certifications for all D1–4426 special processes performed in accordance with the requirements of this purchase document. In addition to all certification requirements defined by the applicable processing specification(s), the certifications shall contain the following:
•          The complete part number of the article(s) represented by the certification;
•          The total quantity of the parts (for each part number) represented by the certification;
•          The company name and address of the performing processor. The address shall include street address, city and state;
•          The specification number(s) and revision letter of the D1–4426 process performed.
Seller shall provide such certification upon Buyer request.
Seller shall provide their sub-tier process sources with the prime site of Buyer (that is the design authority) as well as the aircraft model number or hardware that the part numbers represent.
Seller’s use of approved processors does not relieve Seller from verifying that the processor and the product conforms to all applicable process specification requirements.

628	All parts painted with BMS10-11 Type I primer, Mil-PRF-23377 primer, and/or BMS10-11 Type II enamel

Supplemental Notes – Boeing Sustaining Programs

SPIRIT AEROSYSTEMS, INC.
WICHITA DIVISION
P.O. BOX 780008 – Wichita, Kansas – 67278-0008

Customer Specific Supplemental Notes
NOTES ARE CATEGORIZED AS FOLLOWS:

0XX	ADMINISTRATIVE GENERAL	1XX	PRICING
2XX	RESERVED	3XX	INSPECTION
4XX	DELIVERY/PACKAGING/IDENTIFICATION	5XX	PROPERTY
6XX	QUALITY	7XX	MISCELLANEOUS

in accordance with BAC 5736, Application of Chemical and Solvent Resistant Finishes, should be tested to the requirements defined within that BAC and BSS 7225, Tape Test Adhesion, as referenced.

680
When Boeing document D6-1276 is required by engineering drawing for this part Boeing/Spirit approval of your manufacturing planning is required through the Supply Chain Procurement Agent prior to shipment of completed parts.

681
If castings are included on this order the packing sheet, certificate of compliance or certified test reports accompanying shipments shall certify that the castings have been inspected in accordance with D-13169

682
Where Boeing specifications and/or processes are listed within the detail design, specification control, or envelope drawing, incorporated by this purchase document, Seller shall adhere to the latest revision of the Boeing specification and/or process, unless otherwise specified in the purchase document.

683
A Seller that performs acceptance sampling shall meet the requirements of document D1-8007. Boeing approval of Seller’s acceptance sampling plan is required prior to performing acceptance sampling when it is used for in-process or final inspection, and employs continuous sampling or repetitive lot sampling. Subsequent revisions to approved sampling plans require Boeing approval prior to implementation. Prior Boeing approval of a sampling plan is not required if it is used exclusively for receiving inspection, or employs only isolated lot sampling during in-process or final inspection.
When statistical process control is used as an option for either in-process or final inspection, Seller shall satisfy the requirements of document AS/EN/SJAC 9103, Variation Management of Key Characteristics. In all cases, inspection requirements identified by engineering drawing or specification take precedence over the inspection requirements defined herein.

684	Tooling invoices will not be honored prior to certification by the Buyer of a Certified Tool List or Tool Usage List that has been approved by Buyer’s Procurement Quality Assurance.

MISCELLEANOUS

705
Registration, Evaluation and Authorization of Chemicals (REACH) compliance:
If raw materials, parts or assemblies contain substances of very high concern (SVHCs) as prescribed by EU directive EC No. 1907/2006, Registration, Evaluation and Authorization of Chemicals, identification shall be included with the shipment. This identification should list the SVHC-designated chemicals present in the purchased article and the conditions under which handling precautions should be taken.

Supplemental Procurement Notes BR 725 Program

SPIRIT AEROSYSTEMS, INC.
NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

ADMINISTRATIVE/GENERAL

001
In order to meet the requirements of the customer, Spirit AeroSystems, Inc. may be required to accept and agree, in it’s contract with such customer, sale terms which are not reasonably reflected by the terms of this agreement. In such event, the Supplier shall negotiate with Spirit with the object of accepting an amendment to the terms of the agreement in respect of orders for Goods or Work related to such customer.

002	Supplier will comply with the Fair Labor Standards Act of June 30, 1938 (LISC201-209) as amended.

003
If there is a conflict of terms the order of precedence shall be: Purchase Contract
Purchase Order
Spirit AeroSystems, Inc. General Provisions (PF-550, Rev 09/08) Spirit AeroSystems, Inc. Supplemental Notes (PF-515, Rev 06/01/10) BR725 Supplemental Notes (PF-515 BR725, Rev 09/21/10)

004	The provisions of Spirit AeroSystems, Inc. General Provisions (PF-550, Rev 09/08) Clauses 21, 28, 29, 31, 33, 42 and 50 shall survive after termination or expiry of this Agreement

005
In order to meet the requirement of a potential new customer for the same engine application, Spirit may be required to accept and agree, in its contract with such customer to purchase components from different source other than the Seller. In such event Spirit shall be entitled to contract with such other vendor to supply the component for the new customer demands only, without incurring any liability. This arrangement shall not impact the supply of the component from Seller for this Program.

006
If any of Spirit customers requires that special components or parts of the Set of Materials have to be supplied from another Spirit vendor by the Seller then the Seller agrees to purchase such components/parts from that specific source.

007	Rolls Royce SABRe 9000 document is incorporated by reference. Supplier

BR 725 Supplemental Notes
PF-515 BR725 Rev. 01/10/11

Supplemental Procurement Notes BR 725 Program

SPIRIT AEROSYSTEMS, INC.
NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

may access this document at the following link: http://www.suppliermanager-online.com/sabre/default.html Contact your procurement agent for specific questions.

008
Some engineering definitions may include a Surface Point (SP _RD001xxxxx) document identified on the parts list. The SP document is derived from the referenced CATIA model and is the authoritative data.The Spirit provided CATIA model may be used to facilitate production and inspection.

PRICING

100	The Seller and Spirit agree to jointly pursue cost reduction opportunities for the duration of this Agreement and will reflect the achievements of such opportunities in price reductions to Spirit.

DELIVERY/PACKAGING/IDENTIFICATION

400
The Parties agree that timely performance under an Order shall be a primary obligation of the Seller, hence the Seller will only be excused delay in delivery or performance if it can show to Spirit's reasonable satisfaction that such delay has been caused by circumstances outside its reasonable control and it has notified Spirit in writing within five (5) calendar days of becoming aware of such circumstances. No Order will terminate as a result of such delay except that Spirit may, at its discretion, terminate an Order in whole or in part where the Seller is so excused without incurring liability if such delay becomes substantial.
The Seller will make all reasonable endeavors to mitigate the effects of such delay.
For the avoidance of doubt, strikes, lockouts or other industrial action or disputes that last longer than 90 days duration specific to the Seller and/or its subcontractors or agents shall not constitute an excusable delay.
If delivery of the Goods is delayed in respect of the delivery date specified in the procurement document, other than for reasons listed above, the Seller shall pay Spirit a penalty at the rate of 1.5% (one and one-half percent) of the value of the Order under which the Goods were to be supplied for each complete week of delay up to a maximum of 6% (six percent) of such Order. Application of any such penalty shall begin after a Grace Period of 5 days. Spirits right to reserve penalties for such delays will be limited to a period of

BR 725 Supplemental Notes
PF-515 BR725 Rev. 01/10/11

Supplemental Procurement Notes BR 725 Program

SPIRIT AEROSYSTEMS, INC.
NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

90 days after delivery of such delayed Goods.

401
For orders received from Spirit AeroSystems, Inc., if delivery of the Goods or Work is delayed in respect of the delivery date specified in the procurement document, other than for reasons set out in PF-515 BR725 Rev 09/21/10, Note 400, the Supplier shall pay to Spirit AeroSystems, Inc. a penalty at a rate of 2.5% (two and one-half percent) of the value of the order under which the Goods or Work were to be supplied for each complete week of delay up to a maximum of 10% (ten percent) of such order. Spirit AeroSystems, Inc.’s right to reserve penalties for such delays will be limited to a period of 90 days after delivery of such Goods or Work.

PROPERTY

501
If any tooling is fully funded by Spirit title to such tooling will remain with the Seller until such time as determined by Spirit. Spirit will have the option to purchase this tooling, for an agreed price of US $1.00. Spirit can take up this option at any time. For tooling fully funded by Spirit and tooling jointly funded by the Parties ("Total Tooling") the Seller will have full rights of use and will be responsible for the maintenance and replacement of the Total Tooling notwithstanding that such Total Tooling may be held and/or used by a subcontractor to the Seller.
The Seller will produce and maintain an auditable register of such Total Tooling,which will include but not be limited to details of serial numbers and ownership.
The Seller is responsible for the acquisition of all tooling required by the Seller tofulfill it's obligations under the Agreement and the Appendices thereto. The NRC includes the cost of tooling sufficient to achieve a delivery rate of 12 Engine Sets of Material per month. If additional tooling is required to achieve a delivery rate greater than 12 Engine Sets of Material per month the Seller shall advise Spirit who in turn will instruct the Seller to purchase such tooling. The cost of such additional tooling to achieve a delivery rate of 15 Engine Sets of Material per month shall be negotiated when instructed. The Seller is responsible for the costs of tooling to produce a delivery rate of 12 Engine Sets of Material per month. The Seller is responsible for the acquisition of additional tooling if necessary to achieve a delivery rate greater than 12 Engine Sets of Material per month.

BR 725 Supplemental Notes
PF-515 BR725 Rev. 01/10/11

Supplemental Procurement Notes BR 725 Program

SPIRIT AEROSYSTEMS, INC.
NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

QUALITY

621
Buyer First Article Inspection (BFAI) – If BFAI activity is required at the Seller’s facility prior to shipment the Seller shall notify Buyer to schedule a comparable inspection and coordinate the required inspection/verification activity. Subsequent engineering, inspection, manufacturing or tooling changes for specific characteristics will require the Seller to notify Buyer.
As a minimum, the Seller shall complete the Spirit AeroSystems F09-01159 ’First Article Inspection Report Content / Check Sheet’, and forward their completed check sheet and AS9102 form one through three with all supporting documentation electronically (E-Mail) to their buyer for review and retention at Spirit AeroSystems.

BR 725 Supplemental Notes
PF-515 BR725 Rev. 01/10/11

Supplemental Procurement Notes BR 725 Program

SPIRIT AEROSYSTEMS, INC.
NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

ADMINISTRATIVE/GENERAL

001
In order to meet the requirements of the customer, Spirit AeroSystems, Inc. may be required to accept and agree, in it’s contract with such customer, sale terms which are not reasonably reflected by the terms of this agreement. In such event, the Supplier shall negotiate with Spirit with the object of accepting an amendment to the terms of the agreement in respect of orders for Goods or Work related to such customer.

002	Supplier will comply with the Fair Labor Standards Act of June 30, 1938 (LISC201-209) as amended.

003
If there is a conflict of terms the order of precedence shall be:
Purchase Contract
Purchase Order
Spirit AeroSystems, Inc. General Provisions (PF-550, Rev 09/08)
Spirit AeroSystems, Inc. Supplemental Notes (PF-515, Rev 06/01/10)
BR725 Supplemental Notes (PF-515 BR725, Rev 09/21/10)

004	The provisions of Spirit AeroSystems, Inc. General Provisions (PF-550, Rev 09/08) Clauses 21, 28, 29, 31, 33, 42 and 50 shall survive after termination or expiry of this Agreement

005
In order to meet the requirement of a potential new customer for the same engine application, Spirit may be required to accept and agree, in its contract with such customer to purchase components from different source other than the Seller. In such event Spirit shall be entitled to contract with such other vendor to supply the component for the new customer demands only, without incurring any liability. This arrangement shall not impact the supply of the component from Seller for this Program.

006
If any of Spirit customers requires that special components or parts of the Set of Materials have to be supplied from another Spirit vendor by the Seller then the Seller agrees to purchase such components/parts from that specific source.

007	Rolls Royce SABRe 9000 document is incorporated by reference. Supplier

BR 725 Supplemental Notes
PF-515 BR725 Rev. 01/10/11

Supplemental Procurement Notes BR 725 Program

SPIRIT AEROSYSTEMS, INC.
NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

may access this document at the following link: http://www.suppliermanager-online.com/sabre/default.html Contact your procurement agent for specific questions.

008
Some engineering definitions may include a Surface Point (SP _RD001xxxxx) document identified on the parts list. The SP document is derived from the referenced CATIA model and is the authoritative data.The Spirit provided CATIA model may be used to facilitate production and inspection.

PRICING

100	The Seller and Spirit agree to jointly pursue cost reduction opportunities for the duration of this Agreement and will reflect the achievements of such opportunities in price reductions to Spirit.

DELIVERY/PACKAGING/IDENTIFICATION

400
The Parties agree that timely performance under an Order shall be a primary obligation of the Seller, hence the Seller will only be excused delay in delivery or performance if it can show to Spirit's reasonable satisfaction that such delay has been caused by circumstances outside its reasonable control and it has notified Spirit in writing within five (5) calendar days of becoming aware of such circumstances. No Order will terminate as a result of such delay except that Spirit may, at its discretion, terminate an Order in whole or in part where the Seller is so excused without incurring liability if such delay becomes substantial.
The Seller will make all reasonable endeavors to mitigate the effects of such delay.
For the avoidance of doubt, strikes, lockouts or other industrial action or disputes that last longer than 90 days duration specific to the Seller and/or its subcontractors or agents shall not constitute an excusable delay.
If delivery of the Goods is delayed in respect of the delivery date specified in the procurement document, other than for reasons listed above, the Seller shall pay Spirit a penalty at the rate of 1.5% (one and one-half percent) of the value of the Order under which the Goods were to be supplied for each complete week of delay up to a maximum of 6% (six percent) of such Order. Application of any such penalty shall begin after a Grace Period of 5 days. Spirits right to reserve penalties for such delays will be limited to a period of

BR 725 Supplemental Notes
PF-515 BR725 Rev. 01/10/11

Supplemental Procurement Notes BR 725 Program

SPIRIT AEROSYSTEMS, INC.
NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

90 days after delivery of such delayed Goods.

401
For orders received from Spirit AeroSystems, Inc., if delivery of the Goods or Work is delayed in respect of the delivery date specified in the procurement document, other than for reasons set out in PF-515 BR725 Rev 09/21/10, Note 400, the Supplier shall pay to Spirit AeroSystems, Inc. a penalty at a rate of 2.5% (two and one-half percent) of the value of the order under which the Goods or Work were to be supplied for each complete week of delay up to a maximum of 10% (ten percent) of such order. Spirit AeroSystems, Inc.’s right to reserve penalties for such delays will be limited to a period of 90 days after delivery of such Goods or Work.

PROPERTY

501
If any tooling is fully funded by Spirit title to such tooling will remain with the Seller until such time as determined by Spirit. Spirit will have the option to purchase this tooling, for an agreed price of US $1.00. Spirit can take up this option at any time. For tooling fully funded by Spirit and tooling jointly funded by the Parties ("Total Tooling") the Seller will have full rights of use and will be responsible for the maintenance and replacement of the Total Tooling notwithstanding that such Total Tooling may be held and/or used by a subcontractor to the Seller.
The Seller will produce and maintain an auditable register of such Total Tooling,which will include but not be limited to details of serial numbers and ownership.
The Seller is responsible for the acquisition of all tooling required by the Seller tofulfill it's obligations under the Agreement and the Appendices thereto. The NRC includes the cost of tooling sufficient to achieve a delivery rate of 12 Engine Sets of Material per month. If additional tooling is required to achieve a delivery rate greater than 12 Engine Sets of Material per month the Seller shall advise Spirit who in turn will instruct the Seller to purchase such tooling. The cost of such additional tooling to achieve a delivery rate of 15 Engine Sets of Material per month shall be negotiated when instructed. The Seller is responsible for the costs of tooling to produce a delivery rate of 12 Engine Sets of Material per month. The Seller is responsible for the acquisition of additional tooling if necessary to achieve a delivery rate greater than 12 Engine Sets of Material per month.

BR 725 Supplemental Notes
PF-515 BR725 Rev. 01/10/11

Supplemental Procurement Notes BR 725 Program

SPIRIT AEROSYSTEMS, INC.
NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

QUALITY

621
Buyer First Article Inspection (BFAI) – If BFAI activity is required at the Seller’s facility prior to shipment the Seller shall notify Buyer to schedule a comparable inspection and coordinate the required inspection/verification activity. Subsequent engineering, inspection, manufacturing or tooling changes for specific characteristics will require the Seller to notify Buyer.
As a minimum, the Seller shall complete the Spirit AeroSystems F09-01159 ’First Article Inspection Report Content / Check Sheet’, and forward their completed check sheet and AS9102 form one through three with all supporting documentation electronically (E-Mail) to their buyer for review and retention at Spirit AeroSystems.

BR 725 Supplemental Notes
PF-515 BR725 Rev. 01/10/11

Supplemental Procurement Notes Mitsubishi Regional Jet Program

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	2XX	QUALITY
1XX	PRICING	3XX	CUSTOMER SUPPORT
		4XX	DELIVERY/SCHEDULE

ADMINISTRATIVE

001	Order Of Precedence
In the event of a conflict or inconsistency between any of the terms of the following documents, the following order of precedence shall control:
A.          Spirit Supplemental Procurement Notes (PF-515 MRJ) for Mitsubishi Regional Jet
Program
B.          Spirit Supplemental Procurement Notes (PF-515)
C.          Spirit General Provisions, Fixed Price Contract (PF-550)
D.          Mitsubishi documents referenced within the Purchase Documents
F. Engineering specifications
In resolving any such conflicts, these documents shall be read as a whole and in a manner most likely to accomplish their purpose.
Supplier shall promptly report to Spirit in writing any inconsistencies in these documents, even if the inconsistency is resolvable using the above rules.

002
Force Majeure
Neither Spirit nor Supplier shall be in default for failure to perform under this Agreement if the failure shall be excusable upon the following circumstance: a cause beyond the control and without the fault of the party. Such causes shall include, for example: acts of God, war (declared or undeclared), acts of governmental authorities, civil disturbances, strikes/labor disputes, terrorist acts, or a similar act affecting Spirit’s customers. Failure of a subcontractor for such cause shall be excusable unless the affected items are available from alternate sources.
None of the following shall be considered excusable events: manufacturing problems, labor shortages, non-performance by subcontractors, inclement weather (unless it closes a pertinent manufacturing facility for at least five (5) consecutive days), or transportation problems.
The affected party shall give the other party written notice within seven (7) days after becoming aware of an event constituting excusable delay. The notice shall include reasonable evidence for the excusable delay, and the expected period of delay. Within fourteen (14) days after such notice, the party shall further provide a detailed work-around plan, alternative sources, and other means of preventing further delays.
In the event of an excusable delay, the parties shall consult and agree to a plan for the delayed delivery of the product, provided that the delay in delivery shall not exceed the period deemed excusable. Neither party may claim any compensation under the Agreement for excusable delays.
Delay or non-performance deemed excusable which exceeds sixty (60) days shall entitle Spirit to terminate the affected purchase order or Agreement without further liability; provided, however, that Spirit shall be responsible for all reasonable amounts due to Supplier for (i) unrecovered non-recurring expense;

PF-515MRJ 01/30/12

Supplemental Procurement Notes Mitsubishi Regional Jet Program

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	2XX	QUALITY
1XX	PRICING	3XX	CUSTOMER SUPPORT
		4XX	DELIVERY/SCHEDULE

(ii) the cost of tooling; and (iii) any reasonable and proportionate amount for any Products and materials then in production which Spirit agrees to accept in writing and are delivered to Spirit in accordance with the terms and conditions of this Contract.
In the event of termination, Supplier shall grant to Spirit, as Spirit may request, a non-exclusive license with reasonable terms and conditions sufficient to allow continued availability of Products to Spirit.

004
Program Reviews
Supplier agrees to send representatives to Spirit's designated facilities at no charge to Spirit, to provide a status on the progress of the work and related subjects.
Any attendance at any plant, or any participation in a meeting, or any action by either
Party, pursuant to this Agreement or any Purchase Order, or otherwise, shall not relieve either Party of any obligations or transfer any obligations of either Party to the other Party.

012
Software
Throughout the duration of the Agreement, Supplier agrees to communicate and transfer data electronically with Spirit when and as required by Spirit. In this respect, Supplier shall maintain software, software formats and versions, system operations, security procedures, signature procedures, transmission regulations and any other required procedures which are compatible with Spirit's systems, formats and procedures.

015
Termination
In the event of the termination of any Purchase Orders, Supplier shall not be entitled to be reimbursed for any costs which, when taken together with any amounts paid or owing to Supplier under the applicable Purchase Order, shall exceed the amount payable under the Purchase Order. Spirit shall incur no termination liability for any Purchase Order cancelled or terminated within ten (10) days of issuance.

016
Changes
The parties acknowledge and agree that the non-recurring and recurring prices set forth in this Contract are based on the TRDs as of the effective date of Spirit’s contract with its customer. Spirit shall have the right at any time, and only in accordance with an adjusted delivery schedule to be agreed upon by the parties, to direct in writing changes to: (a) the Specifications, the TRDs and the designs and drawings for the Products, (b)          the methods of packing and shipment of the Products, and (c)          the places of delivery and performance relating to the Products. Supplier shall promptly comply with each such Change in accordance with the following Articles, unless

PF-515MRJ 01/30/12

Supplemental Procurement Notes Mitsubishi Regional Jet Program

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	2XX	QUALITY
1XX	PRICING	3XX	CUSTOMER SUPPORT
		4XX	DELIVERY/SCHEDULE

Supplier demonstrates that doing so would reduce the safety or suitability of the applicable Products, or is technically not feasible.
Notwithstanding any other provision of this Agreement, fourteen (14) days in advance of the date upon which items are ready for shipment at Supplier’s facility, such Products shall not be subject to any Change by Spirit.
Supplier Changes.

Supplier shall not make any change to any of the requirements of this Contract, the Specifications, the TRDs or any Purchase Order, including, without limitation, with respect to methods of packing or shipment and places of delivery or performance, without Spirit’s prior written consent; provided that if Supplier’s proposed change would not affect the form, fit, function, weight, maintainability or safety of, or the product support for, the Products, then Spirit shall not unreasonably withhold or delay its consent for such change.
Design Evolution.

Supplier further agrees that Changes prior to type certification of the Aircraft that do not fall within any of the applicable categories set forth below shall be Supplier’s responsibility and shall not be subject to any equitable compensation by Spirit under this Contract.
Safety-Related Changes

Any and all safety-related changes to the Products required by any Airworthiness Authority, including in response to any mandatory airworthiness directive (AD), service bulletin (SB), special condition or issue paper issued or authorized by such Airworthiness Authority (as the case may be) (collectively, “Safety Changes”) prior to the type certification for the Aircraft, shall be the sole responsibility of Supplier, and Supplier shall implement such changes at its sole cost. After such Type Certification, any and all Safety Changes due to Supplier manufacturing or design defect at any time during the applicable aircraft Design Service Objective (DSO) shall be the sole responsibility of Supplier, and Supplier shall implement such changes at its sole cost. After such Type Certification, if it is determined that the Safety Changes are not attributable solely to Supplier manufacturing or design defects, Supplier shall bear only that portion of the cost that is directly associated with Supplier manufacturing or design defects; provided, that Supplier shall not charge Spirit for any Safety Changes to the extent that such Safety Changes are developed for or implemented on other products provided by Supplier to third parties.

021
Product Liability Insurance
In addition to the insurance requirements of Spirit Supplemental Procurement Notes (PF-515), in Note 019, Supplier is to carry and maintain aviation products liability insurance throughout the period of performance of this contract in an amount that is commensurate with the products supplied by Seller and limits typically carried in the aircraft industry. All other requirements of Note 019 of the PF-515 shall apply to this insurance coverage as applicable.

PF-515MRJ 01/30/12

Supplemental Procurement Notes Mitsubishi Regional Jet Program

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	2XX	QUALITY
1XX	PRICING	3XX	CUSTOMER SUPPORT
		4XX	DELIVERY/SCHEDULE

PRICING
101	Pricing of Derivatives
Recurring base prices set forth in this Agreement shall apply to Products, or derivatives thereof, purchased under the Purchase Documents, which are supplied for any other aircraft manufactured by Mitsubishi and its subsidiaries or affiliates.
Any changes necessary to enable Supplier to supply products for Derivative Aircraft, such as the MRJ70, shall be subject to equitable compensation by Spirit, subject to Supplier’s obligations to minimize design and development costs and expenses.

QUALITY
250	Records Retention
Supplier shall retain the receiving inspection record and production records for ten (10) years from the date of shipment, at a minimum. First Article Inspection and Nonconformity records shall be retained for the life of the product. Supplier shall not dispose of these records without Spirit’s agreement. Supplier shall not contaminate or falsify such records. If required Supplier shall make records available to Spirit, Spirit’s customer or any regulatory authority.
Supplier shall avoid breakage, failure, contamination, falsification and all that. In addition, Supplier shall ensures to submit and/or show if required by Spirit, Spirit’s customer or regulatory authority.
If Supplier retains quality records by electronic data, Supplier shall define the procedure. the content shall describe at least the following:
1)     media
2)     Back-up method and frequency
3)     Security method

251	Flight Critical Parts Program (FCPP)
If Supplier’s product(s) is identified as a Flight Critical Part subject to the MJET Flight Critical Part Program, the Supplier’s manufacturing and control plans are subject to approval by Spirit prior to production.

252	Disposition Support
Even after delivery of the product(s), if any non-conformances are found on Supplier’s product(s) regardless of Supplier’s responsibility, Supplier shall provide technical support to Spirit in order to make

PF-515MRJ 01/30/12

Supplemental Procurement Notes Mitsubishi Regional Jet Program

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	2XX	QUALITY
1XX	PRICING	3XX	CUSTOMER SUPPORT
		4XX	DELIVERY/SCHEDULE

disposition.
253	Inspection/Audit by Spirit
If Spirit conducts inspection and/or audit, Suppleir shall receive them and provide equipments, measurements as needed. Those audits may be performed at facilities of Supplier’s sub-tiers.
254	Inspection/Audit by Spirit’s Customer ro Regulatory Authority
If Spirit’s customer or regulatory authority conducts inspection and/or audit, Supplier shall receive them and provide equipments, measurements as needed. If any non-conformance is noted, Supplier shall take necessary action(s) as soon as possible. If Supplier is required some reports such as an action plan, a result, etc. by Spirit’s customer or regulatory authority, Supplier shall be concurred with them by Spirit. Supplier is not allowed to report them to Spirit’s customer or regulatory authority directly from Supplier.

255	Re-Certification Responsibility
In addition to Supplier’s warranty obligations, if, at any time within twelve (12) years after entry into service of an Aircraft, the certificate of airworthiness for such Aircraft is or becomes invalidated by a defect in any of the Products, Supplier shall, at its sole expense, immediately remedy such defect to rectify such invalidation, and shall bear the cost of re-Certification, including the costs of dismantling, repairing, replacing and re-installing such Products; provided, however, that in the event that such defect was caused solely or jointly by Spirit, Mitsubishi and/or any Operator, or is due to damage in shipping, such costs shall be shared by the parties to the extent of their respective fault. Supplier shall not be responsible for re-Certification if the invalidation is due solely to industry-wide enhancements in safety requirements by Airworthiness Authorities applicable to all other aircraft similar to the Aircraft.

256
Testing
Supplier shall perform required testing as set forth in this Agreement at its or its applicable subcontractor’s facilities. If Supplier is unable to perform any required tests at its or the applicable subcontractor’s facility (such as in the case of a “ship short” Item), such tests shall be performed at Spirit’s facility at Supplier’s expense. Without limiting the generality of the foregoing, Supplier shall provide, at its expense, any test equipment necessary to perform such tests at Spirit’s facility. Further, for the avoidance of doubt, any tests performed at Spirit’s facility by Spirit under this Article shall have no effect on the obligations of Supplier, including, without limitation, Supplier’s warranty obligations, with respect to the Products so tested.

257	Sub-tier Supplier Approval
Supplier and their sub-tier shall obtain approval by Quality Assurance Department of Mitsubishi Heavy Industry (MHI QA) via Spirit if the following conditions are applicable.

PF-515MRJ 01/30/12

Supplemental Procurement Notes Mitsubishi Regional Jet Program

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS
0XX	ADMINISTRATIVE GENERAL	2XX	QUALITY
1XX	PRICING	3XX	CUSTOMER SUPPORT
		4XX	DELIVERY/SCHEDULE

1.          When specified by MHI drawing and Quality Qualification is required.
2.          When industrial specifications are specified by MHI drawings for the following processes:
a.             Heat Treatment
b.             Surface Treatment (excluding commonly-used paint)
c.             Plating/Coating
d.             NDI/Nital Etch Inspection
e.             Welding
f.             Brazing
g.             Structural Bond
h.             Composit Processing
i.             Superplastic Forming
j.             Shot/Glass Peening
Exclusions apply for:
•             Internal test articles
•             If Spirit’s process specifications (including industrial specifications which are managed in Spirit’s engineering specification system) are specified by MHI drawing, special process approval will be managed by Spirit’s special process approval system. Therefore MHI QA approval is not required.
•             Materials which are purchased to industrial material specification as required by the drawing and Spirit Material Specifications do not require MHI QA approval.
If the process specification requires personnel qualification, Supplier’s personnel shall be qualified by Supplier’s internal process. Spirit QA approval is not required.
In addition structural partner and its sub-tiers shall obtain NADCAP accreditation..
For SCD suppliers the following requirements apply in addition to those described above:
Special process approval shall be performed in accordance with the SCD supplier’s internal procedures
For MHI process specifications are included in the SCD drawing the SCD suppliers must submit their procedure for special process approval to Spirit for review and coordination with MHI.
If Supplier needs special process approval by Spirit QA, Supplier shall contact the Spirit Procurement Agent for instructions.

258	Spirit Quality Representative
Spirit shall be entitled to place and maintain a resident quality representative at Supplier’s facilities and/or

PF-515MRJ 01/30/12

Supplemental Procurement Notes Mitsubishi Regional Jet Program

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	2XX	QUALITY
1XX	PRICING	3XX	CUSTOMER SUPPORT
		4XX	DELIVERY/SCHEDULE

at Suppliers’ sub-tier supplier’s facilities during the term of this Agreement, at Spirit’s expense, to review Supplier’s manufacture of the Products, to witness or perform source inspection of the Products, provided that such representative shall not unreasonably interfere with Supplier’s manufacturing of the Products.

CUSTOMER SUPPORT
301	Program Manager
Supplier shall provide to Spirit, as a part of Supplier’s obligations under this Contract, all program management and engineering functions and human and material resources necessary for Supplier to perform its obligations under this Agreement, including, but not limited to, the assignment of program managers, engineers, and support personnel reasonably sufficient in quantity, experience, duration and otherwise. Such program management and engineering functions and other resources shall be available in Nagoya, Japan and/or at such other location(s) mutually agreed upon by the parties.

302	Testing Requirements
Supplier shall provide to Spirit, in accordance with the provisions of this Agreement and as consideration for the non-recurring expenses to be paid by Spirit hereunder, the Products and other materials, documentation, data and services set forth in this Agreement. Supplier shall also provide to Spirit the following items:
1.     all Products required for testing and timely qualification of the Products and timely certification of the Aircraft
2.     all documents related to the Products required for timely qualification of the Products and
Certification of the Aircraft;
3.     all equipment, documentation and procedures required to perform functional tests on the Aircraft
4.     competent on-site technical and/or engineering support as agreed by the parties to support flight test Aircraft through type certification of the Aircraft at a location designated by Spirit, such technical support to include the provision of a reasonable amount of testing equipment, and reasonable engineering support of the modification work during the flight test activity, if and as needed.

303	Warranty
Supplier warrants that the Products furnished under this Agreement, shall (a) conform in all respects to the requirements of this Agreement and the Specifications, (b) be free from defects in design, materials, and workmanship, and (c) be new and unused at the time of delivery, in each case for a period of forty-eight (48) months from the date of Mitsubishi’s delivery of such Products to the applicable Operator. In the event of a discovery of any such non-conformance or defect, Supplier, at its option and expense, shall promptly repair, replace, or otherwise make good, and if applicable, dismantle and re-install, such nonconforming or defective Products (or such part thereof), at its sole cost and expense. Payment for, or

PF-515MRJ 01/30/12

Supplemental Procurement Notes Mitsubishi Regional Jet Program

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	2XX	QUALITY
1XX	PRICING	3XX	CUSTOMER SUPPORT
		4XX	DELIVERY/SCHEDULE

receipt, inspection or acceptance of, the Products shall not release Supplier from any of its warranty obligations set forth in this clause.

In the event Spirit, Mitsubishi or Operator repairs, replaces, or dismantles or re-installs the non-conforming Products by or on behalf of itself or pursuant to the instructions of the Supplier, Supplier shall reimburse Spirit, Mitsubishi or Operator, as the case may be, reasonable costs and expenses incurred in connection with such repair, replacement, dismantling or re-installation, including, without limitation, any costs related to direct labor, material, and freight; provided, however, that (a) Supplier has been given an opportunity to confirm the non-conforming Products, (b) the entity performing such repair, replacement, or dismantling or re-installation is certified by the appropriate Airworthiness Authorities, and (c) all corrections are performed in accordance with applicable service manuals, bulletins or other written instructions, using parts and materials furnished or approved by Supplier, Spirit or Mitsubishi.
After the expiry of the warranty period, the warranty on Products repaired will be twelve (12) months after installation of such repaired Products on the applicable Aircraft.

304	Recurring Failure
For purposes of this Agreement, “Recurring Failure” shall mean material failures of any Products to conform with any of the warranties set forth within eight (8) years following acceptance by Mitsubishi of such Products, which (a) have the same cause, (b) occur more than three (3) times during any consecutive rolling eighteen (18) month period and (c) are not solely attributable to any act or omission of Mitsubishi or any Operator. Upon the occurrence of a Recurring Failure, the remedies set forth below shall apply to the entire population of Products affected by the Recurring Failure
Upon the occurrence of a Recurring Failure, the parties shall (a) exchange information and work together in good faith to determine the root cause of the Recurring Failure, (b) draft a corrective action plan for the identification of and the repair and/or replacement of the affected Products, and (c) implement such corrective action plan to provide a prompt, aggressive and complete remedy of the Recurring Failure to Mitsubishi and the affected Operators with minimal disruption and loss to Mitsubishi and such affected Operators. Without limiting the foregoing, such corrective action plan shall include, at Supplier’s sole cost, repair and/or replacement of the affected Products and reimbursement to Mitsubishi for all direct and reasonable costs and expenses incurred by Mitsubishi to remedy such Recurring Failure. Mitsubishi shall use commercially reasonable efforts to minimize the foregoing costs and expenses in connection with any Recurring Failure. Further, to the extent that any Recurring Failure requires a Change, Supplier shall be responsible for absorbing the costs (including the direct costs incurred by Mitsubishi) of such Changes.
At Supplier’s expense, Supplier shall incorporate any such Change into all future Products delivered under this Agreement, if applicable; provided, however, that if the reason for any such Change is not solely attributable to Supplier, Supplier shall only be responsible for absorbing the costs of such Change to the extent of its fault.
In the event of a Recurring Failure, notwithstanding anything else to the contrary in this Agreement, until such time as the Recurring Failure is corrected and the remedies provided herein are completed, Spirit

PF-515MRJ 01/30/12

Supplemental Procurement Notes Mitsubishi Regional Jet Program

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	2XX	QUALITY
1XX	PRICING	3XX	CUSTOMER SUPPORT
		4XX	DELIVERY/SCHEDULE

shall have the right to cancel any Purchase Orders affected by such Recurring Failure without liability. When a solution is achieved for a Recurring Failure, Supplier shall incorporate such solution immediately into all future Products delivered under this Agreement.

305	Prohibition Against Direct Sales
Unless otherwise expressly authorized by Spirit in writing in each instance, Supplier shall not sell any Products for replacement, maintenance or otherwise to any Operators or any other third party, either directly or indirectly.

306	Prohibited Materials
Supplier hereby represents and warrants that the Products do not contain any asbestos, radioactive material, mercury, polychlorinated biphenyls or cadmium.
307	Value Improvement
If requested by Spirit, Supplier shall engage in a process of Value Improvement (VI). Supplier shall identify cost reduction opportunities and work together with Spirit for implementation.
Spirit may offer specific recommendations regarding, but not limited to, the incorporation of new technologies and process improvements intended to reduce Supplier's costs or improve Product performance. Supplier may offer specific recommendations regarding, but not limited to, Design for Manufacture (DFM), material used, or packaging and shipping improvements.
All Value Improvement opportunities shall be reviewed by Spirit. Implementation will be determined by Spirit based on the cost to implement, and the final cost improvement opportunity. Cost reductions derived from the VI process will be negotiated.

308	Supplier Interface
Supplier shall be responsible for, and shall make all changes to its Products and to its Products' interface points as required by Spirit, Mitsubishi or the airworthiness authorities at no cost to Spirit or Mitsubishi, as may be necessary to obtain or maintain Certification.
In order to ensure proper interface and interaction of all Products incorporated on the Aircraft with other structures, systems, items or components of the Aircraft, Supplier shall participate in and support the actions of other suppliers that require information, to adequately perform their respective work throughout the life of the Agreement.

309	Production Rate Capability
Subject to a seventy (70) week notice or any other notice as mutually agreed by the Parties, Supplier shall have the capabilities and capacity to support a final assembly line rate increase up to one 6 per month,

PF-515MRJ 01/30/12

Supplemental Procurement Notes Mitsubishi Regional Jet Program

SPIRIT AEROSYSTEMS, INC.
CUSTOMER SPECIFIC SUPPLEMENTAL NOTES
CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	2XX	QUALITY
1XX	PRICING	3XX	CUSTOMER SUPPORT
		4XX	DELIVERY/SCHEDULE

excluding Replacement Products for the production line and Spare Products.
The parties acknowledge and agree that any Spirit-funded tools, equipment, hardware, software and/or NC tapes necessary for the supply of Products in excess of the six (6) complete sets of Products per month described above shall be considered Rate Tooling, and the cost of such Rate Tooling shall be borne by Spirit.

DELIVERY/SCHEDULE
401	Schedule Changes
Spirit may make rescheduling adjustments to the delivery schedule of Products as specified in the applicable Purchase Order as follows:
Spirit may decelerate the delivery schedule of Products when Spirit gives written electronic notice of such at least four (4) months from the date of delivery as originally scheduled in the applicable Purchase Order.
Spirit may accelerate Products scheduled for delivery in excess of the Lead Time. Such acceleration shall be at no charge. Any acceleration hereunder shall be permitted until the point of penetration into the Lead Time.
Supplier will use commercially reasonable efforts to meet any Spirit request for acceleration within the Lead Time, subject to agreement of the parties as to the new delivery date and remuneration for any additional costs incurred, if applicable; provided that Supplier shall attempt to minimize the costs associated with any such acceleration.

402	Forecast
Spirit shall provide to Supplier in March of each year a rolling forecast that projects the number of units per month. The forecast shall provide a look-ahead three (3) years in duration. All such rolling forecasts shall be non-binding on Spirit, and will serve as a projection only.

PF-515MRJ 01/30/12

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

ADMINISTRATIVE/GENERAL
001	ITAR REQUIREMENTS
This Contract/request for quote includes items or technologies that is covered by the
Munitions List and are therefore subject to the International Traffic In Arms Regulations

(ITAR), 22 CFR 120-130. Accordingly you are prohibited from exporting technical data to a foreign person without authorization from the U.S. State Department. It is the responsibility of the recipient of this purchase contract to ensure their compliance with all applicable U.S. export regulations.

As part of Seller's written solicitation response, seller shall confirm, in connection with the effort related to the Spirit prospective procurement, 1. It is not a foreign corporation
2. It is not a representative of a foreign interest (RFI) and
3. It will not employ foreign persons on the effort related to this Spirit procurement
4. It is a US firm incorporated under US law.

Seller agrees to comply with all applicable U.S. export control laws and regulations, specifically including, but not limited to, the requirements of the Arms Export Control Act, 22 U.S.C.2751-2794, including the International Traffic in Arms Regulation (ITAR), 22

C.F.R. 120 et seq.; and the Export Administration Act, 50 U.S.C. app. 2401-2420, including the Export Administration Regulations, 15 C.F.R. 730-774; including the requirement for obtaining any export license or agreement, if applicable. Without limiting the foregoing, Seller agrees that it w ill not transfer any export controlled item, data, or services, to include transfer to foreign persons employed by or associated with, or under contract to Seller or Seller's lower-tier suppliers, without the authority of an export license, agreement, or applicable exemption or exception.

Seller must comply with ITAR, part 122.1 Registration requirements (a), Any person who engages in the United States in the business of either manufacturing or exporting defense articles or furnishing defense services is required to register with the Office of Defense

Trade Controls. Manufacturers who do not engage in exporting must nonetheless register.
Seller shall immediately notify the SPIRIT AEROSYSTEMS,INC.Procurement
Representative if Seller's firm is, or becomes, listed in any Denied Parties List or if
Seller's export privileges are otherwise denied, suspended or revoked in whole or in part by any U.S. Government entity or agency.
003
The invoice and Packing slip shall include the shipping document number, TKR number, Purchase Order number and Purchase Order item number. Any overtime or expedite charges must have prior approval by the Service Procurement Pa (PA). Supplier to return all Spirit AeroSystems, Inc.-furnished containers. Each shipment must be processed as soon as possible and returned to Spirit AeroSystems, Inc. Behind schedule items will be

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

coordinated with Seller by Buyer for expeditious handling. Please contact Buyer if circumstance arises that precludes prompt return of Parts.
004	CAUTION: Handle with care. Parts require (limited/no) machining. Avoid damage to the (cast/forged) surfaces.
005
LIQUIDATED DAMAGES:
In the event of a Non-Excusable Delay in delivery (as defined in PF-550, “GP: Fixed Price Contract”, Section 24), Buyer may, at Buyers option, accept products that are not delivered on or before the required delivery date. Delay is further defined to include failure to maintain the Minimum level of the Min/Max inventory methodology as set out in PF502, “Consumption Based Ordering Guidelines”.
The parties acknowledge, however, that Seller would be liable for all additional costs incurred by Buyer because of such delay(s), which may include, by way of illustration and not of limitation:
•     additional expense related to administrative costs,
•     telecommunication costs,
•     additional or premium transportation charges,
•     special handling expenses, and
•     various anticipated and unanticipated costs to install the products out of the normal manufacturing sequence.
The Parties further acknowledge that the nature and actual amount of costs associated with delivery delay are uncertain and difficult to calculate.
Therefore, Buyer may choose, in its sole discretion, to require Seller to pay Buyer liquidated damages. The parties acknowledge that such payments are not intended as a penalty, but are, in lieu of the actual damages measured by such costs.
If Buyer chooses to recover liquidated damages, they shall be equal to 1 % of the value of the delinquent items per day of delay or a minimum of $100 for each item per day of delay. The parties agree this calculation represents a reasonable estimate of the additional costs to be incurred by Buyer in connection with a delivery delay.
Accumulation of liquidated damages will be subject to a grace period of five (5) days per item after which liquidated damages shall begin.
Buyer’s choice to recover such liquidated damages for delayed delivery on any one or more occasions shall not, however, preclude Buyer from recovering the actual costs incurred because of delayed delivery on any other occasion.
Buyers exercise of rights under this provision shall not preclude Buyer from exercising its option to terminate this Agreement for an Event of Default by Seller as provided in Spirit General Provisions (PF-550) Section 21, even if Seller has (a) paid such liquidated or actual damages to Buyer on prior occasions, or (b) if repeated incidents of late deliveries in the aggregate (or a single significant incident of delay) materially adversely affect

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

Buyer’s ability to enjoy the bargained for benefits of this Agreement on an ongoing basis.
006	The above material to be supplied to on a no-charge (trial) (loan) basis for a period of ____, beginning on the date of receipt.
008
Seller agrees to assume full responsibility as to any loss or damage of the material, as covered by the Contract, for the duration of the (trial) (loan) period provided said loss or damage is not directly due to Buyer's negligence, and the Seller further agrees to accept the return of said material, in a used condition, without any costs to the Buyer.

019
INDEMNIFICATION AND INSURANCE REQUIREMENTS
1.0 INDEMNIFICATION

1.1 Indemnification, Negligence of Supplier. Supplier shall defend, indemnify and hold Harmless Spirit AeroSystems, Inc., its subsidiaries, andtheirdirectors,officers, employees and agents (hereinafter referred to as "Indemnities") from and against all actions, causes of action, liabilities, claims, suits, judgments, liens, awards and damages, of any kind and nature whatsoever (hereinafter referred to as "Claims,” for property damage, personal injury or death (including without limitation claims brought by and liabilities to, including injury or death to employees of Supplier or any Subcontractor) and expenses, costs of litigation and reasonable attorney's fees related thereto, or incident to establishing the right to indemnification, to the extent such Claims arise from any negligent act or omission or willful misconduct of Supplier or any Subcontractor or their employees arising out of or in any way related to the presence on Spirit AeroSystems, Inc.'s premises of Supplier, any Subcontractor or their employees, including without limitation the provision of services, personnel, facilities, equipment, support supervision or review. In no event shall Supplier's obligations hereunder be limited to the extent of any insurance available to or provided by the Supplier.

1.2 Waiver of Immunity, Industrial Insurance. Supplier will not assert as a defense to this indemnification obligation any immunity under workers' compensation statues, industrial insurance, or other source, and Supplier expressly waives any immunity to the extent of the indemnity set forth in Paragraph 1.1 "Indemnification, Negligence of Supplier. "

1.3 Indemnification, Subcontractors. Supplier shall require each Subcontractor to provide an Indemnity, enforceable by and for the benefit of the Indemnities, to the same extent required of Supplier stated under Paragraphs 1.1 "Indemnification, Negligence of Supplier" and 1.2 "Waiver of Immunity, Industrial Insurance."

2.0 INSURANCE REQUIREMENTS
2.1 Commercial General Liability. Throughout the period of performance of this contract and until final acceptance by Spirit AeroSystems, Inc., Supplier shall carry and maintain, and shall ensure that all Subcontractors carry and maintain Commercial General Liability Insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence for bodily injury, including death and One Million Dollars ($1,000,000) per occurrence for

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

property damage or alternatively, One Million Dollars ($1,000,000) per occurrence combined single limit for bodily injury and property damage combined. Such insurance shall be in a form and with insurers acceptable to Spirit AeroSystems, Inc., and shall contain coverage for all premises and operations, broad form damage, contractual liability (including, without limitation, that specifically assumed herein), and products and completed operations insurance. Deductibles, premiums, and any losses arising out of failure of Subcontractors to carry the same insurance, shall be the responsibility of the Supplier.

2.2 Automobile Liability. If licensed vehicles will be used in connection with the performance of this contract, Supplier shall carry and maintain, and shall ensure that any Subcontractor who uses a licensed vehicle in connection with the performance of this contract, carries and maintains, throughout the period of performance of this contract, Automobile Liability insurance covering all vehicles, whether owned, hired, rented, borrowed or otherwise, with limits of liability of not less than One Million Dollars ($1,000,000) per occurrence combined single limit for bodily injury and property damage. Such insurance shall be in a form and with insurers acceptable to Spirit AeroSystems, Inc. Deductibles, premiums, and any losses arising out of failure of Subcontractors to carry the same insurance, shall be the responsibility of the Supplier.

2.3 Workers' Compensation & Employer’s Liability.  Throughout the period of performance of this contract and until final acceptance by Spirit AeroSystems, Inc., Supplier shall cover or maintain insurance, and shall ensure that all Subcontractors cover or maintain insurance, in accordance with the applicable laws relating to Workers' Compensation, with respect to all of their respective employees working on or about Spirit AeroSystems, Inc.'s premises, regardless of whether such coverage or insurance is mandatory or merely elective under the law.

Throughout the period when work is performed and until its final acceptance by Spirit AeroSystems, Inc., Supplier shall also carry and maintain, and ensure that all Subcontractors carry and maintain, Employer's Liability coverage with limits of not less than One Million Dollars ($1,000,000) each accident. To the extent permitted by law, any policy or policies which provide any of the insurance required by this Paragraph 2.3, "Workers' Compensation & Employer’s Liability,” shall contain a Waiver of Rights of Subrogation against Spirit AeroSystems, Inc., its subsidiaries and their directors, officers and employees. If Spirit AeroSystems, Inc. is required by any applicable law to Pay Workers' Compensation premiums with respect to employees of Supplier or any Subcontractor, Supplier shall reimburse Spirit AeroSystems, Inc. for such Payment. Deductibles, premiums, and any losses arising out of failure of Subcontractors to carry the same insurance, shall be the responsibility of the Supplier.

2.4 Certificates of Insurance

1. Prior to the commencement of the period of performance, Supplier shall

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

provide for Spirit AeroSystems, Inc.'s review and approval Certificates of Insurance reflecting full compliance with the requirements set forth in Paragraphs 2.1 "Commercial General Liability," 2.2 "Automobile Liability," and 2.3 "Workers' Compensation." Such Certificates shall:
a)           be kept current and in compliance with throughout the period of performance and until final acceptance by Spirit AeroSystems, Inc. (and for two [2] years thereafter for products and completed operations liability);
b)           provide for thirty (30) calendar days advance written notice to Spirit AeroSystems,Inc.in the event of cancellatio nor material change adversely affecting the interests of Spirit AeroSystems, Inc.; and
c)           identify the cognizant SCM Representative and list Spirit AeroSystems, Inc. as the certificate holder.

2.           Any policy or policies providing the insurance under Paragraph 2.0, "Insurance Requirements,” may be inspected by Spirit AeroSystems, Inc. upon request.

3.           Where Supplier is subject to the requirements of a "monopolistic" state which does not permit insured workers' compensation, a written letter confirming participation in a state fund or, alternatively, confirming a state approved self-insurance program, will satisfy the certificate requirement. Such letter will identify the State account or self-insured number.  For Employer's Liability coverage in such monopolistic states, evidence of "Stop Gap" endorsement to the General Liability policy is acceptable proof of compliance with the Employer's Liability insurance requirement.

4.           Self-Assumption. Any self-assured  layer, deductibles and exclusions in coverage in the policies required under this Paragraph 2.0, "Insurance Requirements,” shall be assumed by for the account of and at the sole risk of Supplier or the Subcontractor which provide the insurance and to the extent applicable shall be paid by such Supplier or Subcontractor. In no event shall the liability of Supplier of Subcontractor be limited to the extent of any of the minimum limits of insurance required under Paragraph 2.0 "Insurance Requirements."
               General Liability policy is acceptable proof of compliance with the Employer's Liability insurance requirement.

020
Within thirty (30) days after receipt of Purchase Contract/Purchase Order, Seller shall confirm to Buyer order placement for raw material. Confirmation shall include raw material identification, supplier, Purchase Order number and date, quantity ordered, and the supplier committed delivery schedule.

021	Within days after receipt of purchase order, Seller shall furnish to Buyer a copy

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

of Seller's planning showing detailed operations in sequence. Said planning shall include the estimated flow time for each detailed operation.
022
Seller shall furnish to Buyer, at ____ intervals, a complete progress status report of work accomplished in manufacture of article covered by this Purchase Order or until such time as Buyer considers the report no longer necessary.  Reports will be mailed each ______ showing progress through the preceding period.

036
OBLIGATION TO PURCHASE AND SELL
Buyer and Seller agree that in consideration of the prices set forth in this Purchase Contract, Buyer shall issue orders for products from time to time to Seller for all of Buyer's requirements. Such products shall be shipped at any scheduled rate of delivery, as determined by Buyer, and Seller shall sell to Buyer, Buyer 's requirements of such products, provided that, without limitation on Buyer 's right to determine its requirements, Buyer shall not be obligated to issue any orders for any given product if:
1.          Any of Buyer 's customers specifies an alternate product;
2.         Such product is, in Buyer's reasonable judgment, not technologically competitive at any time, for reasons including but not limited to the availability of significant changes in technology, design, materials, specifications, or manufacturing processes which result in a reduced price or weight or improved appearance, functionality, maintainability or reliability;
3.         Buyer gives reasonable notice to Seller of a change in any of Buyer's manufactured product which will result in Buyer no longer requiring such product for such manufactured product,
4.         Seller has materially defaulted in any of its obligations under any order, whether or not Buyer has issued a notice of default to Seller pursuant to Spirit AeroSystems, Inc.; General Provisions, Form PF-550, Section 21 (Cancellation For Default) or,
5.         Buyer reasonably determines that Seller cannot support Buyer's requirements for products in the amounts and within the delivery schedules Buyer requires.
6.         Buyer gives at least six (6) months notice to Seller that the product is used in the manufacturingof anairplanecomponent,assembly or other productpreviously manufactured in-house by Buyer and which component, assembly or other product Buyer has resourced to a third party supplier.
7.          Buyer gives at least ninety (90) days notice to Seller of Buyer’s decision to manufacture the products itself rather than purchase the products from Seller.
Seller represents and warrants to Buyer that discounts offered fairly reflect manufacturing, selling, or delivery cost savings resulting from this quantity sale and that such discounts are reasonably available to all other purchasers.
Any planning schedule, forecast, or any such quantity estimate provided by Buyer shall be used solely for production planning.Buyer may purchase products in different

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

quantities and specify different delivery dates as necessarytomeetBuyer's requirements. Any such estimate shall be subject to adjustment from time to time, and such adjustment shall not constitute a change under Spirit AeroSystems, Inc., General Provisions, Form PF-550, Section 18 (Changes) or Section 20 (Termination for Convenience).

037
Shipments you receive F.O.B. destination, or F.O.B. your plant for our account, which are in noticeably bad condition when delivered to you by the carrier:
1.          Note condition of shipment on carrier’s delivery receipt and on copy of freight bill retained by your Receiving Department.
2.          Immediately request carrier inspection on the shipment and retain a copy of the carrier’s inspection report.
3.          If carrier waives inspection, note your copy of the freight bill with the date, name of the carrier representative who waived inspection and a statement that carrier waived inspection. Shipments received in apparent good condition but found to contain concealed damage:
1.          Stop unpacking immediately as soon as damage is found.
2.          Retain all container and packing material.
3. Request carrier inspection and retain a copy of carrier’s inspection report.
Contact Buyer’s Traffic Coordinator for further instructions as soon as damage to any of the above type shipments is discovered.

043
ANTI-KICKBACK PROCEDURES
Seller agrees to abide by the Anti-Kickback Act of 1986 (41 U.S.C. 51 through 58) and FAR 52.303-7. "Anti-Kickback Procedures," except that subparagraph (c)(1) of FAR 52.203-7 shall not apply to Seller, and further that in subparagraphs (c)(2), (c)(3), and (c)(5), the term "Contractor" shall mean Seller, and in subparagraph (c)(4) the term "Prime Contractor" shall mean Buyer and the term "Subcontractor" shall mean Seller. In addition to reporting possible violations of the Anti- Kickback Act to the Government pursuant to 41 U.S.C. 57, Seller shall report such possible violations, if related to Buyer, to the Director of SCM and/or the Division Counsel of the Spirit AeroSystems, Inc., Division or subsidiary issuing this purchase order (PO).
In addition to any other remedies that Buyer may have, Seller shall defend Buyer against all claims and procedures based upon actual or alleged violations of the Anti-Kickback Act of 1986 and any amendment thereof; and Seller shall indemnify and hold Buyer harmless from any losses, damages, liabilities, costs, and expenses including but not limited to, losses of profits, expenses of litigation, attorney’s fees, penalties or fines, suspensions or reductions of progress payments, and all losses arising out of contract terminations, suspensions or debarments of Buyer, resulting from a violation of the Anti-

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS
0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

Kickback Act of 1986 and any amendment thereof, by Seller, any of its officers, partners, employees, agents, or any subcontractors at any tier below Seller or such subcontractor’s employees.
If the Government, pursuant to FAR 52.203-7, directs the Buyer to withhold sums owed the seller, the Buyer shall be entitled to do so and the Buyer may, if ordered to do so, pay said money over to the Government and the Buyer shall not be responsible to pay the said money to the seller but seller shall remain responsible for performance of the contract.

044	This contract is subject to the requirements of Spirit AeroSystems, Inc., form PF-502, Consumption Based Ordering Guidelines, current revision, incorporated herein by reference.
046
Seller will assign a full-time program manager whose exclusive responsibility will be to oversee and manage Seller's performance hereunder. The assignment of such program manager will be subject to Buyer's prior approval of such Person's resume.

049
COST AND PERFORMANCE VISIBILITY
When requested by Buyer, Seller shall provide all necessary cost support data, source documents for direct and indirect costs, and assistance at the Seller's facility in support of cost and performance reviews performed by the parties pursuant to cost reduction initiatives.

050
COMPUTATION OF EQUITABLE ADJUSTMENT
The Rates and Factors set forth below shall be used to determine the equitable adjustment, if any, to be paid by Buyer pursuant Spirit AeroSystems, Inc., General Provisions, Form PF-550, Section 18 (Changes).

1.          Direct Labor Rate                                      $
2.          Manufacturing Burden                            %
3.          G&A (Gen. Admin. Expense)                   %
4.          Profit                                                            %
5.          Total Rate                                                   $

051	Reporting Requirements
Seller shall furnish to Buyer, at intervals, or until such time as Buyer considers the report no longer necessary, a complete status report of work accomplished in manufacture of product(s) covered by this contract.  Reports will be mailed each showing progress through the preceding period. Status reports shall include, but are not limited to, the following topics:
1.          Delivery schedule updates, schedule impact issues and corrective action;
2.          Technical/manufacturing progresss incethepreviousreportperiod,including significant accomplishments, breakthroughs, problems and solutions;

9/08 PF-515

9/08

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

3.          Identification of changes to key manpower or staffing levels;
4.          Identification of the critical events/activities expected within the next month and a discussion of potential risk factors;
5.          Progress on open Action Items, including closure dates;
6.          Purchased components and raw material status;
7.          Identification of Quality issues and resolutions;
8.          Manufacturing and Quality inspection progress of First Article products;
9.          Status on tool design and fabrication, as applicable, until completion;
10.          Inventory status of castings and forgings procured by Seller (if applicable).

In Addition to the above required Status Reports, within twenty-four (24) hours of known problem to Seller, Seller shall provide a detailed Problem Report, notifying Buyer of program problems/issues that could impact Seller’s ability to deliver products on time and otherwise in conformance with the terms of this contract. Problem reports shall be submitted to the Buyer’s Procurement Representative.
Submittal of a Status Report or Problem Report in no way relieves Seller of any obligations under the contract nor does it constitute a waiver of any rights and remedies Buyer may have with respect to any default.

061
Spirit AeroSystems, Inc., hereby certifies that:
This purchase of tangible personal  property is exempt from Kansas sales and compensating use tax as provided by Kansas Code Section 79-3606(n) Consumed in Production.
It is engaged in the business of designing, developing, manufacturing, and selling airplanes, missiles, space vehicles, and related articles, and spare Parts and components of such items.
Understands and agrees that if the tangible personal property is used for any purpose that is not exempt from sales or compensating tax, Spirit AeroSystems, Inc., becomes liable for the tax.

062
Spirit AeroSystems, Inc. hereby certifies that this purchase of this service is exempt from Kansas sales and compensating use tax because it is not a listed taxable service per Kansas Code Section 79-3603.

063
No charge or claim is involved and therefore seller does hereby remise, release and discharge Spirit AeroSystems, Inc., its officers, agents and employees, of and from all liabilities, obligations, claims or demands whatsoever as a result of this Changed Purchase Order/Purchase Contract. Please sign and return one copy of this Changed Purchase Order/Purchase Contract Acknowledgement.

064
Seller, by accepting this Changed Purchase Order, does hereby remise, release and discharge Spirit AeroSystems, Inc., its officers, agents, and employees, of and from all liabilities, obligations, claims, and demands whatsoever as a result of this Changed Purchase Order, unless seller files with Spirit AeroSystems, Inc., buyer, a proper

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

termination proposal (Spirit Form F08-04597) pursuant to and within the time limits allowed in the termination clause of the Purchase Order terms and conditions.
065
Within thirty (30) days after award of Purchase Contract/Purchase Order, Seller must submit to Buyer, a milestone schedule reflecting all significant milestones, such as (1) raw material ordering and receipt, (2) planning, (3) tool design and fabrication, (4) each manufacturing operation, (5) processing, (6) inspection and shipment of finished Parts.
All milestones are to be time-phased and a complete status report comparing actuals to targets must be submitted to Buyer on the first of each month.

066
Seller agrees that subject to the other data provisions of this contract any technical data furnished to Buyer by Seller may be furnished to associate contractors for and in connection with this program. Any technical data furnished to Buyer by Seller shall only be furnished to associate contractors upon Seller’s written approval and shall only be used for and in connection with this Purchase Order/Purchase Contract for coordination and interface control.

067
Seller grants to Buyer an option to extend the period of performance of this contract as set forth below. Buyer may exercise the option by written notice to the Seller on or before (insert a date). This option may be exercised by Buyer any number of times so long as each option increases the period of performance of this contract by no less than (insert a number of months or years). However, in no event may Buyer unilaterally extend the contract beyond (insert a date) by exercise of this option.
Notwithstanding the option set forth herein, Buyer reserves the right to commence new negotiations with Seller concerning pricing and other terms for additional quantities of Products.
068
Supplier shall record and retain measurement data (diameter, position, and Part temperature), for all hole locations that are assigned any of the following requirements: A) statistical tolerances, B) positional tolerances less than or equal to twenty-eight thousandths (.028) diametric, or C) coordinate (linear) tolerances having a total band width less than or equal to twenty thousandths (.020 or +/- .010). Records must be retained for a minimum of three (3) years after final delivery unless otherwise specified by contract.

097
When Spirit AeroSystems, Inc. is the Importer of Record, Seller is required to submit a copy of a Commercial Invoice, prior to each shipment of product, and ensure that the Packing slip accompanying the product matches the Commercial Invoice. In the case of "American Goods Returned" or "Returned After Repair or Alteration", Seller is to include the foreign shipper's declaration, shipper's repair declaration, manufacturer's declarations as applicable.
Product that is subject to United States Department of State International Traffic In Arms Regulations (ITAR), should not be combined with non ITAR product. Seller is to provide a separate Commercial Invoice and make shipment on a separate house or master airbill.

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

Seller represents and warrants that the copy provided to Spirit AeroSystems, Inc. will be a true copy of the Commercial Invoice that will accompany shipment.
The true copy of the Commercial Invoice must be emailed or faxed to:
Spirit AeroSystems, Inc.
Email Address: grpimportcompliance@spiritaero.com
Fax Number: 1-316-529-7956
Attn: Import Administration
NOTE: Failure to comply with these requirements shall be a material breach of contract and grounds for default pursuant to the Cancellation for Default clause of this contract.
1. Commercial Invoice Requirements
a.      Must be in English
b.      Must be legible
c.      Purchase Order Number
Provide the current Purchase Order or Purchase Contract number (P.O. XXXXXX), if applicable.
d.      Location and Names of Seller/and or Shipper, Buyer and Date
i.    Date when the merchandise is sold or agreed to be sold.
1. When goods being imported are not sold or agreed to be sold to Spirit, the shipping/Customs invoice should be noted, accordingly, complete with an explanation.
ii.    Merchandise Shipment Date (month, day, year)
Provide the date that the merchandise shipped from the Sellers factory or facility.
iii.Name and address of the Seller (Company name and address) and/or name and address of the Shipper, if the Seller is not the Shipper.
iv.Name and Contact information for an employee, employed by the Seller and/or Shipper, who has detailed knowledge of the sales transaction.
v.Name and address of the Buyer (Spirit AeroSystems, Inc. – 3801 S. Oliver, Wichita, Ks. 67210), and name and phone number of prime point of contact at the Buyer’s site (i.e.: Pa, etc.)
vi.Name of Consignee if not the Buyer (Company receiving non- purchased transactions or drop ship destination).
e.Record the United States Port of Entry where merchandise is to be cleared by CBP
f.Quantities, weights and measures

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

i.    Record the quantity of each Part number in the shipment
ii.    If not separately noted on Packing sheet(s) include on invoice :
•          Total quantity of Parts being shipped
•          Provide net weight of each Part number and gross weight of entire shipment
•          Specify unit of measure being used
•          Specify the total number of boxes included per packing
sheet.
•          Textiles must specify the net gross weights and the length, width and total square meters of material.
g. Provide a detailed description of each item being shipped to ensure proper product classification per the Harmonized Tariff Schedule (HTS) and must include at a minimum:
i.The full name by which each item is known
ii.Part Number as appears on Purchase Order/Contract. If the item is a raw material, provide the material grade, class and dimensions.
Notes:
•     Generic descriptions, abbreviations, acronyms, and Stock
Keeping Unit (SKU) numbers are not acceptable.
•     Spirit AeroSystems, Inc. may request additional description information for items that do not have a Part number and/or design or when the appropriate HTS number cannot be determined from the provided description.
•     Seller will provide material class, grade, dimensions and
assembly components if Part is manufactured by Seller’s own manufacturing drawings.
h. Country of Origin: indicate the country of manufacture of each item.
i.Terms of Sale: Specify the International Commercial Terms of Sale (Incoterms) as agreed to per the Spirit AeroSystems, Inc. Contract on the invoice or Spirit AeroSystems, Inc. Work Authorization.
j.Specify “Related Party to the Spirit AeroSystems, Inc.” status (Yes or No) on the invoice.
k.Commercial Invoice Number (Seller’s Option)
l.Page numbers are required for each invoice (example: of

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

Pages).
m. Bolt Seals: All shipping documents must reflect the bolt seal number being used for ocean shipments loaded into dedicated containers. All bolt seals used must be those issued to the supplier by Spirit Aerosystems in order to comply with C-TPAT requirements.
2. Commercial Invoice Valuation Requirements
a.Must be complete and accurate, including the unit cost of each Part and the total value of the entire shipment.
b.Currency on all invoices must reflect the actual currency of the purchase contract and the transaction of money between the buyer and the seller.
c. List separately any Assists and/or Additional costs used for manufacturing each Part. For example:
•      Assists: Any components, materials, dies molds and tools that are supplied by the Buyer free of charge or at a reduced cost to the Seller, and used in the production of imported goods. This includes any buyer Paid transportation costs associated with the assist. These transportation costs will be provided by the procurement focal responsible for this merchandise.
•      Costs for tooling, etc., built or supplied, directly or indirectly, and used in the production or manufacture, by the manufacturer of the goods being imported into the United States, and not included in the purchase order unit price.
•      Engineering and Design work – Work that is performed outside the U.S. by Non-U.S. employees, and is not included in the unit price of the merchandise being imported.
•      Packing Costs – Costs for Packing that are incurred by the Buyer and have not been included in the unit cost.
•      Non-recurring charges – One time charges, incurred by the Buyer, for such items as, expedite fees and transportation costs, which have not been included in the unit cost.
•      Selling Commissions – Commissions incurred by Buyer that have not been included in the unit cost.
•      Royalties – Fees the Buyer is required to pay as a condition of sale.
d. List all discounts that have been agreed to, or may be allowed, that apply to the purchase price or value, but have not been included in the unit price (Terms of Payment).

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL	4XX DELIVERY/PACKAGING/IDENTIFICATION
1XX PRICING	5XX PROPERTY
2XX RESERVED	6XX QUALITY
3XX RESERVED	7XX MISCELLANEOUS

e.Repaired or modified Parts – separately enter the value of the item and the value of the repair on the invoice. For “no charge” repair, show the value of the repair on invoice.
f.If Seller receives any rebates, drawbacks or bounties, as a result of exportation, please itemize and provide description.
3.     Packing Sheet\slip (if used by supplier)
a. Include Packing sheet\slip number(s) on invoice
4.     U.S. Government Programs Only (Regardless of Business Units)
a.If a government contract applies, the prime contract number must be noted on the commercial invoice. Additionally, the following government contract statement needs to be shown as follows for Military Programs. “United States Dept. of Defense Duty-Free Entry to be claimed pursuant to Section XXII, Chapter 98, Sub-chapter VIII, item 9808.00.3000 of the Harmonized Tariff Schedules to The United States. Upon arrival of shipment at the port of entry, District Director of
Customs, please release shipment under Section 19 CFR Part 142 and notify Commander, Defense Contract Management Area Operations (DCMAO) New York, for execution of customs forms and any required duty free entry certificates.”
b.Commercial Invoice must show that the shipment is consigned to a U.S. Government Agency (i.e.: U.S. Department of Defense) in “care of Spirit AeroSystems, Inc.”, if shipment has a prime contract number.
c. If items were exported on a license or exemption upon importation, that license or exemption information should be notated as follows:

Example: “Originally exported under DSP-XX license number XXXXXX” or “Imported under 22 CFR XXXXX”
ADDITIONAL IMPORT NOTES:
Part Marking
All items furnished under this contract/order, unless excepted by law, must be legibly marked with the English name of the country of origin per U.S. Customs Regulation 19 CFR 134 Country of Origin Marking. Markings are to be legible, indelible, and as permanent as the nature of the article or container will allow.
Chemical Content
Additionally, the import of any shipment that actually contains or consists of a chemical substance must be coordinated with Buyer in sufficient time prior to the importation, to allow for proper notification and coordination with the Spirit Toxic Substance Control Act (TSCA) Coordinator to allow for proper certification of the chemical substance being imported (this includes any chemical used in the product or shipping of the product (including, but not limited to, lubricants, protectorants, paint, packaging materials)

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL	4XX DELIVERY/PACKAGING/IDENTIFICATION
1XX PRICING	5XX PROPERTY
2XX RESERVED	6XX QUALITY
3XX RESERVED	7XX MISCELLANEOUS

Seller will provide MSDS (Material Safety Data Sheet, Ref – 29CFR1910.1200(f)), or equivalent, which must include adequate chemical information to make proper TSCA determination.

Note: Any hazardous Material that is not on the TSCA Inventory, or certified as not required to be on the inventory list, cannot be imported without prior approval and/or coordination with the Spirit TSCA Coordinator and the appropriate regulatory agencies.

NAFTA

If the Products under this Order qualify for preferential duty treatment under the North American Free Trade Agreement (NAFTA), the Seller must provide Buyer’s Import Compliance group with a valid NAFTA Certificate of Origin (C/O), in order for the Product to be eligible for preferential duty treatment at the time of Customs entry.

Seller acknowledges that the C/O will be used by Buyer as proof of eligibility for preferential duty treatment, and agrees to provide full cooperation to Buyer for any U.S. or foreign Customs inquiries into preferential duty claims that arise out of any Article furnished under this Order.

Should Buyer be fined and/or penalized by the aforementioned Customs entities, for invalid data on the NAFTA C/O provided by Seller, Seller agrees to reimburse Buyer upon request for the fines and/or penalties as well as Buyer’s expenses in connection therewith.

Unless Buyer requests individual C/O for each shipment, Seller may provide annual blanket C/O to cover multiple shipments during the calendar year.

Seller shall immediately notify Buyer in writing of any changes in the eligibility of the Products for preferential duty treatment.

Part number additions to the NAFTA C/O will be requested periodically by Buyer. Seller will fully review all applicable part numbers to ensure they qualify for NAFTA preferential duty treatment, before sending Buyer a copy of the updated NAFTA C/O.

PRICING
100
This order is subject to Kansas State Tax on raw material only.   Seller will pay Kansas state sales tax on the amount of material called out in the face of this order, and invoice Spirit AeroSystems, Inc., for reimbursement of the sales tax paid as a separate entry on the invoice.

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL	4XX DELIVERY/PACKAGING/IDENTIFICATION
1XX PRICING	5XX PROPERTY
2XX RESERVED	6XX QUALITY
3XX RESERVED	7XX MISCELLANEOUS

101
Multi-State Tax Compact Resale Exemption Certificate
We are registered with the below listed states within which your firm would deliver purchases made by us. We warrant that any such purchases are for resale in the normal course of our business of manufacturing aircraft and aerospace products.

STATE	STATE REGISTRATION, SELLER'S PERMIT OR ID NUMBER OF PURCHASER	STATE	STATE REGISTRATION, SELLER'S PERMIT OR ID NUMBER OF PURCHASER
KS	004-2021305285-01	OK	831731

We further certify that if any property or service purchased tax-free under this exemption certificate is used or consumed in such a way to make it subject to a sales or use tax, we will Pay the tax due directly to the proper taxing authority.

102	Exempt from Federal Excise Tax. Exemption form attached.
103	Federal Excise tax of is included in the unit price.
104	State Sales Tax applicable; (Note: Other than Kansas) Buyer to reflect a two-digit state code, i.e., TX for Texas
105	This Purchase Order/Purchase Contract is exempt from state sales or use taxes, Kansas Registration Certificate.
106	This Purchase Order/Purchase Contract is subject to Kansas state sales tax.
115	The unit price(s) shown in this Purchase Order/Purchase Contract is only an estimated price. Advise the Buyer of the firm price as soon as possible.
118
The precious metal (gold, silver, platinum) surcharge will be an upward or downward adjustment computation based on material content factor of _____ times the difference between the base price of  and the current value of the precious metal. The current value will be the value listed in the Wall Street Journal dated _____ and this value will be computed on the _____.

119
Seller may disassemble the herein described article(s) and shall immediately quote price of rework or repair and the current replacement price.   Seller shall not proceed with rework until receipt of a change order authorizing the rework cost. Price will be finalized within 60 days of the date of this Purchase Order.

121	The expedite charge will be paid if acceptable parts in the quantity stated are produced and shipped to Buyer, or Buyer’s designated location, on or before.
122	Buyer's maximum liability for an equitable adjustment resulting from a decrease in

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL	4XX DELIVERY/PACKAGING/IDENTIFICATION
1XX PRICING	5XX PROPERTY
2XX RESERVED	6XX QUALITY
3XX RESERVED	7XX MISCELLANEOUS

quantity or termination of Product(s) shall be limited to costs directly attributable to
1.          _____ days raw material and
2.          _____ days finished Products worth of scheduled deliveries of the Products. For purposes of this Note, scheduled deliveries shall be determined by the applicable schedule in effect at the time Seller commenced work on the Product(s) that are the subject of the termination or decrease.

129
Seller shall submit cost or pricing data as required by Form PF-270 “Cost Breakdown Form” for each change when the total amount of the proposed additions and/or deletions to the price combined is $100,000 or more.

131
Die service charges are considered a fee, not a purchase price. Considerations acceptable to Buyer in Payment of such fees being (A) That title, ownership, possession and control of all equipment produced hereunder shall vest in Seller, (B) That Seller shall store, maintain and where necessary because of wear, loss or damage, replace such equipment, without further cost to Buyer, until final disposition of such equipment has been agreed to between Buyer and Seller, (C) that Seller shall not dispose of such equipment until three (3) consecutive years of inactivity has Passed, and not then without first giving at least thirty (30) days written notice of intention and receiving Buyer's written approval to do so.

132	This Purchase Order/Purchase Contract subject to thetermsandconditions ( ) of License Agreement effective date ( ).
133
The item price(s) on this Purchase Order is/are based on Buyer Paying one setup charge for one lot run with the entire quantity to be shipped per Buyer shipping schedule. In the event of a shortage situation, the requested quantity of material is to be shipped within 3 days of notification.
Buyer, under the terms of this agreement, may not change the quantity, of any item, on the Purchase Order. Buyer further agrees to accept the outstanding balance of any item within one calendar year from the date of the first shipment of that item.
Buyer may at no cost, revise both the quantity per ship schedule and the scheduled ship dates, with a minimum of one-week notice.

136
All petitions for price increase must:
1.    Be in writing;
2.    Provide at least thirty (30) days advance written notification.  Notification shall commence on the postmarked date of a correctly addressed letter to Buyer’s designated representative;
3.    Be accompanied by detailed cost data substantiating the petitioned increase;
Any price revision(s) shall be passed through as a percentage price change equal to the percentage change in Seller’s delivered commodity/service cost. No additional markup for profit on the incremental price increase will be accepted by Buyer;

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL	4XX DELIVERY/PACKAGING/IDENTIFICATION
1XX PRICING	5XX PROPERTY
2XX RESERVED	6XX QUALITY
3XX RESERVED	7XX MISCELLANEOUS

5.           Buyer shall have the right to negotiate all proposed price increases and may delete specific line items or terminate the contract upon failure to mutually agree to a proposed price revision;
6.           In the event a price increase is incorporated into a contract, all billing shall be at the price in effect at the time of purchase order/requirements placement, not at the time of shipment/performance;
7.           Buyer’s acceptance of a price revision (increase/decrease) shall be confirmed only through a fully executed revision to the contract.

138	Seller may not submit a claim for obsolete material or product resulting from an individual change order that has a total claim value of Two Thousand Five Hundred Dollars ($2,500.00) or less.
139
Prior to 100% Engineering Release (Drawing Revision Level New)
Notwithstanding the provisions of Spirit AeroSystems, Inc., General Provisions, Form PF550, Section 18 (Changes), no equitable adjustment in the prices or schedules of any order shall be made for any change initiated by Buyer made prior to the date on which all engineering drawings that change the technical requirements, descriptions, specifications, statement of work, drawing or designs ("Technical Change(s)") have been released by Buyer ("100% Engineering Release") provided, that an equitable adjustment shall be made for:
1.          Any Technical Change which is a change between raw material classifications such as a change from aluminum to steel or titanium to plastic. Not included as a Technical Change for purposes of this Section are changes within a raw material classification such as a change from 7050 Aluminum to 7075 Aluminum;
2.Any Technical Change which adds or deletes a process specification including but not limited to chem. milling, chrome plating, anodizing, Painting, priming and heat treating.
Claims for equitable adjustment for Technical Changes shall be submitted in writing within thirty (30) days after the receipt of 100% Engineering Release by the Seller.
Subsequent to 100% Engineering Release
Notwithstanding the provisions of Spirit AeroSystems, Inc., General Provisions, Form PF550, Section 18 (Changes), no equitable adjustment shall be made to the recurring or non-recurring prices after the date of 100% Engineering Release for any change initiated by Buyer unless the value of such change (debit or credit) is greater than or equal to two percent (2%) of the then current unit price for the product (recurring) or is greater than or equal to two percent (2%) of the total then current nonrecurring price as set forth in this contract. For purposes of this section, the then current unit price or total nonrecurring price shall be the price identified elsewhere in this contract plus any and all price adjustments agreed to previously by the Parties. Claims shall be made individually for each product and for each change.  Each claim shall be considered separately for application of the two percent (2%) threshold. Changes may not be combined for the

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL	4XX DELIVERY/PACKAGING/IDENTIFICATION
1XX PRICING	5XX PROPERTY
2XX RESERVED	6XX QUALITY
3XX RESERVED	7XX MISCELLANEOUS

purposes of exceeding the two percent (2%) threshold set forth herein.
DELIVERY/PACKAGING
401	Maximum weight of each skid not to exceed 4,000 pounds gross. Skids must be identified by heat lot number with only one heat lot per skid.
402	When Seller is a distributor, all items furnished must include the legal name of the product manufacturer on each Packing sheet immediately following the part number.
406
Material on this order shall be identified by the lot number appearing on the Package and Packing slips. Should more than one number be represented within one Package, Seller will provide sufficient separation to identify material by lot number.

414
Seller will  comply with the hazard communication standard, 29CFR1910-1200, if applicable. Seller will include a Materiel Safety Data Sheet (MSDS) with the initial shipment of a hazardous material each calendar year and route an additional copy of the MSDS to;
Spirit AeroSystems, Inc.
P.O. Box 780008 M/C K06-94
Wichita, KS 67278-0008
ATTN: EH&S Hazardous Materials Gatekeeper
The revision number and date must be displayed prominently on the MSDS.Seller is also required to provide an MSDS to the address above in the event of a change in brand, a change in chemical composition, or a new / substitute chemical shipment; any change information will be communicated to the buyer.

415
Routing, Packaging, labeling, and marking of hazardous material for shipment via common carrier, authorized to handle the material, shall be in accordance with title 49 of the Code of Federal Regulations (CFR), Parts 100 to 199; the International Civil Aviation Organization (ICAO) "technical instructions for the safe transport of dangerous goods by air"; the International Air Transportation Association (IATA) "dangerous goods regulations"; the International Maritime Dangerous Goods (IMDG) code; and all other applicable international, federal, state, and local regulations.

416	Returnable containers are to be returned to via .
Returnable containers shall be plainly marked or stenciled with Buyer’s Purchase Order number, supplier’s name, address and amount of deposit on outside of each returnable container.
419
Each spool must be marked or labeled with the following information: Buyer Purchase Order Number, manufacturer's name, and address, lot number, date of manufacture, wire gauge, length in feet, military or other material specification number and revision, Buyer material code, and vendor or Buyer Part number.

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL	4XX DELIVERY/PACKAGING/IDENTIFICATION
1XX PRICING	5XX PROPERTY
2XX RESERVED	6XX QUALITY
3XX RESERVED	7XX MISCELLANEOUS

431
Tubing 1/2-inch or smaller in diameter, or with wall thickness less than .029 inch shall have a tag on each end, bearing the required identification as outlined in SAE-AMS-STD184, except each piece must be identified.

458	All bars, rods, shapes, tubes, and forgings shall be marked with the specification, heat lot number, size, and mill name or original manufacturer.
460
Seller will include all components of an assembly in a single Package, putting in that Package only those components in correct quantities, which make up that assembly whenever that assembly does not ship as a single unit.

461	This is a drop shipment. Seller must reference Spirit AeroSystems, Inc., Purchase Order number and Part number as shown below on Packing list: Purchase Contract/Purchase Order No. , Item .
462	Material may be marked per SAE-AMS-STD-184 or a minimum of one complete set of identification markings may appear on the top side ends of the material.
463	Minimum skid length to be 9 ft., including runners. Maximum skid width including dunnage to be 50". Material larger than 4ft. x 9ft. to be on appropriate size skid to protect material.
464
Preservation, Packaging and Packing.  Electrical/electronic Parts shall be Packaged in the original manufacturer's container or if repackaged shall be in a container equivalent to the original manufacturers.
Equivalent Package as a minimum shall prevent damage to the Parts including, but not limited to, bending of leads or contamination by dust or moisture. The shipping containers shall be labeled with a highly visible label on at least one side. This label shall identify the container as containing electrical/electronic items.

465	Apply in red block letters "Released for test only" adjacent to or directly underneath engineering Part mark.
PROPERTY
518	Seller shall not use Pattern of die equipment purchased on this order for production of Parts for anyone other than Buyer without prior approval of Buyer.
519	Buyer must be notified of any rework or replacement of dies subsequent to the original qualification of this forging.
525
SUPPLIER BANKED MATERIAL

A.          Supplier Banked Material (SBM) applies to all Positions and Part Numbers.
B.          Material, including but not limited to raw material, standards, detail components and assemblies, furnished to Seller by Buyer shall be administered in accordance with

9/08 PF-515

Supplemental Procurement Notes

 SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL	4XX DELIVERY/PACKAGING/IDENTIFICATION
1XX PRICING	5XX PROPERTY
2XX RESERVED	6XX QUALITY
3XX RESERVED	7XX MISCELLANEOUS

Supplier Banked Material Agreement (SBMA) # xxxxxxxxxx DATED xx/xx/xxxx
C.          Material and or processing furnished by the Buyer is not included in the purchase price of items on this contract/order.
D.          The allowable scrap rate for the SBM items on this Contract/order is XX percent. Any scrap in excess of this amount will be the responsibility of the Seller.
E. Seller shall provide Buyer with required on-dock dates for all material.Seller's notice shall provide Buyer with sufficient time to competitively acquire the material if, in its sole and absolute discretion, it desires to do so

QUALITY
System Requirements
601
Supplier is required to maintain a Quality System in compliance with AS9100 – Quality Management Systems – Aerospace – Requirements as outlined in section titled “Certification / Registration Body” (Note 610)

602	Supplier is required to maintain a Quality System in compliance with AS9003 – Inspection and Test Quality System.
603
All work performed under this contract shall be in accordance with a limited approval of a quality system adequate to control the product(s) and assure that it conforms to the type design and is safe for operation.

604	Seller must maintain an adequate quality system to provide the supplies and services that meet the requirements of this purchase document and all applicable specifications and/or engineering drawings.
605	Supplier is required to maintain a Quality System in compliance with AS9120 – Quality Management Systems – Aerospace – Requirements for Stockist Distributors.
606	Supplier is required to maintain a Quality System in compliance with AS9006 – Quality Management Systems – Aerospace – Requirements for Software.
Certification / Registration Body
610
Spirit AeroSystems recognition of Seller’s AQMS certification/registration does not affect the right of Spirit AeroSystems to conduct audits and issue findings at the Seller’s facility. Spirit AeroSystems reserves the right to provide Spirit AeroSystems-identified quality system findings, associated quality system data, and quality performance data to the Seller’s Certification /Registration Body (CRB).
Seller shall ensure the following relative to AQMS certification:
1.           The certification/registration body (CRB) is accredited to perform aerospace quality management system (AQMS) assessments.

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL	4XX DELIVERY/PACKAGING/IDENTIFICATION
1XX PRICING	5XX PROPERTY
2XX RESERVED	6XX QUALITY
3XX RESERVED	7XX MISCELLANEOUS

2. The CRB must use approved auditors and operate in accordance with the corresponding International Aerospace Quality Group (IAQG) certification/registration scheme.
NOTE: IAQG sanctioned certification/registration schemes include but are not limited to
AIR 5359, SJAC 9010, TS157, etc. Reference IAQG website for listing of accredited
CRBs: http://www.iaqg.sae.org/servlets/index?PORTAL_CODE=IAQG 3. The seller maintains objective evidence of CRB certification/registration on file at
Seller’s facility. Objective evidence shall include:

a.        The accredited AQMS certificate(s) of registration;
b.        The audit report(s), including all information pertaining to the audit results in accordance with the applicable certification/registration scheme;
     c.       Copies of all CRB finding(s), objective evidence of acceptance of corrective action(s), and closure of the finding(s).

NOTE: Certification records shall be maintained in accordance with Spirit AeroSystems specified contractual quality record retention requirements.
4.              The CRB services agreement provides for “right of access” to all CRB records by

Spirit AeroSystems, applicable accreditation body, applicable Registrar

Management Committee (RMC) and other regulatory or government bodies for the purpose of verifying CRB certification/registration criteria and methods are in accordance with the applicable IAQG certification/registration scheme.

   5.The CRB has Seller’s written permission to provide audit results/data to IAQG membership as required by the applicable IAQG certification/registration scheme.

6.              Spirit AeroSystems will be immediately notified in writing should the Seller’s certification/registration be suspended or withdrawn, or accreditation status of

Seller’s CRB is withdrawn.
7.              Spirit AeroSystems-identified findings and Seller’s quality performance data will be provided to the CRB during certification/registration and surveillance activity.
8.              CRB shall be provided access to applicable proprietary data (including Spirit

AeroSystems proprietary data) to the extent necessary to assess Seller’s compliance to AQMS requirements.
9.              CRB shall agree to keep confidential and protect Spirit AeroSystems proprietary information under terms no less stringent than Seller’s contractual agreement with Spirit AeroSystems. Seller will assure that such information is conspicuously marked “SPIRIT AEROSYSTEMS PROPRIETARY”.
10.Seller will comply with all CRB requirements imposed to issue and maintain certification/registration.

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL	4XX DELIVERY/PACKAGING/IDENTIFICATION
1XX PRICING	5XX PROPERTY
2XX RESERVED	6XX QUALITY
3XX RESERVED	7XX MISCELLANEOUS

Inspection Requirements
621
Buyer First Article Inspection (BFAI) – BFAI activity is required at the Seller’s facility prior to shipment. Seller shall notify Buyer to schedule a comparable inspection and coordinate the required inspection/verification activity. Subsequent engineering, inspection, manufacturing or tooling changes for specific characteristics will require the Seller to notify Buyer.

At the minimum, Seller shall make the following available in support of the BFAI for the article being reviewed:

1. The applicable purchase contract, material/process certifications, manufacturing and inspection records;
2. The applicable design data;
3. The applicable documented configuration baseline and configuration summary;
4. The applicable Material Review Board (MRB) actions;
5. The applicable acceptance and qualification test results;
6. The record of Buyer approval for supplier drawing and test procedures;
7. Completed Supplier First Article Inspection (SFAI) documentation.
622
Buyer Source Acceptance (BSI) - BSI is required for items procured on this purchase document prior to shipment from the Seller’s facility. Acceptance may include in-process activities such as processing, fabrication, witnessing of testing and/or final inspection.

Seller shall provide the Spirit Quality representative with a copy of this purchase order, applicable drawings, specifications and changes thereto, and such other information as may be required. Seller shall provide the necessary use of the Seller’s facility and equipment to perform the inspection.

Unless Buyer Source Acceptance has been delegated, in writing, by the procuring site, Seller shall contact the Buyer Quality Representative who services the facility.
623
FAA and/or Foreign Civil Airworthiness Authority (FCAA) conformity inspection and certification is required for items procured on this Purchase Document. Seller shall contact the local FAA/FCAA representative for inspection and certification.

Unless otherwise indicated, in writing, the conformity inspection shall be performed at the
Seller or Subcontractor; point of manufacture as deemed necessary to verify product conformance to the type design.
Seller shall include the original FAA Form 8130-9 and FAA Form 8130-3 with the shipment. Foreign government equivalents to FAA Form 8130-3 are acceptable for imported product.

For a Seller located in a country without a United States bilateral airworthiness agreement, the FAA may elect to conduct the inspection in accordance with paragraph 2 above, or upon arrival of the product in the U.S.

Seller shall contact their procurement quality assurance focal for FAA Conformity coordination.

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL	4XX DELIVERY/PACKAGING/IDENTIFICATION
1XX PRICING	5XX PROPERTY
2XX RESERVED	6XX QUALITY
3XX RESERVED	7XX MISCELLANEOUS

624
Delegation Authority – The Seller is authorized to inspect product(s) identified for this Purchase Document line item on behalf of the contracting Buyer site’s Quality assurance organization. Buyer Quality Assurance reserves the right to conduct product integrity audits, quality system assessments, verify Seller’s conformance to contracting Buyer site’s delegation program requirements and to revoke delegation authorization(s).

625
Supplier must retain on file the results of the final inspection for all kitted parts or assemblies that will include a dimensional inspection, hardness/conductivity inspection for aluminum alloys, and hardness inspection for steel and CRES alloys per engineering drawing requirements.

626
Functional Test – Identify the parts that have successfully passed function test requirements by stamping “FT” and the date the test was accomplished. These markings will be applied in a color contrasting to the part and of a size consistent with the part configurations. If Spirit witness of test(s) is required, supplier shall notify Spirit a minimum of five (5) days in advance of such test(s).

Documentation / Shipping
631
Radiographic film and grain flow photos, when required by engineering drawing or reference specifications, shall be sent to Spirit AeroSystems, Inc., for review and acceptance. Send X-rays and photos directly to:
SPIRIT AEROSYSTEMS, INC.,
RECEIVING INSPECTION
4555 E. MACARTHUR, GATE 14E
WICHITA, KS 67210
Please reference production Purchase Order number on the shipping package.

632	After Market / Spares – Supplier is required to provide copy of completed First Article Inspection Report, manufacturing planning, and material and processing certs with first shipment of parts.
633	Withhold shipment until higher than Design Proposal Approval has been granted by Buyer, except those submitted for First Article Inspection.
Repair Station
640	Supplier is required to maintain a Quality System in compliance with AS9110 – Quality Maintenance Systems – Aerospace – Requirements for Maintenance Organizations.
641
When the certificate involves rework/repair performed under FAR Part 145,the Serviceable Parts Tag shall identify the FAA Repair Station number and shall be signed by an authorized inspector. The Seller shall provide a description of the work accomplished when the part is returned to a Buyer Repair Station."

642	Airworthiness Certification - This article requires an airworthiness certificate executed by

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL	4XX DELIVERY/PACKAGING/IDENTIFICATION
1XX PRICING	5XX PROPERTY
2XX RESERVED	6XX QUALITY
3XX RESERVED	7XX MISCELLANEOUS

the Seller’s country airworthiness authority or their authorized designee.
Seller shall contact the airworthiness authority representative that normally services the Seller’s facility to arrange for the application of the airworthiness certificate.
It is the Seller’s responsibility to meet any special import requirements of the country to which the part is shipped. Seller may contact Buyer’s Procurement Agent for further assistance as required.

MISCELLANEOUS
701
Warning statements for products containing or manufactured with ozone depleting chemicals as required by the Clean Air Act Amendments of 1990, Section 611, 40 CFR Part 82, should not be applied directly to the Parts or items. All such statements are to be included in a separate writing, such as the bill of lading, shipment Papers or other proper notification that complies with the referenced regulation and accompanies the shipment.

702
Parts shipped to Seller from Buyer’s facility for processing and return to Buyer under this Purchase Order are not subject to the Clean Air Act Amendments of 1990 Section 611, 40 CFR Part 82, requirement for ODC warning labels.

703
Any Part or item procured under this purchase contract which contains or was manufactured with an ozone depleting chemical as defined in the Montreal Protocol Agreement must include the following warning statement on the airbill/bill of lading, and the applicable invoice(s)/Packing list(s) for U.S. Customs entry purposes (for a shipment containing multiple Parts or invoices/Packing lists, the above documents must indicate to which Parts the warning statement applies):
"WARNING: This shipment no.contains ___ or was manufactured with ________,

a substance which harms public and the environment by destroying the ozone in the upper atmosphere."
Additionally, the import of any shipment that actually contains or consists of a chemical substance must be coordinated with Buyer in sufficient time prior to the importation, to allow for proper notification and coordination with the Spirit Toxic Substance Control Act (TSCA) Coordinator to allow for proper certification of the chemical substance being imported (this includes any chemical used in the product or shipping of the product (including, but not limited to, lubricants, protectorants, paint, packaging materials)
Seller will provide MSDS (Material Safety Data Sheet, Ref – 29CFR1910.1200(f)), or equivalent, which must include adequate chemical information to make proper TSCA determination.
Note: Any hazardous Material that is not on the TSCA Inventory, or certified as not required to be on the inventory list, cannot be imported without prior approval and/or coordination with the Spirit TSCA Coordinator and the appropriate regulatory agencies.

704	Information concerning chemical acquisition and emission.

9/08 PF-515

Supplemental Procurement Notes

SPIRIT AEROSYSTEMS, INC. WICHITA, KANSAS P.O. BOX 780008, 67278-0008
NOTES ARE CATEGORIZED AS FOLLOWS

0XX ADMINISTRATIVE GENERAL	4XX DELIVERY/PACKAGING/IDENTIFICATION
1XX PRICING	5XX PROPERTY
2XX RESERVED	6XX QUALITY
3XX RESERVED	7XX MISCELLANEOUS

"To obtain accurate information concerning the purchase of chemical materials which may be subject to the requirements of Title III of the Superfund Amendments and Reauthorization Act Of 1986 (SARA), you are required to furnish to Buyer the following additional information above and beyond that which is required by 29CFR 1910.1200 in the form of Material Safety Data Sheets (MSDS). This additional information must be provided with the initial shipment of each product to Spirit AeroSystems, Inc., Hazardous Materials Management M/C K11-65, P.O. BOX 780008; Wichita, Kansas 67278-0008 each calendar year.

A statement that the chemical material is or is not subject to reporting under Section 313 of the SARA Title III and 40 CFR 372.45.

The name of each chemical component of the product and the associated chemical abstracts service registry number.

Percent by weight of each chemical component of the product shipped."

9/08 PF-515

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

ADMINISTRATIVE/GENERAL
003
The invoice and Packing slip shall include the shipping document number, TKR number, Purchase Order number and Purchase Order item number.  Any overtime or expedite charges must have prior approval by the Service Procurement Pa (PA).  Supplier to return all Spirit AeroSystems, Inc.-furnished containers.  Each shipment must be processed as soon as possible and returned to Spirit AeroSystems, Inc.  Behind schedule items will be coordinated with Seller by Buyer for expeditious handling.  Please contact Buyer if circumstance arises that precludes prompt return of Parts.

004	CAUTION: Handle with care. Parts require (limited/no) machining. Avoid damage to the (cast/forged) surfaces.
006	The above material to be supplied to on a no-charge (trial) (loan) basis for a period of ____, beginning on the date of receipt.
008
Seller agrees to assume full responsibility as to any loss or damage of the material, as covered by the Contract, for the duration of the (trial) (loan) period provided said loss or damage is not directly due to Buyer’s negligence, and the Seller further agrees to accept the return of said material, in a used condition, without any costs to the Buyer.

019
INDEMNIFICATION AND INSURANCE REQUIREMENTS
1.0 INDEMNIFICATION

1.1 Indemnification, Negligence of Supplier.  Supplier shall defend, indemnify and hold harmless Spirit AeroSystems, Inc., its subsidiaries, and their directors, officers, employees and agents (hereinafter referred to as “Indemnities”) from and against all actions, causes of action, liabilities, claims, suits, judgments, liens, awards and damages, of any kind and nature whatsoever (hereinafter referred to as “Claims,” for property damage, personal injury or death (including without limitation claims brought by and liabilities to, including injury or death to employees of Supplier or any Subcontractor) and expenses, costs of litigation and reasonable attorney’s fees related thereto, or incident to establishing the right to indemnification, to the extent such Claims arise from any negligent act or omission or willful misconduct of Supplier or any Subcontractor or their employees arising out of or in any way related to the presence on Spirit AeroSystems, Inc.’s premises of Supplier, any Subcontractor or their employees, including without limitation the provision of services, personnel, facilities, equipment, support supervision or review.  In no event shall Supplier’s obligations hereunder be limited to the extent of any insurance available to or provided by the Supplier.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

1.2 Waiver of Immunity, Industrial Insurance.  Supplier will not assert as a defense to this indemnification obligation any immunity under workers’ compensation statues, industrial insurance, or other source, and Supplier expressly waives any immunity to the extent of the indemnity set forth in Paragraph 1.1 “Indemnification, Negligence of Supplier.”

1.3 Indemnification, Subcontractors.  Supplier shall require each Subcontractor to provide an Indemnity, enforceable by and for the benefit of the Indemnities, to the same extent required of Supplier stated under Paragraphs 1.1 “Indemnification, Negligence of Supplier” and 1.2 “Waiver of Immunity, Industrial Insurance.”

2.0 INSURANCE REQUIREMENTS
2.1 Commercial General Liability.  Throughout the period of performance of this contract and until final acceptance by Spirit AeroSystems, Inc., Supplier shall carry and maintain, and shall ensure that all Subcontractors carry and maintain Commercial General Liability Insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence for bodily injury, including death and One Million Dollars ($1,000,000) per occurrence for property damage or alternatively, One Million Dollars ($1,000,000) per occurrence combined single limit for bodily injury and property damage combined.  Such insurance shall be in a form and with insurers acceptable to Spirit AeroSystems, Inc., and shall contain coverage for all premises and operations, broad form damage, contractual liability (including, without limitation, that specifically assumed herein), and products and completed operations insurance.  Deductibles, premiums, and any losses arising out of failure of Subcontractors to carry the same insurance, shall be the responsibility of the Supplier.

2.2 Automobile Liability.  If licensed vehicles will be used in connection with the performance of this contract, Supplier shall carry and maintain, and shall ensure that any Subcontractor who uses a licensed vehicle in connection with the performance of this contract, carries and maintains, throughout the period of performance of this contract, Automobile Liability insurance covering all vehicles, whether owned, hired, rented, borrowed or otherwise, with limits of liability of not less than One Million Dollars ($1,000,000) per occurrence combined single limit for bodily injury and property damage.  Such insurance shall be in a form and with insurers acceptable to Spirit AeroSystems, Inc.  Deductibles, premiums, and any losses arising out of failure of Subcontractors to carry the same insurance, shall be the responsibility of the Supplier.

2.3 Workers’ Compensation & Employer’s Liability.  Throughout the period of performance of this contract and until final acceptance by Spirit AeroSystems, Inc., Supplier shall cover or maintain insurance, and shall ensure that all Subcontractors cover or maintain insurance, in accordance with the applicable laws relating to Workers’ Compensation, with respect to all of their respective employees working on or about Spirit AeroSystems, Inc.’s premises, regardless of whether such coverage or insurance is mandatory or merely elective under the law.

Throughout the period when work is performed and until its final acceptance by Spirit AeroSystems, Inc., Supplier shall also carry and maintain, and ensure that all Subcontractors carry and maintain, Employer’s Liability coverage with limits of not less than One Million Dollars ($1,000,000) each accident.  To the extent permitted by law, any policy or policies which provide any of the insurance required by this Paragraph 2.3, “Workers’ Compensation & Employer’s Liability,” shall contain a Waiver of Rights of Subrogation against Spirit AeroSystems, Inc., its subsidiaries and their directors, officers and employees.  If Spirit AeroSystems, Inc. is required by any applicable law to Pay Workers’ Compensation premiums with respect to employees of Supplier or any Subcontractor, Supplier shall reimburse Spirit AeroSystems, Inc. for such Payment.  Deductibles, premiums, and any losses arising out of failure of Subcontractors to carry the same insurance, shall be the responsibility of the Supplier.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

2.4 Certificates of Insurance

1.Prior to the commencement of the period of performance, Supplier shall provide for Spirit AeroSystems, Inc.’s review and approval Certificates of Insurance reflecting full compliance with the requirements set forth in Paragraphs 2.1 “Commercial General Liability,” 2.2 “Automobile Liability,” and 2.3 “Workers’ Compensation.”  Such Certificates shall:

a) be kept current and in compliance with throughout the period of performance and until final acceptance by Spirit AeroSystems, Inc. (and for two [2] years thereafter for products and completed operations liability);

b) provide for thirty (30) calendar days advance written notice to Spirit AeroSystems, Inc. in the event of cancellation or material change adversely affecting the interests of Spirit AeroSystems, Inc.; and

c) identify the cognizant SCM Representative and list Spirit AeroSystems, Inc. as the certificate holder.

2.Any policy or policies providing the insurance under Paragraph 2.0, “Insurance Requirements,” may be inspected by Spirit AeroSystems, Inc. upon request.

3.Where Supplier is subject to the requirements of a “monopolistic” state which does not permit insured workers’ compensation, a written letter confirming participation in a state fund or, alternatively, confirming a state approved self-insurance program, will satisfy the certificate requirement.  Such letter will identify the State account or self-insured number.  For Employer’s Liability coverage in such monopolistic states, evidence of “Stop Gap” endorsement to the General Liability policy is acceptable proof of compliance with the Employer’s Liability insurance requirement.

4.Self-Assumption.  Any self-assured layer, deductibles and exclusions in coverage in the policies required under this Paragraph 2.0, “Insurance Requirements,” shall be assumed by for the account of and at the sole risk of Supplier or the Subcontractor which provide the insurance and to the extent applicable shall be paid by such Supplier or Subcontractor.  In no event shall the liability of Supplier of Subcontractor be limited to the extent of any of the minimum limits of insurance required under Paragraph 2.0 “Insurance Requirements.”

General Liability policy is acceptable proof of compliance with the Employer’s Liability insurance requirement.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

020
Within thirty (30) days after receipt of Purchase Contract/Purchase Order, Seller shall confirm to Buyer order placement for raw material.  Confirmation shall include raw material identification, supplier, Purchase Order number and date, quantity ordered, and the supplier committed delivery schedule.

021
Within _______ days after receipt of purchase order, Seller shall furnish to Buyer a copy of Seller’s planning showing detailed operations in sequence.  Said planning shall include the estimated flow time for each detailed operation.

022
Seller shall furnish to Buyer, at __________ intervals, a complete progress status report of work accomplished in manufacture of article covered by this Purchase Order or until such time as Buyer considers the report no longer necessary.  Reports will be mailed each _______________ showing progress through the preceding period.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

036
OBLIGATION TO PURCHASE AND SELL

Buyer and Seller agree that in consideration of the prices set forth in this Purchase Contract, Buyer shall issue orders for products from time to time to Seller for all of Buyer’s requirements.  Such products shall be shipped at any scheduled rate of delivery, as determined by Buyer, and Seller shall sell to Buyer, Buyer ‘s requirements of such products, provided that, without limitation on Buyer’s right to determine its requirements, Buyer shall not be obligated to issue any orders for any given product if:

1.  Any of Buyer ‘s customers specifies an alternate product;

2.  Such product is, in Buyer’s reasonable judgment, not technologically competitive at any time, for reasons including but not limited to the availability of significant changes in technology, design, materials, specifications, or manufacturing processes which result in a reduced price or weight or improved appearance, functionality, maintainability or reliability;

3.  Buyer gives reasonable notice to Seller of a change in any of Buyer’s manufactured product which will result in Buyer no longer requiring such product for such manufactured product,

4.  Seller has materially defaulted in any of its obligations under any order, whether or not Buyer has issued a notice of default to Seller pursuant to Spirit AeroSystems, Inc.; General Provisions, Form WMFM 550, Section 21 (Cancellation For Default) or,

5.  Buyer reasonably determines that Seller cannot support Buyer’s requirements for products in the amounts and within the delivery schedules Buyer requires.

6.  Buyer gives at least six (6) months notice to Seller that the product is used in the manufacturing of an airplane component, assembly or other product previously manufactured in-house by Buyer and which component, assembly or other product Buyer has resourced to a third party supplier.

Seller represents and warrants to Buyer that discounts offered fairly reflect manufacturing, selling, or delivery cost savings resulting from this quantity sale and that such discounts are reasonably available to all other purchasers.

Any planning schedule, forecast, or any such quantity estimate provided by Buyer shall be used solely for production planning.  Buyer may purchase products in different quantities and specify different delivery dates as necessary to meet Buyer’s requirements.  Any such estimate shall be subject to adjustment from time to time, and such adjustment shall not constitute a change under Spirit AeroSystems, Inc., General Provisions, Form WMFM 550, Section 18 (Changes) or Section 20 (Termination for Convenience).

037
Shipments you receive F.O.B. destination, or F.O.B. your plant for our account, which are in noticeably bad condition when delivered to you by the carrier:
1.  Note condition of shipment on carrier’s delivery receipt and on copy of freight bill retained by your Receiving Department.
2.  Immediately request carrier inspection on the shipment and retain a copy of the carrier’s inspection report.
3.  If carrier waives inspection, note your copy of the freight bill with the date, name of the carrier representative who waived inspection, and a statement that carrier waived inspection.
Shipments received in apparent good condition but found to contain concealed damage:
1.  Stop unpacking immediately as soon as damage is found.
2.  Retain all container and packing material.
3.  Request carrier inspection and retain a copy of carrier’s inspection report.
Contact Buyer’s Traffic Coordinator for further instructions as soon as damage to any of the above type shipments is discovered.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

043
ANTI-KICKBACK PROCEDURES

Seller agrees to abide by the Anti-Kickback Act of 1986 (41 U.S.C. 51 through 58) and FAR 52.203-7. “Anti-Kickback Procedures,” except that subparagraph (c)(1) of FAR 52.203-7 shall not apply to Seller, and further that in subparagraphs (c)(2), (c)(3), and (c)(5), the term “Contractor” shall mean Seller, and in subparagraph (c)(4) the term “Prime Contractor” shall mean Buyer and the term “Subcontractor” shall mean Seller.  In addition to reporting possible violations of the Anti- Kickback Act to the Government pursuant to 41 U.S.C. 57, Seller shall report such possible violations, if related to Buyer, to the Director of SCM and/or the Division Counsel of the Spirit AeroSystems, Inc., Division or subsidiary issuing this purchase order (PO).
In addition to any other remedies that Buyer may have, Seller shall defend Buyer against all claims and procedures based upon actual or alleged violations of the Anti-Kickback Act of 1986 and any amendment thereof; and Seller shall indemnify and hold Buyer harmless from any losses, damages, liabilities, costs, and expenses including but not limited to, losses of profits, expenses of litigation, attorney’s fees, penalties or fines, suspensions or reductions of progress payments, and all losses arising out of contract terminations, suspensions or debarments of Buyer, resulting from a violation of the Anti-Kickback Act of 1986 and any amendment thereof, by Seller, any of its officers, partners, employees, agents, or any subcontractors at any tier below Seller or such subcontractor’s employees.
If the Government, pursuant to FAR 52.203-7, directs the Buyer to withhold sums owed the seller, the Buyer shall be entitled to do so and the Buyer may, if ordered to do so, pay said money over to the Government and the Buyer shall not be responsible to pay the said money to the seller but seller shall remain responsible for performance of the contract.

044	This contract is subject to the requirements of Spirit AeroSystems, Inc., form WMFM 502, Consumption Based Ordering Guidelines, current revision, incorporated herein by reference.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

046
Seller will assign a full-time program manager whose exclusive responsibility will be to oversee and manage Seller’s performance hereunder.  The assignment of such program manager will be subject to Buyer’s prior approval of such Person’s resume.

049
COST AND PERFORMANCE VISIBILITY
When requested by Buyer, Seller shall provide all necessary cost support data, source documents for direct and indirect costs, and assistance at the Seller’s facility in support of cost and performance reviews performed by the parties pursuant to cost reduction initiatives.

050
COMPUTATION OF EQUITABLE ADJUSTMENT
The Rates and Factors set forth below shall be used to determine the equitable adjustment, if any, to be paid by Buyer pursuant Spirit AeroSystems, Inc., General Provisions, Form WMFM 550, Section 18 (Changes).
1.  Direct Labor Rate                        $
2.  Manufacturing Burden              %
3.  G&A (Gen. Admin. Expense)    %
4.  Profit                                             %
5.  Total Rate                                     $

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

051
Reporting Requirements

Seller shall furnish to Buyer, at __________ intervals, or until such time as Buyer considers the report no longer necessary, a complete status report of work accomplished in manufacture of product(s) covered by this contract.  Reports will be mailed each __________ showing progress through the preceding period.  Status reports shall include, but are not limited to, the following topics:

1.Delivery schedule updates, schedule impact issues and corrective action;
2.Technical/manufacturing progress since the previous report period, including significant accomplishments, breakthroughs, problems and solutions;
3.Identification of changes to key manpower or staffing levels;
4.Identification of the critical events/activities expected within the next month and a discussion of potential risk factors;
5.Progress on open Action Items, including closure dates;
6.Purchased components and raw material status;
7.Identification of Quality issues and resolutions;
8.Manufacturing and Quality inspection progress of First Article products;
9.Status on tool design and fabrication, as applicable, until completion;
10.Inventory status of castings and forgings procured by Seller (if applicable).

In Addition to the above required Status Reports, within twenty-four (24) hours of known problem to Seller, Seller shall provide a detailed Problem Report, notifying Buyer of program problems/issues that could impact Seller’s ability to deliver products on time and otherwise in conformance with the terms of this contract.  Problem reports shall be submitted to the Buyer’s Procurement Representative.

Submittal of a Status Report or Problem Report in no way relieves Seller of any obligations under the contract nor does it constitute a waiver of any rights and remedies Buyer may have with respect to any default.

061
Spirit AeroSystems, Inc., hereby certifies that:
This purchase of tangible personal property is exempt from Kansas sales and compensating use tax as provided by Kansas Code Section 79-3606(n) Consumed in Production.
It is engaged in the business of designing, developing, manufacturing, and selling airplanes, missiles, space vehicles, and related articles, and spare Parts and components of such items.
Understands and agrees that if the tangible personal property is used for any purpose that is not exempt from sales or compensating tax, Spirit AeroSystems, Inc., becomes liable for the tax.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

062
Spirit AeroSystems, Inc. hereby certifies that this purchase of this service is exempt from Kansas sales and compensating use tax because it is not a listed taxable service per Kansas Code Section 79-3603.

063
No charge or claim is involved and therefore seller does hereby remise, release and discharge Spirit AeroSystems, Inc., its officers, agents and employees, of and from all liabilities, obligations, claims or demands whatsoever as a result of this Changed Purchase Order/Purchase Contract.  Please sign and return one copy of this Changed Purchase Order/Purchase Contract Acknowledgement.

064
Seller, by accepting this Changed Purchase Order, does hereby remise, release and discharge Spirit AeroSystems, Inc., its officers, agents, and employees, of and from all liabilities, obligations, claims, and demands whatsoever as a result of this Changed Purchase Order, unless seller files with Spirit AeroSystems, Inc., buyer, a proper termination proposal (WMFM 460C) pursuant to and within the time limits allowed in the termination clause of the Purchase Order terms and conditions.

065
Within thirty (30) days after award of Purchase Contract/Purchase Order, Seller must submit to Buyer, a milestone schedule reflecting all significant milestones, such as (1) raw material ordering and receipt, (2) planning, (3) tool design and fabrication, (4) each manufacturing operation, (5) processing, (6) inspection and shipment of finished Parts.  All milestones are to be time-phased and a complete status report comparing actuals to targets must be submitted to Buyer on the first of each month.

066
Seller agrees that subject to the other data provisions of this contract any technical data furnished to Buyer by Seller may be furnished to associate contractors for and in connection with this program.  Any technical data furnished to Buyer by Seller shall only be furnished to associate contractors upon Seller’s written approval and shall only be used for and in connection with this Purchase Order/Purchase Contract for coordination and interface control.

067
Seller grants to Buyer an option to extend the period of performance of this contract as set forth below.  Buyer may exercise the option by written notice to the Seller on or before (insert a date).  This option may be exercised by Buyer any number of times so long as each option increases the period of performance of this contract by no less than (insert a number of months or years).  However, in no event may Buyer unilaterally extend the contract beyond (insert a date) by exercise of this option.
Notwithstanding the option set forth herein, Buyer reserves the right to commence new negotiations with Seller concerning pricing and other terms for additional quantities of Products.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

068
Supplier shall record and retain measurement data (diameter, position, and Part temperature), for all hole locations that are assigned any of the following requirements:  A) statistical tolerances, B) positional tolerances less than or equal to twenty-eight thousandths (.028) diametric, or C) coordinate (linear) tolerances having a total band width less than or equal to twenty thousandths (.020 or +/- .010).  Records must be retained for a minimum of three (3) years after final delivery unless otherwise specified by contract.

097
When Spirit AeroSystems, Inc. is the Importer of Record, Seller is required to submit a copy of a Commercial Invoice, prior to each shipment of product, and ensure that the Packing slip accompanying the product matches the Commercial Invoice.  In the case of “American Goods Returned” or “Returned After Repair or
Alteration”, Seller is to include the foreign shipper’s declaration, shipper’s repair declaration, manufacturer’s declarations as applicable.  Seller represents and warrants that the copy provided to Spirit AeroSystems, Inc. will be a true copy of the Commercial Invoice that will accompany shipment.

The true copy of the Commercial Invoice must be emailed or faxed to:

Spirit AeroSystems, Inc.

Email Address:  grpimportcompliance@spiritaero.com

Fax Number:  1-316-529-7956

Attn:  Import Administration

NOTE:  Failure to comply with these requirements shall be a material breach of contract and grounds for default pursuant to the Cancellation for Default clause of this contract.

1.Commercial Invoice Requirements

a.Must be in English

b.Must be legible

c.Purchase Order Number

Provide the current Purchase Order or Purchase Contract number (P.O. XXXXXX), if applicable.

d.Location and Names of Seller/and or Shipper, Buyer and Date
i.Date when the merchandise is sold or agreed to be sold.

1.When goods being imported are not sold or agreed to be sold to Spirit, the shipping/Customs invoice should be noted, accordingly, complete with an explanation.

ii.Merchandise Shipment Date (month, day, year)

Provide the date that the merchandise shipped from the Sellers factory or facility.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

iii.Name and address of the Seller (Company name and address) and/or name and address of the Shipper, if the Seller is not the Shipper.

iv.Name and Contact information for an employee, employed by the Seller and/or Shipper, who has detailed knowledge of the sales transaction.

v.Name and address of the Buyer (Spirit AeroSystems, Inc. – 3801 S. Oliver, Wichita, Ks. 67210), and name and phone number of prime point of contact at the Buyer’s site (i.e.:  Pa, etc.)

vi.Name of Consignee if not the Buyer (Company receiving non-purchased transactions or drop ship destination).

e.Record the United States Port of Entry where merchandise is to be cleared by CBP

f.Quantities, weights and measures

i.Record the quantity of each Part number in the shipment

ii.If not separately noted on Packing sheet(s) include on invoice:

•Total quantity of Parts being shipped

•Provide net weight of each Part number and gross weight of entire shipment

•Specify unit of measure being used

•Specify the total number of boxes included per packing sheet.

•Textiles must specify the net gross weights and the length, width and total square meters of material.

g.Provide a detailed description of each item being shipped to ensure proper product classification per the Harmonized Tariff Schedule (HTS) and must include at a minimum:

i.The full name by which each item is known

ii.Part Number as appears on Purchase Order/Contract.  If the item is a raw material, provide the material grade, class and dimensions.

Notes:

•Generic descriptions, abbreviations, acronyms, and Stock Keeping Unit (SKU) numbers are not acceptable.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

Spirit AeroSystems, Inc. may request additional description information for items that do not have a Part number and/or design or when the appropriate HTS number cannot be determined from the provided description.

•Seller will provide material class, grade, dimensions and assembly components if Part is manufactured by Seller’s own manufacturing drawings.

h.Country of Origin:  indicate the country of manufacture of each item.

i.Terms of Sale:  Specify the International Commercial Terms of Sale (Incoterms) as agreed to per the Spirit AeroSystems, Inc. Contract on the invoice or Spirit AeroSystems, Inc. Work Authorization.

j.Specify “Related Party to the Spirit AeroSystems, Inc.” status (Yes or No) on the invoice.

k.Commercial Invoice Number (Seller’s Option)

l.Page numbers are required for each invoice (example:  ____ of ____ Pages).

m.Bolt Seals:  All shipping documents must reflect the bolt seal number being used for ocean shipments loaded into dedicated containers.  All bolt seals used must be those issued to the supplier by Spirit Aerosystems in order to comply with C-TPAT requirements.

2.Commercial Invoice Valuation Requirements

a.Must be complete and accurate, including the unit cost of each Part and the total value of the entire shipment.

b.Currency on all invoices must reflect the actual currency of the purchase contract and the transaction of money between the buyer and the seller.

c.List separately any Assists and/or Additional costs used for manufacturing each Part.  For example:

•Assists:  Any components, materials, dies molds and tools that are supplied by the Buyer free of charge or at a reduced cost to the Seller, and used in the production of imported goods.  This includes any buyer Paid transportation costs associated with the assist.  These transportation costs will be provided by the procurement focal responsible for this merchandise.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

•Costs for tooling, etc., built or supplied, directly or indirectly, and used in the production or manufacture, by the manufacturer of the goods being imported into the United States, and not included in the purchase order unit price.

•Engineering and Design work – Work that is performed outside the U.S. by Non-U.S. employees, and is not included in the unit price of the merchandise being imported.

•Packing Costs – Costs for Packing that are incurred by the Buyer and have not been included in the unit cost.

•Non-recurring charges – One time charges, incurred by the Buyer, for such items as, expedite fees and transportation costs, which have not been included in the unit cost.

•Selling Commissions – Commissions incurred by Buyer that have not been included in the unit cost.

•Royalties – Fees the Buyer is required to pay as a condition of sale.

d.List all discounts that have been agreed to, or may be allowed, that apply to the purchase price or value, but have not been included in the unit price (Terms of Payment).

e.Repaired or modified Parts – separately enter the value of the item and the value of the repair on the invoice.  For “no charge” repair, show the value of the repair on invoice.

f.If Seller receives any rebates, drawbacks or bounties, as a result of exportation, please itemize and provide description.

3.Packing Sheet\slip (if used by supplier)

a.Include Packing sheet\slip number(s) on invoice

4.U.S. Government Programs Only (Regardless of Business Units)

a.If a government contract applies, the prime contract number must be noted on the commercial invoice.  Additionally, the following government contract statement needs to be shown as follows for Military Programs.
“United States Dept. of Defense Duty-Free Entry to be claimed pursuant to Section XXII, Chapter 98, Sub-chapter VIII, item 9808.00.3000 of the Harmonized Tariff Schedules to The United States.  Upon arrival of shipment at the port of entry, District Director of Customs, please release shipment under Section 19 CFR Part 142 and notify Commander, Defense Contract Management Area Operations (DCMAO) New York, for execution of customs forms and any required duty free entry certificates.”

b.Commercial Invoice must show that the shipment is consigned to a U.S. Government Agency (i.e.:  U.S. Department of Defense) in “care of Spirit AeroSystems, Inc.”, if shipment has a prime contract number.

c.If items were exported on a license or exemption upon importation, that license or exemption information should be notated as follows:

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

Example:  “Originally exported under DSP-XX license number XXXXXX” or “Imported under 22 CFR XXXXX”

ADDITIONAL IMPORT NOTES:

Part Marking
All items furnished under this contract/order, unless excepted by law, must be legibly marked with the English name of the country of origin per U.S. Customs Regulation 19 CFR 134 Country of Origin Marking.  Markings are to be legible, indelible, and as permanent as the nature of the article or container will allow.

Chemical Content
Additionally, the import of any shipment that actually contains or consists of a chemical substance must be coordinated with Buyer in sufficient time prior to the importation, to allow for proper notification and coordination with the Spirit Toxic Substance Control Act (TSCA) Coordinator to allow for proper certification of the chemical substance being imported (this includes any chemical used in the product or shipping of the product (including, but not limited to, lubricants, protectorants, paint, packaging materials)

Seller will provide MSDS (Material Safety Data Sheet, Ref – 29CFR1910.1200(f)), or equivalent, which must include adequate chemical information to make proper TSCA determination.

Note:  Any hazardous Material that is not on the TSCA Inventory, or certified as not required to be on the inventory list, cannot be imported without prior approval and/or coordination with the Spirit TSCA Coordinator and the appropriate regulatory agencies.

PRICING
100
This order is subject to Kansas State Tax on raw material only.  Seller will pay Kansas state sales tax on the amount of material called out in the face of this order, and invoice Spirit AeroSystems, Inc., for reimbursement of the sales tax paid as a separate entry on the invoice.

101
Multi-State Tax Compact Resale Exemption Certificate

We are registered with the below listed states within which your firm would deliver purchases made by us.  We warrant that any such purchases are for resale in the normal course of our business of manufacturing aircraft and aerospace products.

STATE	STATE REGISTRATION, SELLER’S PERMIT OR ID NUMBER OF PURCHASER	STATE	STATE REGISTRATION, SELLER’S PERMIT OR ID NUMBER OF PURCHASER
KS	004-2021305285-01	OK	831731

We further certify that if any property or service purchased tax-free under this exemption certificate is used or consumed in such a way to make it subject to a sales or use tax, we will Pay the tax due directly to the proper taxing authority.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

102	Exempt from Federal Excise Tax. Exemption form attached.
103	Federal Excise tax of __________ is included in the unit price.
104	__________ State Sales Tax applicable; (Note: Other than Kansas) Buyer to reflect a two-digit state code, i.e., TX for Texas.
105	This Purchase Order/Purchase Contract is exempt from state sales or use taxes, Kansas Registration Certificate __________.
106	This Purchase Order/Purchase Contract is subject to Kansas state sales tax.
115	The unit price(s) shown in this Purchase Order/Purchase Contract is only an estimated price. Advise the Buyer of the firm price as soon as possible.
118
The precious metal (gold, silver, platinum) surcharge will be an upward or downward adjustment computation based on material content factor of _____ times the difference between the base price of _____ and the current value of the precious metal.  The current value will be the value listed in the Wall Street Journal dated _____ and this value will be computed on the _____.

119
Seller may disassemble the herein described article(s) and shall immediately quote price of rework or repair and the current replacement price.  Seller shall not proceed with rework until receipt of a change order authorizing the rework cost.  Price will be finalized within 60 days of the date of this Purchase Order.

121	The expedite charge will be paid if acceptable parts in the quantity stated are produced and shipped to Buyer, or Buyer’s designated location, on or before ____________________.
122
Buyer’s maximum liability for an equitable adjustment resulting from a decrease in quantity or termination of Product(s) shall be limited to costs directly attributable to
1.  _____ days raw material and
2.  _____ days finished Products worth of scheduled deliveries of the Products.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

129	Seller shall submit cost or pricing data as required by Form WMFM 270 for each change when the total amount of the proposed additions and/or deletions to the price combined is $100,000 or more.
131
Die service charges are considered a fee, not a purchase price.  Considerations acceptable to Buyer in Payment of such fees being (A) That title, ownership, possession and control of all equipment produced hereunder shall vest in Seller, (B) That Seller shall store, maintain and where necessary because of wear, loss or damage, replace such equipment, without further cost to Buyer, until final disposition of such equipment has been agreed to between Buyer and Seller, (C) that Seller shall not dispose of such equipment until three (3) consecutive years of inactivity has Passed, and not then without first giving at least thirty (30) days written notice of intention and receiving Buyer’s written approval to do so.

132	This Purchase Order/Purchase Contract subject to the terms and conditions (____________________) of License Agreement effective date (____________________).
133
The item price(s) on this Purchase Order is/are based on Buyer Paying one setup charge for one lot run with the entire quantity to be shipped per Buyer shipping schedule.  In the event of a shortage situation, the requested quantity of material is to be shipped within 3 days of notification.

Buyer, under the terms of this agreement, may not change the quantity, of any item, on the Purchase Order.  Buyer further agrees to accept the outstanding balance of any item within one calendar year from the date of the first shipment of that item.

Buyer may at no cost, revise both the quantity per ship schedule and the scheduled ship dates, with a minimum of one-week notice.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

136
All petitions for price increase must:
1.Be in writing;
2.Provide at least thirty (30) days advance written notification.  Notification shall commence on the postmarked date of a correctly addressed letter to Buyer’s designated representative;
3.Be accompanied by detailed cost data substantiating the petitioned increase;
4.Any price revision(s) shall be passed through as a percentage price change equal to the percentage change in Seller’s delivered commodity/service cost.  No additional markup for profit on the incremental price increase will be accepted by Buyer;
5.Buyer shall have the right to negotiate all proposed price increases and may delete specific line items or terminate the contract upon failure to mutually agree to a proposed price revision;
6.In the event a price increase is incorporated into a contract, all billing shall be at the price in effect at the time of purchase order/requirements placement, not at the time of shipment/performance;
7.Buyer’s acceptance of a price revision (increase/decrease) shall be confirmed only through a fully executed revision to the contract.

138	Seller may not submit a claim for obsolete material or product resulting from an individual change order that has a total claim value of Two Thousand Five Hundred Dollars ($2,500.00) or less.
139
Prior to 100% Engineering Release (Drawing Revision Level New)

Notwithstanding the provisions of Spirit AeroSystems, Inc., General Provisions, Form WMFM 550, Section 18 (Changes), no equitable adjustment in the prices or schedules of any order shall be made for any change initiated by Buyer made prior to the date on which all engineering drawings that change the technical requirements, descriptions, specifications, statement of work, drawing or designs (“Technical Change(s)”) have been released by Buyer (“100% Engineering Release”) provided, that an equitable adjustment shall be made for:

1.Any Technical Change which is a change between raw material classifications such as a change from aluminum to steel or titanium to plastic.  Not included as a Technical Change for purposes of this Section are changes within a raw material classification such as a change from 7050 Aluminum to 7075 Aluminum;

2.Any Technical Change which adds or deletes a process specification including but not limited to chem. milling, chrome plating, anodizing, Painting, priming and heat treating.

Claims for equitable adjustment for Technical Changes shall be submitted in writing within thirty (30) days after the receipt of 100% Engineering Release by the Seller.

Subsequent to 100% Engineering Release

Notwithstanding the provisions of Spirit AeroSystems, Inc., General Provisions, Form WMFM 550, Section 18 (Changes), no equitable adjustment shall be made to the recurring or non-recurring prices after the date of 100% Engineering Release for any change initiated by Buyer unless the value of such change (debit or credit) is greater than or equal to two percent (2%) of the then current unit price for the product (recurring) or is greater than or equal to two percent (2%) of the total then current nonrecurring price as set forth in this contract.  For purposes of this section, the then current unit price or total nonrecurring price shall be the price identified elsewhere in this contract plus any and all price adjustments agreed to previously by the Parties.  Claims shall be made individually for each product and for each change.  Each claim shall be considered separately for application of the two percent (2%) threshold.  Changes may not be combined for the purposes of exceeding the two percent (2%) threshold set forth herein.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

DELIVERY/PACKAGING
401	Maximum weight of each skid not to exceed 4,000 pounds gross. Skids must be identified by heat lot number with only one heat lot per skid.
406
Material on this order shall be identified by the lot number appearing on the Package and Packing slips.  Should more than one number be represented within one Package, Seller will provide sufficient separation to identify material by lot number.

414
Seller will comply with the hazard communication standard, 29CFR1910-1200, if applicable.  Seller will include a Materiel Safety Data Sheet (MSDS) with the initial shipment of a hazardous material each calendar year and route an additional copy of the MSDS to;

Spirit AeroSystems, Inc.
P.O. Box 780008 M/C K06-94
Wichita, KS 67278-0008
ATTN:  EH&S Hazardous Materials Gatekeeper

The revision number and date must be displayed prominently on the MSDS.  Seller is also required to provide an MSDS to the address above in the event of a change in brand, a change in chemical composition, or a new / substitute chemical shipment; any change information will be communicated to the buyer.

415
Routing, Packaging, labeling, and marking of hazardous material for shipment via common carrier, authorized to handle the material, shall be in accordance with title 49 of the Code of Federal Regulations (CFR), Parts 100 to 199; the International Civil Aviation Organization (ICAO) “technical instructions for the safe transport of dangerous goods by air”; the International Air Transportation Association (IATA) “dangerous goods regulations”; the International Maritime Dangerous Goods (IMDG) code; and all other applicable international, federal, state, and local regulations.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

416
Returnable containers are to be returned to __________ via __________.
Returnable containers shall be plainly marked or stenciled with Buyer’s Purchase Order number, supplier’s name, address and amount of deposit on outside of each returnable container.

419
Each spool must be marked or labeled with the following information:  Buyer Purchase Order Number, manufacturer’s name, and address, lot number, date of manufacture, wire gauge, length in feet, military or other material specification number and revision, Buyer material code, and vendor or Buyer Part number.

431
Tubing 1/2-inch or smaller in diameter, or with wall thickness less than .029 inch shall have a tag on each end, bearing the required identification as outlined in SAE-AMS-STD-184, except each piece must be identified.

458	All bars, rods, shapes, tubes, and forgings shall be marked with the specification, heat lot number, size, and mill name or original manufacturer.
460
Seller will include all components of an assembly in a single Package, putting in that Package only those components in correct quantities, which make up that assembly whenever that assembly doe not ship as a single unit.

461	This is a drop shipment. Seller must reference Spirit AeroSystems, Inc., Purchase Order number and Part number as shown below on Packing list: Purchase Contract/Purchase Order No. , Item .
462	Material may be marked per SAE-AMS-STD-184 or a minimum of one complete set of identification markings may appear on the top side ends of the material.
463	Minimum skid length to be 9 ft., including runners. Maximum skid width including dunnage to be 50”. Material larger than 4ft. x 9ft. to be on appropriate size skid to protect material.
464
Preservation, Packaging and Packing.  Electrical/electronic Parts shall be Packaged in the original manufacturer’s container or if repackaged shall be in a container equivalent to the original manufacturers.
Equivalent Package as a minimum shall prevent damage to the Parts including, but not limited to, bending of leads or contamination by dust or moisture.  The shipping containers shall be labeled with a highly visible label on at least one side.  This label shall identify the container as containing electrical/electronic items.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

465	Apply in red block letters “Released for test only” adjacent to or directly underneath engineering Pa mark.
PROPERTY
518	Seller shall not use Pattern of die equipment purchased on this order for production of Parts for anyone other than Buyer without prior approval of Buyer.
519	Buyer must be notified of any rework or replacement of dies subsequent to the original qualification of this forging.
521
1.Supplier Banked Material.  The allowable scrap rate on this Purchase Order is _____ percent.  Any scrap in excess of this amount will be the responsibility of the Seller.
2.The purchase price of all items on this Purchase Order does not include material.  Material is being furnished by Buyer.
3.Seller agrees not to sell, assign, loan, lease, mortgage, pledge or otherwise create a lien or equitable interest in a third Party with respect to the material described in this Purchase Order, or permit such material to be subject to any legal process.  Seller warrants that such material shall be used solely as directed by Buyer and Seller will not permit any other use thereof.
4.Seller will be responsible to maintain accountability of Buyer furnished material as specified on Supplier Banked Material (SBM) Purchase Order __________.

524
Requirements For Supplier Banked Material
1.Supplier agrees not to sell, assign, loan, lease, mortgage, pledge or otherwise create a lien or equitable interest in a third Party with respect to the material described in this Purchase Order, or permit such material to be subject to any legal process.  Seller warrants that such material shall be used solely as directed by Buyer, and Seller will not permit any other use thereof.
2.Supplier agrees to store the material in such a manner that it will not be damaged or in any way rendered unusable for its intended purpose.
3.Supplier will be sent a warehouse inventory report quarterly to report status of Buyer-Owned, Supplier Store Material.  Supplier is to complete and return to Buyer by the response due date shown on the form.  Buyer may request status more often under special circumstances.
4.Supplier must keep copies of all warehouse inventory reports on file with copies of all other pertinent Paperwork, ESD, memos, etc., that apply to Buyer-Furnished Material.  This file must be kept current and available for review by Buyer upon request.  This file must be kept for three (3) years after all material associated with this purchase order has been removed from seller’s facility.
5.Seller shall immediately notify Buyer when any material is scrapped and against what applicable Purchase Order and Part number.
6.Seller shall allow Buyer personnel access at all reasonable times for the purpose of reviewing the inventory of Buyer-Furnished Material and the records maintained by Seller with respect to accountability of Buyer-Furnished Material.
7.Upon receipt of Buyer-Furnished Material, Seller will be responsible to accomplish the following with regard to accountability of material.
a.Inspect for damage in transit.  Immediately notify Buyer if any damage is discovered.
b.When material is received, it must be inspected 100 percent to determine if material meets all applicable specifications.
c.Seller is to immediately notify Buyer in writing the amount of material received and against which applicable Purchase and Part number.
8.Any remaining material at the conclusion of the Purchase Order will be dispositioned in accordance with instructions to be furnished by Buyer.
9.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

525
BUYER FURNISHED MATERIAL/SUPPLIER BANKED MATERIAL
Material, including but not limited to raw material, standards, detail components and assemblies, furnished to Seller by Buyer shall be administered in accordance with a Supplier Banked Material Agreement between Buyer and Seller.
Seller shall provide Buyer with required on-dock dates for all material.  Seller’s notice shall provide Buyer with sufficient time to competitively acquire the material if, in its sole and absolute discretion, it desires to do so.

QUALITY System Requirements
601	Supplier is required to maintain a Quality System in compliance with AS9100 – Quality Management Systems – Aerospace – Requirements as outlined in section titled “Certification / Registration Body”
602	Supplier is required to maintain a Quality System in compliance with AS9003 – Inspection and Test Quality System.
603
All work performed under this contract shall be in accordance with a limited approval of a quality system adequate to control the product(s) and assure that it conforms to the type design and is safe for operation.

604	Seller must maintain an adequate quality system to provide the supplies and services that meet the requirements of this purchase document and all applicable specifications and/or engineering drawings.
605	Supplier is required to maintain a Quality System in compliance with AS9120 – Quality Management Systems – Aerospace – Requirements for Stockist Distributors.
606	Supplier is required to maintain a Quality System in compliance with AS9006 – Quality Management Systems – Aerospace – Requirements for Software.
Certification / Registration Body

 SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

610
Spirit AeroSystems recognition of Seller’s AQMS certification/registration does not affect the right of Spirit AeroSystems to conduct audits and issue findings at the Seller’s facility.  Spirit AeroSystems reserves the right to provide Spirit AeroSystems-identified quality system findings, associated quality system data, and quality performance data to the Seller’s Certification /Registration Body (CRB).

Seller shall ensure the following relative to AQMS certification:
1.The certification/registration body (CRB) is accredited to perform aerospace quality management system (AQMS) assessments.
2.The CRB must use approved auditors and operate in accordance with the corresponding International Aerospace Quality Group (IAQG) certification/registration scheme.

NOTE:  IAQG sanctioned certification/registration schemes include but are not limited to AIR 5359, SJAC 9010, TS157, etc.  Reference IAQG website for listing of accredited CRBs:  http://www.iaqg.sae.org/servlets/index?PORTAL_CODE=IAQG

3.The seller maintains objective evidence of CRB certification/registration on file at Seller’s facility.  Objective evidence shall include:
a.The accredited AQMS certificate(s) of registration;
b.The audit report(s), including all information pertaining to the audit results in accordance with the applicable certification/registration scheme;
c.Copies of all CRB finding(s), objective evidence of acceptance of corrective action(s), and closure of the finding(s).

NOTE:Certification records shall be maintained in accordance with Spirit AeroSystems specified contractual quality record retention requirements.

4.The CRB services agreement provides for “right of access” to all CRB records by Spirit AeroSystems, applicable accreditation body, applicable Registrar Management Committee (RMC) and other regulatory or government bodies for the purpose of verifying CRB certification/registration criteria and methods are in accordance with the applicable IAQG certification/registration scheme.
5.The CRB has Seller’s written permission to provide audit results/data to IAQG membership as required by the applicable IAQG certification/registration scheme.
6.Spirit AeroSystems will be immediately notified in writing should the Seller’s certification/registration be suspended or withdrawn, or accreditation status of Seller’s CRB is withdrawn.
7.Spirit AeroSystems-identified findings and Seller’s quality performance data will be provided to the CRB during certification/registration and surveillance activity.
8.CRB shall be provided access to applicable proprietary data (including Spirit AeroSystems proprietary data) to the extent necessary to assess Seller’s compliance to AQMS requirements.
9.CRB shall agree to keep confidential and protect Spirit AeroSystems proprietary information under terms no less stringent than Seller’s contractual agreement with Spirit AeroSystems.  Seller will assure that such information is conspicuously marked “SPIRIT AEROSYSTEMS PROPRIETARY”.
10.Seller will comply with all CRB requirements imposed to issue and maintain certification/registration.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

Inspection Requirements
621
Buyer First Article Inspection (BFAI) – BFAI activity is required at the Seller’s facility prior to shipment.  Seller shall notify Buyer to schedule a comparable inspection and coordinate the required inspection/verification activity.  Subsequent engineering, inspection, manufacturing or tooling changes for specific characteristics will require the Seller to notify Buyer.
At the minimum, Seller shall make the following available in support of the BFAI for the article being reviewed:
1.The applicable purchase contract, material/process certifications, manufacturing and inspection records;
2.The applicable design data;
3.The applicable documented configuration baseline and configuration summary;
4.The applicable Material Review Board (MRB) actions;
5.The applicable acceptance and qualification test results;
6.The record of Buyer approval for supplier drawing and test procedures;
7.Completed Supplier First Article Inspection (SFAI) documentation.

622
Buyer Source Acceptance (BSI) – BSI is required for items procured on this purchase document prior to shipment from the Seller’s facility.  Acceptance may include in-process activities such as processing, fabrication, witnessing of testing and/or final inspection.  Seller shall provide the Spirit Quality representative with a copy of this purchase order, applicable drawings, specifications and changes thereto, and such other information as may be required.  Seller shall provide the necessary use of the Seller’s facility and equipment to perform the inspection.

Unless Buyer Source Acceptance has been delegated, in writing, by the procuring site, Seller shall contact the Buyer Quality Representative who services the facility.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

623
FAA and/or Foreign Civil Airworthiness Authority (FCAA) conformity inspection and certification is required for items procured on this Purchase Document.  Seller shall contact the local FAA/FCAA representative for inspection and certification.

Unless otherwise indicated, in writing, the conformity inspection shall be performed at the Seller or Subcontractor; point of manufacture as deemed necessary to verify product conformance to the type design.

Seller shall include the original FAA Form 8130-9 and FAA Form 8130-3 with the shipment.  Foreign government equivalents to FAA Form 8130-3 are acceptable for imported product.

For a Seller located in a country without a United States bilateral airworthiness agreement, the FAA may elect to conduct the inspection in accordance with paragraph 2 above, or upon arrival of the product in the U.S.

Seller shall contact their procurement quality assurance focal for FAA Conformity coordination.

624
Delegation Authority – The Seller is authorized to inspect product(s) identified for this Purchase Document line item on behalf of the contracting Buyer site’s Quality assurance organization.  Buyer Quality Assurance reserves the right to conduct product integrity audits, quality system assessments, verify Seller’s conformance to contracting Buyer site’s delegation program requirements and to revoke delegation authorization(s).

625
Supplier must retain on file the results of the final inspection for all kitted parts or assemblies that will include a dimensional inspection, temper inspection per for aluminum alloys, and hardness inspection per for steel and CRES alloys.

626
Functional Test – Identify the parts that have successfully passed function test requirements by stamping “FT” and the date the test was accomplished.  These markings will be applied in a color contrasting to the part and of a size consistent with the part configurations.  If Spirit witness of test(s) is required, supplier shall notify Spirit a minimum of five (5) days in advance of such test(s).

Documentation / Shipping
631
Radiographic film and grain flow photos, when required by engineering drawing or reference specifications, shall be sent to Spirit AeroSystems, Inc., for review and acceptance.  Send X-rays and photos directly to:
SPIRIT AEROSYSTEMS, INC.,
RECEIVING INSPECTION
4555 E. MACARTHUR, GATE 14E
WICHITA, KS 67210
Please reference production Purchase Order number on the shipping package.

632	After Market / Spares – Supplier is required to provide copy of completed First Article Inspection Report, manufacturing planning, and material and processing certs with first shipment of parts.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED

633	Withhold shipment until higher than Design Proposal Approval has been granted by Buyer, except those submitted for First Article Inspection.
635
Unless this order specifies otherwise, Seller represents that, all equipment, material and articles to be furnished under this contract are new (not used or reconditioned) and are not of such age or so deteriorated as to impair their usefulness or safety.

Repair Station
640	Supplier is required to maintain a Quality System in compliance with AS9110 – Quality Maintenance Systems – Aerospace – Requirements for Maintenance Organizations.
641
When the certificate involves rework/repair performed under FAR Part 145, the Serviceable Parts Tag shall identify the FAA Repair Station number and shall be signed by an authorized inspector.  The Seller shall provide a description of the work accomplished when the part is returned to a Buyer Repair Station.”

642
Airworthiness Certification – This article requires an airworthiness certificate executed by the Seller’s country airworthiness authority or their authorized designee.

Seller shall contact the airworthiness authority representative that normally services the Seller’s facility to arrange for the application of the airworthiness certificate.

It is the Seller’s responsibility to meet any special import requirements of the country to which the part is shipped.  Seller may contact Buyer’s Procurement Agent for further assistance as required.

MISCELLANEOUS
701
Warning statements for products containing or manufactured with ozone depleting chemicals as required by the Clean Air Act Amendments of 1990, Section 611, 40 CFR Part 82, should not be applied directly to the Parts or items.  All such statements are to be included in a separate writing, such as the bill of lading, shipment Papers or other proper notification that complies with the referenced regulation and accompanies the shipment.

702
Parts shipped to Seller from Buyer’s facility for processing and return to Buyer under this Purchase Order are not subject to the Clean Air Act Amendments of 1990 Section 611, 40 CFR Part 82, requirement for ODC warning labels.

SPIRIT AEROSYSTEMS, INC.
P.O. BOX 780008 -WICHITA, KANSAS -  67278-0008

SUPPLEMENTAL PROCUREMENT NOTES

NOTES ARE CATEGORIZED AS FOLLOWS

0XX	ADMINISTRATIVE GENERAL	4XX	DELIVERY/PACKAGING/IDENTIFICATION
1XX	PRICING	5XX	PROPERTY
2XX	RESERVED	6XX	QUALITY
3XX	RESERVED	7XX	MISCELLANEOUS

703
Any Part or item procured under this purchase contract which contains or was manufactured with an ozone depleting chemical as defined in the Montreal Protocol Agreement must include the following warning statement on the airbill/bill of lading, and the applicable invoice(s)/Packing list(s) for U.S. Customs entry purposes (for a shipment containing multiple Parts or invoices/Packing lists, the above documents must indicate to which Parts the warning statement applies):

“WARNING:  This shipment no. _____ contains __________ or was manufactured with _____, a substance which harms public and the environment by destroying the ozone in the upper atmosphere.”

Additionally, the import of any shipment that actually contains or consists of a chemical substance must be coordinated with Buyer in sufficient time prior to the importation, to allow for proper notification and coordination with the Spirit Toxic Substance Control Act (TSCA) Coordinator to allow for proper certification of the chemical substance being imported (this includes any chemical used in the product or shipping of the product (including, but not limited to, lubricants, protectorants, paint, packaging materials)

Seller will provide MSDS (Material Safety Data Sheet, Ref – 29CFR1910.1200(f)), or equivalent, which must include adequate chemical information to make proper TSCA determination.

Note:  Any hazardous Material that is not on the TSCA Inventory, or certified as not required to be on the inventory list, cannot be imported without prior approval and/or coordination with the Spirit TSCA Coordinator and the appropriate regulatory agencies.

704
Information concerning chemical acquisition and emission.
“To obtain accurate information concerning the purchase of chemical materials which may be subject to the requirements of Title III of the Superfund Amendments and Reauthorization Act Of 1986 (SARA), you are required to furnish to Buyer the following additional information above and beyond that which is required by 29CFR 1910.1200 in the form of Material Safety Data Sheets (MSDS).  This additional information must be provided with the initial shipment of each product to Spirit AeroSystems, Inc., Hazardous Materials Management M/C K11-65, P.O. BOX 780008; Wichita, Kansas 67278-0008 each calendar year.

A statement that the chemical material is or is not subject to reporting under Section 313 of the SARA Title III and 40 CFR 372.45.

The name of each chemical component of the product and the associated chemical abstracts service registry number.

Percent by weight of each chemical component of the product shipped.”

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SPECIAL BUSINESS PROVISIONS

FOR

Metal Details

FOR

787 AIRCRAFT

between

Spirit AeroSystems, Inc. (Buyer)
A Delaware Corporation

and

Valent Aerostructures – Washington, LLC (Seller)
A Missouri Corporation

ICT-787-S B P-2011-1002

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

Title Page		1

AMENDMENTS		9

1.0	DEFINITIONS	10

2.0	CONTRACT FORMATION	14

2.1.	Order	14

2.2.	Entire Agreement	14

2.3.	Incorporated by Reference	14

3.0	SUBJECT MATTER OF SALE	14

3.1.	Subject Matter of Sale	14

3.2.	Period of Performance	15

3.3.	Nonrecurring Work	15

3.3.1.	Reserved	15

3.3.2.	Product Development and Test	15

3.3.4.	Tooling	15

3.3.5.	Life Cycle Product Teams	17

3.3.6.	Weight Management and Reporting	17

3.4.	Recurring Work	17

3.4.1.	Production Articles	17

3.4.2.	Delivery Point and Schedule	17

3.4.3.	Transportation Routing Instructions	17

3.4.4.	Manufacturing Configuration	17

3.4.5.	Reserved	17

3.4.6.	Tooling Maintenance	17

3.4.7.	Maintenance of Production Planning	18

3.4.8.	Certification Support	18

3.4.9.	Systems Integration	18

3.5.	Product Support and Miscellaneous Work	18

3.5.1.	Product Support and Assurance	19

3.5.2.	Spare Parts Ordering and Delivery	19

3.5.3.	Spares Support	21

3.5.4.	Reclassification or Re-exercises	21

3.5.5.	Sale of Buyer Proprietary Spare Parts	21

3.5.6.	Initial Provisioning	21

3.5.7.	Miscellaneous Work and Buyer-Use Tooling	22

3.5.8.	Delivery Schedule of Other Products and Performance of Services	22

3.5.9.	RESERVED	22

4.0	PRICING	22

4.1.	Product Price	22

4.1.1.	Nonrecurring Work	23

4.1.2.	RESERVED (	23

4.2.	Spare Parts	23

4.2.1.	Pricing for In-Production Spare Parts	23

4.2.2.	Pricing for Out-of-Production Spare Parts	23

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

4.2.3.	Pricing for Special Configuration Spare Parts	23

4.3.	Prices for Other Spares and Miscellaneous Work	24

4.4.	Aircraft On Ground (AOG) and POA Requirement	24

4.5.	Less Than Seller Lead Time Spares Pricing	24

4.6.	Full Seller Lead Time Spares Pricing	24

4.7.	Pricing of Buyer's Supporting Requirements	24

4.8.	Pricing of Requirements for Modification or Retrofit	24

4.8.1.	Buyer Responsibility or Regulatory Requirement	24

4.8.2.	Contract In-Service Modification or Retrofit Work Performed by Buyer	24

5.0	PAYMENT	25

5.1.	Invoicing	25

5.1.1.	Invoicing Requirements	25

5.1.2.	Invoicing Shipset Identification	25

5.1.3.	Spares and Miscellaneous Work Invoicing	25

5.1.4.	Summary Invoices	25

5.1.5.	Mailing Instructions	25

5.2.	Payment Due Date	26

5.3.	Payment Term - Production	26

5.4.	Payment Term – Spares and Miscellaneous Work	26

5.5.	Payment Method	26

5.6.	Payment Errors	26

6.0	CHANGES	26

6.1.	Change Direction	26

6.2.	Change Compliance	27

6.3.	Change Pricing	27

7.0	CHANGE PROVISIONS	28

7.1.	General Change Provisions	28

7.2.	Work Statement Changes Subject to Price Adjustment	28

7.2.1.	Requirement Changes	28

7.2.2.	Requirement Change Evaluation	29

7.2.3.	Requirement Change Price Threshold	29

7.3.	Changes Generated by Seller Affecting Buyer or a Third Party	30

7.4.	Derivatives	31

7.5.	Schedule Acceleration/Deceleration	31

7.5.1.	Production Rates	31

7.6.	Total Cost Management	32

7.6.1.	Buyer Generated Technical and Cost Improvement	32

7.7.	Obsolescence	32

7.8.	Planning Schedule	32

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

7.9.	Contract Change Notification	32

8.0	GOVERNING QUALITY ASSURANCE REQUIREMENTS	33

9.0	STATUS REPORTS/REVIEWS	33

9.1.	Notification of Shipment	33

9.2.	General Reports / Reviews	33

9.3.	Cost Performance Visibility	34

9.4.	Problem Reports	34

9.5.	Notice of Delay - Premium Effort	35

9.6.	Diversity Reporting Format	35

10.0	BUYER ASSISTANCE	35

10.1.	Buyer Technical / Manufacturing Assistance Regarding Seller’s Nonperformance	35

10.2.	Other Buyer Assistance	36

11.0	REPAIR AUTHORIZATION	36

11.1.	Buyer-Performed Work	36

11.2.	Reimbursement for Repairs	36

12.0	OTHER REQUIREMENTS	37

12.1.	Supporting Documentation	37

12.1.1.	Supporting Documentation and Priority	37

12.1.2.	Revision of Documents	37

12.1.3.	Compliance	37

12.1.4.	List of Supporting Documents	37

12.2.	Guaranteed Weight Requirements	39

12.3.	Accountability for Tooling	39

12.4.	Certified Tool Lists	39

12.5.	Buyer Furnished Tooling	39

12.6.	Packaging and Shipping	39

12.6.1.	Packaging	39

12.6.2.	Product Packaging	40

12.6.3.	Packaging - Spares	40

12.6.4.	Consolidated Shipments and Markings	40

12.6.5.	Transportation Devices	41

12.6.6.	Disposable Shipping Fixtures	41

12.6.7.	Packing Sheet and Test Reports	41

12.6.8.	Additional Copies	41

12.6.9.	Price Inclusive	41

12.7.	Cycle Time Requirements	42

12.8.	Compatibility with Engineering, Business and Production Systems	42

12.9.	Electronic Access, Communications and Data Exchange via Telecommunications	42

12.10.	Program Manager	42

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

12.11.	Subcontracting	42

12.12.	International Cooperation	43

12.12.1.	Market Access and Sales Support	43

12.12.3.	RESERVED	44

12.13.	Supply Chain Integration	44

12.13.1.	Buyer Furnished Material/Seller Banked Material	44

12.13.2.	Procurement From Buyer or Its Service Providers	44

12.13.3.	Third Party Pricing	45

12.13.4.	Agency	45

12.13.5.	Acceptance of Assignment, Novation, or Agency for Products within Seller's Work Statement	45

12.13.6.	Participation	45

12.14.	Surplus Products	46

12.14.1.	Return of Surplus Products	46

12.14.2.	Use of Surplus Products	46

12.15.	Life Cycle Product Team	47

12.15.1.	Purpose	47

12.15.2.	Work Schedule	47

12.15.3.	Equipment and Supplies	47

12.15.4.	Employment Status	47

12.15.5.	Team Leader	47

12.15.6.	Discipline	48

12.15.7.	Removal of Personnel	48

12.15.8.	Qualifications	48

13.0	ORDER OF PRECEDENCE	48

14.0	787 PROGRAM AUTHORIZATION AND CONTRACT AWARD	49

15.0	APPLICABLE LAW	49

16.0	PRODUCT SUPPORT AND ASSURANCE	49

16.1.	Warranty	49

16.2.	Term of Support	49

17.0	ADMINISTRATIVE MATTERS	49

17.1.	Administrative Authority	50

18.0	OBLIGATION TO PURCHASE AND SELL	50

19.0	STRATEGIC ALIGNMENT	50

20.0	OWNERSHIP OF INTELLECTUAL PROPERTY	51

20.1.	787 Product Proprietary Information	51

20.2.	Background 787 Proprietary Information and Inventions	51

20.3.	Joint 787 Activity Proprietary Information and Inventions	52

20.4.	Seller 787 Activities Proprietary Information and Inventions	52

20.5.	Spirit 787 Activities Proprietary Information and Inventions	53

20.6.	Third Party Proprietary Information and Inventions	54

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

20.7.	Derivative Technology	54

20.8.	Works of Authorship and Copyrights	54

20.9.	Pre-Existing Inventions and Works of Authorship	54

20.10.	Hardware, Materials, and Services General Terms Agreement (HMSGTA) and Supplemental License Agreement (SLA) Requirement	54

21.0	SOFTWARE PROPRIETARY INFORMATION RIGHTS	55

22.0	INFRINGEMENT	55

23.0	DIGITIZATION OF PROPRIETARY INFORMATION AND MATERIALS	56

24.0	RESERVED	56

25.0	PERFORMANCE GUARANTEES	56

26.0	INSURANCE FOR ON-SITE SUPPORT	56

26.1.	Indemnification Negligence of Seller or subcontractor	56

26.2.	Commercial General Liability	57

26.3.	Automobile Liability	57

26.4.	Workers’ Compensation and Employer’s Liability	57

26.5.	Certificates of Insurance	57

26.6.	Self-Assumption	58

26.7.	Protection of Property	58

27.0	U. S. CUSTOMS INVOICE REQUIREMENTS	58

27.1.	U.S. Customs Requirements	58

27.2.	The Buyer Company Requirements	60

28.0	DELIVERY - TITLE AND RISK OF LOSS	61

28.1.	Title and Risk of Loss	61

29.0	EXAMINATION OF RECORDS	61

29.1.	Reports	61

30.0	CUSTOMER CONTACT	61

31.0	EVENTS OF DEFAULT AND REMEDIES	61

31.1.	Additional Event of Default	61

31.2.	Interest on Overdue Amounts	61

32.0	SURVIVAL	62

33.0	INVENTORY AT CONTRACT COMPLETION	62

34.0	SELLER ASSISTANCE	62

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

35.0	NONRECURRING WORK TRANSFER	63

36.0	DISPOSITION OF TOOLING	63

37.0	RESTRICTIONS ON LOBBYING	64

37.1.	Applicability	64

37.2.	Certification	64

37.3.	Flow Down	64

38.0	SIGNATURES	64

Work Statement and Pricing		66

SBP ATTACHMENT 1: Work Statement and Pricing		6

Production Article Definition and Contract Change Notices		67

SBP ATTACHMENT 2: Production Article Definition and Contract Change Notices		67

Recurring Price Status and Summary Tables		68

SBP ATTACHMENT 3: Recurring Price Status and Summary Tables		68

RESERVED		69

SBP ATTACHMENT 4: RESERVED		69

SBP ATTACHMENT 5: Buyer AOG Coverage		70

SBP ATTACHMENT 6: Buyer AOG/CRITICAL Shipping Notification		71

SBP ATTACHMENT 7: Indentured Priced Parts List and Spares Pricing		72

A. INDENTURED and SPARES PRICED PARTS LIST		72

SBP ATTACHMENT 8: Seller Data Submittals		73

RESERVED		74

SBP ATTACHMENT 9: RESERVED		74

Quality Assurance Requirements		75

SBP ATTACHMENT 10: Quality Assurance Requirements		75

SBP ATTACHMENT 11: Buyer Commercial Airplanes Second Tier Report		79

Non-U.S. Procurement Report Form		80

SBP ATTACHMENT 12: Non-U.S. Procurement Report Form		80

SBP ATTACHMENT 13: Product Definition Schedules		81

Production Article Delivery Schedule		82

SBP ATTACHMENT 14: Production Article Delivery Schedule		82

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 15: SCHEDULE CHANGE EXAMPLES	83

SBP ATTACHMENT 16: Commodity Listing and Terms of Sale	84

Terms of Sale	85

SBP ATTACHMENT 16: Terms of Sale	85

SBP ATTACHMENT 19: Requirement Changes Evaluation	89

SBP ATTACHMENT 20: Administrative Agreement	91

SBP ATTACHMENT 21: Storage Requirements for Boeing Furnished Material (PMI)	93

A21.3 RISK OF LOSS	94

A21.4 INSURANCE	94

A21.4.1 Coverage	94

A21.4.2 Self-Insurance	94

A21.4.3 Certificates of Insurance	94

SBP ATTACHMENT 22: Boeing Furnished Material and Inventory Reporting Forms	97

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital
AMENDMENTS

Amend Number	Description	Date	Approval

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SPECIAL BUSINESS PROVISIONS

THESE SPECIAL BUSINESS PROVISIONS (SBP) are entered into as of July 1, 2011 by and between Valent Aerostructures – Washington, LLC, a Missouri corporation with its principal office in Dutzow, Missouri (“Seller”), and Spirit AeroSystems Inc. (“Buyer”), a Delaware corporation with its principal office in Wichita Kansas. Hereinafter, the Seller and Buyer may be referred to jointly as “Parties” hereto.

Now, therefore, in consideration of the mutual covenants set forth herein, the Parties agree as follows:

SPECIAL BUSINESS PROVISIONS

1.0           DEFINITIONS

The definitions used herein are the same as those used in the GTA. In addition, the following terms are defined as follows:

A.	“Aircraft” means a completed Program Airplane ready for delivery or delivered to a Customer.

B.
“Spirit Proprietary Spare Parts” means all Spare Parts, which are manufactured (i) by Spirit, or (ii) to Spirit’s detailed design with Spirit’s authorization, or (iii) in whole or in part using Spirit Proprietary Information.

C.
“Spirit -Use Tooling” means certain gauge and interface Tooling (not including Spirit master gauges) manufactured by Seller in accordance with designs provided by Spirit, to be used exclusively by Spirit.

D.	“Certification” or “Type Certification” per CFR (Code of Federal Regulations) Part 21, means design approval which is approval of the type design and spells out limitations.

E.
“Common-Use Tooling” means all Contractor-Use Tooling that enters into a Spirit facility or Spirit designated destination and that is required for use by Spirit and Seller, and, if applicable, a third party.

F.
“Contract Change Notice” or “CCN” means any written notice sent by Spirit to Seller describing any change to the general scope of this SBP pursuant to SBP Changes Clauses and authorizing Seller to proceed with the performance of work hereunder in accordance with such change description.

G.
“Contractor-Use Tooling” (also known as “Seller-Use Tooling”) means all Tooling needed to manufacture and deliver Products (including but not limited to, Seller-Use Tools, Common-Use Tools, Mechanical Handling Equipment, Rotating Tools, Shipping Equipment, Interface Control Tools and Interface Production Tools as defined in Document D33200).

H.
“Cycle Time” means the period of time that elapses between the dates the Program executes a Customer implementation directive for a Program Airplane and delivery of such Program Airplane to such Customer.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

I.
“Dataset” means any compilation of data or information (including, without limitation, numerical data, geometric definitions, program instructions or coded information) which may be used directly in, integrated with or applied to, a computer program for further processing. A Dataset may be a composite of two or more other Datasets or an extract of a larger Dataset.

J.
“Derivative” means any model airplane designated by Boeing as a derivative of an existing model airplane and which: (1) has the same number of engines as the existing model airplane; (2) utilizes essentially the same aerodynamic and propulsion design, major assembly components, and systems as the existing model airplane; (3) achieves other payload/range combinations by changes in body length, engine thrust, or variations in certified gross weight; (4) has the same body cross-section as the subject model aircraft; and (5) is designated as a Derivative to the FAA by Boeing. A Derivative does not include any subject model aircraft, which has been or was currently in production as of the date of execution of the applicable SBP.

K.
“Drawing” means a computer-based or manual depiction of graphics or technical information representing a Product or any part thereof and which includes the parts list and specifications relating thereto.

L.	“End Item Assembly” means any Product which is described by a single part number and which is comprised of more than one component part.

M.	“Engineering Release” means engineering Drawings, Datasets or other Documents, that define the design requirements of any Product.

N.	“Entry Into Service” or “EIS” means the date the first Program airplane enters into service which is the first Customer revenue flight of the first Program airplane.

O.
“Initial Provisioning” means the process of determining provisioning of a spare part necessary to support forecasted maintenance commitments for Customer’s introduction of an Aircraft or type into service.

P.
“Life Cycle Product Team” or “LCPT”, “Integrated Product Team” or “IPT” or “Design Build Team” or “DBT” means a team composed of representatives from engineering, operations, procurement, finance, design-to-cost and other disciplines as Buyer and Seller shall specify whose objective is to optimize designs for cost, weight, performance and producibility.

Q.
“Miscellaneous Work” is Seller performed work or services that includes, but is not limited to provision of additional test articles, Spirit-Use Tooling, test support, field support and Spirit- used Seller facilities.

R.
“Nonrecurring Work” is Seller performed work other than Recurring Work or Spares and Miscellaneous Work, which may include, but is not limited to Product Definition, product development, Tooling, static and fatigue test articles, Transportation Devices and planning.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

S.
“Obsolescence” means the discontinuation of the requirement for any Product as a result of engineering or manufacturing change, which has rendered such Product no longer usable in the production of the Program Airplane or any Derivative.

T.
“Person” means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

U.	“Price” means the amount to be paid by Spirit to Seller for any Product in accordance with the terms of this SBP.

V.	“Products”, in addition to the definition in the GTA, has the meaning of Product Definition.

W.	“Product Definition” means the engineering design deliverables (layouts, interface drawings, stress notes, etc.) required to design, build, test, certify, deliver and support Orders.

X.
“Product Support” and “Product Assurance” shall have the meaning set forth in Product Support and Assurance Document D6-83069, “Product Support and Assurance Agreement”, and Document M6-1124-3, “Buyer Designed Sub Contracted Products Manufacturer’s Warranty”.

Y.
“Production Articles” means those completed assemblies defined and configured, including SCD Products, as set forth in SBP Attachment 2 “Production Article Definition and Contract Change Notices” for the Program Airplane and any Derivative.

Z.	“Program” means the design, development, marketing, manufacture, sales and customer support of Program Airplanes, Derivatives and Products.

AA.
“Program Airplane” means a commercial transport aircraft incorporating advanced technology and having a model designation of 787 for which Seller shall provide Product Definition and Production Articles pursuant to this SBP.

BB.	“Recurring Shipset Price” means the Price for the Recurring Work associated with each Shipset.

CC.
“Recurring Work” means work Seller performs in producing Product Definition (if applicable) and Production Articles. The cost of Recurring Work can include, but is not limited to labor, material and packaging.

DD.
“SCD Products” means all goods, including components and parts thereof, designed to a Spirit Specification Control Drawing by Seller or its subcontractors or suppliers, and provided or manufactured under this SBP.

EE.	“SCD Spare Parts” means Spare Parts that are also SCD Products.

FF.	“Shipset” means the total set of Production Articles provided by Seller hereunder necessary for production of one Program Airplane or Derivative.

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

GG.
“Spare Parts” or “Spares” means Production Articles or components thereof, and materials, assemblies and items of equipment relating thereto, which are intended for Spirit’s use or sale as spare parts or production replacements. The term “Spare Parts” includes, but is not limited to, Spirit Proprietary Spare Parts.

HH.	“Statement of Work” (SOW) means Products, Production Articles or deliverables provided by Seller under this SBP.

II.
“Tooling” Notwithstanding the definition in the GTA, “Tooling” means all tooling, used in production, inspection or delivery of Products, either provided to Seller or supplied by Seller including Contractor-Use Tooling, Common-Use Tooling and Spirit-Use Tooling

JJ.
“787 Activities” means Seller’s activities (a) related to the 787 Program or (b) performed using data, information, or other materials provided to Seller by Boeing or Spirit in connection with this Agreement.

KK.
“Activities” means Seller’s activities (a) related to the 787 Program or (b) performed using data, information, or other materials provided to Seller by Boeing or Spirit in connection with this agreement.

LL.	“Aircraft” means the Boeing 787 model aircraft and any derivatives of the Boeing model 787 aircraft designated as 787 derivative by Boeing and/or the FAA.

MM.
“Product Proprietary Information” related to the configuration or certification of the 787 Aircraft that is developed or reduced to writing or electronic format (including, but not limited to, all technical data, calculations and manufacturing data sets that disclose explicit 787 Aircraft configuration (expressly excluded from this definition are technical data calculations, and manufacturing data sets where explicit 787 configuration), engineering design data including assembly requirements models, engineering intent objects, detail part model based definition, digital mock up solids, and bill of material data analytical data and Boeing developed analytical tools, common architecture documentation, developmental test data, configuration memos and documentation, and coordination memos for preliminary and final designs, analyses in support thereof and trade studies for configuration and certification.

NN.	“787 Program” means the design, development, marketing, manufacture, sales and customer support of the 787 Aircraft and products for, or related to, the 787 Aircraft.

OO.
“787 Proprietary Information” means all proprietary, confidential and/or trade secrets information relating to the subject matter of the 787 Aircraft and disclosed by one Party to the other, or developed, during the 787 Activities.

PP.
“Background Invention(s)” means any Invention(s) conceived by a Party prior to or outside of the 787 Activities. For the purposes of this Agreement, Spirit’s Background Inventions include Inventions conceived by Boeing.

QQ.
“Background 787 Proprietary Information” means any 787 Proprietary Information belonging to a party which was developed prior to or outside of the 787 Activities. For the purposes of this Agreement, Spirit’s Background 787 Proprietary Information includes 787 Proprietary Information provided by Boeing.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

RR.	“Boeing” means The Boeing Company.

SS.
“Derivative Technology” means – Any 787 Proprietary Information or Invention that is developed and brought to the point of practical application solely by either Party during or after the 787 Activities and is derived, in substantial part , (i) from any Background 787 Proprietary Information solely developed by the other Party during the 787 Activities, or from any Joint 787 Activities Proprietary Information, and/or (ii) from any Background invention(s) of the other Party or any Invention(s) solely conceived by the other Party during the 787 Activities, or from any Joint 787 Activities Invention(s).

TT.	“Seller 787 Activities Invention(s)” means – Any Invention(s) solely conceived by Seller or conceived through the use or application of funds provided solely by Seller during the 787 Activities.

UU.	“Seller 787 Activities Proprietary Information” means any 787 Proprietary

Information developed during the 787 Activities, other than Joint 787 Activities Proprietary Information and Seller 787 Activities Proprietary Information

2.0           CONTRACT FORMATION

2.1.         Order

Any Order to which this SBP applies shall include a statement incorporating this SBP by reference. Each such Order shall be governed by and be deemed to include the provisions of this SBP.

2.2.         Entire Agreement

The Order sets forth the entire agreement, and supersedes any and all other prior agreements, understandings and communications between Buyer and Seller related to the subject matter of an Order. The rights and remedies afforded to Buyer or Customers pursuant to any provisions of an Order are in addition to any other rights and remedies afforded by any other provisions of the Order, the General Terms Agreement (GTA), or the SBP, by law or otherwise.

2.3.         Incorporated by Reference

General Terms Agreement (“GTA”) ICT-787-GTA-2011-1002 dated July 1, 2011 (the “Agreement”) is incorporated in and made a part of this SBP by this reference. In addition to any other documents incorporated elsewhere in this SBP or GTA by reference, the Documents set forth in SBP Section 12.1 “Supporting Documentation” are incorporated in and made a part of this SBP by reference with full force and effect, as if set out in full text, and any references in such documents to “7E7” or “Sonic Cruiser” shall be deemed to refer instead to the 787 Program.

3.0           SUBJECT MATTER OF SALE

3.1.         Subject Matter of Sale

Subject to the provisions of this SBP, including Attachment 1, Seller shall sell to Buyer and Buyer shall purchase from Seller certain Products as described in this SBP including, certain Production Articles and other recurring Products as described in SBP Section 3.4 “Recurring Work”, and certain Spare Parts and other Miscellaneous Work as described in SBP Section 3.5 “Product Support and Miscellaneous Work”. In addition, Seller shall be responsible for providing other Nonrecurring Work as described in SBP Section 3.3 “Nonrecurring Work”

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

3.2.         Period of Performance

The period of performance for this SBP shall include initial manufacturing activities required to support delivery of Products beginning on July 1, 2011 and ending on December 31,2017.

3.3.         Nonrecurring Work

3.3.1.         Reserved

3.3.2.         Product Development and Test

3.3.2.1.         Product Development and Test Activities

Seller is responsible for all product development and test activities required to build, test, deliver, support certification, and support Products as set forth in SBP Attachment 1 “Work Statement and Pricing”. Seller shall also prepare, and Buyer shall have the right to review, initial product development and test planning documentation as necessary to produce Production Articles in accordance with SBP Attachment 2 “Production Article Definition and Contract Change Notices” and Spare Parts in accordance with SBP Attachment 7.

3.3.2.2.         Static and Fatigue Test Articles

Seller shall provide Buyer with Products and associated hardware as set forth in SBP Attachment 2 “Production Article Definition and Contract Change Notices” for static and fatigue tests, and as scheduled in SBP Attachment 14.

3.3.3.         Certification Support

Seller is responsible for all certification support activities as set forth in SBP 3.3.2.1 “Product Development and Test Activities”. No payment shall be made by Buyer for any certification support performed hereunder.

3.3.4.         Tooling

3.3.4.1.         Tooling - General

Seller is responsible for all Contractor-Use Tooling needed to manufacture and deliver Products as required in the performance of this SBP. Seller shall plan, design, manufacture or procure, and test all Contractor-Use Tooling. Contractor-Use Tooling shall be in the configuration, quantity and quality required to produce (i) Production Articles in accordance with SBP Attachment 14 and (ii) other Buyer requirements for Products (including, without limitation, Spare Parts).

All Contractor-Use Tooling produced in performance of this SBP must conform to the provisions of the Document D33200, “Suppliers’ Tooling Document” or, subject to Buyer’s review and approval, its equivalent or replacement document.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

3.3.4.2.         Title to Tooling

Except as provided in GTA Section 12.2, “Termination Instructions” and GTA Section 13.0, “Cancellation for Default”, Seller shall retain, and shall cause each of its subcontractors or suppliers to retain, legal title to all Contractor-Use Tooling, Common-Use Tooling and Buyer-Use Tooling manufactured or procured by Seller or any of its subcontractors or suppliers.

3.3.4.3.         Responsible Party

Unless otherwise agreed in writing, Buyer shall not be liable for any costs associated with Tooling manufactured and/or purchased by Seller necessary for the manufacture and delivery of the Products including but not limited to rework, repair, replacement and maintenance of the Tooling. Seller shall not use tools, which contain, convey, embody, or were made in accordance with or by reference to any Proprietary Information and Materials of Buyer, to manufacture parts for anyone other than Buyer without the prior written authorization of Buyer.

3.3.4.4.         Common - Use Tooling

Seller shall design, manufacture or procure, and test all Common-Use Tooling including, without limitation, strongback handling fixtures, rotable shipping fixtures and handling fittings. The requirements for such items shall be defined and identified by Buyer.

3.3.4.5.         Use of Casting, Forging and Extrusion Tooling

Buyer or its designees shall retain the right to use all Tooling for the production of castings, forgings and extrusions produced at Seller’s direction for use under this SBP and such Tooling shall be used only in the performance of this SBP or any other SBP that Buyer may designate in writing. Such Tooling shall be retained for use in production of castings, forgings and extrusions for Buyer or as Buyer directs until Buyer gives written notice to Seller that a requirement for the use of such Tooling no longer exists. Buyer agrees to grant to Seller the right to use any Tooling for the production of castings, forgings or extrusions that shall become part of any Product, in which Buyer has a right of use, ownership or other proprietary interest.

3.3.4.6.         Initial Planning

Seller shall perform initial Tooling and production planning activities. Seller shall also prepare, and Buyer shall have the right to review, initial Tooling and production planning documentation as necessary to evaluate Seller’s ability to produce Production Articles in accordance with SBP Section 12.1.4 “List of Supporting Documents”; SBP Attachment 2 “Production Article Definition and Contract Change Notices”; and Spare Parts pursuant to SBP Attachment 7.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

3.3.5.         Life Cycle Product Teams

Seller shall, in accordance with SBP Section 12.15, locate at Buyer’s facilities key personnel for Life Cycle Product Teams (LCPT’s).

3.3.6.         Weight Management and Reporting

Seller shall report weight information in accordance with Document D024Z001-01 “787 Weight Engineering Requirements”.

3.4.           Recurring Work

3.4.1.         Production Articles

Seller shall provide the Production Articles specified in SBP Attachment 2 “Production Article Definition and Contract Change Notices” in accordance with the delivery schedules set forth in SBP Attachment 14 “Production Article Delivery Schedule”. All Production Articles shall be manufactured, delivered, and supported in accordance with the specifications and schedules set forth in this SBP.

3.4.2.         Delivery Point and Schedule

Notwithstanding the provisions of GTA Section 4.1, “Schedule”, deliveries of Products shall be strictly in accordance with the quantities, the schedule and other requirements specified by Buyer. All Products shall be delivered for United States domestic deliveries F.O.B. at Seller’s plant; for non-United States deliveries as specified by Buyer.

3.4.3.         Transportation Routing Instructions

Unless otherwise specified by Buyer, Buyer shall be responsible for transportation of Products, including agents, carriers and routing. Buyer shall have the right to review and approve Sellers transportation agents, carriers and routing.

3.4.4.         Manufacturing Configuration

Unit pricing for each Product or part number shown in SBP Attachment 1 is based on the latest revisions of the engineering drawings or specifications at the time of the signing of this SBP and any amendments thereto.

3.4.5.         Reserved

3.4.6.         Tooling Maintenance

Seller shall provide control, accountability, care, storage, maintenance and replacements of all Contractor-Use Tooling and Common-Use Tooling in accordance with Document D33200, “Suppler Tooling Document” or, subject to Buyer review and approval, its equivalent or replacement, as required to support the manufacture, certification, support and delivery of Products.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

3.4.7.         Maintenance of Production Planning

Seller shall revise and maintain the production planning as required to support the production and certification of Production Articles and Spare Parts. Buyer shall have the right to review production planning on request.

3.4.8.         Certification Support

Seller is responsible for all certification support activities as set forth in SBP 3.3.2.1 “Product Development and Test Activities”. No payment shall be made by Buyer for any certification support performed hereunder.

3.4.9.         Systems Integration

All activities required to incorporate systems into Products, including but not limited to Product Definition, ordering, scheduling, integration, and test, are included in Recurring Work.

3.5.         Product Support and Miscellaneous Work

For purposes of this SBP Section, the following requirements and definitions shall apply:

A.
Aircraft on Ground (“AOG”) - means the highest Spares priority. Seller shall expend best efforts to provide the earliest possible shipment of any Spare designated AOG by Buyer. Such effort includes but is not limited to working twenty-four (24) hours a day, seven (7) days a week and use of premium transportation. Seller shall specify the delivery date of any such AOG Spare within two (2) hours of receipt of an AOG Spare request.

B.
DEMAND DATE – means a date provided to Seller by Buyer when Buyer wants the Product(s) on-dock. Seller shall provide a commitment to Buyer no later than three (3) days from notification of demand date.

C.
SELLER’S FULL LEADTIME SPARE - means a Spare in which the Demand Date is equal to or greater than Seller’s normal or the Demand Date is less than Seller’s normal but Seller’s best effort commitment is Seller’s normal.

D.	SELLER’S LESS THAN FULL LEADTIME SPARE - means a Spare in which the Demand Date is less than Seller’s normal and Seller’s best effort commitment to meet the Demand Date is less than Seller’s normal

E.
PURCHASED ON ASSEMBLY REQUIREMENT (POA) - means any detail component needed to replace a component on an End Item Assembly currently in Buyer’s assembly line process. Seller shall expend best efforts to provide the earliest possible delivery of any Spare designated as POA by Buyer. Such effort includes but is not limited to working twenty-four (24) hours a day, seven days a week and use of premium transportation. Seller shall specify the delivery date of any such POA within two (2) hours of a POA request.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

F.	IN-PRODUCTION SPARE - means any Spare which is in the current engineering configuration for the Product and is used on a model aircraft currently being manufactured by Buyer at the time of the Order.

G.
NON-PRODUCTION SPARE - means any Spare which is used on model aircraft no longer being manufactured by Buyer (Post Production) or is in a non-current engineering configuration for the Product (Out of Production).

H.
BUYER PROPRIETARY SPARE - means any Spare, which is manufactured (i) by Buyer, or (ii) to Buyer’s detailed designs with Buyer’s authorization or (iii) in whole or in part using Buyer’s Proprietary Materials.

3.5.1.         Product Support and Assurance

Seller shall provide Product Support and Product Assurance in accordance with the applicable documents referred to in SBP Section 12.1 “Supporting Documentation” and Section 16.0. Unless otherwise specified in the applicable Order, no payment shall be made by Buyer for any Product Support and Product Assurance performed hereunder.

3.5.2.         Spare Parts Ordering and Delivery

In accordance with the “Administrative Agreement”, as identified in SBP Section 17.0, Seller shall manufacture and sell such Spare Parts as Buyer may order from time to time. Seller shall accept any Order for Spare Parts during the term of the SBP. Except as provided in SBP Section 3.5.2.3, the delivery point for Spares Parts is as follows: Origin, Seller’s Plant or (INCOTERM) for international shipments. The delivery schedule for Spare Parts shall be as specified in the Order.

3.5.2.1.         Spare Part Stock and Lead Times

Seller shall maintain an adequate Spare Part stock of Products to support all lead times specified in this SBP and shall ship such Products within lead times as follows:

a.	Shelf Stock Spare Parts shall ship in not more than five (5) calendar days from receipt of an Order or prior to Demand Date whichever is sooner.

b.
Other Spare Parts in Seller’s continuous production at the time of receipt of an Order shall ship in not more than fifteen (15) calendar days from receipt of an Order, including parts that are unique to a single Customer (e.g., interior color coded parts) unless mutually agreed upon by Customer, Customer’s Designee and Seller.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

c.	For Spare Parts not in Seller’s continuous production at the time of receipt of an Order, Seller shall expend best efforts to meet Buyer’s, Customer’s or Customer’s Designee’s delivery requirements.

3.5.2.2.         Spare Part Delivery Commitment

Seller guarantees that a Spare Part shall be available for shipment to Customer or Buyer within the lead times specified in SBP Section 3.5.2.1. If, after three months following Entry in Service of the Program Airplane, Seller is unable to comply with the requirements of Section 3.5.2.1 , Seller shall perform, at no charge, one or more of the following actions, as necessary to meet Customer’s, Customer’s Designee’s, or Buyer’s requirements:

a)      Expend premium time;

b)      Remove such Spare Part from a higher assembly in Seller’s inventory;

c)      Provide a loan Spare Part until the Spare Part can be delivered; or,

d)      Provide reimbursement of Buyer’s reasonable lease charges for a replacement Product.

If Seller’s actions above still fail to meet Buyer requirements, Seller shall provide a credit to Buyer in an amount of one half of one percent (0.5%), or other mutually acceptable percentage, of the Seller’s Spare Parts Price Catalog (SPPC) price of the Spare Part for each calendar day the Delivery of the Spare Part is delayed, not to exceed the then current SPPC price of a new Product. Seller agrees that such credit reflects Buyer’s liquidated damages and is not a penalty.

Unless otherwise agreed between the Seller and Buyer, the Delivery date for computation of credit shall be the Delivery dates listed the Order within the lead-times described in this SBP section. Buyer shall provide Seller a request for such credit within 90 days after Delivery of the Spare Part.

3.5.2.3.         Spares Special Handling

The price for all effort associated with the handling and delivery of Spare(s) is deemed to be included in the price for such Spare(s). If Buyer directs delivery of Spares to a place other than the INCOTERM designated in SBP Section 3.4.2, Buyer shall reimburse Seller for shipping charges, including insurance, paid by Seller from the plant to the designated place of delivery which exceed the cost of shipping to the INCOTERM. Such charges shall be shown separately on all invoices.

3.5.2.4.         Integrated Materials Management Program

If requested by Buyer, Seller shall participate in and support Buyer’s Integrated Materials Management (IMM) Program pursuant to terms and conditions mutually determined by the parties, that shall achieve an efficient and low cost supply chain infrastructure pursuant to the goals and strategies of the IMM Program as set forth below:

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

a.	Provide a Buyer integrated solution for customers’ material management operations;

b.	Provide guaranteed service levels to customers’ maintenance operations by Seller holding and forward deploying inventory as deemed appropriate;

c.	Reduce inventory and process costs with better service levels to customers;

d.	Enable supply chain and customers to reduce costs and share benefits.

IMM on-site functions may be located at customers’ facilities and may include, demand planning, inventory management, repair and overhaul services and replenishment management. IMM global functions may include, planning and collaboration, global operations, systems integration, network supplier management, global logistics management, quality assurance, human resources, parts/services engineering, finance and accounting, communications, product development.

3.5.3.         Spares Support

The Demand Date initiative is Buyer’s means of providing Seller greater visibility of Customer requirements and expectations for Spares. Seller agrees to work with Buyer during the term of this SBP to identify and address those elements in the manufacturing or support process which are critical to supporting the Demand Date initiative. Where possible, the parties shall work to improve those critical elements.

Seller shall provide Buyer with a written Spares support plan describing Seller’s process for supporting AOG commitments and manufacturing support. The plan must provide Buyer with the name and number of a twenty-four (24) hour contact for coordination of AOG requirements. Such contact shall be equivalent to the coverage provided by Buyer to its Customers as outlined in SBP Attachment 5 “Buyer AOG Coverage”.

3.5.4.         Reclassification or Re-exercises

Buyer may instruct Seller to re-prioritize or reclassify an existing requirement in order to improve or otherwise change the established shipping schedule. Seller shall expend the effort required to meet the revised requirement as set forth above in the definitions of the requirements. Seller’s commitment of a delivery schedule shall be given in accordance with that set forth above for the applicable classification but in no case shall it exceed twenty-four (24) hours from notification by Buyer.

3.5.5.         Sale of Buyer Proprietary Spare Parts

Seller shall sell Buyer Proprietary Spare Parts to Buyer, or to third parties only with Buyer’s prior written approval or at Buyer’s direction. Seller shall respond to any inquiry from a third party concerning Buyer Proprietary Spare Parts in accordance with SBP Section 30.0 “Customer Contact”.

3.5.6.         Initial Provisioning

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

3.5.6.1.         Initial Provisioning Spare Part Stocking

Seller shall maintain adequate Product in stock to support Initial Provisioning requirements and delivery times as determined by Buyer.

3.5.6.2.         Lead Times for Initial Provisioning Spare Part

Lead times for Initial Provisioning Spare Part shall not exceed one hundred twenty (120) calendar days.

3.5.6.3.         Delivery of Initial Provisioning Spare Parts

Seller shall have Initial Provisioning Spare Parts available for delivery one hundred twenty (120) calendar days prior to delivery of the first Aircraft of a particular model to a Customer and shall, based on receipt of an Order, complete delivery of Initial Provisioning Spare Parts to Buyer no later than forty five (45) calendar days prior to delivery of such first Aircraft of a particular model, unless otherwise agreed to by Buyer.

3.5.7.         Miscellaneous Work and Buyer-Use Tooling

Seller shall provide Miscellaneous Work, including, without limitation Buyer-Use Tooling, field support or other related program support items, as may be ordered by Buyer from time to time.

3.5.8.         Delivery Schedule of Other Products and Performance of Services

All deliveries of other Products and performance of services shall be as set forth in any applicable Order unless specifically agreed to in writing by the Buyer Procurement Representative.

3.5.8.1.         ROLT Maintenance

Seller is required to maintain records of current Class III ROLTs for all details and assemblies required for fabrication and assembly of Production Article(s) provided to Boeing under the subject Purchase Orders. Seller is required to submit a current ROLT listing quarterly via BPN. This data will be used in establishing Class III spare requirement delivery commitments to Boeing customers.

Seller may submit revised ROLT commitments to Boeing at any time. However, ROLT revisions submitted in confirmation of a firm Purchase Order will apply to future orders and will not affect existing requirements.

3.5.9.         RESERVED

4.0           PRICING

4.1.         Product Price

The Prices of Products Shipset Price are set forth in SBP Attachment 1. Prices are in United States Dollars.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

4.1.1.         Nonrecurring Work

The Price is exclusive of any Seller Nonrecurring Work during the term of this SBP. No payment shall be made by Buyer for any Nonrecurring Work performed hereunder. In addition, Seller waives and agrees not to assert to recover or recoup any costs associated with Nonrecurring Work in the event of Default, failure to launch the Program, Program cancellation or end of this SBP either upon expiration or mutual agreement of the Parties.

4.1.2.         RESERVED

4.2.         Spare Parts

Spare Parts shall be categorized and priced as follows:

4.2.1.         Pricing for In-Production Spare Parts

Buyer and Seller shall develop a firm fixed average Price for each Spare Part, in which the Price shall be based in part upon the “indentured” priced parts list SBP Attachment 7 for the first Shipset of Production Articles submitted by Seller, and agreed to by Buyer, at the time of first Production Article inspection. The line item prices contained in such “indentured” priced parts list shall be adjusted by Seller each time an adjustment of prices for Products is made pursuant to SBP Section 7.0, with the effect that the sum of such line item prices shall equal the then-current Recurring Shipset Price. Each Spare Part Price developed in accordance with this SBP Section 4.2.1 shall be listed in SBP Attachment 7. SBP Attachment 7 shall be completed by Seller and submitted to Buyer concurrent with the delivery of the first Shipset under this SBP. For SBP Amendments, Seller shall update SBP Attachment 7 to reflect then current pricing not later than one hundred twenty (120) calendar days after completion of any amendment of the SBP as provided in SBP Section 7.0. Payment for any Spare Part shall not take place until after agreement by Seller and Buyer on pricing included in SBP Attachment 7, and shall be subject to SBP Section 5.0. SBP Attachment 7 shall be updated from time to time in accordance with the “Administrative Agreement” as identified in SBP Section 17.0.

4.2.2.         Pricing for Out-of-Production Spare Parts

Firm fixed prices for Out-of-Production Spare Parts not previously priced in SBP Attachment 7 shall be developed using the same methodology as used in developing the prices for In- Production Spare Parts as set forth above.

4.2.3.         Pricing for Special Configuration Spare Parts

Firm fixed prices for Special Configuration Spare Parts shall be developed by Seller, subject to Buyer’s approval. In-Production Prices shall be applied to in-production components and Out-of-Production Prices shall be applied to Out-of-Production components. Prices for any component not priced at the time any Special Configuration Spare Part (in which such component shall be installed) is ordered shall be priced as if it were an in-production component.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

4.3.         Prices for Other Spares and Miscellaneous Work

Firm fixed prices for work other than Spare Parts shall be developed using the performance indicators for the two (2) calendar quarters immediately preceding the quarter in which such work is delivered to Buyer, such performance indicators to be derived from data provided by Seller concerning Seller’s current rates and factors, all in accordance with the “Administrative Agreement” as identified in SBP Section 17.0. At Buyer’s request, Seller shall provide estimated hours and actual material costs, the latter to be substantiated with Seller’s current purchase orders.

4.4.         Aircraft On Ground (AOG) and POA Requirement

The price for AOG Spares and POA requirements shall be the price for such Products listed on SBP Attachment 7 in effect when such Spares are ordered multiplied by a factor not to exceed 1.07.

4.5.         Less Than Seller Lead Time Spares Pricing

The price for Less Than Seller Lead Time Spares shall be production price for such Products listed on SBP Attachment 7, Indentured Priced Parts List, in effect when such Spares are ordered multiplied by a factor not to exceed 1.05.

4.6.         Full Seller Lead Time Spares Pricing

The price for Full Seller Lead Time Spares shall be production price for such Products listed on SBP Attachment 7, Indentured Priced Parts List, in effect when such Spares are ordered.

4.7.         Pricing of Buyer’s Supporting Requirements

Any Products required to assist Buyer’s supporting requirements and Miscellaneous Work, including but not limited to color and appearance samples, design studies, Product qualification, Buyer or Customer-owned simulators, test requirements, factory support, flight test spares shall be provided to Buyer at no cost.

4.8.         Pricing of Requirements for Modification or Retrofit

4.8.1. Buyer Responsibility or Regulatory Requirement

Any Products required by Buyer to support a modification or retrofit program, which results from a regulatory requirement or which Buyer may be liable for the cost associated, with such program shall be provided to Buyer for not more than the applicable price as set forth in SBP Attachment 1.

4.8.2.                 Contract In-Service Modification or Retrofit Work Performed by Buyer

Any Products required by Buyer to support modification or retrofit programs, which Buyer performs under contract, shall be provided for not more than the applicable price as set forth in SBP Attachment 1.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

5.0           PAYMENT

5.1.         Invoicing

5.1.1.                 Invoicing Requirements

Seller shall submit separate invoices for payment of each Product and each invoice for payment shall be submitted in triplicate. Payment of any such invoice by Buyer shall be subject to the satisfaction of all of the following conditions:

A.
Buyer shall have received the Certified Tool List in form and substance satisfactory to Buyer, or otherwise in compliance with Document D33200, “Supplier Tooling Manual,” for the tools required to produce each Production Article in a Shipset, and, as changes to Production Articles shall occur, updated Certified Tool Lists listing additional Tools required to accomplish any such change, and

B.
The Shipset of Production Articles for which payment is to be made shall have been delivered to Buyer. Any Shipset shall be deemed to be delivered when all Production Articles constituting such Shipset shall have been delivered to Buyer.

5.1.2.                 Invoicing Shipset Identification

Seller shall indicate on each Shipset invoice the line number of each Shipset included therein.

5.1.3.                 Spares and Miscellaneous Work Invoicing

Seller shall prepare and submit an invoice for each Product classified as Spares and Miscellaneous Work.

5.1.4.                 Summary Invoices

Seller shall supply a summary invoice for those shipments that contain multiple-invoiced items; each item in turn having its own invoice. The summary invoice shall be attached along with the paperwork for the shipment and provide total value for the invoices that accompany it as well as specify what invoices are covered.

An acceptable alternative is the use of a single invoice for multiple items, part numbers and purchase order numbers.

5.1.5.                 Mailing Instructions

All invoices shall be mailed to:
Spirit AeroSystems Inc.
Attn: Accounts Payable Mail Code K11-10
PO Box 780008
Wichita, KS 67278-0008
Email: accountspayable@spiritaero.com

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

5.2.         Payment Due Date

Except as otherwise provided on applicable Order identifying Pay-From Receipt, payment due dates, including discount periods, shall be computed from (a) the date of receipt of the Product, (b) the date of receipt of a correct (proper) invoice; (c) the scheduled delivery date of such Product, or (d) the date of consumption by Buyer, (e) delivery of the aircraft to the airline customer, whichever is last. Unless freight and other charges are itemized, any discount shall be taken on the full amount of the invoice. All payments are subject to adjustment for shortages, credits and rejections.

5.3.         Payment Term - Production

Unless otherwise provided under the applicable Order or written agreement between the Parties, payment shall be Vendor Owned Inventory, (net) sixty (60) calendar days. Seller acknowledges that 23 shipsets or more may be delivered before payments begin.

5.4.         Payment Term – Spares and Miscellaneous Work

The Price for any Spare Part shall be paid sixty (60) calendar days after the Price for such Spare Part shall have been developed in accordance with the terms of SBP Section 4.2 and (i) Buyer’s verification of delivery of any Spare Part shipped directly to any Customer on Buyer’s behalf or (ii) acceptance by Buyer of any Spare Part. The Price for any Miscellaneous Work (except for any Spare Part) shall be paid sixty (60) calendar days after (a) development of the Price for such work in accordance with the terms of SBP Section 4.3, (b) delivery or provision, as the case may be, of the Product constituting or containing such Miscellaneous Work to Buyer or Buyer’s designee, and (c) Buyer’s receipt of a valid and correct invoice pursuant to SBP Section 5.1.

5.5.         Payment Method

All payments hereunder shall be made by check payable to the order of Seller deposited in the U.S. postal system via first-class mail to an address designated in writing by Seller.

5.6.         Payment Errors

If an error in payment (over payment or under payment) is discovered by Buyer or Seller, a written notification will be submitted to the other Party and resolution of the error will occur in a timely manner after discovery of such error.

6.0           CHANGES

6.1.         Change Direction

At any time, Buyer may, by written direction to Seller, make changes within the general scope of this SBP in: (i) requirements for Product Definition, Drawings, designs, specifications, Datasets or any other Document; (ii) Buyer-Use Tooling and Common Use Tooling (including, without limitation, the quantities thereof), services or Spare Parts to be provided by Seller under this SBP; (iii) the method of shipping or packing; (iv) the place of delivery, inspection or acceptance for all Products; (v) Program schedules, delivery rates and schedules for performance of services; (vi) Products, the Program Airplane and Derivative models and Customer variables; (vii) Buyer Furnished Material; (viii) the allocation of responsibility as between Seller and Buyer for production of any component of any Product or the provision of any service; (ix) the allocation of responsibility among Seller and Third Parties; (x) certification requirements; and (xi) description of services to be performed; provided, however, that (a) such changes are made for the purpose of supporting Program requirements as determined by Buyer in good faith and in accordance with SBP Section 3.1. “Subject Matter of Sale” and (b) the provisions of this SBP Section 6.1 are subject to SBP Section 2.0 “Contract Formation” and other provisions of SBP Section 6.0.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

6.2.         Change Compliance

Seller shall immediately comply with any written direction from Buyer in accordance with SBP Section 6.1 “Change Direction” upon receipt, irrespective of any failure by the Parties to agree that such change shall be subject to Price adjustment in accordance with SBP Section 7.0 “Change Provisions” and SBP Section 4.2 “Spare Parts”.

If at any time Seller has any concerns regarding its ability to implement any such change, the Parties shall consult in good faith regarding such concerns. Seller shall be deemed to be in full compliance with this SBP so long as it immediately commences substantial efforts to implement each such change and thereafter proceeds diligently and in good faith to implement such change within a reasonable period of time specified by Buyer after consultations with Seller and taking into account the efforts required by Seller in connection with such implementation. Notwithstanding anything in the foregoing to the contrary, any change directed by Buyer that impacts Seller’s ability to meet the delivery schedule will be subject to the mutual agreement of the Parties with respect to any necessary schedule changes. Seller agrees to use its best commercially reasonable efforts to incorporate such change in accordance with the Buyer desired delivery schedule.

6.3.         Change Pricing

Seller shall be responsible for absorbing the cost of changes to meet requirements and specifications of its Work Package, except as otherwise provided in SBP Section 7.0 “Change Provisions”. If Seller reasonably expects that any change made within the general scope of this SBP is outside the scope of requirements and specifications of its Work Package and shall significantly affect Seller’s cost or schedule performance of any work hereunder, Seller shall, without affecting its obligation to comply with SBP Section 6.2 “Change Compliance” with any such change, so notify Buyer in writing within thirty (30) days of Seller’s receipt.

If Seller considers that Buyer’s conduct, other than as provided above, constitutes a change, Seller shall notify Buyer’s Procurement Representative in a timely manner in writing as to the nature of such conduct and its effect (or its anticipated effect) upon Seller’s performance. In the absence of such notification, Seller shall not be entitled to an equitable Price adjustment.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

Unless otherwise agreed in writing, Seller must assert any claim for adjustment to Buyer’s Procurement Representative in writing within thirty (30) days and deliver a fully supported proposal to Buyer’s Procurement Representative within ninety (90) days after Seller’s receipt of written direction from Buyer with respect to any change. Buyer may, at its sole discretion, consider any claim regardless of when asserted. Upon receipt of a proposal with respect to an adjustment claim from Seller, Buyer shall review and consider such proposal promptly and in good faith and shall provide its written response to Seller in a timely manner. Failure of the Parties to agree upon any adjustment shall not excuse Seller from performing in accordance with Buyer’s written direction.

If a change is made pursuant to this SBP Section 6.0, and such change meets the applicable criteria for Price adjustment set forth in SBP Section 7.0 “Change Provisions”, then a Price adjustment shall be made in accordance with the provisions set forth in SBP Section 7.0.

With respect to any change made pursuant to SBP Section 6.0 “Changes”, all time periods for the giving of notice, the filing of claims and the submission of proposals by Seller shall be measured from the date that is the earlier of the date that Buyer gives notice of the posting of such change or the date of Buyer’s delivery of a Document giving notice of such change to Seller.

Notwithstanding anything to the contrary in this SBP Section 6.3, the time periods set forth in this SBP Section 6.3 with respect to notice of, and the assertion of claims for, any changes shall not apply to any changes that occur prior to firm configuration of the Program Airplane.

7.0           CHANGE PROVISIONS

7.1.         General Change Provisions

As provided in SBP Paragraph 6.0 “Changes”, Seller shall be responsible for absorbing the cost of changes to meet requirements and specifications of its Work Package, except as otherwise provided in this SBP Section 7.0. Therefore, except as the Parties may otherwise mutually agree, no adjustment will be made to the Price of any Product for any change orders as provided in SBP Section 6.0 issued through the period of performance of this SBP except as provided in this SBP Section 7.0.

7.2.         Work Statement Changes Subject to Price Adjustment

7.2.1. Requirement Changes

The Price is subject to an equitable adjustment if there is a change to the requirements contained in any other Document that is referred to in such Documents (collectively, the “Work Statement Documents”) that impacts Seller’s cost and/or schedule (“Requirement Change”).

The evaluation of any change to determine if it meets the criteria of a Requirement Change shall be made in accordance with the guidelines set forth in SBP Attachment 19 “Requirement Changes Evaluation”. The calculation methodology for Price adjustments made in connection with Requirement Changes shall be made using an agreed upon methodology acceptable to Buyer and Seller. The Shipset Price adjustment at firm configuration of the Program Airplane will be negotiated based upon a proposal by Seller that will include rates and factors, which shall be considered in good faith by Buyer. Within six (6) months from the execution of this SBP, and within each six (6) month anniversary thereafter, the Parties will attempt in good faith to agree on a rates and factors methodology for the calculation of Price adjustments made in connection with Requirement Changes. The Parties will mutually agree on a rates and factors methodology (which shall include the values for all rates and factors) at the earliest practicable date, and the Parties shall in any case mutually agree on a rates and factors methodology within two (2) years from the execution of this SBP. The agreed methodology will give due consideration to Seller’s proposed rates and factors.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

Following firm configuration of the Program Airplane, only those Requirement Changes authorized in writing by Buyer shall be subject to a Price adjustment pursuant to this SBP Section 7.0. In the event Seller considers any change not authorized in writing to be a Requirement Change, Seller shall request authorization from Buyer.

When requested by Buyer, Seller shall participate in and support the evaluation of any Requirement Change prior to its authorization. This may include, but not be limited to, Seller cost analysis in a manner that supports timely program decision making, and other processes to be jointly developed by Buyer and Seller to maintain change visibility by means of tracking and approval processes.

7.2.2.         Requirement Change Evaluation

7.2.2.1.         Pre-Firm Configuration Changes

At firm configuration of the Program Airplane, the Parties shall mutually agree to the work statement definition (the “Firm Configuration Statement of Work”). Following establishment of the Firm Configuration Statement of Work, the Parties shall conduct a joint review and assessment of the cumulative impact (increase or decrease) to Seller’s anticipated costs resulting from the comparison of the Firm Configuration Statement of Work to the scope of work represented by the Work Statement Documents as of the time of execution of this SBP. Either Party may submit any other Document, data and/or information to clarify and substantiate its assessment. The Parties agree to evaluate and negotiate in good faith any Price adjustment resulting from such assessment.

7.2.2.2.         Post-Firm Configuration Changes

Upon mutual agreement of the Firm Configuration, Statement of Work, shall be amended and incorporated into the definition of Work Statement Documents. In the event a Party believes any change meets the criteria of a Requirement Change, and therefore should be subject to a Price adjustment, the Parties agree to evaluate and negotiate in good faith the merits of such proposed Price adjustment and shall mutually determine any Price adjustments.

7.2.3.         Requirement Change Price Threshold

7.2.3.1.         Requirement Changes Subject to Threshold

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

A change threshold (the “Change Threshold”) of two and one-half percent (2.5%) of the Shipset Price (the “Threshold Amount”) will be implemented for all Requirement Changes after Type Certification. No adjustment to the Shipset Price shall be made for any Requirement Change not exceeding the Change Threshold except as provided in SBP Sections 7.2.3.2 “Requirement Changes Not Subject to Threshold” and 7.2.3.3 “Change Cap”. Subject to SBP Sections 7.2.3.2 and 7.2.3.3, the Threshold Amount shall be applied to each change and shall be calculated as shown in SBP Attachment 17 “Pricing Methodologies”.

If the amount of the Price adjustment with respect to any change exceeds the Threshold Amount, the Shipset Price for each Shipset affected by such change shall be adjusted by the full amount of such Price adjustment without regard to the Threshold Amount.

An example of a Price adjustment is provided in SBP Attachment 17 “Pricing Methodologies”.

7.2.3.2.         Requirement Changes Not Subject to Threshold

All Requirement Changes prior to Type Certification are not subject to the Change Threshold. After Type Certification, the following Requirement Changes are not subject to the Change Threshold: (i) any change to the allocation of responsibility as between Seller and Buyer for production of any component of any Product or the provision of any service; (ii) any change to the allocation of responsibility among Seller and Third Parties; (iii) Buyer directed weight savings initiatives for weight reductions below agreed work package weight commitment level; (iv) Requirements Changes resulting from TCM; (v) changes relating to the design and implementation of Derivatives; (vi) airplane-level certification changes; and (vii) TBS 2B & 3 changes (as defined in SBP Attachment 17 “Pricing Methodologies”).

7.2.3.3.         Cap on Changes Subject to Threshold

The Parties shall periodically assess the volume of changes which may occur and at such time that the volume of changes reasonably require, shall mutually determine a fair and equitable Change Cap, but in no event shall such determination be made later than two (2) years from the date of execution of this SBP. For purposes of this SBP, “Change Cap” means a dollar or percentage value that shall cause the Change Threshold to be of no further force or effect for an agreed period of time, which may include the life of the Program, or after an agreed number of Shipsets, once the aggregate amount of Requirement Changes subject to the Change Threshold shall equal or exceed such dollar or percentage value. The Parties shall mutually agree on language and a Change Cap value to be incorporated into this SBP Section 7.2.3.3.1 in order to effect the Change Cap.

7.3.         Changes Generated by Seller Affecting Buyer or a Third Party

Seller may propose changes that have an effect on Buyer or a Third Party. Any such proposal shall include Seller’s business case proposal for such change, including any compensation or payment Seller may (but shall not be obligated to) offer to Buyer or any Third Party. Any such proposal shall be considered in good faith by Buyer. Buyer shall coordinate with any affected

Third Party regarding any change proposed by Seller and shall have the sole right, after consultation with Seller, to approve or disapprove any such change. Seller may not implement any such change without Buyer’s prior written approval.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

7.4.         Derivatives

For Derivative(s) Buyer reserves the right to contract with any Seller Buyer determines is appropriate for the supply of the Products addressed in this SBP. In determining the appropriate Seller for Derivative(s), market driven target prices, based on Buyer’s expected revenue generated from sales of Derivative(s), shall be a key consideration in the selection process, and in the establishment of Nonrecurring and Recurring Shipset Prices for Derivative(s). If Buyer selects Seller as the supplier for these Products, change pricing shall be subject to the criteria set forth in SBP Section 6.0 “Changes”.

7.5.         Schedule Acceleration/Deceleration

Buyer may revise the delivery schedule and/or firing order without additional cost or change to the Shipset Price stated in the applicable Order if Buyer provides Seller with written notice of such revision; provided, however, that Seller shall be entitled to payment for schedule accelerations made with less than six (6) months notice for acceleration and less than four (4) months notice for deceleration. In case of shorter notification for acceleration, the Shipset Price for those Shipsets inside the notification period (less than 6 months notification) shall be equitably adjusted as agreed by the Parties subject to schedule feasibility. In case of shorter notification for deceleration, the Shipset Price will be adjusted by four-tenths of one percent (.4%) per month for those Shipsets inside the notification period (less than 4 months notification). Attachment 15 “Schedule Change Examples” provides examples of the above. Except as provided in this SBP Section 7.4 and SBP Section 7.5.1 “Production Rates”, there shall be no other Price adjustment for schedule rate or firing order changes. The resulting payment amount shall be paid in accordance with SBP Section 5.0 “Payment”.

Seller shall inform Buyer as Seller deems appropriate of critical lead times and constraints in its production system and Buyer shall reasonably consider such information in making a determination to accelerate production rates.
Buyer agrees to provide Seller with written notice of any deceleration as soon as reasonably possible. Reasons for decelerations shall include, but not be limited to, rate changes, possible strikes at Buyer or any of its suppliers or subcontractors on the Program or performance issues at Buyer or any of its suppliers or subcontractors on the Program.

7.5.1.                 Production Rates

Seller shall support the initial program production rates of fifteen (15) shipsets per month. Seller shall support higher production rates with lead time notification from the Buyer. Higher production rates are defined as higher peak production volumes than previously built by the Program and would apply to either the initial airplane production rate of fifteen (15) shipsets per month or increases higher than previous peak production rates if the previous peak production rate was greater than fifteen (15) shipsets per month. Seller shall support higher production rates with twelve (12) months lead time notification from Buyer, or a shorter lead time if agreed to by both Buyer and Seller.

This SBP contains no minimum or maximum airplane production rates. Seller payment prices shall not be adjusted for the effects of different production rates.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

7.6.         Total Cost Management

Buyer and Seller shall engage in a process herein known as Total Cost Management (“TCM”). Buyer and Seller shall each identify cost reduction opportunities and work together for implementation. Buyer and Seller shall review TCM on a periodic basis, which shall include the establishment of targets and implementation plans. Seller shall submit its TCM Plan in accordance with SBP Attachment 8 “Seller Data Submittals”. Notwithstanding any other provision(s) elsewhere in this SBP, where a savings is identified as part of TCM, any cost reduction resulting from incorporation of TCM will result in a reduction in the Shipset Price in a mutually agreed manner that equitably preserves, or enhances if market conditions allow, the anticipated economics of the Program for both Buyer and Seller. For the avoidance of doubt, once the cost of Nonrecurring Work and investment associated with each cost reduction initiative is recovered, the resulting benefit of the cost reduction will be shared by Seller, Buyer and Buyer Customers. Seller suggestions disapproved by Buyer shall be given consideration in achievement of TCM targets.

7.6.1.         Buyer Generated Technical and Cost Improvement

At any time during the Seller’s performance under this SBP, Buyer may offer specific recommendations to Seller for the incorporation of any new technologies and process improvements intended to reduce Seller’s costs or improve product performance. These recommendations may include, but are not limited to, Buyer proprietary information and Buyer owned patents. Notwithstanding any other provision(s) elsewhere in this SBP, where a savings is identified and documented, the Parties agree to reduce the Price accordingly.

7.7.         Obsolescence

Obsolescence Seller shall be responsible for any costs associated with obsolescence. Buyer shall not be liable for any cost associated with any changes required to address obsolescence

7.8.         Planning Schedule

Any planning schedule, forecast, or any such quantity estimate provided by Buyer shall be used solely for production planning. Buyer may purchase Products in different quantities and specify different delivery dates as necessary to meet Buyer’s requirements. Any such estimate shall be subject to adjustment from time to time, and such adjustment shall not constitute a change under SBP Section 6.0 nor a termination under GTA Section 12.0, “Termination for Convenience”.

7.9.         Contract Change Notification

Certain engineering requirements changes and other modifications, revisions, additions, deletions, and/or stop work orders, to the Special Business Provisions pursuant to SBP Section 6.0, “Changes” thereof shall be directed by a Contract Change Notice (CCN) which shall be Seller’s authority to proceed. The Procurement Agent identified in Attachment 20 Section 1.1 will issue the CCN. Seller will proceed as directed. When claims against CCNs have been settled between Buyer and the Seller, Buyer will issue a Contract Amendment incorporating the CCNs into the SBP.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

8.0           GOVERNING QUALITY ASSURANCE REQUIREMENTS

In addition to those general quality assurance requirements set forth in the GTA, the work performed under this SBP shall be in accordance with the requirements set forth in SBP Attachment 10.

9.0           STATUS REPORTS/REVIEWS

9.1.         Notification of Shipment

Seller shall notify the Buyer personnel identified in the “Administrative Agreement”, as identified in SBP Section 17.0, by electronic transmission or facsimile when any shipment has been made. Such notification shall include (i) a list of the items and quantities of items shipped, (ii) the Shipset number with respect to any item shipped, (iii) the number and weight of containers shipped, (iv) the shipper or packing sheet number with respect to such shipment, and (v) the date of such shipment. Seller shall airmail or facsimile copies of shipping manifests for Common-Use Tools to Buyer. Such manifests shall identify Common-Use Tool codes and part numbers, unit numbers of Common-Use Tools and the airplane effectivity of the Production Article contained in such Common-Use Tools.

Seller shall notify Buyer as soon as possible via fax, electronic transmission, or as otherwise agreed to by the Parties of each AOG requirement shipment using the form identified in SBP Attachment 6 “Buyer AOG Shipping Notification”. Such notification shall include time and date shipped, quantity shipped, Order, pack slip, method of transportation and air bill if applicable. Seller shall also notify Buyer immediately upon the discovery of any delays in shipment of any requirement and identify the earliest revised shipment possible.

9.2.         General Reports / Reviews

When requested by Buyer, Seller shall update and submit, as a minimum, monthly status reports or data requested by Buyer using a method mutually agreed upon by Buyer and Seller. Buyer has the right to impose more frequent reporting on Seller to achieve program objectives.

When requested by Buyer, Seller shall provide to Buyer a Product Definition and manufacturing milestone chart identifying the major engineering, purchasing, planning, tooling and manufacturing operations for the applicable Product(s).

Program reviews shall be held at Seller’s facility or Buyer’s facilities or Customer facilities as requested by Buyer. The topics of these reviews may include Product Definition status, raw material and component part status, manufacturing status, production status, Seller’s current and future capacity assessments, Buyer supplied components, inventory, Buyer’s requirements, changes, forecasts and other issues pertinent to Seller’s performance under this SBP. Reviews shall allow formal presentations and discussion of status reports as set forth above.

Formal management reviews shall be held periodically by Buyer and Seller to evaluate total cost performance (including overhead, labor-hours (production and support)). During these reviews, Seller shall present and provide actual cost performance data with respect to this SBP.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

9.3.         Cost Performance Visibility

When requested by Buyer, Seller shall provide all necessary cost support data, source documents for direct and indirect costs, and assistance at the Seller’s facility in support of cost and performance reviews performed by the Parties pursuant to cost reduction initiatives as set forth in SBP Section 7.6.
The Cost and Performance Review (CPR) process is the tool, which the Parties shall use to measure Seller’s performance to the goals and objectives of Buyer as set forth in SBP Section 7.6. Buyer and Seller shall implement a structured process called CPR to review and identify areas, processes and strategies to improve, reduce or eliminate which shall result in the desired effect of reducing costs and/or improving cycle times for the Product(s). The CPR process shall address those activities, which are a direct result of both Parties involvement. Seller shall provide the resources and data sufficient to support the CPR process.

9.4.         Problem Reports

Seller shall provide a detailed report, notifying Buyer of program problems and/or issues including but not limited to delays attributed to labor disputes, that could impact Seller’s ability to deliver Product Definition, if applicable, or Products on time and otherwise in conformance with the terms of the Order. The report shall contain a detailed description of the problem, impact on the program or affected tasks, and corrective/remedial action, with a recovery schedule. Seller also shall require each of its subcontractors or suppliers supporting the Order to provide such notification to Seller concerning any such problems/issues of any subcontracted good or service to Seller. Submittal of a report in no way relieves Seller of any obligations under the Order nor does it constitute a waiver of any rights and remedies Buyer may have with respect to any default.

Problem reports shall be submitted to the Buyer Procurement Representative within twenty-four (24) hours of known problem to Seller. Where problems arise prior to a normal status reporting date, Seller shall report said events immediately or within twenty-four (24) hours. Status reports shall include, but are not limited to, the following topics:

A.	Delivery schedule updates, written recovery schedules, schedule impact issues and corrective action;

B.	Technical/manufacturing progress since the previous report period, including significant accomplishments, breakthroughs, problems and solutions;

C.	Identification of changes to key manpower or staffing levels;

D.	Identification of the critical events/activities expected within the next month and a discussion of potential risk factors;

E.	Progress on open action items, including closure dates;

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

F.	Purchased components and raw material status;

G.	Identification of quality issues and resolutions;

H.	Manufacturing and quality inspection progress of first article Products;

I.	Status on Tooling design and fabrication, as applicable, until completion;

J.	Inventory status of castings and forgings procured by Seller (if applicable).

K.	Product Definition maturity, schedule and performance updates.

9.5.         Notice of Delay - Premium Effort

Seller shall notify Buyer, pursuant to SBP Section 9.4 and as set forth in the “Administrative Agreement”, as identified in SBP Section 17.0, by electronic transmission or facsimile immediately of any circumstances, including, but not limited to, labor disputes, that may cause a delay in delivery by Seller or any of its subcontractors or suppliers. Such notification shall state the estimated period of such delay and the actions being taken by Seller to prevent or recover from such delay. Seller also shall require each of its subcontractors or suppliers under this Contract to provide such notification to Seller concerning any such delay in the delivery of any subcontracted goods or services to Seller. At Buyer’s direction, Seller shall use additional effort, including premium effort, and shall ship via air or other expedited routing in order to avoid or minimize delay to the maximum extent possible. All additional costs resulting from such premium effort and/or premium transportation and such delay shall be paid by Seller. Additional costs include, but are not limited to all costs and expenses incurred by Buyer as a result of production line disruption attributable to Seller’s delayed delivery. Buyer’s rights under this SBP Section 9.5 are not exclusive, and any other rights provided in this Contract or by law are reserved. Disruption costs and expenses shall be an amount equal to the portion of resultant planned installation time allocated for out-of-sequence work multiplied by Buyer’s then-current rate for labor. These provisions shall also apply to incomplete work shipped to Buyer for completion (traveled work).

9.6.         Diversity Reporting Format

Seller shall report to Buyer on a quarterly basis, starting from the date of this SBP award, all payments to small businesses, small disadvantaged business/minority business enterprises, women-owned small business and historically black colleges and universities and minority institutions in dollars and as a percentage of the contract price paid to Seller to date, proving the information shown on the Second Tier Report located in SBP Attachment 11.

10.0           BUYER ASSISTANCE

10.1.         Buyer Technical / Manufacturing Assistance Regarding Seller’s Nonperformance

Seller shall reimburse Buyer for all Buyer resources expended in providing Seller and/or Seller’s subcontractors or suppliers technical or manufacturing assistance in resolving Seller nonperformance issues at the established Buyer internal wage rate, which shall include fringe benefits, multiplied by the estimated hours recorded by Buyer, plus the estimated material costs associated with providing such assistance. In addition, Seller shall, at Buyer’s request, pay for normal and customary expenses relating to salaries, living expenses, travel and any other reasonable expenses related to the provision of technical services. Such reimbursement may be offset against any pending Seller invoice, regardless of Buyer model or program. Buyer’s rights under this clause are in addition to those available to Buyer for Seller’s nonperformance issues, including those where a demand for an Assurance of Performance may be made under GTA Section 17.0, “Assurance of Performance”.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

10.2.         Other Buyer Assistance

In the event either Party believes that Seller requires Buyer technical (including engineering), manufacturing or training assistance for any activity within Seller’s area of responsibility under this SBP, Seller and Buyer shall negotiate the scope and price for such Buyer assistance.

11.0           REPAIR AUTHORIZATION

11.1.         Buyer-Performed Work

In the event that any Product is rejected by Buyer pursuant to GTA Section 8.3, “Buyer’s Inspection and Rejection”, Seller hereby grants to Buyer the right, without prior authorization from Seller, to repair or rework such Product, or to have such Product repaired or reworked by a third party. Such repair or rework by Buyer or such third party shall be deemed not to be inconsistent with Seller’s ownership of such Product.

All costs and expenses of Buyer relating to such repair or rework shall be paid by Seller. Such costs and expenses shall be an amount equal to Buyer’s estimated rework hours multiplied by Buyer’s then-current rate for labor and materials or the amount charged Buyer by any third party for performing such repair or rework. Disruption costs and expenses shall be an amount equal to the portion of resultant planned installation time allocated for out-of-sequence work multiplied by Buyer’s then-current rate for labor. These provisions shall also apply to incomplete work shipped to Buyer for completion (traveled work).

11.2.         Reimbursement for Repairs

Pursuant to this SBP Section 11.2, Buyer shall notify Seller, through Buyer’s automated systems, of costs and expenses incurred for each individual repair. Seller shall notify Buyer within thirty (30) days after receipt of such advice of any significant errors detected by Seller in Buyer’s estimate of costs and expenses. Buyer and Seller shall promptly resolve such errors. Seller’s failure to so notify Buyer shall be deemed to be an acceptance of Buyer’s estimate of costs and expenses. Buyer shall be entitled to either (a) set off the amount of such costs and expenses against any amounts payable to Seller hereunder or (b) invoice Seller for the amount of such costs and expenses, and Seller shall pay the invoiced amount promptly upon receipt of such invoice.

12.0           OTHER REQUIREMENTS

12.1.         Supporting Documentation

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

12.1.1.    Supporting Documentation and Priority

All Documents (as hereinafter defined) are by this reference incorporated herein and made a part of this SBP and any references in such documents to “7E7” or “Sonic Cruiser” shall be deemed to refer instead to the 787 Program. For purposes of this SBP, “Document” means all specifications, Drawings, Datasets, documents, publications and other similar materials, whether in a tangible or intangible form, as the same shall be revised from time to time, which relate to the design, manufacture, test, certification, delivery, support and sale of Products or the provision of services to Buyer pursuant to this SBP, including, but not limited to, the documents listed below, and any other documents specifically referred to in this SBP or in such other documents. Reference in any Document to “Contractor” or “Seller” or “Supplier” shall mean Seller for the purposes of this SBP. In the event of any inconsistency between the terms and conditions of this SBP (not including any Documents) and the terms and conditions of any Document, the terms and conditions of the SBP shall control. In the event any provisions of any Document or Documents conflict among themselves, Buyer shall, on its own initiative or at the request of Seller, resolve such conflict, revise such Document or Documents accordingly, and so notify Seller. In resolving any such conflicts, this SBP shall be read as a whole and in a manner most likely to accomplish its purposes.

12.1.2.    Revision of Documents

Subject to the terms of this SBP Section 12.1, Buyer may at any time revise any Document prepared by Buyer and Buyer shall provide Seller with revisions to Documents prepared by Buyer; provided, however, the “Administrative Agreement” as identified in SBP Section 17.0, may be modified only by mutual agreement, except that stated addresses and designees for each Party contained therein may be modified unilaterally by such Party, and any modification of the Administrative Agreement shall be reflected promptly therein by amendment thereto.

12.1.3.    Compliance

Seller shall promptly comply with the provisions of all Documents referenced in this SBP Section 12.1.4, the GTA and any Order, including any replacements or revisions Buyer may make thereto.

12.1.4.    List of Supporting Documents

Item	No.	Title
A	AS/EN/JISQ 9100	“Quality Systems – Aerospace – Model for Quality Assurance in Design, Development, Production, Installation and Servicing”
B	AS/EN/SJAC 9102	“Aerospace First Article Inspection (FAI) Requirement”
C	AS/EN/SJAC 9103	“Variation Management of Key Characteristics”
Item	No.	Title

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

D	AS9006	“Deliverable Aerospace Software Supplement for AS9100A Quality Management Systems - Aerospace - Requirements for Software”
E	ATA 300	“Specification for Packaging of Airline Supplies”
http://www.airlines.org/home/default.aspxF
F	D1-8007	“Approval Guide for Supplier Statistical Sampling Plans”
G	D1-4426	“Boeing Approved Process Sources”
http://www.boeing.com/companyoffices/doingbiz/d14426/index.html
H	D6-51991	“Quality Assurance Standard for Digital Product Definition (DPD)”
I	D6-83137	“787 Control Stations”
J	TBD	Supplier Change Management - Major Outside Production
K	D33200- (0, 1, & 2)	“Suppliers’ Tooling Document”
L	D-13709- (1, 2 & 4)	Document Cancelled
M	D6-10867	“Protective Finish Requirements for the Model 737 Airplane”
N	D6-17554	“Model 737 airplane installation system functional test requirements, foreword”
O	D37520-(1, 1A, 1B, 1 C, 2, 3, & 4)	“Suppliers’ Part Protection Guide”
P	D024Z001-01	“787 Weight Engineering Requirements”
Q	D6-55351	“Design for Corrosion Prevention”
R	D6-17781	“Material and Performance Evaluation of Designated Critical Parts”
S	D6-1276	“Control of materials and processes for designated parts and components of Boeing products”
T	D3-2061	“BTWT 398, transonic test on FR-W235, a 0.035 scale model of the Wichita research model number 726”
U	Place EAA number here	“Electronic Access Agreement”
V	Place SBMA number here	“Supplier Banked Material Agreement”
W	D6-56199	“Hardware and Software Compatibility Requirements for Suppliers’ Use of BCAG CATIA Native Datasets as Sole Authority for Design, Manufacturing and Inspection”
X	D6-81628	‘Shipping Label, Barcoded Preparation and Placement”
Y	D6-81852	“Structures Product Support and Assurance Agreement (SPSAA)” (applicable to SCDs)
Z	D6-83069 - Spirit	Product Support and Assurance Document
AA	D6-81491	“Authority and Usage of CATIA Native, CATIA IGES and PDM STEP Datasets.”
AB	787N4-1981	787 Define Products Distributed to Partners and Suppliers (was D034Z002-01)
AC	PF 502	Consumption Based Ordering
AD	PF 455	Contract Standards Support Sales Agreement
AE	PF 515	B787 Supplemental Notes - Boeing 787 document in its entirety
Item	No.	Title

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

AF	P F 200	VOI Supplemental Terms
AG	PF 515	Note 44 Consumption Based Ordering

12.2.    Guaranteed Weight Requirements

Seller acknowledges the importance to Buyer of guaranteed weight requirements. Each Product shall strictly conform to the guaranteed weight requirement set forth in the applicable Statement of Work (SOW) and required Documents. If a Product fails to conform to such guaranteed weight requirement, Buyer may reject delivery of any such Product and take any other action as set forth in GTA Section 8.3, “Buyer’s Inspection and Rejection”, or any other remedy available to Buyer under this Agreement, any Order and applicable law.

12.3.    Accountability for Tooling

Seller shall control and account for all tooling in accordance with the provisions of Buyer Document D33200, Tooling Document” or, subject to Buyer review and approval, its equivalent or replacement. This requirement shall apply to Buyer-Use Tooling until delivery thereof to Buyer, and to Contractor-Use Tooling and Common-Use Tooling at all times prior to the removal thereof by Buyer or delivery to Buyer or Buyer’s designee pursuant to GTA Section 12.0, “Termination for Convenience”, GTA Section 13.0, “Cancellation for Default”, or SBP Section 33.0, “Inventory at Contract Completion”. Upon request Seller shall identify all new, reworked and re-identified tooling.

12.4.    Certified Tool Lists

Seller shall prepare a list or lists (“Certified Tool List”) in accordance with the D33200, “Supplier Tooling Document” or, subject to Buyer review and approval, its equivalent or replacement, and such other information as Buyer shall request. Seller shall prepare a separate Certified Tool List for Tooling produced, procured, or reworked by authority of a Buyer tool purchase order. Seller shall promptly submit each initial Certified Tool List to Buyer. Seller shall subsequently submit from time to time as specified by Buyer new Certified Tool Lists to supplement the information contained in the initial Certified Tool Lists.

12.5.    Buyer Furnished Tooling

In the event Buyer furnishes Tooling to Seller, Seller shall conform to the standards and requirements of the applicable documents referred to in SBP Section 12.1 “Supporting Documentation”. No repair, replacement, maintenance or rework of such Tooling shall be performed without Buyer’s prior written consent. Buyer shall notify Seller of any action required for discrepant Tooling.

12.6.    Packaging and Shipping

Notwithstanding the provisions of GTA Section 7.0, “Packing and Shipping”, the following SBP Sections shall address all packaging and shipping matters.

12.6.1.    Packaging

The prices shown in SBP Attachment 1 include all packaging costs. Seller shall package Product in accordance with the applicable requirements set forth in the Order.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

12.6.2.    Product Packaging

Except as expressly provided otherwise herein, all Products shall be prepared (cleaned, preserved, etc.) and packed for shipment in a manner acceptable to Buyer pursuant to Document D37520-1, -1 A, & -1 B, “Supplier’s Part Protection Guide,” to (i) comply with carrier regulations and (ii) prevent damage or deterioration during handling, shipment and outdoor storage at destination for up to ninety (90) days. Packaging design shall be suitable for, and consistent with, the requirements and limitations of the transportation mode specified by Buyer. Buyer specifically reserves the right, at Buyer’s discretion; to direct air shipment from the delivery point specified in SBP Section 3.4.2 and Seller shall maintain a capability (where reasonably practicable) for meeting this requirement. Seller shall submit two (2) copies of its proposed preparation procedure and packaging design to Buyer for approval prior to the first Product delivery, and shall prepare and package each Product in accordance with the procedure and design approved by Buyer. Notwithstanding any Buyer approval of Seller’s packaging design, Seller shall be solely liable for the manufacture of such packaging. Any package (or unitized group of packages) weighing in excess of forty (40) pounds or otherwise not suited to manual handling shall be provided with skids to permit use of mechanical handling equipment.

Product packaging shall be in accordance with document D6-81628, “Shipping Label, Barcoded Preparation and Placement”, which is incorporated herein by reference.

12.6.3.    Packaging - Spares

The prices shown in SBP Attachment 7 include all packaging costs. Seller shall package Product in accordance with the applicable requirements set forth in the Order. In the case of Products to be shipped directly to Customers, A.T.A. Specification 300 “Specification for Packaging of Airline Supplies” shall apply unless otherwise directed by Buyer. Upon Buyer’s request, Seller shall provide discrete packaging costs.

Seller shall package Products in accordance with ATA 300. In addition, all repairable (SPC 2) parts shipped as spares must utilize ATA 300 Category 2 or better containers. When requested, Seller shall make available for sale specially designed shipping containers for major components, as directed by Buyer. Buyer reserves the right to approve the Seller’s container design prior to spares shipments.

12.6.4.    Consolidated Shipments and Markings

All shipments of Products (excluding POA, AOG and other Spare Parts), which are forwarded on one day via one routing, shall be consolidated in accordance with Buyer’s instructions. POA, AOG and other Spare Parts shall be packaged separately. Each container shall be consecutively numbered and marked with the relevant Order number and the part number of each enclosed Product. Container and Order numbers shall be indicated on the appropriate bill of lading. Each unit container (individual part box or other innermost package), each intermediate container and each shipping container (shipping box, crate or other outermost package) in each shipment shall be marked in English in accordance with Buyer’s written instructions. For deliveries originating outside the United States, Seller shall identify any Buyer-supplied items and any items purchased from the United States on the packing sheets enclosed in, or attached to, any container.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

12.6.5.    Transportation Devices

All shipping or handling fixtures necessary for the handling, transportation and loading of Products prior to installation of the Product at Buyer including but not limited to those shipping or handling fixtures for transportation via air or surface carrier, off loading from the air or surface carrier or handling, and shipping or handling fixtures for use at Buyer’s facility (“Transportation Devices”) shall be provided by Seller at no cost or expense to Buyer. Seller shall plan, design, manufacture or procure, and test any Transportation Devices subject to Buyer approval in accordance with the provisions of Document D33200,”Supplier Tooling Document.”

12.6.6.    Disposable Shipping Fixtures

Seller shall design, manufacture or procure, and test disposable shipping fixtures, as requested by Buyer, to support Orders. The requirements for such items shall be defined and identified by Buyer. The design of any disposable shipping fixture shall be approved by Buyer and conform to the standards and requirements of the applicable documents referred to in SBP Section 2.3.

12.6.7.    Packing Sheet and Test Reports

The No. 1 shipping container in each shipment shall contain one (1) copy in English of (i) a packing sheet listing the contents of the entire shipment in accordance with Buyer’s written instructions and (ii) any test reports required by the specifications applicable to the Products being shipped.

For Non-United States shipments, prior to exportation of any Product, one (1) copy of the required customs invoice shall be enclosed in a waterproof envelope or wrapper, clearly marked “Customs Invoice,” securely attached to the outside of the No. 1 shipping container of each shipment. Each customs invoice shall contain all of the information specified in SBP Section 27.1.

12.6.8.    Additional Copies

Additional copies of packing sheets, test reports and, if non-United States shipments, customs invoices shall be furnished to Buyer in accordance with Buyer’s written instructions.

12.6.9.    Price Inclusive

Unless otherwise specified in this SBP, the Prices for Products stated in this SBP include the cost with respect to such Products of preparation, packaging, crating, shipping fixtures and containers, container marking, furnishing of packing sheets and test reports and delivery, in accordance with applicable documents referred to in SBP Section 2.3.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

12.7.                 Cycle Time Requirements

Buyer and Seller acknowledge that Buyer is committed to reduce Cycle Time. Seller agrees to support Buyer in its commitment and to take all necessary actions to support Cycle Time requirements as specified by Buyer to support the Program Airplane. Upon Buyer’s request Seller shall submit to Buyer a written plan describing how Seller shall comply with the Cycle Time schedules, as specified by Buyer.

12.8.                 Compatibility with Engineering, Business and Production Systems

Seller shall implement and maintain systems as required to ensure: i) compatibility with Buyer systems; and ii) Seller’s performance under this SBP, including, but not limited to, business, manufacturing and engineering systems as defined in accordance with applicable documents referred to in SBP Section 2.3 and SBP Section 12.1.4

12.9.                 Electronic Access, Communications and Data Exchange via Telecommunications

Any electronic communications and data exchange via telecommunications between the parties shall be pursuant to an electronic exchange agreement between the Parties. Provided, that any amendments to the Order, change authorizations and any other matter requiring written authorization shall be communicated in writing and not solely by electronic communication.

Any electronic access to Buyer by Seller shall be pursuant to an electronic access or similar agreement.

12.10.                 Program Manager

Seller shall assign a full-time program manager whose exclusive responsibility shall be to oversee and manage Seller’s performance hereunder. The assignment of such program manager shall be subject to Buyer’s prior approval of such person’s resume.

12.11.                 Subcontracting

During the term of this SBP, Seller agrees to work with Buyer to identify and implement opportunities to introduce into Seller’s subcontract base substantial changes in manufacturing procedures, manufacturing technology, process specifications, and alternate sourcing to lower cost subcontractors or suppliers. Seller and Buyer shall periodically review the implementation of these opportunities and evaluate the sharing of cost savings in accordance with SBP Section 7.6.

In addition to the provisions of GTA Section 28.1, “Subcontracting”, Buyer may at any time during the performance of this SBP, review and approve Seller’s make-or-buy plan and source selection for Products, items and Tooling considered critical by Buyer because of process requirements, manufacturing complexity provided that any subcontract by Seller for the procurement of goods or services in excess of $10 million U.S. Dollars from any source shall be subject to Buyer’s priorwritten approval. Buyer’s approval shall not be unreasonably withheld. Seller shall in a timely manner submit to Buyer its proposed make-or-buy plan and proposed source selection before awarding any subcontract or purchase order with respect to any Products, items or Tooling. Buyer shall have the right to determine whether the proposed subcontractors or suppliers are qualified to manufacture Products and Tooling in accordance with Buyer processes; provided, however, that Seller may accompany Buyer when Buyer is investigating the qualifications of proposed subcontractors or suppliers. Approval or disapproval by Buyer of Seller’s make-or-buy plan or source selection and any action taken by Buyer in connection with the qualification of subcontractors or suppliers shall not be construed as relieving Seller of any of its obligations under this SBP.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

12.12.    International Cooperation

12.12.1.    Market Access and Sales Support

Seller agrees to work with Buyer to develop a lean global supply stream through application of shared strategies and tactics which support market access, and international business strategy. Buyer and Seller agree to work together to identify countries where Seller may subcontract in support of Buyer’s market access and international business strategy. With respect to work covered by this SBP, and if directed by Buyer, Seller shall procure from subcontractors or suppliers, in countries selected by Buyer, goods and services having a value of not more than twenty five percent (25%) of the total Shipset Price of all undelivered Shipsets as of the date of such notice. Such direction shall be at Buyer’s sole option and may occur at any time during the performance of this SBP. Although not required to do so, Seller may satisfy such requirement through purchases not related to this SBP. Seller shall document on SBP Attachment 12 all offers to contract and executed contracts with such subcontractors or suppliers including the dollars contracted. Seller shall provide to Buyer with an updated copy of SBP Attachment 12 for the six-month periods ending June 30 and December 31 of each year. If Seller is directed by Buyer to subcontract any part of its Statement of Works and Seller anticipates an increase to the Price of the Order as a result of such direction, Seller shall immediately notify Buyer in writing. If there is a cost impact, Buyer shall respond within thirty (30) days on whether Seller is to proceed.

12.12.2.    Offset Assistance

Seller shall use its best reasonable efforts to cooperate with Buyer in the fulfillment of any non- United States offset program obligation that Buyer may have accepted as a condition of the sale of a Buyer product. In the event that Seller is either directed by Buyer, or on its own solicits bids and/or proposals for, or procures or offers to procure any goods or services relating to the work covered by this SBP from any source outside of the United States, Buyer shall be entitled, to the exclusion of all others, to all industrial benefits and other “offset” credits which may result from such solicitations, procurements or offers to procure. Seller shall take any actions that may be required on its part to assure that Buyer receives such credits. Seller shall document on SBP Attachment 12 all offers to contract and executed contracts with such subcontractors or suppliers including the dollars contracted. Seller shall provide to Buyer with an updated copy of SBP Attachment 12 for the six-month periods ending June 30 and December 31 of each year. The reports shall be submitted on the next 1st of August and the 1st of February respectively. If Seller is directed by Buyer to subcontract any part of its Product(s) to a country in which Buyer has an offset obligation, an equitable price adjustment, increase or decrease, for Seller’s costs and expenses shall be considered by Buyer.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

12.12.3.    RESERVED

12.13.    Supply Chain Integration

12.13.1.    Buyer Furnished Material/Seller Banked Material

Material, including but not limited to raw material, standards, detail components and assemblies, furnished to Seller by Buyer (“Buyer Furnished Material” or “Seller Banked Material”) shall be administered in accordance with a Supplier Banked Material Agreement (SBMA) as listed in SBP Section 12.1 “Supporting Documentation”.

Seller shall provide Buyer with required on-dock dates for all such material. Seller’s notice shall provide Buyer with sufficient time to acquire the material.

12.13.2.    Procurement From Buyer or Its Service Providers

Buyer may at any time identify products, to be incorporated into Seller’s Products, that Seller shall procure from Buyer (or its designated service provider who shall act on behalf of Buyer). Seller shall procure such products when directed by Buyer. If Seller is directed by Buyer to procure such products and Seller anticipates an increase to the Price of the Order as a result of such direction, Seller shall immediately notify Buyer in writing. If there is a cost impact, Buyer shall respond within thirty (30) days on whether Seller is to proceed.

12.13.2.1.    Boeing Raw Material Strategy

During the term of this SBP, Seller shall procure from Boeing (or its designated service provider who will act on behalf of Boeing) all raw material of the commodity type specified on the SBP Attachment entitled “Commodity Listing and Terms of Sale” (SBP Attachment 16) necessary to support any Order issued pursuant to this SBP. From time to time, Buyer may amend the SBP Attachment entitled “Commodity Listing and Terms of Sale” by adding or deleting commodity types. Any such amendment, or revisions to the raw material pricing, shall be subject to adjustment under GTA Section 10.1 (Changes), provided that Seller shall take no action to terminate its existing supply agreements when such termination would result in an assertion for an adjustment until the Seller has received approval from Buyer. The provision of any raw material by Boeing to Seller shall be according to Boeing’s standard terms of sale, the text of which is included in the SBP Attachment entitled “Commodity Listing and Terms of Sale”. Buyer shall advise Seller of any designated service provider to be used at the time the Order is issued. Upon request by Buyer, Seller must provide to Buyer documentation (e.g., packing slips, invoices) showing Seller’s full compliance with the obligations under this SBP Section. If requested by Buyer or its designated service provider, Seller will provide an annual forecast of demand for the applicable commodity

12.13.3.    Third Party Pricing

Buyer may at any time identify products within Seller’s Products, for which Buyer or Boeing has established a contract that Seller may purchase directly from Buyer or Boeing’s subcontractor under the terms of a “Third Party Price Contract”. Pricing for products under a Third Party Price Contract is only available for 787 usage. Seller is free to negotiate and enter into contracts at lower prices, with this subcontractor or another company.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

12.13.4.    Agency

From time to time, Buyer may require Seller to act as Buyer or Boeing’s agent with respect to certain contracts Buyer or Boeing has with other subcontractors or suppliers. Details of this agency agreement are to be defined and documented.

Buyer shall make no additional payment to Seller for acting as Buyer or Boeing’s agent.

12.13.5.    Acceptance of Assignment, Novation, or Agency for Products within Seller’s Work Statement

Buyer may at any time identify raw materials and finished parts, used in the manufacture of Seller’s Products, for which Buyer has subcontracted with other subcontractors or suppliers. Buyer may at any time, assign or novate to Seller all or part of Buyer’s sub-contracts with such subcontractors or suppliers or designate Seller as Buyer’s agent. Seller shall accept any such assignment, novation or agency when requested by Buyer. Buyer shall make no additional payment to Seller for such assignment, novation or acting as Buyer’s agent. Unless otherwise specified, Seller is responsible for all Nonrecurring and Recurring Work required as described in the Order. This SBP Section shall also apply in the event Buyer transfers work statement from Buyer to Seller.

12.13.6.    Participation

12.13.6.1.    Other Buyer Entities

Seller agrees that any Buyer division or Buyer subsidiary not specifically included in this SBP may, by issuing a purchase order, work order, or other release document, place orders under this SBP during the term hereof or any written extension thereof, under the terms, conditions and pricing specified by this SBP. Seller agrees that the prices set forth herein may be disclosed by Buyer on a confidential basis to Buyer entities wishing to invoke this SBP Section 12.13.6.1. Seller shall notify the Buyer Procurement Representative named in the Administrative Agreement of Buyer Entities not specifically referenced herein who frequently use this SBP.

12.13.6.2.    Buyer Subcontractors/Suppliers

Seller agrees that any subcontractor or supplier (hereinafter referred to as “Buyer Subcontractor”) performing work for a Buyer Entity, including but not limited to inventory management, may issue an order or contract with Seller independent of this SBP. Seller agrees to sell Products or support a schedule and or a quantity change to such Buyer Subcontractor for its use in its contracts with Buyer at the prices set forth herein or at a price that reflects the pricing methodology used under this SBP provided such Buyer subcontractor commits to key contract elements established by this SBP. For purposes of this Section 12.13.6.2, key contract elements may include payment terms, commitment to buy and demand forecast. Buyer assumes no obligation, including payment obligation, with respect to such independent contract. Seller agrees that the prices set forth herein may be disclosed by Buyer on a confidential basis to any Buyer Subcontractor wishing to invoke this SBP Section 12.13.6.2. Seller may request written verification from the Buyer Subcontractor that the Products ordered pursuant to the authority of this SBP support Buyer requirements. Seller shall periodically inform the Buyer Procurement Representative of each such request invoking this participation right.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

12.13.6.3.    Notification of Contract
In the event a purchaser known by Seller to be a Buyer Entity or Buyer Subcontractor places an order for supplies or services covered by this SBP but fails to reference this SBP or otherwise seek the prices established by this SBP, Seller shall notify such purchaser of the existence of this SBP and the prices established hereunder and shall offer such prices to such purchaser.

12.13.6.4.    Notification of Price Reductions
If Seller is awarded an additional order or contract by another Buyer Entity that results in any price less than that established under this SBP, Seller agrees to notify the Buyer Procurement Representative immediately of said price reductions and shall extend all such price reductions to this SBP.

12.14.    Surplus Products

12.14.1.    Return of Surplus Products

Buyer shall be entitled to return to Seller, at Buyer’s expense, any Product that has been delivered to Buyer in accordance with this SBP and that is surplus to Buyer’s then-current requirements (including, without limitation, any Products returned to Buyer by any Customer), provided that such Product is in a current production configuration or can be, in Buyer’s determination, economically changed to such a configuration. On receipt of any such Product, Seller shall credit Buyer’s account with eighty percent (80%) of the most recent catalog Price for such Product as set forth in SBP Attachment 7. If instructed by Buyer, Seller shall rework any returned Product to put such Product in a current configuration. Such rework shall be considered Miscellaneous Work and shall be priced as mutually agreed between the Parties.

12.14.2.    Use of Surplus Products

In its sole discretion, Buyer may, upon providing notice to Seller within 4 months to the scheduled delivery date for any Production Article, elect to use any Product in inventory or any Product returned to Buyer by any Customer in the place of such Production Article. Buyer’s

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

notice shall include the cumulative line number of the Program Airplane or Derivative on which Buyer intends to incorporate such Product returned by such Customer. Seller shall not deliver such Production Article to Buyer and shall not invoice Buyer for the Price of such undelivered Production Article.

12.15.    Life Cycle Product Team

12.15.1.    Purpose

It is the objective of Buyer to utilize Integrated Product Teams. LCPT personnel located at Buyer’s facilities in accordance with this SBP shall conduct their respective activities concurrently in a team environment to assist Buyer in improving producibility, reliability and maintainability of the Program Airplane. Notwithstanding Seller’s participation in the Integrated Product Team, Buyer shall have the right to make any and all determinations with respect to the design of the Section 41 of the 787 Airplane and any Derivative.

12.15.2.    Work Schedule

Except for sickness and other unavoidable absence, all personnel assigned to the LCPT by Seller pursuant to this SBP Section 12.15, shall be available during the customary work shift at the place designated by Buyer eight (8) working hours per day, Monday through Friday (except for identified Buyer holidays and such vacation periods as Buyer may reasonably permit) and shall work all overtime hours as Buyer may reasonably request.

12.15.3.    Equipment and Supplies

At Buyer’s option it shall furnish certain office equipment (e.g. desks, electronic transmissions, network access) and office supplies to Seller’s LCPT personnel. Buyer shall not provide personal property (such as computing equipment, software or drafting equipment and calculators) necessary for the performance by Seller’s LCPT personnel. Seller shall provide all computing equipment and software required to support its LCPT personnel while located at Buyer facilities.

Buyer shall not be responsible for loss or damage to such personal property.

12.15.4.    Employment Status

Seller’s LCPT personnel shall at all times remain employees of Seller and not employees of Buyer. Seller shall be responsible for all wages, salaries and other amounts due Seller’s LCPT personnel and shall be responsible for all reports, requirements and obligations respecting them under local, state or federal laws of the United States, or the laws of any foreign country, including but not limited to social security, income tax, unemployment compensation, workers’ compensation and any other local, state or federal taxes of the United States or the taxes of any foreign country.

12.15.5.    Team Leader

Seller shall designate one of its LCPT personnel “Team Leader.” Administrative matters between Buyer and Seller arising during the performance of this SBP shall be managed by the Team Leader.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

12.15.6.    Discipline

Discipline of Seller’s LCPT personnel shall be Seller’s responsibility. While on Buyer premises, Seller’s LCPT personnel shall obey all Buyer rules.

12.15.7.    Removal of Personnel

Upon receipt of a written request from Buyer for the replacement of any person assigned to the LCPT by Seller pursuant to this SBP Section 12.15, Seller shall remove such person from the LCPT. As soon thereafter as reasonably possible, Seller shall promptly furnish a satisfactory replacement or alternate arrangement.

12.15.8.    Qualifications

Buyer shall have the right to review the qualifications of all personnel proposed by Seller for assignment to the LCPT. Seller shall forward professional resumes of such personnel to Buyer for review and approval by Buyer prior to assignment of such personnel.

13.0           ORDER OF PRECEDENCE

In the event of a conflict or inconsistency between any of the terms of the following documents, the following order of precedence shall control:

A.	These Special Business Provisions (“SBP”) including attachments (excluding all referenced documents), then

B.	General Terms Agreement (“GTA”) (excluding all documents listed elsewhere in this listing), then

C.	Purchase contract, if any, then

D.	Order (excluding all documents listed elsewhere on this listing), then

E.	All documents incorporated by reference in SBP Section 12.1 “Supporting Documentation”, and 16.0 “Product Support and Assurance”, of this SBP, then

F.	Any other Buyer generated exhibits, attachments, forms, flysheets, codes or documents that the Parties agree shall be part of this SBP, then

G.	Engineering Drawing by Part Number and Supplier Specification Plan (SSP), and, if applicable Supplier Module Part List (SMPL) and Supplier Custom Module List (SCML), then

H.	Any Seller generated documents that the Parties agree shall be part of this SBP.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

In resolving any such conflicts, these documents shall be read as a whole and in a manner most likely to accomplish their purposes.

Seller shall promptly report to Buyer in writing any inconsistencies in these documents, even if the inconsistency is resolvable using the above rules.

14.0           787 PROGRAM AUTHORIZATION AND CONTRACT AWARD

The Seller shall perform all contract requirements, including protection of the 787 Program schedule, and be responsible for funding and all Seller costs and expenditures throughout the period of this SBP for the 787 Program Airplane.

15.0           APPLICABLE LAW

This contract shall be governed by the laws of the State of Kansas. No consideration shall be given to Kansas conflict of law rules. This contract excludes the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods. Seller hereby irrevocably consents to and submits itself exclusively to the jurisdiction of the applicable courts of the 18th Judicial District, Sedgwick County, Kansas, and the federal courts of the State of Kansas for the purpose of any suit, action or other judicial proceeding arising out of or connected with any Order or the performance or subject matter thereof. Seller hereby waives and agrees not to assert by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that (a) Seller is not personally subject to the jurisdiction of the above-named courts, (b) the suit, action or proceeding is brought in an inconvenient forum or (c) the venue of the suit, action or proceeding is improper.

16.0           PRODUCT SUPPORT AND ASSURANCE

16.1.         Warranty

Seller acknowledges that Buyer and Customers must be able to rely on each Product performing as specified and that Seller shall provide all required support. Accordingly, the following provisions, including documents, if any, set forth below are incorporated herein and made a part hereof:

Product Support and Assurance Document D6-83069-Spirit,

Buyer may choose initially not to extend the Seller’s full warranty of Product to Customers. This action shall in no way relieve Seller of any obligation set forth in the warranty documents listed above. Buyer, at its sole discretion, may extend Seller’s full warranty of Product to its Customers at any time. Furthermore, Seller agrees to support the Product as long as any aircraft using or supported by the Product remains in service.

16.2.         Term of Support

Seller agrees to support the Product as long as any aircraft using or supported by the Product remains in service.

17.0           ADMINISTRATIVE MATTERS

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

17.1.         Administrative Authority

For all matters requiring the approval or consent of either Party such approval or consent shall be requested in writing and is not effective until given in writing. With respect to Buyer, authority to grant approval or consent is limited to Buyer’s Procurement Representative as provided in the Administrative Agreement Attachment 20.

18.0           OBLIGATION TO PURCHASE AND SELL

Buyer and Seller agree that in consideration of the prices set forth under SBP Attachment 1, Buyer shall issue Orders for Products from time to time to Seller for all of Buyer’s requirements. Such Products shall be shipped at any scheduled rate of delivery, as determined by Buyer, and Seller shall sell to Buyer Buyer’s requirements of such Products, provided that, without limitation on Buyer’s right to determine its requirements, Buyer shall not be obligated to issue any Orders for any given Product if:

A.	Any of Buyer’s customers specifies an alternate product;

B.
Such Product is, in Buyer’s reasonable judgment, not technologically competitive at any time, for reasons including but not limited to the availability of significant changes in technology, design, materials, specifications, or manufacturing processes which result in a reduced price or weight or improved appearance, functionality, maintainability or reliability;

C.	Buyer gives reasonable notice to Seller of a change in any of Buyer’s aircraft which shall result in Buyer no longer requiring such Product for such aircraft;

D.	Seller has materially defaulted in any of its obligations under any Order, whether or not Buyer has issued a notice of default to Seller pursuant to GTA Section 13.0; “Cancellation for Default”,

E.	Buyer reasonably determines that Seller cannot support Buyer’s requirements for Products in the amounts and within the delivery schedules Buyer requires; or

F.
Buyer gives at least six (6) months notice to Seller that the Product is used in the manufacturing of an airplane component, assembly or other product previously manufactured in-house by Buyer and which component, assembly or other product Buyer has resourced to a third party Seller; or,

G.
For the Products specifically designated as applicable to this clause in SBP Attachment 1, Buyer gives at least ninety (90) days notice to Seller of Buyer’s decision to manufacture the Products itself rather than purchase the Products from Seller.

For purposes of this SBP Section 18.0, Buyer is defined as those organizations, divisions, groups or entities set forth specifically in SBP Attachment 1.

Seller represents and warrants to Buyer that discounts offered fairly reflect manufacturing, selling, or delivery cost savings resulting from this quantity sale and that such discounts are reasonably available to all other purchasers.

19.0           STRATEGIC ALIGNMENT

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

Buyer may assign this SBP or any Order, in whole or in part, to a third party who is under an obligation to supply Buyer with components, kits, assemblies or systems that require the Seller’s Product. At the time of such assignment, Seller releases Buyer from any and all claims, demands and rights, which Seller has or may thereafter have against Buyer in connection with such assigned Agreement or Order. Buyer shall require that its assignee expressly assume all obligations and perform all duties owed to Seller under the assigned Agreement or Order. Promptly after the assignment, Buyer shall notify Seller of the assignment and its effective date.

20.0           OWNERSHIP OF INTELLECTUAL PROPERTY

20.1.         787 Product Proprietary Information

Notwithstanding any other provision in this Agreement to the contrary, 787 Product Proprietary Information shall be deemed to be Background 787 Proprietary Information or Background Inventions of Spirit and/or Boeing and be delivered to Spirit or Boeing promptly upon request; provided, however, that all Background 787 Proprietary Information and Background Inventions of Seller, Joint 787 Activities Proprietary Information, Joint 787 Activities Inventions, Seller 787 Activities Proprietary Information and Seller 787 Activities Inventions that are contained in any 787 Product Proprietary Information, or from which any portion of any 787 Product Proprietary Information is derived, shall continue to be treated as Background 787 Proprietary Information and Background Inventions of Seller, Joint 787 Activities Proprietary Information, Joint 787 Activities Inventions, Seller 787 Activities Proprietary Information or Seller 787 Activities Inventions, respectively, and Seller shall retain all of its right, title and interest in and to such 787 Proprietary Information and Inventions under this Agreement, separate and apart from 787 Product Proprietary Information.

20.2.         Background 787 Proprietary Information and Inventions

Each Party shall retain all rights in its own Background 787 Proprietary Information and Background Inventions, which shall be subject to the following:

a.
Each Party shall not disclose the other Party’s Background 787 Proprietary Information to any third party without the prior written consent of the other Party, which shall not be unreasonably withheld if such disclosure is in connection with the 787 Program and otherwise may be withheld in the other Party’s sole and absolute discretion. Any disclosure by either Party to any third party of the other Party’s Background 787 Proprietary Information also shall be subject to the previous execution by such third party of a written agreement (which shall be reasonably satisfactory to, and enforceable by, such other Party) to protect such Background 787 Proprietary Information under terms no less restrictive than those set forth herein.

b.	Spirit agrees to grant and hereby grants Sellers a royalty free license to use Spirit Background 787 Proprietary Information and/or Spirit Background Inventions for work under the 787 Program.

c.
Seller agrees to grant and hereby grants a royalty free license to Spirit and Boeing and a royalty free license on reasonable terms and conditions to any third party to use Seller Background 787 Proprietary Information or Seller Background Inventions for work under the 787 Program, subject in each case to government approval, if required.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

20.3.         Joint 787 Activity Proprietary Information and Inventions

All Joint 787 Activities Proprietary Information and Joint 787 Activities Inventions shall be jointly owned by the Parties and Boeing and shall be subject to the following:

a.
Each Party may disclose any Joint 787 Activities Proprietary Information to any third party for work under the 787 Program; provided that the third party shall have entered into a written agreement (which shall be reasonably satisfactory to, and enforceable by, each of Boeing, Spirit and Seller) to protect such Joint 787 Activities Proprietary Information under terms no less restrictive than those set forth herein. Any other disclosure by either Party to any third party shall require the prior written consent of the other Party, which shall not be unreasonably withheld.

b.
Each Party shall be free to use Joint 787 Activities Proprietary Information and Joint 787 Activities Inventions for work under (i) the 787 Program, (ii) any other aerospace programs of Spirit or Boeing (“Other Programs”). Any other use by either Party of Joint 787 Activities Proprietary Information or Joint 787 Activities Inventions shall require the prior written consent of the other Party, which may include a reasonable royalty, which license shall not be unreasonably withheld.

c.
Spirit and Seller agree to grant any third party a royalty free license on reasonable terms and conditions to use Joint 787 Activities Proprietary Information and Joint 787 Activities Inventions for work under the 787 Program.

d.
Any disclosure to or use by a third party of any Joint 787 Activities Proprietary Information or Joint 787 Activities Inventions for any Other Programs shall require a license from both Parties, which may include a reasonable royalty payable to Spirit and/or Seller. Approval by the Parties of any such license shall not be unreasonably withheld.

e.
The Parties shall decide on a case-by-case basis which Party will take the lead role in the preparation, filing, prosecution and maintenance (including with respect to fee payments) of Joint 787 Activities Inventions. The costs associated with the preparation, filing, prosecution and maintenance of Joint 787 Activities Inventions shall be shared equally by the Parties. If either Party declines to share the costs associated with the preparation, filing, prosecution or maintenance of any Joint 787 Activities Invention in any country, the declining Party shall retain the right to use such Joint 787 Activities Invention in such country, but shall thereafter have no right to grant or approve licenses of such Joint 787 Activities Invention to third parties in such country.

20.4.         Seller 787 Activities Proprietary Information and Inventions

Seller 787 Activities Proprietary Information and Seller 787 Activities Inventions shall be owned by Seller and shall be subject to the following:

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

a.
Sprit and/or Boeing may disclose any Seller 787 Activities Proprietary Information and Seller 787 Activities Inventions to any third party for work under the 787 Program; provided that the third party shall have entered into a written agreement (which shall be reasonably satisfactory to, and enforceable by, Seller) to protect such Seller 787 Activities Proprietary Information and Seller 787 Activities Inventions under terms no less restrictive than those set forth herein. Any other disclosure by Spirit Boeing to any third party shall require the prior written consent of Seller, which shall not be unreasonably withheld if such disclosure is in connection with any Other Program and otherwise may be withheld at Seller sole and absolute discretion.

b.
Seller agrees to grant and hereby grants Spirit and Boeing a royalty free license to use Seller 787 Activities Proprietary Information and Seller 787 Activities Inventions for work under the 787 Program, subject to government approval, if required.

c.
Any use by Spirit or Boeing of any Seller 787 Activities Proprietary Information or Seller 787 Activities Inventions for any Other Program shall be subject to a license from Seller (which shall be on reasonable terms and conditions and may include a reasonable royalty), and subject to government approval, if required. Approval by Seller of any such license shall not be unreasonably withheld.

d.
Any other use by Spirit or Boeing of Seller 787 Activities Proprietary Information and Seller 787 Activities Inventions shall be subject to a license (which may include a reasonable royalty) from Seller which shall be at Seller’s sole and absolute discretion.

e.
Seller agrees to grant any third party a royalty free license on reasonable terms and conditions to use any Seller 787 Activities Proprietary Information or Seller 787 Activities Inventions for work under the 787 Program, subject to government approval, if required.

f.
Any use by a third party of any Seller 787 Activities Proprietary Information or Seller 787 Activities Inventions for any Other Program shall be subject to a license from Seller (which shall be on reasonable terms and conditions and may include a reasonable royalty), and subject to government approval, if required. Approval by Seller of any such license shall not be unreasonably withheld.

20.5.         Spirit 787 Activities Proprietary Information and Inventions

Spirit 787 Activities Proprietary Information and Spirit 787 Activities Inventions shall be owned by Spirit and/or Boeing and shall be subject to the following:

a.
Seller may disclose any Spirit 787 Activities Proprietary Information and Spirit 787 Activities Inventions to any third party for work under the 787 Program; provided that the third party shall have entered into a written agreement (which shall be reasonably satisfactory to, and enforceable by, Spirit and/or Boeing) to protect such Spirit 787 Activities Proprietary Information and Spirit 787 Activities Inventions under terms no less restrictive than those set forth herein. Any other disclosure by Seller to any third party shall require the prior written consent of Spirit and/or Boeing, which shall not be unreasonably withheld if such disclosure is in connection with any Other Program, and otherwise may be withheld at Spirit and/or Boeing’s sole and absolute discretion.

b.	Spirit agrees to grant and hereby grants Seller a royalty free license to use Spirit 787 Activities Proprietary Information and Spirit 787 Activities Inventions for work under the 787 Program.

c.
Any other use by Seller of Spirit 787 Activities Proprietary Information and Spirit 787 Activities Inventions shall be subject to a license (which may include a reasonable royalty) from Spirit and/or Boeing, which shall be at Spirit’s and/or Boeing’s sole and absolute discretion.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

20.6.         Third Party Proprietary Information and Inventions

In case either Party discloses any proprietary information or invention of a third party to the other Party during the 787 Activities, such proprietary information or invention shall be treated as though it were the Background 787 Proprietary Information or Background Invention, as the case may be, of the disclosing Party and also shall be subject to all restrictions imposed by such third party of which the receiving Party has received written notice from the disclosing Party.

20.7.         Derivative Technology

Notwithstanding any other provision of this Agreement, all Derivative Technology (other than 787 Product Proprietary Information) shall be considered to be Joint 787 Activities Proprietary Information or Joint 787 Activities Inventions, as the case may be.

20.8.         Works of Authorship and Copyrights

Except as otherwise provided in the provision above entitled 787 Product Proprietary Information, all works of authorship (including, but not limited to, documents, drawings, software, software documentation, software tools, photographs, video tapes, sound recordings and images) created by or for Seller either alone or with others, constituting 787 Product Proprietary Information, together with all copyrights subsisting therein, will be the sole property of Boeing. To the extent permitted under United States copyright law, all such works will be works made for hire, with the copyrights therein vesting in Boeing. The copyrights in all other such works, including all of the exclusive rights therein, will be promptly transferred and formally assigned free of charge to Boeing.

20.9.         Pre-Existing Inventions and Works of Authorship

Seller grants to Boeing, Spirit, and to Boeing’s and Spirit’s subcontractors, Suppliers, and customers in connection with 787 products or work being performed for Boeing and/or Spirit, an irrevocable, nonexclusive, paid-up, worldwide license under any patents, copyrights, industrial designs and mask works (whether domestic or foreign) owned or controlled by SELLER at any time and existing prior to or during the term of this Agreement, but only to the extent that such patents or copyrights would otherwise interfere with Boeing’s, Spirit’s or their subcontractors’, Suppliers’, or customers’ use or enjoyment of Products or the work product, inventions, or works of authorship belonging to Boeing and/or Spirit under this Agreement.

20.10.      Hardware, Materials, and Services General Terms Agreement (HMSGTA) and Supplemental License Agreement (SLA) Requirement

In recognition of the Buyer Proprietary Information and Materials and other intellectual property (Buyer Intellectual Property) being utilized for this Program, and in consideration of the business roles contemplated for the Parties, Buyer and Seller agree that any sales directly to Buyer of Product manufactured by Seller shall not require execution of a Supplemental License Agreement (SLA) between Buyer and Seller. However, Seller agrees that prior to any manufacture for, use by, offer of sale or sale to any entity other than Buyer of Product or other product, equipment, or service which utilizes Buyer Intellectual Property, Seller shall be required to execute a Hardware Material Services General Terms Agreement (HMSGTA) and SLA between Buyer and Seller.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

21.0           SOFTWARE PROPRIETARY INFORMATION RIGHTS

Seller hereby grants to Buyer a perpetual, nonexclusive, paid-up, worldwide license to reproduce, distribute copies of, perform publicly, display publicly, and make Seller intended derivative works from software included in or provided with or for Products (Software) and related information and materials (Software Documentation) as reasonably required by Buyer in connection with (1) the testing, certification, use, sale, or support of a Product, or the manufacture, testing, certification, use, sale, or support of any aircraft including and/or utilizing a Product, or (2) the design or acquisition of hardware or software intended to interface with Software. The license granted to Buyer under this SBP Section 21 .0, also includes the right to grant sublicenses to Customers as reasonably required in connection with Customers’ operation, maintenance, overhaul, and modification of any aircraft including and/or utilizing Software. All copies and Seller intended derivative works made pursuant to the foregoing license or any sublicense to a Customer shall automatically become the property of Buyer or Customer, and Buyer agrees to preserve Seller’s copyright notice thereon to the extent that such a notice was included with the original Software and/or Software Documentation. Seller acknowledges that Buyer is the owner of all copies of Software and Software Documentation provided to or made by Buyer or Customers pursuant to this SBP, and Seller hereby authorizes Buyer and Customers to dispose of, and to authorize the disposal of, the possession of any and all such copies by rental, lease, or lending, or by any other act or practice in the nature of rental, lease, or lending.

Seller may propose the use in Product of third party software which includes unique requirements requiring one or more exceptions to the General Terms Agreement, this SBP or related documents. One such example is commercial off-the-shelf (“COTS”) software requiring transfer of end user license agreements (“EULA’s”). Buyer shall grant Seller the right to incorporate such third party software into Product on a case-by-case basis by prior, written agreement. Under no event shall Buyer or Customers be required to execute EULA’s or to engage in any direct dealings with third party software owners or licensors.
Buyer shall not use the license granted in this SBP Section 21 for the purpose of competing with Seller in aftermarket business opportunities.

22.0           INFRINGEMENT

Seller shall indemnify, defend, and hold harmless Buyer and its Customers from all claims, suits, actions, awards (including, but not limited to, awards based on intentional infringement of patents known at the time of such infringement, exceeding actual damages, and/or including attorneys’ fees and/or costs), liabilities, damages, costs and attorneys’ fees related to the actual or alleged infringement of any United States or foreign intellectual property right (including, but not limited to, any right in a patent, copyright, industrial design or semiconductor mask work, or based on misappropriation or wrongful use of information or documents) and arising out of the manufacture, sale or use of Products by either Buyer or its Customers. Buyer and/or its Customers shall duly notify Seller of any such claim, suit or action; and Seller shall, at its own expense, fully defend such claim, suit or action on behalf of Buyer and/or its Customers. Seller shall have no obligation under this SBP Section 22.0 with regard to any infringement arising from: (i) Seller’s compliance with formal specifications issued by Buyer where infringement could not be avoided in complying with such specifications or (ii) use or sale of Products in combination with other items when such infringement would not have occurred from the use or sale of those Products solely for the purpose for which they were designed or sold by Seller. For purposes of this SBP Section 22.0 only, the term Customer shall not include the United States government; and the term Buyer shall include The Buyer Company and all Buyer subsidiaries and all officers, agents, and employees of Buyer or any Buyer subsidiary.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

23.0           DIGITIZATION OF PROPRIETARY INFORMATION AND MATERIALS

Seller grants to Buyer a license under Seller’s copyrights for the purpose of converting Seller’s Proprietary Information and Materials to a digital format (“Digital Materials”) and make such Digital Materials available to its employees for company internal use through a computer data base system. Except as otherwise specifically agreed to in writing by the Parties, said license set forth hereunder shall survive termination or cancellation of this SBP relative to Digital Materials included in Buyer’s computer data base system prior to receipt of such notice of termination or cancellation.

24.0           RESERVED

25.0           PERFORMANCE GUARANTEES

Seller acknowledges the importance to Buyer of meeting guaranteed performance requirements to Customers. Seller’s performance to requirements as set forth in this SBP is crucial to Buyer’s meeting its guarantees. Therefore, each Product shall strictly conform to the applicable performance requirements. If a Product fails to conform to such requirement, Buyer may reject delivery of any such Product and take any other action as set forth in GTA Section 8.3, “Buyer’s Inspection and Rejection”, or any other remedy available to Buyer under this agreement, any Order and applicable law. Notwithstanding the above, should Buyer be required to or elect to make a concession to a Customer related to the non-performance of Seller’s Products, Seller shall compensate Buyer for its proportionate share of the concession.

26.0           INSURANCE FOR ON-SITE SUPPORT

26.1.         Indemnification Negligence of Seller or subcontractor

Seller shall indemnify and hold harmless The Buyer’s Company, its subsidiaries, and their directors, officers, employees, and agents from and against all actions, causes of action, liabilities, claims, suits, judgments, liens, awards, and damages, of any kind and nature whatsoever for property damage, personal injury, or death (including without limitation injury to or death of employees of Seller or any subcontractor thereof) and expenses, costs of litigation and counsel fees related thereto or incident to establishing the right to indemnification, arising out of or in any way related to the contract, the performance thereof by Seller or any subcontractor thereof or other third parties, including without limitation the provision of services, personnel, facilities, equipment, support, supervision, or review. The foregoing indemnity shall apply only to the extent of the negligence of Seller, any subcontractor thereof, or their respective employees. In no event shall Seller’s obligations hereunder be limited to the extent of any insurance available to or provided by the Seller or any subcontractor thereof. Seller expressly waives any immunity under industrial insurance, whether arising out of statute or source, to the extent of the indemnity set forth in this paragraph.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

26.2.         Commercial General Liability

If Seller or any subcontractor thereof shall be performing work on Buyer premises, Seller shall carry and maintain, and ensure that all subcontractors or Sellers thereof carry and maintain, throughout the period when work is performed and until final acceptance by Buyer, Commercial General Liability insurance with available limits of not less than One Million Dollars ($1,000,000) per occurrence for bodily injury and property damage combined. Such insurance shall contain coverage for all premises and operations, broad form property damage, contractual liability (including, without limitation,that specifically assumed under SBP Section 26.1) and products and completed operations insurance.

26.3.         Automobile Liability

If licensed vehicles shall be used in connection with the performance of the work, Seller shall carry and maintain, and ensure that any subcontractor thereof who uses a licensed vehicle in connection with the performance of the work carries and maintains, throughout the period when work is performed and until final acceptance by Buyer, Business Automobile Liability insurance covering all vehicles, whether owned, hired, rented, borrowed, or otherwise, with available limits of not less than One Million Dollars ($1,000,000) per occurrence combined single limit for bodily injury and property damage.

26.4.         Workers’ Compensation and Employer’s Liability

Throughout the period when work is performed and until final acceptance by Buyer, Seller shall, and ensure that any subcontractor thereof shall, cover or maintain insurance in accordance with the applicable laws relating to Workers’ Compensation with respect to all of their respective employees working on or about Buyer premises. If Buyer is required by any applicable law to pay any Workers’ Compensation premiums with respect to an employee of Seller or any subcontractor, Seller shall reimburse Buyer for such payment. In addition, Seller shall, and ensure that any subcontractor thereof shall, carry and maintain Employer’s Liability Insurance with limits of not less than One Million Dollars ($1,000,000) for bodily injury by accident or disease.

26.5.          Certificates of Insurance

Prior to commencement of the work Seller shall provide for Buyer’s review and approval Certificates of Insurance reflecting full compliance with the requirements set forth in SBP Section 26.2 “Commercial General Liability”, SBP Section 26.3 “Automobile Liability” and, SBP Section 26.4 “Workers’ Compensation and Employer’s Liability”“. Such certificates shall be kept current and in compliance throughout the period when work is being performed and until final acceptance by Buyer, and shall provide for thirty (30) days advance written notice to Buyer in the event of cancellation. Failure of Seller or any subcontractor thereof to furnish Certificates of Insurance, or to procure and maintain the insurance required herein or failure of Buyer to request such certificates, endorsements or other proof of coverage shall not constitute a waiver of the respective Seller’s or subcontractor’s obligations hereunder.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

26.6.         Self-Assumption

Any self-insured retention, deductibles, and exclusions in coverage in the policies required under this SBP Section 26.0 shall be assumed by, for the account of, and at the sole risk of Seller or the subcontractor, which provides the insurance, and to the extent applicable shall be paid by such Seller or subcontractor. In no event shall the liability of Seller or any subcontractor thereof be limited to the extent of any of the minimum limits of insurance required herein.

26.7.         Protection of Property

Seller assumes, and shall ensure that all subcontractors or suppliers thereof and their respective employees assume, the risk of loss or destruction of or damage to any property of such parties whether owned, hired, rented, borrowed, or otherwise. Seller waives, and shall ensure that any subcontractor thereof and their respective employees waive, all rights of recovery against Buyer, its subsidiaries, and their respective directors, officers, employees, and agents for any such loss or destruction of or damage to any property of Seller, any subcontractor, or their respective employees.

At all times Seller shall, and ensure that any subcontractor thereof shall, use suitable precautions to prevent damage to Buyer property. If any such property is damaged by the fault or negligence of Seller or any subcontractor thereof, Seller shall, at no cost to Buyer, promptly and equitably reimburse Buyer for such damage, or repair or otherwise make good such property to Buyer’s satisfaction. If Seller fails to do so, Buyer may do so and recover from Seller the cost thereof.

27.0           U. S. CUSTOMS INVOICE REQUIREMENTS

27.1.         U.S. Customs Requirements

The U.S. Customs Service requires that shipments incoming to the United States have commercial invoices that are accurate and contain complete information which enables both Customs and Buyer to examine, release, appraise and classify imported merchandise. (U.S. Customs Directive 3590-01, issued May 1, 1990)
Customs Regulations (Title 19, Code of Federal Regulations, U.S. Customs Regulations) require a commercial invoice accompany the shipment with a detailed description of the imported merchandise that is sufficient to allow classification of the item(s) in accordance with the Harmonized Tariff Schedule of the United States.
Seller’s commercial invoices must include, but are not limited to, the following information:

A.	Port of United States Entry where merchandise is destined

B.	Name and address of Seller

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

C.	Name and address of Shipper (if not the Seller)

D.	Name and address of Buyer

E.	Name and address of Ultimate Consignee (if not the Buyer)

F.	Related Party (to Buyer)? Yes or No

G.	Detailed description of the merchandise being shipped (Generic descriptions and/or stock keeping unit (sku) numbers are not sufficient to classify goods; do not use abbreviations or generic nouns):

1.	Buyer part number(s) (can use invoice continuation sheets to list all part numbers)

2.	Quantities in metric weights and measures

3.	Show pieces, net and gross weights

4.	Show quantities of the packages in which merchandise is packed

5.
Textiles must be specified using net and gross weights in addition to length, width and total square meters, fabric content, type of construction (hand hooked, woven, knotted, tufted, or of the same construction by power driven loom)

6.
For the import of bearings, the Seller shall provide the exact type of bearing (ball, roller, spherical, thrust, etc.), inside and outside diameters, and the manufacturer’s full name and address. (Anti-dumping duties may be applicable)

7.	When classification determination requires a unit of measure such as bottle size, plate size, grade, quality, etc., this information must appear on the invoice

H.	Buyer’s purchase order number(s) and purchase order line item number(s) when applicable

I.	Price actually paid or payable plus the following statutory additions

J.	Statutory additions to value (when not included in purchase price) are:

1.	Commissions (selling commissions incurred by buyer)

2.	Royalties (fee buyer required to pay as condition of sale)

3.	Assists (when supplied directly or indirectly by buyer free of charge or at reduced cost, when used in production of imported goods, plus transportation cost to send materials to supplier)

4.	Assists types are components, parts, materials; engineering and design work (when done outside the U. S.); dies, molds, tools

5.	Packing (packing costs incurred by buyer)

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

6.	Proceeds of Sale (additional payments which accrue to seller)

7.	Nonrecurring charges such as expedite fees, and transportation costs (depending on INCOTERM)

8.	All merchandise being imported ‘free of charge’ must have an accurate value for U. S. Customs clearance

K.
For repaired or modified items, the invoice must include the cost of repair or modification, and the value of the item after being repaired or modified, in U. S. Dollars. Note: Where export license requirements mandate that the currency of the exporting country be stated on the invoice, it must be stated “for (export country) customs purposes, value in (local currency)”

L.	Kind of currency (such as U. S. Dollars, Japanese Yen, etc.)

M.	Country of Origin (means the country of manufacture for each item) Complete name and address of the manufacturer (may differ from seller or buyer)

N.	Discounts - Set forth in detail per item, all discounts from list or other base price, which has been or may be allowed in fixing each purchase price or value

O.	All invoices must be in English

27.2.         The Buyer Company Requirements

In addition to the US Customs Requirements called out in Section 27.1, the following are Buyer requirements for commercial invoices:

A.	Terms of Sale (INCOTERMS) are not required, but strongly advised

B.	Harmonized Tariff Schedule Number(s) up to first six (6) digits of classification

C.	U.S. Import or Export License number, if applicable

D.	Serial numbers and/or Unit numbers of the merchandise being imported into the United States

E.	Invoice number and ship date

F.	Rebates, drawbacks and bounties allowed upon export from non-U.S. location

G.
The material component(s) of the imported merchandise (A majority of items shall be classified under their specific Harmonized Tariff Schedule number according to their use, but other items are classified by the materials from which they are manufactured.)

28.0           DELIVERY - TITLE AND RISK OF LOSS

28.1.         Title and Risk of Loss

Title to and risk of any loss of, or damage to, all Products (except for Common-Use Tooling) shall pass from Seller to Buyer upon delivery as set forth in SBP Section 3.4.2 (Delivery Point and Schedule), except for loss or damage resulting from Seller’s fault or negligence or failure to comply with the terms of this SBP. Passing of title on delivery shall not constitute final acceptance of such Products by Buyer.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

29.0           EXAMINATION OF RECORDS

29.1.         Reports

Periodically, upon Buyer’s written request, Seller shall prepare and submit to Buyer reports on the information contained in the records maintained by Seller and subject to Buyer audit pursuant to GTA Section 9.0, “Examination of Records”. Such reports shall set forth in detail costs and expenses by account category, month, work order and quantity. Seller shall provide any explanations of any such report as reasonably requested by Buyer.

30.0           CUSTOMER CONTACT

Buyer is responsible for all contact with Customers regarding the Program, Program Airplanes and Derivatives and any other Boeing model aircraft programs. Seller shall not make any contact with actual or potential Customers on the subject of the Program, Program Airplanes or Derivatives without Buyer’s prior written consent; and Seller shall respond to any inquiry from actual or potential Customers regarding the Program, Program Airplanes or Derivatives by requesting that the inquiry be directed to Buyer. Seller shall, concurrently with such response, advise Buyer of such inquiry.

31.0           EVENTS OF DEFAULT AND REMEDIES

31.1.         Additional Event of Default

In addition to those events of Default specified in GTA Section 13.1, “Events of Default”, the occurrence of the following event shall also constitute an Event of Default for purposes of GTA Section 13.1:
Any Designated Event (as hereinafter defined) with respect to Seller. A Designated Event shall be deemed to have occurred at such time as a “person” or “group” (within the meaning of SBP Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “Beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than fifty percent (50%) of the then outstanding stock entitled to vote for the election of directors of Seller (“Voting Stock”).

31.2.         Interest on Overdue Amounts

If Seller shall fail to pay when and as due any amount payable hereunder, such amount shall bear interest, payable on demand, at the per annum rate announced by Citibank, New York, New York, as its prime rate on the last working day of the month in which such amount becomes due. This payment is in addition to and not a substitute for any other rights Buyer has under law or equity, including but not limited to defaulting Seller.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

32.0           SURVIVAL

Without limiting any other survival provision contained herein and notwithstanding any other provision of this SBP or the GTA to the contrary, the representations, covenants, agreements and obligations of the Parties set forth in GTA Section 12.3 “Seller’s Claim”, GTA Section 16.0 “Termination or Wrongful Cancellation”, GTA Section 18.0 “Responsibility for Property”, GTA Section 20.0 “Proprietary Information and Items”, GTA Section 24.0 “Buyer’s Rights in Seller’s Patents, Copyrights, Trade Secrets and Tooling”, GTA Section 27.0 “Property Insurance”, GTA Section 29.0 “Non-Waiver/Partial Invalidity”, SBP Sections 3.5 “Product Support and Miscellaneous Work”,, SBP Section 15.0 “Applicable Law”, SBP Section 16.0 “Product Support and Assurance”, SBP Section 20.0 “Intellectual Property”, SBP Section 22.0 “Infringement”, SBP Section 26.0 “Insurance for On-Site Support” (if applicable), this SBP Section 32.0 “Survival”, and shall survive any cancellation, termination or expiration of this SBP, any assignment of this SBP or any payment and performance of any or all of the other obligations of the Parties hereunder. Termination or cancellation of any part of this SBP shall not alter or affect any part of this SBP, which has not been terminated or cancelled.

33.0           INVENTORY AT CONTRACT COMPLETION

Subsequent to Seller’s last delivery of Product(s), which contain, convey, embody or were manufactured in accordance with or by reference to Buyer’s Proprietary Information or Materials, including but not limited to finished goods, work-in-process and detail components (hereafter “Inventory”) which are in excess of Order quantity shall be made available to Buyer for purchase. In the event Buyer, in its sole discretion, elects not to purchase the Inventory, Seller may scrap the Inventory. Prior to scrapping the Inventory, Seller shall mutilate or render it unusable. Seller shall maintain, pursuant to their quality assurance system, records certifying destruction of the applicable Inventory. Said certification shall state the method and date of mutilation and destruction of the subject Inventory. Buyer or applicable regulatory agencies shall have the right to review and inspect these records at any time it deems necessary. In the event Seller elects to maintain the Inventory, Seller shall maintain accountability for the Inventory and Seller shall not sell or provide the Inventory to any third party without prior specific written authorization from Buyer. Failure to comply with these requirements shall be a material breach and grounds for default pursuant to GTA Section 13.0, “Cancellation for Default”. Nothing in this SBP Section 33.0 prohibits Seller from making legal sales directly to the United States of America government.

34.0           SELLER ASSISTANCE

In accordance with GTA Section 12.2, “Termination Instruction”, and GTA Section 13.2, “Remedies”, Buyer may, by written notice to Seller, require Seller to transfer to Buyer or to Buyer’s designee title (to the extent not previously transferred) to any or all (i) Contractor-Use Tooling, Common-Use Tooling and other Tooling, (ii) Transportation Devices, (iii) Buyer Furnished Material, (iv) raw materials, parts, work-in-process, incomplete or completed assemblies, and all other Products or parts thereof in the possession or under the effective control of Seller or any of its subcontractors or suppliers, and (v) Proprietary Information of Buyer, including, without limitation, planning data, Product Definition, Drawings and other Proprietary Information relating to the design, production, maintenance, repair and use of all Products and Contractor-Use Tooling and Common-Use Tooling, in the possession or under the effective control of Seller or any of its subcontractors or suppliers, in each case free and clear of all liens, claims or other rights of any Person. Seller shall immediately transfer and deliver, and cause each of its subcontractors or suppliers to transfer and deliver, any or all of the aforesaid items in accordance with any written notice or notices given hereunder by Buyer to Seller, notwithstanding any event or circumstance whatsoever, including, without limitation, any claim or dispute Seller may assert in connection with a termination of this SBP or any payment for any such items. If Buyer shall require Seller to transfer and deliver to Buyer or Buyer’s designee any of the aforesaid items, Seller shall cooperate with and shall assist Buyer in developing and implementing plans to transfer the production of Products and provision of services to Buyer, or to any other Person designated by Buyer, in an expeditious and orderly manner and shall take such other steps to assist Buyer as Buyer may request in good faith, all for the purpose of maintaining, or attempting to maintain as nearly as may be possible, production of Program Airplanes and Derivatives in accordance with Buyer’s schedule of delivery of Program Airplanes and Derivatives to Customers.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

Buyer and Seller acknowledge that the Program, and Buyer’s ability to sell and deliver Program Airplanes and Derivatives to Customers, shall be substantially impaired if Seller delays, for any reason, its performance under this SBP Section 34.0. Buyer and Seller also acknowledge that Seller’s assistance hereunder in the event of a cancellation, in whole or in part, of this SBP shall be of fundamental significance to reduce incidental, consequential or other damages to Buyer. Consequently, Seller shall transfer and deliver to Buyer any or all of the aforesaid items notwithstanding any dispute or claim that Seller may have against Buyer. Seller shall not delay its performance under this SBP Section 34.0 by any action, including, without limitation, any judicial or other proceeding, or by any failure to act. Seller hereby authorizes Buyer or its representatives to enter upon its, or any of Seller’s subcontractors or suppliers (Seller shall obtain from its subcontractors or suppliers Buyer’s right to so enter and act), premises at any time during regular business hours upon one (1) day’s advance written notice, for the limited purpose of taking physical possession of any or all of the aforesaid items. At the request of Buyer, Seller shall promptly provide to Buyer a detailed list of such items, including the location thereof, and shall catalog, crate, package, mark and ship such items expeditiously and in an orderly manner and otherwise in the manner requested by Buyer, which request may specify incremental or priority shipping of certain items. Seller shall, if instructed by Buyer, store or dispose of any or all of the aforesaid items in any reasonable manner requested by Buyer.

35.0           NONRECURRING WORK TRANSFER

In the event of default, program cancellation, expiration of this SBP or the termination of this SBP by mutual agreement of the Parties, Seller agrees to transfer to Buyer at no cost all Nonrecurring Work set forth in SBP Section 3.3 “Nonrecurring Work”.

36.0           DISPOSITION OF TOOLING

In the event Buyer exercises its rights under GTA Section 12.0, “Termination for Convenience”, GTA Section 13.0, “Cancellation for Default”, or SBP Section 34.0, “Seller Assistance”, Seller shall transfer to Buyer any and all Tooling free and clear of any and all liens, claims or rights of any third party.

37.0           RESTRICTIONS ON LOBBYING

37.1.         Applicability

SBP Section 37.0 applies to all Sellers, domestic and foreign if:

Seller’s Product incorporated into Spirit’s products are sold by Spirit’s customer, individually or incorporated into another product such as an Aircraft, to it’s customer who finances the purchase of the Product or product with a direct loan from the Export-Import Bank of the United States (“Direct Loan”), and the shipset price of the Product exceeds $100,000 U.S.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

37.2.         Certification

Spirit will notify Seller in writing if it believes the conditions of 37.1 are met and the below described certificate and disclosure form are required. If applicable, Spirit will also identify the Aircraft being financed.

Upon receipt of such notice, Seller will execute an “Anti-Lobbying Certificate” substantially in the form of Attachment 23 to this SBP and, if applicable, Standard Form-LLL, “Disclosure Form to Report Lobbying.” (a copy of the form can be found at http://www.ahrq.gov/downloads/pub/rfp010003/lobbying.pdf)

Seller will provide the executed certificate to the Spirit Procurement Agent. Also, Seller will forward to the Spirit Procurement Agent any originals of the Standard Form-LLL received by Seller from its subcontractors of any tier promptly upon Seller’s receipt.

37.3.         Flow Down

With respect to any Direct Loan, the substance of this SBP Section 37.0 shall apply to all of Seller’s suppliers of any tier who supply items with a shipset price exceeding $100,000 U.S. Seller agrees to incorporate the substance of Section 37.0 in all applicable subcontracts.

38.0           SIGNATURES

EXECUTED in duplicate as of the date and year first set forth above by the duly authorized representatives of the Parties.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

Spirit                      SELLER
Spirit AeroSystems, Inc.               Valent Aerostructures – Washington, LLC
By and Through its Divisions

VanLeer	Kaylie

14:19:08	2012.02.21

_____ ______	-06’00’

Name: April R. Shults                  Name: Kaylie VanLeer

Title: Procurement Agent          Title: Contracts

Date:   Date: 2-21-12

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 1 TO
SPECIAL BUSINESS PROVISIONS

Work Statement and Pricing

(SBP ATTACHMENT 2 TO
SPECIAL BUSINESS PROVISIONS

Production Article Definition and Contract Change Notices

(Reference SBP Section 1.0, 3.3.2.1, 3.3.2.2, 3.3.4.6, 3.4.1)

A.           Configuration [TBD]

The configuration of each Production Article shall be as described in the Preliminary Configuration Document (PCD) and/or Integrated Control Station Plan * (ICS) revision identified below, and in the Contract Change Notices listed in Paragraph B below as such Contract Change Notices relate to the configuration of any Production Article:

Qty
	Test	Production	Per
Part No.	Article	Article	S/S	ICS # Rev.	Date

Static
Fatigue
Other

* Note: If applicable, substitute alternate specification plan.

B.           Contract Change Notices

The following Contract Change Notices are hereby incorporated into this SBP.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 3 TO
SPECIAL BUSINESS PROVISIONS

Recurring Price Status and Summary Tables

(Reference SBP Section 7.0 Change Provisions)

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 4 TO
SPECIAL BUSINESS PROVISIONS

RESERVED

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 5 TO
SPECIAL BUSINESS PROVISIONS

Buyer AOG Coverage

(Reference SBP Section 3.5.3)

Â	NORMAL HOURS BUYER’S PROCUREMENT REPRESENTATIVE
Approximately 5:30 a.m. - 6:00 p.m.

☑	Performs all functions of procurement process.

☑	Manages formal communication with Seller.

Á	SECOND SHIFT - AOG PROCUREMENT SUPPORT
3:00 p.m. - 11:00 p.m.

☑	May place order and assist with commitment and shipping information, working with several subcontractors or suppliers on a priority basis.

☑	Provides a communication link between Seller and Buyer.

(24 HOUR AOG SERVICE - AOG CUSTOMER REPRESENTATIVE (CUSTOMER SERVICE DIVISION) (206) 662-7200

☑	Support commitment information particularly with urgent orders.

☑	Customer Service Representative needs (if available):

1.	Part Number

2.	Buyer Purchase Order

3.	Airline Customer & customer purchase order number

4.	Buyer S.I.S. #

If Seller is unable to contact any of the above, please provide AOG/Critical shipping information notification via FAX using Buyer AOG/Critical shipping notification form (SBP Attachment 5).

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 6 TO
SPECIAL BUSINESS PROVISIONS

Buyer
AOG/CRITICAL
Shipping Notification
(Reference SBP Section 9.1)
To: FAX:	(206) 662-7145	Phone:	(206) 662-7200
Procurement Agent Name:		Phone:
From:		Today’s Date:
Part Number:		Customer P.O.:
Customer:		Ship Date:
Qty Shipped:		*SIS Number:
Buyer P.O.:		Pack Sheet:
*Airway Bill:		or Invoice:
Carrier:		*Flight #:
Freight Forwarder:

*If Applicable

SHIPPED TO:
☑           (check one)

☐           Buyer

☐           Direct Ship to Customer

☐           Direct Ship to Seller

Remarks:

If unable to contact Procurement Agent, Please use this form to fax shipping information.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 7 TO
SPECIAL BUSINESS PROVISIONS

SBP ATTACHMENT 8TO
SPECIAL BUSINESS PROVISIONS

Seller Data Submittals

(Reference SBP 9.0, 3.5.3)

EXAMPLES

1.	Program Status Reports (as requested by Buyer)
Seller’s program progress reports, highlighting significant accomplishments and critical program issues, etc.

2.	Product Definition Milestone Schedule (as requested by Buyer)
Seller’s Product Definition schedule depicting key milestone events to support program requirements.

3.	Manufacturing Milestone Schedule (as requested by Buyer)
Seller’s manufacturing schedule depicting key milestone events to support program requirements.

4.	Certified Tool List
Seller’s Certified Tool Lists for identifying all accountable tools, including any subsequent new, reworked or re-identified tools affecting the first production spares Product. .

5.	Problem Reports (as required)
Seller’s written notification to Buyer of program problems, potential program impact and corrective action. .

6.	AOG and Critical Spares Support Plan
Seller ‘s written plan describing Seller’s procedure for supporting AOG and Critical spares delivery requirements. Refer to SBP Section 3.5.3 for details.

7.	Order Readiness Matrix

Seller’s plan (matrix) identifying pre-manufacturing activities, such as, material procurement, tooling, planning and manufacturing readiness, that must be prioritized and completed prior to manufacture of a spares Product.

8.	Total Cost Management System Plan
Within six weeks of contract award Seller shall submit a plan in TCMS plan as required under SBP Section 7.6

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 9 TO
SPECIAL BUSINESS PROVISIONS

RESERVED

(Reference SBP Section)

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 10 TO
SPECIAL BUSINESS PROVISIONS

Quality Assurance Requirements

A10.1    Documents Incorporated by Reference

In addition to any other documents incorporated elsewhere in this SBP or GTA by reference, Seller is required to maintain compliance with the following documents as may be revised from time to time and incorporated herein and made a part of this SBP by reference with full force and effect, as if set out in full text:

A10.1.1       Document AS/EN/JISQ 9100, “Quality Systems – Aerospace – Model for Quality

Assurance in Design, Development, Production, Installation and Servicing”

A10.1.2     Document AS/EN/SJAC 9102, “Aerospace First Article Inspection (FAI) Requirement”

Seller shall perform First Article Inspections (FAIs) in accordance with AS/EN/SJAC 9102. First article inspections for certain non-critical detail components may be waived, as agreed by Seller and Buyer.”

A10.1.3   Buyer Document D1-4426, “Approved Process Sources”

This document defines the approved sources for special processing, composite raw materials, composite products, aircraft bearings, designated fasteners, and metallic raw materials.

A10.2  AS/EN/JISQ 9100 Certification/Registration

Seller shall maintain an accredited aerospace industry certification/registration to AS/EN/JISQ 9100. Buyer reserves the right to make final determination regarding Seller compliance to quality management system requirements.

Buyer recognition of Seller’s Aerospace Quality Management System certification/registration does not affect the right of Buyer to conduct audits and issue findings at the Seller’s facility. Buyer reserves the right to provide Buyer-identified quality system findings, associated quality system data, and quality performance data to the Seller’s CRB.

Seller shall ensure the following relative to AQMS certification:

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 10 TO
SPECIAL BUSINESS PROVISIONS

A10.2.1 Accreditation of Certification/Registration Body

The certification/registration body (CRB) is accredited to perform aerospace quality management system (AQMS) assessments. The CRB must use approved auditors and operate in accordance with the corresponding International Aerospace Quality Group (IAQG) certification/registration scheme.
NOTE:  IAQG sanctioned certification/registration schemes include but are not limited to AIR 5359, SJAC 9010, TS157, etc. Reference IAQG website for listing of accredited CRBs: http://www.iaqg.sae.org/iaqg/audit_information/registrars.htm.

A10.2.2   Records of Certification/Registration
The seller maintains objective evidence of CRB certification/registration on file at Seller’s facility. Objective evidence shall include:

a.           The accredited AQMS certificate(s) of registration;
b.           The audit report(s), including all information pertaining to the audit results in accordance with the applicable certification/registration scheme;
c.           Copies of all CRB finding(s), objective evidence of acceptance of corrective action(s), and closure of the finding(s).

NOTE:     Certification records shall be maintained in accordance with Buyer specified contractual quality record retention requirements.

A10.2.3 Right of Access to CRB

The CRB services agreement provides for “right of access” to all CRB records by Buyer, applicable accreditation body, applicable Registrar Management Committee (RMC) and other regulatory or government bodies for the purpose of verifying CRB certification/registration criteria and methods are in accordance with the applicable IAQG certification/registration scheme.

A10.2.4  Audit Results/Data Reporting to IAQG
The CRB has Seller’s written permission to provide audit results/data to IAQG membership as required by the applicable IAQG certification/registration scheme.

A10.2.5  Notification to Buyer of Change in Status
Buyer is immediately notified in writing should the Seller’s certification/registration be suspended or withdrawn, or accreditation status of Seller’s CRB be withdrawn. Send email notification to grpcrboversightrep@boeing.com .
SBP ATTACHMENT 10 TO

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SPECIAL BUSINESS PROVISIONS

A10.2.6  Provision of Buyer Quality Data to CRB

Buyer-identified findings and Seller’s quality performance data is provided to the CRB during certification/registration and surveillance activity.

A10.2.7 CRB Access to Proprietary Data

CRB shall be provided access to applicable proprietary data (including Buyer proprietary data) to the extent necessary to assess Seller compliance to AQMS requirements. CRB shall agree to keep confidential and protect Buyer proprietary information under terms no less stringent than Seller’s contractual agreement with Buyer. Seller shall assure that such information is conspicuously marked “BUYER PROPRIETARY.”

A10.2.8 Seller Compliance with CRB Requirements

Seller complies with all CRB requirements imposed to issue and maintain certification/registration.

A10.3    Relocation/Subcontract Notification

The Seller shall not relocate or subcontract any Category I or II work without written Buyer acceptance. Notification to Buyer shall be made to the Procurement Agent who manages the Seller’s contract and shall contain the subcontractor name, address, telephone number, QA manager name, applicable part numbers, and part descriptions being relocated. Category I and II work is defined in FAA Order 8120.2, Appendix 4.

A10.4    English Language

When specifically requested by Buyer, Seller shall make requested quality data or approved design data available in the English language.

A1 0.5     Guidance Documents

Refer to the following documents for guidance relative to AS/EN/JISQ 9100 requirements:

A10.5.1   Document AS/EN/SJAC 9103, “Variation Management of Key Characteristics”

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 10 TO
SPECIAL BUSINESS PROVISIONS

A10.5.2      Document AS9006, “Deliverable Aerospace Software Supplement for AS9100A Quality Management Systems - Aerospace - Requirements for Software (based on AS9100A)”

A1 0.5.3    Document D1-8007, “Approval Guide for Supplier Statistical Sampling Plans”

A10.5.4     Document D6-51991, “Quality Assurance Standard for Digital Product Definition at Buyer Subcontractors or Suppliers”

A10.6   Seller Non-Conformance Records Documentation/Processing

In the event Seller receives approval from the Buyer, prior to submitting non-conforming material and/or hardware, the Seller shall document and process said items in accordance with Document MAA1-10034-1, Supplier Non-Conformance. The Seller will be charged a minimum of $250 per non-conformance record, Seller or Buyer generated, exclusive of the material disposition.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 11 TO
SPECIAL BUSINESS PROVISIONS

Buyer Commercial Airplanes Second Tier Report
(Reference SBP Section 9.6)

Seller name:	Seller contact:		Date:
Seller phone number:		Procurement Agent Name:
	☐ Jan - Mar ☐ Apr - Jun ☐ July - Sept ☐ Oct - Dec		Year:
Purchase contract number:	Type of report: Regular Final Revised
Definitions
Small business
The term “small business” shall mean a small business as defined pursuant to section 3 of the Small Business Act (15 U.S.C.A. 632) and relevant regulations issued pursuant thereto. Generally, this means a small business organized for profit, it is independently owned and operated, is not dominant in the field of operations in which it is bidding, and meets the size standards as prescribed in Government regulations.

Small disadvantaged business/minority business enterprise	A business certified by the SBA as a socially and economically small disadvantaged business for consideration of Government set-a-side contracting opportunities and business development.
Women-owned small business
A business concern that is at least 51 percent owned by one or more women; or, in the case of any publicly owned business, at least 51 percent of the stock is owned by one or more women; and whose management and daily business operations are controlled by one or more women.

Historically black colleges and universities and minority institutions
Historically black colleges and universities (HBCU’s) are institutions that were established before 1964 and have a principal mission that was, and is, the education of Black Americans and that meet the requirements set forth in the Code of Federal Regulations (CFR), Title 34, Part 608.2. Minority institutions (MI’s) are institutions that substantially increase the higher education opportunities for minority and/or low income students who are educationally disadvantaged or underrepresented in post-secondary education and meet the requirements set forth in Title 34 or the CFR, Part 607.2.

Value of Subcontract Awards (report in whole dollars)
Subcontract Awards		Current Quarter
		Dollars	%
A.	Small business
B.	Small disadvantaged business/minority business enterprise
C.	Women-owned small business
D.	Historically black colleges and universities and minority institutions
Name of Liaison Officer:		Signature:	Date:

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 12 TO
SPECIAL BUSINESS PROVISIONS

Non-U.S. Procurement Report Form

(Seller to Submit)

(Reference SBP Section 12.12)

Seller Name	Country	Commodity/ Nomenclature	Bid Dollars	Contracted Dollars

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 13 TO
SPECIAL BUSINESS PROVISIONS

Product Definition Schedules

(Reference SBP Section 3.3.1.1, 3.4.5, 25.0)
Item	Nomenclature	First Delivery

414Z5235-27	CAB SPLICE FITTING, PT B, INNER	6/30/2011
414Z5235-28	CAB SPLICE FITTING PT A	6/30/2011
414Z5235-29	CAB SPLICE FITTING PT C, LH	6/30/2011
414Z5235-30	CAB SPLICE FITTING PT C, RH	6/30/2011
414Z5235-31	CAB SPLICE FITTING PT D, LH	6/30/2011
414Z5235-32	CAB SPLICE FITTING PT D, RH	6/30/2011
414Z5321-60	CAB SPLICE PLT, PT A, INNER	6/30/2011
414Z5321-61	CAB SPLICE PLT, PT A, OUTER	6/30/2011
414Z5321-62	CAB SPLICE PLT, PT B, OUTER	6/30/2011
414Z5321-63	CAB SPLICE PLT, PT C, OUTER LH	6/30/2011
414Z5321-64	CAB SPLICE PLT, PT C, OUTER RH	6/30/2011
414Z5321-65	CAB SPLICE PLT, PT C INNER LH	6/30/2011
414Z5321-66	CAB SPLICE PLT, PT C, INNER RH	6/30/2011
414Z5321-67	CAB SPLICE PLT, PT D, OUTER LH	6/30/2011
414Z5321-68	CAB SPLICE PLT, PT D, OUTER RH	6/30/2011
414Z5321-69	CAB SPLICE PLT, PT D, INNER LH	6/30/2011
414Z5321-70	CAB SPLICE PLT, PT D, INNER RH	6/30/2011
414Z5321-71	CAB SPLICE PLT, PT E, OUTER LH	6/30/2011
414Z5321-72	CAB SPLICE PLT, PT E, OUTER RH	6/30/2011
414Z5321-73	CAB SPLICE PLT, PT E, INNER LH	6/30/2011
414Z5321-74	CAB SPLICE PLT, PT E, INNER RH	6/30/2011
414Z5330-37	CAB SILL EXTENSION, U-R, LH	6/30/2011
414Z5330-38	CAB SILL EXTENSION, U-R, RH	6/30/2011
414Z5220-24	CAB UPPER A-B POST	6/30/2011
414Z8330-14	REINFORCE STRAP FLAT	6/30/2011

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 14 TO
SPECIAL BUSINESS PROVISIONS

Production Article Delivery Schedule

(Reference SBP Section 3.3.2, 3.3.4, 3.4.1)

Production Article Delivery Schedule

MASTER SCHEDULE

Airplane                      Manufacturing                     Deliv.            Airplane                      Manufacturing                                Deliv.
Line No.                      Cycle                                      Date              Line No.                      Cycle                                 Date

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 15 TO
SPECIAL BUSINESS PROVISIONS

SCHEDULE CHANGE EXAMPLES
(Reference SBP Section 7.5)

EXAMPLE
Current Shipset Billing Price = $300,000
Schedule No. 1
Month 1                      2           3           4           5           6           7           8           9           10
S/S Per Month                        7           7           10         10         10         10         10          10           14           14

ACCELERATION - Notice of acceleration of Schedule No. 2 is given at Month 7 resulting in the following schedule:
Schedule No. 3
S/S Per Month                                           7           7           10           10           7           7           *7           10           10           10
Shipsets Accelerated                                                                                       0           3             3

A total of six Shipsets are accelerated resulting in a $7,200 payment:
6 Shipsets x $300,000 x .004 = $7,200

DECELERATION - Notice of deceleration of Schedule No. 2 is given at Month 1 resulting in the following schedule:

Schedule No. 3
S/S Per Month                                           *7           7           10           10           7           7           *7           10           10           10
Shipsets Accelerated                                               8           8              5

A total of four Shipsets are declerated resulting in a $7,200 payment:
4 Shipsets x $300,000 x .004 = $4,800

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 16 TO
SPECIAL BUSINESS PROVISIONS

Commodity Listing and Terms of Sale

(Reference SBP Section 12.13.2.1)

COMMODITY LISTING

Aluminum Flat Rolled Products Includes aluminum sheet, aluminum plate, wing plate, and body skins, excluding “soft” aluminum alloys.

Aluminum extrusions, all press size or circle size.

Titanium includes all wrought and un-wrought titanium mill products.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 16 TO
SPECIAL BUSINESS PROVISIONS

Terms of Sale

Parties

The Seller is The Buyer Company, acting through its agent, TMX. The Customer is a Buyer subcontractor, at any tier, who is manufacturing a product in support of a Buyer requirement.

Sales

All materials to be furnished by Seller are to be within the limits and the sizes published by Seller and subject to Seller’s standard tolerances for variations. Seller will warrant that all materials to be supplied will conform to the descriptions contained herein and on the face of the purchase order and that Seller will convey good title to any such materials free from any security interest, or other lien or encumbrance held by any other party and unknown to the customer. THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS AND SELLER WILL MAKE NO OTHER EXPRESS OR IMPLIED WARRANTIES EXCEPT AS STATED HEREIN. Seller will not be liable for any incidental or consequential damages for any breach of warranty, express or implied. Seller’s liability and the Customer’s sole and exclusive remedy will be limited at Seller’s option either to (a) return of the materials and repayment of the purchase price, or (b) replacement of nonconforming materials upon return thereof to Seller. The Customer shall be required to notify Seller in writing of any claim of breach of warranty and no materials shall be returned to Seller by the Customer without Seller’s consent.

Payment Terms

The following payment processes will be followed for material sold to Customer by Seller. All payments shall be in United States Dollars.

DEBIT PROCESS

The debit process will be used in all circumstances where the Customer has an account with the Seller. The amount due is the quantity shipped multiplied by the unit price, plus the price for any value added services. The amount due will be collected by the Seller’s applying a debit to the Customer’s account. Payment is due on the (net) thirtieth (30th) day from the scheduled delivery date. The debit will be applied to the Seller’s account on the payment due date. If the debit amount exceeds the amount outstanding on the Customer’s account, the Customer will remit to The Buyer Company the amount due beyond the debit payment due date. The foregoing debit process does not apply to Sellers who are only performing under orders issued by the Tulsa Division of the Buyer.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 16 TO
SPECIAL BUSINESS PROVISIONS

INVOICE PROCESS

The invoice process will be used for Customers not currently making direct sales to Buyer; foreign countries governed by MITI laws and regulations (currently Australia, Brazil, China, India, Japan, and Korea), and orders issued by the Tulsa Division. The amount due is the quantity shipped multiplied by the unit price, plus the price for any value added services. Payment is due on the (net) thirtieth (30th) day after the date of Seller’s invoice, which shall be issued on the day following the date of shipment.

LATE PAYMENT CHARGES

Payments due Seller representing undisputed charges for material and services that are not paid within forty-five (45) days after the date of Seller’s invoice or within fifteen days after any remittance due to Seller under the debit process will be subject to a late payment charge. Such charge will be computed monthly using an annual rate of interest publicly announced by Citibank N.A. New York, New York, as its prime rate in effect on the fifteenth (15th) day of the month, as adjusted month to month, plus two percent (2%). Such rate will be applied on the basis of a 365-day year against the undisputed past due amount, commencing on the forty-sixth (46th) day (or 16th day in the debit process) after the invoice date and continuing until payment is received by Buyer.

DEBIT/INVOICE DISPUTE PROCEDURE

Customer may dispute payment amounts due provided that (1) Customer contacts Seller within 25 days of the date of the debit/ invoice, (2) Customer provides a complete reason as to the dispute. If the action is Seller’s to resolve, late payment charges will not be assessed on amounts that are under dispute. Once a dispute has been resolved, payment terms will be (net) thirty (30) days from the date of resolution.

FAILURE TO PAY

In the event Customer fails to make payments when due, Seller reserves the right to assert whatever remedies it may have under law, including setoffs against amounts due from Seller to Customer on other contracts. In such an event, Seller may, with respect to future orders, require full payment in advance or otherwise alter the terms of payment specified earlier.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 17 TO
SPECIAL BUSINESS PROVISIONS

Reserved

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT               18               TO
SPECIAL BUSINESS PROVISIONS

Reserved

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 19 TO
SPECIAL BUSINESS PROVISIONS

Requirement Changes Evaluation
(Reference SBP Section 7.2.1)

As provided in SBP Section 7.2.1 “Requirement Changes”, descriptions of certain changes that are and are not Requirement Changes are listed in this SBP Attachment 19. These are certain examples that could be described at the time of the execution of this SBP and are not intended to be comprehensive or exhaustive. Therefore, the descriptions of changes listed below shall be interpreted as representing the intent of the Parties and may be used as a guideline for any changes not listed below.

A.    Requirement Changes include:
o	Changes to Seller’s requirements set forth or referred to in the Work Statement Documents
o	Derivatives
o	TBS 2B & 3 changes (as defined in SBP Attachment 16 “Pricing Methodologies”)
o	Work Package & detail level product definition change, as a result of Program & Airplane level configuration, architecture and platform changes
o	Work Package & detail level product definition change, as a result of change of FAA or other regulatory agency requirements
o	Boeing directed changes relating to weight saving initiatives for weight reductions below agreed guaranteed weights
o	TCM
o
Changes due to full scale Static and Fatigue test results that result from Seller’s use or application of innovative technologies selected or directed by Buyer for the design and build of Production Articles*

o	Changes resulting from having incorporated preliminary loads into the detail design.*
o	Prior to agreement on Seller’s work package weight commitment level, changes relating to weight saving initiatives to meet target weights that impact technology process, material or complexity*
o	Changes to Boeing manuals (stress analysis, design, durability and damage tolerance)*
o	Changes to Boeing material specifications*
o	Changes to Boeing process specifications*
o	Changes by Boeing to Interface Control Model (ICM) and Interface Control Documents (ICD)*

* The Parties acknowledge and agree that, following review and consideration of all relevant Documents, data and/or other information, the changes marked with an asterisk above may or may not be determined by the Parties to be

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 19 TO
SPECIAL BUSINESS PROVISIONS

Requirement Changes in all instances. These categories of changes (including any specific examples within these categories that are raised by either Party for consideration and resolution in a timely manner) will be evaluated and considered during the joint review, by both Parties, of Requirement Changes commencing immediately following establishment of the Firm Configuration Statement of Work as provided in SBP Section 7.2.2.1 “Pre-Firm Configuration Changes” and at any time thereafter.

B.	Requirement Changes do not include:
o	Seller’s errors
o	Initial production rate build-up
o	Delivery rates
o	Change in regulations or laws

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 20 TO
SPECIAL BUSINESS PROVISIONS

Administrative Agreement
(Reference SBP Section 7.9, 17.1)

COMMITMENT AUTHORIZATION
Buyer Designees
The individuals identified by Buyer in the following positions are authorized to make contractual commitments, provide Program direction and discuss cost and performance issues directly with Seller on behalf of Buyer, including any and all discussions which affect price, delivery schedule or other contractual terms and conditions:

Name & Title	Roles/Limits
Procurement Agent: April Shults	Contractual Commitments/None
Procurement Manager: Amanda Bally	Contractual Commitments/None
Procurement Senior Manager: Dorine Brittain	Contractual Commitments/None

The individuals identified by Buyer in the following positions are authorized to communicate directly with Seller concerning engineering, quality control, production, schedule and delivery status, and per

Name & Title	Roles/Limits
LCPT Leader(s): TBD	Communication Only
Procurement Quality Assurance: TBD	Communication Only
SM&P PCS: TBD	Communication Only
Materials Management Analyst: TBD	Communication Only

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 20 TO
SPECIAL BUSINESS PROVISIONS

Seller Designees
For the specific Product(s) identified in the attachment(s) the individuals in the following positions are authorized to make contractual commitments, discuss Program and cost issues directly with Buyer on behalf of the Seller:

Title	Roles/Limits
Contract Administrator	Contractual Commitments/None
Manager Contracts:	Contractual Commitments/None

The individuals identified by the Seller in the following positions are authorized to communicate directly with Buyer concerning engineering, quality control, production, schedule and delivery status, and performance problems on behalf of Seller.

Title	Roles/Limits

COMMUNICATION AND CORRESPONDENCE

Seller to Buyer
Materials Management Correspondence
All correspondence to Buyer pertaining to the matters set forth in AA Section 2.1.B above shall be forwarded to the appropriate individual identified in the applicable order.
Other Correspondence
All other correspondence pertaining to contractual matters or falling outside the purview of the individual(s) set forth in 3.1.1 above shall be forwarded to the Procurement Representative as identified in the applicable GTA/SBP.
Buyer to Seller
All correspondence to Seller concerning the Products identified in the SBP Attachment 1 shall be addressed to the Seller representative identified in the applicable GTA/SBP.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 21 TO
SPECIAL BUSINESS PROVISIONS

Storage Requirements for Boeing Furnished Material (PMI)

A21           Storage Agreement for Spirit Tier Two Supplier

This agreement to control Boeing Furnished Material (PMI) hereby defines the requirements for the Spirit Supplier (supplier name); hereinto referred to as Spirit Tier Two Supplier.

A21.1           Boeing Furnished Material

Boeing will provide Boeing Furnished Material (PMI) to Spirit Tier Two Supplier for the purpose of enabling Spirit Tier Two Supplier to perform its obligations under this SBP. During the term of this SBP, Spirit Tier Two Supplier shall store and use the Boeing Furnished Material.

A21.2           Storage and Handling

At no charge to Boeing or Spirit AeroSystems, Inc., Spirit Tier Two Supplier will store Boeing Furnished Material at Spirit Tier Two Supplier premises located in (enter address where Boeing Furnished Materials will be physically located, city and state), supplier code (enter supplier code). Such Boeing Furnished Material at all times must be easily distinguishable from all other materials stored on Spirit Tier Two Supplier premises. Such distinction shall be maintained by placing a sign on the Boeing Furnished Material clearly stating that the Boeing Furnished Material is owned by Boeing, and by segregating the Boeing Furnished Material within a fenced or other storage area (the “Storage Area”). The Storage Area shall contain a sign which shall indicate that there is located therein “Boeing Materials - Property of The Boeing Company.” The quantity and amount of such Boeing Furnished Material to be stored at Spirit Tier Two Supplier facility should be coordinated from time to time between Spirit AeroSystems, Inc. and Spirit Tier Two Supplier after taking into account the available capacity of Spirit Tier Two Supplier warehouse provided that Spirit Tier Two Supplier facilities are adequate to perform their obligations under any Order, this SBP and the GTA.

Boeing maintains the right to mark all Boeing Furnished Material, and upon request from Boeing or Spirit AeroSystems, Inc., Spirit Tier Two Supplier shall so mark any items as requested. The Boeing Furnished Material shall only be removed from the Storage Area pursuant to SBP Attachment 21, Section A21.3. The Boeing Furnished Material shall at all times be stored and maintained by Spirit Tier Two Supplier, or a delegated Spirit AeroSystems Inc. representative employed by the Spirit Tier Two Supplier, with the same degree of care used by Spirit Tier Two Supplier under like circumstances for the storage and maintenance of Spirit Tier Two Supplier own similar materials, provided that such standard shall in no event be less than that of reasonable care designed to prevent damage, loss or abnormal deterioration, and in accordance with good commercial practice.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

A21.3           RISK OF LOSS
Spirit Tier Two Supplier shall bear the entire risk of any loss or destruction of, or damage to any Boeing Furnished Materials in each case to the extent in the possession, or under the effective control of Spirit Tier Two Supplier until such time as such Boeing Furnished Materials are permanently delivered to Spirit or otherwise permanently removed from Spirit Tier Two Supplier ‘s possession, care, custody and control at Spirit’s direction in accordance with the provisions of any contract between Spirit Tier Two Supplier and Spirit.

A21.4           INSURANCE

A21.4.1                   Coverage

Spirit Tier Two Supplier shall, at Spirit Tier Two Supplier expense, carry and maintain at all times and for as long as any Boeing Furnished Materials are in the possession, or under the care, custody and control, of Spirit Tier Two Supplier, a policy or policies covering loss or destruction of, or damage to, any Boeing Furnished Materials in the amount of the full replacement value thereof providing protection against all perils normally covered in an “all risk” Loss Special Form property insurance policy (including without limitation, fire, windstorm, explosion, riot, civil commotion, aircraft, earthquake, flood or other acts of nature). Such insurance shall provide for payment of loss there under to Spirit or its subsidiaries as their respective interests may appear. Spirit Tier Two Supplier shall cause its property insurers to waive all rights of subrogation against Spirit, its subsidiaries and their respective directors, officers and employees for any loss or destruction of or damage to any Boeing Furnished Materials (including items or equipment incorporated therein or materials and supplies therefore) which are covered by insurance pursuant to this Section. Any deductibles and exclusions in coverage of such policies shall be assumed by and at the sole risk of Spirit Tier Two Supplier and to the extent applicable shall be paid by Spirit Tier Two Supplier. The policies providing such insurance may be reviewed by Spirit upon request.

A21.4.2                   Self-Insurance

Spirit Tier Two Supplier may, upon written approval from Spirit’s Procurement Representative, self- assume or self-insure all or a portion of Spirit Tier Two Supplier’s obligation set forth in Section 21.4. Spirit Tier Two Supplier’s request for approval of self-assumption or self-insurance shall include sufficient particulars to demonstrate Spirit Tier Two Supplier’s financial capability to cover Spirit’s interest in the Boeing Furnished Materials.

A21.4.3                   Certificates of Insurance

Except as provided in Section 21.4.2 above, prior to Spirit Tier Two Supplier’s taking possession of any Boeing Furnished Materials, Spirit Tier Two Supplier shall provide to Spirit’s Procurement Representative for Spirit’s review and approval, certificates of insurance reflecting full compliance with the requirements set forth in Section 21.4. Such certificates shall be kept current and in compliance throughout the period of Spirit Tier Two Supplier ‘s possession, care, custody and control of any Boeing Furnished Materials, and shall provide for thirty (30) days’ advance written notice to Spirit’s Procurement Representative in the event of cancellation or material change adversely affecting the interests of Spirit or its subsidiaries.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

A21.5           Withdrawal of Materials

Spirit Tier Two Supplier shall remove Boeing Furnished Material from the Storage Area for use in the production of Products pursuant to any Order, this SBP and the GTA, or upon Boeing or Spirit AeroSystems, Inc.’s direction, ship them at Boeing’s expense in accordance with Boeing’s instructions; provided that Spirit Tier Two Supplier shall not be responsible for any delay in the delivery of any Products that is caused by the removal of any Boeing Furnished Material upon Boeing’s direction. In no event shall the Boeing Furnished Material be transferred by Spirit Tier Two Supplier to any other party without Spirit AeroSystems, Inc. prior written approval.

A21.6           Title to Materials

Title to the Boeing Furnished Material shall at all times remain in Boeing. Spirit Tier Two Supplier hereby warrants to Boeing and Spirit AeroSystems, Inc. that Spirit Tier Two Supplier will not take any action that would result in the imposition by Spirit AeroSystems, Inc. or by third parties of any liens, charges or encumbrances on the Boeing Furnished Material. Spirit Tier Two Supplier shall not sell, assign, lease, or grant a security interest in the Boeing Furnished Material, allow the Boeing Furnished Material to be attached or seized on execution or otherwise, or in any other way dispose of or encumber the Boeing Furnished Material or any part thereof except as provided herein.

[The following paragraph is for use with U.S. Partners only – with respect to work performed inside the United States]

Without in any way limiting Spirit Tier Two Supplier obligations as set forth in this Section, Spirit Tier Two Supplier, on request from Boeing or Spirit AeroSystems, Inc., shall file a financing statement in the appropriate jurisdiction where the property is located, for notice purposes only, Form UCC-1, and on request from Boeing or Spirit AeroSystems, Inc., file any other documents or notices necessary to preserve and protect the interest of Boeing in the Boeing Furnished Material.

A21.7           Records

A21.7.1      Access
Spirit Tier Two Supplier shall maintain and preserve adequate records relating to the Boeing Furnished Material as provided herein, including records of all Boeing Furnished Material transactions. Boeing or Spirit AeroSystems, Inc. may inspect the Storage Area at the Spirit Tier Two Supplier, Boeing Furnished Material and records relating thereto at any reasonable time. Copies of such records shall be provided to Spirit AeroSystems, Inc upon request.

A21.7.2      Quarterly Certified Boeing Furnished Material
Within thirty (30) days after the end of each calendar quarter, Spirit Tier Two Supplier shall prepare and furnish to Spirit AeroSystems, Inc. a report in the form provided in SBP Attachment 22 (the “Inventory Reporting Form”), identifying the content of the certified Boeing Furnished Material as of the end of each such quarter, which report shall be verified as correct by an officer of Spirit Tier Two Supplier. In addition to the Inventory Reporting Form, Spirit Tier Two Supplier will be able, for each quarterly inventory, to demonstrate the traceability of the Boeing Furnished Material used to the specific Spirit AeroSystems, Inc. purchase orders for the end items produced. Boeing and Spirit AeroSystems, Inc. personnel shall, if desired by Boeing or Spirit AeroSystems, Inc., participate in the preparation of such report.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

A21.7.3        Aircraft Readiness Log (ARL) Parts

Any part that is deemed to be serialized and is marked as ARL within the Boeing ENOVIA system must be traceable. This is flowed down to the Spirit Tier Two Supplier via Parts List through Cfolders Before each shipment of assemblies the Spirit Tier Two Supplier must flow the part number, serial number, Line Unit part is installed on and the instance ID to Spirit AeroSystems, Inc. This can be done via email to Spirit AeroSystems, Inc. Procurement Representative or, if access is granted, by the use of the DRIM system.

A21.8           Shortage or Loss of Materials

In the event of a shortage or loss for which Spirit Tier Two Supplier is responsible, at Boeing’s or Spirit AeroSystems, Inc’s option, Spirit Tier Two Supplier shall (i) contact Spirit AeroSystems, Inc. Procurement Representative make prompt replacement of such Boeing Furnished Material at Spirit Tier Two Supplier expense, or (ii) be deemed to have purchased all missing items of Boeing Furnished Material and shall promptly pay to Spirit AeroSystems, Inc. an amount equal to the replacement value of such missing items. If the damage occurs at the aforementioned Spirit Tier Two Supplier as named in section A21.2, Spirit Aero Systems, Inc. will invoice said supplier for reimbursement of any expense associated with the Boeing Furnished Material. Spirit AeroSystems, Inc. shall have the right to set off against, or appropriate and apply to the payment or performance of any obligation, sum or amount owing at any time to Spirit AeroSystems, Inc. hereunder all deposits, amounts or balances held by Spirit AeroSystems, Inc. for the account of Spirit Tier Two Supplier and any amounts owed by Spirit AeroSystems, Inc. to Spirit Tier Two Supplier, regardless of whether any such deposit, amount, balance or other amount or payment is then due and owing.

A21.9           Nonconforming Materials

Boeing Furnished Materials received by Spirit Tier Two Supplier shall be inspected for any physical damage and have part number and serial number, if applicable, verified on packing slip by Spirit Tier Two Supplier upon receipt. In the event such Boeing Furnished Material are received at Spirit Tier Two Supplier facility and found at any time thereafter to be nonconforming,

A.	Spirit Tier Two Supplier shall promptly identify and control nonconforming Boeing Furnished Material in accordance with Spirit documented procedures and contact Spirit’s Procurement Representative;

B.
For dispositions requiring rework or repair, Sub Tier Two Supplier submits Supplier Nonconformance Notification (SNN) to Spirit Procurement Representative. Spirit Procurement Representative will contact Sub Tier Two Supplier with Nonconformance instructions;

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

C.
Supporting supplier of such Boeing Furnished Material shall perform the work. All costs and expenses associated with such rework or repair shall be the responsibility of Boeing Spirit Tier Two Supplier shall be responsible for costs and expenses for non- conformances caused by it.

D.
Spirit Tier Two Supplier shall maintain accurate records relating to receipt and disposition of nonconforming Boeing Furnished Material in accordance with 787 Program data requirements and copies of such records shall be furnished to Spirit AeroSystems, Inc upon request.

A21.10                      Taxes

Spirit Tier Two Supplier shall pay, on Spirit AeroSystems, Inc. behalf, all present and future property, sales, use, and other taxes levied as a result of the storage of Boeing Furnished Material by Spirit Tier Two Supplier, and Spirit AeroSystems, Inc. shall hold Spirit Tier Two Supplier harmless from all such taxes. Notwithstanding the above, Spirit AeroSystems, Inc. shall declare directly to the appropriate taxing authority, all property, the title to which is in Spirit AeroSystems, Inc. and shall notify Spirit Tier Two Supplier of any taxes levied on such property, and Spirit AeroSystems, Inc. shall reimburse Spirit Tier Two Supplier for all such taxes immediately upon the receipt of Spirit Tier Two Supplier invoice. Upon request, Spirit Tier Two Supplier shall, in a timely manner, furnish Spirit AeroSystems, Inc. with Boeing Furnished Material information necessary to assist Spirit AeroSystems, Inc. for tax computation and tax reporting purposes.
SBP ATTACHMENT 22 TO
SPECIAL BUSINESS PROVISIONS

Boeing Furnished Material and Inventory Reporting Forms
(Reference SBP Attachment 21)
Boeing Furnished Material Listing:
MATERIALS/SBM ITEM	UNIT OF MEASURE	QTY PER END ITEM	INITIAL QUANTITY

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

Boeing Furnished
Material Listing

Inventory Reporting Form:

[Partner] SBM INVENTORY REPORTING
SUPPLIER CODE Wrhs No SBM MCC SBM Item                     U/M E/I Buyer Starting Bal Received Scrapped Shipped Ending Bal As of Date Comments
999999                    X99 99999999 9999999999999999999 XX XX99                     99999 9999999999 9999999999 mm/dd/yyyy xxxx
0
0
0
0

Inventory Reporting
Form

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

SBP ATTACHMENT 23 TO
SPECIAL BUSINESS PROVISIONS

ANTI-LOBBYING CERTIFICATE
(Reference SBP Section 37)

__________________, 20___
Month           Day           Year

Export-Import Bank of the United States 811
Vermont Avenue, N.W.
Washington, D.C. 20571
Attention: Operations & Data Quality Division

Subject:     Ex-Im Bank Credit No.      - [Name of Country]
   [Name of Borrower] (“Borrower”)
   Anti-Lobbying Certificate

Ladies and Gentlemen:

The undersigned certifies, to the best of his or her knowledge and belief, that:

(1)           No Federal appropriated funds have been paid or will be paid, by or on behalf of the undersigned, to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with the awarding of any Federal contract, the making of any Federal grant, the making of any Federal loan, the entering into of any cooperative agreement and the extension, continuation, renewal, amendment or modification of any Federal contract, grant, loan or cooperative agreement.

(2)           If any funds other than Federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress or an employee of a Member of Congress in connection with this Federal contract, grant, loan or cooperative agreement, the undersigned shall complete and submit Standard Form LLL, “Disclosure Form to Report Lobbying” in accordance with its instructions. (http://www.ahrq.gov/downloads/pub/rfp01 0003/lobbying.pdf)

(3)           The undersigned shall require that the language of this certification be included in the award documents for all sub-awards at all tiers (including subcontracts, sub-grants, and contracts under grants, loans and cooperative agreements) and that all sub-recipients shall certify and disclose accordingly.

This certification is a material representation of fact upon which reliance was placed when this transaction was made or entered into. Submission of this certification is a prerequisite for making or entering into this transaction imposed by Section 1352, Title 31, U.S. Code. Any person who fails to file the required certification shall be subject to a civil penalty of not less than $10,000 and not more than $100,000 for each such failure.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

_________	Spirit AeroSystems, Inc.	NM
Buyer Initial		Seller Inital

1 [NAME OF SELLER]

2 By:
(Signature of Authorized Representative) Name:

Name:	Nicholas Mueller
(Print)

Title:	Planning/Contracts
(Print)

3 Address:	PO Box 10

Dutzow, MO 63342

1 Include Dun & Bradstreet Number.

2 This Certificate must be signed by the President, Chief Executive Officer (if different) and/or Chief Financial Officer, and/or by any other authorized officer(s) of the undersigned. Execution of this certificate constitutes a representation that the signer(s) are fully authorized to do so on behalf of the undersigned. Any person who makes a false representation to Ex-Im Bank may be subject to fine and/or imprisonment pursuant to 18 U.S.C. §1001. The undersigned agrees that, upon request, it will provide Ex-Im Bank with evidence of authority with respect to the person(s) signing this certificate.

3 Include Zip Code of company facility that produced the Item.

Special Business Provision (SBP)	Sellers Name
Pro-Forma dated September 16, 2011	SBP #ICT-787-SBP-2011-1002

Administrative Agreement Vendor Owned Inventory

ADMINISTRATIVE AGREEMENT

BY AND BETWEEN

SPIRIT AEROSYSTEMS, INC.

AND

Daca Machine & Tool, LLC.

VENDOR OWNED INVENTORY # 3-1441-0809-01098

Exhibit H

Administrative Agreement Vendor Owned Inventory

3.1.2.3	Forecasts

Forecasts shall be provided via the SPN.  Forecasts shall reflect Spirit’s estimated consumption on a monthly basis and will be updated on a weekly basis.  Actual consumption may vary.  Forecasts are for planning purposes only.

Shipments to Spirit for min/max orders are to be based on the worksheets provided on the Spirit Partners Network.

Shipments for discrete scheduling are to be based on meeting the quantity and delivery as directed by the purchase order.

3.2          Inventory Management

3.2.1       General

Seller shall be responsible for managing all products on the statement of work (accompanying Attachments).  In general, inventory management consists of planning inventory levels based on information provided by Spirit and storing Seller’s VOI product at Spirit’s facility.  Seller shall provide all personnel necessary to perform all activities, tasks and duties In order to fulfill the Seller’s obligation for inventory management as delineated in this AA.

3.2.2       Seller’s Representative

Seller shall designate a primary contact as the single point of responsibility for the Seller under this AA.  This individual shall be accessible in person or by voice communication at all limes and shall have full authority over the Seller’s resources In order to ensure fulfillment of the Seller’s obligations under this AA, or to otherwise respond to matters presented by Spirit’s Procurement Agent.

3.2.3       Acceptance of Goods

Spirit shall initially accept the products or give Seller a notice of rejection or revocation of acceptance (“rejection” herein), upon initial receipt of the product.  No test or inspection will constitute passage of title or initiate payment.  No inspection, test, delay or failure to inspector test or failure to discover any defect or other nonconformance shall relieve Seller of any obligations under this Agreement or impair any rights or remedies of Spirit.  For purposes of the Warranty clause of the General Provisions, Spirit’s final acceptance shall be deemed to occur thirty (30) days after the point of sale as delineated in Clause 3.1.1.

Administrative Agreement Vendor Owned Inventory

3.2.4       Inventory Ownership

Seller shall own and retain title to all product inventories that are stored at Spirit’s facility until the point of sale as delineated in Clause 3.1.1 of this A.A.

3.2.5       Inventory Accountability and Audits

Spirit will be responsible for loss or damage to the VOI while it is in Spirit’s care, custody, and control, except for loss or damage resulting from Seller’s fault or negligence.  Spirit shall maintain inventory count records which shall be made available to the Seller on the SPN daily.  Such records shall be subject to verification through physical inventory count and stock analysis by Seller at Spirit’s facility.  Seller’s examination and or audit(s) shall occur during reasonable periods of time (e.g. Spirit’s normal business hours), beginning at the implementation date stipulated by the applicable Agreement and ending at the completion date of the Agreement.

Spirit shall grant Seller access to its facility for the purpose of auditing existing VOI stock during the period of performance of the Agreement, and upon the date final payment has been made under such Agreement.  Seller shall be granted access to Spirit’s facility only to the extent of the VOI storage location and only for the purpose of performing audits and count of parts in VOI stock.

Seller shall provide 72 hour notice to the authorized Spirit representative of intent to access VOI storage location to perform physical inventory count.  Seller shall comply with all the rules and regulations’ established, by Spirit for access to and activities in and around the premises controlled by Spirit, to include, but not be limited to, Spirit’s On-Site Activity Supplement.

3.2.6       Inventory Levels

Where minimum/maximum ordering is utilized, the Seller, whether by manufacturing or purchasing, will maintain inventory levels at or above the minimum levels while not exceeding corresponding maximum level established by the parties.  Seller shall determine shipment quantities and dates to accomplish this.  These levels will be reviewed on a regular basis and adjusted as determined by Spirit to support participating sites.  This includes, but is not limited to, production rate changes or improved efficiencies by one or both parties.

Administrative Agreement Vendor Owned Inventory

The Seller may be provided with:

•	Visibility as set forth in Section 3.1.1 above for the required item(s)
•	Authorization to ship
•	Delivery location(s)
•	Minimum, Maximum and total Inventory levels for the products
•	An order for the purpose of receiving parts into Spirit’s system
•	Communications regarding exceptions
•	Applicable rate change data

Where discrete ordering is utilized, the Seller shall provide inventory to Spirit based on the quantity and delivery dates as specified on each order.

3.2.7           Metrics

Sellers performance regarding Product delivery will be based upon maintaining inventory at Spirit’s facility in accordance with open orders.  Measurements will be taken on a daily basis.

Delivery performance for min/max orders will be determined by the minimum and maximum levels as included on the Inventory worksheet.

Delivery performance for discrete orders will be based on actual receipt date versus scheduled receipt date on the order.

3.2.7.1	Metric Effective Dates

A worksheet, located on the SPN, shall include a “Metric Effective Date” column, a date in that column indicates the mutually agreed to date that performance measurements shall be effective.

In the event that emergent requirements (i.e. spares, AOGs, excessive scrap) can be directly attributed to negative performance measurements, Seller may solicit Spirit to have specific measurements removed or revised accordingly.  Spirit and Seller may mutually agree to insert a new “Metric Effective Date” reflecting recovery from any such events.

Administrative Agreement Vendor Owned Inventory

4.0           PARTICIPATING SITE REQUIREMENTS

Seller shall maintain the management and control functions necessary to ensure that requirements of the participating sites are met.

4.1.         Cycle Time
Seller understands and is committed to Spirit’s goal of reduced cycle time.  Spirit and Seller shall work together to reduce cycle time to support Spirit’s requirements.

5.0           TERMINATION LIABILITY

Min/Max purchase orders are a means to facilitate receiving and payment.  Quantities stated on such orders are estimates, and may exceed actual demand.  Therefore, Spirit is not liable for the specific quantity stated on orders.

MRP/discrete orders are subject to the Termination section of the Spirit General Provisions.

6.0           TRANSPORTATION

Seller is required to use the latest shipping methods as directed by Spirit’s Traffic Department.

7.0           TAXES

Seller shall pay all present and future property, sales, use, and other taxes arising out of, or resulting from, this Administrative Agreement, including but not limited to any taxes levied as a result of the storage of stock by Seller, and Seller shall hold Spirit harmless from all such taxes.

8.0           PAYMENT

Spirit’s payment obligation to Seller is triggered at the point of sale identified in section 3.1.1.  The price paid will be the price that is in effect at point of sale.  Not withstanding the provisions of Spirit AeroSystems, Inc. General Provisions, payment terms for any products withdrawn by Spirit shall be Net 60

9.0           MODIFICATION OF PURCHASE CONTRACT

Except to the extent modified herein, the terms and conditions of the Agreement remain in full force and effect.

Administrative Agreement Vendor Owned Inventory

EXECUTED in duplicate originals as of the date and year set forth above by the duly authorized representatives of the parties.

SPIRIT AEROSYSTEMS, INC.		Daca Machine

Spirit Signature		Supplier Signature

Name:	Chris Carillo	Name:	Perry Pecaut

Title:	Procurement Agent	Title:	President/Owner

Date:	08/18/2009	Date:	08/19/2009

Administrative Agreement Vendor Owned Inventory

ATTACHMENT A—VOI Statement of Work for Contract# 4600001152

Period of Performance 06/20/2007 through 12/31/2012

Part Numbers/Items

Central (East MacArthur) Receiving

No parts deliver to Central Receiving

3PL (S. Oliver) Spirit Distribution Center

85807845-74

152N/1396.3

152W1396-2

152W 1396-1

141UI11188-32

141UI11188-31

141U1188-28

141U1188-27

141U1188-24

Administrative Agreement Vendor Owned Inventory

141U1188-23

141U1188-20

141U1188-19

141U1188-16

141U1188-15

141U0051-120

141U0051-119

Exhibit B

To:	John Daniel, Chris Cumerillo
From:	Charlie Newell, Bruce Breckenridge
RE:	Vendor Owned Inventory

As we discussed, it is the intention of the Tech Aerospace Companies to participate in the VOI subject to your confirmation of the following terms and your agreement to items proposed below.

Spirit confirms that:

1.	Access to inventory will not be limited
•	Agreed that access will not be limited, given proper notice (72 hours)

2.	Tech may invoice Spirit upon product being shipped from our facilities; Spirit agrees to pay xx days after pulled
•	Agreed that our invoices will include quantities shipped and language referencing payment terms per contract

3.	Items held greater than 30 days will be considered pulled, payment clock starts
•	Agreed that we would be contacting Buyer for items held over 30 days, as goal is to maintain 20 M days of inventory in VOI

4.	Spirit will provide an acceptable Certificate of Insurance with Tech named as the Loss Payee
•	Agreed that Spirit will provide an acceptable Certificate of Insurance with Tech named as the Loss Payee

5.	Spirit payments will be made weekly
•	Agreed that Spirit will continue to make payments weekly

6.	Spirit will assist with timely reconciliation of items shipped to items pulled
•	Agreed that new spreadsheets will be very helpful and that Spirit personnel will be made available to provide assistance as needed

7.	Min-Max levels will be quantified and returned to pre-strike levels (quantify)
•	Agreed that Spirit will produce new Min-Max levels (consistent with Pre- Strike levels) before first product are shipped into VOI

8.	No right-of-return exists for product Tech moves to Spirits warehouse other than for non-conforming quality issues
•	Agreed that product may be returned for quality issues and for obsolete or surplus product (in which case, Tech will have ability to make termination claim)

Master Order Agreement

Between

Spirit AeroSystems Inc.

AeroStructures Business Unit

and

Daca Machine

T7P2-IB002827

P-Programs

Machined and Sheet Metal Parts

PREAMBLE

This Master Order Agreement (“Agreement”) is executed on this [insert date of execution], between:

Spirit AeroSyslems Inc, through its AeroStructures Business Unit (hereinafter “Spirit”), a Delaware corporation having its principal place of business at 3330 N. Mingo, Tulsa, OK, 74115.

and

[Insert Seller’s name and company information (see Spirit’s company information above for example) (hereinafter “Seller”), Spirit and Seller may also be referenced to as a “Party” or the “Parties” as the context so requires.

RECITALS:

WHEREAS, Spirit intends to design, manufacture, and support aircraft wings (hereafter, ‘‘wings”) and desires to establish a business agreement with Seller for the acquisition of Product(s) (the term “Product(s)” throughout this Agreement includes without limitation, raw materials, components. intermediate assemblies and end Products as may be defined herein or as defined on Orders issued by Spirit (hereafter, “Order(s)”) issued by Spirit and acknowledged by Seller) for installation in wings, Product(s) support, design and data; and

WHEREAS, Seller is engaged in the business of designing, manufacturing and selling of Product(s)s and desires to establish a business agreement with Spirit to sell Product(s)s for Installation in wings; and

WHEREAS, the Parties desire that certain terms and conditions shall apply to all Orders covering the Product(s) and services sold to Spirit by Seller and the terms of this Agreement will apply to each model type covered under this Agreement, and to the extent that other Spirit facilities place Orders under this Agreement, the terms and conditions herein apply to those Orders.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, and other Product(s) and valuable consideration, Spirit and Seller hereby agree as follows:

ARTICLE	DESCRIPTION	PAGE NUMBER

ARTICLE 1.0	GENERAL PROGRAM DESCRIPTION	4
1.1	Certification	4
1.2	Milestones	5
1.3	Non-Recurring	5
1.4	Qualification Tests	5
1.5	Hardware: Development/Integrated Test Facility/Flight Test	6
1.6	Weight Guarantee	6
1.7	Weight Control Participation Plan	6
1.8	Design Changes During Development Phase	8
1.9	Engineering Drawings and Documentation	8
1.10	Termination During Development Phase	9

ARTICLE 2.0	SCOPE OF AGREEMENT	9
2.1	Product(s) Description/Specification	9
2.2	General Description of Product(s)	9
2.3	Shipset Description	9
2.4	Quantity	10
2.5	Period of Performance	10
2.6	Integrated Logistics Support Requirements	10
2.7	Seller Performance Level	10
2.8	Production Line Support	11
2.9	Aircraft on Ground (AOG) Support	11
2.10	Obsolescence	12
2.11	Weekly Report	12

ARTICLE 3.0	PRICING, OPTIONS AND PAYMENT	13
3.1	Pricing	13
3.2	Invoices	13
3.3	Payment	13
3.4	Taxes	14
3.5	Fleet Discount	15
3.6	Price Point Aircraft Discount	15
3.7	Offset Credits	15

ARTICLE 4.0	PACKAGING AND SHIPP1NG/FJ(PORT CONTROL	15
4.1	Shipping, Marking and Packing Instructions	15

ARTICLE 5.0	EXPORT/IMPORT COMPLIANCE	15
5.1	Compliance with Export Laws	15
5.2	Foreign Nationals	16
5.3	Delivery Schedules	16
5.4	Commercial Invoice Requirements	17
5.5	Customs-Trade Partnership Against Terrorism (C-TPAT)	20

ARTICLE 6.0	DELIVERIES	21
6.1	Title and Risk of Loss	21
6.2	Delivery Schedules	22
6.3	Just in Time (JIT) Deliveries	22
6.4	Delivery Requirements Change to the Actual Delivery Schedule	22
6.5	Delivery Performance Penalty	23

ARTICLE 7.0	PRODUCT SUPPORT	23
7.1	Aftermarket Scope of Work	23
7.2	Duration of Support	23
7.3	Repair Requirements	24
7.4	Quote Requirements	24
7.5	Repair Warranty	25
7.6	In-Service Support	25
7.7	Product Support inventory	26
7.8	Spares Pricing	26
7.9	Sole Distribution Rights/Parts Manufacturing Authority	26
7.10	Out-of-Production Components	26
7.11	Lean Manufacturing	27

ARTICLE 8.0	QUALITY ASSURANCE	27
8.1	Inspection and Acceptance of Supplies	27
8.2	Remedies for Non-Conforming Products	27
8.3	Quality Assurance	28
8.4	Quality Assurance Inspections of Systems	29
8.5	Bad Actor Program	30
8.6	Seller Escapes	30

ARTICLE 9.0	RELIABILITY	31
9.1	Fracas and Failure Analysis Reports	31
9.2	Guaranteed Mean Time Between Failure (MTBF)	31

ARTICLE 10.0	WARRANTY	32
10.1	General	32
10.2	Duration	33
10.3	Remedies	34
10.4	Removal and Reinstallation of Seller’s Product(s)	35
10.5	Disclaimer	36
10.6	Exclusion of Consequential Damages	36
10.7	Successor and Assigns	36
10.8	Warranty Competitiveness	36
10.9	Additional Guarantees	36

ARTICLE 11.0	CHANGES	37
11.1	Changes	37
11.2	Class 1 & 2 Design Changes — Seller Requested Changes	37

ARTICLE 12.0	DERIVATIVES	38
12.1	Derivative Aircraft	38
12.2	Alternate Sources	38

ARTICLE 13.0	INTELLECTUAL PROPERTY RIGHTS, TOOLING AND DATA OWNERSHIP	38
13.1	Ownership of Design Drawings/Data	38
13.2	Ownership of Tooling, Design and Data	39
13.3	Disposition of Tools	39

ARTICLE 14.0	INDEMNIFICATION	39
14.1	Patent Indemnity	39
14.2	Indemnity by Seller Entering Spirit Premises	40
14.3	Insurance	41

ARTICLE 15.0	TERMINATION	41
15.1	For Default	41
15.2	For Convenience	42
15.3	Partial Termination	42
15.4	Notice of Delays	43
15.5	Force Majeure	43
15.6	Stop Work Orders	44

ARTICLE 16.0	MISCELLANEOUS	44
16.1	Disputes	44
16.2	Substance Abuse Policy	45
16.3	Technical Standard Order	45
16.4	Marketing/Advertising Assistance/Press Releases	45
16.5	Assignment	45
16.6	Entire Agreement; Amendments	45
16.7	Agreement Acceptance	45
16.8	Most Favored Customer	46
16.9	Gratuities	46
16.10	Records Review	46
16.11	Federal Acquisition Regulations	47
16.12	Notices	47

ARTICLE 17.0	ORDER OF PRECEDENCE
17.1	Document Precedence	48

ARTICLE 18.0	ATTACHMENTS	48

ARTICLE 19.0	CONFIRMING AUTHORITY	49

AGREEMENTS:

The above and foregoing Recitals are adopted herein, by reference, as if set out in their entirety in the following Articles of Agreements.

ARTICLE 1.0    GENERAL PROGRAM DESCRIPTION

1.1	Certification

1.1.1
To the extent that Seller has Design authority, Seller agrees to deliver Product(s) hereunder that will meet applicable FAA requirements as defined in the current FAR, Part 21 and the JAA/EASA requirements as defined in the JAR for Seller supplied Product(s). Gulfstream shall be responsible for maintaining FAA Certification and JAA/EASA certifications as applicable, on the Aircraft.

1.1.2
Seller will support Spirit and Gulfstream in their efforts to obtain Foreign Type Certificates as mutually agreed. Spirit will provide reasonable advance notice to Seller of the Foreign Type Certifications that Gulfstream intends to pursue and of the requirements to be met.

1.1.3
Seller will be responsible for the analysis and other related services consistent with the Work Breakdown Structure as defined in the applicable Statement(s) of Work required to obtain FM & Foreign Type Certification of the Product(s) as installed on the Aircraft.

1.1.4
Seller is responsible for fulfilling any quality requirements necessary to gain and maintain certifications at Seller’s expense, including but not limited to First Article Inspection per SAE AS9102, FM conformity and conformity of TSO or PMA items.

1.1.5
Spirit’s Engineering, Manufacturing and/or Quality personnel may provide technical direction under this Agreement to Seller. Technical direction is the process by which the Seller receives guidance and approvals in its technical effort, as it relates to an element of work or task, solely within the existing requirements of this Agreement, as a result of technical review of the Seller’s work by Spirit’s Engineering, Manufacturing and/or Quality. Provision of technical direction by Spirit does not obviate, in any way, Seller’s obligations under the terms of this Agreement.

a.
Spirit’s Engineering, Manufacturing and/or Quality personnel are not authorized to direct Seller on matters that would materially alter the requirements of the Agreement. All changes, which affect the specification(s), and/or costs, must be delivered in writing, from an authorized representative of Spirit’s Procurement organization. Likewise, acceptance of all changes that affect the specification(s), and/or costs, must be delivered in writing from Seller’s authorized Program Manager/Procurement Representative.

1.2	Milestones

1.2.1	Seller shall adhere to all program schedules (PDR, CDR, FAI, flight test equipment deliveries, etc.) in this Agreement or as shown in Orders or other appropriately delivered documents.

1.3	Non-Recurring

1.3.1
Seller’s non-recurring costs for the development and certification of Product(s) on the Aircraft, relating to Spirit’s or Spirit’s customers applicable specification(s), shall be borne by Seller in exchange for Spirit’s commitment to perform its obligations under this Agreement. Seller may not market or sell Product(s) developed under this Agreement to third parties without written authorization by Spirit.

1.4	Qualification Tests

1.4.1
Seller is responsible, at Seller’s expense, for performing any and all qualification tests necessary in accordance with procedures outlined in Spirit’s Quality Assurance Requirements to ensure the Product(s) will meet aircraft certification. Gulfstream’s aircraft will serve as the final test bed to determine acceptability. Any impact associated with this provision shall be in accordance with the Changes provision of this Agreement.

1.4.2	If Product(s) are ready for delivery prior to completion of the qualification tests required, Spirit may conditionally accept such Product(s) contingent upon:

a.	Satisfactory completion of the acceptance tests for the Product(s) concerned.

b.	Tender by Seller of the Product(s) completed and ready for shipment, and

c.	Final inspection of the Product(s) by Spirit.

1.4.3
In the event that supplies are conditionally accepted and Seller has Design authority, Seller shall, as a condition of final acceptance, be obligated to successfully complete the qualification tests in a timely manner and to incorporate in all such Product(s) at no increase in price:

a.	Any changes required to pass the qualification tests, and

b.	Replacements for non-approved, non-standard Product(s) and

c.
In the event Product(s) have passed earlier qualification tests but fail on the final test bed, Seller will redesign Product(s) at Seller’s expense in order to meet the requirements of the final test bed.

1.4.4	Nothing in this Section shall affect Seller’s obligation under other Sections of this Agreement.

1.5	Hardware: Development/Integrated Test Facility/Flight Test

1.5.1
Seller will provide up to five (5) complete FAA conformed shipsets in support of development, certification and post certification, inclusive of the flight test program and the Integration Test Facility (ITF), for a period up to twelve (12) months after Gulfstream receives Type Certification (TC). Following the twelve (12) month period following TC, the flight test program Product(s) may be returned to the Seller to be updated, refurbished or replaced by Seller, at its sole cost and expense, within one hundred and eighty (180) days with new Product(s) to the configuration certified and at no expense to Spirit. The ITF Product(s) will be kept indefinitely at Spirit or Gulfstream. These Product(s) will be delineated as flight test/ITF hardware on the face of the Order. For purposes of clarification, these five (5) shipsets, identified herein are included within the total number of shipsets ordered and paid for by Spirit from Seller.

1.6	Weight Guarantee

1.6.1
Target Weights for each Product(s) are provided in CATIA models. All parts fabricated to a CATIA model will be weighed prior to processing. Parts, assemblies, and other items manufactured by Seller shall be weighed using certified and calibrated scales. For items that weigh less than 1000 lb, the scale shall be readable to within 1/10 of a pound. For items weighing 1000 lb or more, the scale shall be readable to within 0.1 percent of the lifted load (part and tare). The first ten (10) shipsets of delivered hardware shall be weighed to establish the Actual System Weight, then every tenth (10th) shipset thereafter, or as otherwise directed by the Purchasing Agent, shall be weighed. The weights shall be reported to the Purchasing Agent.

1.6.2
After determining the Actual System Weight, with a tolerance of ± 2%, Spirit reserves the right, at its election, to reject shipsets, which weight exceeds the Actual System Weight. If Spirit does not exercise this right, it shall have the right to receive adequate price reductions to reflect the reduced value of such shipsets.

1.6.3
The Guaranteed Weight, with a tolerance of 2%, shall be adjusted to a new system weight guarantee in the event of a Spirit directed change that results in a weight change. The Guaranteed Weight shall also apply to any design changes approved and incorporated prior to Aircraft Certification.

1.7	Weight Control Participation Plan

1.7.1
Spirit and Seller shall mutually agree upon a Maximum Guaranteed Weight for the Product(s). Spirit and Seller shall work together to develop and submit a Weight Control Plan outlining the steps they will take to achieve the Target Weight for those Product(s) if it appears Product may exceed Design Weight.

1.7.2	The elements of the Weight Control Plan shall include:

a.	Schedule sessions for weight reduction.

b.	Require Maximum Guaranteed Weights and Target Weight for Seller’s direct subcontractors,

c.
Each component drawing shall be reviewed by a Mass Properties Engineer and signed off by the Design Build Team (DBT) Leader to assure that all weight aspects of the design process have received proper emphasis.

d.	The Parties shall provide calculation weight (to within 0.01 LB) for the components and their associated centers of gravity.

e.	Identify items of potential weight Increase and decrease and track these items separately.

f.
Develop monthly status reports to Spirit until the acceptance of the first Production Product(s). Each status shall report current and previously reported data. The Parties shall be responsible for advising each other of any unexpected changes in mass properties and propose appropriate corrective action. Target weight reporting will cease after successful first article inspection.

g.
In addition to the monthly weight report, a detailed record of the Product(s) weight shall be created and maintained throughout the program. This detailed record may be in the form of a database or spreadsheet with electronic medium to be determined. An accounting for every detail shall be per the component drawing. Detail callout should, at a minimum, record part number, description, unit weight, quantity, total weight and center of gravity. Summation of weight and center of gravity shall likewise be by the engineering assemblies. A hard copy and electronic copy shall be submitted to Spirit on a quarterly basis. If after development and delivery of the Product(s), Seller makes engineering modifications, as authorized by Spirit, the detailed records shall be updated by the Parties.

h.	The frequency of further weighing, which shall be based on the stability of actual weight data.

i.	Nominal weights will be put on the models by Spirit for reference.

j.	Provide weight quality breakdown of current status weight (Actual, Estimated and Calculated).

1.8	Design Changes During Development Phase

1.8.1
The Parties acknowledge that in the course of completing the design, testing and certification of the Aircraft, various modifications to the Aircraft specification and/or specifications and design of Product(s) may be required, and Seller agrees to incorporate such modifications at no additional cost to Spirit, providing such changes do not significantly alter the Seller’s basic design of Seller’s Product(s) (“significantly alter” shall mean in excess of five percent (5%) of the costs of the Product(s)), Unless Seller presents to Spirit, with respect to any significant change(s) to the basic design of Seller’s Product(s), an itemized statement of claim against Spirit within thirty (30) calendar days after receipt of notice of such change(s), Seller shall be conclusively deemed to have waived all such claims against Spirit. Seller shall provide cost breakdowns and supporting documentation to validate proposed cost/price impact.

1.8.2
There will be no modifications to the pricing in this Agreement for either NRE or Product(s) if Spirit requests changes to the content of the technical statement, specification or SOW, which do not impact the Seller’s program level of effort in the aggregate, required for Seller to perform its obligations under this Agreement. The Parties will promptly work together to determine if any such changes have impacted Seller’s program level of effort. If the Parties mutually agree there is an impact, these changes will be handled in accordance with Section 1.8.1.

1.8.3
To the extent that Seller is responsible for design, Product(s) furnished hereunder shall be totally compatible with the Aircraft system and/or structure into which they are incorporated or with which they interface, shall satisfactorily perform in the environment in which they are Installed, and shall meet all requirements for FAA/JAA certification and for satisfactory Aircraft usage.

1.9	Engineering Drawings and Documentation

1.9.1
If applicable, all Engineering Drawings and Documentation produced by Seller, in any state of completeness, shall be available for review by Spirit during the design process. Formal reviews of Engineering Drawings and Documentation will take place at a Preliminary Design Review (PDR) at which various trade study items will be presented for final selection and at a Critical Design Review (CDR) at which mature design incorporating trade study selections will be presented.

1.9.2	If applicable, Seller will provide three-dimensional (3-D) data (part, assembly and/or installations) in a format compliant with Spirit’s CATIA V5 requirements as mutually agreed.

1.9.3	If applicable, Seller will provide Product Structure/Bill of Material (BOM) in a format compliant with Spirit’s ENOVIA LCA V5 requirements as mutually agreed.

1.9.4
When Seller is responsible for design, Gulfstream’s Engineering Manual, (GEM2800, Section 2801, Partner, Supplier and Subcontractor Procedures), and Gulfstream Data Exchange Process & Procedures for Digital Engineering Data between Gulfstream, Partners & Suppliers (GER-5710), are hereby incorporated by reference.

1.10	Termination During Development Phase

1.10.1
If during the development and certification effort of the Aircraft, Gulfstream determines the prevailing market conditions will not support the introduction of the Aircraft, Gulfstream may, at its option, terminate the Aircraft program, upon thirty (30) calendar days written notice to Spirit; whereupon Spirit will then notify Seller of such termination of the Aircraft program by Gulfstream. Such termination shall be without obligation or liability to either Party. Upon termination of the Aircraft program, all Product(s) provided to either Party  shall be returned to the supplying Party within thirty (30) calendar days following notice of termination by Spirit. Upon such Termination during Development Phase and subsequent return of Product(s), which includes Tooling, Spirit shall pay to Seller its pro rata NRC for such Product(s) and/or Tooling.

ARTICLE 2.0    SCOPE OF AGREEMENT

2.1	Product(s) Description/Specification

2.1.1	Structural Component(s)

2.1.2
Seller hereby represents that the Seller-Furnished Materials shall be new, not used or reconditioned (except to the extent that such supplies and components must be used or modified in the performance hereof) and that at time of delivery, none of such Seller- Furnished Materials shall be of such age or so deteriorated as to impair their usefulness or safety.

2.2	General Description of Product(s)

2.2.1	See Attached Statements of Work

2.3	Shipset Description

2.3.1	See Attachment TBD.

2.4	Quantity

2.4.1
Spirit is not obligated to procure any minimum number of supplies, Product(s) or services to obtain the shipset pricing set forth in this Agreement. Actual Order quantity will be Indicated by Order schedules, to be released annually, or as otherwise mutually agreed, and the quantities outlined in this Agreement are for planning purposes only and do not obligate Spirit to purchase any Product(s) under this Agreement. Pricing set out in this Agreement will apply regardless of actual quantities ordered under this Agreement.

2.5	Period of Performance

2.5.1	The period of performance for this Agreement will be from 7 January 2008 to 31 December 2013.

2.5.2
The pricing (and relevant provision of this Agreement) provided for shipsets will apply for Orders placed by Spirit prior to the end of the period of performance even if the delivery and acceptance by Spirit occurs after the period of performance. Time is of the essence in the performance of obligations set out in this Agreement.

2.6	Integrated Logistics Support Requirements

2.6.1
Seller agrees to support Spirit’s efforts to provide all deliverables as identified in Gulfstream Document GER-2011 entitled “Integrated Logistics Support Requirements” dated September 4, 2001 at no additional cost to Spirit. These requirements include Technical Publications, Manuals, Technical and Product(s) Support, Technical Training, Reliability, Maintainability, Material Services/Ground Support Equipment and Warranty Administration and other data requirements.

2.7	Seller Performance Level

2.7.1
If Gulfstream maintains continuous Production of the Aircraft for the term of this Agreement, Spirit agrees to procure from Seller, Product(s), as described in this Agreement; subject to the following requirements;

a.
Seller shall provide Product(s) technology equal to or better than the applicable specification(s), including, but not limited to, engineering specification(s), and applicable reliability and environmental specification(s);

b.	Seller shall comply with Spirit’s Quality Flysheets TQPA 101, 124 and/or 126, then In effect, which are maintained by Spirit and made available to the Seller as a part of this Agreement;

c.
During the life of this Agreement, should performance become unacceptable to Spirit, as evidenced by an overall rating of “RED” on Spirit’s Supplier Rating System, the pricing, terms and conditions herein may be subject to further negotiations and Spirit may request to review Seller’s financial health, as outlined in Records Review. Pricing will be subject to downward adjustments only. Seller will provide all corrections necessary to attain a minimum of “GREEN” status at no additional cost to Spirit. Supplier Ratings are determined with the Supplier Measurement Criteria, which may be amended from time to time, and shall be provided to Seller. Costs of quality incurred by Spirit as a result of Seller’s nonconformance may be charged back to Seller;

d.	Seller shall provide Product(s) support for Spirit’s factory and customer delivered Aircraft, as outlined In this Agreement and/or separate Product Support Agreement between Spirit and Seller;

e.	Seller shall remain compliant with agreed to delivery schedules;

f.	Seller shall remain cost competitive by maintaining the agreed to annual pricing for the Production and after-market spares; and

g.	Seller shall remain compliant with all other requirements of this Agreement, for the years described in this Article, Subsection 2.5.1.

2.8	Production Line Support

2.8.1
Seller will maintain a minimum of two (2) extra shipsets of Product(s) in its Production plan and on Its shelf to support abnormal Production shortages at no additional cost to Spirit. This hardware and assemblies must be shipped within four (4) hours of Spirit’s request via Air Express. Cost of shipment will be borne by the Party responsible for shortage.

2.8.2
Seller will provide annually, or sooner if requested by Spirit, a Surge Capacity Plan that will enable Spirit to maintain a continuous supply of Product(s) necessary to support current and future Aircraft build schedules. Spirit will provide Seller with advanced notice of Production build schedules and/or projected increases/decreases to said schedules as Spirit is able. Seller shall identify constraints (if any) that would hinder Seller from achieving a ten percent (10%) increase to Spirit’s current Production build schedule. Seller shall provide its plan no later than September of each year unless Spirit requests an earlier submittal.

2.9	Aircraft on Ground (AOG) Support

2.9.1
Seller will provide twenty-four (24) hours, seven (7) days a week, three hundred and sixty- five (365) days a year AOG support, at no additional cost to Spirit. Seller will provide Spirit a listing of individual AOG support contacts with E-Mail addresses, phone and fax numbers. The listing wit be maintained by Seller with any revisions being provided to Spirit prior to or at the time the revision is implemented.

2.9.2	The standard AOG response time is as follows:

a.	AOG Response	4 Hours
Critical Expedite Request	18 Hours
Expedite	7 Days

b.	Response is defined as a definition of ability or plan to support Spirit’s request for AOG support.

2.9.3
Seller will maintain an adequate AOG inventory of new and used Product(s) and components, inclusive of Parts of Assemblies (POA’s), consumables and maintenance replacement units as mutually agreed to offset any like assets Spirit is required to provide its customer in support of warranties for said components. Seller will, in good faith, replace those assets used by Spirit for warranty support on an AOG critical expedite turnaround, at no additional cost to Spirit.

2.9.4
Defective components will be expeditiously returned to Seller for verification of the failure, Upon verification that the failure is covered under the warranty Seller, at its own cost and expense, agrees to replace the failed unit within thirty (30) days after receipt of the failed unit or Spirit may invoice Seller for the actual purchase price of the unit plus a fifteen percent (15%) handling fee. in the event that the component is not verified as a warranty failure, Spirit shall compensate Seiler within thirty (30) days, as mutually agreed, and based on the following options:

a.	Return same component(s) and compensate Seller for airworthiness test and recertification costs;

b.	Return like airworthy components to Seller;

c.	Exchange the failed core and compensate Seller for repair and airworthiness test costs; or

d.	Procure unit at a mutually agreed to price based upon unit flight hours.

2.10	Obsolescence

2.10.1
Seller agrees to continue all manufacturing capabilities and/or provide alternate support for the form, fit and functional requirements for the original configurations on any/all of the “out-of-Production” configurations, modifications or enhancements, so long as there are five (5) model aircraft for which it was designed remaining in service.

2.11	Weekly Report

2.11.1
In order for Spirit to monitor the performance of Seller’s obligations under this Agreement, Seller shall provide to Spirit a “Status Report” with respect to the status of the services performed/to be performed hereunder, in Spirit’s approved form (as reasonably revised by Spirit from time to time), to be provided on a weekly basis.

ARTICLE 3.0    PRICING, OPTIONS AND PAYMENT

3.1	Pricing

3.1.1	Spirit expects Seller to achieve increased Productivity through aggressive internal and supply chain improvements and the quoted prices will be held Firm Fixed for the period of performance.

3.1.2	Spirit reserves the right to perform audits and analysis of cost data and rationale presented by Seller in support of proposed pricing, where necessary.

3.2	Invoices

3.2.1	All invoices, except as noted, shall be sent separately to:

Spirit AeroSystems Inc.
Attn: Accounts Payable
P.O. Box 582808
Tulsa, OK 74158-2808

Note: Orders from other Spirit divisions may provide an address for shipment and invoicing different from above, invoices are to be addressed as requested on those Orders. No Order may be invoiced at a higher price than shown on the Order. No charge will be allowed for packing, crating, drayage, or storage for any Orders placed under this Agreement.

3.2.2
Individual invoices showing Order number and Order item number must be issued by Seller for each shipment applying against an Order. Two (2) copies of each invoice must be rendered with prices and extensions, Invoices shall be mailed within three (3) days after shipping date. Invoice date shall not precede shipment date. Rejections, delays in delivery or delivery in advance of required delivery date, and/or invoices and/or shipping documentation, errors and/or omission will be considered just cause for withholding payment without loss of cash discount privilege(s).

3.3	Payment

3.3.1	Net 60 payment terms apply. Payment of net invoice amount is due within sixty (60) days of receipt of product or invoice by Spirit, which ever Is later.

3.4	Taxes

3.4.1
Except as otherwise provided under the Article, Subsection 3.4.2, Seller is responsible for, and indemnifies Spirit against, any and all taxes (including without limitation any related penalties, interest, fees, etc. associated therewith) arising out of or in connection with Seller’s sale of Product(s) or services to Spirit and services to be sold to Spirit under this Agreement. In no event will Seller attempt to bill or invoice Spirit for any taxes described in this Subsection 3.4.1.

3.4.2
Seller agrees that the prices contained herein include any and all Transfer Taxes (as defined in this Subsection 3.4.2). Seller accepts Spirit’s representation that the Product(s) and services purchased by Spirit hereunder are for resale purposes. Seller will cooperate with Spirit in obtaining any exemptions from Transfer Taxes where applicable. In the event Seller determines that It has a duty under applicable law to charge and collect from Spirit and remit to the applicable taxing authority any Transfer Tax upon the sale of Product(s) and services to Spirit under this Agreement, Spirit will be responsible for and will pay or reimburse Seller for such Transfer Taxes. Seller will separately state any Transfer Taxes charged to Spirit on any bill or invoice. For purposes of Section 3.4, “Transfer Taxes” means sales, use, value-added, goods and services or similar-type taxes (including without limitation any related penalties, interest, fees, etc. associated therewith).

3.4.3
If a claim is made against any Party for taxes with respect to which the other Party is liable for a payment or indemnity hereunder, the Party receiving such claim will promptly give the other Party notice In writing within fifteen (15) days of receipt of such claim; provided, however, that failure to give notice will not relieve any Party of its obligations hereunder. The Party liable for the tax under this Section 3.4 will be required to remit payment to the other Party or the tax authority, as appropriate, unless the Party liable for the tax under this Section 3.4 is permitted by applicable law to contest such claim and defer payment in accordance with the law. The Party upon whom the tax is being legally imposed will coordinate such contest. The expense of such contest will be borne by the Party liable for the tax under this Section 3.4. If either Party receives any refund on account of any suit or action for a tax for which the other Party has provided funds hereunder, such Party shall promptly, but in any event, within thirty (30) days of receipt of such refund, remit such refund to the other Party, together with any interest and penalties refunded on such amount.

3.4.4	The obligations provided under this Section 3.4 shall survive termination or expiration of this Agreement for ten (10) years.

3.5	Fleet Discount

3.5.1
Seller will be expected to support Fleet Sates by way of matching pricing discounts for sales of three aircraft or more to a single Customer. Such discounts will be mutually agreed and documented on Orders,

3.6	Price Point Aircraft Discount

3.6.1	Seller will be expected to support Price Point aircraft (PPA) by way of matching discounts for sales of such aircraft. Such discounts will be mutually agreed and documented on Orders.

3.7	Offset Credits

3.7.1
Any Order placed by Seller with a sub-contractor outside the United States may be used to satisfy Spirit’s or Gulfstream’s (including its parent company, General Dynamics Corporation, and all other affiliated entities) contractual obligations, current and future to procure goods and/or services from firms in said country to offset, In part, their sales of goods and services into that country and their impact on that country’s balance-of-trade accounts. If Spirit requests these offset credits, Seller agrees to assist Spirit in securing offset credit for Spirit or Gulfstream, as applicable, or their affiliated companies and Spirit will reimburse Seller’s direct costs associated with such assistance.

ARTICLE 4.0    PACKAGING AND SHIPP1NG/EXPORT CONTROL

4.1	Shipping, Marking and Packing Instructions

4.1.1	Unless otherwise stated herein, all Shipping, Marking and Packing instructions will be in accordance with Spirit Flysheet 856, as amended from time to time.

ARTICLE 5.0    EXPORT/IMPORT COMPLIANCE

5.1	Compliance with Export Laws

5.1.1
The Parties recognize there are various statutes and regulations that impose restrictions on import, export and transfer to third countries of certain categories of data and Product(s), and that licenses from the US Department of State and/or US Department of Commerce may be required before such Product(s) and data can be provided herein, and that such licenses may impose further restrictions on use of such Product(s) and data. Disclosure of such Product(s) and data to foreign persons is subject to these regulations regardless if the export occurs in the US or abroad. Supplier agrees to comply with all US Governmental regulations as they relate to the import, export and re-export of Product(s) and data. Both Parties shall indemnify and hold the other Party harmless to the full extent of any loss, damage, or expense, including lost profit, attorney’s fees and court costs, for any failure or alleged failure of either party to comply with the applicable laws and regulations. Seller further agrees to provide appropriate certification to Spirit that the Product(s) procured under this Agreement is not on the United States Munitions List (USML). Furthermore, as part of Sellers obligation under this Agreement, Seller shall, on the first shipment to Spirit, provide the Export Control Classification Number (ECCN) to the Export/Import Compliance Office.

5.1.2
The Product(s)s and data provided under this Purchase Order may be subject to the following statutes and regulations; Export Administration Act of 1979 (50 USC 2401-2420) and the Export Administration Regulations (15 CFR 768-799) promulgated herein; The Arms Export Control Act of 1976 (22 USC 2751-2779) and the International Traffic in Arms Regulations (22 CFR 120-128 and 130) promulgated therein; US Customs and Border Protection (22 CFR Title 19 Part 1- 199) promulgated therein The Customs Regulations of the United Stated; and the Foreign Corrupt Practice Act.

5.1.3	Export Controls

a.
With respect to transfers of technical data and materials by one Party to the other Party, then the transferring Party shall be responsible for exporting such data or materials in compliance with all applicable export laws, including without limitation, the US Department of State International Traffic in Arms Regulations (“ITAR”) and the US Department of Commerce Export Administration Regulations (“EAR”), and notifying the receiving Party of any export related restrictions on such transfer.

5.2	Foreign Nationals

5.2.1
Spirit is a company that performs military defense services and possesses technology related to military defense articles. Control of these functions resides under the jurisdiction of the US State Department. Whenever Foreign Nationals are hired or assigned to perform tasks, Spirit must determine if export licenses are required to export any data Foreign Nationals may possess or be in control of while employed or assigned to perform tasks. Therefore, Seller agrees that it will not transfer any export controlled item, data, or services, to include transfer to foreign persons employed by or associated with, or under contract to Seller or Seller’s lower-tier suppliers, without the authority of an export license, Agreement, or applicable exemption or exception.

5.3	Delivery Schedules

5.3.1
Spirit will issue Purchase Orders for the acquisitions acquired under this Agreement. Individual items Purchase Ordered will be identified on the Purchase Order with Spirit’s or Seller part number as applicable. The required delivery schedule for Product(s) will be indicated on the Purchase Orders. All documentation shall reflect the respective Purchase Order’s part number to ensure receiving compliance.

a.
Committed Delivery Schedule. if Seller encounters or anticipates difficulty in meeting the delivery schedule, Supplier shall immediately notify Spirit in writing, providing pertinent details; provided however, the receipt of such data shall be for informational purposes only and shall not be construed as a waiver by Spirit of any delivery schedule or date or of any rights or remedies provided by law or this Agreement.

5.4	Commercial Invoice Requirements

5.4.1
Any and all shipments into the United States shall be accompanied by a Commercial Invoice inclusive of all information identified herein. A copy shall be provided to the Spirit Procurement Agent via fax or e-mail, as mutually agreed when shipment is made.

5.4.2	Any and all Commercial Invoices shall contain the following information:

a.	Commercial Invoice must be in English.

b.	Record the United States Port of Entry where merchandise is to be cleared by US Customs.

c.	Date, Location and Names of Seller and/or Shipper

i.	Date when the merchandise is sold, or agreed to be sold (Current Order date).

ii.	Name and address of the Seller and/or Shipper if Seller is not the Shipper (Company name and address).

iii.	Name and contact information for an employee, who is employed by the Seller and/or shipper who has detailed knowledge of the sales transaction.

iv.	Name and address of Spirit (Spirit company name and site address)

v.	Name of Consignee if not Spirit (Company receiving non-purchased transactions or drop ship destination).

d.	Order Number and Item Numbers

i.	Provide the current Order and Item numbers.

e.	Commercial Invoice Number (Sellers option)

f.	Packing Sheet Number

i.	If a separate packing sheet(s) is used to provide any of the required commercial invoice information, the packing sheet number(s) must be recorded on the commercial invoice.

g.	Merchandise Shipment Date (month, day and year)

i.	Provide the date that the merchandise shipped from the Sellers factory or facility

h.	Related Party to Spirit

i.	If the Seller Is a Related Party to Spirit, or any of its subsidiaries, it must be stated on the invoice: “Related Party to Spirit”

i.	A detailed description of the merchandise being shipped must be provided to ensure proper product classification per the US Customs Harmonized Tariff Schedule (HTS) and must include at a minimum:

i.	The full name by which each item is known. (i.e. Spirit drawing part name)

ii.	The part number on the Spirit Order; or if the item is a raw material, the material grade, class and dimensions.

iii.	Notes:

A.	Generic descriptions, abbreviations, acronyms and Stock Keeping Unit (SKU) numbers are not acceptable.

B.	Spirit may request additional description information for items that do not have a Spirit part number and/or design.

j.	Quantities, Weights and Measures

k.	Record the quantity of each part number in the shipment If not separately noted on packing sheet

i.	Record the total quantity of parts being shipped

ii.	Provide the gross and net weight of the entire shipment

iii.	Specify the unit of measure being used Specify the total number of boxes Included on each packing sheet

iv.	Textiles must specify the net and gross weights and the length, width, and total square meters of material.

l.	Specify the value of items being shipped

m.	In addition to recording the Unit cost of each part on the commercial invoice, list separately, all Assists and Additional costs as directed by the Spirit Procurement representative:

n.	Assists

i.
Assists are components, materials, dies, molds and tools that are supplied by Spirit, free of charge or at a reduced cost to the Seller, and used in the production of imported goods. This also would include Spirit paid transportation costs associated with the Assist. These transportation costs will be provided by the procurement focal responsible for this merchandise.

o.	Additional Costs

i.	Engineering and Design Work. Work that Is performed outside the US by non-US employees, and is not included in the unit price of the merchandise being imported.

ii.	Packing Costs. Costs for packing that are incurred by Spirit, and have not been included in the unit cost.

iii.	Non-recurring Charges. One time charges, incurred by Spirit, for such items as, expedite fees and transportation costs, which have not been included In the unit cost.

iv.	Selling Commissions. Commissions incurred by Spirit that have not been included in the unit cost.

v.	Royalties. Fees Spirit is required to pay as a condition of sate.

p.	If the item being shipped is a Repaired or Modified part:

i.	Include the value of the item being repaired or modified, and

ii.	The cost of the repair or modification

q.	Attach a copy of a “Shippers Declaration of Repair or Alteration” form.

r.	The Total Value of the entire shipment must be shown on the commercial invoice.

i.	Type of Currency. Currency on all invoices must be in US Dollars

ii.
Note: Where export license requirements mandate that the currency of the exporting country be stated on the invoice, include the following “for (export country) Customs purposes, value in (local currency).” This must be stated in addition to and not in lieu of the item value in US Dollars.

s.	Country of Origin

i.	Indicate the country of manufacture of each item being shipped.

t.	Discounts

i.	List all discounts that have been agreed to between Spirit and Seller, or may be allowed, that apply to the purchase price or value, but have not been included in the unit price.

u.	Rebates, Drawback and Bounties

i.	If Seller receives any of these items, as a result of export, please itemize and provide description.

v.	Terms of Sale (INCOTERMS)

i.	Specify the International Commercial Terms of Sale (INCOTERMS) on the commercial invoice as agreed to per the Spirit contract.

ii.	Note: Commercial Invoices are required on all shipments whether or not an Order has been released or payment made. Non-Procurement examples include, free samples, returned tools and test parts.

5.5	Customs-Trade Partnership Against Terrorism (C-TPAT)

5.5.1
C-TPAT is an initiative between business and government to protect global commerce from terrorism and increase the efficiencies of global transportation. The program calls for importers, carriers and brokers to establish policies to enhance their own security practices and those of their business partners involved in their supply chain. Such practices may include but are not limited to the following:

a.	Procedural Security—Procedures in place to protect against unmanifested material being introduced into the supply chain;

b.	Physical Security—Buildings constructed to resist intrusion, perimeter fences, locking devices, and adequate lighting;

c.	Access Controls—Positive Identification of all employees, visitors and suppliers;

d.	Personnel Security—Employment screening, background checks and application verifications;

e.	Education and Training Awareness—Security awareness training, incentives for participation in security controls.

5.5.2
 If so directed by Spirit and at no cost to Spirit, Supplier agrees to undertake activities necessary to become certified under the C-TPAT program. Supplier agrees to work with Spirit and appropriate industry and governmental agencies, as necessary, to develop and implement policies and procedures consistent with the C-TPAT initiative to ensure the safe and secure transport of Products under this Agreement.

ARTICLE 6.0    DELIVERIES

6.1	Title and Risk of Loss

6.1.1	Title and Shipping Point

a.
Title to all Product(s) to be delivered hereunder shall remain In Seller until such Product(s) is delivered at Delivery Duty Unpaid (DDU) Tulsa (1NCOTERMS 2000). All risk of loss or damage to Product(s) to be delivered by Seller hereunder shall be upon Seller until title of such property passes to Spirit.

b.
Seller agrees to prepare and properly box or crate Product(s) for shipment so as to prevent damage in transit and comply with Spirit’s shipping and handling instructions, to include choice of carrier and Customs Broker as applicable.

6.1.2	Risk of Loss

a.
Seller shall bear risk of loss or damage to Product(s) subsequently rejected by Spirit and placed on transport for return to Seller until such Product(s) is redelivered to Spirit, except for the loss, destruction of, or damage to such rejected Product(s) resulting from the negligence of officers, agents or employees of Spirit acting within the scope of their employment. Spirit shall notify Seller prior to shipping the Product(s) back to Seller to ensure proper receipt and handling.

6.1.3
If Product(s) is furnished back to Seller by Spirit for performance of this Agreement, all risks of loss or damage to such Product(s) shall be upon Seller until the said Product(s) has been redelivered to Spirit. Seller shall properly segregate, identify and protect all such Product(s),

6.1.4
Processing of claims relating to loss of or damage to Product(s) to be furnished hereunder shall be accomplished by the Party responsible for risk of loss or damage to such Product(s) at the time the claim arises.

6.2	Delivery Schedules

6.2.1
The delivery schedules in this Agreement are estimated delivery schedules. From time to time, Spirit will issue Orders for the supplies acquired under this Agreement. Individual items ordered will be Identified on the Order with Spirit’s part number. The required delivery schedule for Product(s) will be indicated on the Orders.

6.3	Just in Time (JIT) Deliveries

6.3.1
Unless otherwise noted on the Order, the J1T delivery schedule herein permits receipts no earlier than seven (7) days prior to the Due-On-Dock date and not later than the Due-On-Dock date. Components delivered eight (8) days or more in advance of the Due-On-Dock date will not be accepted until, and unless, appropriate Purchasing approval is provided. If such approval has not been provided in writing, the Product(s) will be returned collect, or without loss of discount privileges, Spirit can pay invoices covering Product(s) based on the schedule identified on the Order, even when Product(s) have been shipped in advance of the scheduled date.

6.3.2
If Seller fails to meet its scheduled delivery dates and Spirit elects to require expedited shipments, Seller will pay the cost of the actual expedited rate incurred. Spirit, at Its election, may accept Product(s) which are not delivered on or before the required delivery date, in which case, the Seller shall be liable for all reasonable additional costs including, but not limited to, telecommunication costs, additional or premium transportation charges, special handling expenses, and cost to the Spirit to install the materials out of normal manufacturing sequence in addition to other remedies available by law. If Seller encounters or anticipates difficulty in meeting the delivery schedule, Seller shall immediately notify Spirit In writing, providing pertinent details; provided however, the receipt of such data shall be for informational purposes only and shall not be construed as a waiver by Spirit of any delivery schedule or date or of any rights or remedies provided by law or this Agreement. If Seller fails to make delivery promptly and regularly, as required by an Order, Spirit may, in addition to other remedies available by law, terminate the Order, Agreement, or effect a partial termination, In accordance with the Sections of this Agreement entitled “Partial Termination.” Nothing contained in this Subsection shall prevent termination by Spirit under the provisions of the “Termination for Default” Sections of this Agreement.

6.4	Delivery Requirements Change to the Actual Delivery Schedule

6.4.1
Spirit will provide a minimum of thirty (30) calendar days notice to Seller in the event of Production schedule decelerations and/or Production schedule accelerations to be applied to Orders. Spirit and Seller will work together on a best effort basis to provide as much advance notice as possible for schedule changes.

6.4.2	Spirit will be allowed to increase or decrease the delivery rate on Orders by up to one (1) shipset per month (total of twelve (12) shipsets per year) at no additional cost.

6.5	Delivery Performance Penalty

6.5.1
Upon failure of Seller to adhere to delivery schedules as outlined In Orders issued per this Agreement, Spirit will have the option of assessing a late delivery penalty of one percent (1%) of the unit price per day, commencing on the sixth (6th) working day after the Order due date, and continuing through the fifteenth (15th) working day. This liquidated damages penalty will be debited to Seller’s account. On the sixteenth (16th) working day, ay cure notice shall be deemed to be satisfied and the Seller shall be deemed to be in default for the undelivered Product(s),

ARTICLE 7.0    PRODUCT SUPPORT

7.1	Aftermarket Scope of Work

7.1.1
The Product support obligations under this Agreement shall survive a termination of this Agreement and continue as long as Gulfstream owns Type Certification for a model type and that at least five (5) model types are still in service and as long as Seller has possession of the Tooling, and include, but are not limited to, the following Services:

a.	OEM Warranty Support for Gulfstream Production Warranty Activity provided by all Gulfstream service facilities;

b.	Repairs/Overhauls/Modifications/Enhancements/Service Changes, Maintenance Operation Letters (MOL) and Customer Service Bulletin Activity provided by all Gulfstream service facilities; and

c.	Acquisitions of Part of Assemblies (POA) & Line Replacement Units (LRU’s) by all Gulfstream service facilities.

7.2	Duration of Support

7.2.1
Seller agrees to continue all manufacturing & repair capabilities and/or provide alternate support for the form, fit and functional requirements of the original configuration for any/all “out-of-Production” configurations, modifications or enhancements, so long as at least five (5) of the aircraft for which It was designed, remains in service.

7.3	Repair Requirements

7.3.1
Seller shall establish and maintain adequate repair facilities to effectively support Spirit, Gulfstream and Gulfstream’s Customers in accordance with AOG and component repair turn times defined herein.

7.3.2
In the event Seller’s repair facilities do not maintain adequate turn times, and to the extent Seller has Design authority, Seller agrees to establish Spirit and/or a third party as an approved repair facility and provide all appropriate technical data, revisions, customer bulletins and replacement parts for the repair and/or overhaul to support the fleet.

7.3.3	Also, as the manufacturer of Product(s), further agrees to provide applicable current technical data to support systems, assemblies and POA’s for approved repair stations, as required.

7.3.4	The Seller agrees to support, in a timely manner, all special program requirements for Product(s) and service(s) to be furnished in accordance with Article 7.0.

7.4	Quote Requirements

7.4.1	Repair, Overhaul and modifications shall be based upon Quotations prior to performance unless firm fixed pricing has been mutually established.

7.4.2
Seller quotations for all new or repair work requested by either facility are to be faxed to the designated facilities’ procurement representative, at the fax number provided on Request-for-Quote (RFQ) or Order or documentation accompanying failed unit.

7.4.3
All quotations must indicate warranty acceptance or exception and be provided within ten (10) working days after receipt of discrepant Product(s) at the repair facility. If a discrepant Product(s) is considered beyond economical repair (BER), Seller shall advise Gulfstream for immediate concurrence and disposition.

7.4.4
In the event, over five percent (5%) of the Product(s) in-service becomes identified as no cause for rejection (NCFR) or no fault found (NFF), the Parties mutually agree to expend the required effort to identify cause and implement corrective actions as appropriate. NCFR or NFF shall be at no charge to Spirit and communicated to Spirit for assistance in duplicating the failure, prior to the return of the failed unit.

7.4.5	Test & recertification for In warranty support components shall be at no charge to Spirit.

7.4.6
The quoted price shall be adjusted downward relative to future published Customer Bulletin Discounts or Special Published Pricing the Seller may offer during the term of this Agreement. In these events, Orders already placed, whether received or not, and/or not yet issued from inventory, the pricing shall be decreased with credit memo or account will be debited for such credit.

7.5	Repair Warranty

7.5.1
All repair work, to include parts and labor, shall be warranted for design, material and workmanship for a period of one (1) year following the date of installation. This warranty applies only to the specific repair work performed on the Product(s), and does not cover the entire unit, unless original warranty applies and as delineated in 10.2.1.

7.6	In-Service Support

7.6.1
Seller agrees to provide annually, at a minimum, three (3) copies of their current pricing catalogs for Product(s) or subcomponents, within twenty (20) days of publication; preferably via electronic data transmission if possible. Seller, at its own cost and expense, shall also place Spirit on a permanent distribution list for all-future publications/revisions, etc.

7.6.2
Seller agrees to provide a recommended list of consumables and line item replacement units based on component maintenance requirements within three (3) months prior to the first Production Aircraft delivery or within component lead-time which ever is greater. Seller will also provide a complete bill of material for each Product(s).

7.6.3
In the event, a reliability or critical dispatch trend Is identified, such as Top 20 removal, Seller agrees to provide free of charge consignment units and/or stock an adequate number of rotable Product(s), In accordance to failure trends, to support all warranty exchanges and critical dispatch requirements.

7.6.4
Spirit reserves the right to request additional rotable assets to be added to Seller inventory due to increased Product(s) failures or long lead-time Product(s). Seller, at a minimum, shall increase the critical dispatch Product(s) to support the fleet coverage; with or without an association to a service bulletin.

7.6.5	Turn Around Times (TAT) shall be within the following given parameters;

a.	AOG response to call	4 hours

b.	Critical Expedite	12 hours

c.	Shipment of AOG	8 hours

d.	Functional Test/Rectification	3 days or less

e.	Warranty Repairs	7 days or less

f.	Quotes	10 day maximum

g.	Out-of-Warranty Repairs	15 days or less

h.	Overhaul/Modifications	30 days or less

7.6.6	In the event any negotiations are in progress, under no circumstances shall the above support requirements or Product(s) be held pending the finalization of said negotiations.

7.6.7
Seller agrees to provide field service support for any and all warranty or non-warranty critical dispatch requirements regarding Maintenance Operation Letter’s (MOL’s) and Customer Service Bulletins (SB), as mutually agreed upon, on an as required basis.

7.6.8
Spirit, Gulfstream or Gulfstream’s customers shall not be subject to charges associated with either recommended or mandatory bulletins unless, the bulletin, test and field programs are predetermined and agreed to jointly by the Parties prior to issuance. Notwithstanding the above, bulletins that fix Product(s) deficiencies, address performance issues, comply with regulatory issues or to meet the intended use of the Product(s) as defined in the applicable Product(s) or Reliability Specification will be at no cost to Spirit.

7.7	Product Support inventory

7.7.1	To the extent Seller has agreed to maintain inventory, Seller shall, at its expense, maintain the Inventory to the latest Production configuration.

7.8	Spares Pricing

7.8.1	Attachment TBD

7.9	Sole Distribution Rights/Parts Manufacturing Authority

7.9.1
Seller acknowledges that all rights to the distribution of any components designated for use on all Gulfstream Aircraft belong solely to Gulfstream. Seller shall not solicit Parts Manufacturing Authority (PMA) from the FM without prior written authority from Gulfstream.

7.9.2	Seller shall provide all Product(s) to Spirit or Gulfstream only, for resale to Gulfstream’s customers through Gulfstream’s distribution network.

7.10	Out-of-Production Components

7.10.1
In the event the Production contract is not renewed, or the Product(s) are no longer on the Aircraft, this Agreement, shall revert, in its entirety and as applicable, to the Product Support Administration i.e. Reliability, Quality & Warranty requirements. The then-current pricing shall remain in effect and all out-of-Production inventories will be assessed to ensure all fleet configuration support, so long as there are at least five (5) aircraft still in service.

7.11	Lean Manufacturing

7.11.1
Seller shall work with Spirit to Identify areas of Improvement, which affect the manufacturing processes at Seller’s facility(ies) (Lean Manufacturing). Manufacturing and assembly processes include, without limitation, reductions in recurring costs, inventory turn rates, lead time reductions beyond those set forth in the SOW, make-or-buy strategies, set up time reductions and lot size reductions.

7.11.2
Seller shall submit its plan(s) for the implementation of Lean Manufacturing processes immediately following the year of serial production. Such plan(s) shall be written in English and in a form and substance satisfactory to Spirit. Seiler shall take full responsibility for implementing the plan(s).

7.11.3	Spirit and Seller shall periodically conduct formal reviews of the implantation of these improvements and Seller shall provide such review information in form and substance satisfactory to Spirit.

ARTICLE 8.0    QUALITY ASSURANCE

8.1	Inspection and Acceptance of Supplies

8.1.1
Spirit has the right to perform an incoming inspection on each Product(s) upon delivery at the designated Spirit facility as soon as possible following delivery of material and all required material documentation (i.e. 8130 forms, etc.), but no more than sixty (60) days after delivery to Spirit’s facility.

8.1.2
Notwithstanding any prior inspection or test, payment, or receiving documents, Product(s) are subject to final inspection, and test at the destination stated herein or at the Spirit facility from which the Product(s) were ordered.

8.2	Remedies for Non-Conforming Products

8.2.1	Spirit may, if the Product(s) are non-conforming, do any or all of the following:

a.
Reject or return such Product(s) upon failure to pass Inspection or meet warranty, respectively. As to returned Product(s) (and as to rejected Product(s) but only if Spirit so directs), Seller shall promptly at its expense, and at Spirit’s election, repair or replace such supplies. Upon rejection or failure to promptly repair or replace, Spirit may cancel and/or effect cover by purchase or otherwise. If notice of rejection or return Is given, incidental expenses and the risk of loss or damage shall be borne by Seller until acceptance by Spirit at destination.

b.	Accept or retain non-conforming Product(s) and, at its election, equitably reduce the price or repair such supplies at Seller expense and recoup as in c. below.

c.
Require repayment or effect a setoff against any amounts owed to Seller of the equitable adjustment in price in 8.2.1.b, any expenses incidental to rejection or return and of any amount paid for such Product(s) pending a conforming redelivery. Labor expended by Spirit will be reimbursed by Seller at Spirit’s then current standard labor rate.

8.2.2
Acceptance of Product(s) previously rejected or returned, or of used Product(s), or of former Government property, may be revoked if delivery is conforming but is not accompanied by written notification that the Product(s) were previously rejected, returned, used or Government property.

8.2.3	Rejected Units

Should Seller fail to return any Spirit owned rejected units for more than six (6) months after the Order origination date; Spirit reserves the right to permanently debit Seiler for the amount of the unit, close the Order short and consider the unit as Seller’s property.

8.3	Quality Assurance

8.3.1
Seiler must create and maintain a Quality Management System that is approved by Spirit Procurement Quality Assurance. The system must adhere to the requirements indicated in the Tulsa Quality Flysheets TQPA 101 and TQPA 124 and/or TQPA 126, as appropriate (revisions currently in effect as reflected and defined on releasing orders). Seller must also be able to meet the requirements of the engineering drawing, standard or specifications listed in the Attachments Section or called out on the Drawing or SPRAT and in doing so, recognize that any article provided will be in conformance with those requirements and suitable for its intended purpose.

8.3.2
Any “Special” processing requirements will be identified within the engineering drawing through Individual Finish and Process Codes Standard. When performing work on Gulfstream design-controlled Product(s), applicable Seller special processes must be approved prior to processing. This includes any special processes performed by “sub-tier” suppliers to Seller. Unless specifically directed otherwise in writing by Spirit, the use of Gulfstream Procurement Quality Approved Special Processors is required. A reference of Gulfstream Approved Process Sources is available upon request.

8.4	Quality Assurance Inspections of Systems

8.4.1	Sellers Quality System and special process evaluations for approval may be conducted through onsite visits and/or audits of Seller at the discretion of Spirit Procurement Quality Assurance.

8.4.2
Seller shall provide Spirit with a listing of major subcontractors providing manufacturing or processing of all major components included in this Agreement. Spirit reserves the right to review and disapprove for use any subcontractor that has been found to be an unacceptable performer by Spirit.

8.4.3	Prior to Seiler transferring manufacturing or processing functions to new subcontractors, Seller shall submit transition plan and new subcontractor details to Spirit for concurrence.

8.4.4
In the event Seller intends to move manufacturing or processing functions to a foreign subcontractor, Spirit reserves the right to approve the transition.  If Spirit ascertains the movement to a foreign subcontractor will harm Seller’s ability to fulfill the terms and conditions of this Agreement, Spirit may terminate this Agreement in accordance with Section 15.1 of this Agreement. If the transition is approved, and the movement of these functions results in a lower cost of Production, Seller will share the benefit of that reduction in cost with Spirit. In no case, will pricing increase due to any increased freight expenses incurred by Seiler.

8.4.5
Seller and Seller’s subcontractors, at their expense, will maintain reasonable quality control and inspection systems consistent with noted flysheets and will provide the Seller’s Quality Organization a failure analysis and corrective action program for all design, tooling, test equipment, manufacturing and test operations supplied to Spirit or used to manufacture, test or support Product(s) provided under this Agreement. Each type of non-conformance shall be documented, investigated, and the appropriate corrective action implemented by Seller and Its subcontractors. The Seller will have a method for positive Identification, recall and replacement of priority parts in the event of a nonconformance.

8.4.6
At all reasonable times, including the period of manufacture, Spirit may inspect and test the Product(s) and inspect the involved plants of Seller and Seller’s subcontractors. Seller and its subcontractors will, at their expense, provide Spirit with reasonable assistance to effectively and efficiently conduct the inspections and Seller and its subcontractors will, at their expense, promptly comply with written directions by Spirit reasonably necessary to correct deficiencies In such systems.

8.5	Bad Actor Program

8.5.1
Seller will provide, at its own cost and expense, a new replacement Product(s) when any such Product(s) fail three (3) times for the same reason or five (5) times for different reasons, and upon verification that the responsibility for said failure rests with Seller.

8.6	Seller Escapes

8.6.1
Seller will immediately notify Spirit, in writing, of any material/Product(s) Escapes.  Escapes are any material/Product(s) issue that may result in performance, airworthiness, FAR non-compliance or non-conformance as defined below:

a.	Material or Product(s) Issues that might affect the item’s ability to perform to original specifications.

b.	Airworthiness of the Product(s) in question.

c.	FAR non-compliance has been identified with Product(s).

d.	Non-conformance to original specification (Product(s) or material do not conform to Engineering specification, drawing or document).

8.6.2	Written notification must include:

a.	Nature of the Issue

i.	“What, why, how and when” Information

b.	Inspections/Action

i.
State if it is satisfactory to simply inspect for this condition and what inspection methods are required. If the Item needs to be replaced, state NDT standards, tools and inspection resources available. Identify specific series (by serial number, by date of manufacture, by location of manufacture, etc.) if possible.

c.	Compliance Time

i.	State the urgency of the issue and recommended compliance time.

d.	Spares Availability

i.	State if replacement or return to Seller for repair is required, whether or not adequate spares exist to either replace outright, or to develop a rotable pool to keep in service aircraft flying.

e.	Remedy

i.	If appropriate, recommend actions to preclude this event from happening again, both short term and long term.

f.	Sellers Identification of the issue

i.	State if Airworthiness issue, Quality issue, FAR non-compliance (or all of the above).

g.	Service Bulletin

i.	If the above information is the basis of a Service Bulletin. The Seller should provide a draft Service Bulletin at this time if possible.

ii.
However, in those cases where Seller has the Material Review Board (MRB) authority and the escape disposition meets type design, then a separate submission, other than MRB with the component, is not necessary.

ARTICLE 9.0    RELIABILITY

9.1	Fracas and Failure Analysis Reports

9.1.1
The performance, calculation, tracking and administration of the warranty shall be performed by Seller at its own cost and expense and consistent with Gulfstream’s reliability document GV-GER-608, rev. B, incorporated herein by reference, which may be amended from time to time, which shall Include a Failure Reporting Analysis and Corrective Action System (FRACAS) report submitted on a quarterly basis. This report is due to Spirit no later than ten (10) days following the end of each quarter.

9.1.2
In addition, Seller will provide failure analysis and tear-down reports on defective units to Spirit no later than forty-five (45) calendar days from receipt of the defective unit at their Repair & Overhaul Facility.

9.2	Guaranteed Mean Time Between Failure (MTBF)

9.2.1	The MTBF requirements for the component(s) herein are as follows:

Description	Guaranteed MTBF	Design Goal
TBD	TBD	TBD

9.2.2
Seller shall guarantee that the Product(s) will achieve the guaranteed MTBF noted above, with the calculation as follows: MTBF equals Flight Hours divided by confirmed failures. Where the flight hours are the total number of Aircraft flight hours accumulated by the Aircraft on which the Product(s) are installed. If at the end of the agreed to warranty period, the guaranteed MTBF has not been achieved, Seller agrees to extend the warranty period until such time as the guaranteed MTBF is achieved.

9.2.3
The performance, calculation, tracking and administration of this warranty and associated MTBF guarantees will be carried out in accordance with Gulfstream’s Reliability Document, GER-608, Rev B. The labor and material required to Incorporate the corrective actions required to meet the MTBF as defined in said document will be provided at no additional cost to Spirit, Gulfstream or its customers. For those Product(s) with required overhauls, where the calculated MTBF is lower than the guaranteed MTBF and Product(s) are returned to Seller for repair, Seller will overhaul Product(s) to zero time at no additional cost to Spirit or Gulfstream.

9.2.4
Seller shall provide Spirit with a comprehensive in-service Product(s) repair/upgrade plan to address any in-service Product(s) reliability issues discovered In accordance with this Section. Said plan shall be at Sellers own cost and expense and will include the process for executing fleet upgrade/modification program, time frame for completing any required program, and comprehensive evaluation of the validity of corrective actions established.

9.2.5
For Spirit or Spirit’s customer designed components, if at the end of the agreed to warranty period, the guaranteed MTBF has not been achieved, and joint investigation concludes that the issue of quality or manufacturing workmanship or processes are the cause for in service failures, then Seller agrees to extend the warranty period until such time as the guaranteed MTBF is achieved. if the joint investigation concludes that Gulfstream’s design is the cause of the failures, then Gulfstream will take responsibility for any corrective action.

ARTICLE 10.0    WARRANTY

10.1	General

10.1.1	Subject to the limitations and conditions hereinafter set forth, Seller warrants that the Product(s) supplied hereunder shall:

a.	at the Date of Delivery:

i.	conform to the specifications and the Approved Design;

ii.	to the extent Seller has Design authority, integrate fully with the Aircraft;

iii.	be fit for the purposes intended;

iv.	be free from defects in material or workmanship;

v.
be free from defects arising from the selection of material or process of manufacture other than as specified by Spirit or contained in Spirit provided design under the Product(s) Description; or Spirit approved design; and

vi.
to the extent that Seller has design authority, be free from defects inherent in the design thereof, in view of the state of the art at the time of design thereof, except for those portions which have been retained from the prior Aircraft design or which are directly provided by Spirit but, only to the extent such criteria is defective or incorrect. To the extent Spirit has provided the design, Seller shall have no design warranty obligations under Section 10.1.1.a.

10.1.2
at the Date of Delivery, and throughout the duration of the warranty, be free from defects arising from the failure to conform to the Type Design specifications and drawings provided in this Agreement, as certified by the FAA or other airworthiness authorities, developed by Seller pursuant to the Product(s) Description or the Engineering Statement of Work.

10.1.3
Notwithstanding any provisions contained in this Article or elsewhere in this Agreement, in the event of proven repetitive defects, malfunctions or premature deterioration, Seller shall take the appropriate measures to eliminate such defects as quickly as possible, but no later than thirty (30) calendar days after notification by Spirit. Any such defective Product(s) that is not promptly corrected by Seller may be corrected by Spirit at Seller’s expense, which shall be mutually agreed to and such correction will not alter or affect Seller’s warranty as stated in this Article.

10.2	Duration

10.2.1
The extent of Seller liability under this Section as to non-compliance or defects in the Product(s) is limited to the repair of all such defects in the Product(s) which are discovered within a period of;

a.
One hundred and twenty months (120) months from the date of shipment, or one hundred and twenty (120) months from the date of delivery of the Aircraft to the operator and while Seller retains the tooling and data necessary to effect such repairs. Warranty duration calculations are based upon the exclusion of any repair time spent at Sellers facilities, and/or.

b.	Twenty (20) years for primary and secondary structure commencing after delivery and acceptance of an outfitted aircraft by Gulfstream’s customer.

i.
For the purposes of this Agreement, “Primary and Secondary Structure” shall mean the aluminum, steel and/or graphite or fiberglass composite materials, including the fasteners attached thereto, which form the fuselage, wings, vertical and horizontal stabilizers, flight control surfaces, fairings, doors, engine mounts and nacelles, including attachment and support structures found within these areas.

10.2.2
Seller will support demonstrator aircraft by refreshing all warranties upon sale of demonstrator to customer to original new warranty duration, or extending warranty to cover period of time aircraft is leased from customer.

10.2.3
The above warranties shall not apply to defects attributable to normal wear and tear, acts of omissions of Spirit or its customers and Spirit’s or Spirit’s distributor’s or the Aircraft operator’s failure to preserve., store, install, operate or maintain the item of Product(s) in accordance with the Seller’s written instructions furnished to Spirit (provided such instructions are consistent with the provisions of this Agreement.

10.2.4	The warranty period for any Item of Product(s) repaired or replaced shall begin on the date of delivery of the corrected Seller Product(s) and will be for the period specified below;

a.
For corrected Seller Products, which have been corrected because of a defect in material, the applicable warranty period is the remainder of the initial warranty period for such corrected Seller Product For corrected Seller Products, which have been corrected because of a defect in workmanship, the applicable warranty period is the remainder of the initial warranty period or twelve (12) months following the date of delivery of the corrected Seller Product or kits, whichever is longer.

b.
For corrected Seller Product(s), which have been corrected because of a defect in design, the applicable warranty period is eighteen (18) months or the remained of the initial warranty period, whichever is longer. if any item of Product(s) is returned three (3) times by Spirit to Seller, under the terms of this Warranty. then Seller shall replace the defective item of Product(s) with a new or like new item of Product(s).

10.3	Remedies

10.3.1
Seller’s obligation for a breach of a warranty provided under this Section during the periods described in Section 10.2 shall be to promptly repair, replace or correct (to include all costs associated with removal and reinstallation) at Seller’s sole election and cost, the defective part or condition with reasonable care and dispatch. Seller will reimburse Spirit for the cost of labor for all tasks associated with the removal of defective Product(s), to include gaining access and closure and troubleshooting, installation of the replacement unit and required operational checks that are needed to return the Aircraft to service, provided the work is performed by Spirit, an Authorized Warranty Repair Facility or by a facility as directed by Spirit. Reimbursement will be at Spirit’s then standard labor rate and will be based on standard hours applicable to the removal and replacement of each Product(s).

10.3.2	Seller agrees to absorb all associated costs incurred against no fault found (NFF)/no cause for rejection (NCFR) including shipping expenses for equipment removed from Spirit’s Production line.

10.3.3	Seller agrees to absorb all associated costs incurred in providing temporary lift to customers. in those cases where Seller fails to meet terms of AOG support.

10.4	Removal and Reinstallation of Seller’s Product(s)

10.4.1
Spirit reserves the right to debit Seller’s account without prior notice for all direct and related tasks at any Spirit facility or any Spirit authorized facility to effect the removal and reinstallation of Sellers Product(s) or Parts of Assemblies (POA) inclusive of consumables and maintenance replacement units.

10.4.2	Spirit will forward a periodic listing of items to be debited to Seller and will include the following data:

a.	The date Product(s) was identified and removed;

b.	Part number description and serial number;

c.	Reason for removal;

d.	Aircraft serial number;

e.	Then actual labor hours if known or standard published labor hours and any related labor hours Incurred;

f.	Labor rate at then published rates; and

g.	Debit amount

10.4.3
Seller will have thirty (30) calendar days from the date of notification to take exception to any item(s) submitted. If upon review, Spirit concurs with said exception, Spirit will adjust debit amount accordingly. Any claims not contested by Seller within the thirty (30) day period will be debited to Seller’s account.

10.5	Disclaimer

10.5.1
THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND NO OTHER WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES ARISING FROM THE COURSE OF DEALING OR USAGE OF TRADE, SHALL APPLY. THE REMEDIES SET FORTH IN THIS AGREEMENT ARE THE SOLE AND EXCLUSIVE REMEDIES OF SPIRIT FOR ANY CLAIMS, EXPENSES OR DAMAGE ARISING OUT OF OR RELATED TO PRODUCT(S) DELIVERED UNDER THIS AGREEMENT.

10.6	Exclusion of Consequential Damages

10.6.1
IN NO EVENT SHALL EITHER PARTY BE LIABLE IN TORT OR IN CONTRACT FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES. THIS SECTION SHALL NOT BE INTERPRETED TO AFFECT IN ANY WAY SELLER’S OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS FOR PROPERTY DAMAGE, PERSONAL INJURY OR WRONGFUL DEATH.

10.7	Successor and Assigns

10.7.1
The warranties under this Article shall run to Spirit, its successors and assigns, as well as to Spirit’s distributors and customers and to any other end user(s) of the item of Product(s) or the Aircraft in which the same is Installed.

10.8	Warranty Competitiveness

10.8.1
Seller’s warranty shall remain competitive throughout the Aircraft program. Upon mutual agreement, Seller will adjust its warranty to meet the Aircraft competition’s warranty improvements or market demands, at no additional cost to Spirit, its customer or the operator of the Aircraft.

10.9	Additional Guarantees

10.9.1	Without limiting the foregoing, in the event any warranties or guarantees fall below the specified guarantee, Seller shall, at no additional cost to Spirit, implement the following actions:

a.	institute a reliability improvement program for the improvement to the appropriate guaranteed levels;

b.	provide Spirit with adequate additional inventory so as to preclude guaranteed levels;

c.
continue with Seller’s obligations under this Agreement until Improvements to the guaranteed levels and all Products containing the reliability deficiencies, which caused the guarantee to fall short have been purged from production and Spare Item of a Product inventories and in-serve Aircraft or modified by wither attrition or campaign to improve. Without limitation to any of Spirit’s rights and remedies, in the event that guarantees are not met, Seller shall reimburse Spirit for any reasonable cost incurred, including those imposed by Spirit’s customer and/or the operator of an Aircraft.

ARTICLE 11.0    CHANGES

11.1	Changes

11.1.1
Spirit shall have the right at any time to make changes in drawings, designs, specifications, materials, packaging, time and place of delivery, method of transportation or other terms of this Agreement. Subsequent to receiving Production Type Certification of the Aircraft, notice of changes hereunder shall be delivered to Seller in writing and Seller shall be bound by such changes upon receipt of such writing and Seller shall immediately implement said changes. If such changes cause an increase or decrease in the cost of performance of this Agreement or in time required for performance, an equitable adjustment shall be made, as applicable, to the price and/or the delivery schedule of the affected performance and this Agreement shall be amended In writing accordingly. Any claim by the Seller for an equitable adjustment under this clause must be asserted within thirty (30) days from the date of written Order effecting the changes or Spirit shall not be obligated to consider Seller’s claim for an equitable adjustment and Seller shall be conclusively deemed to have waived all claims against Spirit. Seller’s claim shall include cost breakdowns and supporting documentation to validate the proposed cost/price impact. In no event shall Spirit be liable for any claim for an increase in price after payment for the supplies. If property is made obsolete as a result of a change, Spirit shall have the right to prescribe the manner of disposition of such property. Changes directed by Spirit, which are issued in order to improve fit and/or ease of use by Spirit Production operations will be accepted by Seller without additional costs charged to Spirit and promptly acted upon as mutually agreed. Changes that do not materially affect work in the aggregate, materials and/or testing that would reasonably be expected will not be eligible for price adjustments.

11.2	Class 1 & 2 Design Changes — Seller Requested Changes

11.2.1
Class 1 changes are those that affect fit, form, function, interchangeability, safety, strength, performance, flight characteristics, weight, balance, Product(s) qualifications, service life or installation of the next assembly. These changes are required to be submitted to and approved by Spirit Engineering pi& to incorporation.

11.2.2
Class 2 changes (those that do not affect fit, form, function, Interchangeability, safety, strength, performance, flight characteristics, weight, balance, Product(s) qualification, service life or installation of the next assembly) must also be submitted for Spirit Engineering’s review and concurrence with respect to classification prior to incorporation. Spirit will respond with said concurrence or any exceptions taken within two (2) weeks after receipt of Seller notification.

11.2.3	All Class 1 and Class 2 Design changes shall be submitted in writing via a ‘Seller Engineering Memo” (SEM) to Spirit Engineering with copies to Spirit Procurement and Procurement Quality Assurance.

ARTICLE 12.0    DERIVATIVES

12.1	Derivative Aircraft

12.1.1
At any time during the term of this Agreement, Gulfstream may elect to build a derivative of the Aircraft on which the Product(s) purchased under this Agreement are used. A Derivative Aircraft is defined as an already type certified aircraft that will undergo sufficient modification as to require re-certification and issuance of a new type certificate,

12.2	Alternate Sources

12.2.1
If the Product(s) purchased under this Agreement will not meet the market and commercial requirements or technology that is equal to or better than the applicable technical specifications (which include but are not limited to, reliability and environmental specifications) of the Derivative Aircraft, Spirit may elect to develop alternate sources for like Product(s) to be used on the Derivative Aircraft in lieu of the Product(s) purchased under this Agreement. if an alternate source supplied Product(s) is selected for use on the Derivative Aircraft, Spirit may terminate this Agreement in accordance with the terms delineated herein In the Termination for Default clause.

ARTICLE 13.0    INTELLECTUAL PROPERTY RIGHTS, TOOLING AND DATA OWNERSHIP

13.1	Ownership of Design Drawings/Data

13.1.1	Title and rights to all design and design data (drawings) created by Seller under this Agreement are owned by Spirit or Spirit’s customer upon full payment for Product(s).

13.1.2
If the Product(s) have been either originated or designed by Seller in accordance with specifications or other data furnished by Gulfstream, all rights to Product(s) or other data and the reproduction, use or sale thereof are owned solely by Gulfstream at all times.

13.1.3	The design shall not be used by Seller in any program that competes with a Gulfstream program.

13.2	Ownership of Tooling, Design and Data

13.2.1
All tooling, the cost of which is included in the price of this Agreement and Is amortized over 150 shipsets, whether designed by Seller, by Gulfstream or by a third party, shall become, upon acquisition or manufacture, the property of Gulfstream. Seller shall deliver such tooling to Gulfstream or Gulfstream’s designees after performance is completed hereunder or upon termination, unless such tooling is needed to fill further orders from Gulfstream and retention by Seller of such tooling has been consented to in writing by Gulfstream.

13.2.2
The term “tooling” shall include, but not be limited to, all tools, dies, Jigs, fixtures, molds, patterns, special taps, special gauges, special test equipment, other special equipment and manufacturing aids, and replacement thereof, acquired or manufactured by Seller for the performance of this Agreement, which are of such a specialized nature that without substantial modification or alteration, their use is limited to the Production of Product(s) or parts hereof, or the performance of such services as are to be supplied to Gulfstream hereunder. Seller agrees to comply with the provisions of the Gulfstream Tooling Manual for Subcontractors.

13.3	Disposition of Tools

13.3.1
Seller is wholly responsible for all Gulfstream tooling located in its facility/facilities. When tooling is deemed no longer necessary, Seller will receive, in writing, from Spirit guidance on disposition for said tools.

13.3.2
Upon completion of payments, all tooling shall be properly marked to indicate Its ownership by Gulfstream in accordance with the mutually agreed to tooling philosophy by Spirit, Gulfstream and Seller. Spirit may file, with the cooperation of Seller, a UCC Financing statement confirming Gulfstream’s ownership interest.

ARTICLE 14.0    INDEMNIFICATION

14.1	Patent Indemnity

14.1.1
Unless the Product(s) are made to the detailed design of Spirit, Seller shall and agrees to indemnify and hold harmless Spirit and its customers, as well as the end users of the items of Product(s) and the Aircraft in which the same is installed, against all claims, demands, suits, losses and liabilities, including costs and fees, resulting from actual or alleged infringement or any patent, trademark, copyright or trade secret, by reason of the use, sale or disposal by Spirit and/or its customers and/or the end users of any item of Product(s) to be furnished under this Agreement. In the event of any such claims, demands or suits, Seller shall, at Seller’s expense, defend (at Spirit’s option) such claims, demands or suits and Spirit shall provide to Seller such reasonable assistance as shall be required by Seller to defend the same. Should Spirit or its customers and/or the end users be prevented, as a result of such claims, demands or suits regarding infringement, from utilizing the item of Product(s) in question, then Seller shall, at Seller’s sole option and expense, either substitute a non-infringing equivalent item of Product(s) or modify the item of Product(s) so that same no longer infringes but remains equivalent or obtain for Spirit or its customers or the end users the right to continue the use of item of Product(s).

14.1.2
Spirit shall and agrees to pay Seller all direct cost and expenses in its defense and to pay Seller the amount of any judgment against Seller in any suit proceeding against Seller, based upon a claim of infringement resulting solely from a Product(s) made to the detailed design of Spirit or from Spirit connecting any equipment purchased herein with any article or device not manufactured or supplied by Seller, or from the sale or use of any such combination by Spirit.

14.2	Indemnity by Seller Entering Spirit Premises

14.2.1
Seller assumes the risk of all damage, loss, costs and expense, and agrees to indemnify and hold harmless Spirit, its officers, agents and employees from and against any and all liability, damage, loss, cost and expense, including attorney’s fees, which may accrue to or be sustained by Spirit, its officers, agents or employees on account of any claim, suit or action made or brought against Spirit, its officers, agents or employees, (including claims, suits or actions brought against Spirit because of Spirit’s own negligence) for the death of or injury to employees, agents or subcontractors of Seller or destruction of property of Seller, sustained in connection with Seller’s performance of any activity under this Agreement performed at a Spirit facility, arising from any cause whatsoever (including, without limitation, falls from scaffolding, ladders, catwalks, beams or other high places; mishaps involving cranes, booms, elevators, trucks or other equipment; injuries resulting from electrical shock; and failure of or defect In any equipment, instrument or device supplied by Spirit or its employees to Seller, its employees, agents or representatives at the request of Seller, its employees, agents or representatives), except for the willful misconduct of Spirit or its employees.

14.3	Insurance

14.3.1	Seller agrees to be responsible for and to maintain the following:

a.
Product liability insurance with no Individual person or seat insurance limit in the amount of ten (10) times Seller’s annual sales to Spirit in the last calendar year rounded to the nearest million dollars or one million dollars ($1,000,000), whichever is greater.

b.	Insurance in the amount of the fair market value of any material and/or tools furnished by Spirit to Seller.

14.3.2
All such insurance shall be placed with reputable companies and Seller shall furnish Certificates of Insurance to Spirit. All such Insurance shall include a clause providing that insurance shall not be canceled or modified on less than thirty (30) days’ prior written notice to Spirit.

ARTICLE 15.0    TERMINATION

15.1	For Default

15.1.1	Spirit may terminate this Agreement or any part thereof, by giving written notice of default to Seller under any of the following circumstances:

a.	If Seller refuses or fails to make deliveries of the Product(s) or perform the services required under this Agreement or by an Order Issued pursuant to this Agreement within the time specified.

b.
If Seller fails to comply with any of the other material provisions of this Agreement, or so fails to make progress as to endanger performance of this Agreement in accordance with its terms, and does not cure any such failure within a period of ten (10) days (or such longer period as Spirit may authorize in writing) after receipt of notice from Spirit specifying such failure.

c.	if Seller becomes insolvent or is subject to proceedings under any law relating to bankruptcy, insolvency or the relief of debtors.

15.1.2
In the event of such termination, Spirit may purchase or manufacture similar Product(s) and/or require Seller to transfer title and deliver to Spirit any or all property produced or procured by Seller under this Agreement and/or Order, to include all applicable tooling, data or designs, and Seller shall be liable to Spirit for any excess cost to Spirit; provided, however, Seller shall not be liable to Spirit for such excess cost when the default of Seller Is due to causes beyond the control and without the fault or negligence of Seller; provided further, and Setter has exercised due diligence to remove delay, Seller shall not be excused from liability unless Seller has notified Spirit in writing of the existence of such cause within ten (10) days from the beginning thereof.

15.1.3
Spirit’s liability in the event of a default termination shall be limited to the agreed price of items delivered and accepted, subject to downward equitable adjustment if such Product(s) are nonconforming, and to the reasonable value of any property, inclusive of tooling, design data, survival of warranties and obligations thereunder that Spirit may require to be delivered pursuant to 15.1.2 above. Any and all claims by Seller arising out of termination for default shall be accompanied by cost breakdowns and supporting documentation; further provided, at Spirit’s discretion, this information shall be subject to audit by Spirit

15.2	For Convenience

15.2.1
Spirit may terminate this Agreement, or any part thereof, by giving written notice thereof to Seller. In the event of such termination, Spirit shall pay to Seller costs incurred by Seller, to be mutually agreed upon, for supplies that have been ordered by Spirit, determined in accordance with sound accounting practices plus a reasonable allowance for profit earned thereon; provided that Seller shall not be entitled to any recovery of non-recurring engineering costs or profits with respect to work and/or services not performed prior to effective date of such termination, or for work performed on Product(s) outside of the lead time for that Product(s), nor shall the total termination sum payable to the Seller exceed the total agreed to price for Product(s) and/or supplies that are on Order by Spirit as reduced by the amount of payments otherwise made, and as further reduced by the agreed to price of work not terminated; further provided, however, that if it appears that Seller would have sustained a loss of the entire Agreement had It been completed, no profit shall be payable hereunder and an appropriate adjustment shall be made reducing the amount otherwise payable hereunder to reflect the indicated rate of loss. Any and all claims by Seller arising out of termination for convenience shall be accompanied by cost breakdowns and supporting documentation; further provided, at Spirit’s discretion, this information shall be subject to audit by Spirit. Termination costs shall be calculated by utilizing the procedures set out in the Federal Acquisition Regulations Subparts 49.1 et seq. and 49.2 at seq.

15.3	Partial Termination

15.3.1
Spirit will have the right to exercise a partial termination, whether for default or convenience. A partial termination will allow removal of Product(s) by model type or by part number, allow Spirit to exercise all remedies included in this Agreement and allow Spirit to make Orders for remaining Product(s) without any price increases whatsoever.

15.4	Notice of Delays

15.4.1
Seller shall immediately notify Spirit of any circumstance that may cause a delay in the performance and/or delivery hereunder, stating the estimated period and reasons for delay and, as reasonable, shall use additional effort, including premium effort, to avoid or minimize delay to the maximum extent possible, all at no change in the contract price and without prejudice to any of Spirit’s rights or remedies under this Agreement.

15.4.2
Seller shall, when delinquent to the committed Program Schedule, and at the written request of Spirit, provide at Spirit’s facility a review for Spirit’s management explaining the cause of the delinquency, corrective action taken or planned, recovery commitments and such other assurances, information and matters pertinent to the delinquent condition. Nothing herein shall be construed as a waiver of any of Spirit’s rights to proceed against the Seller because of such delinquency.

15.5	Force Majeure

15.5.1
Neither Party hereto shall be responsible for, nor deemed to be in default, on account of delays in performance of the Agreement due to causes beyond its control and not occasioned by its fault or negligence. Such causes Include, but are not limited to: Acts of God, action by the Government(s) in either its sovereign or contractual capacity, delays in transportation, labor disputes or strikes; provided, however, that the existence of such causes shall not excuse the delaying Party from the resulting delay unless such Party shall have given the other Party written notice on any excusable delays referred to above, within five (5) days (or such additional time as may be approved by the other Party) after the delaying Party has actual knowledge that such occurrences will result in a delay in delivery and the delaying Party.

15.5.2
In the event the delivery of any Product(s) from Seller is delayed for any cause deemed excusable hereunder, so that the extent of such delay in delivery of any Product(s) will exceed thirty M calendar 60frdM the Cote of scheduled delivery, the Agreement, for Inc undelivered delayed Product(s), may be terminated by Spirit upon written notice to Seller. Any termination under this Subsection shall be treated as a “Termination for Convenience” as described elsewhere in these terms and conditions.

15.5.3
In the event of a significant Force Majeure event, terrorist act or other act or declaration of war that materially impacts Spirit’s Aircraft backlog or sales activities, Spirit may in addition to the other rights set forth in this Agreement reschedule or cancel deliveries effected by such an event, as required (in Spirit’s sole determination). In the event Spirit determines a requirement to either reschedule or cancel deliveries, Spirit will notify the Seller In writing of the deliveries impacted by Spirit’s determination. The Agreement will be modified accordingly and all other deliveries, rights and obligations under the Agreement will remain unchanged and there shall be no penalty, additional costs or liability assessed to Spirit as a result of its cancellation or rescheduling of deliveries under this Section.

15.6	Stop Work Orders

15.6.1
Spirit may, at any time by written notice to Seller, require Seller to stop all, or any part, of the work called for by this Agreement or by an Order issued under this Agreement for a period of one hundred and eighty (180) days after the notice is delivered to Seller, and for any further period to which the Parties may agree. The Order shall be specifically identified as a Stop-Work Order issued under this Section. Upon receipt of such Stop- Work Order, Seller shall immediately comply with its terms and take all reasonable steps to minimize the incurrence of costs allocable to the work stoppage. Within a period of one hundred and eighty (180) days after a Stop-Work Order is delivered to the Seller, or within any extension of that period, which the Parties shall have agreed, Spirit shall either:

a.	cancel the Stop-Work Order; or

b.	terminate the work covered by the Order in accordance with the applicable Termination for Convenience Clause of this Agreement.

15.6.2
If a Stop-Work Order issued under this Section Is cancelled or the period of the Order or any extension thereof expires, Seller shall resume work. Spirit shall make an equitable adjustment in the delivery schedule or contract price, or both, and this Agreement shall be modified, in writing accordingly, if:

a.	the Stop-Work Order results in an increase in the time required for, or in Seller’s cost properly allocable to, the performance of any part of this Agreement or an Order so affected; and

b.	Seller asserts a claim for the adjustment within thirty (30) days after the end of the period of work stoppage.

ARTICLE 16.0    MISCELLANEOUS

16.1	Disputes

16.1.1
Any controversy or claim between the Parties arising out of or relating to this Agreement, including disputes with respect to whether subject matter Is In the scope of the Agreement, or breach thereof, shall be governed by the laws of the State of Kansas, Pending settlement by agreement or a final judgment, Seller shall proceed diligently with the performance hereof according to Spirit’s decision and instructions.

16.2	Substance Abuse Policy

16.2.1	Gulfstream Aerospace Corporation’s Substance Abuse Policy (GA 30591 is enclosed and incorporated by reference and will apply while Seller and/or any of its subcontractors are on Gulfstream’s premises.

16.3	Technical Standard Order

16.3.1	The Product(s) will be covered by TSO, if applicable.

16.4	Marketing/Advertising Assistance/Press Releases

16.4.1	Seller shall not Issue any press release, press conference or similar announcements to the industry or the media (to include securities analysts) without the prior written consent of Spirit.

16.4.2	Seller agrees, at its own cost and expense, and upon the direction of Spirit to provide reasonable and customary assistance in support of the following:

a.	Customer/Options/Retrofits;

b.	Air Shows/Trade Shows;

c.	Gulfstream Customer Workshops; and

d.	Other Spirit or Gulfstream sponsored activities

16.5	Assignment

Seller will not assign all or any part of its interest in this Agreement to any person, firm, corporation, or subcontractors without the express prior consent of Spirit.

16.6	Entire Agreement; Amendments

This Agreement and the Terms and Conditions stated herein or on the face of an Order or any attachments hereto and incorporated herein, constitute the entire understanding between the Parties with respect to the subject matter hereof and are binding on Spirit and Seller, their respective heirs, devisees, administrators, executors, trustees, receivers, successors and permitted assigns and supersedes all previous understandings, agreements, communications and representations, whether written or oral, concerning the subject matter of the Agreement. No change to this Agreement, the Terms and Conditions or any attachments hereto and incorporated herein, shall be valid and binding on either Party unless reduced to writing and signed by authorized representatives of both Parties.

16.7	Agreement Acceptance

Agreement by Seller to furnish materials or services hereby ordered or partial performance hereunder or shipment of any Product(s) ordered hereby constitutes acceptance of the terms and conditions of this Agreement. The terms and conditions set forth shall be the only applicable terms and conditions for this Agreement, unless changes or substitutions are agreed to, in writing, by an authorized agent or representative for Spirit and Seller.

16.8	Most Favored Customer

Seller shall warrant that prices, terms and warranties under this Agreement are at least as favorable as those being offered to any other purchaser of similar Product(s) under the same or similar circumstances.

16.9	Gratuities

16.9.1
If it is found that gratuities (in the form of entertainment, gifts or otherwise) are offered by Seller, or any agent or representative of Seller, to any employee of Spirit with a view toward securing favorable treatment with respect to the awarding or performing of any Order, Spirit may, by written notice to Seller, terminate all Orders as upon a default In accordance with Article 15.0, Subsection 15.1 of this Agreement in addition to any other rights or remedies by law.

16.9.2
Seller, its employees, representatives and agents shall comply with all of Spirit’s rules, regulations, policies and procedures while on Spirit’s premises or in the company of Spirit’s employees, If Seller, its employees, representatives or agents violate Spirit’s rules, regulations, policies or procedures, Spirit may, by written notice to Seller, terminate all Orders as a Default in accordance with Article 15.0, Subsection 15.1 of this Agreement in addition to any other rights or remedies provided by law.

16.10	Records Review

16.10.1
At Spirit’s request, Seller shall provide to Spirit sufficient operations, marketing and financial data to evaluate any risk that could impact Seller’s ability to perform to terms and conditions of this Agreement. Disclosures should include complete actual and forecasted financial statements (audited if available). Upon agreement by Spirit, Seller may provide a financial review presentation or certified letter from its Chief Financial Officer to describe Seller’s financial health.

16.10.2	Spirit has the right to perform on-site inspections of Seller’s facilities.

16.10.3
Seller will disclose to Spirit any event(s) that could adversely impact Seller’s financial health. Such disclosure will be made to Spirit within two (2) business days of the occurrence. These events may include, but are not limited to: defaults, amendments, or waivers on the financial covenants with banks and/or lenders, files bankruptcy, becomes insolvent, begins restructuring, etc.

16.10.4	Remedies for non-compliance with records review

Spirit reserves the right to immediately make contingency plans during resolution of said event(s) including dual sourcing to maintain Product(s) flow.

16.11	Federal Acquisition Regulations

16.11.1	The following Federal Acquisition Regulation Clauses contained In the Federal Acquisition Regulation (FAR) Part 52 are incorporated herein by reference:

a.	52.211-15 Defense Priority and Allocation Requirements;

b.	52.219-8 Utilization of Small Business and Small Disadvantaged Business Concerns;

c.	52.222-26 Equal Opportunity;

d.	52.222-35 Affirmative Action for Special and Disabled Vietnam Era Veterans; and

e.	52.222-36 Affirmative Action for Handicapped Workers.

16.11.2	The Seller shall comply with the Certification and Disclosure Regarding Payments to Influence Certain Federal Transactions—$100,000 or Greater (FAR 52.203-11) If applicable:

a.
Seller certifies that if it is awarded a contract of $100,000 or more, to the best of its knowledge and belief, Federal appropriated funds have not been paid or will be paid to influence certain Government officials to award a Federal contract or to modify a Federal contract.

b.
Seller agrees that if awarded a contract of $100,000 or more, and Seller has provided payments to influence Federal transactions, OMB Standard Form LLL, Disclosure of Lobbying Activities will be submitted to Gulfstream.

16.12	Notices

All notices required or permitted to be given hereunder shall be deemed to be properly given if delivered In writing personally, by facsimile or e-mail, or sent by United States certified or registered mail, or sent by private overnight delivery service and by United States first class mail, addressed to Seller, Spirit or Gulfstream, as the case may be, at the addresses set forth below, with postage thereon fully prepaid. Notice shall be effective upon receipt.

Spirit AeroSystems, Inc.	Daca machine & Tool Co. Inc.
3330 North Mingo Road	13869 South Highway 94
Tulsa, OK 741115	Dutzow, MO 63342
Attention: Danetta Steinmeyer	Attention:
Fax No. (918) 832-32163362	Fax No.

ARTICLE 17.0    ORDER OF PRECEDENCE 17.1 DOCUMENT PRECEDENCE

17.1.1	In the event of conflict in terms, conditions or other Gulfstream documents, the following order of precedence will apply:

a.	Master Order Agreement

b.	Purchase Order

c.	Referenced Spirit Flysheets

d.	Statement of Work

e.	Design Specification

f.	GV-GER-608, Rev. B, dated 6/28/05 and as amended from time to time

g.	GA 270, dated 8/06 Additional Conditions and as amended from time to time

ARTICLE 18.0    ATTACHMENTS

18.1	The following documents shall be attached hereto and made a part hereof.

18.1.1	Non-Disclosure Agreement

18.1.2	Milestone Schedule

18.1.3	Description of System

18.1.4	Weight Penalty Chart

18.1.5	Escalation Formula

18.1.6	Gulfstream Aerospace Corporation’s Substance Abuse Policy (GA 3059)

18.1.7	Gulfstream Tooling Manual for Subcontractors

18.2
All other documents referred to within this Agreement or referenced In the Attachments set out in Section 18.1 above and not otherwise attached hereto shall be deemed to be incorporated herein, by reference, and as may be amended from time to lime, as if fully set out herein.

ARTICLE 19.0    CONFIRMING AUTHORITY

IN WITNESS WHEREOF, the Parties have signed this Agreement, by their duly authorized representatives.

Spirit AeroSystems Inc.	Seller

BY:	BY:
NAME:	NAME:
TITLE:	TITLE: